Exhibit 10.1

EXECUTION VERSION

RESTRUCTURING SUPPORT AGREEMENT

This RESTRUCTURING SUPPORT AGREEMENT (as amended, supplemented, or otherwise modified from time to time, this “Agreement”) dated as of June 12, 2017, is entered into by and among:

(a)

Chinos Holdings, Inc. (“Holdings”), Chinos Intermediate Holdings A, Inc. (“Chinos A”), Chinos Intermediate Holdings B, Inc. (“Chinos B”), J. Crew Group, Inc. (“Group, Inc.”), J. Crew Operating Corp. (“OpCo”), J. Crew Inc., J. Crew International, Inc., J. Crew Brand Holdings, LLC, J. Crew Brand Intermediate, LLC, J. Crew Brand, LLC (“Brand LLC”), J. Crew Brand Corp. (“Brand Corp.”), J. Crew Domestic Brand, LLC (“IPCo”), and J. Crew International Brand, LLC (collectively, the “Company”), each, a Delaware corporation or limited liability company, as applicable;

(b)

the undersigned beneficial holders, or investment advisors or managers for the account of beneficial holders of, the 7.75%/8.50% Senior PIK Toggle Notes due 2019 (the “PIK Notes”) issued by Chinos A under that certain Indenture dated as of November 4, 2013 (the “PIK Indenture” and, such undersigned beneficial holders, the “Initial Consenting PIK Noteholders”);

(c)

the undersigned lenders under that certain Amended and Restated Credit Agreement, dated as of March 5, 2014 (the “Term Loan Agreement”), among Group, Inc., Chinos B, the lenders party thereto (the “Term Lenders”), and Wilmington Savings Fund Society, FSB as successor administrative agent (such undersigned Term Lenders, the “Initial Consenting Term Lenders” and, together with the Initial Consenting PIK Noteholders, the “Initial Consenting Creditors”); and

(d)

TPG Chinos, L.P. and TPG Chinos Co-Invest, L.P. (together, “TPG”); and Green Equity Investors V, L.P., Green Equity Investors Side V, L.P., LGP Chino Coinvest LLC (collectively, “LGP” and, together with TPG, the “Sponsors”).

The Company, each Consenting Creditor, and each Sponsor are collectively referred herein as the “Parties” and individually as a “Party”.

WHEREAS, as of the date hereof, the Consenting Creditors hold, in the aggregate, approximately 67% of the amount of PIK Notes outstanding under the PIK Indenture.

WHEREAS, as of the date hereof, the Consenting Creditors hold, in the aggregate, approximately 28% of the aggregate loans outstanding under the Term Loan Agreement (the “Term Loans”).

WHEREAS, as of the date hereof, the Sponsors hold, in the aggregate, approximately 89.7% of the outstanding shares of Class A common stock of Holdings (the “Class A Stock”) and approximately 91.05% of the outstanding shares of Class L common stock of Holdings (the “Class L Stock”).

1

WHEREAS, the Parties have agreed to consummate a restructuring transaction (the “Restructuring”) involving: (a) an exchange (the “Exchange Offer”) of the PIK Notes for (i) new notes issued by Brand LLC and Brand Corp. (together, the “Issuers”) on terms set forth in an indenture substantially in the form attached hereto as Exhibit A (including the Supplemental Guarantee Agreement attached as Exhibit D thereto, the “New A Notes Indenture” and the notes issued thereunder, the “New A Notes”), (ii) shares of non-convertible perpetual series A preferred stock (the “New Series A Preferred Stock”) issued by Holdings on terms set forth in a certificate of designations substantially in the form attached hereto as Exhibit B (the “New Series A Preferred Certificate of Designation”), and (iii) newly issued Class A Stock, together with a related consent solicitation, in each case on and subject to the terms set forth in an offering memorandum substantially in the form attached hereto as Exhibit C (the “Offering Memorandum”), (b) an amendment of the Term Loan Agreement substantially in the form attached hereto as Exhibit D (the “Term Loan Amendment”), and, subject to the effectiveness of the Term Loan Amendment (x) a transfer to IPCo of J. Crew International, Inc.’s remaining 27.96% undivided ownership interest in and to the Licensed Marks (as defined below), including the associated goodwill (and as a result of which IPCo will own an undivided 100% ownership interest in and to the Licensed Marks), and (y) the purchase by certain investors (the “Note Purchasers”) of $97 million principal amount of new notes issued by the Issuers on terms set forth in an indenture in substantially similar form and substance to the New A Notes Indenture, except for any differences in the collateral therefor, and satisfactory to the Company and the Initial Consenting Creditors (including the Supplemental Guarantee Agreement attached as Exhibit D thereto, the “New B Notes Indenture” and, together with the New A Notes Indenture, the “New Notes Indentures” and the notes issued under the New B Notes Indenture, the “New B Notes” and, together with the New A Notes, the “New Notes”), on the terms set forth in the note purchase agreement of even date between Brand LLC, Brand Corp., the guarantors party thereto, and the Note Purchasers (the “Note Purchase Agreement”) and (c) the other transactions contemplated in the recitals to this Agreement.

WHEREAS, on the Closing Date, Brand LLC will purchase the PIK Notes tendered by any holders thereof in the Exchange Offer (such holders, the “Participating PIK Noteholders”) and each Participating PIK Noteholder that validly tenders its PIK Notes in the Exchange Offer (and does not withdraw such tender) will receive its pro rata share of (assuming 100% participation): (i) New A Notes in the aggregate amount of $250 million (or $444.308013 principal amount of New Notes per $1,000 principal amount of PIK Notes tendered in the Exchange Offer (which includes an “early tender payment” of $40 principal amount of New A Notes per $1,000 principal amount of PIK Notes tendered) and rounded up or down to the nearest whole number, with 0.5 rounded up) on the terms and conditions of the New A Notes Indenture, (ii) New Series A Preferred Stock with a liquidation preference of $190 million (or $335.394 initial liquidation preference of New Series A Preferred Stock per $1,000 principal amount of PIK Notes tendered) on the terms and conditions of the New Series A Preferred Certificate of Designation, and (iii) approximately 15% of the Class A Stock on a fully diluted basis (or 30.695204 shares of Class A Stock per $1,000 principal amount of PIK Notes tendered) (subject to dilution by the Employee Incentive Plan) on the terms and conditions of the Amended Certificates (as defined below).

WHEREAS, on the Closing Date, the Company will file the amended organizational documents (the “Amended Certificates”), including the Third Amended and Restated

Certificate of Incorporation of Holdings in the form attached hereto as Exhibit E-1 (the “Third A&R Holdings Certificate”) and the Fourth Amended and Restated Certificate of Incorporation of Holdings in the form attached hereto as Exhibit E-2 (the “Fourth A&R Holdings Certificate”).

WHEREAS, on the Closing Date, Chinos A will form a new Delaware corporation (“Newco”) and contribute all the outstanding capital stock of Chinos B that it holds to NewCo in exchange for $300 million in aggregate initial liquidation preference of non-convertible perpetual series A preferred stock (the “Intercompany Preferred Stock”) issued by Newco on terms substantially similar to the terms of the New Series A Preferred Stock, as set forth in a certificate of designations substantially in the form attached hereto as Exhibit F (the “Intercompany Preferred Certificate of Designation”) and all the outstanding common shares of Newco.  Chinos A will then distribute all the outstanding Intercompany Preferred Stock to Holdings in consideration for Holdings’ issuance of the New Series A Preferred Stock in the Exchange Offer.

WHEREAS, on the Closing Date, Holdings will issue and distribute, in accordance with the Amended Certificates, (a) 100% of $110 million liquidation preference of non-convertible perpetual series B preferred stock (the “New Series B Preferred Stock”) on terms set forth in a certificate of designations substantially in the form attached hereto as Exhibit G (the “New Series B Preferred Certificate of Designation” and, together with the New Series A Preferred Certificate of Designation and the Intercompany Preferred Certificate of Designation, the “Certificates of Designation”)) and (b) additional Class A Stock so that holders of Class A Stock and Class L Stock prior to the Closing Date will, upon the Closing Date, hold in the aggregate 85% of the Class A Stock (but subject to dilution from the Employee Incentive Plan), in each case to the holders of Class L Stock on a pro rata basis, and in conjunction with such issuances, the Class L Conversion will have been undertaken.

WHEREAS, subject to the occurrence of the Term Loan Amendment Effective Date, at the Closing, the Company will enter into the Term Loan Amendment to amend the Term Loan Agreement.

WHEREAS, subject to the terms of the Note Purchase Agreement and the occurrence of the Exchange Effective Date and the Term Loan Amendment Effective Date, at the Closing, the Issuers will issue an additional $97 million of New B Notes to the Note Purchasers in exchange for $94.09 million of cash, the proceeds of which will be immediately loaned to Group, Inc. for the exclusive purpose of allowing Group, Inc. to purchase outstanding Term Loans as provided in the Term Loan Amendment.

WHEREAS, subject to the occurrence of the Term Loan Amendment Effective Date, at the Closing, J.Crew International, Inc. will directly or indirectly assign (including by way of contribution) its remaining 27.96% ownership interest in and to the Licensed Marks to IPCo; IPCo, J. Crew International, Inc., and OpCo will then enter into an amended and restated intellectual property license agreement (the “Amended and Restated IP License Agreement”), substantially in the form attached hereto as Exhibit H, which will amend and restate the License Agreement (as defined below), and will also enter into a license agreement in respect of the

27.96% ownership interest in the Licensed Marks referenced above (the “New License Agreement”), in substantially the form attached hereto as Exhibit H.

WHEREAS, on the Closing Date, the IPCO Group will enter into an intercreditor agreement (the “Intercreditor Agreement”), in form and substance satisfactory to the Company, the Initial Consenting Creditors, with U.S. Bank, National Association, in its capacity as trustee and collateral agent for the holders of New A Notes and in its capacity as trustee and collateral agent for the holders of New B Notes.

WHEREAS, if the Exchange Effective Date occurs but the Term Loan Amendment Effective Date does not occur, J. Crew International, Inc.’s remaining 27.96% undivided ownership interest in and to the Licensed Marks will not be assigned (including by way of contribution) to IPCo or be subject to the New License Agreement; IPCo, J. Crew International, Inc., and OpCo will then enter into an alternative amended and restated intellectual property license agreement, in form and substance consistent with the Amended and Restated IP License Agreement and containing provisions accommodating the continuing split ownership, satisfactory to the Company and the Initial Consenting Creditors, (the “Split-Ownership Amended License Agreement”), which will amend and restate the License Agreement.

WHEREAS, the Company will establish an employee incentive plan (the “Employee Incentive Plan”) whereby certain employees will receive, in the aggregate, New Series B Preferred Stock with a liquidation preference of up to $20 million and up to 10% of the Class A Stock, in each case taking into account dilution for shares issuable under the Employee Incentive Plan, and employ and take all actions necessary or appropriate to establish the Employee Incentive Plan.

WHEREAS, subject to the occurrence of the Exchange Effective Date, at the Closing, (a) Holdings, Group, Inc., Chinos B, and the Sponsors will execute an Amended and Restated Management Services Agreement, substantially in the form attached hereto as Exhibit I-1 (the “Amended Management Agreement”), and (b) Holdings and the Sponsors will enter into a new management services agreement, substantially in the form attached hereto as Exhibit I-2 (the “New Management Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, on a several but not joint basis, agree as follows:

1.Certain Definitions.

As used in this Agreement, the following terms have the following meanings:

(a)“2016 IP Assignment Agreements” means, collectively, those Intellectual Property Assignment Agreements, each dated December 5, 2016, pursuant to which J. Crew International, Inc. assigned an undivided 72.04% ownership interest in and to the Licensed Marks to J. Crew Domestic Brand, LLC via the following sequence of drop-down assignments: (i) J. Crew International, Inc. to J. Crew International Cayman Limited; (ii) J. Crew International Cayman Limited to J. Crew Brand Holdings, LLC; (iii) J. Crew Brand Holdings,

LLC to J. Crew Brand Intermediate, LLC; (iv) J. Crew Brand Intermediate, LLC to J. Crew Brand, LLC; and (v) J. Crew Brand, LLC to J. Crew Domestic Brand, LLC.

(b)“2017 IP Assignment Agreements” means, collectively, those certain Intellectual Property Assignment Agreements, to be executed before the Closing Date and in form and substance consistent with the 2016 IP Assignment Agreements with applicable changes to the ownership interest assigned, satisfactory to the Company and the Initial Consenting Creditors, pursuant to which J. Crew International, Inc. will assign its remaining undivided 27.96% ownership interest in and to the Licensed Marks, along with the associated goodwill, to IPCo via the following sequence of drop-down assignments: (i) J. Crew International, Inc. to J. Crew International Cayman Limited; (ii) J. Crew International Cayman Limited to J. Crew Brand Holdings, LLC; (iii) J. Crew Brand Holdings, LLC to J. Crew Brand Intermediate, LLC; (iv) J. Crew Brand Intermediate, LLC to Brand LLC; and (v) Brand LLC to IPCo.

(c)“Alternative Transaction” means any reorganization, merger, consolidation, tender offer, exchange offer, business combination, joint venture, partnership, sale of a material portion of assets, financing (debt or equity), recapitalization or restructuring of the Company, other than the Restructuring.

(d)“Anchorage ICC Group” means all of the Anchorage Related Funds constituting Initial Consenting Creditors, taken as a whole.

(e)“Anchorage Related Fund” means any fund sponsored, managed, advised or sub-advised by Anchorage Capital Master Offshore, Ltd. or PCI Fund, LLC or any of their respective affiliates.

(f)“Automatic Termination Event” means:

(i)the entry of an order, judgment or decree adjudicating the Company or any of its subsidiaries bankrupt or insolvent, including the entry of any order for relief with respect to the Company or any of its subsidiaries under title 11 of the United States Code,

(ii)the filing or commencement of any proceeding relating to the Company or any of its subsidiaries under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction,

(iii)the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Company or any of its subsidiaries or of any substantial part of their property,

(iv)the making by the Company or any of its subsidiaries of an assignment for the benefit of creditors or the admission by the Company or any of its subsidiaries in writing of its inability to pay its debts generally as they become due,

(v)the taking of any corporate action by the Company or any of its subsidiaries in furtherance of any action described in the foregoing clauses (i)-(iv), or

(vi)the occurrence of the Closing.

(g)“Closing” means the consummation of the Exchange Offer and the other transactions contemplated by this Agreement and the Definitive Documents.

(h)“Closing Date” means the date that is three business days after the Exchange Effective Date, or such other date as will be mutually agreed to by the Company and the Consenting Creditors.

(i)“Consenting Creditors” means, collectively, the Initial Consenting Creditors and the Subsequent Consenting Creditors.

(j)“Definitive Documents” means this Agreement, the 2017 IP Assignment Agreements (if applicable), the New Notes Indentures, the Intercreditor Agreement, the Offering Memorandum, the Supplemental PIK Indenture, the Term Loan Amendment, the Note Purchase Agreement, the Certificates of Designation, the Security Documents (as defined below), either the Amended and Restated License Agreement and the New License Agreement or the Split-Ownership Amended License Agreement, as applicable, the Amended and Restated Stockholders’ Agreement, the Amended Management Agreement, the New Management Agreement, the Amended Certificates and any other documents directly related to any of the foregoing, in each case in form attached hereto or otherwise in form and substance satisfactory to the Company, the Initial Consenting Creditors and, solely with respect to Definitive Documents to which they are party, the Sponsors, except as otherwise contemplated in Section 5(d).

(k)“Early Tender Deadline” means 5:00 p.m. (Eastern Time) on the date that is 10 business days after the Commencement Date, or such later date as may be established by the Company.

(l)“Exchange Effective Date” means the date upon which all the conditions to the effectiveness of the Exchange Offer, including the Minimum Threshold, have been satisfied or waived in accordance with the terms of the Offering Memorandum and this Agreement.

(m)“First Quarter 2017 10-Q” means Group, Inc.’s quarterly report on Form 10-Q for the three month period ended April 29, 2017.

(n)“Governmental Entity” means the United States and any State (including the District of Columbia and Puerto Rico), Commonwealth, District, Territory, municipality (including a political subdivision or public agency or instrumentality of a State), foreign state, or a department, agency, or instrumentality of the foregoing.

(o)“GSO ICC Group” means all of the GSO Related Funds constituting Initial Consenting Creditors, taken as a whole.

(p)“GSO Related Fund” means any fund sponsored, managed, advised or sub-advised by GSO Capital Partners LP or its affiliates.

(q)“IPCO Group” means, collectively, J. Crew Brand Intermediate, LLC and its subsidiaries, including, without limitation, J. Crew Brand, LLC, J. Crew Brand Corp., J. Crew Domestic Brand, LLC and J. Crew International Brand, LLC.

(r)“License Agreement” means the Intellectual Property License Agreement, dated as of December 6, 2016, among J. Crew Domestic Brand, LLC, J. Crew International, Inc. and J. Crew Operating Corp.

(s)“Licensed Marks” means the marks covered by the United States federal registrations or otherwise listed on Exhibit A to the License Agreement, any existing variations of these marks as used in the United States, all common law rights in the United States to same, and the associated goodwill.

(t)“Material Adverse Effect” means an event, individually or in the aggregate, that has had or would reasonably be expected to have a material and adverse effect on (i) the business, assets, liabilities, finances, properties, results of operations or condition (financial or otherwise) of Chinos Holdings, Inc. and its subsidiaries, taken as a whole, or the IPCO Group, taken as a whole, or (ii) the ability of either Chinos Holdings, Inc. and its subsidiaries, taken as a whole, or the IPCO Group, taken as a whole, to perform their respective obligations under, or to consummate the transactions contemplated by, the Definitive Documents (including the Restructuring); provided, that none of the following either alone or in combination, will constitute, or be considered in determining whether there has been, a Material Adverse Effect: (A) any change in the United States or foreign economies or securities or financial markets in general or that generally affects any industry in which Debtors operate; (B) any change arising in connection with earthquakes, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions; (C) any changes in applicable laws or accounting rules; (D) resulting from the commencement of the Exchange Offer, the Term Loan Amendment or actions taken in connection with the Restructuring and made in compliance with this Agreement, including the filing and prosecution of litigation in connection with a claim, absent any subsequent material adverse ruling or judgment, arising therefrom or related thereto; (E) resulting from the public announcement of this Agreement, compliance with terms of this Agreement or the consummation of the transactions contemplated hereby; or (F) resulting from any act or omission of any of the Company taken with the prior written consent of the Initial Consenting Creditors.

(u)“Milbank” means Milbank, Tweed, Hadley & McCloy LLP.

(v)“Minimum Threshold” means an amount of PIK Notes that have been tendered into the Exchange Offer equal to at least 95% of the aggregate principal amount of PIK Notes outstanding under the PIK Indenture, or such other amount as agreed to by the Parties.

(w)“Person” means an individual, firm, corporation (including any non-profit corporation), partnership, limited liability company, joint venture, association, trust, Governmental Entity, or other entity or organization.

(x)“Security Documents” means the collateral agreement, security agreements, pledge agreements, collateral assignments and mortgages, and other related instruments and documents in connection with the liens under the Indenture, in each case to be dated the Closing Date, in the forms attached hereto as Exhibit J, and the Intercreditor Agreement, in form and substance satisfactory to the Company and the Initial Consenting Creditors.

(y)“Subsequent Consenting Creditor” means any Person that receives a Transfer of any of the PIK Notes, Term Loans or other Claims and executes a Joinder Agreement in accordance with Section 4.02(c).

(z)“Supplemental PIK Indenture” means that supplemental indenture to the PIK Indenture, to be entered into on the Closing Date between Chinos A and U.S. Bank National Association, in its capacity as trustee, in form and substance satisfactory to the Company and the Initial Consenting Creditors.

(aa)“Support Effective Date” means the date on which counterpart signature pages to this Agreement have been executed and delivered by (i) the Company, (ii) the Sponsors, and (iii) the Initial Consenting Creditors.

(bb)“Support Period” means the period commencing on the Support Effective Date and ending on the earlier of (i) the date on which this Agreement is terminated in accordance with Section 7 hereof and (ii) the Closing Date.

(cc)“SEC” means the United States Securities and Exchange Commission.

(dd)“Securities Act” means the Securities Act of 1933, as amended.

(ee)“Term Loan Amendment Effective Date” means the date on which all conditions to the effectiveness of the Term Loan Amendment have been satisfied in accordance with the terms of the Term Loan Amendment.

(ff)“Weil” means Weil, Gotshal and Manges LLP, special counsel to the Company.

2.[Reserved]

3.Consent Deadlines and Closing Date.

Section 3.01Consent Deadlines.  On or before June 12, 2017 and simultaneously with the filing of the First Quarter 2017 10-Q with the SEC (the “Commencement Date”), the Company will commence and solicit participation in the Exchange Offer for a period of 20 business days (such period, as may be extended subject to Section 3.03, the “Offering Period”) and for approval of the Term Loan Amendment for a period ending on June 16, 2017 (the “Term Loan Amendment Deadline”). Each Consenting Creditor will, subject to Section 3.02 and Section 7 hereof, irrevocably tender all of the amount of PIK Notes owned, held or controlled by it (such PIK Notes, excluding the Reserved PIK Notes (as defined below), the “Consenting PIK Notes”) into the Exchange Offer on or before the Early Tender Deadline.

Section 3.02Each of the Anchorage ICC Group and the GSO ICC Group may withhold tender of PIK Notes owned, held or controlled by it in a principal amount equal to $16,995,000 (the “Reserved PIK Notes”), provided that, if one of the Anchorage ICC Group or the GSO ICC Group tenders all of its Reserved PIK Notes into the Exchange Offer, then the other shall tender its Reserved PIK Notes into the Exchange Offer.

Section 3.03Date Modifications.  The Company may fix, modify, adjust, or extend the deadlines related to the Exchange Offer and the Term Loan Amendment in its sole discretion; provided that (a) the Company shall commence the Exchange Offer on the Commencement Date, which will be no later than June 12, 2017 (and, for the avoidance of doubt, shall occur simultaneously with the filing of the First Quarter 2017 10-Q with the SEC); (b) the Company will consummate the Closing as soon as practicable after the Exchange Effective Date; and (c) the Closing Date will be no later than the Outside Date.

Section 3.04Closing and Location.  The Closing will take place on the Closing Date at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, NY 10153, or such other place as will be mutually agreed to by the Company and the Initial Consenting Creditors.

Section 3.05Consummation of Closing.  All acts, deliveries and confirmations comprising the Closing, regardless of chronological sequence, will be deemed to occur contemporaneously and simultaneously upon the occurrence of the last act, delivery or confirmation of the Closing and none of such acts, deliveries or confirmations will be effective unless and until the last of same will have occurred.

4.Additional Agreements of the Consenting Creditors.

Section 4.01In addition to the obligations of Consenting Creditors set forth in Section 3.01 and Section 3.02 of this Agreement, the Consenting Creditors also agree during the Support Period to: (a) subject to Section 7 hereof, irrevocably consent to the Term Loan Amendment, provided that such consent shall be conditioned on satisfaction of the conditions precedent to effectiveness of the Term Loan Amendment set forth therein (it being understood and agreed that in the case of conditions precedent to the Term Loan Amendment for which satisfaction thereof is determined by the “Consenting Lenders” thereunder receiving documents or being satisfied with the form and substance of documents, the consent of the Consenting Creditors in this Section 4.01(c) shall be subject to such conditions precedent documentation being received by, or being satisfactory to, each Consenting Lender and no Consenting Lender shall be deemed to have consented to such conditions precedent hereunder), (b) complete the Definitive Documents within the timeframes contemplated herein, which will be in form as set forth herein or otherwise in form and substance acceptable to the Initial Consenting Creditors, (c) act in good faith consistent with this Agreement, and (d) refrain from directly or indirectly taking any action that would be inconsistent with this Agreement or interfere with the Restructuring.  Notwithstanding anything in this Agreement to the contrary, the Parties agree and acknowledge that the obligations of each Consenting Creditor hereunder to tender any PIK Notes or take, or refrain from taking, any action shall be limited to the Consenting PIK Notes unless and until the Reserved PIK Notes of such Consenting Creditor are tendered into the Exchange Offer pursuant to Section 3.02 of this Agreement or voluntarily by such Consenting Creditor.

Section 4.02Transfers.  Each Consenting Creditor agrees that during the Support Period, it shall not sell, assign, transfer, or otherwise dispose of (“Transfer”) any of the PIK Notes, Term Loans, option thereon, or right or interest therein or any other claims against or interests in the Company (collectively, the “Claims”) (including grant any proxies, deposit any PIK Notes, Term Loans, or any other Claims against the Company into a voting trust or entry into a voting agreement with respect to such PIK Notes, Term Loans, or Claims), and any purported Transfer shall be void and without effect unless the transferee thereof either (a) is an Initial Consenting Creditor, (b) is an Anchorage Related Fund or an affiliate thereof or is a GSO Related Fund or an affiliate thereof, provided that such transferee shall be deemed to become an Initial Consenting Creditor and to be bound by all of the terms of this Agreement applicable to Initial Consenting Creditors (which obligations may be enforced against such transferee by the Parties) or (c) before such Transfer, agrees in writing for the benefit of the Parties to become a Consenting Creditor and to be bound by all of the terms of this Agreement applicable to Consenting Creditors (including with respect to any and all Claims it already may hold against or in the Company before such Transfer) by executing a joinder agreement substantially in the form attached hereto as Exhibit 1 (a “Joinder Agreement”), and delivering an executed copy thereof within two (2) business days following such execution, to Weil and Milbank, in which event (x) the transferee shall be deemed to be a Subsequent Consenting Creditor hereunder to the extent of such transferred rights and obligations and (y) the transferor shall be deemed to relinquish certain of its rights (and be released from certain of its obligations) under this Agreement to the extent of such transferred rights and obligations; provided that, any Initial Consenting Creditor that Transfers all, or any portion of, its PIK Notes, Term Loans or other Claims pursuant to clause (c) of this Section 4.02 shall maintain its rights under this Agreement as an Initial Consenting Creditor as set forth in this Agreement.  Each Consenting Creditor agrees that any Transfer of any PIK Notes, Term Loans, or Claims that does not comply with the terms and procedures set forth herein shall be deemed void ab initio, and each other Party shall have the right to enforce the voiding of such Transfer.

Section 4.03Additional PIK Notes or Term Loans.  If any Consenting Creditor acquires additional PIK Notes or Term Loans then each such Consenting Creditor will promptly notify Weil and Milbank, and each such Consenting Creditor agrees that the acquired PIK Notes or Term Loans will be subject to this Agreement; provided that nothing herein shall obligate the Initial Consenting Creditors to take any action with respect to any Reserved PIK Notes unless and until the Reserved PIK Notes of such Consenting Creditor are tendered into the Exchange Offer pursuant to Section 3.02 of this Agreement or voluntarily by such Consenting Creditor.

Section 4.04Forbearance.  The Consenting Creditors agree to forbear during the Support Period from the exercise of (or to direct an agent or trustee to exercise) any and all rights and remedies, whether at law, in equity, by agreement or otherwise, which are or become available to them in respect of the PIK Indenture or Term Loan Agreement.  Additionally, during the Support Period, the Consenting Creditors agree not to support, join, or otherwise assist any Person in litigation against the Company in connection with the PIK Indenture or Term Loan Agreement.

5.Additional Agreements of the Company.

In addition to the obligations of the Company set forth in Section 3.01 and Section 3.03 of this Agreement, the Company also agrees during the Support Period to do all things in furtherance of the Restructuring, including:

(a)

to (i) commence the Exchange Offer and keep the Exchange Offer open for the Offering Period; provided that the Company may in its sole discretion extend the Offering Period subject to the terms of this Agreement (including, for the avoidance of doubt, Section 3.03 hereof) and the Definitive Documents, (ii) commence the solicitation for approval of the Term Loan Amendment and keep the solicitation open through June 16, 2017; provided that the Company may in its sole discretion extend the Term Loan Amendment Deadline subject to the terms of this Agreement (including, for the avoidance of doubt, Section 3.03 hereof) and the Definitive Documents; (iii) subject to the occurrence of the Exchange Effective Date, consummate the Exchange Offer, (iv) adopt and file the Third A&R Holdings Certificate, (v) immediately following the adoption of the Third A&R Holdings Certificate, effect the Class L Conversion, (vi) immediately following the Class L Conversion, adopt and file the Fourth A&R Holdings Certificate, (vii) adopt and file the other Amended Certificates, as applicable, (viii) adopt and file the Certificates of Designation, (ix) use commercially reasonable efforts to obtain any required regulatory or third-party approvals for the Restructuring, (x) complete, enter into and effectuate the Definitive Documents within the timeframes contemplated herein, which will be in form as set forth herein or otherwise in form and substance acceptable to the Initial Consenting Creditors, (xi) complete, enter into and effectuate the Amended Management Agreement and the New Management Agreement, (xii) complete, enter into and effectuate the amendment and restatement of that certain Principal Investors Stockholders’ Agreement, dated as of March 7, 2011, by and among Holdings, Chinos A, Chinos B, Chinos Acquisition Corporation and the stockholders party thereto in the form attached hereto as Exhibit K (the “Amended and Restated Stockholders’ Agreement”), and that certain Management Stockholders’ Agreement, dated as of March 7, 2011, by and among Holdings, Chinos A, Chinos B, Chinos Acquisition Corporation and the stockholders party thereto, (xiii) act in good faith and take all reasonable actions necessary to consummate the Restructuring in a timely manner and otherwise support the Restructuring, (xiv) not propose, pursue, support or take any action in furtherance of an Alternative Transaction during the Support Period and (xv) not directly or indirectly take any action that would be inconsistent with this Agreement or interfere with the Restructuring;

(b)

continue operating its businesses in accordance with its business judgment, and confer with the Initial Consenting Creditors and their representatives, as reasonably requested, to report on operational matters and the general status of ongoing operations.  Notwithstanding the foregoing, the Company will, except as expressly contemplated by this Agreement or with the prior written consent of the Initial Consenting Creditors and, subject to applicable law, use all commercially reasonable efforts consistent with the Restructuring to (i) continue operating its businesses in compliance with all applicable laws, rules, and regulations and (ii) preserve the relationships with the current customers, distributors, suppliers, vendors and others having business dealings with the Company;

(c)

cause Brand LLC to, effective before 11:59 p.m. (Eastern Time) on the date two days before the Exchange Effective Date, have either (i) made a tax election to be treated as a corporation for tax purposes or (ii) converted from a limited liability company to a corporation; and

(d)

not make, or allow to be made, any amendment, modification, supplement or waiver to or other alteration to any of the Definitive Documents or the terms and conditions of the Exchange Offer (including, without limitation, to the Minimum Threshold), or waive any condition contained in the Offering Memorandum, except, in each case, for any modifications that (i) are procedural, technical or conforming in nature, in each case to the extent not materially adverse to any Initial Consenting Creditor, (ii) permitted by Section 3.03 of this Agreement, or (iii) to which the Initial Consenting Creditors have consented to in writing.

The Company further agrees as follows:

(i) by no later than June 15, 2017 at 12:00 p.m. (Eastern Time), it shall deliver to each Initial Consenting Creditor an opinion from Weil addressed to the Initial Consenting Creditors, dated the date of delivery thereof, in form and substance reasonably acceptable to the Initial Consenting Creditors, the Company and Weil, which will be delivered to the Initial Consenting Lenders as of each of the Commencement Date and the Closing Date;

(ii) at the request of the Initial Consenting Creditors, the Company will, in accordance with the procedures set forth in the offering memorandum relating to the Exchange Offer (the “Offering Memorandum”), extend the date by which a holder of PIK Notes must tender its PIK Notes in order to receive the Total Exchange Consideration (as defined in the Offering Memorandum) from the Early Tender Deadline to any date on or prior to the Exchange Effective Date;

(iii) on June 16, 2017, the Company will provide notice to the Initial Consenting Creditors of the aggregate principal amount of Term Loans with respect to which the Term Lenders have validly provided, and not withdrawn, consents to enter into the Term Loan Amendment as of 5:00 p.m. (Eastern Time) on June 16, 2017.  By no later than 8:00 a.m. (Eastern Time) on June 19, 2017, the Company will disseminate a press release disclosing such information.  In the event the Company extends the Term Loan Amendment Deadline (any such extended deadline, the “Extended Term Loan Amendment Deadline”), the Company will (x) provide notice on such Extended Term Loan Amendment Deadline to the Initial Consenting Creditors of the aggregate principal amount of Term Loans with respect to which the Term Lenders have validly provided, and not withdrawn, consents to enter into the Term Loan Amendment as of 5:00 p.m. (Eastern Time) on the day of such Extended Term Loan Amendment Deadline and (y) disseminate a press release disclosing such information by no later than 8:00 a.m. (Eastern Time) on the next succeeding business day.  If the Company fails to make the foregoing disclosures in compliance with the terms specified herein, any Initial Consenting Creditor may publicly disclose the foregoing, and the Company hereby waives any claims against the Initial Consenting Creditors arising as a result of such disclosure by an Initial Consenting Creditor in accordance with this Agreement;

(iv) on each of (x) the Early Tender Deadline, (y) the Exchange Effective Date and (z) any extended Early Tender Deadline or extended Exchange Effective Date (each such date, a “Disclosure Trigger Date”), as of 5:00 p.m. (Eastern Time), in the case of any Early Tender Deadline or extended Early Tender Deadline, or 11:59 p.m., in the case of any Exchange Effective Date or extended Exchange Effective Date, the Company will provide notice to the Initial Consenting Creditors of the aggregate principal amount of PIK Notes that have been validly tendered, and not withdrawn, in the Exchange Offer.  By no later than 8:00 a.m. (Eastern Time) on the business day next succeeding each Disclosure Trigger Date, the Company will disseminate a press release disclosing the aggregate principal amount of PIK Notes that have been validly tendered, and not withdrawn, in the Exchange Offer as of 5:00 p.m. (Eastern Time), in the case of any Early Tender Deadline or extended Early Tender Deadline, or 11:59 p.m. (Eastern Time), in the case of any Exchange Effective Date or extended Exchange Effective Date, on such applicable Disclosure Trigger Date.  If the Company fails to make the foregoing disclosures in compliance with the terms specified herein, any Initial Consenting Creditor may publicly disclose the foregoing, and the Company hereby waives any claims against the Initial Consenting Creditors arising as a result of such disclosure by an Initial Consenting Creditor in accordance with this Agreement; and

(v) by or contemporaneously with the Exchange Effective Date, the Company will amend the organizational documents of J. Crew Brand Holdings LLC and each of the direct and indirect subsidiaries thereunder to include the below language (with any immaterial changes necessary) in a manner acceptable to the Initial Consenting PIK Noteholders:

“Until the Obligations under (and as defined in) that certain Amended and Restated Credit Agreement, dated as of March 5, 2014 (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time, the “Term Loan Agreement”), by and among, inter alia, J. Crew Group, Inc., Chinos Intermediate Holdings B, Inc., Wilmington Savings Fund Society, FSB, and the lenders party thereto (the “Lenders”) have been paid in full in cash, the Company shall not, and the Company shall not permit any of its subsidiaries to, directly or indirectly sell, convey, transfer, lease or otherwise dispose of its property or assets (other than immaterial property or assets), in one transaction or in a series of related transactions, to any other Person, or enter into any agreement or arrangement to effectuate the foregoing, without the prior written consent (which may be granted or withheld in their sole discretion) of the Required Lenders under (and as defined in) the Term Loan Agreement (the “Term Loan Required Lenders”), unless such disposition also includes the sale of all of the equity interests in J. Crew Brand Holdings, LLC.  Any purported sale, lease, transfer or disposition in contravention of this Section shall be, to the fullest extent permitted by law, null and void and of no force or effect whatsoever.  The Company hereby acknowledges and agrees that the Term Loan Required Lenders shall be express third party beneficiaries of the terms of this Section and that the Required Term Loan Lenders shall be entitled to enforce their rights under this Section directly. The Company further agrees that this Section shall not be amended without the express consent of the holders of not less than sixty-six percent (66%) of the 7% non-convertible perpetual Series A preferred stock of Chinos Holdings, Inc.”

6.Agreements of the Sponsors.

(a) The Sponsors agree during the Support Period to do all things in furtherance of the Restructuring, including: (i) immediately following the adoption of the Third A&R Holdings Certificate, executing and delivering all necessary documents and taking all other necessary actions and elections required to convert all shares of Class L Stock owned, held or controlled by the Sponsors pursuant to, and in accordance with, the Third A&R Holdings Certificate (the “Class L Conversion”), (ii) executing, delivering and performing their obligations under the Amended Management Agreement and the New Management Agreement, (iii) consenting to the Amended Certificates, (iv) consenting to the Certificates of Designation, (v) consenting to the formation of Newco and the transfer by Chinos A to Newco of the outstanding capital stock of Chinos B, (vi) completing, executing, delivering and performing their obligations under the Definitive Documents within the timeframes contemplated herein, (vii) executing, delivering and performing their obligations under the amendment and restatement of that certain Principal Investors Stockholders’ Agreement, dated as of March 7, 2011, by and among Holdings, Chinos A, Chinos B, Chinos Acquisition Corporation and the stockholders party thereto, and that certain Management Stockholders’ Agreement, dated as of March 7, 2011, by and among Holdings, Chinos A, Chinos B, Chinos Acquisition Corporation and the stockholders party thereto, (viii) acting in good faith consistent with this Agreement, and (ix) refraining from directly or indirectly taking any action that would be inconsistent with this Agreement or interfere with the Restructuring.

(b)  TPG hereby commits (the “Commitment”) to make New Loans (as defined in the Credit Agreement (as defined in the Term Loan Amendment)) (in accordance with Section 2.01(a) of the Credit Agreement (as defined in the Term Loan Amendment) in an amount equal to (i) $30,000,000 minus (ii) the amount of New Loans (as defined in the Term Loan Amendment) with respect to which the Borrower (as defined in the Term Loan Amendment) has received commitments from other financial institutions prior to the Term Loan Amendment Effective Date.  The Commitment of TPG shall (i) be subject to the satisfaction of the conditions set forth in Section 3(a) and Section 3(b) (other than Section 3(b)(viii)) of the Term Loan Amendment and (ii) be funded contemporaneously with the satisfaction of the condition set forth in Section 3(b)(viii) of the Term Loan Amendment.

7.Termination of Agreement.

Section 7.01 Generally.  This Agreement will automatically terminate upon (a) the occurrence of an Automatic Termination Event, or (b) the receipt of written notice, delivered in accordance with Section 21 hereof, from (x) any Initial Consenting Creditor to the other Parties at any time after the occurrence of any Creditor Termination Event (as defined below), (y) the Company (which for the avoidance of doubt, may be delivered by Group, Inc. on behalf of the Company) to the other Parties at any time after the occurrence of any Company Termination Event (as defined below), or (z) the Sponsors to the other Parties at any time after the occurrence of any Sponsor Termination Event (as defined below). Each of the dates in this Section 7 may be extended by mutual agreement among the Company, the Initial Consenting Creditors, and the Sponsors, which agreement may be evidenced by an e-mail confirmation.

Section 7.02A “Creditor Termination Event” will mean any of the following:

(a)the Commencement Date has not occurred by 11:59 p.m. (Eastern Time) on June 12, 2017;

(b)the Exchange Effective Date has not occurred by 11:59 p.m. (Eastern Time) on July 10, 2017;

(c)the Closing Date has not occurred by 11:59 p.m. (Eastern Time) on July 13, 2017 (the “Outside Date”);

(d)Brand LLC shall not have, effective before 11:59 p.m. (Eastern Time) on the date two days before the Exchange Effective Date, either (i) made a tax election to be treated as a corporation for tax purposes or (ii) converted from a limited liability company to a corporation;

(e)the Company breaches its obligations under Section 5(d) of this Agreement;

(f)the material breach by the Company or Sponsors, as applicable, of (i) any covenant contained in this Agreement or (ii) in any respect, any other obligations of the Company or Sponsors, as applicable, set forth in this Agreement;

(g)the occurrence of any Material Adverse Effect;

(h)termination of the Note Purchase Agreement in accordance with its terms;

(i)(i) the representations or warranties in Sections 9.01(c), 9.03(a), 9.03(e) or 9.03(l) made by the Company or the Sponsors, as applicable, will have been untrue in any material respect when made or will have become untrue in any material respect, and (ii) any other representation or warranty made by the Company or Sponsors hereunder, as applicable, will have been untrue when made or will have become untrue;

(j)The Company proposes or supports an Alternative Transaction or publicly announces its intention to pursue an Alternative Transaction; or

(k)the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling, judgment or order enjoining the consummation of or rendering illegal the Restructuring or Exchange Offer, and such ruling, judgment or order has not been reversed or vacated before the Exchange Effective Date.

Section 7.03A “Company Termination Event” will mean any of the following:

(a)the Consenting Creditors have not tendered all the Consenting PIK Notes at or prior to the Early Tender Deadline;

(b)the Consenting Creditors have not consented to the Term Loan Amendment by the Term Loan Amendment Deadline;

(c)the Initial Consenting Creditors have not complied with their obligations under Section 3.02 of this agreement with respect to the Reserved PIK Notes;

(d)the Exchange Effective Date has not occurred by 11:59 p.m. (Eastern Time) on July 10, 2017;

(e)the Closing Date has not occurred by 11:59 p.m. (Eastern Time) on the Outside Date;

(f)the material breach by one or more of the Consenting Creditors of any of the representations, warranties, or covenants of such Consenting Creditor set forth in this Agreement;

(g)termination of the Note Purchase Agreement in accordance with its terms;

(h)the Consenting Creditors no longer collectively beneficially own or control at least 50% in the aggregate amount of the PIK Notes outstanding under the PIK Indenture;

(i)the Consenting Creditors no longer collectively beneficially own or control at least 20% in the aggregate principal amount of the Term Loans outstanding under the Term Loan Agreement; or

(j)the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling, judgment or order enjoining the consummation of or rendering illegal the Restructuring or Exchange Offer, and such ruling, judgment or order has not been reversed or vacated before the Exchange Effective Date.

Section 7.04A “Sponsor Termination Event” means any of the following:

(a)the Consenting Creditors have not tendered all the Consenting PIK Notes at or prior to the Early Tender Deadline;

(b)the Consenting Creditors have not consented to the Term Loan Amendment by the Term Loan Amendment Deadline;

(c)the Initial Consenting Creditors have not complied with their obligations under Section 3.02 of this agreement with respect to the Reserved PIK Notes;

(d)the Exchange Effective Date has not occurred by 11:59 p.m. (Eastern Time) on the Effective Date Deadline;

(e)the Closing Date has not occurred by 11:59 p.m. (Eastern Time) on the Outside Date;

(f)the material breach by one or more of the Consenting Creditors of any of the representations, warranties, or covenants of such Consenting Creditor set forth in this Agreement;

(g)termination of the Note Purchase Agreement in accordance with its terms;

(h)the Consenting Creditors no longer collectively beneficially own or control at least 50% in the aggregate amount of the PIK Notes outstanding under the PIK Indenture;

(i)the Consenting Creditors no longer collectively beneficially own or control at least 20% in the aggregate principal amount of the Term Loans outstanding under the Term Loan Agreement; or

(j)the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling, judgment or order enjoining the consummation of or rendering illegal the Restructuring or Exchange Offer, and such ruling, judgment or order has not been reversed or vacated before the Exchange Effective Date.

Section 7.05Mutual Termination. This Agreement may be terminated by mutual agreement of the Company, Sponsors, and the Initial Consenting Creditors upon the receipt of written notice delivered in accordance with Section 21 hereof.

Section 7.06Effect of Termination.  Upon the termination of this Agreement in accordance with Section 7 hereof, this Agreement will forthwith become void and of no further force or effect and each Party will, except as provided otherwise in this Agreement, be immediately released from its liabilities, obligations, commitments, undertakings and agreements under or related to this Agreement and will have all the rights and remedies that it would have had and will be entitled to take all actions, whether with respect to the Restructuring or Exchange Offer or otherwise, that it would have been entitled to take had it not entered into this Agreement, including all rights and remedies available to it under applicable law, the PIK Notes, the PIK Indenture, the Term Loans, the Term Loan Agreement, and any ancillary documents or agreements thereto; provided, that in no event will any such termination relieve a Party from liability for its breach or non-performance of its obligations hereunder before the date of such termination.  Upon any termination of this Agreement, other than in connection with the consummating of the Closing, each Consenting Creditor and the Sponsors will be deemed to have automatically revoked and withdrawn its tender of PIK Notes in the Exchange Offer, revoked and withdrawn its consents given to convert any of its existing equity interests, and withdrawn its consent to the Term Loan Amendment, each as applicable, without any further action and irrespective of the expiration or availability of any “withdrawal period” or similar restriction, whereupon any such tenders and consents will be deemed, for all purposes, to be null and void ab initio and will not be considered or otherwise used in any manner by the Parties in connection with the Restructuring, the Exchange Offer, and this Agreement, and the Company agrees not to accept any such tenders or consents or consummate the Exchange Offer or the Term Loan Amendment and to take all action necessary or reasonably required to allow the Consenting Creditors or Sponsors to arrange with their custodian and brokers to effectuate the withdrawal of such tenders and consents, including the reopening or extension of any withdrawal or similar periods.

Section 7.07Settlement.  This Agreement and the Definitive Documents are part of a proposed settlement of a dispute among certain of the Parties.  Nothing herein will be construed as a waiver by any Party of any or all of such Party’s rights and the Parties expressly reserve any and all of their respective rights.  Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating hereto will not be admissible into evidence in any proceeding other than a proceeding to enforce its terms.

8.Additional Documents.

Each Party hereby covenants and agrees to cooperate with each other in good faith in connection with, and will exercise commercially reasonable efforts with respect to, the negotiation, drafting and execution and delivery of the Definitive Documents.

9.Representations and Warranties.

Section 9.01Each Party, severally (and not jointly), represents and warrants to the other Parties that the following statements are true, correct and complete as of the date hereof:

(a)such Party is validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and has all requisite corporate, partnership, limited liability company or similar authority to enter into this Agreement and carry out the transactions contemplated hereby and perform its obligations contemplated hereunder; and the execution and delivery of this Agreement and the performance of such Party’s obligations hereunder have been duly authorized by all necessary corporate, limited liability company, partnership or other similar action on its part;

(b)the execution, delivery and performance by such Party of this Agreement does not and will not (i) violate any provision of law, rule or regulation applicable to it or any of its subsidiaries or its charter or bylaws (or other similar governing documents) or those of any of its subsidiaries, or (ii) in the case of the Consenting Creditors, conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it or any of its subsidiaries is a party, and (iii) in the case of the Company and the Sponsors, conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any contractual obligation to which it or any of its subsidiaries is a party, except, in the case of this clause (iii), for any such conflict, breach or default as would not reasonably be expected to result in a Material Adverse Effect;

(c)the execution, delivery and performance by such Party of this Agreement does not and will not require any registration or filing with, consent or approval of, or notice to, or other action to, with or by, any federal, state or governmental authority or regulatory body, except such filings as may be necessary and/or required for disclosure by the SEC; and

(d)this Agreement is the legally valid and binding obligation of such Party, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability or a ruling of a court (the “Enforceability Exceptions”).

Section 9.02Each Consenting Creditor severally (and not jointly), represents and warrants to the other Parties that, as of the date hereof, such Consenting Creditor (a) is the beneficial owner of the PIK Notes and/or Term Loans set forth below its name on the signature page hereof or (b) has, with respect to the beneficial owners of such PIK Notes and/or Term Loans (i) sole investment or voting discretion with respect to such PIK Notes and/or Term Loans (ii) full power and authority to vote on and consent to matters concerning such PIK Notes and/or Term Loans to exchange, assign, or transfer such PIK Notes and/or Term Loans, and (iii) full power and authority to bind or act on the behalf of, such beneficial owners.

Section 9.03Each of the Company and the Sponsors, as applicable, severally (and not jointly) represents and warrants to the other Parties that the following statements are true, correct and complete as of the date hereof:

(a)none of the Company or any of the Sponsors is currently engaged in any discussions, negotiations, or other arrangements with respect to any Alternative Transaction with any Person that owns or holds any PIK Notes or Term Loans;

(b)neither the Company nor any of its subsidiaries nor to the knowledge of the Company and its subsidiaries, any director, officer, agent, employee or affiliate of the Company or any of the Company’s subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”) the UK Bribery Act of 2010, as amended from time to time, including, without limitation, making use of the mails or any means of instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign office, in contravention of the FCPA, and the Company and its subsidiaries and affiliates have conducted their businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith;

(c)the operations of the Company and its subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the best knowledge of the Company, threatened;

(d)neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any of its subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department, the U.S. Department of Commerce, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), nor is the Company or any of its subsidiaries located, organized or resident in a country or territory that is the subject of Sanctions. The Company will not, directly or indirectly, use the proceeds of the offering of the New Notes, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person, (i) to fund any activities of or business with any person that, at the time of such funding, is the subject of Sanctions, or is in Burma/Myanmar, Cuba, Iran, Libya, North Korea, Sudan or in any other country or territory, that, at the time of such funding, is the subject of Sanctions, or (ii) in any other manner that will result in a violation by any person (including any person participating in the Exchange Offer or in purchasing the New Notes) of Sanctions;

(e)Group, Inc. maintains a system of internal control over financial reporting (as such term is defined in Rule 13a-15(f) of the Exchange Act) that complies with the requirements of the Exchange Act and has been designed by Group, Inc.’s principal executive officer and principal financial officer, or under their supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Group, Inc.’s internal control over financial reporting is effective and Group, Inc. is not aware of any material weaknesses in its internal control over financial reporting;

(f)the New Notes, Series A Preferred, and Class A Stock will (i) qualify for and be issued pursuant to and in compliance with the exemption from registration under the Securities Act, provided by Section 4(a)(2) thereunder, and (ii) be issued and granted in compliance with all applicable securities laws and other applicable laws. The Exchange Offer, including the Offering Memorandum, will comply in all material respects with all applicable securities laws and other applicable laws, including all applicable rules of the SEC;

(g)each of the New Notes, Series A Preferred, and Class A Stock has been duly authorized by the applicable member of the Company group (including, without limitation, any such Person party to any New Notes Indenture) and, when issued in accordance with the provisions of a New Notes Indenture, the certificate of designation of the Series A Preferred and the organizational documents of Holdings, as applicable, pursuant to the Exchange Offer against delivery of the PIK Notes in accordance with the terms of the Offering Memorandum, each of the New Notes and the New Notes Indentures will be a valid and legally binding obligation of the issuers and the guarantors thereunder, enforceable in accordance with their terms, except that such enforcement may be subject to the Enforceability Exceptions, and each of the Series A

Preferred and the New Common Stock, will be validly issued, fully paid and non-assessable, and none of the New Notes, Series A Preferred or Class A Stock will be subject to any preemptive, participation, rights of first refusal or other similar rights;

(h)the Company has filed or furnished, as applicable, all forms, filings, registrations, submissions, statements, certifications, reports and documents that would be required to be filed or furnished by it with the SEC under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) or the Securities Act if it were subject to the reporting requirements thereunder (the SEC filings through the date hereof, including any amendments thereto, the “Company Reports”). As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), each of the Company Reports complied in all material respects with the requirements of the Exchange Act and the Securities Act, and any rules and regulations promulgated thereunder applicable to the Company Reports if the Company were required to file or furnish such Company Reports. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the Company Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading;

(i)the Offering Memorandum and any amendments or supplements thereto do not and will not, as of the commencement, expiration and settlement of the Exchange Offer, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(j)the Company’s consolidated financial statements (including, in each case, any notes thereto) contained in the Company Reports were prepared (i) in accordance with generally accepted accounting principles in the United States of America (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of interim consolidated financial statements, where information and footnotes contained in such financial statements are not required under the rules of the SEC to be in compliance with GAAP) and (ii) in compliance, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements with the published rules and regulations of the SEC with respect thereto if the Company were required to file such reports, and in each case such consolidated financial statements fairly presented, in all material respects, the consolidated financial position, results of operations, changes in stockholder’s equity and cash flows of the Company as of the respective dates thereof and for the respective periods covered thereby (subject, in the case of unaudited statements, to normal year-end adjustments);

(k)it is not necessary, in connection with the issuance of the New Notes, Series A Preferred or Class A Stock to the Consenting Creditors, to register the New Notes, Series A Preferred or Class A Stock under the Securities Act; and

(l)except as specified therein, the preliminary summary of earnings and results of operations for the three month period ended April 29, 2017 furnished to the Consenting Creditors presents fairly and accurately the financial condition, results of operations and cash flows of the Company as of the dates and for the periods indicated therein, and was prepared in good faith by the Company and based on assumptions believed by the Company at the time such summary was prepared and delivered to be reasonable.

10.Disclosure; Publicity.

Section 10.01On the Support Effective Date, the Company will disseminate a press release disclosing the existence of this Agreement and the terms hereof.  If the Company fails to make the foregoing disclosures in compliance with the terms specified herein, any such Initial Consenting Creditor may publicly disclose the foregoing, including this Agreement, and all of its exhibits and schedules (subject to the redactions called for by this Section 10 hereof), and the Company hereby waives any claims against the Initial Consenting Creditors arising as a result of such disclosure by an Initial Consenting Creditor in compliance with this Agreement.

Section 10.02The Company will submit drafts to Milbank of any press releases, public documents and any and all filings with the SEC that constitute disclosure of the existence or terms of this Agreement or any amendment to the terms of this Agreement at least two (2) business days before making any such disclosure (if practicable, and if two (2) business days before is not practicable, then as soon as practicable but in no event less than 24 hours before making any such disclosure), and will afford them a reasonable opportunity to comment on such documents and disclosures and will incorporate any such reasonable comments in good faith.  Except as required by law or otherwise permitted under the terms of any other agreement between the Company and any Consenting Creditor, no Party or its advisors will disclose to any person (including, for the avoidance of doubt, any other Consenting Creditor), other than advisors to the Company, the principal amount or percentage of any PIK Notes or Term Loans or any other securities of the Company held by any Consenting Creditor, in each case, without such Consenting Creditor’s prior written consent; provided, that (a) if such disclosure is required by law, subpoena, or other legal process or regulation, the disclosing Party will afford the relevant Consenting Creditor a reasonable opportunity to review and comment in advance of such disclosure and will take all reasonable measures to limit such disclosure and (b) the foregoing will not prohibit the disclosure of the aggregate percentage or aggregate principal amount of PIK Notes or Term Loans held by all the Consenting Creditors collectively.  Notwithstanding the provisions in this Section 10, any Party hereto may disclose, if consented to in writing by a Consenting Creditor, such Consenting Creditor’s individual holdings.

11.Amendments and Waivers.

Except as otherwise expressly set forth herein, (a) this Agreement, including any exhibits or schedules hereto, may not be waived, modified, amended or supplemented except in a writing signed by the Company, the Initial Consenting Creditors, and the Sponsors; and (b) any change, modification or amendment to the Definitive Documents may not be made without the written consent of each Initial Consenting Creditor and, solely with respect to Definitive Documents to which they are party, the Sponsors, other than as contemplated by Section 5(d) of this Agreement.

12.Effectiveness.

This Agreement will become effective and binding on the Parties on the date of the Support Effective Date; provided, that, signature pages executed by Consenting Creditors will be delivered to (a) other Consenting Creditors in a redacted form that removes such Consenting Creditor’s holdings of the PIK Notes and Term Loans and (b) the Company, Weil, and Milbank in an unredacted form (to be held by Weil and Milbank on a professionals’ eyes only basis).

13.GOVERNING LAW; JURISDICTION; WAIVER OF JURY TRIAL.

THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY CONFLICTS OF LAW PROVISIONS WHICH WOULD REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION.  BY ITS EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ANY LEGAL ACTION, SUIT OR PROCEEDING AGAINST IT WITH RESPECT TO ANY MATTER UNDER OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT RENDERED IN ANY SUCH ACTION, SUIT OR PROCEEDING, MAY BE BROUGHT IN ANY FEDERAL OR STATE COURT IN THE BOROUGH OF MANHATTAN, THE CITY OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HEREBY IRREVOCABLY ACCEPTS AND SUBMITS ITSELF TO THE NONEXCLUSIVE JURISDICTION OF EACH SUCH COURT, GENERALLY AND UNCONDITIONALLY, WITH RESPECT TO ANY SUCH ACTION, SUIT OR PROCEEDING.  EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

14.Specific Performance/Remedies.

It is understood and agreed by the Parties that money damages would not be a sufficient remedy for any breach of this Agreement by any Party and each non-breaching Party will be entitled to specific performance and injunctive or other equitable relief (including attorneys fees and costs) as a remedy of any such breach, without the necessity of proving the inadequacy of money damages as a remedy.

15.Survival.

Notwithstanding the termination of this Agreement pursuant to Section 7 hereof, Sections 7.06, 10, and 13–23, 25, and 26 will survive such termination and will continue in full force and effect for the benefit of the Parties in accordance with the terms hereof; provided, however, that any liability of a Party for failure to comply with the terms of this Agreement will survive such termination.

16.Headings.

The headings of the sections, paragraphs and subsections of this Agreement are inserted for convenience only and will not affect the interpretation hereof or, for any purpose, be deemed a part of this Agreement.

17.Successors and Assigns; Severability; Several Obligations.

This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors and permitted assigns.  If any provision of this Agreement, or the application of any such provision to any person or circumstance, will be held invalid or unenforceable in whole or in part, such invalidity or unenforceability will attach only to such provision or part thereof and the remaining part of such provision hereof and this Agreement will continue in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.  Upon any such determination of invalidity, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.  The agreements, representations and obligations of the Parties are, in all respects, ratable and several and neither joint nor joint and several.

18.No Third-Party Beneficiaries.

Unless expressly stated herein, this Agreement will be solely for the benefit of the Parties and no other person or entity will be a third-party beneficiary hereof.

19.Prior Negotiations; Entire Agreement.

This Agreement, including the exhibits and schedules hereto, constitutes the entire agreement of the Parties, and supersedes all other prior negotiations, with respect to the subject matter hereof, except that the Parties acknowledge that any confidentiality agreements (if any) heretofore executed between the Company and each Initial Consenting Creditor will continue in full force and effect.

20.Counterparts.

This Agreement may be executed in several counterparts, each of which will be deemed to be an original, and all of which together will be deemed to be one and the same agreement.  Execution copies of this Agreement may be delivered by electronic mail, which will be deemed to be an original for the purposes of this paragraph.

21.Notices.

All notices hereunder will be deemed given if in writing and delivered, if contemporaneously sent by electronic mail, courier or by registered or certified mail (return receipt requested) to the following addresses and electronic mail addresses:

(1)If to the Company, to:

J. Crew Group, Inc. 770 Broadway New York, New York 10003
Attention:	Maria Di Lorenzo, Esq. (Maria.DiLorenzo@JCrew.com)

with a copy (which will not constitute notice) to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attention:	Ray C. Schrock, P.C. (Ray.Schrock@weil.com) Corey Chivers, Esq. (Corey.Chivers@weil.com) Sunny Singh, Esq. (Sunny.Singh@weil.com)

(2)If to a Consenting Creditor, to the addresses or electronic mail addresses set forth below the Consenting Creditor’s signature, with a copy (which will not constitute notice) to:

Milbank, Tweed, Hadley &McCloy LLP 28 Liberty Street New York, New York 10005 Fax: (212) 806-6006
Attention:	Dennis F. Dunne, Esq. (ddunne@milbank.com) Samuel A. Khalil, Esq. (skhalil@milbank.com)
(3)If to the Sponsors, to:

TPG Capital, L.P. 301 Commerce Street Suite 3300 Fort Worth, Texas 76102
Attention:	Adam Fliss (afliss@tpg.com)
-and-

Leonard Green & Partners, L.P.
11111 Santa Monica Boulevard Suite 2000
Los Angeles, California 90025
Attention:	Todd Purdy (purdy@leonardgreen.com)

Any notice given by delivery, mail, or courier will be effective when received.  Any notice given by electronic mail will be effective upon confirmation of transmission.

22.Reservation of Rights; No Admission.

Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict the ability of each of the Parties (i) to protect and preserve its rights, remedies and interests, including its claims against any of the other Parties (or their respective affiliates or subsidiaries), (ii) purchase, sell, or enter into any transactions in connection with the PIK Notes or the Term Loans, (iii) enforce any right under the PIK Indenture or the Term Loan Agreement, subject to the terms hereof, (iv) consult with other Consenting Creditors, other holders of PIK Notes, other holders of Term Loans, or any other Party regarding the Restructuring and Exchange Offer (and not any other Alternative Transaction), or (v) enforce any right, remedy, condition, consent or approval requirement under this Agreement or in any of the Definitive Documents.  Without limiting the foregoing, if this Agreement is terminated in accordance with its terms for any reason (other than consummation of the Exchange Offer and the Restructuring), the Parties each fully and expressly reserve any and all of their respective rights, remedies, claims, defenses and interests, subject to Sections 7 and 14 in the case of any claim for breach of this Agreement arising before termination.  Each of the Parties denies any and all wrongdoing or liability of any kind and does not concede any infirmity in the claims or defenses which it has asserted or could assert.

23.Relationship among Parties.

It is understood and agreed that no Consenting Creditor has any duty of trust or confidence in any kind or form with any other Consenting Creditor, and, except as expressly provided in this Agreement, there are no commitments between them.  In this regard, it is understood and agreed that any Consenting Creditor may acquire PIK Notes, Term Loans, or other debt or equity securities of the Company without the consent of the Company or any other Consenting Creditor, subject to applicable securities laws and the terms of this Agreement; provided, that, no Consenting Creditor will have any responsibility for any such acquisition to any other entity by virtue of this Agreement.

24.No Solicitation; Representation by Counsel; Adequate Information.

Section 24.01This Agreement is not and will not be deemed to be a solicitation to tender or exchange any of the PIK Notes or Term Loans.  Each Party acknowledges that it has had an opportunity to receive information from the Company and that it has been represented by counsel in connection with this Agreement and the transactions contemplated hereby. Accordingly, any rule of law or any legal decision that would provide any Party with a defense to the enforcement of the terms of this Agreement against such Party based upon lack of legal counsel will have no application and is expressly waived.

Section 24.02Although none of the Parties intends that this Agreement should constitute, and they each believe it does not constitute, an offering of securities, each Consenting Creditor acknowledges, agrees, and represents to the other Parties that it (a) is an “accredited investor” as such term is defined in Rule 501(a) of the Securities Act, (b) is a “qualified institutional buyer” as such term is defined in Rule 144A of the Securities Act, (c) understands that the securities to be acquired by it pursuant to the Restructuring have not been registered under the Securities Act and that such securities are being offered and sold pursuant to an exemption from registration contained in the Securities Act, based in part upon such Consenting Creditor’s representations contained in this Agreement and cannot be sold unless subsequently registered under the Securities Act or an exemption from registration is available, and (d) has such knowledge and experience in financial and business matters that such Consenting Creditor is capable of evaluating the merits and risks of the securities to be acquired by it pursuant to the Restructuring and understands and is able to bear any economic risks with such investment.

Section 24.03Each Participating PIK Noteholder acknowledges that it is acquiring the New Notes, New Series A Preferred Stock, and Class A Stock for investment purposes and solely for its own account, or for the accounts of the beneficial owners for whom it acts as investment advisor or manager, and not with a view to, or for resale of such securities.  Such Participating PIK Noteholder will not resell, transfer, assign or distribute the New Notes, New Series A Preferred Stock, or Class A Stock acquired by it pursuant hereto except in compliance with the registration requirements of the Securities Act, and applicable state securities laws or pursuant to an available exemption therefrom.  The financial situation of such Participating PIK Noteholder (and each beneficial owner for whom it acts as investment advisor or manager) is such that it can afford to bear the economic risk of holding the New Notes, New Series A Preferred Stock, and Class A Stock.  Such Participating PIK Noteholder (and each beneficial owner for whom it acts as investment advisor or manager) can afford to suffer the complete loss of its investment in the New Notes, New Series A Preferred Stock, or the Class A Stock.  The knowledge and experience of such Participating PIK Noteholder in financial and business matters is such that it, together with the assistance of its advisors, is capable of evaluating the merits and risks of the investment in the New Notes, New Series A Preferred Stock, and Class A Stock.  Such Participating PIK Noteholder acknowledges that (a) the offer and sale of the New Notes, New Series A Preferred Stock, and Class A Stock have not been registered under the Securities Act; (b) the offer and sale of the New Notes, New Series A Preferred Stock, and Class A Stock is intended to be exempt from registration under the Securities Act pursuant to Section 4(a)(2) of the Securities Act; and (c) there is no established market for the New Notes, New Series A Preferred Stock, or Class A Stock and there may not be any public market for such securities in the future.

25.Indemnification and Contribution

Section 25.01Indemnification Obligations. The Company (the “Indemnifying Party”) shall indemnify and hold harmless each Initial Consenting Creditor and its affiliates, equity holders, members, partners, general partners, managers and its and their respective representatives and controlling persons (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and costs and expenses arising out of or in any way related to a claim, suit or other litigation asserted by a third-party, whether currently outstanding or arising after the date hereof (collectively, “Losses”), that any such Indemnified Person may incur or to which any such Indemnified Person may become subject, arising out of or in connection with this Agreement and the transactions contemplated hereby and thereby, including, without limitation, the Exchange Offer, the Restructuring and the transactions described in the preamble to this Agreement, or any claim, challenge, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any Indemnified Person is a party thereto, whether or not such proceedings are brought by the Company, the Sponsors, their respective equity holders, affiliates, creditors or any other Person, and reimburse each

Indemnified Person upon demand for reasonable documented (with such documentation subject to redaction to preserve attorney client and work product privileges) legal or other third-party expenses incurred in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as a witness with respect to, any lawsuit, investigation, claim or other proceeding relating to any of the foregoing (including in connection with the enforcement of the indemnification obligations set forth herein), irrespective of whether or not the transactions contemplated by this Agreement, the Exchange Offer or the Restructuring are consummated or whether or not this Agreement is terminated; provided, that the foregoing indemnity will not, as to any Indemnified Person, apply to Losses to the extent they are found by a final, non-appealable judgment of a court of competent jurisdiction to arise from the bad faith, willful misconduct or gross negligence of such Indemnified Person.

Section 25.02Indemnification Procedure. Promptly after receipt by an Indemnified Person of notice of the commencement of any claim, challenge, litigation, investigation or proceeding (an “Indemnified Claim”), such Indemnified Person will, if a claim is to be made hereunder against the Indemnifying Party in respect thereof, notify the Indemnifying Party in writing of the commencement thereof; provided, that (a) the omission to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability that it may have hereunder except to the extent it has been materially prejudiced by such failure and (b) the omission to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability that it may have to such Indemnified Person otherwise than on account of this Section 25. In case any such Indemnified Claims are brought against any Indemnified Person and it notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party will be entitled to participate therein, and, at its election by providing written notice to such Indemnified Person, the Indemnifying Party will be entitled to assume the defense thereof, with counsel reasonably acceptable to such Indemnified Person; provided, that if the parties (including any impleaded parties) to any such Indemnified Claims include both such Indemnified Person and the Indemnifying Party and based on advice of such Indemnified Person’s counsel there are legal defenses available to such Indemnified Person that are different from or additional to those available to the Indemnifying Party, such Indemnified Person shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such Indemnified Claims. Upon receipt of notice from the Indemnifying Party to such Indemnified Person of its election to so assume the defense of such Indemnified Claims with counsel reasonably acceptable to the Indemnified Person, the Indemnifying Party shall not be liable to such Indemnified Person for expenses incurred by such Indemnified Person in connection with the defense thereof or participation therein (other than reasonable costs of investigation) unless (i) such Indemnified Person shall have employed separate counsel (in addition to any local counsel) in connection with the assertion of legal defenses in accordance with the proviso to the immediately preceding sentence (it being understood, however, that the Indemnifying Party shall not be liable for the expenses of more than one separate counsel representing the Indemnified Persons who are parties to such Indemnified Claims (in addition to one local counsel in each jurisdiction in which local counsel is required)), (ii) the Indemnifying Party shall not have employed counsel reasonably acceptable to such Indemnified Person to represent such Indemnified Person within a reasonable time after the Indemnifying Party has received notice of commencement of the Indemnified Claims from, or delivered on behalf of, the Indemnified Person, (iii) after the Indemnifying Party assumes the defense of the Indemnified Claims, the Indemnified Person determines in good faith that the Indemnifying Party has failed or is failing to defend such claim and provides written notice of such determination and the basis for such determination, and such failure is not reasonably cured within ten (10) business days of receipt of such notice, or (iv) the Indemnifying Party shall have authorized in writing the employment of counsel for such Indemnified Person.

Section 25.03Settlement of Indemnified Claims. In connection with any Indemnified Claim for which an Indemnified Person is assuming the defense in accordance with this Section 25, the Indemnifying Party shall not be liable for any settlement of any Indemnified Claims effected by such Indemnified Person without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed). If any settlement of any Indemnified Claims is consummated with the written consent of the Indemnifying Party or if there is a final judgment for the plaintiff in any such Indemnified Claims, the Indemnifying Party agrees to indemnify and hold harmless each Indemnified Person from and against any and all Losses by reason of such settlement or judgment to the extent such Losses are otherwise subject to indemnification by the Indemnifying Party hereunder in accordance with, and subject to the limitations of, this Section 25. The Indemnifying Party shall not, without the prior written consent of an Indemnified Person (which consent shall be granted or withheld, conditioned or delayed in the Indemnified Person’s sole discretion), effect any settlement of any pending or threatened Indemnified Claims in respect of which indemnity or contribution has been sought hereunder by such Indemnified Person unless (i) such settlement includes an unconditional release of such Indemnified Person in form and substance satisfactory to such Indemnified Person from all liability on the claims that are the subject matter of such Indemnified Claims and (ii) such settlement does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person.

Section 25.04Contribution. If for any reason the foregoing indemnification is unavailable to any Indemnified Person or insufficient to hold it harmless from Losses that are subject to indemnification pursuant to Section 25.01, then the Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Person as a result of such Loss in such proportion as is appropriate to reflect not only the relative benefits received by the Indemnifying Party, on the one hand, and such Indemnified Person, on the other hand, but also the relative fault of the Indemnifying Party, on the one hand, and such Indemnified Person, on the other hand, as well as any relevant equitable considerations. The Indemnifying Party also agrees that no Indemnified Person shall have any liability based on its comparative or contributory negligence or otherwise to the Indemnifying Party, any Person asserting claims on behalf of or in right of any of the Indemnifying Party, or any other Person in connection with an Indemnified Claim.

26.Fees and Expenses.

Except as set forth in the proviso to this sentence, each Party is responsible for its own fees and expenses (including the fees and expenses of counsel, financial consultants, investment bankers and accountants) in connection with the entry into this Agreement and the transactions contemplated hereby; provided that the Company shall pay or cause to be paid the reasonable and documented fees and expenses of (a) the counsel to the Initial Consenting Creditors in accordance with that letter agreement, dated December 21, 2016, by and between J. Crew Operating Corp. and Milbank and (b) financial advisors to the Initial Consenting Creditors in accordance with that letter agreement dated December 12, 2016 by and between J. Crew Group, Inc., PJT Partners LP, and Milbank.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed and delivered by their respective duly authorized officers, solely in their respective capacity as officers of the undersigned and not in any other capacity, as of the date first set forth above.

Chinos Holdings, Inc.

By:	/s/ Vincent Zanna
Name: Vincent Zanna
Title: SVP, Finance and Treasurer
Chinos Intermediate Holdings A, Inc.

By:	/s/ Vincent Zanna
Name: Vincent Zanna
Title: SVP, Finance and Treasurer
Chinos Intermediate Holdings B, Inc.

By:	/s/ Vincent Zanna
Name: Vincent Zanna
Title: SVP, Finance and Treasurer

J.CREW GROUp, INC.

By:	/s/ Vincent Zanna
Name: Vincent Zanna
Title: SVP, Finance and Treasurer

J. CREW Operating Corp.

By:	/s/ Vincent Zanna
Name: Vincent Zanna
Title: SVP, Finance and Treasurer

[Signature Page to Restructuring Support Agreement]

J. CREW inc.

By:	/s/ Vincent Zanna
Name: Vincent Zanna
Title: SVP, Finance and Treasurer
J. CREW International, inc.

By:	/s/ Vincent Zanna
Name: Vincent Zanna
Title: SVP, Finance and Treasurer

J. CREW brand holdings, llc

By:	/s/ Vincent Zanna
Name: Vincent Zanna
Title: SVP, Finance and Treasurer
J. CREW brand intermediate, llc

By:	/s/ Vincent Zanna
Name: Vincent Zanna
Title: SVP, Finance and Treasurer

J. CREW Brand, LLC

By:	/s/ Vincent Zanna
Name: Vincent Zanna
Title: SVP, Finance and Treasurer

J. CREW Brand Corp.

By:	/s/ Vincent Zanna
Name: Vincent Zanna
Title: SVP, Finance and Treasurer

J. CREW domestic brand, llc

By:	/s/ Vincent Zanna
Name: Vincent Zanna
Title: SVP, Finance and Treasurer

J. CREW international brand, llc

By:	/s/ Vincent Zanna
Name: Vincent Zanna Title: SVP, Finance and Treasurer

TPG CHINOS, L.P.
By: TPG Advisors VI, Inc., its General Partner
By: /s/ Michael LaGatta_____________
Name: Michael LaGatta Title: Vice President
TPG CHINOS CO-INVEST, L.P.
By: TPG Advisors VI, Inc., its General Partner By: /s/ Michael LaGatta_____________ Name: Michael LaGatta Title: Vice President

[Signature Page to Restructuring Support Agreement]

GREEN EQUITY INVESTORS V, L.P.

By: GEI CAPITAL V, LLC, its General Partner

By: /s/ Andrew Goldberg__________________
Name: Andrew Goldberg
Title: General Counsel

GREEN EQUITY INVESTORS SIDE V, L.P.

By: GEI CAPITAL V, LLC, its General Partner

By: /s/ Andrew Goldberg__________________
Name: Andrew Goldberg
Title: General Counsel

LGP CHINO COINVEST LLC

By: Leonard Green & Partners, L.P., its Manager
By: LGP Management, Inc., its general partner

By: /s/ Andrew Goldberg__________________
Name:  Andrew Goldberg
Title: General Counsel

[Signature Page to Restructuring Support Agreement]

[Initial Consenting Creditor Signature Page Redacted]

[Initial Consenting Creditor Signature Page Redacted]

Table of Exhibits

Exhibit	Document
A	New A Notes Indenture
B	New Series A Preferred Certificate of Designation
C	Offering Memorandum
D	Term Loan Amendment
E-1	Third A&R Holdings Certificate
E-2	Fourth A&R Holdings Certificate
F	Intercompany Preferred Certificate of Designation
G	New Series B Preferred Certificate of Designation
H	Form of IP License Agreement
I-1	Amended Management Agreement
I-2	New Management Agreement
J	Security Documents
K	Amended and Restated Stockholders Agreement

Exhibit A

New A Notes Indenture

INDENTURE

Dated as of [•], 2017

Between

J. CREW BRAND, LLC,

and

J. CREW BRAND CORP.,

as Issuers,

the Guarantors party hereto

and

U.S. BANK NATIONAL ASSOCIATION,

as Trustee and Collateral Agent

13.00% SENIOR SECURED [NEW MONEY] NOTES DUE 2021

Page

Article I DEFINITIONS AND INCORPORATION BY REFERENCE	1
SECTION 1.01.	Definitions1
SECTION 1.02.	Other Definitions13
SECTION 1.03.	Incorporation by Reference of Trust Indenture Act13
SECTION 1.04.	Rules of Construction14
SECTION 1.05.	Acts of Holders15
Article II THE NOTES	16
SECTION 2.01.	Form and Dating; Terms16
SECTION 2.02.	Execution and Authentication18
SECTION 2.03.	Registrar and Paying Agent18
SECTION 2.04.	Paying Agent to Hold Money in Trust18
SECTION 2.05.	Holder Lists19
SECTION 2.06.	Transfer and Exchange19
SECTION 2.07.	Replacement Notes32
SECTION 2.08.	Outstanding Notes33
SECTION 2.09.	Treasury Notes33
SECTION 2.10.	Temporary Notes33
SECTION 2.11.	Cancellation34
SECTION 2.12.	Defaulted Interest34
SECTION 2.13.	CUSIP/ISIN Numbers34
Article III REDEMPTION	35
SECTION 3.01.	Notices to Trustee35
SECTION 3.02.	Selection of Notes to Be Redeemed35
SECTION 3.03.	Notice of Redemption35
SECTION 3.04.	Effect of Notice of Redemption36
SECTION 3.05.	Deposit of Redemption Price37
SECTION 3.06.	Notes Redeemed in Part37
SECTION 3.07.	Optional Redemption37
SECTION 3.08.	Mandatory Redemption38
Article IV COVENANTS	38
SECTION 4.01.	Payment of Notes38
SECTION 4.02.	Maintenance of Office or Agency38
SECTION 4.03.	Reports and Other Information39
SECTION 4.04.	Compliance Certificate41
SECTION 4.05.	Taxes41
SECTION 4.06.	Stay, Extension and Usury Laws41
SECTION 4.07.	Limitation on Restricted Payments42

i

SECTION 4.08.	Dividend and Other Payment Restrictions Affecting Subsidiary Guarantors43
SECTION 4.09.	Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock44
SECTION 4.10.	Mergers, Consolidations, Sale of Assets and Acquisitions44
SECTION 4.11.	Transactions with Affiliates44
SECTION 4.12.	Liens45
SECTION 4.13.	Company Existence46
SECTION 4.14.	Offer to Repurchase Upon Change of Control46
SECTION 4.15.	PIK Toggle Notes48
SECTION 4.16.	[Reserved]48
SECTION 4.17.	Further Assurances; Additional Security48
SECTION 4.18.	Sale and Lease-back Transactions49
SECTION 4.19.	Investments, Loans and Advances49
SECTION 4.20.	Business49
SECTION 4.21.	Limitation on Modifications of Organizational Documents and Certain Other Agreements49
SECTION 4.22.	Subsidiaries49
SECTION 4.23.	Intellectual Property; IP License Agreement50
SECTION 4.24.	Parent Guarantor Covenant50
Article V Collateral and security	50
SECTION 5.01.	Security Interest50
SECTION 5.02.	Recording and Opinions51
SECTION 5.03.	After-Acquired Property.51
SECTION 5.04.	Release of Collateral51
SECTION 5.05.	Authorization of Actions to Be Taken by the Trustee Under the Security Documents52
SECTION 5.06.	Authorization of Receipt of Funds by the Trustee Under the Security Documents53
SECTION 5.07.	Termination of Security Interest53
SECTION 5.08.	Collateral Agent.53
Article VI	54
DEFAULTS AND REMEDIES	54
SECTION 6.01.	Events of Default54
SECTION 6.02.	Acceleration57
SECTION 6.03.	Other Remedies58
SECTION 6.04.	Waiver of Past Defaults58
SECTION 6.05.	Control by Majority58
SECTION 6.06.	Limitation on Suits58
SECTION 6.07.	Rights of Holders to Receive Payment59
SECTION 6.08.	Collection Suit by Trustee59
SECTION 6.09.	Restoration of Rights and Remedies59

ii

SECTION 6.10.	Rights and Remedies Cumulative59
SECTION 6.11.	Delay or Omission Not Waiver60
SECTION 6.12.	Trustee May File Proofs of Claim60
SECTION 6.13.	Priorities60
SECTION 6.14.	Undertaking for Costs61
Article VII TRUSTEE	61
SECTION 7.01.	Duties of Trustee61
SECTION 7.02.	Rights of Trustee62
SECTION 7.03.	Individual Rights of Trustee64
SECTION 7.04.	Trustee’s Disclaimer64
SECTION 7.05.	Notice of Defaults64
SECTION 7.06.	[Reserved]64
SECTION 7.07.	Compensation and Indemnity64
SECTION 7.08.	Replacement of Trustee65
SECTION 7.09.	Successor Trustee by Merger, etc66
SECTION 7.10.	Eligibility; Disqualification66
SECTION 7.11.	Collateral Agent66
Article VIII LEGAL DEFEASANCE AND COVENANT DEFEASANCE	66
SECTION 8.01.	Option to Effect Legal Defeasance or Covenant Defeasance66
SECTION 8.02.	Legal Defeasance and Discharge66
SECTION 8.03.	Covenant Defeasance67
SECTION 8.04.	Conditions to Legal or Covenant Defeasance68
SECTION 8.05.	Deposited Money and Government Securities to Be Held in Trust; Other Miscellaneous Provisions70
SECTION 8.06.	Repayment to Issuers70
SECTION 8.07.	Reinstatement70
Article IX AMENDMENT, SUPPLEMENT AND WAIVER	71
SECTION 9.01.	Without Consent of Holders71
SECTION 9.02.	With Consent of Holders72
SECTION 9.03.	[Reserved]74
SECTION 9.04.	Revocation and Effect of Consents74
SECTION 9.05.	Notation on or Exchange of Notes74
SECTION 9.06.	Trustee to Sign Amendments, etc74
SECTION 9.07.	Payment for Consent75
Article X GUARANTEES	75
SECTION 10.01.	Guarantee75
SECTION 10.02.	Limitation on Guarantor Liability77
SECTION 10.03.	Execution and Delivery77
SECTION 10.04.	Subrogation77
SECTION 10.05.	Benefits Acknowledged77
SECTION 10.06.	Release of Guarantees78

iii

Article XI SATISFACTION AND DISCHARGE	78
SECTION 11.01.	Satisfaction and Discharge78
SECTION 11.02.	Application of Trust Money79
Article XII MISCELLANEOUS	79
SECTION 12.01.	Security Interest Absolute79
SECTION 12.02.	Notices80
SECTION 12.03.	Communication by Holders with Other Holders81
SECTION 12.04.	Certificate and Opinion as to Conditions Precedent81
SECTION 12.05.	Statements Required in Certificate or Opinion81
SECTION 12.06.	Rules by Trustee and Agents82
SECTION 12.07.	No Personal Liability of Directors, Officers, Employees and Stockholders82
SECTION 12.08.	Governing Law82
SECTION 12.09.	Waiver of Jury Trial82
SECTION 12.10.	Force Majeure82
SECTION 12.11.	No Adverse Interpretation of Other Agreements82
SECTION 12.12.	Successors82
SECTION 12.13.	Severability83
SECTION 12.14.	Counterpart Originals83
SECTION 12.15.	Table of Contents, Headings, etc83
SECTION 12.16.	[Reserved]83
SECTION 12.17.	U.S.A. Patriot Act83

EXHIBITS

Exhibit AForm of Note

Exhibit BForm of Certificate of Transfer

Exhibit CForm of Certificate of Exchange

iv

INDENTURE, dated as of [•], 2017, among J. Crew Brand, LLC, a Delaware limited liability company (the “LLC Issuer”), J. Crew Brand Corp., a Delaware corporation, (the “Corporate Issuer” and, together with the LLC Issuer, the “Issuers”), the Guarantors (as defined herein) and U.S. Bank National Association, a national banking association, as Trustee and as Collateral Agent.

W I T N E S S E T H

WHEREAS, each of the Issuers has duly authorized the creation of an issue of $[250,000,000] [97,000,000] aggregate principal amount of the Issuers’ 13.00% Senior Secured Notes due 2021 (the “Initial Notes”);

WHEREAS, each of the Issuers and the Guarantors has duly authorized the execution and delivery of this Indenture (as defined herein); and

NOW, THEREFORE, the Issuers, the Guarantors, the Trustee and the Collateral Agent agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined herein) of (i) the Initial Notes and (ii) the Additional Notes, if any.

ARTICLE I.

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01Definitions

.

“144A Global Note” means a Global Note substantially in the form of Exhibit A attached hereto, bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes issued to qualified institutional buyers and eligible for resale in reliance on Rule 144A.

“Additional Notes” means additional Notes (other than the Initial Notes) issued under this Indenture in accordance with Sections 2.02 and 4.09 hereof, as part of the same series as the Initial Notes.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.  For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Agent” means any Registrar, co-registrar, Paying Agent or additional paying agent.

“Applicable Premium” means, with respect to any Note on any Redemption Date, the greater of:

(1)1.0% of the principal amount of such Note; and

(2)the excess, if any, of (a) the present value at such Redemption Date of all required remaining scheduled principal and interest payments due on such Note through September 15, 2021 (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over (b) the then outstanding principal amount of such Note, as calculated by the Issuers or on behalf of the Issuers by such Person as the Issuers shall designate.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange.

“Authorized Representative” means (i) in the case of the Notes Obligations or the Holders, the Trustee, (ii) in the case of the Exchange Offer Notes, the [Exchange Offer] [New] Notes Trustee, and (iii) in the case of any additional Secured Parties that become subject to the Intercreditor Agreement, the Authorized Representative named for such Series in the applicable joinder agreement.

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.

“Business Day” means each day which is not a Legal Holiday.

[“Call Right Agreement” means the Call Right Agreement, dated as of the Issue date, between the Trustee and the administrative agent under the Term Loan Agreement.]1

“Capital Stock” means:

(1)in the case of a corporation, corporate stock or shares in the capital of such corporation;

(2)in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be

[1]	Subject to effectuation of the Term Loan Amendment.

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required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP.

“Cash Equivalents” means:

(1)United States dollars, Euros or Canadian dollars;

(2)[reserved];

(3)readily marketable direct obligations issued or directly and fully and unconditionally guaranteed or insured by the United States government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 12 months or less from the date of acquisition;

(4)certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, demand deposits, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any domestic or foreign commercial bank having capital and surplus of not less than $500,000,000;

(5)repurchase obligations for underlying securities of the types described in clauses (3) and (4) above or clause (7) below entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6)commercial paper rated at least P-2 by Moody’s or at least A-2 by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) and in each case maturing within 12 months after the date of creation thereof;

(7)marketable short-term money market and similar highly liquid funds having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency);

(8)readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) with maturities of 12 months or less from the date of acquisition;

(9)investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA-(or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency); and

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(10)investment funds investing substantially all of their assets in securities of the types described in clauses (1) through (9) above.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clause (1) above, provided that such amounts are converted into United States dollars as promptly as practicable and in any event within ten (10) Business Days following the receipt of such amounts.

“Change of Control” means the occurrence of any of the following after the Issue Date:

(1)J. Crew Group ceases to own, directly or indirectly, beneficially and of record, 100% of the issued and outstanding Capital Stock of IPCo; or

(2)the LLC Issuer ceases to directly own, beneficially and of record, 100% of the issued and outstanding Capital Stock of IPCo.

“Clearstream” means Clearstream Banking, Société Anonyme and its successors.

“Collateral” means all assets and properties as to which a Lien is granted, or purported to be granted, pursuant to any Security Document to secure any Notes Obligations.

“Collateral Agent” means U.S. Bank National Association, as collateral agent, acting in its capacity as “Collateral Agent” under this Indenture and under the Security Documents and any successor thereto in such capacity.

“Corporate Trust Office of the Trustee” shall be at the address of the Trustee specified in Section 12.02 hereof or such other address as to which the Trustee may give notice to the Holders and the Issuers.

“Custodian” means the Trustee, as custodian with respect to the Notes, each in global form, or any successor entity thereto.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06(c) hereof, substantially in the form of Exhibit A attached hereto, except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, any Person specified in Section 2.03 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as Depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for

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which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely as a result of a change of control or asset sale) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, in each case prior to the date 91 days after the earlier of the maturity date of the Notes or the date the Notes are no longer outstanding.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Euroclear” means Euroclear Bank S. A./N.  V., as operator of the Euroclear system, and its successors.

“Euros” means the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Exchange Offer” means the offer to exchange the PIK Toggle Notes for Exchange Offer Notes and other consideration, conducted by the Issuers pursuant to that certain Offering Memorandum and Consent Solicitation Statement, dated as of [   ], 2017.

“[Exchange Offer] [New] Indenture” means the Indenture, dated as of the Issue Date, pursuant to which the [Exchange Offer] [New] Notes were issued.

[“Exchange Offer Notes” means the notes issued by the Issuers in the Exchange Offer pursuant to an indenture, dated the Issue Date, between the Issuers, the Guarantors and U.S. Bank National Association, as trustee and collateral agent thereunder.] [“New Notes” means the notes issued by the Issuers pursuant to an indenture, dated the Issuer Date, between the Issuers, the Guarantors and U.S. Bank National Association, as trustee and collateral agent thereunder in connection with that certain Purchase Agreement, dated as of [    ], between the Issuers, the Guarantors and the other parties thereto.]

“[Exchange Offer] [New] Notes Trustee” means the trustee under the indenture governing the Exchange Offer Notes.

“Foreign Subsidiary” means, with respect to any Person, any Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof and any Subsidiary of such Foreign Subsidiary.

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Security Document, that such Lien is the only Lien to which such Collateral is subject, other than Permitted Liens.

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“GAAP” means generally accepted accounting principles in the United States of America which are in effect on the Issue Date.  For purposes of this Indenture, the term “consolidated” with respect to any Person means such Person consolidated with its Subsidiaries.

“Global Note Legend” means the legend set forth in Section 2.06(g)(ii) hereof, which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes, substantially in the form of Exhibit A attached hereto, issued in accordance with Section 2.01, 2.06(b) or 2.06(d) hereof.

“Government Securities” means securities that are:

(1)direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(2)obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means the guarantee by any Guarantor of the Issuers’ Obligations under this Indenture and the Notes.

“Guarantor” means each of the Parent Guarantor and the Subsidiary Guarantors.  For the Avoidance of doubt, the Supplemental Guarantor shall not be, or be deemed, a Guarantor.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate, currency or commodity risks either generally or under specific contingencies.

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“Holder” means the Person in whose name a Note is registered on the Registrar’s books.

“Indebtedness” means, with respect to any Person, without duplication:

(a) all obligations of such person for borrowed money, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person under conditional sale or title retention agreements relating to property or assets purchased by such person, (d) all obligations of such person issued or assumed as the deferred purchase price of property or services, to the extent the same would be required to be shown as a long-term liability on a balance sheet prepared in accordance with GAAP, (e) all Capitalized Lease Obligations of such person, (f) all net payments that such person would have to make in the event of an early termination, on the date Indebtedness of such person is being determined, in respect of outstanding Hedging Obligations, (g) the principal component of all obligations, contingent or otherwise, of such person as an account party in respect of letters of credit and bank guarantees, (h) the principal component of all obligations of such person in respect of bankers’ acceptances, (i) all guarantees by such person of Indebtedness described in clauses (a) to (h) above and (j) the amount of all obligations of such person with respect to the redemption, repayment or other repurchase of any Disqualified Stock (excluding accrued dividends that have not increased the liquidation preference of such Disqualified Stock); provided, that Indebtedness shall not include (A) trade payables, accrued expenses and intercompany liabilities arising in the ordinary course of business, (B) prepaid or deferred revenue arising in the ordinary course of business, (C) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase prices of an asset to satisfy unperformed obligations of the seller of such asset or (D) earn-out obligations until such obligations become a liability on the balance sheet of such person in accordance with GAAP. The Indebtedness of any person shall include the Indebtedness of any partnership in which such person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such person in respect thereof.

“Indenture” means this Indenture, as amended, supplemented or otherwise modified from time to time.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” has the meaning assigned to it in the recitals to this Indenture.

“Intellectual Property” shall have the meaning assigned to such term in the Security Agreement.

“Intercreditor Agreement” means the Intercreditor Agreement dated as of the Issue Date, among the Issuers, the Guarantors, the Collateral Agent, the Trustee, the [Exchange Offer] [New] Notes Trustee, and each additional Authorized Representative from time to time party thereto, as amended, supplemented or otherwise modified from time to time.

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“Interest Payment Date” means [March 15] and [September 15] of each year, commencing [September 15], 2017, to stated maturity; or, if such date is not a Business Day, the next succeeding Business Day.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other nationally recognized statistical rating agency.

“IP Collateral” has the meaning set forth in the Security Agreement.

“IP License Agreement” shall mean[, collectively, (i)] that certain Intellectual Property License Agreement, dated as of December 6, 2016, by and among IPCo, J. Crew International, Inc., and J. Crew Operating Corp., as amended and restated as of the Issue Date, as may be further amended, amended and restated, supplemented or otherwise modified from time to time [and (ii) that certain Intellectual Property License Agreement, dated as of the Issue Date, by and among IPCo, J. Crew International, Inc., and J. Crew Operating Corp., as amended, amended and restated, supplemented or otherwise modified from time to time, and each of the foregoing, individually, an “IP License Agreement”].2

“IPCo” means J. Crew Domestic Brand, LLC, a Delaware limited liability company.

“Issue Date” means the date of original issuance of the Notes under this Indenture.

“Issue Date Transactions” means the entry by the Issuers into this Indenture and the issuance of the Initial Notes hereunder and the making of loans to J. Crew Group in the aggregate amount of $[    ], reflecting proceeds received from [the sale of the [New] Notes and]3 certain payments received on the Issue Date under the IP License Agreement.

“Issuers” has the meaning set forth in the preamble hereto.

“Issuers’ Order” means a written request or order signed on behalf of the Issuers by an Officer of each of the Issuers, and delivered to the Trustee.

“J. Crew Group” means J. Crew Group, Inc., a Delaware corporation.

“Junior Lien Obligations” means any Series of Indebtedness secured by Liens on Collateral ranking second or junior in lien priority to the Liens on Collateral securing the Notes Obligations.

“Junior Lien Secured Parties” means the holders of any Junior Lien Obligations and any Authorized Representative with respect thereto.

[2]	Subject to effectuation of the Term Loan Amendment.
[3]	Subject to effectuation of the Term Loan Amendment.

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“Legal Holiday” means a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York or place of payment.

“Licensed Marks” shall have the meaning assigned to such term in the IP License Agreement.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement and any lease in the nature thereof; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Notes” means the Initial Notes and any Additional Notes that are authenticated and delivered under this Indenture. The Initial Notes and any Additional Notes subsequently issued under this Indenture shall be treated as a single class for all purposes under this Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, for all purposes of this Indenture, (i) all references to the “Notes” shall include the Initial Notes and any Additional Notes that are actually issued, and (ii) references to “principal amount” of the Notes shall include any increase in the principal amount of the  outstanding Notes as a result of the issuance of Additional Notes.

“Notes Documents” means this Indenture, the Security Documents and the Notes.

“Notes Obligations” means Obligations in respect of the Notes, including for the avoidance of doubt, Obligations in respect of Guarantees thereof, this Indenture and the Security Documents.

“Obligations” means any principal, interest (including any interest accruing on or subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), premium, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Officer” means, with respect to any Person, the Chairman of the board of directors, the Chief Executive Officer, the Chief Financial Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of such Person.  Unless the context requires otherwise, “Officer” refers to an Officer of each of the Issuers.

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“Officer’s Certificate” means a certificate signed on behalf of a Person by an Officer of such Person, that meets the requirements set forth in this Indenture.  Unless the context requires otherwise, “Officer’s Certificate” refers to an Officer’s Certificate of each of the Issuers.

“OID Legend” means the legend set forth in Section 2.06(g)(iv) hereof, which is required to be placed on all Notes issued under this Indenture with more than a de minimis amount of original issue discount for U.S. federal income tax purposes.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee.  The counsel may be an employee of or counsel to the Issuers or the Trustee (other than counsel to the Trustee in its capacity as the Trustee under this Indenture).

“Parent Guarantor” means J. Crew Brand Intermediate, LLC, a Delaware limited liability company.

“Participant” means, with respect to the Depositary, a Person who has an account with the Depositary (and, with respect to DTC, shall include Euroclear and Clearstream).

“Participating Member State” means each state so described in any EMU Legislation.

“Permitted Refinancing Indebtedness” shall mean any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided, that (1) such Indebtedness: (a) has a weighted average life to maturity at the time such Permitted Refinancing Indebtedness is incurred that is not less than the shorter of (i) the remaining weighted average life to maturity of the Indebtedness being Refinanced and (ii) the weighted average life to maturity that would result if all payments of principal on the Indebtedness being Refinanced that were due on or after the date that is one year following the maturity date of the Notes were instead due on such date one year following the maturity date of the Notes; (b) has a stated final maturity that is not earlier than 91 days following the maturity date of the Notes and (c) shall not have any scheduled payment of principal prior to 91 days following the maturity date of the Notes; (2) (a) the principal amount (or accreted value, if applicable) of such new Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on, the Indebtedness being so extended, replaced, refunded, refinanced, renewed or defeased; (b) following such extension, refinancing, renewal, replacement, defeasance or refund, and giving effect thereto, the amount of interest projected by the Issuers to be due annually on all outstanding Indebtedness of the Issuers and the Guarantors would not exceed the annual payment amounts projected by the Issuers under the IP License Agreement as of the date of incurrence,  and (c) to the extent such Permitted Refinancing Indebtedness extends, replaces, refunds, refinances, renews or defeases Indebtedness subordinated to the Notes or any Guarantee thereof, such Permitted Refinancing Indebtedness is subordinated to the Notes or the Guarantee thereof at least to the same extent as the Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased.

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“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“PIK Toggle Notes” means the 7.75%/8.50% Senior PIK Toggle Notes due 2019 (as amended, supplemented or otherwise modified from time to time) issued by Chinos Intermediate Holdings A, Inc., a Delaware corporation and the indirect parent holding company of J.Crew Group (the “PIK Toggle Notes Issuer”), pursuant to the indenture, dated as of November 4, 2013, between the PIK Toggle Notes Issuer and U.S. Bank National Association, as the trustee thereunder (the “PIK Toggle Notes Trustee”) (as such indenture may be amended, supplemented or otherwise modified from time to time) (the “PIK Toggle Notes Indenture”).

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Private Placement Legend” means the legend set forth in Section 2.06(g)(i) hereof to be placed on all Notes issued under this Indenture, except where otherwise permitted by the provisions of this Indenture.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Record Date” for the interest payable on any applicable Interest Payment Date means the [March 1] and [September 1] (whether or not a Business Day) immediately preceding such Interest Payment Date.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a Regulation S Temporary Global Note or Regulation S Permanent Global Note, as applicable.

“Regulation S Permanent Global Note” means a permanent Global Note in the form of Exhibit A attached hereto, bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Regulation S Temporary Global Note upon expiration of the applicable Restricted Period.

“Regulation S Temporary Global Note” means a temporary Global Note in the form of Exhibit A attached hereto, bearing the Global Note Legend, the Private Placement Legend and the Regulation S Temporary Global Note Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes initially sold in reliance on Rule 903.

“Regulation S Temporary Global Note Legend” means the legend set forth in Section 2.06(g)(iii) hereof.

“Responsible Officer” means, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee

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who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such Person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

“Restricted Definitive Note” means a Definitive Note bearing, or that is required to bear, the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing, or that is required to bear, the Private Placement Legend.

“Restricted Period” means, in respect of any Note issued pursuant to Regulation S, the 40-day distribution compliance period as defined in Regulation S applicable to such Note.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Parties” shall mean the “Secured Parties” as defined in the Security Agreement.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Security Agreement” means the Security Agreement in respect of the Notes, dated as of the Issue Date, between the Issuers, the Guarantors and the Collateral Agent, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Security Documents” shall mean the collateral agreement, each of the security agreements (including the Security Agreement), pledge agreements, collateral assignments and mortgages and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 4.17 or otherwise in favor of the Collateral Agent for purposes of creating the security interests in the Collateral and securing the Notes Obligations, and the Intercreditor Agreement.

“Series” means (a) with respect to the Junior Lien Secured Parties, each Junior Lien Secured Party that is or becomes subject to the Intercreditor Agreement on or after the date

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hereof that is represented by a common Authorized Representative (in its capacity as such for such Junior Lien Secured Parties) and (b) with respect to any Junior Lien Obligations, the Junior Lien Obligations incurred pursuant to any applicable agreement, which, pursuant to any joinder agreement, are to be represented under the Intercreditor Agreement by a common Authorized Representative (in its capacity as such for such Junior Lien Obligations).

“Special Purpose Entity” shall mean, (1) in the case of each of the LLC Issuer and the Guarantors, a limited liability company and (2), in the case of the Corporate Issuer, a corporation that, in each case, since the date of its formation and at all times on and after the date hereof, (i) shall be organized solely for the purpose of (a) owning the Licensed Marks, (b) entering into and performing its obligations under the IP License Agreement, (c) entering into and performing its obligations under this Indenture and the other Notes Documents (and any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness) and (d) holding any Permitted Investments (the foregoing (a) through (d), the “Permitted Activities”), (ii) shall not engage in any business unrelated to the Permitted Activities, (iii) shall not have any assets other than the Licensed Marks and Permitted Investments, (iv) shall have no Indebtedness other than Permitted Indebtedness and (v) shall operate as an entity with assets and liabilities distinct from those of any of its Affiliates, provided that nothing in this clause (v) shall prohibit the granting of any licenses or sublicenses of Intellectual Property of the Issuers and the Guarantors to any Affiliate in the ordinary course of business provided that such grant is properly documented.

“Subsidiary” means, with respect to any Person:

(1)any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50.0% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; and

(2)any partnership, joint venture, limited liability company or similar entity of which

(a)more than 50.0% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

(b)such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Subsidiary Guarantor” means, each of IPCo and J. Crew International Brand, LLC, a Delaware limited liability company.

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“Supplemental Guarantee” means the guarantee by the Supplemental Guarantor of the payment obligations of the Issuers under this Indenture and the Notes pursuant to the Supplemental Guarantee Agreement.

“Supplemental Guarantee Agreement” means the Supplemental Guarantor Agreement, dated as of the Issue, between the Trustee and the Supplemental Guarantor, in the form attached hereto as Exhibit D.

“Supplemental Guarantor” means Chinos Intermediate Holdings A, Inc., and any successor thereto.

“Term Loan Agreement” means that certain Amended and Restated Credit Agreement, dated as of March 5, 2014, by and among, inter alios, Chinos Intermediate Holdings B, Inc., a Delaware corporation, J. Crew Group, Inc., as borrower, the lenders from time to time party thereto and Wilmington Savings Fund Society, FSB, as administrative agent (as successor in such capacity to Bank of America, N.A.), as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Treasury Rate” means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (or is obtainable from the Federal Reserve System’s Data Download Program as of the date of such H.15) that has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to September 15, 2021; provided that if the period from the Redemption Date to such date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb).

“Trustee” means U.S. Bank National Association, as trustee, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code or any successor provision thereof as the same may from time to time be in effect in the State of New York.

“Unrestricted Definitive Note” means one or more Definitive Notes that do not bear and are not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a permanent Global Note, substantially in the form of Exhibit A attached hereto, that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, and that is deposited with or on behalf of and registered in the name of the Depositary, representing Notes that do not bear the Private Placement Legend.

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“U.S. Person” means a U.S. person as defined in Rule 902(k) under the Securities Act.

Section 1.02Other Definitions

.

Term	Defined in Section
“Applicable Premium Deficit”	8.04
“Authentication Order”	2.02
“Change of Control Offer”	4.14
“Change of Control Payment”	4.14
“Change of Control Payment Date”	4.14
“Covenant Defeasance”	8.03
“DTC”	2.03
“Event of Default”	6.01
“Interest Period”	Exhibit A
“Legal Defeasance”	8.02
“Note Register”	2.03
“Paying Agent”	2.03
“Permitted Activities”	1.01
“Permitted Liens”	4.12
“Permitted Investments”	4.19
“Purchased PIK Toggle Notes”	4.15
“Redemption Date”	3.01
“Registrar”	2.03
“Restricted Payments”	4.07

Section 1.03Incorporation by Reference of Trust Indenture Act

.  Whenever this Indenture refers to a provision of the Trust Indenture Act, the provision is incorporated by reference in and made a part of this Indenture.

The following Trust Indenture Act terms used in this Indenture have the following meanings:

“indenture securities” means the Notes and the Guarantees;

“indenture security Holder” means a Holder of a Note;

“indenture trustee” or “institutional trustee” means the Trustee; and

“obligor” on the Notes and the Guarantees means the Issuers and the Guarantors, respectively, and any successor obligor upon the Notes and the Guarantees, respectively.

All other terms used in this Indenture that are defined by the Trust Indenture Act, defined by Trust Indenture Act reference to another statute or defined by SEC rule under the Trust Indenture Act have the meanings so assigned to them.  For the avoidance of doubt, the Issuers shall not be required to qualify this Indenture under the Trust Indenture Act.

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Section 1.04Rules of Construction

.  Unless the context otherwise requires:

(a)	a term has the meaning assigned to it;

(b)an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c)“or” is not exclusive;

(d)the words “including,” “includes” and similar words shall be deemed to be followed by without limitation;

(e)words in the singular include the plural, and in the plural include the singular;

(f)“will” shall be interpreted to express a command;

(g)provisions apply to successive events and transactions;

(h)references to sections of, or rules under, the Securities Act or Exchange Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time;

(i)unless the context otherwise requires, any reference to an “Article,” “Section” or “clause” refers to an Article, Section or clause, as the case may be, of this Indenture;

(j)the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not any particular Article, Section, clause or other subdivision;

(k)the principal amount of any Preferred Stock at any time shall be (i) the maximum liquidation value of such Preferred Stock at such time or (ii) the maximum mandatory redemption or mandatory repurchase price with respect to such Preferred Stock at such time, whichever is greater; and

(l)words used herein implying any gender shall apply to both genders.

Section 1.05Acts of Holders

.

(a)Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing.  Except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee and, where it is hereby expressly required, to the Issuers.  Proof of execution of any such instrument or of a writing appointing any such agent, or the holding by any Person of a Note,

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shall be sufficient for any purpose of this Indenture and (subject to Section 7.01 hereof) conclusive in favor of the Trustee and the Issuers, if made in the manner provided in this Section 1.05.

(b)The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by the certificate of any notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof.  Where such execution is by or on behalf of any legal entity other than an individual, such certificate or affidavit shall also constitute proof of the authority of the Person executing the same.  The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner that the Trustee deems sufficient.

(c)The ownership of Notes shall be proved by the Note Register.

(d)Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of any action taken, suffered or omitted by the Trustee or the Issuers in reliance thereon, whether or not notation of such action is made upon such Note.

(e)The Issuers may set a record date for purposes of determining the identity of Holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or take any other act, or to vote or consent to any action by vote or consent authorized or permitted to be given or taken by Holders.  Unless otherwise specified, if not set by the Issuers prior to the first solicitation of a Holder made by any Person in respect of any such action, or in the case of any such vote, prior to such vote, any such record date shall be the later of 10 days prior to the first solicitation of such consent or the date of the most recent list of Holders furnished to the Trustee prior to such solicitation.

(f)Without limiting the foregoing, a Holder entitled to take any action hereunder with regard to any particular Note may do so with regard to all or any part of the principal amount of such Note or by one or more duly appointed agents, each of which may do so pursuant to such appointment with regard to all or any part of such principal amount.  Any notice given or action taken by a Holder or its agents with regard to different parts of such principal amount pursuant to this paragraph shall have the same effect as if given or taken by separate Holders of each such different part.

(g)Without limiting the generality of the foregoing, a Holder, including DTC, that is a Holder of a Global Note, may make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders, and any Person, that is a Holder of a Global Note, including DTC, may provide its proxy or proxies to the beneficial owners of interests in any such Global Note through such Depositary’s standing instructions and customary practices.

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(h)The Issuers may fix a record date for the purpose of determining the Persons who are beneficial owners of interests in any Global Note held by DTC entitled under the procedures of such Depositary to make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders.  If such a record date is fixed, the Holders on such record date or their duly appointed proxy or proxies, and only such Persons, shall be entitled to make, give or take such request, demand, authorization, direction, notice, consent, waiver or other action, whether or not such Holders remain Holders after such record date.  No such request, demand, authorization, direction, notice, consent, waiver or other action shall be valid or effective if made, given or taken more than 90 days after such record date.

ARTICLE II.

THE NOTES

Section 2.01Form and Dating; Terms

.

(a)General.  The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A attached hereto.  The Notes may have notations, legends or endorsements required by law, stock exchange rules or usage.  Each Note shall be dated the date of its authentication.  The Notes shall be issued initially in minimum denominations of $2,000 and any integral multiple of $1,000 in excess of $2,000.

(b)Global Notes.  Notes issued in global form shall be substantially in the form of Exhibit A attached hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto).  Notes issued in definitive form shall be substantially in the form of Exhibit A attached hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto).  Each Global Note shall represent such of the outstanding Notes as shall be specified in the “Schedule of Exchanges of Interests in the Global Note” attached thereto and each shall provide that it shall represent up to the aggregate principal amount of Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as applicable, to reflect exchanges and redemptions.  Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.

(c)Temporary Global Notes.  Notes offered and sold in reliance on Regulation S shall be issued initially in the form of the Regulation S Temporary Global Note, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Custodian and registered in the name of the Depositary or the nominee of the Depositary for the accounts of designated agents holding on behalf of Euroclear or Clearstream, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided.

Following (i) the termination of the applicable Restricted Period and (ii) the receipt by the Trustee of (A) a certification or other evidence in a form reasonably acceptable to

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the Issuers of non-United States beneficial ownership of 100% of the aggregate principal amount of each Regulation S Temporary Global Note (except to the extent of any beneficial owners thereof who acquired an interest therein during the Restricted Period pursuant to another exemption from registration under the Securities Act and who shall take delivery of a beneficial ownership interest in a 144A Global Note bearing a Private Placement Legend, all as contemplated by Section 2.06(b) hereof) and (B) an Officer’s Certificate from the Issuers, the Trustee shall remove the Regulation S Temporary Global Note Legend from the Regulation S Temporary Global Note, following which temporary beneficial interests in the Regulation S Temporary Global Note shall automatically become beneficial interests in the Regulation S Permanent Global Note pursuant to the Applicable Procedures.

The aggregate principal amount of a Regulation S Temporary Global Note and a Regulation S Permanent Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depositary or its nominee, as the case may be, in connection with transfers of interest as hereinafter provided.

(d)Terms.  The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is subject to Section 4.09.

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and the Issuers and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby.  However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

The Notes shall be subject to repurchase by the Issuer pursuant to a Change of Control Offer as provided in Section 4.14 hereof.  The Notes shall not be redeemable, other than as provided in Article III hereof.

Additional Notes ranking pari passu with the Initial Notes may be created and issued from time to time by the Issuers without notice to or consent of the Holders and shall be consolidated with and form a single class with the Initial Notes and shall have the same terms as to status, redemption or otherwise as the Initial Notes (except that interest may accrue on the Additional Notes from their date of issuance (or such other date specified by the Issuers)); provided that the Issuers’ ability to issue Additional Notes shall be subject to the Issuers’ compliance with Section 4.09 hereof; provided, further, that if any such Additional Notes are not fungible with the Initial Notes for U.S. federal income tax purposes, such Additional Notes shall have a different CUSIP number (or other applicable identifying number). Any Additional Notes shall be issued with the benefit of an indenture supplemental to this Indenture.

(e)[Reserved].

(f)Euroclear and Clearstream Applicable Procedures.  The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream shall be applicable to transfers of beneficial interests in the Regulation S Temporary Global Note and the Regulation S Permanent Global Notes that are held

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by Participants through Euroclear or Clearstream and this Indenture shall not govern such transfers.

Section 2.02Execution and Authentication

.  At least one Officer of each of the Issuers shall execute the Notes on behalf each of the Issuers by manual, facsimile or electronic (in “.pdf” format) signature.

If an Officer of any of the Issuers whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall nevertheless be valid.

A Note shall not be entitled to any benefit under this Indenture or be valid or obligatory for any purpose until authenticated substantially in the form of Exhibit A attached hereto, by the manual signature of the Trustee.  The signature shall be conclusive evidence that the Note has been duly authenticated and delivered under this Indenture.

On the Issue Date, the Trustee shall, upon receipt of an Issuers’ Order (an “Authentication Order”), authenticate and deliver the Initial Notes in the aggregate principal amount or amounts specified in such Authentication Order.  In addition, at any time, from time to time, the Trustee shall, upon receipt of an Authentication Order, authenticate and deliver any Additional Notes for an aggregate principal amount specified in such Authentication Order for such Additional Notes.

The Trustee may appoint an authenticating agent acceptable to the Issuers to authenticate Notes.  An authenticating agent may authenticate Notes whenever the Trustee may do so.  Each reference in this Indenture to authentication by the Trustee includes authentication by such agent.  An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Issuers.

Section 2.03Registrar and Paying Agent

.  The Issuers shall maintain in the United States (i) an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and (ii) an office or agency where Notes may be presented for payment (“Paying Agent”).  The Registrar shall keep a register of the Notes (“Note Register”) and of their transfer and exchange.  The registered Holder of a Note will be treated as the owner of the Note for all purposes.  Only registered Holders shall have rights under this Indenture and the Notes.  The Issuers may appoint one or more co-registrars and one or more additional paying agents.  The term “Registrar” includes any co-registrar, and the term “Paying Agent” includes any additional paying agents.  The Issuers initially appoint the Trustee as Paying Agent.  The Issuers may change any Paying Agent or Registrar without prior notice to any Holder.  The Issuers shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture.  If the Issuers fail to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall, to the extent that it is capable, act as such.  The Issuers or any of their domestic Subsidiaries may act as Paying Agent or Registrar.

The Issuers initially appoint The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes representing the Notes.

The Issuers initially appoint the Trustee to act as the Registrar for the Notes.

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Section 2.04Paying Agent to Hold Money in Trust

.  The Issuers shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium, if any, or interest on the Notes, and will notify the Trustee of any default by the Issuers in making any such payment.  While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee.  The Issuers at any time may require a Paying Agent to pay all money held by it to the Trustee.  Upon payment over to the Trustee, the Paying Agent (if other than the Issuers or a Subsidiary) shall have no further liability for the money.  If either of the Issuers or a Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent.  Upon any bankruptcy or reorganization proceedings relating to the Issuers, the Trustee shall serve as Paying Agent for the Notes.

Section 2.05Holder Lists

.  The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders.  If the Trustee is not the Registrar, the Issuers shall furnish to the Trustee at least two Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders.

Section 2.06Transfer and Exchange

.

(a)Transfer and Exchange of Global Notes.  Except as otherwise set forth in this Section 2.06, a Global Note may be transferred, in whole and not in part, only to another nominee of the Depositary or to a successor thereto or a nominee of such successor thereto.  A beneficial interest in a Global Note may not be exchanged for a Definitive Note of the same series unless (A) the Depositary (x) notifies the Issuers that it is unwilling or unable to continue as Depositary for such Global Note or (y) has ceased to be a clearing agency registered under the Exchange Act, and, in either case, a successor Depositary is not appointed by the Issuers within 120 days, (B) the Issuers, at their option, notify the Trustee in writing that they elect to cause the issuance of Definitive Notes (although Regulation S Temporary Global Notes at the Issuers’ election pursuant to this clause may not be exchanged for Definitive Notes prior to (1) the expiration of the applicable Restricted Period and (2) the receipt of any certificate required pursuant to Rule 903(b)(3)(ii)(B)) or (C) upon the request of the Depositary if there shall have occurred and be continuing an Event of Default with respect to the Notes.  Upon the occurrence of any of the events in clauses (A), (B) or (C) above, Definitive Notes delivered in exchange for any Global Note of the same series or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the Depositary (in accordance with its customary procedures).  Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10 hereof.  Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note of the same series or any portion thereof, pursuant to this Section 2.06 or Sections 2.07 or 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note, except for Definitive Notes issued subsequent to any of the events in (A), (B) or (C) above and pursuant to Section 2.06(c) hereof.  A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a); provided, however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b), (c) or (f) hereof.

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(b)Transfer and Exchange of Beneficial Interests in the Global Notes.  The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary in accordance with the provisions of this Indenture and the Applicable Procedures.  Beneficial interests in the Restricted Global Notes shall be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act.  Transfers of beneficial interests in the Global Notes also shall require compliance with either subparagraph (i) or (ii) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(i)Transfer of Beneficial Interests in the Same Global Note.  Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided that prior to the expiration of the Restricted Period, transfers of beneficial interests in the Regulation S Temporary Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person other than pursuant to Rule 144A or another available exemption from the registration requirements of the Securities Act.  Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note.  No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(i).

(ii)All Other Transfers and Exchanges of Beneficial Interests in Global Notes.  In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(i) hereof, the transferor of such beneficial interest must deliver to the Registrar either (A) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase or (B) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note of the same series in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above; provided that in no event shall Definitive Notes be issued upon the transfer or exchange of beneficial interests in the Regulation S Temporary Global Note prior to (A) the expiration of the Restricted Period therefor and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B).  Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(h) hereof.

(iii)Transfer of Beneficial Interests to Another Restricted Global Note.  A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(ii) hereof and the Registrar receives the following:

a.if the transferee will take delivery in the form of a beneficial interest in the 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof; or

b.if the transferee will take delivery in the form of a beneficial interest in the Regulation S Global Note, then the transferor must deliver a

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certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof.

(iv)Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note.  A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(b)(ii) hereof and:

a.[Reserved];

b.[Reserved];

c.[Reserved];

d.the Registrar receives the following:

i.if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note of the same series, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or

ii.if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note of the same series, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (D), if the Registrar or the Issuers so request or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Issuers to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected pursuant to subparagraph (D) above at a time when an Unrestricted Global Note has not yet been issued, the Issuers shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to subparagraph (D) above.

Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(c)Transfer or Exchange of Beneficial Interests for Definitive Notes.

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(i)Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes.  If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon the occurrence of any of the events in clauses (A), (B) and (C) of Section 2.06(a) hereof and receipt by the Registrar of the following documentation:

a.if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder substantially in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;

b.if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;

c.if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (2) thereof;

d.if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(a) thereof; or

e.if such beneficial interest is being transferred to the Issuers or a Guarantor, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(b) thereof,

the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Issuers shall execute and the Trustee shall authenticate and mail to the Person designated in the instructions a Definitive Note in the applicable principal amount.  Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant.  The Trustee shall mail such Definitive Notes to the Persons in whose names such Notes are so registered.  Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(i) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(ii)Beneficial Interests in Regulation S Temporary Global Note to Definitive Notes.  Notwithstanding Sections 2.06(c)(i)(A) and (C) hereof, a beneficial interest in the Regulation S Temporary Global Note may not be exchanged for a Definitive Note or transferred to a Person who takes delivery thereof in the form of a Definitive Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B), except in the case of a transfer pursuant to an exemption from the registration requirements of the Securities Act other than Rule 903 or Rule 904.

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(iii)Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes.  A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only upon the occurrence of any of the events in subsection (A) of Section 2.06(a) hereof and if:

a.[Reserved];

b.[Reserved];

c.[Reserved];

d.the Registrar receives the following:

i.if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such holder substantially in the form of Exhibit C hereto, including the certifications in item (l)(b) thereof; or

ii.if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (D), if the Registrar or the Issuers so request or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Issuers to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iv)Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes.  If any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon the occurrence of any of the events in clauses (A), (B) and (C) of Section 2.06(a) hereof and satisfaction of the conditions set forth in Section 2.06(b)(ii) hereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Issuers shall execute and the Trustee shall authenticate and mail to the Person designated in the instructions a Definitive Note in the applicable principal amount.  Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iv) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from or through the Depositary and the Participant or Indirect Participant.  The Trustee shall mail such Definitive Notes to the Persons in whose names such Notes are so registered.  Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iv) shall not bear the Private Placement Legend.

(d)Transfer and Exchange of Definitive Notes for Beneficial Interests.

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(i)Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes.  If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

a.if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;

b.if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;

c.if such Restricted Definitive Note is being transferred to a Non- U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (2) thereof;

d.if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(a) thereof; or

e.if such Restricted Definitive Note is being transferred to the Issuers or any of their Subsidiaries, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(b) thereof, the Trustee shall cancel the Restricted Definitive Note and increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the applicable Restricted Global Note, in the case of clause (B) above, the applicable 144A Global Note, and in the case of clause (C) above, the applicable Regulation S Global Note.

(ii)Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes.  A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if:

a.[Reserved];

b.[Reserved];

c.[Reserved];

d.the Registrar receives the following:

i.if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global

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Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or

ii.if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (D), if the Registrar or the Issuer so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Issuers to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of this Section 2.06(d)(ii), the Trustee shall cancel the Restricted Definitive Note and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(iii)Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes.  A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time.  Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to subparagraph (ii) or (iii) above at a time when an Unrestricted Global Note has not yet been issued, the Issuers shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(e)Transfer and Exchange of Definitive Notes for Definitive Notes.  Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar shall register the transfer or exchange of Definitive Notes.  Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer or exchange in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing.  In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e):

(i)Restricted Definitive Notes to Restricted Definitive Notes.  Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

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a.if the transfer will be made to a QIB in accordance with Rule 144A, then the transferor must deliver a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;

b.if the transfer will be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; or

c.if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications required by item (3) thereof, if applicable.

(ii)Restricted Definitive Notes to Unrestricted Definitive Notes.  Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if:

a.[Reserved];

b.[Reserved];

c.[Reserved];

d.the Registrar receives the following:

i.if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or

ii.if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (D), if the Registrar or the Issuers so request, an Opinion of Counsel in form reasonably acceptable to the Issuers to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iii)Unrestricted Definitive Notes to Unrestricted Definitive Notes.  A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note.  Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(f)[Reserved]

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(g)Legends.  The following legends shall appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture:

(i)Private Placement Legend.

a.Except as permitted by subparagraph (B) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

THE SECURITY EVIDENCED HEREBY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER SECTION 5 OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THE SECURITY EVIDENCED HEREBY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM.  EACH PURCHASER OF THE SECURITY EVIDENCED HEREBY IS HEREBY NOTIFIED THAT THE SELLER MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER.  THE HOLDER OF THE SECURITY EVIDENCED HEREBY AGREES FOR THE BENEFIT OF THE ISSUERS THAT (A) SUCH SECURITY MAY BE RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (1)(a) INSIDE THE UNITED STATES TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A UNDER THE SECURITIES ACT, (b) OUTSIDE THE UNITED STATES TO A FOREIGN PERSON IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (c) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF APPLICABLE) OR (d) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL ACCEPTABLE TO THE ISSUERS IF THE ISSUERS SO REQUEST) OR (2) TO THE ISSUERS OR A GUARANTOR AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THE SECURITY EVIDENCED HEREBY OF THE RESALE RESTRICTIONS SET FORTH IN CLAUSE (A) ABOVE.  NO REPRESENTATION CAN BE MADE AS TO THE AVAILABILITY OF THE EXEMPTION PROVIDED BY RULE 144 FOR RESALE OF THE SECURITY EVIDENCED HEREBY.

BY ACQUIRING THE SECURITY EVIDENCED HEREBY OR ANY INTEREST THEREIN, EACH INITIAL HOLDER IS DEEMED TO

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REPRESENT, WARRANT AND AGREE THAT AT THE TIME OF ITS ACQUISITION AND THROUGHOUT THE PERIOD THAT IT HOLDS THIS SECURITY OR ANY INTEREST THEREIN EITHER (A) IT IS NOT ACQUIRING THE SECURITY OR ANY INTEREST THEREIN FOR OR ON BEHALF OF (AND FOR SO LONG AS IT HOLDS THIS SECURITY OR ANY INTEREST THEREIN WILL NOT BE AND WILL NOT BE ACTING ON BEHALF OF) (I) ANY EMPLOYEE BENEFIT PLAN (AS DEFINED IN SECTION 3(3) OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”)) THAT IS SUBJECT TO TITLE I OF ERISA, (II) ANY “PLAN” (AS DEFINED IN SECTION 4975(e)(1) OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (“CODE”)) THAT IS SUBJECT TO SECTION 4975 OF THE CODE (INCLUDING AN INDIVIDUAL RETIREMENT ARRANGEMENT UNDER SECTION 408 OF THE CODE), OR (III) ANY ENTITY OF WHICH THE UNDERLYING ASSETS ARE CONSIDERED TO INCLUDE “PLAN ASSETS” OF ANY PLANS DESCRIBED IN THE FOREGOING CLAUSES (I) OR (II) (AS DETERMINED PURSUANT TO U.S. DEPARTMENT OF LABOR REGULATIONS, AS MODIFIED BY SECTION 3(42) OF ERISA), OR (IV) ANY PLAN, SUCH AS A FOREIGN PLAN, GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) OR CHURCH PLAN (AS DEFINED IN SECTION 3(33) OF ERISA) THAT IS NOT SUBJECT TO TITLE I OF ERISA, BUT THAT IS SUBJECT TO ANY FEDERAL, STATE, LOCAL, FOREIGN OR OTHER LAWS OR REGULATIONS THAT ARE SIMILAR TO TITLE I OF ERISA OR SECTION 4975 OF THE CODE (EACH, A “SIMILAR LAW”), OR (B) THE ACQUISITION, HOLDING AND DISPOSITION OF THIS SECURITY OR ANY INTEREST THEREIN WILL NOT CONSTITUTE A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR A VIOLATION UNDER ANY PROVISION OF A SIMILAR LAW.  BY ACQUIRING THE SECURITY EVIDENCED HEREBY OR ANY INTEREST THEREIN, EACH TRANSFEREE  IS DEEMED TO REPRESENT, WARRANT AND AGREE THAT AT THE TIME OF ITS ACQUISITION AND THROUGHOUT THE PERIOD THAT IT HOLDS THIS SECURITY OR ANY INTEREST THEREIN  EITHER (A) IT IS NOT ACQUIRING THE SECURITY OR ANY INTEREST THEREIN FOR OR ON BEHALF OF (AND FOR SO LONG AS IT HOLDS THIS SECURITY OR ANY INTEREST THEREIN WILL NOT BE AND WILL NOT BE ACTING ON BEHALF OF) (I) ANY EMPLOYEE BENEFIT PLAN (AS DEFINED IN SECTION 3(3) OF ERISA) THAT IS SUBJECT TO TITLE I OF ERISA, (II) ANY “PLAN” (AS DEFINED IN SECTION 4975(e)(1) OF THE CODE) THAT IS SUBJECT TO SECTION 4975 OF THE CODE (INCLUDING AN INDIVIDUAL RETIREMENT ARRANGEMENT UNDER SECTION 408 OF THE CODE), OR (III) ANY ENTITY OF WHICH THE UNDERLYING ASSETS ARE CONSIDERED TO INCLUDE “PLAN ASSETS” OF ANY PLANS DESCRIBED IN THE FOREGOING CLAUSES (I) OR (II) (AS DETERMINED PURSUANT TO U.S. DEPARTMENT OF LABOR REGULATIONS, AS MODIFIED BY SECTION

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3(42) OF ERISA), OR (IV) ANY PLAN, SUCH AS A FOREIGN PLAN, GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) OR CHURCH PLAN (AS DEFINED IN SECTION 3(33) OF ERISA) THAT IS NOT SUBJECT TO TITLE I OF ERISA, BUT THAT IS SUBJECT TO SIMILAR LAW, OR (B) IF IT IS SUCH A FOREIGN PLAN, GOVERNMENTAL PLAN OR CHURCH PLAN, THE ACQUISITION, HOLDING AND DISPOSITION OF THIS SECURITY OR ANY INTEREST THEREIN WILL NOT CONSTITUTE A VIOLATION UNDER ANY PROVISION OF A SIMILAR LAW. IF IT IS AN INITIAL HOLDER OR TRANSFEREE, IT WILL NOT SELL OR OTHERWISE TRANSFER THIS SECURITY OR ANY INTEREST THEREIN OTHER THAN TO A PURCHASER OR TRANSFEREE THAT IS DEEMED TO MAKE THESE REPRESENTATIONS, WARRANTIES AND AGREEMENTS APPLICABLE TO TRANSFEREES WITH RESPECT TO ITS ACQUISITION, HOLDING AND DISPOSITION OF THIS SECURITY.

b.Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraphs (b)(iv), (c)(iii), (c)(iv), (d)(ii), (d)(iii) or (e)(ii), (e)(iii) of this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) shall not bear the Private Placement Legend.

(ii)Global Note Legend.  Each Global Note shall bear a legend in substantially the following form (with appropriate changes in the last sentence if DTC is not the Depositary):

THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06(h) OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUERS.  UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.  UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (“DTC”) TO THE ISSUERS OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF

31

CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

(iii)Regulation S Temporary Global Note Legend.  The Regulation S Temporary Global Note shall bear a legend in substantially the following form:

THIS NOTE (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION ORIGINALLY EXEMPT FROM REGISTRATION UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE TRANSFERRED IN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, ANY U.S. PERSON EXCEPT PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND ALL APPLICABLE STATE SECURITIES LAWS.  TERMS USED ABOVE HAVE THE MEANINGS GIVEN TO THEM IN REGULATION S UNDER THE SECURITIES ACT.  BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.

(iv)OID Legend.  Each Note that has more than a de minimis amount of original issue discount for U.S. federal income tax purposes shall bear a legend in substantially the following form:

THIS NOTE HAS BEEN ISSUED WITH “ORIGINAL ISSUE DISCOUNT” (WITHIN THE MEANING OF SECTION 1272 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED) FOR U.S. FEDERAL INCOME TAX PURPOSES.  UPON WRITTEN REQUEST, THE ISSUERS WILL PROMPTLY MAKE AVAILABLE TO ANY HOLDER OF THIS NOTE THE FOLLOWING INFORMATION:  (1) THE ISSUE PRICE AND DATE OF THE NOTE, (2) THE AMOUNT OF ORIGINAL ISSUE DISCOUNT ON THE NOTE AND (3) THE YIELD TO MATURITY OF THE NOTE.  HOLDERS SHOULD CONTACT THE CHIEF FINANCIAL OFFICER OF THE ISSUERS AT [770 BROADWAY, NEW YORK, NY 10003].

(h)Cancellation and/or Adjustment of Global Notes.  At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or cancelled in whole and not in part, each such Global Note shall be returned to or retained and cancelled by the Trustee in accordance with Section 2.11 hereof.  At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the

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principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(i)General Provisions Relating to Transfers and Exchanges.

(i)To permit registrations of transfers and exchanges, the Issuers shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 hereof or at the Registrar’s request.

(ii)No service charge shall be made to a holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Issuers shall require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.07, 2.10, 3.06, 4.14 and 9.05 hereof).

(iii)The Issuers shall not be required (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the mailing of a notice of redemption of the Notes to be redeemed under Section 3.03 hereof and ending at the close of business on the day of such mailing, (B) to register the transfer of or to exchange a Note between a Record Date with respect to such Note and the next succeeding Interest Payment Date with respect to such Note, (C) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part or (D) to register the transfer of or to exchange any Notes tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer.

(iv)Neither the Registrar nor the Issuers shall be required to register the transfer of or exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(v)All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Issuers, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(vi)Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Issuers may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of (and premium, if any) and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Issuers shall be affected by notice to the contrary.

(vii)Upon surrender for registration of transfer of any Note at the office or agency of the Issuers designated pursuant to Section 4.02 hereof, the Issuers shall execute, and the Trustee shall authenticate and mail, in the name of the designated transferee or transferees, one or more replacement Notes of any authorized denomination or denominations of a like aggregate principal amount.

(viii)At the option of the Holder, subject to Section 2.06(a) hereof, Notes may be exchanged for other Notes of any authorized denomination or denominations of a like aggregate principal amount upon surrender of the Notes to be exchanged at such office or agency.  Whenever any Global Notes or Definitive Notes are so surrendered for exchange, the Issuers shall execute, and the Trustee shall

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authenticate and mail, the replacement Global Notes and Definitive Notes to which the Holder making the exchange is entitled in accordance with Section 2.02 hereof.

(ix)All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar and/or the Issuers pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile or electronically (in “.pdf” format).

(x)The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depositary Participants or beneficial owners of interests in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(xi)Neither the Trustee nor any Agent shall have any responsibility or liability for any actions taken or not taken by the Depositary.

Section 2.07Replacement Notes

.  If (i) any mutilated Note is surrendered to the Trustee, the Registrar or the Issuers or (ii) each of the Trustee and the Issuers receives evidence to its satisfaction of the ownership and destruction, loss or theft of any Note, then the Issuers shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Note if the Trustee’s requirements are met.  An indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Issuers to protect the Issuers, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced.  The Issuers and the Trustee may charge the Holder for their expenses in replacing a Note.

Every replacement Note is a contractual obligation of the Issuers and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.08Outstanding Notes

.  The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof and those described in this Section 2.08 as not outstanding.

Any Notes acquired by any of the Issuers or the Guarantors or by any Affiliate of the Issuers or a Guarantor shall be cancelled pursuant to Section 2.11 (and, if not cancelled by the Issuers, shall be deemed to be cancelled) and be deemed to be no longer outstanding under this Indenture.4

If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser (as defined in Section 8-303 of the Uniform Commercial Code).

[4]	Exception to be included for acquisitions by Affiliates of Additional Notes issued pursuant to Section 4.09(iii).

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If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than the Issuers or a Guarantor or an Affiliate of the Issuers or a Guarantor) holds, on a Redemption Date or maturity date, money sufficient to pay Notes (or portions thereof) payable on that date, then on and after that date such Notes (or portions thereof) shall be deemed to be no longer outstanding and shall cease to accrue interest.

Section 2.09Treasury Notes

.  In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuers or a Guarantor or by any Affiliate of the Issuers or a Guarantor, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee actually knows are so owned shall be so disregarded.  Notes so owned which have been pledged in good faith shall not be disregarded if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right to deliver any such direction, waiver or consent with respect to such pledged Notes and that the pledgee is not the Issuers or a Guarantor or any Affiliate of the Issuers or a Guarantor.

Section 2.10Temporary Notes

.  Until certificates representing Notes are ready for delivery, the Issuers may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes.  Temporary Notes shall be substantially in the form of certificated Notes but may have variations that the Issuers consider appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee.  Without unreasonable delay, the Issuers shall prepare and the Trustee shall authenticate definitive Notes in exchange for temporary Notes.

Holders and beneficial holders, as the case may be, of temporary Notes shall be entitled to all of the benefits accorded to Holders, or beneficial holders, respectively, of Notes under this Indenture.

Section 2.11Cancellation

.  The Issuers at any time may deliver Notes to the Trustee for cancellation.  The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment.  The Trustee or, at the direction of the Trustee, the Registrar or the Paying Agent and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall dispose of such cancelled Notes in accordance with its customary procedures (subject to the record retention requirement of the Exchange Act).  Evidence of the cancellation of all surrendered Notes shall be delivered to the Issuers at the Issuers’ written request.  The Issuers may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

If any of the Issuers or the Guarantors or any Affiliate of the Issuers or a Guarantor shall acquire any of the Notes, the Issuers shall deliver such Notes to the Trustee for cancellation (and, if not so delivered for cancellation, shall be deemed to be cancelled).5

[5]	Exception to be included for acquisitions by Affiliates of Additional Notes issued pursuant to Section 4.09(iii).

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Section 2.12Defaulted Interest

.  If the Issuers default in a payment of interest on the Notes, the Issuers shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, in each case at the rate provided in the Notes and in Section 4.01 hereof.  The Issuers may pay the defaulted interest to the Persons who are Holders on a subsequent special record date.  The Issuers shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment, and at the same time the Issuers shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such defaulted interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such defaulted interest as provided in this Section 2.12.  The Trustee shall fix or cause to be fixed any such special record date and payment date; provided that no such special record date shall be less than 10 days prior to the related payment date for such defaulted interest.  The Trustee shall promptly notify the Issuers of any such special record date.  At least 15 days before any such special record date, the Issuers (or, upon the written request of the Issuers, the Trustee in the name and at the expense of the Issuers) shall mail or cause to be mailed, first-class postage prepaid, or otherwise deliver in accordance with the Applicable Procedures, to each Holder, with a copy to the Trustee, a notice at his or her address as it appears in the Note Register that states the special record date, the related payment date and the amount of such interest to be paid.

Subject to the foregoing provisions of this Section 2.12 and for greater certainty, each Note delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.

Section 2.13CUSIP/ISIN Numbers

.  The Issuers in issuing the Notes may use CUSIP and ISIN numbers (in each case, if then generally in use) and, if so, the Trustee shall use CUSIP and ISIN numbers in notices of redemption as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers.  The Issuers will as promptly as practicable notify the Trustee in writing of any change in the CUSIP and ISIN numbers.

ARTICLE III.

REDEMPTION

Section 3.01Notices to Trustee

.  If the Issuers elect to redeem the Notes pursuant to Section 3.07 hereof, the Issuers shall furnish to the Trustee, at least two Business Days (unless a shorter period shall be agreed to by the Trustee) before notice of redemption is required to be delivered to Holders pursuant to Section 3.03 hereof, an Officer’s Certificate setting forth (i) the paragraph or subparagraph of such Note and/or Section of this Indenture pursuant to which the redemption shall occur, (ii) the date of redemption (the “Redemption Date”), (iii) the principal amount of the Notes to be redeemed and (iv) the redemption price.

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Section 3.02Selection of Notes to Be Redeemed

.  If less than all of the Notes are to be redeemed at any time, the Trustee shall select the Notes to be redeemed (a) if the Notes are listed on an exchange, in compliance with the requirements of such exchange or (b) on a pro rata basis to the extent practicable, or, if the pro rata basis is not practicable for any reason, by lot or by such other method as the Trustee shall deem fair and appropriate in accordance with the Applicable Procedures of the Depositary. In the event of partial redemption by lot, the particular Notes to be redeemed shall be selected, unless otherwise provided herein, not less than 30 nor more than 60 days prior to the Redemption Date by the Trustee from the outstanding Notes not previously called for redemption.

The Trustee shall promptly notify the Issuer in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof to be redeemed. No Notes of $2,000 or less may be redeemed in part, except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder shall be redeemed. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption

Section 3.03Notice of Redemption

.  The Issuers shall deliver electronically, mail or cause to be mailed by first-class mail, postage prepaid, notices of redemption at least 10 days but not more than 60 days before the Redemption Date to each Holder of Notes to be redeemed at such Holder’s registered address or otherwise in accordance with Applicable Procedures, except that redemption notices may be delivered more than 60 days prior to a Redemption Date if the notice is issued in connection with Article VIII or Article XI hereof.

The notice shall identify the Notes to be redeemed and shall state:

(a)the Redemption Date;

(b)the redemption price;

(c)if any Definitive Note is to be redeemed in part only, the portion of the principal amount of that Note that is to be redeemed and that, after the Redemption Date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion of the original Note representing the same indebtedness to the extent not redeemed will be issued in the name of the Holder upon cancellation of the original Note;

(d)the name and address of the Paying Agent;

(e)that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(f)that, unless the Issuers default in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the Redemption Date;

(g)the paragraph or subparagraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

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(h)the CUSIP and ISIN number, if any, printed on the Notes being redeemed and that no representation is made as to the correctness or accuracy of any such CUSIP and ISIN number that is listed in such notice or printed on the Notes.

At the Issuers’ request, the Trustee shall give the notice of redemption in the Issuers’ name and at their expense; provided that the Issuers shall have delivered to the Trustee, at least five days before notice of redemption is required to be delivered to Holders pursuant to this Section 3.03 (unless a shorter notice shall be agreed to by the Trustee), an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

If any Notes are listed on an exchange, and the rules of such exchange so require, the Issuers will notify the exchange of any such redemption and, if applicable, of the principal amount of any Notes outstanding following any partial redemption of Notes. The Issuers may provide in such notice that payment of the redemption price and performance of the Issuers’ obligations with respect to such redemption may be performed by another Person.

Section 3.04Effect of Notice of Redemption

.  Once notice of redemption is delivered in accordance with Section 3.03 hereof, subject to satisfaction of any conditions precedent relating thereto, Notes called for redemption become irrevocably due and payable on the Redemption Date at the redemption price.  The notice, if delivered in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice.  In any case, failure to deliver such notice or any defect in the notice to the Holder of any Note designated for redemption in whole or in part shall not affect the validity of the proceedings for the redemption of any other Note.  Subject to Section 3.05 hereof, on and after the Redemption Date, interest shall cease to accrue on Notes or portions of Notes called for redemption.

Section 3.05Deposit of Redemption Price

.

(a)Prior to 11:00 a.m. (New York City time) on the Redemption Date, the Issuers shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption price of and accrued and unpaid interest on all Notes to be redeemed on that Redemption Date.  The Trustee or the Paying Agent shall promptly return to the Issuers any money deposited with the Trustee or the Paying Agent by the Issuers in excess of the amounts necessary to pay the redemption price of, and accrued and unpaid interest on, all Notes to be redeemed.

(b)If the Issuers comply with the provisions of the preceding paragraph (a), on and after the Redemption Date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption.  If a Note is redeemed on or after a Record Date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest to the Redemption Date shall be paid to the Person in whose name such Note was registered at the close of business on such Record Date.  If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Issuers to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the Redemption Date until such principal is paid, and

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to the extent lawful on any interest accrued to the Redemption Date not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.

Section 3.06Notes Redeemed in Part

. Upon surrender of a Definitive Note that is redeemed in part, the Issuers shall issue and the Trustee shall authenticate for the Holder at the expense of the Issuers a new Note equal in principal amount to the unredeemed portion of the Note surrendered representing the same indebtedness to the extent not unredeemed; provided that each new Note will be in a principal amount of $2,000 and any integral multiple of $1,000 in excess of $2,000.  It is understood that, notwithstanding anything in this Indenture to the contrary, only an Authentication Order and not an Opinion of Counsel or Officer’s Certificate is required for the Trustee to authenticate such new Note.

Section 3.07Optional Redemption

.

(a)At any time prior to the maturity date of the Notes, the Issuers may, at their option and on one or more occasions, redeem all or any portion of the Notes, upon notice as described under Section 3.03 hereof at a redemption price equal to the sum of (i) 100% of the principal amount of the Notes redeemed, plus (ii) the Applicable Premium as of the Redemption Date plus (iii) accrued and unpaid interest, if any, to, but not including, the Redemption Date, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date.

(b)[Reserved].

(c)Except pursuant to clause (a) of this Section 3.07, the Notes will not be redeemable at the Issuers’ option prior to the maturity date thereof.

(d)[Reserved].

(e)[Reserved].

(f)Any redemption pursuant to this Section 3.07 shall be made pursuant to Sections 3.01 through 3.06 hereof.

Section 3.08Mandatory Redemption

.  The Issuers shall not be required to make any mandatory redemption or sinking fund payments with respect to the Notes.  However, under certain circumstances, the Issuers may be required to offer to purchase Notes as described in Section 4.14 hereof.

Section 3.09Term Loan Call Option

6.

Each Holder of Notes, by its acceptance thereof, consents and agrees to the terms of the Call Right Agreement, and authorizes and directs the Trustee to enter into the Call Right Agreement, and to perform its obligations and exercise its rights thereunder in accordance therewith.

[6]	Subject to effectuation of the Term Loan Amendment.

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Upon the occurrence of a Purchase Event (as defined in the Call Right Agreement), to the extent the administrative agent under the Term Loan Agreement timely delivers a Call Right Election Notice (as defined in the Call Right Agreement) pursuant to the terms of the Call Right Agreement, the Trustee shall give notice to the Holders of the occurrence thereof, and, upon payment to the Trustee of the required purchase price specified in the Call Right Agreement by the purchase date set therefor (in accordance with the terms of the Call Right Agreement), the Trustee will comply with the terms of the Call Right Agreement.  The Trustee shall be protected with respect to any actions it takes under the Call Right Agreement pursuant to the terms of the Indenture.

During the pendency of any Call Right Notice Period (as defined in the Call Right Agreement), the Trustee and the Collateral Agent shall not, and by holding any Notes, the Holders agree not to, take any enforcement action or exercise of remedies with respect to the IP License Agreement or the Intellectual Property of the Issuers and the Guarantors, and the Trustee and the Collateral Agent shall, and by holding any Notes, the Holders agree to, terminate any existing enforcement action or exercise of remedies with respect to the IP License Agreement or the intellectual property of the Issuers and the Guarantors, to the extent commenced prior to the commencement of the Call Right Notice Period.

ARTICLE IV.

COVENANTS

Section 4.01Payment of Notes

.

The Issuers shall pay or cause to be paid the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes.  Principal, premium, if any, and interest shall be considered paid on the date due if the Paying Agent, if other than the Issuers or an Affiliate of the Issuers, holds as of 11:00 a.m. New York City time on the due date money deposited by the Issuers in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due.

The Issuers shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to the then applicable interest rate on the Notes to the extent lawful; the Issuers shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.

Section 4.02Maintenance of Office or Agency

.  The Issuers shall maintain the offices or agencies (which may be an office of the Trustee or an Affiliate of the Trustee, Registrar or co-registrar) required under Section 2.03 hereof where Notes may be surrendered for registration of transfer or for exchange or presented for payment and where notices and demands to or upon the Issuers in respect of the Notes and this Indenture may be served.  The Issuers shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency.  If at any time the Issuers shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations,

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surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Issuers may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided that no such designation or rescission shall in any manner relieve the Issuers of their obligation to maintain such offices or agencies as required by Section 2.03 hereof for such purposes.  The Issuers shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Issuers hereby designate the Corporate Trust Office of the Trustee as one such office or agency of the Issuers in accordance with Section 2.03 hereof.

Section 4.03Reports and Other Information

.

(a)The Issuers shall make available to the Trustee and Holders of the Notes (without exhibits):

(i)within 90 days after the end of each fiscal year (commencing with the fiscal year ending January 27, 2018), annual reports containing substantially all of the information required to be contained in an Annual Report on Form 10-K of J. Crew Group if J. Crew Group had been a reporting company under the Exchange Act; provided, that the foregoing shall not require the provision of the information otherwise required to be presented by reporting companies under the Exchange Act pursuant to Part III of Form 10-K except for such information as would be required by Item 401 of Regulation S-K (other than the information required by subsections (c) and (g) of such item), Item 403(a) of Regulation S-K and Item 404 of Regulation S-K (assuming a transaction threshold of $2,000,000 rather than $120,000 and other than information with respect to employment and compensation arrangements and the information required by Item 404(b));

(ii)within 45 days after the end of each of the first three fiscal quarters of each fiscal year (commencing with the fiscal quarter ending July 29, 2017), reports containing substantially all of the information required to be contained in a Quarterly Report on Form 10-Q of J. Crew Group if J. Crew Group had been a reporting company under the Exchange Act;

(iii)within the later of 15 days after the occurrence of the specified event or within five (5) Business Days of the date on which an event would have been required to be reported on a Form 8-K (as in effect on the Issue Date), information with respect to J. Crew Group pursuant to Items 1.01 (Entry into a Material Definitive Agreement), 1.02 (Termination of a Material Definitive Agreement), 1.03 (Bankruptcy or Receivership), 2.01 (Completion of Acquisition or Disposition of Assets), 2.04 (Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement), 2.06 (Material Impairment), 4.01 (Changes in Registrant’s Certifying Accountants), 4.02 (Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review), 5.01 (Changes in Control of Registrant) 5.02(a),(b), (c) (Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensation Arrangements of Certain Officers) (other than any information relating to compensation arrangements with any directors or officers) and 9.01(a) (Financial Statements and Exhibits, but only with respect to historical financial statements relating to transactions required to be reported pursuant to Item 2.01 and involving acquisitions of Persons) of a Current Report on Form 8-K (as in effect of the Issue Date); provided, however, that (a) no such report or information will be required to be so delivered if either the LLC Issuer or the Parent Guarantor, as applicable, determines in good faith that such event is not material to the Holders or the business, assets, operations or financial condition of the Issuers and the Guarantors, taken as a whole and

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(b) trade secrets and other confidential information that is competitively sensitive in the good faith and reasonable determination of the Issuers may be excluded from disclosures;

(iv)within 90 days after the end of each fiscal year of the Parent Guarantor ending after the Issue Date, the consolidated financial statements of the of the Parent Guarantor for such year prepared in accordance with GAAP, together with a report thereon by the Parent Guarantor’s independent auditors, or in lieu thereof, included within the audited financial statements included in the report referred to in clause (i) above, consolidating financial statements that separately present the consolidated financial income statement and balance sheet information of the Parent Guarantor and its subsidiaries; and

(v)within 45 days after the end of each of the first three fiscal quarters in each fiscal year of the Parent Guarantor, beginning with the first such fiscal quarter ending after the Issue Date, the consolidated financial statements of the Parent Guarantor for such quarter prepared in accordance with GAAP, or in lieu thereof, included within the unaudited quarterly financial statements included in the report referred to in clause (ii) above, consolidating financial statements that separately present the consolidated financial income statement and balance sheet information of the Parent Guarantor and its subsidiaries;

in each case, in a manner that complies in all material respects with the requirements specified in such form; provided that the LLC Issuer and the Parent Guarantor shall make available such information to prospective purchasers of Notes, in addition to providing such information to the Trustee, including by posting such information on a password protected online data system requiring user identification or the website of the LLC Issuer or the Parent Guarantor or any of their direct or indirect parent companies (which may be password protected so long as the password is made promptly available by the Issuers to the Trustee, the Holders of the Notes and such prospective purchasers upon request); provided, further, that such reports required pursuant to clauses (i), (ii) and (iii) of this Section 4.03(a) (A) shall not be required to comply with Section 302, Section 404 or Section 906 of the Sarbanes-Oxley Act of 2002, as amended, or related Items 307 and 308 of Regulation S-K promulgated by the SEC, or Item 10(e) of Regulation S-K (with respect to any non-GAAP financial measures contained therein), (B) shall not be required to comply with Items 402, 403, 406 and 407 of Regulation S-K promulgated by the SEC, (C) shall not be required to comply with Rule 3-10 or Rule 3-16 of Regulation S-X promulgated by the SEC, (D) shall not be required to include any segment or business unit level financial information and (E) shall not be required to include any exhibits that would have been required to be filed pursuant to Item 601 of Regulation S-K promulgated by the SEC.  In addition, to the extent not satisfied by the foregoing, the Issuers agree that, for so long as any Notes are outstanding, it will furnish to Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(b)[Reserved].

(c)[Reserved].

(d)[Reserved].

(e)To the extent any information is not provided within the time periods specified in this Section 4.03 and such information is subsequently provided, the Issuers will be deemed to have satisfied their obligations with respect thereto at such time and any Default with respect thereto shall be deemed to have been cured.

(f)The Trustee shall have no responsibility to determine whether any information has been posted on any website.

Section 4.04Compliance Certificate

.

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(a)The Issuers shall deliver to the Trustee, within 90 days after the end of each fiscal year ending after the Issue Date, a certificate from the principal executive officer, principal financial officer or principal accounting officer stating that a review of the activities of the Issuers and the Guarantors during the preceding fiscal year has been made under the supervision of the signing Officer with a view to determining whether the Issuers have kept, observed, performed and fulfilled their obligations under this Indenture, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge the Issuers have kept, observed, performed and fulfilled each and every condition and covenant contained in this Indenture during such fiscal year and neither is in Default in the performance or observance of any of the terms, provisions, covenants and conditions of this Indenture (or, if a Default shall have occurred, describing all such Defaults of which he or she may have knowledge and what action the Issuers are taking or propose to take with respect thereto).

(b)When any Default has occurred and is continuing under this Indenture, or if the Trustee or the holder of any other evidence of Indebtedness of the Issuers gives any notice or takes any other action with respect to a claimed Default, the Issuers shall promptly (which shall be no more than ten (10) Business Days after becoming aware of such Default) deliver to the Trustee by registered or certified mail or by electronic (in “.pdf” format) or facsimile transmission an Officer’s Certificate specifying such event and what action the Issuers propose to take with respect thereto.

Section 4.05Taxes

.

The Issuers and the Guarantors shall pay or discharge, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate actions or where the failure to effect such payment or discharge is not adverse in any material respect to the Holders.

The LLC Issuer shall at all times qualify to be treated, and will be treated, as a corporation for United States tax purposes.

Section 4.06Stay, Extension and Usury Laws

.  The Issuers and each Guarantor covenant (to the extent that they may lawfully do so) that they shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Issuers and each Guarantor hereby expressly waive (to the extent that they may lawfully do so) all benefit or advantage of any such law, and covenant (to the extent that they may lawfully do so) that they shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07Limitation on Restricted Payments

.

(a)None of the Issuers or the Guarantors will, directly or indirectly, declare or pay any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any of its Equity Interests

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(other than dividends and distributions on Equity Interests payable solely by the issuance of additional Equity Interests (other than Disqualified Stock) of the Person paying such dividends or distributions) or directly or indirectly redeem, purchase, retire or otherwise acquire for value any of its respective Equity Interests or set aside any amount for any such purpose (other than through the issuance of additional Equity Interests (other than Disqualified Stock) of the Person redeeming, purchasing, retiring or acquiring such shares) (the foregoing, “Restricted Payments”); provided, however, that, so long as no Event of Default has occurred and is continuing, IPCo may make the following cash Restricted Payments to J. Crew Operating Corp.:

(i)any cash amount, provided that:

a.no such payment shall be made during the period between (x) the earlier of the specified due date of any semi-annual Payment in respect of the License Fee (each as defined in the IP License Agreement) and the actual date of payment of such Payment (in each case, including such dates) and (y) the later of the dates of the next immediate interest payments on the Notes, the [New] [Exchange Offer] Notes, any Indebtedness incurred pursuant to Section 4.09(iii) hereof or in the [New] [Exchange Offer] Indenture, and any Permitted Refinancing Indebtedness following such date and the date such interest payment is actually made (in each case, including such dates), and

b.to the extent any of the Issuers or the Guarantors receives any prepayment or early payment of a Payment in respect of the License Fee (each as defined in the IP License Agreement) prior to its scheduled due date specified in the IP License Agreement, the Issuers shall hold the amount of any such prepayment or early payment in an escrow account for the benefit of the Trustee on behalf of the Holders until the later of the specified due date of such Payment in its entirety or the date such Payment in its entirety is actually made; and

(ii)any Restricted Payment made in cash on the Issue Date in connection with the Issue Date Transactions.

Section 4.08Dividend and Other Payment Restrictions Affecting Subsidiary Guarantors

.

(a)The Issuers and the Guarantors will not, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Subsidiary Guarantor to:

1)(a)pay dividends or make any other distributions to the Issuers or any Subsidiary Guarantor on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or

(b)pay any Indebtedness owed to the Issuers or any Subsidiary Guarantor;

2)make loans or advances to the Issuers or any Subsidiary Guarantor; or

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3)sell, lease or transfer any of its properties or assets to the Issuers or any Subsidiary Guarantor.

(b)The restrictions in Section 4.08(a) hereof will not apply to encumbrances or restrictions existing under or by reason of:

1)this Indenture, the Notes, the guarantees thereof and the other Notes Documents;

2)the Exchange Offer Indenture, the Exchange Offer Notes, the guarantees thereof and the security and collateral documents related thereto;

3)applicable law or any applicable rule, regulation or order;

4)customary provisions contained in leases, licenses or similar agreements, including with respect to intellectual property and other agreements, in each case, entered into in the ordinary course of business; and

5)restrictions arising in connection with cash or other deposits permitted under Section 4.12 hereof.

Section 4.09Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock

.

None of the Issuers or the Guarantors will, incur, create, assume or permit to exist any Indebtedness, except (i) Indebtedness created hereunder and under the other Notes Documents (but excluding any Additional Notes), (ii) Indebtedness outstanding under the Exchange Offer Notes and guarantees thereof, (iii) during the 90 day period preceding the maturity of the PIK Toggle Notes, Indebtedness in the form of Additional Notes issued hereunder or under the [Exchange Offer] [New] Indenture not to exceed an amount (the “Additional Debt Amount”) such that, after including any original issue discount on such Additional Notes not in excess of 25%, the Additional Debt Amount equals (w) the aggregate principal amount of the PIK Toggle Notes immediately outstanding following the consummation of the Exchange Offer (excluding the Purchased PIK Toggle Notes) plus (x) all accreted interest thereon through the maturity date thereof pursuant to the terms thereof as in effect on the Issue Date plus (y) an amount equal to the [Additional Notes Payment] less (z) the amount of any Indebtedness incurred after the Issue Date under the [Exchange Offer] [New] Indenture pursuant to Section 4.09(iii) thereof (or any successor provision thereto), and (iv) with respect to any of the foregoing clauses (i) through (iii), any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness (“Permitted Indebtedness”); provided, however, that the Issuers shall distribute the Additional Notes Payment on or promptly after the date of incurrence of any Indebtedness pursuant to clause (iii) hereof, in cash, as a premium, pro rata among all holders of the Notes and any [New] [Exchange Offer] Notes as of the date of such incurrence.

Section 4.10 Mergers, Consolidations, Sale of Assets and Acquisitions

. Neither the Parent Guarantor nor the Issuers will, nor will the Issuers permit any of the Subsidiary Guarantors to, merge into, or consolidate or amalgamate with any other person, or permit any other person to merge into or consolidate with it, or sell, transfer (including by way of

45

a license or sublicense, except as permitted by the IP License Agreement), lease, or otherwise dispose of (in one transaction or in a series of transactions) all or, except as expressly permitted hereunder, any part of its assets (whether now owned or hereafter acquired[, and including for the avoidance of doubt, the PIK Toggle Notes]7), or issue, sell, transfer or otherwise dispose of any Equity Interests of the Parent Guarantor, the Issuers or the Subsidiary Guarantors, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any substantial part of the assets of any other person or any division or business unit of any other person.

Notwithstanding the foregoing, any Subsidiary Guarantor may consolidate or amalgamate with or merge into, wind up into or transfer all or part of its properties and assets to any of the Issuers.

Section 4.11Transactions with Affiliates

.

(a)None of the Issuers or the Guarantors will, sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transaction with, any of its Affiliates or any known direct or indirect holder of 10% or more of any class of Equity Interests of the Issuers or the Guarantors in a transaction, unless such transaction is otherwise permitted (or required) under this Indenture.

(b)	The foregoing paragraph (a) shall not prohibit, to the extent otherwise permitted under this Agreement,

(i)the IP License Agreement,

(ii)Restricted Payments permitted under Section 4.07, including payments to J. Crew Group,

(iii)Permitted Investments, or

(iv)the payment of fees, reasonable out-of-pocket costs and indemnities to directors, officers, consultants and employees of the Issuers and the Guarantors in the ordinary course of business.

Section 4.12Liens

.  None of the Issuers or the Guarantors will, create, incur, assume or permit to exist any Lien on any property or assets (including stock or other securities of any person, including the Issuers) at the time owned by it or on any income or revenues or rights in respect of any thereof, except the following (collectively, “Permitted Liens”):

[7]

If agreed by Ad Hoc PIK Holders: add provision, subject to Consenting Creditor Approval, allowing PIK Toggle Notes to be held by an affiliate of the Issuers and Guarantors, provided such affiliate grants an ongoing pledge for the benefit of the trustee and such affiliate grants corresponding rights to the Issuers, as set forth herein, regarding any amendments to the PIK Toggle Notes, including the extension of the maturity thereof, to the same extent set forth herein.

46

(a)any Lien on Collateral securing any Permitted Indebtedness, subject at all times to the Intercreditor Agreement, and provided that, in each case, on or before any such Indebtedness or other Obligations are incurred and secured with a Lien pursuant to this clause (a), the applicable Authorized Representative with respect to such Indebtedness enters into the Intercreditor Agreement;

(b)Liens that are contractual rights of set off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, or (ii) relating to pooled deposit or sweep accounts of the Issuers to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Issuers;

(c)Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set off or similar rights;

(d)solely to the extent constituting a “Lien”, any license granted pursuant to any credit facility of the type contemplated by Section [2.1] of the IP License Agreement;

(e)solely to the extent constituting a “Lien”, the exclusive license granted to J. Crew International, Inc. under the IP License Agreement;

(f)Liens imposed by law for sums not yet overdue for a period of more than 30 days or being contested in good faith by appropriate actions or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(g)Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than 30 days or not yet payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(h)deposits made in the ordinary course of business to secure liability to insurance carriers;

(i)Liens securing judgments for the payment of money not constituting an Event of Default under clause (5) of Section 6.01 hereof;

(j)Liens (a) of a collection bank arising under Section 4-208 of the Uniform Commercial Code on items in the course of collection and (b) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(k)Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

47

(l)pledges or deposits by such Person under insurance related obligations, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes, in each case incurred in the ordinary course of business;

(m)Liens securing obligations in respect of any agreement or arrangement to provide cash management services, including treasury, depository, overdraft, credit card processing or credit or debit card, purchase card, electronic funds transfer and other cash management arrangements; or

(n)Liens encumbering reasonable customary deposits and margin deposits and similar Liens attaching other brokerage accounts incurred in the ordinary course of business and not for speculative purposes.

Section 4.13Company Existence

.  Each of the Issuers and each Guarantor shall, do or cause to be done all things necessary to preserve and keep in full force and effect its company existence in accordance with the respective organizational documents (as the same may be amended from time to time) of the Issuers and the Guarantors, as applicable.

Each of the Issuers and the Guarantors shall do or cause to be done all things necessary to preserve and keep in full force and effect its existence as a Special Purpose Entity.

Except where the failure to do so would not reasonably be expected to be materially adverse to the Holders, each of the Issuers and the Guarantors shall do or cause to be done all things necessary to (i) lawfully obtain, preserve, renew, extend and keep in full force and effect the permits, franchises and authorizations necessary to the normal conduct of its business, and (ii) at all times maintain and preserve all tangible property necessary to the normal conduct of its business (in each case except as expressly permitted by this Indenture).

Each of the Issuers and the Guarantors shall do or cause to be done all things necessary to preserve, maintain, prosecute, protect and enforce the Intellectual Property (other than the abandonment or discontinued use of de minimis Intellectual Property pursuant to Section 4.02(h) of the Security Agreement) and perform under the IP License Agreement, to the extent a party thereto.

The foregoing shall not limit a transaction permitted by Section 4.10.

Section 4.14Offer to Repurchase Upon Change of Control

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(a)If a Change of Control occurs, unless the Issuers have previously or concurrently delivered a redemption notice with respect to all the outstanding Notes as described under Section 3.07 hereof, the Issuers shall make an offer to purchase all of the Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 100% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to, but not including, the date of repurchase, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date.  Prior to or within 30 days following any Change of Control, the Issuers shall

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deliver notice of such Change of Control Offer electronically or by first-class mail, with a copy to the Trustee, to each Holder to the address of such Holder appearing in the Note Register or otherwise in accordance with the Applicable Procedures with the following information:

1)that a Change of Control Offer is being made pursuant to this Section 4.14 and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Issuers;

2)the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is delivered (the “Change of Control Payment Date”), subject to extension (in the case where such notice is mailed or otherwise delivered prior to the occurrence of the Change of Control) in the event that the occurrence of the Change of Control is delayed;

3)that any Note not properly tendered will remain outstanding and continue to accrue interest;

4)that unless the Issuers default in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

5)that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

6)that Holders will be entitled to withdraw their tendered Notes and their election to require the Issuers to purchase such Notes; provided that the paying agent receives, not later than the close of business on the second Business Day prior to the expiration date of the Change of Control Offer, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased;

7)that Holders whose Notes are being purchased only in part will be issued new Notes and such new Notes will be equal in principal amount to the unpurchased portion of the Notes surrendered.  The unpurchased portion of the Notes must be equal to at least $2,000 or any integral multiple of $1,000 in excess of $2,000;

8)if such notice is delivered prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control; and

9)the other instructions, as determined by the Issuers, consistent with this Section 4.14, that a Holder must follow in order to have its Notes repurchased.

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The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer.  To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Issuers shall comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations under this Indenture by virtue thereof.

(b)On the Change of Control Payment Date, the Issuers shall, to the extent permitted by law:

1)accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

2)deposit with the Paying Agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered; and

3)deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officer’s Certificate to the Trustee stating that such Notes or portions thereof have been tendered to and purchased by the Issuers.

(c)The Issuers shall not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuers and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

(d)Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

(e)Other than as specifically provided in this Section 4.14, any purchase pursuant to this Section 4.14 shall be made pursuant to Sections  3.02, 3.05 and 3.06 hereof, and references therein to “redeem,” “redemption,” “Redemption Date” and similar words shall be deemed to refer to “purchase,” “repurchase,” “purchase date” and similar words, as applicable.

(f)The Issuers’ obligation to make an offer to repurchase the Notes pursuant to this Section 4.14 may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes then outstanding.

Section 4.15PIK Toggle Notes

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With respect to any PIK Toggle Notes owned by any of the Issuers or the Guarantors (the “Purchased PIK Toggle Notes”):

(a)none of the Issuers or any Guarantor shall consent to, propose or otherwise direct or allow the PIK Toggle Notes Trustee to effectuate any amendments, supplements,

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consents or waivers with respect to the PIK Toggle Notes or the PIK Toggle Notes Indenture, except as provided in Section 4.15(b) hereof; and

(b)on the Business Day immediately prior to the original stated maturity date of the PIK Toggle Notes, the Issuers and the Guarantors, as applicable, shall consent, and shall direct the PIK Toggle Notes Trustee to consent, to extending the maturity date for the Purchased PIK Toggle Notes, in accordance with the terms of the PIK Toggle Notes Indenture, to a date that is six months after the maturity date of the Notes, such consent and extension to become effective as of the original stated maturity date of the PIK Toggle Notes.

Section 4.16[Reserved]

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Section 4.17Further Assurances; Additional Security

. None of the Issuers or any Guarantor shall take any action, or omit to take any action, which action or omission might or would have the result of materially impairing the security interest with respect to the Collateral for the benefit of the Collateral Agent, the Trustee and the Holders except as expressly set forth in, or permitted by, the Notes Documents.

Each Issuer and each of the Guarantors shall promptly execute, acknowledge and deliver such Security Documents, instruments, certificates, financing statements, notices and other documents, and take such other actions required under the Security Documents, or that the Collateral Agent may reasonably request, to create, perfect, protect, assure or enforce the Liens and benefits intended to be conferred, in each case as contemplated by the Notes Documents for the benefit of the Secured Parties; provided, that no such Security Document, instrument or other document shall be materially more burdensome upon the Issuers and the Guarantors than the Notes Documents executed and delivered by the Issuers and the Guarantors in connection with the issuance of the Notes on or about the Issue Date.

Section 4.18Sale and Lease-back Transactions

. None of the Issuers or any Guarantor shall enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred, in each case, whether or not treated as a “sale-leaseback” under GAAP.

Section 4.19Investments, Loans and Advances

. None of the Issuers or the Guarantors shall purchase, hold or acquire any Equity Interests, evidences of Indebtedness or other securities of, make or permit to exist any loans or advances to or guarantees of the obligations of, or make or permit to exist any investment or any other interest in, any other person (other than (a) in or to the Issuers or a Guarantor, (b) investments in cash and Cash Equivalents, (c) holding any PIK Toggle Notes in connection with the Exchange Offer settled on the Issue Date concurrently with the Issue Date Transactions or (d) any investment made using cash consisting of loans to J. Crew Operating Corp. funded with any amount that would otherwise be permitted to be distributed as a Restricted Payment pursuant to Section 4.07(a) (the foregoing clauses (a) through (d), collectively, “Permitted Investments”)).

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Section 4.20Business

. Notwithstanding any other provisions hereof, none of the Issuers or the Guarantors shall engage at any time in any business or activity other than ownership of the Licensed Marks, the performance of its obligations under the Notes Documents and any Permitted Refinancing Indebtedness and activities incidental or related thereto.

Section 4.21Limitation on Modifications of Organizational Documents and Certain Other Agreements

. None of the Issuers or the Guarantors shall amend or modify in any manner materially adverse to the Holders, or grant any waiver or release under or terminate in any manner (if such granting or termination shall be materially adverse to the Holders), its applicable articles or certificate of incorporation, bylaws, limited liability company operating agreement, partnership agreement or other organizational documents.

Section 4.22Subsidiaries

. None of the Issuers or the Guarantors shall, directly or indirectly form, create, organize, incorporate or acquire any subsidiaries.

Section 4.23Intellectual Property; IP License Agreement

. None of the Issuers or the Guarantors shall:

(a)directly or indirectly, sell, transfer, convey, assign, abandon, allow to lapse, fail to renew or otherwise dispose of any Intellectual Property (other than the abandonment or discontinued use of de minimis Intellectual Property pursuant to Section 4.02(h) of the Security Agreement);

(b)fail to enforce its rights and perform its obligations under the IP License Agreement in a manner materially adverse to IPCo or the Holders; or

(c)amend, amend and restate, supplement or otherwise modify the IP License Agreement, or waive any of the terms, covenants, representations warranties or conditions therein, or agree to do any of the foregoing, without the prior consent of Holders of at least a majority in principal amount of the Notes (including Additional Notes, if any) then outstanding, voting as a single class.

Section 4.24Parent Guarantor Covenant

. The Parent Guarantor covenants and agrees that, (a) the Parent Guarantor will not create, incur, assume or permit to exist any Lien on any of the Equity Interests issued by the Issuers other than the Liens created under the Notes Documents, (b) the Parent Guarantor shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, (c) the Parent Guarantor shall at all times own directly 100% of the Equity Interests of the LLC Issuer and indirectly 100% of the Equity Interests of the Corporate Issuer and shall not sell, transfer or otherwise dispose of the Equity Interests in any of the Issuers and (d) Parent Guarantor will maintain its passive holding company status.

ARTICLE V.

Collateral and security

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Section 5.01Security Interest

. The due and punctual payment of the principal of, premium on, if any, and interest, if any, on, the Notes when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of, premium on, if any, and interest, if any (to the extent permitted by law), on the Notes and performance of all other obligations of the Issuers and the Guarantors to the Holders of Notes or the Trustee under this Indenture and the Notes (including, without limitation, the Guarantees), according to the terms hereunder or thereunder, are secured as provided in the Security Documents. Each Holder of Notes, by its acceptance thereof, consents and agrees to the terms of the Security Documents (including, without limitation, the provisions providing for foreclosure and release of Collateral), and the Intercreditor Agreement, in each case as the same may be in effect or may be amended from time to time in accordance with its terms, and authorizes and directs the Collateral Agent to enter into the Security Documents and the Trustee and the Collateral Agent to enter into the Intercreditor Agreement, and to perform its obligations and exercise its rights thereunder in accordance therewith. The Issuers and the Guarantors will do or cause to be done all such acts and things as may be required by the provisions of the Security Documents, to assure and confirm to the Trustee and the Collateral Agent the security interest in the Collateral contemplated hereby, by the Security Documents or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes secured hereby, according to the intent and purposes herein expressed. The Issuers and the Guarantors will take any and all actions required under the Security Documents to cause the Security Documents to create and maintain, as security for the Obligations of the Issuers and the Guarantors hereunder, a valid and enforceable perfected First Priority Lien in and on all the Collateral (subject to the Intercreditor Agremeent), in favor of the Collateral Agent for the benefit of itself, the Trustee and the Holders of Notes,  superior to and prior to the rights of all third Persons and subject to no Liens, in each case, other than Permitted Liens (excluding Permitted Liens described in Section 4.12(a)).

Section 5.02Recording and Opinions

. The Issuers will furnish to the Trustee and the Collateral Agent simultaneously with the execution and delivery of this Indenture an Opinion of Counsel stating that, in the opinion of such counsel, assuming the filing of the applicable financing statements in the filing office of the relevant jurisdiction, the security interest intended to be created by the Collateral Agreement in the Collateral is perfected, to the extent such Lien can be perfected by the filing of financing statements, and a customary Opinion of Counsel with respect to the creation of the security interest of the Collateral Agent in the Collateral.

Section 5.03After-Acquired Property.

The Issuers and the Guarantors shall grant to the Collateral Agent, for the benefit of itself, the Trustee and the Holders of the Notes, a lien on assets or property acquired by any of the Issuers or a Guarantor after the Issue Date, which would have constituted Collateral had such assets and property been owned by any of the Issuers or such Guarantor on the Issue Date, in each case to the extent required by, and as provided in, the Security Documents.

Section 5.04Release of Collateral

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(a)Liens securing the Notes will be released upon the receipt by the Trustee and the Collateral Agent of an Officer’s Certificate and an Opinion of Counsel certifying that one of the following events has occurred and that all conditions precedent thereto under this Indenture have been met (it being understood in the case of clause (i) below that such conditions precedent consist of the receipt by the Trustee or Paying Agent of money in an amount sufficient to pay in full in cash all Obligations on the Notes issued under this Indenture):

(i)payment in full in cash of principal, interest and all other Obligations on the Notes issued under this Indenture; or

(ii)Legal Defeasance, Covenant Defeasance or satisfaction and discharge of this Indenture in accordance with Articles VIII and XI hereof.

(b)In addition, (i) in the case of any disposition of any asset permitted by the Notes Documents to any Person that is not an Issuer of a Guarantor, upon the receipt by the Trustee and the Collateral Agent of an Officer’s Certificate specifying such asset and certifying such disposition is permitted under the Notes Documents, the Lien on such asset securing the Notes shall be released and (ii) in the case of any release of a Subsidiary Guarantor from its Guaranty in accordance with Section 10.06, upon the receipt by the Trustee and the Collateral Agent of an Officer’s Certificate specifying such Subsidiary Guarantor and certifying such release is permitted under the Notes Documents, the Lien on the assets of such Subsidiary Guarantor securing the Notes shall be released.

(c)Each of the releases specified in Sections 5.04(a) and (b) shall be effected by the Collateral Agent at the direction of the Trustee without the consent of the Holders. Upon receipt of such Officer's Certificate and Opinion of Counsel (if requested), the Collateral Agent shall execute, deliver or acknowledge any necessary or proper instruments of termination, satisfaction or release to evidence the release of any Collateral permitted to be released pursuant to this Indenture or the Security Documents.

(d)At any time when an Event of Default has occurred and is continuing and the maturity of the Notes has been accelerated (whether by declaration or otherwise) and the Trustee has delivered a notice of acceleration to the Collateral Agent, no release of Collateral pursuant to the provisions of the Security Documents will be effective as against the Holders of Notes.

Section 5.05Authorization of Actions to Be Taken by the Trustee Under the Security Documents

(a)Subject to the provisions of Section 7.01 and 7.02 hereof, if an Event of Default occurs and is continuing, the Trustee may, in its sole discretion and without the consent of the Holders of Notes, direct, on behalf of the Holders of Notes, the Collateral Agent to, take all actions it deems necessary or appropriate in order to:

(i)enforce any of the terms of the Security Documents; and

(ii)collect and receive any and all amounts payable in respect of the Obligations of the Issuers and Guarantors hereunder.

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The Trustee shall have power to institute and maintain such suits and proceedings as it may deem reasonably expedient to prevent any impairment of the Collateral by any acts that may be unlawful or in violation of the Security Documents or this Indenture, and such suits and proceedings as the Trustee may deem expedient to preserve or protect its interests and the interests of the Holders of Notes in the Collateral (including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest hereunder or be prejudicial to the interests of the Holders of Notes or of the Trustee).

(b)The Trustee or the Collateral Agent shall not be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes negligence (or gross negligence in the case of the Collateral Agent) or willful misconduct on the part of the Trustee or the Collateral Agent, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of the Issuers and Guarantors to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral. Notwithstanding the foregoing, neither the Trustee nor the Collateral Agent shall have responsibility for recording, filing, re-recording or refiling any financing statement, continuation statement, document, instrument or other notice in any public office at any time or times or to otherwise take any action to perfect or maintain the perfection of any security interest granted to it under the Security Documents relating to the Notes or otherwise

Section 5.06Authorization of Receipt of Funds by the Trustee Under the Security Documents

. The Trustee is authorized to receive any funds for the benefit of the Holders of Notes distributed under the Security Documents, and to make further distributions of such funds to the Holders of Notes according to the provisions of this Indenture.

Section 5.07Termination of Security Interest

. Upon the full and final payment and performance of all Obligations of the Issuer under this Indenture and the Notes or upon Legal Defeasance, Covenant Defeasance or satisfaction and discharge of this Indenture in accordance with Articles VII and XI hereof, the Trustee will, at the request of the Issuers, deliver a certificate to the Collateral Agent stating that such Obligations have been paid in full, and instruct the Collateral Agent to release the Liens pursuant to this Indenture and the Security Documents pursuant to Section 5.04.

Section 5.08Collateral Agent.

(a)The Collateral Agent is authorized and empowered to appoint one or more co-Collateral Agents or sub-agents as it deems necessary or appropriate.

(b)Subject to Section 7.01, neither the Trustee nor the Collateral Agent nor any of their respective officers, directors, employees, attorneys or agents will be responsible or liable for the existence, genuineness, value or protection of any Collateral, for the legality,

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enforceability, effectiveness or sufficiency of the Security Documents, for the creation, perfection, priority, sufficiency, continuation, maintenance or protection of any Lien securing Notes Obligations or otherwise granted in connection with the Transactions, or for any defect or deficiency as to any such matters, or for any failure to demand, collect, foreclose or realize upon or otherwise enforce any of the Liens securing Notes Obligations or the Security Documents or any delay in doing so.

(c)The Collateral Agent will be subject to such directions as may be given it by the Trustee from time to time (as required or permitted by this Indenture).  Except as directed by the Trustee as required or permitted by this Indenture and any other representatives or pursuant to the Security Documents or the Intercreditor Agreement, the Collateral Agent will not be obligated:

(i)to act upon directions purported to be delivered to it by any other Person;

(ii)to foreclose upon or otherwise enforce any Lien securing Notes Obligations; or

(iii)to take any other action whatsoever with regard to any or all of the Liens securing Notes Obligations (or any Lien), Security Documents or Collateral.

(d)The Collateral Agent will be accountable only for amounts that it actually receives as a result of the enforcement of the Liens securing Notes Obligations or the Security Documents.

(e)In acting as Collateral Agent or co-Collateral Agent, the Collateral Agent and each co-Collateral Agent may rely upon and enforce each and all of the rights, powers, immunities, indemnities and benefits of the Trustee under Article VII hereof.

(f)The Holders agree that the Collateral Agent shall be entitled to the rights, privileges, protections, immunities, indemnities and benefits provided to the Collateral Agent by this Indenture and the Security Documents.  Furthermore, each Holder, by accepting such Note, consents to the terms of and authorizes and directs the Trustee (in each of its capacities) and the Collateral Agent to enter into and perform each of the Intercreditor Agreement and Security Documents in each of its capacities thereunder.

(g)At all times when the Trustee is not itself the Collateral Agent, the Issuers will deliver to the Trustee copies of all Security Documents delivered to the Collateral Agent and copies of all documents delivered to the Collateral Agent pursuant to this Indenture and the Security Documents.

ARTICLE VI.

DEFAULTS AND REMEDIES

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Section 6.01Events of Default

.

An “Event of Default,” wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

1)default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the Notes;

2)default for 30 days or more in the payment when due of interest on or with respect to the Notes;

3)failure by any of the Issuers or any of the Guarantors for 30 days after receipt of written notice given by the Trustee or the Holders of not less than 25.0% in principal amount of the then outstanding Notes to comply with any of its obligations, covenants or agreements (other than a default referred to in clause (1) or (2) of this Section 6.01) contained in this Indenture, the Notes or the Security Documents;

4)default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Parent Guarantor, the Issuers or any of their Subsidiaries or the payment of which is guaranteed by the Parent Guarantor, the Issuers or any of their Subsidiaries, other than Indebtedness owed to any of the Issuers or their Subsidiaries, whether such Indebtedness or guarantee now exists or is created after the issuance of the Notes, if such default either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity;

5)failure by the Issuers or any of the Guarantors to pay final judgments aggregating in excess of $1,000,000 (net of amounts covered by insurance policies issued by reputable and creditworthy insurance companies), which final judgments remain unpaid, undischarged and unstayed for a period of more than 30 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

6)the Issuers or any of the Guarantors, pursuant to or within the meaning of any Bankruptcy Law:

(i)commences proceedings to be adjudicated bankrupt or insolvent;

(ii)consents to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under applicable Bankruptcy Law;

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(iii)consents to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or other similar official of it or for all or substantially all of its property;

(iv)makes a general assignment for the benefit of its creditors; or

(v)generally is not paying its debts as they become due;

7)a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i)is for relief against any of the Issuers or any of the Guarantors, in a proceeding in which any of the Issuers or any such Guarantor, is to be adjudicated bankrupt or insolvent;

(ii)appoints a receiver, liquidator, assignee, trustee, sequestrator or other similar official of any of the Issuers or any of the Guarantors, or for all or substantially all of the property of any of the Issuers or any of the Guarantors; or

(iii)orders the liquidation of any of the Issuers or any of the Guarantors;

and the order or decree remains unstayed and in effect for 60 consecutive days;

8)(i) the Guarantee of any Guarantor shall for any reason cease to be in full force and effect or be declared null and void in a final non-appealable judgment of a court of competent jurisdiction or any Officer of any Guarantor, as the case may be, denies in writing that it has any further liability under its Guarantee or gives notice to such effect, other than by reason of the termination of this Indenture or the release of any such Guarantee in accordance with this Indenture, or (ii) the termination by the Supplemental Guarantor of its Supplemental Guarantee or any Officer of the Supplemental Guarantor denies in writing that it has any further liability under the Supplemental Guarantee or gives notice to such effect, other than by reason of the termination of this Indenture or the release of such Supplemental Guarantee in accordance with this Indenture;

9)so long as the Security Documents have not otherwise been terminated in accordance with their terms or the Collateral as a whole of the Issuers or any Guarantor has not otherwise been released from the Lien of the Security Documents in accordance with the terms thereof or hereof, (a) repudiation or disaffirmation by any of the Issuers or any Guarantor, or any Person acting on behalf of any of the Issuers or any Guarantor, of its obligations under the Security Documents or that any security interest in the Collateral is not a valid and perfected security interest; (b) the final, non-appealable determination in a judicial proceeding that all or any material portion of the Security Documents, taken as a whole, are unenforceable or invalid, for any reason, against any of the Issuers or any Guarantor; (c) the Security Documents cease to create, or any Lien purported to be created by any Security Document ceases to be, a valid and perfected lien, with the priority required by the Security Documents on and security interest in any material portion of the Collateral purported to be covered thereby; or (d) the Issuers and

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Guarantors cease to own the IP Collateral of the Issuers and the Guarantors as of the Issue Date (other than in the case of the abandonment or discontinued use of de minimis Intellectual Property pursuant to Section 4.02(h) of the Security Agreement);

10)termination of [the] [any] IP License Agreement, or the failure by J. Crew International, Inc. and J. Crew Operating Corp. to assume [the] [any] IP License Agreement and continue to perform thereunder consistent with section 365 of Bankruptcy Law within 60 days following the occurrence of an “Event of Default” (as defined under the Term Loan Agreement) pursuant to Section 8.01(f) of the Term Loan Agreement (or any successor provision thereto);

11)failure by J. Crew Operating Corp. to make any semi-annual licensing payment under [the] [any] IP License Agreement, within 30 days of when such payment is due pursuant to Section 4.2 of the IP License Agreement;

12)consent by any of the Issuers or the Guarantors to, or the enactment or effectuation of, any amendment, supplement, consent or waiver, except in accordance with Section 4.15(b) hereof or except for those of the type set forth in Section 9.01 hereof, to the PIK Toggle Notes or the PIK Toggle Notes Indenture; or

13)the maturity date of the Purchased PIK Toggle Notes shall not have been extended to a date that is six months after the maturity date of the Notes, by the original stated maturity date of the PIK Toggle Notes.

Section 6.02Acceleration

.

If any Event of Default (other than an Event of Default specified in clause (6) or (7) of Section 6.01 hereof with respect to any of the Issuers or any Guarantor) occurs and is continuing under this Indenture, the Trustee or the Holders of at least 25.0% in principal amount of the then total outstanding Notes may, by written notice to the Issuers, declare all the then outstanding Notes to be due and payable immediately.  Upon the effectiveness of such declaration, Holders of the Notes will be entitled, notwithstanding such acceleration, maturity of such Notes of the commencement of bankruptcy, insolvency or liquidation proceedings or any other event of the nature described in clauses (6) or (7) above, and irrespective of how such Notes are subsequently paid or redeemed (including any distribution pursuant to a plan of reorganization), to the payment of all amounts that would have been due upon redemption of the Notes if the Issuers redeemed the Notes at their option at such time pursuant to Section 3.07 hereof, which, for the avoidance of doubt, shall be 100% of the principal amount of Notes at such time plus the Applicable Premium (calculated as though such date were the Redemption Date), and accrued and unpaid interest, if any, to, such time, without prejudice to the rights of such Holders to receive any further accrued and unpaid interest from such date to the date of payment.  The Trustee may withhold from the Holders notice of any continuing Default, except a Default relating to the payment of principal, premium, if any, or interest, if it determines that withholding notice is in the Holders’ interest.  The Trustee shall have no obligation to accelerate the Notes if, in the best judgment of the Trustee, acceleration is not in the best interests of the Holders.

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Notwithstanding the foregoing, in the case of an Event of Default arising under clause (6) or (7) of Section 6.01 hereof with respect to any of the Issuers or any of the Guarantors, all outstanding Notes shall be due and payable immediately without further action or notice, and Holders of the Notes will be entitled, notwithstanding such acceleration, maturity of such Notes of the commencement of bankruptcy, insolvency or liquidation proceedings or any other event of the nature described in clauses (6) or (7) above, and irrespective of how such Notes are subsequently paid or redeemed (including any distribution pursuant to a plan of reorganization), to the payment of all amounts that would have been due upon redemption of the Notes if the Issuers redeemed the Notes at their option at such time pursuant to Section 3.07 hereof, which, for the avoidance of doubt, shall be 100% of the principal amount of Notes at such time plus the Applicable Premium (calculated as though such date were the Redemption Date), and accrued and unpaid interest, if any, to, such time, without prejudice to the rights of such Holders to receive any further accrued and unpaid interest from such date to the date of payment.

The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may on behalf of the Holders of all of the Notes rescind any acceleration with respect to the Notes and its consequences if such rescission would not conflict with any judgment of a court of competent jurisdiction and if all existing Events of Default (except a continuing Default in the payment of interest on, premium, if any, or the principal of any Note held by a non-consenting Holder that has become due solely because of the acceleration) have been cured or waived.

Section 6.03Other Remedies

.  If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes, this Indenture or the Security Documents.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding.  A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default.  All remedies are cumulative to the extent permitted by law.

Section 6.04Waiver of Past Defaults

.  Subject to Section 6.02 hereof, Holders of not less than a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default and its consequences hereunder (except a continuing Default in the payment of the principal of, premium, if any, or interest on, any Note held by a non-consenting Holder) (including in connection with a Change of Control Offer).  Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.05Control by Majority

.  Holders of a majority in principal amount of the then total outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power

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conferred on the Trustee.  The Trustee, however, may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a Note or that would involve the Trustee in personal liability.

Section 6.06Limitation on Suits

.  Subject to Section 6.07 hereof, no Holder of a Note may pursue any remedy with respect to this Indenture or the Notes unless:

1)such Holder has previously given the Trustee written notice that an Event of Default is continuing;

2)Holders of at least 25.0% in principal amount of the then outstanding Notes have requested in writing the Trustee to pursue the remedy;

3)Holders have offered the Trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense;

4)the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

5)Holders of a majority in principal amount of the total outstanding Notes have not given the Trustee a written direction inconsistent with such written request within such 60-day period.

A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not such actions or forbearances are unduly prejudicial to such Holders).

Section 6.07Rights of Holders to Receive Payment

.  Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal of, premium, if any, and interest on the Note, on or after the respective due dates expressed in the Note (including in connection with a Change of Control Offer), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.08Collection Suit by Trustee

.  If an Event of Default specified in Section 6.01(1) or (2) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuers for the whole amount of principal of, premium, if any, and interest remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.09Restoration of Rights and Remedies

.  If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceedings, the Issuers, the Trustee and the Holders shall be restored

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severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding has been instituted.

Section 6.10Rights and Remedies Cumulative

.  Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.07 hereof, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise.  The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 6.11Delay or Omission Not Waiver

.  No delay or omission of the Trustee or of any Holder of any Note to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein.  Every right and remedy given by this Article or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

Section 6.12Trustee May File Proofs of Claim

.  The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Issuers (or any other obligor upon the Notes including the Guarantors), its creditors or its property and shall be entitled and empowered to participate as a member in any official committee of creditors appointed in such matter and to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof.  To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.  Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.13Priorities

.  If the Trustee, Collateral Agent or any Agent collects any money or property pursuant to this Article VI, it shall pay out the money in the following order:

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(i)to the Trustee, Collateral Agent, and any such Agent, their agents and attorneys for amounts due under Section 7.07 hereof and under the Security Documents, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee, Collateral Agent or such Agent and the costs and expenses of collection;

(ii)to Holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and

(iii)to the Issuers or to such party as a court of competent jurisdiction shall direct including a Guarantor, if applicable.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.13.

Section 6.14Undertaking for Costs

.  In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant.  This Section 6.14 does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07 hereof, or a suit by Holders of more than 10.0% in principal amount of the then outstanding Notes.

ARTICLE VII.

TRUSTEE

Section 7.01Duties of Trustee

.

(a)If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b)Except during the continuance of an Event of Default:

(i)the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii)in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture.  However, in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

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(c)The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i)this paragraph (c) does not limit the effect of paragraph (b) of this Section 7.01;

(ii)the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved in a court of competent jurisdiction that the Trustee was negligent in ascertaining the pertinent facts; and

(iii)the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.02, 6.04 or 6.05 hereof.

(d)Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section 7.01.

(e)The Trustee shall be under no obligation to exercise any of its rights or powers under this Indenture at the request or direction of any of the Holders unless the Holders have offered to the Trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense.

(f)The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuers.  Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

Section 7.02Rights of Trustee

.

(a)The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person.  The Trustee need not investigate any fact or matter stated in the document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuers and the Guarantors, personally or by agent or attorney at the sole cost of the Issuers and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(b)Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both.  The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel.  The Trustee may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c)The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care.

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(d)The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e)Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuers shall be sufficient if signed by an Officer of each of the Issuers.

(f)None of the provisions of this Indenture shall require the Trustee to expend or risk its own funds or otherwise to incur any liability, financial or otherwise, in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or indemnity satisfactory to it against such risk or liability is not assured to it.

(g)The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a Default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.

(h)In no event shall the Trustee be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(i)The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.

(j)[Reserved]

(k)Delivery of reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuers’ compliance with any of their covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).

(l)The permissive rights of the Trustee to take certain actions under this Indenture shall not be construed as a duty unless so specified herein.

(m)The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of Indebtedness or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuers, personally or by agent or attorney at the sole cost of the Issuers and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

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(n)The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(o)The Trustee may request that the Issuers deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture.

Section 7.03Individual Rights of Trustee

.  The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuers or any of their Affiliates with the same rights it would have if it were not Trustee.  However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as Trustee (if this Indenture has been qualified under the Trust Indenture Act) or resign.  Any Agent may do the same with like rights and duties.  The Trustee is also subject to Sections 7.10 and 7.11 hereof.

Section 7.04Trustee’s Disclaimer

.  The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Issuers’ use of the proceeds from the Notes or any money paid to the Issuers or upon the Issuers’ direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

Section 7.05Notice of Defaults

.  If a Default occurs and is continuing and if it is actually known to a Responsible Officer of the Trustee, the Trustee shall deliver to Holders a notice of the Default within 90 days after it occurs.  Except in the case of a Default relating to the payment of principal, premium, if any, or interest on any Note, the Trustee may withhold from the Holders notice of any continuing Default if and so long as it in good faith determines that withholding the notice is in the interests of the Holders.

Section 7.06[Reserved]

Section 7.07Compensation and Indemnity

.  The Issuers shall, jointly and severally, pay to the Trustee from time to time such compensation for its acceptance of this Indenture and services hereunder as the parties shall agree in writing from time to time.  The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust.  The Issuers shall, jointly and severally, reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services.  Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

The Issuers and the Guarantors, jointly and severally, shall indemnify the Trustee and its officers, directors, employees, agents and any predecessor trustee and its officers, directors, employees and agents for, and hold the Trustee harmless against, any and all loss, damage, claims, liability or expense (including attorneys’ fees and expenses) incurred by it in connection with the acceptance or administration of this trust and the performance of its duties

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hereunder (including the costs and expenses of enforcing this Indenture against the Issuers or any Guarantor (including this Section 7.07) or defending itself against any claim whether asserted by any Holder, the Issuers or any Guarantor, or liability in connection with the acceptance, exercise or performance of any of its powers or duties hereunder).  The Trustee shall notify the Issuers promptly of any claim for which it may seek indemnity.  Failure by the Trustee to so notify the Issuers shall not relieve the Issuers of their obligations hereunder.  The Issuers shall defend the claim and the Trustee may have separate counsel and the Issuer shall pay the fees and expenses of such counsel.  The Issuers need not reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee through the Trustee’s own willful misconduct or negligence.

The obligations of the Issuers under this Section 7.07 shall survive the satisfaction and discharge of this Indenture or the earlier resignation or removal of the Trustee.

To secure the payment obligations of the Issuers and the Guarantors in this Section 7.07, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except for money or property held in trust to pay principal and interest on particular Notes.  Such Lien shall survive the satisfaction and discharge of this Indenture.

When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(6) or (7) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

Section 7.08Replacement of Trustee

.  A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08.  The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Issuers.  The Holders of a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Issuers in writing.  The Issuers may remove the Trustee if:

a.the Trustee fails to comply with Section 7.10 hereof;

b.the Trustee is adjudged bankrupt or insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

c.a custodian or public officer takes charge of the Trustee or its property; or

d.the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuers shall promptly appoint a successor Trustee.  Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuers.

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If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee (at the Issuers’ expense), the Issuers or the Holders of at least 10.0% in principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuers.  Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture.  The successor Trustee shall mail a notice of its succession to Holders.  The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07 hereof.  Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Issuers’ obligations under Section 7.07 hereof shall continue for the benefit of the retiring Trustee.

Section 7.09Successor Trustee by Merger, etc

.  If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act shall be the successor Trustee.

Section 7.10Eligibility; Disqualification

.  There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has, together with its parent, a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition.

Section 7.11Collateral Agent

.  All of the rights, protections and immunities, including the right to indemnification, granted to the Trustee in this Article 7 shall be applicable to the Collateral Agent.

ARTICLE VIII.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01Option to Effect Legal Defeasance or Covenant Defeasance

.  The Issuers may, at their option and at any time, elect to have either Section 8.2 or 8.03 hereof applied to all outstanding Notes and all obligations of the Guarantors with respect to the Guarantees and the obligations of the Supplemental Guarantor with respect to the Supplemental Guarantee upon compliance with the conditions set forth below in this Article VIII.

Section 8.02Legal Defeasance and Discharge

.  Upon the Issuers’ exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Issuers and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be

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deemed to have been discharged from their obligations with respect to all outstanding Notes and Guarantees and the Supplemental Guarantee, if any, on the date the conditions set forth below are satisfied (“Legal Defeasance”).  For this purpose, Legal Defeasance means that the Issuers and the Guarantors shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof, and to have satisfied all its other obligations under such Notes and this Indenture (including curing all then existing Events of Default) including that of any Guarantors (and the Trustee, on demand of and at the expense of the Issuers, shall execute proper instruments acknowledging the same) and under the Security Documents, except for the following provisions which shall survive until otherwise terminated or discharged hereunder:

a.the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due solely out of the trust created pursuant to this Indenture referred to in Section 8.04 hereof;

b.the Issuers’ obligations with respect to Notes concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

c.the rights, powers, trusts, duties and immunities of the Trustee, and the Issuers’ obligations in connection therewith; and

d.this Section 8.02.

Subject to compliance with this Article VIII, the Issuers may exercise its option under this Section 8.2 notwithstanding the prior exercise of its option under Section 8.03 hereof.

Section 8.03Covenant Defeasance

.  Upon the Issuers’ exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Issuers and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from their obligations under the covenants contained in Sections 4.03, 4.04, 4.05, 4.07, 4.08, 4.09,  4.11, 4.12, 4.13, 4.14, 4.18 and 4.19 hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 hereof are satisfied (“Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes).  For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Guarantees and the Supplemental Guarantee the Issuers and the Guarantors and the Supplemental Guarantor may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes and the

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Guarantees and the Supplemental Guarantee, if any, shall be unaffected thereby.  In addition, upon the Issuers’ exercise under Section 8.01 hereof of the option applicable to this Section 8.03 hereof, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Sections 6.01(3) (solely with respect to the covenants that are released upon a Covenant Defeasance), 6.01(4), 6.01(5), 6.01(6) (solely with respect to the Issuers and the Guarantors), 6.01(7) (solely with respect to the Issuers and the Guarantors) and 6.01(8), 6.01(9), 6.01(10), 6.01(11), 6.01(12) and 6.01(13) hereof shall not constitute Events of Default.

Section 8.04Conditions to Legal or Covenant Defeasance

.  The following shall be the conditions to the application of either Section 8.02 or 8.03 hereof to the outstanding Notes:

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the Notes:

1)the Issuers must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, U.S. dollar-denominated Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, investment bank or appraisal firm, to pay the principal of, premium, if any, and interest due on the Notes on the stated maturity date or on the Redemption Date, as the case may be, of such principal, premium, if any, or interest on such Notes and the Issuers must specify whether such Notes are being defeased to maturity or to a particular Redemption Date; provided, that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any deficit as of the date of redemption (any such amount, the “Applicable Premium Deficit”) only required to be deposited with the Trustee on or prior to the date of redemption.  Any Applicable Premium Deficit shall be set forth in an Officer’s Certificate delivered to the Trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption;

2)in the case of Legal Defeasance, the Issuers shall have delivered to the Trustee an Opinion of Counsel confirming that, subject to customary assumptions and exclusions

a.the Issuers have received from, or there has been published by, the United States Internal Revenue Service a ruling or

b.since the issuance of the Notes, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the beneficial owners of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes, as applicable, as a result of such Legal Defeasance and will be subject to U.S. federal

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income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

3)in the case of Covenant Defeasance, the Issuers shall have delivered to the Trustee an Opinion of Counsel confirming that, subject to customary assumptions and exclusions, the beneficial owners of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

4)no Default (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit;

5)such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than this Indenture) to which, any of the Issuers or any Guarantor is a party or by which any of the Issuers or any Guarantor is bound (other than that resulting from any borrowing of funds to be applied to make the deposit required to effect such Legal Defeasance or Covenant Defeasance and any similar and simultaneous deposit relating to other Indebtedness, and, in each case, the granting of Liens in connection therewith);

6)the Issuers shall have delivered to the Trustee an Opinion of Counsel to the effect that, as of the date of such opinion and subject to customary assumptions and exclusions following the deposit, the trust funds will not be subject to the effect of Section 547 of Title 11 of the United States Code;

7)the Issuers shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuers with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuers or any Guarantor or others; and

8)the Issuers shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Notwithstanding the foregoing, an Opinion of Counsel required by the immediately preceding paragraph with respect to Legal Defeasance need not be delivered if all of the Notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable or (y) will become due and payable within one year or are to be called for redemption within one year under arrangements reasonably satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuers.

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All of the Collateral will be released from the Lien securing the Notes, as provided under Section 5.04 hereof, upon a Legal Defeasance or Covenant Defeasance in accordance with the provisions described above.

Section 8.05Deposited Money and Government Securities to Be Held in Trust; Other Miscellaneous Provisions

.  Subject to Section 8.06 hereof, all money and Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 hereof in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuers or a Guarantor acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium and interest, but such money need not be segregated from other funds except to the extent required by law.

The Issuers shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article VIII to the contrary notwithstanding, the Trustee shall deliver or pay to the Issuers from time to time upon the request of the Issuers any money or Government Securities held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(a) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06Repayment to Issuers

.  Subject to any applicable abandoned property law, any money deposited with the Trustee or any Paying Agent, or then held by the Issuers, in trust for the payment of the principal of, premium, if any, or interest on any Note and remaining unclaimed for two years after such principal, and premium, if any, or interest has become due and payable shall be paid to the Issuers on their request or (if then held by any of the Issuers) shall be discharged from such trust; and the Holder of such Note shall thereafter look only to the Issuers for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuers as trustee thereof, shall thereupon cease.

Section 8.07Reinstatement

.  If the Trustee or Paying Agent is unable to apply any United States dollars or Government Securities in accordance with Section 8.02 or 8.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuers’ and any Guarantor’s obligations under this Indenture and the Notes and the Guarantees and the Supplemental Guarnatee, shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03 hereof, as the case may be; provided that, if the Issuers make any payment of principal of, premium, if any, or

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interest on any Note following the reinstatement of its obligations, the Issuers shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE IX.

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01Without Consent of Holders

.  Notwithstanding Section 9.02 hereof, the Issuers, the Guarantors, the Trustee and the Collateral Agent may amend or supplement this Indenture and any Guarantee or the Supplemental Guarantee or Notes or the Security Documents without the consent of any Holder:

1)to cure any ambiguity, omission, mistake, defect or inconsistency;

2)to provide for uncertificated Notes in addition to or in place of certificated Notes;

3)to comply with Section 4.10 hereof;

4)to provide the assumption of the Issuers’ or any Guarantor’s obligations to the Holders;

5)to make any change that would provide any additional rights or benefits to the Holders or that does not materially adversely affect the legal rights under this Indenture of any such Holder;

6)to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Issuers or any Guarantor;

7)to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the Trust Indenture Act, if such qualification is required;

8)to evidence and provide for the acceptance and appointment under this Indenture of a successor Trustee hereunder pursuant to the requirements hereof;

9)to provide for the issuance of exchange notes or private exchange notes, which are identical to exchange notes except that they are not freely transferable;

10)[Reserved];

11)[Reserved];

12)to make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes as permitted by this Indenture, including, without limitation, to facilitate the issuance and administration of the Notes; provided that (a) compliance with this Indenture as so amended would not result in Notes being

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transferred in violation of the Securities Act or any applicable securities law and (b) such amendment does not materially and adversely affect the rights of Holders to transfer Notes;

13)to provide for the issuance of Additional Notes in accordance with the terms of this Indenture;

14)to add additional assets as Collateral; or

15)to make, complete or confirm any grant of Collateral permitted or required by this Indenture or any of the Security Documents or any release, termination or discharge of Collateral that becomes effective as set forth in this Indenture or any of the Security Documents.

Upon the request of the Issuers accompanied by a resolution of their respective boards of directors authorizing the execution of any such amended or supplemental indenture, and upon receipt by the Trustee of the documents described in Section 7.02 hereof (to the extent requested by the Trustee), the Trustee shall join with the Issuers and the Guarantors in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall have the right, but not be obligated to, enter into such amended or supplemental indenture that affects its own rights, duties or immunities under this Indenture or otherwise.

Section 9.02With Consent of Holders

.  Except as provided below in this Section 9.02, the Issuers, the Guarantors, the Trustee and the Collateral Agent may amend or supplement this Indenture, the Notes and the Guarantees and the Supplemental Guarantee or the Security Documents with the consent of the Holders of at least a majority in principal amount of the Notes (including Additional Notes, if any) then outstanding voting as a single class (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), and, subject to Sections 6.04 and 6.07 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, any Guarantees, the Supplemental Guarantee or the Notes or any Security Document may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including Additional Notes, if any) voting as a single class (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes); Section 2.08 hereof and Section 2.09 hereof shall determine which Notes are considered to be “outstanding” for the purposes of this Section 9.02.

Upon the request of the Issuers accompanied by a resolution of their respective boards of directors authorizing the execution of any such amended or supplemental indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders as aforesaid, and upon receipt by the Trustee of the documents described in Section 7.02 hereof, the Trustee shall join with the Issuers (and, in respect of any Guarantee or the Supplemental Guarantee, the applicable Guarantors and the Supplemental Guarantor) in the

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execution of such amended or supplemental indenture unless such amended or supplemental indenture directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amended or supplemental indenture.

It shall not be necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Issuers shall deliver to the Holders affected thereby a notice briefly describing the amendment, supplement or waiver.  Any failure of the Issuers to deliver such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver.

Without the consent of each affected Holder of Notes, an amendment or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

1)reduce the principal amount of such Notes whose Holders must consent to an amendment, supplement or waiver;

2)reduce the principal of or change the fixed final maturity of any such Note or reduce the premium payable upon the redemption of such Notes (other than provisions relating to Section 4.14 hereof); provided, that any amendment to the notice requirements may be made with the consent of the Holders of a majority in aggregate principal amount of then outstanding Notes prior to giving of any notice;

3)reduce the rate of or change the time for payment of interest on any Note;

4)waive a Default in the payment of principal of or premium, if any, or interest on the Notes, except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes (including Additional Notes, if any) and a waiver of the payment default that resulted from such acceleration, or in respect of a covenant or provision contained in this Indenture or any Guarantee or the Supplemental Guarantee which cannot be amended or modified without the consent of all affected Holders;

5)make any Note payable in money other than that stated therein;

6)make any change in the provisions of this Indenture relating to waivers of past Defaults;

7)make any change in these amendment and waiver provisions;

8)impair the right of any Holder to receive payment of principal of, or premium, if any, or interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

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9)make any change to or modify the ranking of the Notes that would adversely affect the Holders; or

10)except as expressly permitted by this Indenture, modify the Security Documents, the Guarantees of any Guarantor or the Supplemental Guarantee in any manner materially adverse to the Holders.

In addition, without the consent of the Holders of Notes of at least 66 2/3% in principal amount of the Notes then outstanding, (i) no amendment, supplement or waiver may release all or substantially all of the Collateral other than in accordance with this Indenture and the Security Documents and (ii) no amendment or waiver may be made to the provisions of Section 2.08 or Section 2.11.

Section 9.03[Reserved]

.

Section 9.04Revocation and Effect of Consents

.  Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note.  However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective.  An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

The Issuers may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement, or waiver.  If a record date is fixed, then, notwithstanding the preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only such Persons, shall be entitled to consent to such amendment, supplement, or waiver or to revoke any consent previously given, whether or not such Persons continue to be Holders after such record date.  No such consent shall be valid or effective for more than 120 days after such record date unless the consent of the requisite number of Holders has been obtained.

Section 9.05Notation on or Exchange of Notes

.  The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated.  The Issuers in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

Section 9.06Trustee to Sign Amendments, etc

.  The Trustee shall sign any amendment, supplement or waiver authorized pursuant to this Article IX if the amendment, supplement or waiver does not adversely affect the rights, duties, liabilities or immunities of the Trustee.  The Issuers may not sign an amendment, supplement or waiver until the boards of directors of the Issuers approve it.  In executing any amendment, supplement or waiver, the Trustee shall receive, and shall be fully protected in relying conclusively upon, in addition to the

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documents required by Section 12.04 hereof, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture and that such amendment, supplement or waiver is the legal, valid and binding obligation of the Issuers and any Guarantors party thereto, enforceable against them in accordance with its terms, subject to customary exceptions, and complies with the provisions hereof.

Section 9.07Payment for Consent

.  None of the Issuers or the Guarantors shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to all Holders and is paid to all Holders that so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement. Notwithstanding the foregoing, the Issuers and the Guarantors  shall  be  permitted,  in  any  offer  or  payment  of consideration for, or as an inducement to, any consent, waiver or amendment of any of the terms or provisions of this Indenture, to exclude Holders in any jurisdiction or any category of Holders where (1) the solicitation of such consent, waiver or amendment, including in connection with any tender or exchange offer, or (2) the payment of the consideration therefor, could reasonably be interpreted as requiring the Issuers or any Guarantor to file a registration statement, prospectus or similar document under any applicable securities laws or listing requirements (including, but not limited to, the United States federal securities laws and the laws of the European Union or any of its member states), which the Issuers in their sole discretion reasonably determine (acting in good faith) (a) would be materially burdensome (it being understood that it would not be materially burdensome to file the consent documents used in other jurisdictions, any substantially similar documents or any summary thereof with the securities or financial services authorities in such jurisdiction); or (b) such solicitation would otherwise not be permitted under applicable law in such jurisdiction or with respect to such category of Holders.

ARTICLE X.

GUARANTEES

Section 10.01Guarantee

.  Each Guarantor, subject to this Article X, hereby, jointly and severally, irrevocably and unconditionally guarantees, on a secured senior basis, to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Issuers hereunder, that:  (a) the principal of and interest and premium, if any, on the Notes shall be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Issuers to the Holders or the Trustee hereunder or thereunder shall be promptly paid in full, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same shall be promptly paid in full when due in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.  Failing payment when due of any amount so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately.  Each Guarantor agrees that

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this is a guarantee of payment and not a guarantee of collection. The guaranteed Obligations of all Guarantors shall be secured by security interests (subject to Permitted Liens and Liens permitted by Section 4.12) in the Collateral owned by such Guarantor pursuant to the terms of the Security Documents (but subject to the terms and conditions of the Security Documents).

Each Guarantor agrees that its obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuers, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor (other than payment in full of all of the Obligations of the Issuers hereunder and under the Notes).  Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuers, any right to require a proceeding first against the Issuers, protest, notice and all demands whatsoever and covenants that this Guarantee shall not be discharged except by full payment of the obligations contained in the Notes and this Indenture or by release in accordance with the provisions of this Indenture.

Each Guarantor hereby also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee or any Holder in enforcing any rights under this Section 10.01.

If any Holder or the Trustee is required by any court or otherwise to return to the Issuers, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to the Issuers or any Guarantor, any amount paid either to the Trustee or such Holder, then this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby.  Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article VI hereof for the purposes of the Guarantee of such Guarantor, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article VI hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of such Guarantee.  The Guarantors shall have the right to seek contribution from any nonpaying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Guarantees.

Each Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Issuers for liquidation, reorganization, should the Issuers become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Issuers’ assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment of the Notes are, pursuant to applicable law, rescinded or reduced in amount, or

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must otherwise be restored or returned by any obligee on the Notes or Guarantees, if any, whether as a “voidable preference,” “fraudulent transfer” or otherwise, all as though such payment had not been made.  In the event that any payment or any part thereof, is rescinded, reduced, restored or returned, the Notes shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

In case any provision of any Guarantee shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

The Guarantee issued by any Guarantor shall be a senior first-lien secured obligation of such Guarantor and shall be senior in right of payment to all existing and future senior  or secured Indebtedness of such Guarantor.

Each payment to be made by a Guarantor in respect of its Guarantee shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.

Each Holder of Notes, by its acceptance thereof, consents and agrees to the terms of the Supplemental Guarantee Agreement, and authorizes and directs the Trustee to enter into the Supplemental Guarantee Agreement, and to perform its obligations and exercise its rights thereunder in accordance therewith.

Section 10.02Limitation on Guarantor Liability

.  Each Guarantor, and by its acceptance of the Notes, each Holder, hereby confirms that it is the intention of all such parties that the Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law affecting the rights of creditors generally to the extent applicable to any Guarantee.  To effectuate the foregoing intention, the Trustee, the Holders and each Guarantor irrevocably agree that the obligations of such Guarantor under its Guarantee shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article X, result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law.  Each Guarantor that makes a payment under its Guarantee shall be entitled upon payment in full of all guaranteed obligations under this Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

Section 10.03Execution and Delivery

.  To evidence its Guarantee set forth in Section 10.01 hereof, an authorized Officer of each Guarantor hereunder shall execute this Indenture.

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Each Guarantor hereby agrees that its Guarantee set forth in Section 10.01 hereof shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.

If an Officer whose signature is on this Indenture or any supplemental indenture no longer holds that office at the time the Trustee authenticates the Note, the Guarantee shall be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Guarantee set forth in this Indenture on behalf of the Guarantors.

Section 10.04Subrogation

.  Each Guarantor is hereby subrogated to all rights of Holders against the Issuers in respect of any amounts paid by any Guarantor pursuant to Section 10.01 hereof; provided that, if an Event of Default has occurred and is continuing, no Guarantor shall be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Issuers under this Indenture or the Notes shall have been paid in full.

Section 10.05Benefits Acknowledged

.  Each Guarantor hereby acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the guarantee and waivers made by it pursuant to its Guarantee are knowingly made in contemplation of such benefits.

Section 10.06Release of Guarantees

.  A Guarantee by a Guarantor shall be automatically and unconditionally released and discharged, and no further action by such Guarantor, the Issuers or the Trustee is required for the release of such Guarantor’s Guarantee, upon:

1)the exercise by the Issuers of their Legal Defeasance option or Covenant Defeasance option in accordance with Article VIII hereof or the discharge of the Issuers’ obligations under this Indenture in accordance with the terms of this Indenture; and

2)the Issuers delivering to the Trustee an Officer’s Certificate of such Guarantor and an Opinion of Counsel, each stating that all conditions precedent provided for in this Indenture relating to such transaction have been complied with.

ARTICLE XI.

SATISFACTION AND DISCHARGE

Section 11.01Satisfaction and Discharge

.  This Indenture shall be discharged and shall cease to be of further effect as to all Notes, when either:

1)all Notes theretofore authenticated and delivered, except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has heretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

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2)(A)all Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuers and the Issuers or any Guarantor have irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, U.S. dollar-denominated Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption; provided, that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any Applicable Premium Deficit only required to be deposited with the Trustee on or prior to the date of redemption.  Any Applicable Premium Deficit shall be set forth in an Officer’s Certificate delivered to the Trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption;

(B)the Issuers have paid or caused to be paid all sums payable by it under this Indenture; and

(C)the Issuers have delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the Redemption Date, as the case may be.

In addition, the Issuers must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Notwithstanding the satisfaction and discharge of this Indenture, if money shall have been deposited with the Trustee pursuant to subclause (A) of clause (2) of this Section 11.01, the provisions of Section 11.02 and Section 8.06 hereof shall survive such satisfaction and discharge.

Section 11.02Application of Trust Money

.  Subject to Section 8.06 hereof, all money deposited with the Trustee pursuant to Section 11.01 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuers or a Guarantor acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

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If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 11.01 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuers’ and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.01 hereof; provided that if the Issuers have made any payment of principal of, premium, if any, or interest on any Notes because of the reinstatement of its obligations, the Issuers shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

ARTICLE XII.

MISCELLANEOUS

Section 12.01Security Interest Absolute

.  All rights of each Agent hereunder, the security interest in the Collateral as described in Article V and all obligations of each of the Issuers and the Guarantors hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of this Indenture or any of the other Notes Documents, any agreement with respect to any of the Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from this Indenture, any of the other Notes Document or any other agreement or instrument, (c) any exchange, release or non-perfection of any Lien on other collateral, or any release or amendment or waiver of or consent under or departure from any guarantee, securing or guaranteeing all or any of the Obligations or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any of the Issuers or any Guarantors in respect of the Obligations or this Indenture (other than a defense of payment or performance).

Section 12.02Notices

.  Any notice or communication by the Issuers, any Guarantor or the Trustee to the others is duly given if in writing and delivered in person or mailed by first-class mail (registered or certified, return receipt requested), fax, electronic mail (in “.pdf” format) or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Issuers and/or any Guarantor:

[•]

with a copy to:

[•]

If to the Trustee:

U.S. Bank National Association
100 Wall Street, 16th F1.
New York, NY 10005
Attention:  Christopher Grell

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Fax No.:  212-361-6153 or 212-809-4993
christopher.grell@usbank.com

The Issuers, any Guarantor or the Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five calendar days after being deposited in the mail, postage prepaid, if mailed by first-class mail; on the first date on which publication is made or electronic delivery or fax is made; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery; provided that any notice or communication delivered to the Trustee shall be deemed effective upon actual receipt thereof.

Any notice or communication to a Holder shall be electronically delivered, mailed by first-class mail, postage prepaid, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the Note Register kept by the Registrar.  Failure to deliver a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

If a notice or communication is mailed or otherwise delivered in the manner provided above within the time prescribed, such notice or communication shall be deemed duly given, whether or not the addressee receives it.

If the Issuers deliver a notice or communication to Holders, they shall mail a copy to the Trustee and each Agent at the same time.

Notwithstanding any other provision of this Indenture or any Note, where this Indenture or any Note provides for notice of any event or any other communication (including any notice of redemption or repurchase) to a Holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to the Depositary (or its designee) pursuant to the standing instructions from the Depositary or its designee, including by electronic mail in accordance with accepted practices at the Depositary.

Section 12.03Communication by Holders with Other Holders

.  Holders may communicate pursuant to Trust Indenture Act Section 312(b) with other Holders with respect to their rights under this Indenture or the Notes.  The Issuers, the Trustee, the Registrar and anyone else shall have the protection of Trust Indenture Act Section 312(c).

Section 12.04Certificate and Opinion as to Conditions Precedent

.  Except as otherwise provided herein, upon any request or application by the Issuers or any of the Guarantors to the Trustee to take any action under this Indenture (other than as set forth in the last sentence of Section 9.06 and with respect to clause (B) below, in connection with the issuance of the Initial Notes on the Issue Date) or the Security Documents, the Issuers or such Guarantor, as the case may be, shall furnish to the Trustee:

a.An Officer’s Certificate in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in

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Section 12.5 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture or the Security Documents relating to the proposed action have been satisfied; and

b.An Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 12.5 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

Section 12.05Statements Required in Certificate or Opinion

.  Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to Section 4.04 hereof) shall include:

a.a statement that the Person making such certificate or opinion has read such covenant or condition;

b.a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

c.a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with (and, in the case of an Opinion of Counsel, may be limited to reliance on an Officer’s Certificate as to matters of fact); and

d.a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with; provided, however, that with respect to matters of fact, any Opinion of Counsel may rely on an Officer’s Certificate or certificates of public officials.

Section 12.06Rules by Trustee and Agents

.  The Trustee may make reasonable rules for action by or at a meeting of Holders.  The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 12.07No Personal Liability of Directors, Officers, Employees and Stockholders

.  No past, present or future director, officer, employee, manager, member, partner, incorporator or stockholder of the Issuers or any Guarantor or any of their parent companies (other than the Issuers and any Guarantors) shall have any liability for any obligations of the Issuers or any Guarantors under the Notes, any Guarantees or the Supplemental Guarantee, this Indenture or any supplemental indenture or for any claim based on, in respect of, or by reason of such obligations or their creation.  Each Holder by accepting Notes waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Notes.

Section 12.08Governing Law

.  THIS INDENTURE, THE NOTES, THE SUPPLEMENTAL GUARANTEE AND ANY GUARANTEE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

84

Section 12.09Waiver of Jury Trial

.  EACH OF THE ISSUERS, THE GUARANTORS, AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.10Force Majeure

.  In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused by, directly or indirectly, forces beyond its reasonable control, including without limitation strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software or hardware) services.

Section 12.11No Adverse Interpretation of Other Agreements

.  This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Issuers or the Guarantors or of any other Person.  Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 12.12Successors

.  All agreements of the Issuers and the Guarantors in this Indenture and the Notes shall bind their respective successors.  All agreements of the Trustee in this Indenture shall bind its successors.  All agreements of each Guarantor in this Indenture shall bind its successors, except as otherwise provided in Section 10.06 hereof.

Section 12.13Severability

.  In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 12.14Counterpart Originals

.  The parties may sign any number of copies of this Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.  The exchange of copies of this Indenture and of signature pages by facsimile or electronic (in “.pdf” format) transmissions shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes.  Signatures of the parties hereto transmitted by facsimile or electronic (in “.pdf” format) transmission shall be deemed to be their original signatures for all purposes.

Section 12.15Table of Contents, Headings, etc

.  The Table of Contents, Cross-Reference Table and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 12.16[Reserved]

Section 12.17U.S.A. Patriot Act

.  The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. Patriot Act, the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee.  The parties to this Indenture agree that they

85

will provide the Trustee with such information as it may request in order for the Trustee to satisfy the requirements of the U.S.A. Patriot Act.

[Signatures on following page]

86

ISSUERS

J. CREW BRAND, LLC

By:

Name:

Title:

J. CREW BRAND CORP.

By:

Name:

Title:

GUARANTORS

J. CREW BRAND INTERMEDIATE, LLC

By:

Name:

Title:

J. CREW DOMESTIC BRAND, LLC

By:

Name:

Title:

[J. Crew Brand, LLC Indenture Signature Page]

J. CREW INTERNATIONAL BRAND, LLC

By:

Name:

Title:

[J. Crew Brand, LLC Indenture Signature Page]

U.S. BANK NATIONAL ASSOCIATION, as Trustee and as Collateral Agent

By:

Name:

Title:

[J. Crew Brand, LLC Indenture Signature Page]

EXHIBIT A

[FORM OF NOTE TO BE INCLUDED]

A-1

EXHIBIT B

FORM OF CERTIFICATE OF TRANSFER

J. Crew Brand, LLC

[•]

U.S. Bank National Association
100 Wall Street, 16th FI.
New York, NY 10005
Attention:  Christopher Grell
Telephone No.:  212-951-6990
Fax No.:  212-361-6153 or 212-809-4993
Email:  christopher.grell@usbank.com

Re:	13.00% Senior Secured Notes due 2021

Reference is hereby made to the Indenture, dated as of [•], 2017 (the “Indenture”), among the Issuers, the Guarantors and the Trustee.  Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

________________ (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $_______________ in such Note[s] or interests (the “Transfer”), to(the “Transferee”), as further specified in Annex A hereto.  In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1.

[   ] CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE RELEVANT 144A GLOBAL NOTE OR RELEVANT DEFINITIVE NOTE PURSUANT TO RULE 144A.  The Transfer is being effected pursuant to and in accordance with Rule 144A under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States.

2.

[   ] CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE RELEVANT REGULATION S GLOBAL NOTE OR RELEVANT DEFINITIVE NOTE PURSUANT TO REGULATION S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the applicable Restricted Period, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person.  Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Indenture and the Securities Act.

3.

[   ] CHECK AND COMPLETE IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE RELEVANT GLOBAL NOTE OR DEFINITIVE NOTE PURSUANT TO ANY PROVISION OF THE SECURITIES ACT OTHER THAN RULE 144A OR REGULATION S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

(a)[   ] such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act; or

(b)[   ] such Transfer is being effected to the Issuers or a Guarantor.

4.	[ ] CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE OR OF AN UNRESTRICTED DEFINITIVE NOTE.

(a)[   ] CHECK IF TRANSFER IS PURSUANT TO RULE 144.  (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act.  Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(b)[   ] CHECK IF TRANSFER IS PURSUANT TO REGULATION S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act.  Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(c)[   ] CHECK IF TRANSFER IS PURSUANT TO OTHER EXEMPTION.  (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act.  Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuers.

[Insert Name of Transferor]

By:

Name:

Title:

Dated:  ____________________

ANNEX A TO CERTIFICATE OF TRANSFER

1.	The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

(a)	[ ] a beneficial interest in the:
(i)	[ ] 144A Global Note (CUSIP: [•]), or
(ii)	[ ] Regulation S Global Note (CUSIP: [•]), or
(b)	[ ] a Restricted Definitive Note.
2.	After the Transfer the Transferee will hold:

[CHECK ONE]

(a)	[ ] a beneficial interest in the:
(i)	[ ] 144A Global Note (CUSIP: [•]), or
(ii)	[ ] Regulation S Global Note (CUSIP: [•]), or
(iii)	[ ] Unrestricted Global Note (CUSIP: [•]); or
(b)	[ ] a Restricted Definitive Note; or
(c)	[ ] an Unrestricted Definitive Note, in accordance with the terms of the Indenture.

EXHIBIT C

FORM OF CERTIFICATE OF EXCHANGE

J. Crew Brand, LLC

[•]

U.S. Bank National Association
100 Wall Street, 16th FI.
New York, NY 10005
Attention:  Christopher Grell
Telephone No.:  212-951-6990
Fax No.:  212-361-6153 or 212-809-4993
Email:  christopher.grell@usbank.com

Re:	13.00% Senior Secured Notes due 2021

Reference is hereby made to the Indenture, dated as of [•], 2017 (the “Indenture”), among the Issuers, the Guarantors and the Trustee.  Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

____________ (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $________ in such Note[s] or interests (the “Exchange”).  In connection with the Exchange, the Owner hereby certifies that:

1)	EXCHANGE OF RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN A RESTRICTED GLOBAL NOTE FOR UNRESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN AN UNRESTRICTED GLOBAL NOTE OF THE SAME SERIES

a)[   ] CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE OF THE SAME SERIES.  In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note of the same series in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the United States Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

D-1

b)[   ] CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO UNRESTRICTED DEFINITIVE NOTE OF THE SAME SERIES.  In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note of the same series, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

c)[   ] CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE OF THE SAME SERIES.  In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note of the same series, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

d)[   ] CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO UNRESTRICTED DEFINITIVE NOTE OF THE SAME SERIES.  In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note of the same series, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

2)

EXCHANGE OF RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN RESTRICTED GLOBAL NOTES FOR RESTRICTED DEFINITIVE NOTES OF THE SAME SERIES OR BENEFICIAL INTERESTS IN RESTRICTED GLOBAL NOTES OF THE SAME SERIES

a)[   ] CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO RESTRICTED

C-2

DEFINITIVE NOTE OF THE SAME SERIES.  In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note of the same series with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer.  Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.

b)[   ] CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE OF THE SAME SERIES.  In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE] [   ] 144A Global Note [   ] Regulation S Global Note of the same series, with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States.  Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuers and are dated ________________.

[Insert Name of Transferor]

By:

Name:

Title:

Dated:  ____________________

C-3

EXHIBIT D

Supplemental Guarantee Agreement

Supplemental Guarnatee Agreement (this “Agreement”), dated as of _______________, between Chinos Intermediate Holdings A, Inc., a Delaware corporation (the “the Supplemental Guarantor”), and U.S. Bank National Association, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Issuers and the Guarantors have heretofore executed and delivered to the Trustee an Indenture (the “Indenture”), dated as of [     ], providing for the issuance of an 13.00% Senior Secured Notes due 2021 (the “Notes”); and

WHEREAS, pursuant to Section 10.01 of the Indenture, the Trustee is authorized to execute and deliver this Agreement.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

(1)	Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
(2)

Agreement to Guarantee.  The Guaranteeing Subsidiary hereby agrees to provide an unconditional guarantee of the Issuers’ and the Guarantors’ payment obligations under the Indenture, the Notes and the Guarantees, on the terms and subject to the conditions set forth in the Indenture including, but not limited to, Article X thereof, to the same extent of the Guarantee provided by the Guarantors thereunder, provided that the last sentence of Section 10.01 of the Indenture shall not apply to the Supplemental Guarantor, and provided, further, that the Supplemental Guarantor shall not be, or be deemed to be, a Guarantor for any purposes of the Indenture.

(3)

No Recourse Against Others.  No past, present or future director, officer, employee, manager, member, partner, incorporator or stockholder of the Issuers or any Guarantor or the Supplemental Guarantor or any of their parent companies (other than the Issuers, the Guarantors and the Supplemental Guarantor) shall have any liability for any obligations of the Issuers or the Guarantors or the Supplemental Guarantor under the Notes, any Guarantees, the Indenture or this Agreement or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder by accepting Notes waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Notes.

(4)	Governing Law. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

D-1

(5)

Counterparts.  The parties may sign any number of copies of this Agreement.  Each signed copy shall be an original, but all of them together represent the same agreement.  This Agreement may be executed in multiple counterparts, which, when taken together, shall constitute one instrument.  The exchange of copies of this Agreement and of signature pages by facsimile or electronic (in “.pdf” format) transmissions shall constitute effective execution and delivery of this Agreement as to the parties hereto and may be used in lieu of the original Agreement for all purposes.  Signatures of the parties hereto transmitted by facsimile or electronic (in “.pdf” format) transmission shall be deemed to be their original signatures for all purposes.

(6)	Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.
(7)

The Trustee.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Agreement or for or in respect of the recitals contained herein, all of which recitals are made solely by the Supplemental Guarantor.

(8)

Successors.  All agreements of the Supplemental Guarantor in this Agreement shall bind its Successors, except as otherwise provided in this Agreement.  All agreements of the Trustee in this Agreement shall bind its successors.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, all as of the date first above written.

Chinos Intermediate Holdings A, Inc.

By:	__________________
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	__________________
Name:
Title:

C-2

Exhibit B

New Series A Preferred Certificate of Designation

CERTIFICATE OF DESIGNATION

OF

SERIES A PREFERRED STOCK

OF

Chinos Holdings, Inc.

The terms of the authorized Series A Preferred Stock, no par value per share (the “Series A Preferred Stock”), of Chinos Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), are as set forth below:

Section 1.Designation; Rank.

1.1.Designation.  There is hereby created out of the authorized and unissued shares of preferred stock, no par value per share, of the Corporation a series of preferred stock designated as “Series A Preferred Stock”.  The number of shares constituting such series shall be 190,000 and such shares are referred to herein as the “Series A Preferred Stock.”

1.2.Rank.  The Series A Preferred Stock shall, with respect to dividend distributions and distributions upon liquidation, winding-up and dissolution of the Corporation, rank (i) senior (to the extent set forth herein) to all Junior Securities, (ii) on a parity with all Parity Securities, and (iii) junior to all Senior Securities.

1.3.Certificates.  The Holders shall be entitled to receive physical delivery of a Certificate for their Shares, which shall be issued in fully registered form and shall be substantially in the form attached hereto as Exhibit A.  Record ownership of the Shares represented by such Certificates shall be shown on, and the transfer of that ownership shall be effected only through, records maintained by the Corporation.

Section 2.Dividends.

2.1.General Obligation.  To the extent not prohibited under the Delaware General Corporation Law (the “DGCL”), the Corporation shall pay preferential dividends to the Holders (the “Preferred Dividends”), as provided in this Section 2.  The Preferred Dividends shall accrue at the Preferred Dividend Rate and shall be paid to the Holders in cash if and when declared.  The Preferred Dividends shall accrue on each share of the Series A Preferred Stock (a “Share”) on a daily basis and compound on a semi-annual basis for the period from and including the date of issuance of such Share to and including the first to occur of (i) the date on which the Liquidation Value of such Share (plus all accrued and unpaid dividends thereon, whether or not declared) is paid to the Holder thereof in connection with the liquidation of the Corporation, (ii) the date on which such Share is redeemed pursuant to Section 4 or (iii) the date on which such Share is otherwise acquired by the Corporation. The Preferred Dividends shall accrue regardless of whether or not (a) such dividends have been declared, (b) there are profits or surplus (as defined in the DGCL) available for payment or (c) the Corporation is prohibited from paying dividends under applicable law.  So long as any Shares remain outstanding, the Corporation shall not, nor shall it permit any Subsidiary to, redeem, purchase or otherwise acquire for value any Junior Securities, nor shall the Corporation nor any of its Subsidiaries directly or indirectly pay or declare any dividend, to or make any distribution upon, any Junior Securities.  The date on which the Corporation initially issues any Share shall be deemed to be its “date of issuance” regardless of the number of times transfer of such Share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates that may be issued to evidence such Share.

2.2.Dividend Payment Dates.  The Preferred Dividends shall be payable semi-annually in arrears on March 15 and September 15 of each year, or, in the event such date falls on a day other than a Business Day, on the first Business Day preceding such date (the “Dividend Payment Dates”).  To the extent not paid on any Dividend Payment Date, the Preferred Dividends which have accrued on each Share outstanding during the six-month period (or other period in the case of the initial Dividend Payment Date) ending upon each such Dividend Payment Date shall be accumulated and shall remain accumulated dividends with respect to such Share until paid to the Holder thereof.

2.3.Distribution of Partial Dividends.  Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of Preferred Dividends then accrued with respect to the Series A Preferred Stock, such payment shall be distributed pro rata among the Holders thereof based upon the aggregate accrued but unpaid dividends on the Shares held by each such Holder.

Section 3.Liquidation.

3.1.Normal Liquidation. Upon any liquidation (including a Deemed Liquidation), dissolution or winding up of the Corporation (whether voluntary or involuntary), each Holder shall be entitled to be paid, pari passu with any distribution or payment made upon Parity Securities and before any distribution or payment is made upon any Junior Securities, an amount in cash, per Share equal to the aggregate Liquidation Value of all Shares held by such Holder (plus all accrued and unpaid dividends thereon, whether or not declared).  If upon any such liquidation (including a Deemed Liquidation), dissolution or winding up of the Corporation the assets of the Corporation to be distributed among the Holders are insufficient to permit payment to such Holders of the aggregate amount which they are entitled to be paid under this Section 3, then all assets available to be distributed to the Corporation’s stockholders shall be distributed pro rata among such Holders based upon the aggregate Liquidation Value (plus all accrued and unpaid dividends, whether or not declared) of the Series A Preferred Stock held by each Holder.  Not less than thirty (30) days prior to the payment date stated therein, the Corporation shall deliver written notice of any such liquidation (including a Deemed Liquidation), dissolution or winding up to each record Holder, setting forth in reasonable detail the amount of proceeds to be paid with respect to each Share in connection with such liquidation, dissolution or winding up.

3.2.Any (i) consolidation or merger of the Corporation with or into another entity or entities (whether or not the Corporation is the surviving entity (the Corporation, such surviving entity or the acquirer(s) of assets contemplated by clause (ii), as applicable, the “Surviving Entity”)), (ii) sale or transfer by the Corporation of all or substantially all of its assets (determined for the Corporation together with its Subsidiaries on a consolidated basis), or (iii) sale, transfer or issuance or series of sales, transfers and/or issuances of shares of the
2

Corporation’s capital stock by the Corporation or the holders thereof, in any case of (i), (ii) or (iii), as a result of which the holders of the Corporation’s outstanding capital stock possessing the voting power (under ordinary circumstances) to elect a majority of the Corporation’s Board of Directors immediately prior to such sale or issuance cease to own the Surviving Entity’s outstanding capital stock possessing the voting power (under ordinary circumstances) to elect a majority of the Surviving Entity’s Board of Directors shall be deemed to be a liquidation, dissolution and winding up of the Corporation (a “Deemed Liquidation”) for purposes of this Section 3.

Section 4.Redemption.

4.1.Optional Redemption.  The Corporation or any Sponsor or Sponsors may at any time following the effective date of this Certificate of Designation, redeem or purchase, as applicable, without penalty, not less than all of the Shares then outstanding and pay to each Holder thereof an amount in cash in immediately available funds equal to the Liquidation Value of such Holder’s Shares (plus all accrued and unpaid dividends thereon, whether or not declared) as of the Redemption Date (the “Redemption”).

4.2.Redemption Payments.  For each Share which is to be redeemed or purchased hereunder, the Corporation or the applicable Sponsor or Sponsors, as the case may be, shall be obligated, on the applicable Redemption Date, to pay to the relevant Holder (upon surrender by such Holder of the Certificate at (i) the Corporation’s principal office, in the case of Redemption by the Corporation, or (ii) the address nominated by the Sponsor or Sponsors acquiring such Shares, in the case of Redemption by any Sponsor or Sponsors) an amount in cash in immediately available funds equal to the Liquidation Value of such Holder’s Shares (plus all accrued and unpaid dividends thereon, whether or not declared), in connection with the Redemption.

4.3.Notice of Redemption.  Except as otherwise provided herein, the Corporation or Sponsor, as the case may be, shall give written notice of a Redemption of Shares to each Holder at least thirty (30) days prior to the date on which such Redemption is to be made.

Section 5.Voting.

5.1.Voting Generally.  Except as set forth herein or to the extent required by the DGCL, the Holders shall not have any voting rights.  In any case in which the Holders shall be entitled to vote, each Holder shall be entitled to one vote for each Share held on the record date for determining the stockholders of the Corporation eligible to vote thereon.

5.2.Election of Director.  For so long as there remain outstanding no less than twenty percent (20%) of the Shares that were issued on the Initial Issue Date, the Holders shall have the right to elect one director of the Corporation (the “Preferred Director”).  The initial Preferred Director, who will serve as the Preferred Director prior to the first annual meeting of stockholders (or special meeting held in place thereof) following the Initial Issuance Date, shall be [____].  Thereafter, the Preferred Director shall be elected by plurality vote of the Shares, voting separately as a single class with one vote per Share) at each annual meeting of stockholders or special meeting held in place thereof. The

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Corporation shall take all necessary action under its organizational documents, including its by-laws, to effectuate such rights hereunder.  The Preferred Director shall have all voting and other rights (including for purposes of determining the existence of a quorum) as the other individuals serving on the Board of Directors and shall serve on the Board of Directors.  Once less than twenty percent (20%) of the Shares that were issued on the Initial Issue Date remain outstanding, (i) the voting rights of the Holders shall, without further action, terminate, (ii) the term of office of the Preferred Director shall, without further action, terminate unless otherwise required by law, and (iii) the number of directors constituting the Board of Directors shall be reduced by one unless otherwise required by law.  The Preferred Director may be removed by, and shall not be removed except by, the vote of the Holders of a majority of the issued and outstanding Shares, voting separately as a single class, at a meeting of the Corporation’s stockholders, or of the Holders called for such purpose.  So long as not less than twenty percent (20%) of the Shares that were issued on the Initial Issue Date remain outstanding, any vacancy in the office of the Preferred Director may be filled, including in the case of the removal of such Preferred Director, by the vote of the Holders, voting separately as a single class.  The Preferred Director so elected shall continue to serve as such director for a term of one year; except that upon any termination of the right of all such Holders to vote as a class to elect the Preferred Director, the term of office of such director shall terminate.  If, within ten (10) days of the election of a Preferred Director who has not previously served as a director of the Corporation, Persons representing a majority of the shares of Common Stock then outstanding certify in writing that, in their good faith determination, acting reasonably, the Preferred Director is not suitable to serve as the Preferred Director, the Holders shall promptly remove and replace the Preferred Director; provided, however, that, if the Holders act in good faith in electing such replacement Preferred Director, such certification may not be delivered on more than three (3) occasions.

5.3.Consent Rights. So long as any Shares remain outstanding, without the prior written consent of the Holders of at least a majority of the issued and outstanding Shares, voting separately as a single class with one vote per Share, in person or by proxy, either in writing without a meeting or at an annual or a special meeting of such Holders, and any other applicable stockholder approval requirements required by law:

(i)The Corporation shall not create, authorize the creation of, issue, sell, or obligate itself to issue or sell, any Senior Securities or Parity Securities, other than issuances of Series B Preferred Stock under the terms of the Management Incentive Plan of the Corporation.

(ii)The Corporation shall not permit [Chinos Intermediate Holdings AB, Inc.] (“IntermediateCo”) to create, authorize the creation of, issue, sell, or obligate itself to issue or sell, any class or series of IntermediateCo capital stock that will rank senior to, or on a parity with, the Series A Preferred Stock ( “IntermediateCo Preferred Stock”) of IntermediateCo as to dividend distributions and distributions upon liquidation, winding-up and dissolution of IntermediateCo.

(iii)The Corporation shall not permit any of its Subsidiaries (other than Chinos Intermediate Holdings A, Inc. (“Chinos A”), IntermediateCo, or J. Crew Brand Intermediate, LLC and its Subsidiaries) to take any action that any such Person would be prohibited from

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taking in its capacity as Holdings, the Borrower or a Restricted Subsidiary (as such terms are defined in the Term Loan Agreement), as applicable, pursuant to Article VII of the Term Loan Agreement as in effect as of the Initial Issue Date; provided that, for purposes of this Section 5.3(ii), such prohibitions shall remain in effect without regard to whether or not any Lender shall have any Commitment or any Loan or other Obligation (as such terms are defined in the Term Loan Agreement) that remains unpaid or unsatisfied and whether or not the Term Loan Agreement is amended, modified or terminated subsequent to the Initial Issue Date.

(iv)None of the Corporation, Chinos A or IntermediateCo shall (a) incur, assume, guarantee or otherwise become liable for any Indebtedness or other obligations other than, solely in the case of Chinos A, the PIK Toggle Notes outstanding as of the Initial Issue Date, (b) permit or allow the creation or imposition of, or suffer to exist, any lien, encumbrance, mortgage, pledge, security interest or other similar interest on any of their assets or properties, (c) sell or otherwise dispose of any equity interests of any of its direct Subsidiaries, (d) consolidate with or merge with or into, or convey, transfer, lease or license all or substantially all its assets to, any Person, (e) enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred, in each case, whether or not treated as a “sale-leaseback” under GAAP, (f) engage in any transaction with any of its affiliates or any direct or indirect holder of ten percent (10%) or more of any class of its capital stock unless such transaction is otherwise permitted hereunder or (g) amend, modify, grant any waiver or release under or terminate in any manner, its applicable articles or certificate of incorporation, bylaws, limited liability company operating agreement, partnership agreement or other organizational documents, except, with respect to clauses (e) through (g), to the extent such action would not reasonably be expected to be adverse to the Holders in any material respect.

5.4.Rights Relating to the IntermediateCo Preferred Shares. For so long as any Shares remain outstanding:

(i)The Corporation will not, without the prior written consent of the Holders of at least sixty-six percent (66%) of the issued and outstanding Shares, (a) directly or indirectly transfer, assign, sell or otherwise dispose of the shares of IntermediateCo Preferred Stock that are held by the Corporation (the “IntermediateCo Preferred Shares”), (b) permit or allow the creation or imposition of, or suffer to exist, any lien, encumbrance, mortgage, pledge, security interest or other similar interest on, the IntermediateCo Preferred Shares or (c) waive any of its or its subsidiaries’ rights as a holder of IntermediateCo Preferred Shares under, or consent to any amendment or modification of, the Certificate of Designation relating to the IntermediateCo Preferred Shares, in each case for so long as the Corporation directly or indirectly holds any IntermediateCo Preferred Shares.

(ii)Upon the redemption of the IntermediateCo Preferred Shares, or any actual liquidation, deemed liquidation, dissolution or winding up of IntermediateCo that

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results in a payment to the holders of the IntermediateCo Preferred Shares, the Corporation shall effect a Redemption of the Shares in accordance with Section 4.

Section 6.Conversion.  The Shares shall not be convertible into any other security and do not otherwise have any conversion rights.

Section 7.Registration of Transfer.  The Corporation shall keep at its principal office a register for the registration of Series A Preferred Stock.  Upon the surrender of any Certificate at such place, the Corporation shall, at the request of the record Holder of such Certificate, execute and deliver (at the Corporation’s expense) a new Certificate in exchange therefor representing in the aggregate the number of Shares represented by the surrendered Certificate.  Each such new Certificate shall be registered in such name and shall represent such number of Shares as is requested by the Holder of the surrendered Certificate and shall be substantially identical in form to the surrendered Certificate.  The Shares represented by such new Certificate shall be identical to the Shares represented by the surrendered Certificate, including with respect to the Liquidation Value of such Shares and any accrued and unpaid dividends thereon (whether or not declared), and Preferred Dividends shall accrue on the Shares represented by such new Certificate from the date on which Preferred Dividends have been fully paid on the Shares represented by the surrendered Certificate.  The Corporation may place such legend on any Certificate and/or provide such notices as may be required by applicable law or the Certificate of Incorporation.

Section 8.Replacement.  Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered Holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any Certificate evidencing Shares, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation, or, in the case of any such mutilation upon surrender of such Certificate, the Corporation shall (at its expense) execute and deliver in lieu of such Certificate a new certificate of like kind representing the number of Shares of such class represented by such lost, stolen, destroyed or mutilated Certificate and dated the date of such lost, stolen, destroyed or mutilated Certificate.  The Shares represented by such new Certificate shall be identical to the Shares represented by such lost, stolen, destroyed or mutilated Certificate, including with respect to the Liquidation Value of such Shares and any accrued and unpaid dividends thereon (whether or not declared), and Preferred Dividends shall accrue on the Shares represented by such new Certificate from the date to which Preferred Dividends have been fully paid on the Shares represented by such lost, stolen, destroyed or mutilated Certificate.

Section 9.Definitions.

“Board of Directors” means the board of directors of the Corporation.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York, U.S.A. are open for the general transaction of business.

“Certificate” means, with respect to any Share, a certificate representing such Share.

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“Common Stock” means the Class A Common Stock, par value $0.00001 per share, of the Corporation.

“GAAP” means generally accepted accounting principles in the United States of America.

“Holder” means a holder of shares of Series A Preferred Stock as reflected in the stock books of the Corporation.

“Indebtedness” of any Person means (a) all indebtedness for borrowed money, (b) any other indebtedness which is evidenced by a note, bond, indenture, debenture or similar contract or agreement, (c) all reimbursement obligations with respect to (i) letters of credit, bank guarantee or bankers’ acceptances or (ii) surety, customs, reclamation or performance bonds (in each case not related to judgments or litigation) other than, in the case of this clause (ii), those entered into in the ordinary course of business consistent with past practice and (d) all guarantees for obligations of any other Person constituting Indebtedness of such other Person.

“Initial Issue Date” means July [●], 2017, the original date of issuance of the Series A Preferred Stock.

“Junior Securities” means (i) the Common Stock and (ii) each other class or series of the Corporation’s capital stock established after the Initial Issue Date, the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the Series A Preferred Stock as to dividend distributions and distributions upon liquidation, winding-up and dissolution of the Corporation.

“Liquidation Value” of any Share shall be $1,000 on the date such Share is issued, which amount shall increase automatically on each Dividend Payment Date by an amount equal to a nominal rate of two percent (2%) per annum accruing on a daily basis on the sum of (x) the Liquidation Value of the applicable Share at such time plus (y) all accrued and unpaid dividends thereon (whether or not declared).

“Parity Securities” means (i) the Series A Preferred Stock, (ii) the Series B Preferred Stock and (iii) each other class or series of the Corporation’s capital stock established after the Initial Issue Date, the terms of which expressly provide that such class or series will rank on a parity with the Series A Preferred Stock as to dividend distributions and distributions upon liquidation, winding-up and dissolution of the Corporation.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“PIK Toggle Notes” means the 7.75%/8.50% Senior PIK Toggle Notes due 2019 issued pursuant to that certain Indenture, dated November 4, 2013, between Chinos A, as Issuer, and U.S. Bank National Association, as trustee.

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“Preferred Dividend Rate” means a nominal rate of five percent (5%) per annum, which shall accrue on the sum of (x) the Liquidation Value of the applicable Shares at such time plus (y) all accrued and unpaid dividends thereon, whether or not declared.

“Redemption Date” means the date specified in any notice of Redemption at the Corporation’s option.

“Senior Securities” means any class or series of the Corporation’s capital stock established after the Initial Issue Date, the terms of which expressly provide that such class or series will rank senior to the Series A Preferred Stock as to dividend distributions and distributions upon liquidation, winding-up and dissolution of the Corporation.

“Series B Preferred Stock” means the Series B Preferred Stock, no par value per share, of the Corporation.

“Sponsor” means each of TPG Capital, LP, TPG Chinos Co-Invest, L.P., Leonard Green & Partners, L.P., [LGP V, LGP Side V,] and LGP Chino Co-Invest LLC, for so long as such Person holds shares of Common Stock.

“Subsidiary” means, with respect to a Person, each other Person in which such Person owns, directly or indirectly, capital stock or other equity interests representing more than fifty percent (50%) of the outstanding capital stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such other Person.

“Term Loan Agreement” means that certain Amended and Restated Credit Agreement, dated as of March 5, 2014, by and among J. Crew Group, Inc., Chinos Intermediate Holdings B, Inc., the Lenders party thereto, and Wilmington Savings Fund Society, FSB, as successor administrative agent, as amended on July [●], 2017.

Section 10.Amendment and Waiver.

10.1.Subject to Section 10.2, no provision of this Certificate of Designation may be amended, modified or waived except by an instrument in writing executed by the Corporation and approved by the Holders of not less than a majority of the Series A Preferred Stock outstanding at the time such action is taken, voting separately as a single class with one vote per Share, in person or by proxy, either in writing without a meeting or at an annual or a special meeting of such Holders, and any other applicable stockholder approval requirements required by law, and any such written amendment, modification or waiver will be binding upon the Corporation and each holder of Series A Preferred Stock; provided that no amendment, modification, alteration, repeal or waiver of the terms or relative priorities of the Series A Preferred Stock may be accomplished by the merger, consolidation or other transaction of the Corporation with another corporation or entity unless the Corporation has obtained the prior written consent of the Holders of the applicable percentage of the Series A Preferred Stock then outstanding, voting separately as a single class with one vote per Share, in person or by proxy, either in writing without a meeting or at an annual or a special meeting of such Holders, and any other applicable stockholder approval requirements required by law.

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10.2.Notwithstanding any other provision herein to the contrary, any amendment that would have any of the following effects shall require the approval of the Holders of not less than sixty-six percent (66%) of the Series A Preferred Stock outstanding at the time such action is taken:

(i)amend, modify or waive any provision relating to the Redemption of the Series A Preferred Stock;

(ii)reduce the Preferred Dividend Rate, amend the definition of Liquidation Value, or change the Dividend Payment Date;

(iii)reduce the percentage of outstanding Series A Preferred Stock necessary to amend the terms thereof or to grant waivers; or

(iv)amend, modify or waive any provision of this Section 10.2.

Section 11.Notices.  Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be delivered by registered or certified mail, return receipt requested and postage prepaid, or by reputable overnight courier service, charges prepaid, to (i) the Corporation, at its principal executive offices, and (ii) any Holder, at such Holder’s address as it appears in the stock records of the Corporation (unless otherwise indicated by any such Holder).  Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earlier of (i) the second Business Day following the date of mailing in accordance with this Section 11, or (ii) upon actual receipt by the party to whom such notice is required to be given.

Section 12.Fractional Shares.  Series A Preferred Stock may be issued in fractions of a Share which shall entitle the Holder, in proportion to such Holder’s fractional Shares, to exercise voting rights, receive Preferred Dividends and to have the benefit of all other rights of the Holders.

Section 13.Severability.  Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, then such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof.  If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

Section 14.Headings.  The headings of the various sections and subsections hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

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IN WITNESS WHEREOF, Chinos Holdings, Inc. has caused this Certificate of Designation of the Series A Preferred Stock to be signed by [___________], its authorized officer, this [___] day of [●], 2017.

Chinos Holdings, Inc.

By:_______________________________
Name:
Title:

Exhibit A

FORM OF CERTIFICATED SERIES A PREFERRED STOCK CERTIFICATE

FACE OF SECURITY

THE SECURITIES IDENTIFIED HEREIN HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS.  NEITHER THESE SECURITIES NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION.

SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN THE FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF Chinos Holdings, Inc. (THE “CORPORATION”), INCLUDING THE CERTIFICATE OF DESIGNATION INCLUDED THEREIN (AS AMENDED AND RESTATED FROM TIME TO TIME, THE “CHARTER”).  THE CORPORATION IS AUTHORIZED TO ISSUE MORE THAN ONE CLASS OF STOCK OR MORE THAN ONE SERIES OF ANY CLASS AND THE CORPORATION WILL FURNISH WITHOUT CHARGE TO EACH STOCKHOLDER WHO SO REQUESTS THE POWERS, DESIGNATIONS, PREFERENCES AND RELATIVE PARTICIPATING, OPTIONAL OR OTHER SPECIAL RIGHTS OF EACH CLASS OF STOCK OR SERIES THEREOF AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS OF SUCH PREFERENCES AND/OR RIGHTS.  THE SHARES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO THE OBLIGATIONS AND RESTRICTIONS STATED IN, AND ARE TRANSFERABLE ONLY IN ACCORDANCE WITH, THE PROVISIONS OF THE CHARTER.  THE TERMS OF THE CHARTER ARE HEREBY INCORPORATED INTO THIS CERTIFICATE BY REFERENCE.

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE CORPORATION SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH CORPORATION MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

Certificate Number [     ]Number of Shares of

Series A Preferred Stock [     ]

Series A Preferred Stock
of
Chinos Holdings, Inc.

Chinos Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”) hereby certifies that [●] (the “Holder”) is the registered owner of [●] fully paid and non-assessable shares of preferred stock, no par value per share, of the Corporation, designated as the Series A Preferred Stock (the “Series A Preferred Stock”). The shares of Series A Preferred Stock are transferrable on the books and records of the Corporation, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer. The designations, rights, privileges, restrictions, preferences and other terms and provisions of the Series A Preferred Stock represented hereby are as specified in, and the shares of the Series A Preferred Stock are issued and shall in all respects be subject to the provisions of, the Certificate of Designation dated [●], as the same may be amended from time to time (the “Certificate of Designation”). Capitalized terms used but not defined herein shall have the meaning given to them in the Certificate of Designation. The Corporation will provide a copy of the Certificate of Designation to a Holder without charge upon written request to the Corporation at its principal place of business.

Reference is hereby made to the Certificate of Designation, which shall for all purposes have the same effect as if set forth at this place.

Upon receipt of this certificate, the Holder is bound by the Certificate of Designation and is entitled to the benefits thereunder.

IN WITNESS WHEREOF, the Corporation has executed this certificate this [      ] day of [               ], 20[    ]

Chinos Holdings, Inc.

By:

Name:

Title:

By:

Name:

Title:

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REVERSE OF SECURITY

The Corporation will furnish without charge and upon written request to each Holder the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock and the qualifications, limitations or restrictions of such preferences and/or rights. Requests may be made to:

Chinos Holdings, Inc.
[Address]
[City, State, Zip]
Attention: [●]

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ASSIGNMENT

To assign this Series A Preferred Stock certificate, fill in the form below:

FOR VALUE RECEIVED, the undersigned hereby assigns and transfer the shares of Series A Preferred Stock evidenced hereby to:

(Insert assignee’s legal name)

(Insert assignee’s social security or tax identification number)

(Insert assignee’s name, address and zip code)

and irrevocably appoints:

as agent to transfer the shares of Series A Preferred Stock evidenced hereby on the books of the Corporation. The agent may substitute another to act for him or her.

Dated:

Your Signature:

(Sign exactly as your name appears on the face of this certificate)

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Exhibit C

Offering Memorandum

[Intentionally Omitted]

Exhibit D

Term Loan Amendment

AMENDMENT NO. 1 TO AMENDED AND RESTATED CREDIT AGREEMENT

AMENDMENT NO. 1 TO AMENDED AND RESTATED CREDIT AGREEMENT, dated as of June [●], 2017 (this “Amendment No. 1”), by and among J. CREW GROUP, INC., a Delaware corporation (the “Borrower”), the Lenders under the Existing Credit Agreement (as defined below) party hereto (the “Consenting Lenders”) and the “New Lenders” listed on the signature pages hereto (the “New Lenders”) and acknowledged by Wilmington Savings Fund Society, FSB, a federal savings bank (“WSFS”), as Administrative Agent (as defined below) in accordance with Section 10.01 of the Existing Credit Agreement (as defined below).

WHEREAS, Chinos Intermediate Holdings B, Inc., a Delaware corporation (“Holdings”), as Holdings, the Borrower, the lenders from time to time party thereto (the “Lenders”) and WSFS, as administrative agent (in such capacity, as successor to Bank of America, N.A., the “Administrative Agent”), have entered into an Amended and Restated Credit Agreement, dated as of March 5, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified and in effect on the date hereof, the “Existing Credit Agreement”) and as further amended by the Amendments (as defined below) (the “Credit Agreement”) (capitalized terms used but not otherwise defined in this Amendment No. 1 have the meanings assigned to such terms in the Credit Agreement);

WHEREAS, the Required Lenders have agreed to amend the Existing Credit Agreement to, among other things, create a new Class of Loans (the “Amended Loans”) on the Amendment No. 1 Effective Date (as defined below);

WHEREAS, each Consenting Lender has agreed to convert its Initial Loan to an Amended Loan on the Amendment No. 1 Effective Date;

WHEREAS, the New Lenders have agreed to make New Loans to the Borrower on the Amendment No. 1 Effective Date; and

WHEREAS, the Borrower and the Loan Parties wish to make certain other amendments authorized pursuant to the terms of Section 10.01 of the Existing Credit Agreement.

NOW, THEREFORE, in consideration of the premises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

Section 1.Amendments.

(a)Subject to the satisfaction of the conditions set forth in Section 3(a) hereof, on the Amendment No. 1 Effective Date, the Existing Credit Agreement is hereby amended to incorporate the changes reflected in Section 10.07(k) of the redlined version of the Credit Agreement attached hereto as Annex A-1 (and in any defined term used in such Section 10.07(k)) (the “Initial Amendment”) but not, for the avoidance of doubt, any other change reflected in the redlined version of the Credit Agreement attached hereto as Annex A-1.

(b)Subject to the satisfaction of the conditions set forth in Section 3(b) hereof, on the Amendment No. 1 Effective Date, (i) the Existing Credit Agreement is hereby further amended to incorporate the changes reflected in the redlined version of the Credit Agreement attached hereto as Annex A-1 other than the Initial Amendment and (ii) Exhibit C to the Existing Credit Agreement is hereby amended and restated as set forth on Annex A-2 hereto (the “Additional Amendments” and, together with the Initial Amendment, collectively, the “Amendments”).

Section 2.Representations and Warranties.

By its execution of this Amendment No. 1, the Borrower hereby represents and warrants to the Lenders that:

(a)The Borrower (a) is a Person duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, (b) has all corporate or other organizational power and authority to (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under this Amendment No. 1, (c) is duly qualified and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all applicable Laws, orders, writs, injunctions and orders and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clauses (c), (d) or (e), to the extent that failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)The execution, delivery and performance by the Borrower of this Amendment No. 1 have been duly authorized by all necessary corporate or other organizational action.

(c)Neither the execution, delivery or performance by the Borrower of this Amendment No. 1 nor the consummation of the transactions contemplated hereby will (i) contravene the terms of the Borrower’s Organization Documents or (ii) result in any breach or contravention of, or the creation of any Lien upon, any of the property or assets of the Borrower or any of the Restricted Subsidiaries (other than as permitted by Section 7.01 of the Credit Agreement) under (A) any Contractual Obligation to which the Borrower is a party or affecting such Person or the properties of such Person or any of its Subsidiaries, (B) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which the Borrower or its property is subject or (C) violate any applicable Law, except with respect to any breach, contravention (but not creation of any Lien) referred to in clause (ii), to the extent that such breach, contravention or violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d)No material approval, consent, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement

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against, any Loan Party of this Amendment No. 1 or any other Loan Document, except for (i) filings (if any) necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings that have been duly obtained, taken, given or made and are in full force and effect and (iii) those approvals, consents, exemptions, authorizations, or other actions, notices or filings, the failure of which to make or obtain or make would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(e)This Amendment No. 1 been duly executed and delivered by the Borrower.  This Amendment No. 1 constitutes a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity and principles of good faith and fair dealing.

Section 3.Conditions to Effectiveness.

(a)The Initial Amendment shall become effective on the date on which the Consenting Lenders shall have received executed original, facsimile or other electronic copies of counterparts to (i) this Amendment No. 1 from the Borrower, the Required Lenders and, for purposes of Section 10.01 of the Existing Credit Agreement, the Administrative Agent and (ii) a consent and reaffirmation (the “Consent and Reaffirmation”) from Holdings and each Subsidiary Guarantor in the form attached hereto as Annex B (the time at which the conditions set forth in this Section 3(a) are satisfied, the “Initial Amendment Effective Time”);

(b)The Additional Amendments shall become effective on the date on which:

(i)the Consenting Lenders shall have received such certificates of good standing from the applicable secretary of state of the state of organization of each Loan Party, customary certificates of resolutions or other action, incumbency certificates and/or other customary certificates of Responsible Officers of each Loan Party evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Amendment No. 1 or the Consent and Reaffirmation, as applicable;

(ii)the Consenting Lenders shall have received a customary opinion from Weil, Gotshal & Manges LLP8, dated the Amendment No. 1 Effective Date in form an substance reasonably satisfactory to the Consenting Lenders;

[8]	No conflicts opinion to be limited to no conflict of ABL Credit Agreement and Term Loan/ABL Intercreditor Agreement with amended Term Loan Agreement.

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(iii)all expenses due to the Consenting Lenders, the New Lenders and the Administrative Agent pursuant to Section 10.04(a) of the Credit Agreement in connection with this Amendment No. 1 have been paid;

(iv)each New Lender shall have received at least two (2) Business Days prior to the Closing Date all documentation and other information reasonably requested in writing by such New Lender with respect to any Loan Party at least eight (8) Business Days prior to the Closing Date in order to allow such New Lender to comply with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act;

(v)the Administrative Agent shall have received a Committed Loan Notice reflecting the Borrowing of New Loans;

(vi)the Administrative Agent shall have received an officer’s certificate satisfying the requirements of (A) the last sentence of Section 7.05 of the Credit Agreement and (B) Section 7.12(d) of the Security Agreement with respect to the release of its Lien on the Additional Contributed IP;

(vii)contemporaneously with the transactions contemplated hereby, J. Crew International Cayman Limited, an exempted company incorporated and existing in the Cayman Islands, shall have merged with and into J. Crew International, Inc., a Delaware corporation (“J. Crew International”), with J. Crew International as the survivor of such merger, such that J.Crew International shall be the direct owner of all Equity Interests in J.Crew Brand Holdings and the Loan Parties shall have taken any actions required under the Security Agreement with respect to the pledge of Equity Interests of J.Crew Brand Holdings by J. Crew International;

(viii)(A) the Borrower shall have purchased, at par, $150,000,000 (the “Amended Loan Purchase Amount”) of the aggregate principal amount of Initial Loans held on the Amendment No. 1 Effective Date (immediately prior to giving effect to the Additional Amendments) by Consenting Lenders that have executed this Amendment No. 1 and delivered their respective signature pages to this Amendment No. 1 and the Agent Direction Letter (as defined below) to LendAmend® or another platform or address designated by the Borrower prior to 5:00 p.m. New York time on June 16, 2017 (the Initial Loans of such Consenting Lenders, the “Purchased Amended Loans”), such that each such Consenting Lender shall have received an amount equal to its ratable share of the Amended Loan Purchase Amount, (B) contemporaneously with such purchase, the Borrower shall have immediately cancelled the Purchased Amended Loans and (C) the Borrower shall have paid to each such Consenting Lender, all unpaid interest on the Purchased Amended Loans of such

5

Consenting Lender accrued through (but not including) the Amendment No. 1 Effective Date;

(ix)contemporaneously with the transactions contemplated hereby, the Borrower shall have received at least $94,000,000 of cash proceeds from a loan made by J. Crew Brand, LLC, a Delaware limited liability company (“J. Crew Brand”) or J. Crew Brand Corp., a Delaware corporation (“Brand Corp.”) that constitutes IPCO Intercompany Debt on the terms prescribed by Section 7.03(u) of the Credit Agreement and the Borrower shall have applied such cash proceeds to fund a portion of the Amended Loan Purchase Amount pursuant to Section 3(b)(viii);

(x)contemporaneously with the transactions contemplated hereby, J. Crew Brand or J. Crew Brand Corp., as applicable, has acquired at least $538,270,000 of the 7.75%/8.50% Senior PIK Toggle Notes due 2019 issued by Chinos Intermediate Holdings A, Inc., a Delaware corporation; and

(xi)the Consenting Lenders shall have received the Call Right Agreement duly executed by the parties thereto.

For purposes of determining satisfaction of the conditions precedent set forth in this Section 3 which are subject to the receipt of documents by, or the satisfaction of, the Consenting Lenders, the applicable condition shall be deemed satisfied upon the execution of this Amendment No. 1, and the release of signatures by Consenting Lenders representing the Required Lenders.  The date on which the conditions specified in Sections 3(a) and 3(b) are satisfied, the “Amendment No. 1 Effective Date”)

Section 4.Instruction to Administrative Agent.  By their execution hereof, the Consenting Lenders, who collectively constitute the Required Lenders, hereby instruct WSFS, in its capacity as Administrative Agent, to (i) acknowledge this Amendment No.1, (ii) immediately stay any and all activity relating to the Specified Liability Management Transaction Litigation, (iii) upon the satisfaction of the conditions set forth in Section 3 hereof, withdraw and dismiss, with prejudice, any claim, obligation, suit, judgment, damage, demand, debt, right, cause of action, loss and/or liability, including any derivative claim alleged or that could have been alleged in the Answer, Affirmative Defenses, and Counterclaims filed by the Administrative Agent in the Specified Liability Management Transaction Litigation, (iv) enter into the Call Right Agreement and (v) comply with the directions contained in the Direction Letter dated as of the date hereof from the Consenting Lenders representing the Required Lenders to Administrative Agent (the “Agent Direction Letter”).

Section 5.Amended Loans; New Loans.

(a)Subject to the satisfaction of the conditions set forth in Section 3 hereof, on the Amendment No. 1 Effective Date, each Consenting Lender severally agrees to convert its Initial Loan into a like principal amount of Amended Loans pursuant to Section 2.01(a) of the Credit Agreement.

6

(b)Subject to the satisfaction of the conditions set forth in Section 3 hereof, on the Amendment No. 1 Effective Date, each New Lender severally agrees to make a New Loan to the Borrower pursuant to Section 2.01(a) of the Credit Agreement.  The New Loans shall be used solely for  purposes of funding a portion of the Amended Loan Purchase Amount pursuant to Section 3(b)(viii).

(c)Each Consenting Lender hereby agrees to assign to the Borrower its Purchased Amended Loans on the Amendment No. 1 Effective Date to permit the satisfaction of the condition set forth in Section 3(b)(viii) (subject to the satisfaction of the other conditions set forth in Section 3).

Section 6.Counterparts.

This Amendment No. 1 may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all of which when taken together shall constitute a single instrument. Delivery of an executed counterpart of a signature page of this Amendment No. 1 by facsimile transmission or electronic transmission shall be effective as delivery of a manually executed counterpart hereof.

Section 7.Governing Law and Waiver of Right to Trial by Jury.

(a)THIS AMENDMENT NO. 1 SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)EACH PARTY HERETO HEREBY IRRECOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AMENDMENT NO. 1 OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 8.Headings.

The headings of this Amendment No. 1 are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

Section 9.Effect of Amendment.

7

Except as set forth herein (including in the Credit Agreement), this Amendment No. 1 shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders or the Administrative under the Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any  term, condition, obligation, covenant or agreement contained in the Credit Agreement or any other provision of the Credit Agreement or any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect.  This Amendment No. 1 is a Loan Document for all purposes of the Credit Agreement.

Section 10.Certain Tax Matters.

For U.S. federal income tax purposes, the Borrower intends to treat this Amendment No. 1 as not resulting in a “significant modification” of the Initial Loans.

[Signature pages follow]

8

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be duly executed as of the date first above written.

J. CREW GROUP, INC.,
as the Borrower

By:
Name:  Vincent Zanna
Title:    Vice President and Treasurer

[SIGNATURE PAGE TO AMENDMENT NO. 1]

[●],
as a Consenting Lender

By:
Name:
Title:

[SIGNATURE PAGE TO AMENDMENT NO. 1]

[●],
as a New Lender

By:
Name:
Title:

[SIGNATURE PAGE TO AMENDMENT NO. 1]

Solely for purposes of Section 10.01 of the Credit Agreement, acknowledged by:

WILMINGTON SAVINGS FUND SOCIETY,
as Administrative Agent

By:
Name:
Title:

Execution Version

ANNEX A-1

AMENDED CREDIT AGREEMENT

Published CUSIP Number:  46613BAD9

13	~~J. Crew – A&R Term Loan Credit Agreement~~

~~WEIL:\96135034\1\54457.0006~~

$1,567,000,000

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of March 5, 2014,

14

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~~Published CUSIP Number:  46613BAD9~~

~~$1,567,000,000~~
~~AMENDED AND RESTATED CREDIT AGREEMENT~~

~~Dated as of March 5, 2014~~

~~among~~

~~J. CREW GROUP, INC.,~~
~~as the Borrower,~~

~~CHINOS INTERMEDIATE HOLDINGS B, INC.,~~

~~as Holdings,~~

~~BANK OF AMERICA, N.A.,~~

~~as Administrative Agent,~~

~~and~~

~~THE OTHER LENDERS PARTY HERETO~~
~~________________~~

~~GOLDMAN SACHS BANK USA,~~

~~as Syndication Agent,~~

~~MIZUHO CORPORATE BANK, LTD.~~

~~SUMITOMO MITSUI BANKING CORPORATION,~~

~~HSBC SECURITIES (USA) INC.~~

~~Wells Fargo BANK, N.A.~~

~~as Co-Documentation Agents,~~

~~BANK OF AMERICA, N.A.~~

~~and GOLDMAN SACHS BANK USA,~~

~~as Joint Lead Arrangers and Joint Bookrunners~~

15

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among

J. CREW GROUP, INC.,
as the Borrower,

CHINOS INTERMEDIATE HOLDINGS B, INC.,
as Holdings,

WILMINGTON SAVINGS FUND SOCIETY, FSB,
as Administrative Agent,

and

THE OTHER LENDERS PARTY HERETO
________________

GOLDMAN SACHS BANK USA,
as Syndication Agent,

MIZUHO CORPORATE BANK, LTD.,

SUMITOMO MITSUI BANKING CORPORATION,

HSBC SECURITIES (USA) INC.

WELLS FARGO BANK, N.A.
as Co-Documentation Agents,

BANK OF AMERICA, N.A.

and

GOLDMAN SACHS BANK USA,
as Joint Lead Arrangers and Joint Bookrunners

16

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Page

ARTICLE I	Definitions and Accounting Terms1
SECTION 1.01.	Defined Terms1
SECTION 1.02.	Other Interpretive Provisions~~47~~48
SECTION 1.03.	Accounting Terms~~48~~49
SECTION 1.04.	Rounding~~48~~49
SECTION 1.05.	References to Agreements, Laws, Etc~~.48~~49
SECTION 1.06.	Times of Day; Timing of Payment or Performance~~48~~49
SECTION 1.07.	Available Amount Transactions~~48~~49
SECTION 1.08.	Pro Forma Calculations~~49~~50
SECTION 1.09.	Currency Equivalents Generally~~50~~51
ARTICLE II	The Commitments and Borrowings51
SECTION 2.01.	The Loans~~.50~~51
SECTION 2.02.	Borrowings, Conversions and Continuations of Loans~~50~~52
SECTION 2.03.	Prepayments~~52~~54
SECTION 2.04.	Termination or Reduction of Commitments~~61~~63
SECTION 2.05.	Repayment of Loans~~61~~63
SECTION 2.06.	Interest~~61~~64
SECTION 2.07.	Fees~~62~~64
SECTION 2.08.	Computation of Interest and Fees~~62~~64
SECTION 2.09.	Evidence of Indebtedness~~62~~65
SECTION 2.10.	Payments Generally~~63~~65
SECTION 2.11.	Sharing of Payments, Etc~~.64~~66
SECTION 2.12.	Incremental Borrowings~~64~~67
SECTION 2.13.	Refinancing Amendments~~65~~68
SECTION 2.14.	Extensions of Loans~~66~~68
SECTION 2.15.	Loan Repricing Protection~~67~~69

i

ARTICLE III	Taxes, Increased Costs Protection and Illegality70
SECTION 3.01.	Taxes~~68~~70
SECTION 3.02.	Illegality~~72~~74
SECTION 3.03.	Inability to Determine Rates~~72~~74
SECTION 3.04.	Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurodollar Rate Loans~~73~~75
SECTION 3.05.	Funding Losses~~74~~76
SECTION 3.06.	Matters Applicable to All Requests for Compensation~~74~~76
SECTION 3.07.	Replacement of Lenders under Certain Circumstances~~75~~77
SECTION 3.08.	Survival~~76~~78
ARTICLE IV	Conditions Precedent to Borrowings78
SECTION 4.01.	Conditions to Initial Borrowing~~76~~78
SECTION 4.02.	Conditions to All Borrowings~~78~~80
ARTICLE V	Representations and Warranties80
SECTION 5.01.	Existence, Qualification and Power; Compliance with Laws~~79~~80
SECTION 5.02.	Authorization; No Contravention~~79~~80
SECTION 5.03.	Governmental Authorization~~79~~81
SECTION 5.04.	Binding Effect~~79~~81
SECTION 5.05.	Financial Statements; No Material Adverse Effect~~79~~81
SECTION 5.06.	Litigation~~80~~81
SECTION 5.07.	Labor Matters~~80~~81
SECTION 5.08.	Ownership of Property; Liens~~80~~81
SECTION 5.09.	Environmental Matters~~80~~82
SECTION 5.10.	Taxes~~80~~82
SECTION 5.11.	ERISA Compliance~~81~~82
SECTION 5.12.	Subsidiaries~~81~~82
SECTION 5.13.	Margin Regulations; Investment Company Act~~81~~83
SECTION 5.14.	Disclosure~~82~~83
SECTION 5.15.	Intellectual Property; Licenses, Etc~~.82~~83

SECTION 5.16.	Solvency~~82~~83
SECTION 5.17.	Subordination of Junior Financing~~82~~83
SECTION 5.18.	USA PATRIOT Act~~82~~84
SECTION 5.19.	Collateral Documents~~83~~84
ARTICLE VI	Affirmative Covenants84
SECTION 6.01.	Financial Statements~~83~~84
SECTION 6.02.	Certificates; Other Information~~84~~86
SECTION 6.03.	Notices~~86~~87
SECTION 6.04.	Payment of Obligations~~86~~87
SECTION 6.05.	Preservation of Existence, Etc~~.86~~87
SECTION 6.06.	Maintenance of Properties~~87~~88
SECTION 6.07.	Maintenance of Insurance~~87~~88
SECTION 6.08.	Compliance with Laws~~87~~88
SECTION 6.09.	Books and Records~~87~~88
SECTION 6.10.	Inspection Rights~~87~~88
SECTION 6.11.	Covenant to Guarantee Obligations and Give Security88
SECTION 6.12.	Compliance with Environmental Laws90
SECTION 6.13.	Further Assurances and Post-Closing Conditions90
SECTION 6.14.	Designation of Subsidiaries91
SECTION 6.15.	Maintenance of Ratings~~91~~92
SECTION 6.16.	Post-Closing Matters~~91~~92
ARTICLE VII	Negative Covenants92
SECTION 7.01.	Liens92
SECTION 7.02.	Investments~~95~~96
SECTION 7.03.	Indebtedness98
SECTION 7.04.	Fundamental Changes101
SECTION 7.05.	Dispositions10~~3~~2
SECTION 7.06.	Restricted Payments105
SECTION 7.07.	Change in Nature of Business10~~8~~7
SECTION 7.08.	Transactions with Affiliates10~~8~~7

SECTION 7.09.	Burdensome Agreements~~110~~109
SECTION 7.10.	Use of Proceeds11~~2~~0
SECTION 7.11.	Accounting Changes11~~2~~0
SECTION 7.12.	Prepayments, Etc. of Indebtedness11~~2~~0
SECTION 7.13.	Holdings11~~2~~1
SECTION 7.14.	IPCO Trademark License Agreement111
SECTION 7.15.	Financial Covenant111
ARTICLE VIII	Events of Default and Remedies112
SECTION 8.01.	Events of Default11~~3~~2
SECTION 8.02.	Remedies upon Event of Default11~~5~~4
SECTION 8.03.	Application of Funds11~~6~~5
ARTICLE IX	Administrative Agent and Other Agents115
SECTION 9.01.	Appointment and Authority of the Administrative Agent11~~6~~5
SECTION 9.02.	Rights as a Lender11~~7~~6
SECTION 9.03.	Exculpatory Provisions11~~7~~6
SECTION 9.04.	Reliance by the Administrative Agent11~~8~~7
SECTION 9.05.	Delegation of Duties11~~9~~8
SECTION 9.06.	Non-Reliance on Administrative Agent and Other Lenders; Disclosure of Information by Agents11~~9~~8
SECTION 9.07.	Indemnification of Agents11~~9~~8
SECTION 9.08.	No Other Duties; Other Agents, Arrangers, Managers, Etc.~~120~~119
SECTION 9.09.	Resignation of Administrative Agent or Collateral Agent~~120~~119
SECTION 9.10.	Administrative Agent May File Proofs of Claim12~~1~~0
SECTION 9.11.	Collateral and Guaranty Matters12~~2~~0
SECTION 9.12.	Appointment of Supplemental Administrative Agents~~.~~12~~2~~1
SECTION 9.13.	ABL Intercreditor Agreement12~~3~~2
SECTION 9.14.	Secured Cash Management Agreements and Secured Hedge Agreements12~~4~~2

ARTICLE X	Miscellaneous123
SECTION 10.01.	Amendments, Etc~~.~~12~~4~~3
SECTION 10.02.	Notices and Other Communications; Facsimile Copies12~~6~~5
SECTION 10.03.	No Waiver; Cumulative Remedies12~~8~~6
SECTION 10.04.	Attorney Costs and Expenses12~~8~~6
SECTION 10.05.	Indemnification by the Borrower12~~8~~7
SECTION 10.06.	Marshaling; Payments Set Aside12~~9~~8
SECTION 10.07.	Successors and Assigns~~130~~128
SECTION 10.08.	Confidentiality13~~5~~3
SECTION 10.09.	Setoff13~~6~~4
SECTION 10.10.	Interest Rate Limitation13~~6~~4
SECTION 10.11.	Counterparts; Integration; Effectiveness13~~6~~5
SECTION 10.12.	Electronic Execution of Assignments and Certain Other Documents13~~6~~5
SECTION 10.13.	Survival of Representations and Warranties13~~7~~5
SECTION 10.14.	Severability13~~7~~5
SECTION 10.15.	GOVERNING LAW13~~7~~5
SECTION 10.16.	WAIVER OF RIGHT TO TRIAL BY JURY13~~8~~6
SECTION 10.17.	Binding Effect13~~8~~6
SECTION 10.18.	Judgment Currency13~~8~~6
SECTION 10.19.	Lender Action13~~8~~7
SECTION 10.20.	Use of Name, Logo, etc.13~~9~~7
SECTION 10.21.	USA PATRIOT Act Notice13~~9~~7
SECTION 10.22.	Service of Process13~~9~~7
SECTION 10.23.	No Advisory or Fiduciary Responsibility13~~9~~7
SECTION 10.24.	Amendment and Ratification13~~9~~8
SECTION 10.25.	Specified Liability Management Transactions138
SECTION 10.26.	Acknowledgment and Consent to Bail-In of EEA Financial Institutions139

v

SCHEDULES
I	Guarantors
1.01A	Certain Security Interests and Guarantees
1.01F	Mortgaged Properties
2.01	Commitment
5.11(a)	ERISA Compliance
5.12	Subsidiaries and Other Equity Investments
7.01(b)	Existing Liens
7.02(f)	Existing Investments
7.03(b)	Existing Indebtedness
7.08	Transactions with Affiliates
7.09	Existing Restrictions
10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS
Form of
A	Committed Loan Notice
B	Note
C	Compliance Certificate
D-1	Assignment and Assumption
D-2	Affiliate Assignment Notice
E	Guaranty
F	Security Agreement
G	Legal Opinion of Ropes & Gray LLP
H	ABL Intercreditor Agreement
I	Non-Bank Certificate
J	Intercompany Subordination Agreement
K	Solvency Certificate
L	Discount Range Prepayment Notice
M	Discount Range Prepayment Offer
N	Solicited Discounted Prepayment Notice
O	Acceptance and Prepayment Notice
P	Specified Discount Prepayment Notice
Q	Solicited Discounted Prepayment Offer

R	Specified Discount Prepayment Response

~~SCHEDULES~~

~~I~~	~~Guarantors~~
~~1.01A~~	~~Certain Security Interests and Guarantees~~
~~1.01F~~	~~Mortgaged Properties~~
~~2.01~~	~~Commitment~~
~~5.11(a)~~	~~ERISA Compliance~~
~~5.12~~	~~Subsidiaries and Other Equity Investments~~
~~7.01(b)~~	~~Existing Liens~~
~~7.02(f)~~	~~Existing Investments~~
~~7.03(b)~~	~~Existing Indebtedness~~
~~7.08~~	~~Transactions with Affiliates~~
~~7.09~~	~~Existing Restrictions~~
~~10.02~~	~~Administrative Agent’s Office, Certain Addresses for Notices~~

~~EXHIBITS~~

~~Form of~~

~~A~~	~~Committed Loan Notice~~
~~B~~	~~Note~~
~~C~~	~~Compliance Certificate~~
~~D-1~~	~~Assignment and Assumption~~
~~D-2~~	~~Affiliate Assignment Notice~~
~~E~~	~~Guaranty~~
~~F~~	~~Security Agreement~~
~~G~~	~~Legal Opinion of Ropes & Gray LLP~~
~~H~~	~~ABL Intercreditor Agreement~~
~~I~~	~~Non-Bank Certificate~~
~~J~~	~~Intercompany Subordination Agreement~~
~~K~~	~~Solvency Certificate~~
~~L~~	~~Discount Range Prepayment Notice~~
~~M~~	~~Discount Range Prepayment Offer~~
~~N~~	~~Solicited Discounted Prepayment Notice~~
~~O~~	~~Acceptance and Prepayment Notice~~
~~P~~	~~Specified Discount Prepayment Notice~~
~~Q~~	~~Solicited Discounted Prepayment Offer~~
~~R~~	~~Specified Discount Prepayment Response~~

AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT (“Agreement”) is entered into as of March 5, 2014, among J. CREW GROUP, INC., a Delaware corporation (the “Company” or the “Borrower”), CHINOS INTERMEDIATE HOLDINGS B, INC., a Delaware corporation (“Holdings”), ~~BANK OF AMERICA, N.A., as administrative agent (in such capacity,~~WILMINGTON SAVINGS FUND SOCIETY, FSB (“WSFS”), as administrative agent (as successor in such capacity to Bank of America, N.A., including any successor thereto, the “Administrative Agent”) and as collateral agent (in such capacity, including any successor thereto, the “Collateral Agent”) under the Loan Documents, and each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”).

PRELIMINARY STATEMENTS

The Borrower is party to that certain Credit Agreement, dated as of March 7, 2011 (as amended, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement”), made by and among the Borrower, Chinos Acquisition Corporation (which merged with and into the Borrower on March 7, 2011), Holdings, Bank of America, N.A., as administrative agent and collateral agent, and the lenders, other agents and issuers from time to time party thereto.

The Borrower has requested that the Lenders extend credit to the Borrower in the form of Loans on the Closing Date in an initial aggregate principal amount of $1,567,000,000 in connection with an amendment and restatement of the Existing Credit Agreement. The parties hereto intend that (a) the Obligations (as defined in the Existing Credit Agreement) which remain unpaid and outstanding as of the date hereof after giving effect to the Transaction shall continue to exist under this Agreement on the terms set forth herein and (b) the Collateral (as defined in the Existing Credit Agreement) shall continue to secure, support and otherwise benefit the Obligations (as defined herein) of the Loan Parties under this Agreement and the other Loan Documents.

The proceeds of the Loans will be used (i) to refinance, in full, the term loans outstanding under the Existing Credit Agreement, together with any applicable interest or fees in connection therewith, (ii) to deposit funds with the trustee sufficient to redeem or repay in full the Senior Notes, and to pay any premium and accrued interest to the date of redemption, pursuant to the Senior Notes Indenture in satisfaction and discharge thereof in accordance with its terms (the transactions described in clauses (i) and (ii), collectively, the “Refinancing”) and (iii) to the extent of any excess proceeds following the Refinancing, to pay fees and expenses associated with the Refinancing.

The applicable Lenders have indicated their willingness to lend on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto agree to amend and restate the Existing Credit Agreement in its entirety as follows:

~~CG&R DRAFT:  # ()~~

ARTICLE I

Definitions and Accounting Terms

SECTION 1.01.Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“2017 Common Stock” means the Class A Common Stock described in the Chinos Holdings Charter.

.

“2017 Preferred Stock” means the Series A Preferred Stock and the Series B Preferred Stock described in the Chinos Holdings Charter.

“ABL Administrative Agent” means Bank of America in its capacity as administrative agent and collateral agent under the ABL Facilities Documentation, or any successor administrative agent and collateral agent under the ABL Facilities Documentation.

“ABL Block” means the Borrower shall have Excess Availability (as defined in the ABL Credit Agreement in effect on the date hereof) of less than the greater of (a) 20% of the Maximum Credit (as defined in the ABL Credit Agreement in effect on the date hereof) and (b) $40,000,000.

“ABL Credit Agreement” means that certain asset-based revolving credit agreement, dated as of the Original Closing Date, as amended, supplemented or otherwise modified on or prior to the date hereof, among the Borrower, Holdings, the guarantors party thereto, the lenders party thereto and Bank of America, as administrative agent and collateral agent, as the same may be amended, restated, modified, supplemented, extended, renewed, refunded, replaced or refinanced from time to time in one or more agreements (in each case with the same or new lenders, institutional investors or agents), including any agreement extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof, in each case as and to the extent permitted by this Agreement and the ABL Intercreditor Agreement.

“ABL Facilities” means the asset-based revolving credit facilities under the ABL Credit Agreement.

“ABL Facilities Documentation” means the ABL Credit Agreement and all security agreements, guarantees, pledge agreements and other agreements or instruments executed in connection therewith.

“ABL Intercreditor Agreement” means the intercreditor agreement dated as of the Original Closing Date, among the Administrative Agent, the Collateral Agent, the ABL Administrative Agent and the Loan Parties, attached as Exhibit H hereto, as amended, supplemented or otherwise modified from time to time, or any other intercreditor agreement among the ABL Administrative Agent, one or more Senior Representatives of Permitted Pari Passu Secured Refinancing Debt or Permitted Junior Secured Refinancing Debt, the

2	~~J. Crew – A&R Term Loan Credit Agreement~~

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Administrative Agent and the Collateral Agent on terms that are no less favorable in any material respect to the Secured Parties than those contained in the agreement attached as Exhibit H.

“Acceptable Discount” has the meaning specified in Section 2.03(a)(iv)(D)(2).

“Acceptable Prepayment Amount” has the meaning specified in Section 2.03(a)(iv)(D)(3).

“Acceptance and Prepayment Notice” means a notice of the Borrower’s acceptance of the Acceptable Discount in substantially the form of Exhibit O.

“Acceptance Date” has the meaning specified in Section 2.03(a)(iv)(D)(2).

“Additional Contributed IP Interest” means an undivided 27.96% ownership interest in the Assigned Marks (as defined in the Additional IP Assignment Agreements as in effect on the Amendment No. 1 Effective Date).

“Additional IP Assignment Agreements” means intellectual property assignment agreements substantially in the form of the Initial IP Assignment Agreements evidencing the Additional IP Contribution.

“Additional IP Contribution” means the indirect contribution by J. Crew International of the Additional Contributed IP Interest to J. Crew Domestic Brand.

“Additional Lender” means, at any time, any bank, other financial institution or institutional investor that, in any case, is not an existing Lender and that agrees to provide any portion of any (a) Incremental Loan in accordance with Section 2.12 or (b) Credit Agreement Refinancing Indebtedness pursuant to a Refinancing Amendment in accordance with Section 2.13; provided that each Additional Lender (other than any Person that is a Lender, an Affiliate of a Lender or an Approved Fund of a Lender at such time) shall be subject to the approval of the Administrative Agent (such approval not to be unreasonably withheld or delayed), in each case to the extent any such consent would be required from the Administrative Agent under Section 10.07(b)(iii)(B) for an assignment of Loans to such Additional Lender.

“Adjusted Eurodollar Rate” means, with respect to any Eurodollar Rate Loan for any Interest Period, an interest rate per annum equal to the greater of (a) the Eurodollar Rate for such Interest Period multiplied by the Statutory Reserve Rate and (b) 1.00% per annum.  The Adjusted Eurodollar Rate will be adjusted automatically as to all Eurodollar Rate Loan then outstanding as of the effective date of any change in the Statutory Reserve Rate.

“Administrative Agent” has the meaning specified in the introductory paragraph to this Agreement.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

3	~~J. Crew – A&R Term Loan Credit Agreement~~

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“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.  “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.  For the avoidance of doubt, none of the Arrangers, the Agents or their respective lending affiliates shall be deemed to be an Affiliate of Holdings, the Borrower or any of their respective Subsidiaries.

“Affiliated Lender” means, at any time, any Lender that is the Sponsor or an Affiliate of the Sponsor (other than Holdings, the Borrower or any of their respective Subsidiaries) at such time.

“Agency Transition” means the resignation of Bank of America, as Administrative Agent and Collateral Agent, the appointment of WSFS as successor Administrative Agent and Collateral Agent, the consent by the Borrower to the appointment of WSFS as successor Administrative Agent and Collateral Agent and the execution, delivery and performance of the Successor Agency Agreement.

“Agent Parties” has the meaning specified in Section 10.02(d).

“Agent-Related Persons” means the Agents, together with their respective Affiliates, and the officers, directors, employees, agents, attorney-in-fact, partners, trustees and advisors of such Persons and of such Persons’ Affiliates.

“Agents” means, collectively, the Administrative Agent, the Collateral Agent, the Syndication Agent, each Co-Documentation Agent and the Supplemental Administrative Agents (if any) and the Arrangers.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Credit Agreement, as amended, restated, modified or supplemented from time to time in accordance with the terms hereof.

“Agreement Currency” has the meaning specified in Section 10.18.

“All-In Yield” means, as to any Indebtedness, the yield thereof, whether in the form of interest rate, margin, OID, upfront fees, a Eurodollar Rate or Base Rate floor, or otherwise, in each case, incurred or payable by the Borrower generally to all lenders of such Indebtedness; provided that OID and upfront fees shall be equated to interest rate assuming a 4-year life to maturity (or, if less, the stated life to maturity at the time of its incurrence of the applicable Indebtedness); and provided, further, that “All-In Yield” shall not include arrangement fees, structuring fees, commitment fees, underwriting fees and similar fees (regardless of whether paid in whole or in part to any or all lenders) or other fees not generally paid to all lenders of such Indebtedness.

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“Amended Loan” has the meaning specified in Amendment No. 1.

“Amendment No. 1” means Amendment No. 1 to Amended and Restated Credit Agreement, dated as of June [●], 2017, among, inter alios, J. Crew Group, Inc. and the lenders party thereto and acknowledged by WSFS, as Administrative Agent.

“Amendment No. 1 Capital Contribution” means the contribution deemed made by the Borrower to J. Crew Brand by way of book entry on or prior to the Amendment No. 1 Effective Date with respect to expenses incurred in connection with the transactions contemplated by Amendment No. 1.

“Amendment No. 1 Consenting Lender” has the meaning assigned to the term “Consenting Lender” in Amendment No. 1 and shall include any such Person’s successors and assigns as permitted hereunder, each of which is referred to herein as an “Amendment No. 1 Consenting Lender”.

“Amendment No. 1 Effective Date” has the meaning specified in Amendment No. 1.

“Annual Financial Statements” means the audited consolidated balance sheets of the Company as of the Saturday closest to each of January 31, 2013, 2012 and 2011, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the Company for the fiscal years then ended.

“Answer and Counterclaim” means the Answer, Affirmative Defenses and Counterclaim filed by the Administrative Agent in the Specified Liability Management Transaction Litigation.

“Applicable Discount” has the meaning specified in Section 2.03(a)(iv)(C)(2).

“Applicable Indebtedness” has the meaning specified in the definition of “Weighted Average Life to Maturity”.

“Applicable Rate” means

(a)with respect to the Initial Loans (including the Initial Loans of the Amendment No. 1 Consenting Lenders prior to the Amendment No. 1 Effective Date), a percentage per annum equal to the applicable percentage per annum set forth below determined by reference to Moody’s corporate family rating of Chinos Intermediate Holdings A, Inc. (or if Chinos Intermediate Holdings A, Inc. is not rated, alternatively, the Borrower or any direct or indirect parent of the Borrower) as publically announced by Moody’s:

Applicable Rate
Pricing Level	Moody’s Corporate Family Rating	Eurodollar Rate	Base Rate
1	B1 or better	2.75%	1.75%
2	less than B1	3.00%	2.00%

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(b)with respect to the Amended Loans, from and after the Amendment No.1 Effective Date, a percentage per annum equal to the applicable percentage per annum set forth below determined by reference to Moody’s corporate family rating of Chinos Intermediate Holdings A, Inc. (or if Chinos Intermediate Holdings A, Inc. is not rated, alternatively, the Borrower or any direct or indirect parent of the Borrower) as publically announced by Moody’s:

Applicable Rate
Pricing Level	Moody’s Corporate Family Rating	Eurodollar Rate	Base Rate
1	B1 or better	2.97%	1.97%
2	less than B1	3.22%	2.22%

(c)with respect to the New Loans, from and after the Amendment No.1 Effective Date, (i) 9.00% per annum, payable in cash and (ii) 3.00% per annum, payable in kind (this clause (ii), the “PIK Interest”).

Any increase or decrease in the Applicable Rate resulting from a change in Moody’s corporate family rating shall become effective as of the first Business Day immediately following the public announcement of such a change by Moody’s.

“Appropriate Lender” means, at any time, with respect to Loans of any Class, the Lenders of such Class.

“Approved Fund” means, with respect to any Lender, any Fund that is administered, advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages such Lender.

“Arrangers” means Bank of America, N.A. and Goldman Sachs Bank USA, each in its capacity as a joint lead arranger under this Agreement.

“Asset Sale Proceeds Pledged Account” means an account held at, and subject to the sole dominion and control of, the Collateral Agent.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit ~~D -~~D-1 or any other form approved by the Administrative Agent.

“Assigned Marks” means (a) the “Assigned Marks” as defined in the Initial IP Assignment Agreements (as in effect as of the Amendment No. 1 Effective Date) and (b) the “Assigned Marks” as defined in the Additional IP Assignment Agreements (as in effect as of the Amendment No. 1 Effective Date).

“Attorney Costs” means all reasonable fees, expenses and disbursements of any law firm or other external legal counsel.

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“Attributable Indebtedness” means, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Auction Agent” means (a) the Administrative Agent or (b) any other financial institution or advisor employed by the Borrower (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any Discounted Loan Prepayment pursuant to Section 2.03(a)(iv); provided that the Borrower shall not designate the Administrative Agent as the Auction Agent without the written consent of the Administrative Agent (it being understood that the Administrative Agent shall be under no obligation to agree to act as the Auction Agent); provided, further, that neither the Borrower nor any of its Affiliates may act as the Auction Agent.

“Available Amount” means, at any time (the “Reference Date”), the sum of:

~~(a) $65,000,000; plus~~

(a)(i) prior to the Amendment No. 1 Effective Date, $65,000,000 (which amount shall be deemed to have been used in its entirety as of the Amendment No. 1 Effective Date) and (ii) from and after the Amendment No. 1 Effective Date, $0; plus

(b)an amount equal to Cumulative Consolidated Net Income (which shall not in any event be less than zero); plus

(c)~~(c)~~the amount of any capital contributions or Net Cash Proceeds from Permitted Equity Issuances (or issuances of debt securities that have been converted into or exchanged for Qualified Equity Interests) (other than any capital contribution comprising all or a portion of the Madewell Business) received or made by the Borrower (or any direct or indirect parent thereof and contributed by such parent to the Borrower) during the period from and including the Business Day immediately following the ~~Closing~~Amendment No.1 Effective Date through and including the Reference Date; ~~plus~~minus

~~(d)to the extent not (A) included in clause (a) above or (B) already reflected as a return of capital with respect to such Investment for purposes of determining the amount of such Investment, the aggregate amount of all cash dividends and other cash distributions received by the Borrower or any Restricted Subsidiary from any Minority Investments or Unrestricted Subsidiaries during the period from and including the Business Day immediately following the Closing Date through and including the Reference Date; plus~~

~~(e)to the extent not (A) included in clause (a) above or (B) already reflected as a return of capital with respect to such Investment for purposes of determining the amount of such Investment, the aggregate amount of all cash repayments of principal received by the Borrower or any Restricted Subsidiary from any Minority Investments or Unrestricted Subsidiaries during the period from and including the Business Day immediately following the Closing Date through and including the Reference Date in respect of loans or advances made by the Borrower or any Restricted Subsidiary to such Minority Investments or Unrestricted Subsidiaries; plus~~

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~~(f)to the extent not (A) included in clause (a) above, (B) already reflected as a return of capital with respect to such Investment for purposes of determining the amount of such Investment or (C) required to be applied to prepay Loans in accordance with Section 2.03(b)(ii), the aggregate amount of all Net Cash Proceeds received by the Borrower or any Restricted Subsidiary in connection with the sale, transfer or other disposition of its ownership interest in any Minority Investment or Unrestricted Subsidiary during the period from and including the Business Day immediately following the Closing Date through and including the Reference Date; minus~~

(d)~~(g)~~the aggregate amount of (i) any Investments made pursuant to Sections 7.02(c)(iv)(B)(y), 7.02(i)(B)(ii) and 7.02(n)(ii), (ii) any Restricted Payment made prior to the Amendment No.1 Effective Date pursuant to Section 7.06(k)(ii) ~~or~~and (iii) any payment made pursuant to Section 7.12(a)(i)(E)(2), in each case, during the period commencing on the Closing Date and ending on the Reference Date (and, for purposes of this clause (~~f~~d), without taking account of the intended usage of the Available Amount on such Reference Date in the contemplated transaction).

~~“Available Incremental Amount” has the meaning specified in Section 2.12(a).~~

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank of America” means Bank of America, N.A., a national banking association, acting in its individual capacity, and its successors and assigns.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate” and (c) the Adjusted Eurodollar Rate on such day for an Interest Period of one (1) month plus 1.00% (or, if such day is not a Business Day, the immediately preceding Business Day).  The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Borrower” has the meaning specified in the introductory paragraph to this Agreement.

“Borrower Materials” has the meaning specified in Section 6.02.

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“Borrower Offer of Specified Discount Prepayment” means the offer by the Borrower to make a voluntary prepayment of Loans at a specified discount to par pursuant to Section 2.03(a)(iv)(B).

“Borrower Solicitation of Discount Range Prepayment Offers” means the solicitation by the Borrower of offers for, and the corresponding acceptance by a Lender of, a voluntary prepayment of Loans at a specified range of discounts to par pursuant to Section 2.03(a)(iv)(C).

“Borrower Solicitation of Discounted Prepayment Offers” means the solicitation by the Borrower of offers for, and the subsequent acceptance, if any, by a Lender of, a voluntary prepayment of Loans at a discount to par pursuant to Section 2.03(a)(iv)(D).

“Borrowing” means a borrowing consisting of Loans of the same Class and Type made, converted or continued on the same date and, in the case of Eurodollar Rate Loans, having the same Interest Period.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the jurisdiction where the Administrative Agent’s Office is located and if such day relates to any interest rate settings as to a Eurodollar Rate Loan, any fundings, disbursements, settlements and payments in respect of any such Eurodollar Rate Loan, or any other dealings to be carried out pursuant to this Agreement in respect of any such Eurodollar Rate Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank ~~e~~Eurodollar market.

“Call Right Agreement” means the Call Right Agreement dated as of the Amendment No. 1 Effective Date between the Administrative Agent and the IPCO Notes Trustee, which Call Right Agreement shall contain a call right in favor of the Lenders (other than Affiliated Lenders) to purchase the IPCO Notes substantially consistent with the “Call Right” described in the Confidential Offering Memorandum and Consent Solicitation Statement relating to the Offer to Exchange 13% Senior Secured Notes due 2021 of the IPCO Notes Issuers for Holdco Notes (the “Offering Memorandum”), such terms as may be necessary to give effect to the terms of the Call Right Agreement described in the Offering Memorandum and other customary terms.

“Canadian Dollars” means Canadian dollars, the lawful currency of Canada.

“Capital Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capitalized Leases) by the Borrower and the Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as capital expenditures on the consolidated statement of cash flows of the Borrower and the Restricted Subsidiaries.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a Capitalized Lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP.

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“Capitalized Leases” means all leases that have been or are required to be, in accordance with GAAP, recorded as capitalized leases; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability in accordance with GAAP.

“Cash Collateral Account” means an account held at, and subject to the sole dominion and control of, the Collateral Agent, including the Asset Sale Proceeds Pledged Account.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrower or any Restricted Subsidiary:

(a)~~(a)~~Dollars, Euros or Canadian Dollars;

(b)~~(b)~~in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business and not for speculation;

(c)~~(c)~~readily marketable direct obligations issued or directly and fully and unconditionally guaranteed or insured by the United States government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 12 months or less from the date of acquisition;

(d)~~(d)~~certificates of deposit, time deposits and ~~e~~Eurodollar time deposits with maturities of one year or less from the date of acquisition, demand deposits, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any domestic or foreign commercial bank having capital and surplus of not less than $500,000,000;

(e)~~(e)~~repurchase obligations for underlying securities of the types described in clauses (c) and (d) above or clause (g) below entered into with any financial institution meeting the qualifications specified in clause (d) above;

(f)~~(f)~~commercial paper rated at least P-2 by Moody’s or at least A-2 by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) and in each case maturing within 12 months after the date of creation thereof;

(g)~~(g)~~marketable short-term money market and similar highly liquid funds having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency);

(h)~~(h)~~readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) with maturities of 12 months or less from the date of acquisition;

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(i)~~(i)~~Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency); and

(j)~~(j)~~investment funds investing substantially all of their assets in securities of the types described in clauses (a) through (i) above.

In the case of Investments by any Foreign Subsidiary that is a Restricted Subsidiary or Investments made in a country outside the United States of America, Cash Equivalents shall also include (i) investments of the type and maturity described in clauses (a) through (j) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (ii) other short-term investments utilized by Foreign Subsidiaries that are Restricted Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (a) through (j) and in this paragraph.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clause (a) above, provided that such amounts are converted into Dollars as promptly as practicable and in any event within ten (10) Business Days following the receipt of such amounts.

“Cash Management Bank” means any Person that is a Lender or an Affiliate of a Lender at the time it provides any Cash Management Services, whether or not such Person subsequently ceases to be a Lender or an Affiliate of a Lender.

“Cash Management Obligations” means obligations owed by the Borrower or any Restricted Subsidiary to any Cash Management Bank in respect of or in connection with any Cash Management Services and designated by the Cash Management Bank and the Borrower in writing to the Administrative Agent as “Cash Management Obligations”.

“Cash Management Services” means any agreement or arrangement to provide cash management services, including treasury, depository, overdraft, credit card processing, credit or debit card, purchase card, electronic funds transfer and other cash management arrangements.

“Casualty Event” means any event that gives rise to the receipt by the Borrower or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“Causes of Action” has the meaning specified in Section 10.25(c).

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty (excluding the taking effect after the date of this Agreement of a law, rule, regulation or treaty adopted prior to the date of this Agreement), (b) any change in any law, rule, regulation or treaty or in the

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administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act (Pub.L. 111-203, H.R. 4173), all Laws relating thereto, all interpretations and applications thereof and any compliance by a Lender with any request or directive relating thereto and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall, in each case for purposes of this Agreement, be deemed to be adopted subsequent to the date hereof.

“Change of Control” means the earliest to occur of:

(a)~~(a)(i)~~  (i)  at any time prior to the consummation of a Qualifying IPO, the Permitted Holders ceasing to own, in the aggregate, directly or indirectly, beneficially and of record, at least a majority of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Holdings; or

(ii)~~(ii)~~at any time upon or after the consummation of a Qualifying IPO, (1) any Person (other than a Permitted Holder) or (2) Persons (other than one or more Permitted Holders) constituting a “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person and its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), becomes the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under such Act), directly or indirectly, of Equity Interests representing more than thirty-five percent (35%) of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Holdings and the percentage of aggregate ordinary voting power so held is greater than the percentage of the aggregate ordinary voting power represented by the Equity Interests of Holdings beneficially owned, directly or indirectly, in the aggregate by the Permitted Holders;

unless, in the case of either clause (a)(i) or (a)(ii) above, the Permitted Holders have, at such time, the right or the ability by voting power, contract or otherwise to elect or designate for election at least a majority of the board of directors of Holdings; or

(b)~~(b)~~any “Change of Control” (or any comparable term) in any document pertaining to the ABL Facilities; or

(c)~~(c)~~the Borrower ceases to be a direct wholly owned Subsidiary of Holdings (or any Successor Holdings or successor under 7.04(a)).

“Chinos Holdings Charter” means the Fourth Amended and Restated Certificate of Incorporation of Chinos Holdings, Inc., a Delaware corporation, as in effect on the date hereof.

“Claims” has the meaning specified in the definition of “Environmental Claim”.

“Class” when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Initial Loans, Amended Loans, New Loans, Incremental Loans, Replacement Loans, Other Loans or Extended Loans, (b) any Commitment,

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refers to whether such Commitment is a Commitment in respect of Initial Loans or Amended Loans, New Commitments, Other Term Commitments (and, in the case of an Other Term Commitment, the Class of Loans to which such commitment relates), or a Commitment in respect of a Class of Loans to be made pursuant to an Incremental Amendment, an amendment providing for Replacement Loans or an Extension Offer and (c) any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments.  Other Term Commitments, Other Loans, Incremental Loans, Replacement Loans and Extended Loans that have different terms and conditions shall be construed to be in different Classes.

“Closing Date” means the first date on which all the conditions precedent in Sections 4.01 and 4.02 are satisfied or waived in accordance with Section 10.01.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Co-Documentation Agents” means each of HSBC Securities (USA) Inc., Wells Fargo Bank, N.A., Mizuho Corporate Bank, Limited and Sumitomo Mitsui Banking Corporation, each as a Co-Documentation Agent under this Agreement.

“Co-Investor” means any of (a) the assignees, if any, of the equity commitments of any Sponsor who become holders of Equity Interests in the Borrower (or any of the direct or indirect parent companies of the Borrower) on the Original Closing Date in connection with the acquisition of the Company by the Sponsor and (b) the transferees, if any, that acquire, within 90 days of the Original Closing Date, any Equity Interests in the Borrower (or any of the direct or indirect parent companies of the Borrower) held by any Sponsor as of the Original Closing Date.

“Collateral” means all the “Collateral” (or equivalent term) as defined in any Collateral Document and shall include the Mortgaged Properties.

“Collateral Agent” has the meaning specified in the introductory paragraph to this Agreement.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a)~~(a)~~the Collateral Agent shall have received each Collateral Document required to be delivered pursuant to Section 6.11 or Section 6.13 at such time, duly executed by each Loan Party party thereto;

(b)~~(b)~~all Obligations shall have been unconditionally guaranteed by Holdings, each Restricted Subsidiary of the Borrower that is a wholly owned Material Domestic Subsidiary and not an Excluded Subsidiary including those that are listed on Schedule I hereto (each, a “Guarantor”), and any Restricted Subsidiary of the Borrower that Guarantees any Indebtedness incurred by the Borrower pursuant to the ABL Facilities (or is a co-borrower with the Borrower thereunder), any Junior Financing or any Credit Agreement Refinancing Indebtedness (or, in each case, any Permitted Refinancing thereof) shall be a Guarantor hereunder;

(c)~~(c)~~the Obligations and the Guaranty shall have been secured by a first-priority security interest (subject to non-consensual Liens permitted by Section 7.01) in (i) all the

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Equity Interests of the Borrower, (ii) all Equity Interests of each direct, wholly owned Domestic Subsidiary (other than a Domestic Subsidiary described in the following clause (iii)(A)) that is directly owned by the Borrower or any Subsidiary Guarantor and (iii) 65% of the issued and outstanding Equity Interests of (A) each wholly owned Domestic Subsidiary that is directly owned by the Borrower or by any Subsidiary Guarantor and that is a disregarded entity for United States Federal income tax purposes substantially all of the assets of which consist of Equity Interests in one or more Foreign Subsidiaries and (B) each wholly owned Foreign Subsidiary that is directly owned by the Borrower or by any Subsidiary Guarantor;

(d)~~(d)~~except to the extent otherwise provided hereunder, including subject to Liens permitted by Section 7.01, or under any Collateral Document, the Obligations and the Guaranty shall have been secured by a perfected first-priority security interest (to the extent such security interest may be perfected by delivering certificated securities, filing financing statements under the Uniform Commercial Code or making any necessary filings with the United States Patent and Trademark Office or United States Copyright Office) in substantially all tangible and intangible personal property of the Borrower and each Guarantor (including accounts (other than deposit accounts, other bank or securities accounts or any Securitization Assets, but including the Asset Sale Proceeds Pledged Account), inventory, equipment, investment property, contract rights, applications and registrations of intellectual property filed in the United States, other general intangibles, and proceeds of the foregoing), in each case, with the priority required by the Collateral Documents, in each case subject to exceptions and limitations otherwise set forth in this Agreement and the Collateral Documents; provided that any such security interests in Current Asset Collateral shall be subject to the terms of the ABL Intercreditor Agreement;

(e)~~(e)~~the Collateral Agent shall have received (i) counterparts of a Mortgage with respect to each Material Real Property listed on Schedule 1.01F or required to be delivered pursuant to Section 6.11 and 6.13(b) (the “Mortgaged Properties”) duly executed and delivered by the record owner of such property, (ii) a policy or policies of title insurance issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a valid Lien on the property described therein, free of any other Liens except as expressly permitted by Section 7.01, together with such endorsements, coinsurance and reinsurance as the Collateral Agent may reasonably request, and (iii) such surveys, abstracts and appraisals and such customary legal opinions and other documents as the Collateral Agent may reasonably request with respect to any such Mortgaged Property.

The foregoing definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance, surveys, abstracts or appraisals with respect to, particular assets if and for so long as, in the reasonable judgment of the Collateral Agent and the Borrower, the cost of creating or perfecting such pledges or security interests in such assets or obtaining title insurance, surveys abstracts or appraisals in respect of such assets shall be excessive in view of the benefits to be obtained by the Lenders therefrom.

The Collateral Agent may grant extensions of time for the perfection of security interests in or the obtaining of title insurance and surveys with respect to particular assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Loan Parties on such date) where it reasonably determines, in consultation with the

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Borrower, that perfection cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the Collateral Documents.

“Collateral Documents” means, collectively, the Security Agreement, the Intellectual Property Security Agreements, the Mortgages, each of the mortgages, collateral assignments, Security Agreement Supplements, security agreements, pledge agreements or other similar agreements delivered to the Agents and the Lenders pursuant to Section 4.01(a)(iv) of the Existing Credit Agreement, Section 6.11 or 6.13, the Guaranty, the ABL Intercreditor Agreement, the First Lien Intercreditor Agreement (if any), the Second Lien Intercreditor Agreement (if any) and each of the other agreements, instruments or documents that creates or purports to create a Lien or Guarantee in favor of the Collateral Agent for the benefit of the Secured Parties.

“Commitment” means, as to each Lender, its obligation to make a Loan to the Borrower hereunder, expressed as an amount representing the maximum principal amount of the Loan to be made by such Lender under this Agreement, as such commitment may be (a) reduced from time to time pursuant to Section 2.04 and (b) reduced or increased from time to time pursuant to (i) assignments by or to such Lender pursuant to an Assignment and Assumption, (ii) an Incremental Amendment, (iii) a Refinancing Amendment or an amendment providing for Replacement Loans or (iv) an Extension.  The initial amount of each Lender’s Commitment is set forth on Schedule 2.01 under the caption “Commitment” or, otherwise, in the Assignment and Assumption, Incremental Amendment, Refinancing Amendment or amendment in respect of Replacement Loans, pursuant to which such Lender shall have assumed its Commitment, as the case may be.  The initial aggregate amount of the Commitments is $1,567,000,000.

“Committed Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Company” has the meaning specified in the introductory paragraph to this Agreement.

“Company Parties” means the collective reference to Holdings and its Subsidiaries, including the Borrower, and “Company Party” means any one of them.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C and which certificate shall in any event be a certificate of the chief financial officer (a) certifying as to whether a Default has occurred and is continuing and, if applicable, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (b) setting forth reasonably detailed calculations, in the case of financial statements delivered under Section 6.01(a), beginning with the financial statements for the fiscal year of the Borrower ending January 31, 2015, of Excess Cash Flow for such fiscal year, (c) solely in the case of certificates delivered with financial statements delivered under Section 6.01(a) and commencing with the certificate delivered pursuant to Section 6.02(a) for the fiscal year ending January 31, 2015, setting forth a calculation of the Senior Secured Net Leverage Ratio as of the end of the

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most recent Test Period ~~and~~, (d) in the case of financial statements delivered under Section 6.01(a), and commencing with the certificate delivered pursuant to Section 6.0~~2~~1(a) for the fiscal year ending January 31, 2015, setting forth a reasonably detailed calculation of the Net Cash Proceeds received during the applicable period by or on behalf of, Holdings or any of its Restricted Subsidiaries in respect of any Disposition subject to prepayment pursuant to Section 2.03(b)(ii)(A) and the portion of such Net Cash Proceeds that has been invested or are intended to be reinvested in accordance with Section 2.03(b)(ii)(B)~~.~~ and (e) in the case of certificates delivered with financial statements delivered under Section 6.01(a) and 6.01(b), commencing with the certificate delivered pursuant to Section 6.02(a) for the fiscal quarter ending November 2, 2019, setting forth a calculation of the Financial Covenant Total Leverage Ratio as of the end of the most recent Test Period.

“Consolidated Current Assets” means, as at any date of determination, the total assets of the Borrower and the Restricted Subsidiaries on a consolidated basis that may properly be classified as current assets in conformity with GAAP, excluding cash and Cash Equivalents, amounts related to current or deferred taxes based on income or profits, assets held for sale, loans (permitted) to third parties, pension assets, deferred bank fees and derivative financial instruments, and excluding the effects of adjustments pursuant to GAAP resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to the Original Transaction or any consummated acquisition.

“Consolidated Current Liabilities” means, as at any date of determination, the total liabilities of the Borrower and the Restricted Subsidiaries on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP, excluding (A) the current portion of any Funded Debt, (B) the current portion of interest, (C) accruals for current or deferred taxes based on income or profits, (D) accruals of any costs or expenses related to restructuring reserves, (E) revolving loans, swingline loans and letter of credit obligations under the ABL Facilities or any other revolving credit facility, (F) the current portion of any Capitalized Lease Obligation, (G) deferred revenue arising from cash receipts that are earmarked for specific projects, (H) liabilities in respect of unpaid earn-outs and (I) the current portion of any other long-term liabilities, and, furthermore, excluding the effects of adjustments pursuant to GAAP resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to the Original Transaction or any consummated acquisition.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense of such Person, including the amortization of deferred financing fees or costs for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:

(a)~~(a)~~increased by (without duplication):

(i)~~(i)~~provision for taxes based on income or profits or capital, plus franchise or similar taxes and foreign withholding taxes, of such Person for such period deducted in computing Consolidated Net Income, plus

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(ii)~~(ii)~~(A) total interest expense of such Person for such period (including, to the extent deducted in the calculation of Consolidated Net Income, interest expense payable in respect of any IPCO Intercompany Debt) and (B) bank fees and costs of surety bonds, in each case under this clause (B), in connection with financing activities and, in each case under clauses (A) and (B), to the extent the same was deducted in computing Consolidated Net Income, plus

(iii)~~(iii)~~Consolidated Depreciation and Amortization Expense of such Person for such period to the extent such depreciation and amortization were deducted in computing Consolidated Net Income, plus

(iv)~~(iv)~~any expenses or charges related to any issuance of Equity Interests, Investment, acquisition, disposition, recapitalization or the incurrence or repayment of Indebtedness permitted to be incurred hereunder including a refinancing thereof (whether or not successful) and any amendment or modification to the terms of any such transactions, including such fees, expenses or charges related to the Original Transaction or the Transaction, in each case, deducted in computing Consolidated Net Income, plus

(v)~~(v)~~the amount of any restructuring charge or reserve deducted in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with (A) Permitted Acquisitions or (B) the closing of any Stores or distribution centers; plus

(vi)~~(vi)~~the amount of costs relating to pre-opening and opening costs for Stores, signing, retention and completion bonuses, costs incurred in connection with any strategic initiatives, transition costs, consolidation and closing costs for Stores and costs incurred in connection with non-recurring product and intellectual property development, other business optimization expenses (including costs and expenses relating to business optimization programs), and new systems design and implementation costs and project start-up costs ~~in an~~; provided that the aggregate amount ~~for all items~~ added to Consolidated EBITDA pursuant to this clause (vi) ~~not to~~, together with (A) any amounts added to Consolidated EBITDA pursuant to clause (x) below and (B) any amounts added to Consolidated EBITDA pursuant to Section 1.08(c), shall not exceed (1) $~~25~~30,000,000 in any Test ~~p~~Period ~~of four-consecutive fiscal quarters,~~occurring prior to, or ending on or about February 1, 2020 and (II) $15,000,000 in any Test Period thereafter; plus

(vii)~~(vii)~~any other non-cash charges including any write offs or write downs reducing such Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, (1) the Borrower may determine not to add back such non-cash charge in the current period and (2) to the extent the Borrower does decide to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period), plus

(viii)~~(viii)~~the amount of any minority interest expense deducted in calculating Consolidated Net Income, plus

(ix)~~(ix)~~the amount of management, monitoring, consulting and advisory fees (including termination fees) and related indemnities and expenses paid or accrued in such period

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under the Sponsor Management Agreement or otherwise to the Sponsors to the extent permitted under Section 7.08 and deducted in such period in computing Consolidated Net Income, plus

(x)~~(x)~~the amount of net cost savings and synergies (other than any of the foregoing related to Specified Transactions) projected by the Borrower in good faith to result from actions taken or expected to be taken no later than twelve (12) months after the end of such period (calculated on a pro forma basis as though such cost savings and synergies had been realized on the first day of the period for which Consolidated EBITDA is being determined), net of the amount of actual benefits realized during such period from such actions; provided that (A) such cost savings and synergies are reasonably identifiable and factually supportable, and (B) the aggregate amount ~~of cost savings and synergies~~ added to Consolidated EBITDA pursuant to this clause (x) ~~for any Test Period shall not exceed the greater of (x~~, together with (1) any amounts added to Consolidated EBITDA pursuant to clause (vi) above, and (2) any amounts added to Consolidated EBITDA pursuant to Section 1.08(c)), shall not exceed (I) $30,000,000 in any Test Period occurring prior to, or ending on or about February 1, 2020 and (II) $~~30~~15,000,000 in an~~d~~y ~~(y) 10% of Consolidated EBITDA for such~~ Test Period ~~(calculated prior to giving effect to any adjustment pursuant to this clause (x)),~~thereafter; plus

(xi)~~(xi)~~the amount of loss on sale of receivables, Securitization Assets and related assets to any Securitization Subsidiary in connection with a Qualified Securitization Financing, plus

(xii)~~(xii)~~cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (b) below for any previous period and not added back, plus

(xiii)~~(xiii)~~any costs or expenses incurred by the Borrower or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or stockholders agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Borrower or net cash proceeds of issuance of Equity Interests of the Borrower (other than Disqualified Equity Interests), in each case, solely to the extent that such cash proceeds are excluded from the calculation of the Available Amount, plus

(xiv)~~(xiv)~~any net loss from disposed or discontinued operations or from operations expected to be disposed of or discontinued within twelve months after the end of such period, plus;

(xv)the amount of any license fee paid or accrued in accordance with the IPCO Trademark License Agreements for such period;

(b)~~(b)~~decreased by (without duplication):

(i)~~(i)~~any non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any gains that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period (other than such cash charges that have been

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added back to Consolidated Net Income in calculating Consolidated EBITDA in accordance with this definition), plus

(ii)~~(ii)~~any non-cash gains with respect to cash actually received in a prior period unless such cash did not increase Consolidated EBITDA in such prior period, plus

(iii)~~(iii)~~any net income from disposed or discontinued operations or from operations expected to be disposed of or discontinued within twelve months after the end of such period.

“Consolidated Financial Covenant Debt” means, as of any date of determination, (a)(i) Consolidated Total Debt as of such date plus (ii) the aggregate outstanding principal amount of Indebtedness of the IPCO Notes Issuers, J. Crew Brand Intermediate and its Subsidiaries owing under the IPCO Notes Indentures as of such date.

“Consolidated Net Debt” means, as of any date of determination, (a) Consolidated Total Debt, minus (b) an aggregate amount of cash and Cash Equivalents (in each case, free and clear of all Liens, other than nonconsensual Liens permitted by Section 7.01 and Liens permitted by Sections 7.01(a), (l), (m), (s), (t)(i), (t)(ii), (u), (y) and (cc)), not exceeding $50,000,000 in the aggregate, included in the consolidated balance sheet of the Borrower and the Restricted Subsidiaries as of such date, excluding cash and Cash Equivalents which are listed as “Restricted” on such balance sheet.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP; provided, however, that, without duplication,

(a)~~(a)~~any net after-tax extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses, and Transaction Expenses, relocation costs, integration costs, facility consolidation and closing costs (other than with respect to Stores), severance costs and expenses and one-time compensation charges, shall be excluded,

(b)~~(b)~~the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period, whether effected through a cumulative effect adjustment or a retroactive application in each case in accordance with GAAP,

(c)~~(c)~~effects of adjustments (including the effects of such adjustments pushed down to the Borrower and the Restricted Subsidiaries) in such Person’s consolidated financial statements pursuant to GAAP (including in the inventory, property and equipment, software, goodwill, intangible assets, in-process research and development, deferred revenue and debt line items thereof) resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to the Original Transaction or any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded,

(d)~~(d)~~any net after-tax gains or losses on disposal of disposed or discontinued operations shall be excluded,

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(e)~~(e)~~any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions or the sale or other disposition of any Equity Interests of any Person other than in the ordinary course of business, as determined in good faith by the Borrower, shall be excluded,

(f)~~(f)~~the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the Borrower shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period (subject in the case of dividends, distributions or other payments made to a Restricted Subsidiary to the limitations contained in clause (g) below),

(g)~~(g)~~solely for the purpose of determining the Available Amount, the Net Income for such period of any Restricted Subsidiary (other than any Subsidiary Guarantor) shall be excluded to the extent the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income of the Borrower will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to the Borrower or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein,

(h)~~(h)~~(i) any net unrealized gain or loss (after any offset) resulting in such period from obligations in respect of Swap Contracts and the application of Financial Accounting Standards Board Accounting Standards Codification 815 (Derivatives and Hedging), (ii) any net gain or loss resulting in such period from currency translation gains or losses related to currency remeasurements of Indebtedness (including the net loss or gain (A) resulting from Swap Contracts for currency exchange risk and (B) resulting from intercompany Indebtedness) and all other foreign currency translation gains or losses to the extent such gain or losses are non-cash items, and (iii) any net after-tax income (loss) for such period attributable to the early extinguishment or conversion of (A) Indebtedness, (B) obligations under any Swap Contracts or (C) other derivative instruments, shall be excluded,

(i)~~(i)~~any impairment charge or asset write-off, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded,

(j)~~(j)~~any expenses, charges or losses that are covered by indemnification or other reimbursement provisions in connection with any Investment, Permitted Acquisition or any sale, conveyance, transfer or other disposition of assets permitted under this Agreement, to the extent actually reimbursed, or, so long as the Borrower has made a determination that a reasonable basis exists for indemnification or reimbursement and only to the extent that such

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amount is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days), shall be excluded,

(k)~~(k)~~to the extent covered by insurance and actually reimbursed, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed within 365 days of the date of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within such 365 days), expenses, charges or losses with respect to liability or casualty events or business interruption shall be excluded, and

(l)~~(l)~~any non-cash (for such period and all other periods) compensation charge or expense, including any such charge or expense arising from the grants of stock appreciation or similar rights, stock options, restricted stock or other rights or equity incentive programs shall be excluded, and any cash charges associated with the rollover, acceleration or payout of Equity Interests by, or to, management of the Borrower or any of its Restricted Subsidiaries in connection with the Original Transaction, shall be excluded.

“Consolidated Senior Secured Net Debt” means, as of any date of determination, Consolidated Net Debt that is secured by a Lien on any asset or property of any Loan Party or any Restricted Subsidiary.

“Consolidated Total Debt” means, as of any date of determination, the aggregate principal amount of Indebtedness of the Borrower and the Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with the Original Transaction, any Permitted Acquisition or any other Investment permitted hereunder), consisting of Indebtedness for borrowed money, unreimbursed obligations in respect of drawn letters of credit, obligations in respect of Capitalized Leases and debt obligations evidenced by promissory notes or similar instruments; provided that Consolidated Total Debt shall not include (a) Indebtedness in respect of (i) any Qualified Securitization Financing, (ii) any letter of credit, except to the extent of unreimbursed obligations in respect of drawn letters of credit (provided that any unreimbursed amount under commercial letters of credit shall not be counted as Consolidated Total Debt until three (3) Business Days after such amount is drawn (it being understood that any borrowing, whether automatic or otherwise, to fund such reimbursement shall be counted)) and (iii) obligations under Swap Contracts or (b) IPCO Intercompany Debt.

“Consolidated Working Capital” means, as at any date of determination, the excess of Consolidated Current Assets over Consolidated Current Liabilities.

“Continuing Lenders” means, the lenders under the Existing Credit Agreement that become Lenders hereunder; provided that the Continuing Lenders severally agree to convert on the Closing Date the entire aggregate principal amount of the Prior Term Loans held by each such Continuing Lender immediately prior to the Closing Date for and into a like principal amount in Dollars of Initial Loans.

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“Contract Consideration” has the meaning specified in the definition of “Excess Cash Flow”.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning specified in the definition of “Affiliate”.

“Credit Agreement Refinancing Indebtedness” means any (a) Permitted Pari Passu Secured Refinancing Debt, (b) Permitted Junior Secured Refinancing Debt, (c) Permitted Unsecured Refinancing Debt or (d) Indebtedness incurred pursuant to a Refinancing Amendment, in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace or refinance, in whole or part, any Class of existing Loans (including any successive Credit Agreement Refinancing Indebtedness) (“Refinanced Term Debt”); provided that (i) such exchanging, extending, renewing, replacing or refinancing Indebtedness is in an original aggregate principal amount not greater than the aggregate principal amount of the Refinanced Term Debt except by an amount equal to unpaid accrued interest and premium (including tender premium) thereon plus reasonable upfront fees and OID on such exchanging, extending, renewing, replacing or refinancing Indebtedness, plus other reasonable and customary fees and expenses in connection with such exchange, modification, refinancing, refunding, renewal, replacement or extension, (ii) such Indebtedness has a maturity date no earlier than, and a Weighted Average Life to Maturity equal to or greater than, the Refinanced Term Debt, (iii) the terms and conditions of such Indebtedness (except as otherwise provided in clause (ii) above and with respect to pricing, premiums and optional prepayment or redemption terms) are substantially identical to, or (taken as a whole) are no more favorable to the lenders or holders providing such Indebtedness, than those applicable to the Loans being refinanced (except for covenants or other provisions applicable only to periods after the Latest Maturity Date at the time of incurrence of such Indebtedness) (provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement of this clause (iii) shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent notifies the Borrower within such five (5) Business Day period that it disagrees with such determination (including a description of the basis upon which it disagrees)) and (iv) such Refinanced Term Debt shall be repaid, defeased or satisfied and discharged, and all accrued interest, fees and premiums (if any) in connection therewith shall be paid, on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained.

“Cumulative Consolidated Net Income” means 50% of the Consolidated Net Income of the Borrower and its Restricted Subsidiaries for the period (taken as one accounting period) beginning on February 2, 2014 to the end of the last day of the most recent fiscal quarter or fiscal year, as applicable, for which financial statements required to be delivered pursuant to Section 6.01(a) or Section 6.01(b), and the related Compliance Certificate required to be

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delivered pursuant to Section 6.02(a), have been received by the Administrative Agent, or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit.

“Current Asset Collateral” means all the “ABL Priority Collateral” as defined in the ABL Intercreditor Agreement.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate applicable to Base Rate Loans plus (c) 2.0% per annum; provided that with respect to the outstanding principal amount of any Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan (giving effect to Section 2.02(c)) plus 2.0% per annum, in each case, to the fullest extent permitted by applicable Laws.

“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by the Borrower or a Restricted Subsidiary in connection with a Disposition pursuant to Section 7.05(j) that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer, setting forth the basis of such valuation (which amount will be reduced by the fair market value of the portion of the non-cash consideration converted to cash within one hundred eighty (180) days following the consummation of the applicable Disposition).

“Discount Prepayment Accepting Lender” has the meaning assigned to such term in Section 2.03(a)(iv)(B)(2).

“Discount Range” has the meaning assigned to such term in Section 2.03(a)(iv)(C)(1).

“Discount Range Prepayment Amount” has the meaning assigned to such term in Section 2.03(a)(iv)(C)(1).

“Discount Range Prepayment Notice” means a written notice of a Borrower Solicitation of Discount Range Prepayment Offers made pursuant to Section 2.03(a)(iv)(C) substantially in the form of Exhibit L.

“Discount Range Prepayment Offer” means the irrevocable written offer by a Lender, substantially in the form of Exhibit M, submitted in response to an invitation to submit offers following the Auction Agent’s receipt of a Discount Range Prepayment Notice.

“Discount Range Prepayment Response Date” has the meaning assigned to such term in Section 2.03(a)(iv)(C)(1).

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“Discount Range Proration” has the meaning assigned to such term in Section 2.03(a)(iv)(C)(3).

“Discounted Loan Prepayment” has the meaning assigned to such term in Section 2.03(a)(iv)(A).

“Discounted Prepayment Determination Date” has the meaning assigned to such term in Section 2.03(a)(iv)(D)(3).

“Discounted Prepayment Effective Date” means in the case of a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offer or Borrower Solicitation of Discounted Prepayment Offer, five (5) Business Days following the Specified Discount Prepayment Response Date, the Discount Range Prepayment Response Date or the Solicited Discounted Prepayment Response Date, as applicable, in accordance with Section 2.03(a)(iv)(B), Section 2.03(a)(iv)(C) or Section 2.03(a)(iv)(D), respectively, unless a shorter period is agreed to between the Borrower and the Auction Agent.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction and any sale or issuance of Equity Interests in a Restricted Subsidiary) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Latest Maturity Date of the Loans at the time of issuance; provided that if such Equity Interests are issued pursuant to a plan for the benefit of employees of Holdings, the Borrower or the Restricted Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by Holdings, the Borrower or the Restricted Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the Laws of the United States, any state thereof or the District of Columbia.

“ECF Percentage” has the meaning specified in Section 2.03(b)(i).

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“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.07(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 10.07(b)(iii)).

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Claim” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations (other than internal reports prepared by any Loan Party or any of its Subsidiaries (a) in the ordinary course of such Person’s business or (b) as required in connection with a financing transaction or an acquisition or disposition of real estate) or proceedings with respect to any Environmental Liability (hereinafter “Claims”), including (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief pursuant to any Environmental Law.

“Environmental Laws” means any and all Laws relating to the protection of the environment or, to the extent relating to exposure to Hazardous Materials, human health.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities) of any Loan Party or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

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“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that together with any Loan Party is treated as a single employer within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Loan Party or any of their respective ERISA Affiliates from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as a termination under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Loan Party or any of their respective ERISA Affiliates from a Multiemployer Plan, written notification of any Loan Party or any of their respective ERISA Affiliates concerning the imposition of withdrawal liability or written notification that a Multiemployer Plan is insolvent or is in reorganization within the meaning of Title IV of ERISA; (d) the filing under Section 4041(c) of ERISA of a notice of intent to terminate a Pension Plan, the treatment of a Pension Plan or Multiemployer Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) the imposition of any liability under Title IV of ERISA with respect to the termination of any Pension Plan or Multiemployer Plan, other than for the payment of plan contributions or PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any of their respective ERISA Affiliates, (f) the application for a minimum funding waiver under Section 302(c) of ERISA with respect to a Pension Plan, (g) the imposition of a lien under Section 303(k) of ERISA with respect to any Pension Plan or (h) a determination that any Pension Plan is in “at risk” status (within the meaning of Section 303 of ERISA).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar Rate” means

(a)~~(a)~~for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to (i) the ICE Benchmark Administration London Interbank Offered Rate or such other rate per annum as is widely recognized as the successor thereto if the ICE Benchmark Administration is no longer making a London Interbank Offered Rate available (“LIBOR”), as published by Bloomberg (or such other commercially available source providing quotations of LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term

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equivalent to such Interest Period, or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two (2) Business Days prior to the commencement of such Interest Period; and

(b)~~(b)~~for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (i) LIBOR, at approximately 11:00 a.m., London time determined two (2) Business Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in Same Day Funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one month would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at the date and time of determination.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of Eurodollar Rate.

“Euros” means the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Event of Default” has the meaning specified in Section 8.01.

“Excess Cash Flow” means, for any period, an amount equal to the excess of:

(a)~~(a)~~the sum, without duplication, of:

(i)~~(i)~~Consolidated Net Income of the Borrower for such period,

(ii)~~(ii)~~an amount equal to the amount of all non-cash charges (including depreciation and amortization) to the extent deducted in arriving at such Consolidated Net Income, but excluding any such non-cash charges representing an accrual or reserve for potential cash items in any future period and excluding amortization of a prepaid cash item that was paid in a prior period,

(iii)~~(iii)~~decreases in Consolidated Working Capital for such period (other than (A) any such decreases arising from acquisitions or Dispositions by the Borrower and the Restricted Subsidiaries completed during such period or the application of purchase accounting and (B) for any determination of Excess Cash Flow during any period in which an ABL Block shall exist),

(iv)~~(iv)~~an amount equal to the aggregate net non-cash loss on Dispositions by the Borrower and the Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income,

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(v)~~(v)~~the amount deducted as tax expense in determining Consolidated Net Income to the extent in excess of cash taxes paid in such period, and

(vi)~~(vi)~~cash receipts in respect of Swap Contracts during such fiscal year to the extent not otherwise included in such Consolidated Net Income; over

(b)~~(b)~~the sum, without duplication, of:

(i)~~(i)~~an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income (but excluding any non-cash credit to the extent representing the reversal of an accrual or reserve described in clause (a)(ii) above) and cash charges excluded by virtue of clauses (a) through (l) of the definition of Consolidated Net Income,

(ii)~~(ii)~~without duplication of amounts deducted pursuant to clause (xi) below in prior fiscal years, the amount of Capital Expenditures or acquisitions of intellectual property accrued or made in cash during such period to the extent financed with (A) internally generated funds or (B) the proceeds of extensions of credit under the ABL Facilities or any other revolving credit facility, in each case, of the Borrower or the Restricted Subsidiaries,

(iii)~~(iii)~~the aggregate amount of all principal payments or repurchases of Indebtedness of the Borrower and the Restricted Subsidiaries (including (A) the principal component of payments in respect of Capitalized Leases, (B) the amount of any mandatory prepayment of Loans pursuant to Section 2.03(b)(ii) to the extent required due to a Disposition that resulted in an increase to such Consolidated Net Income and not in excess of the amount of such increase and (C) the amount of any voluntary prepayments or repurchases of Loans made pursuant to Section 2.03(a)(iv) (in an amount equal to the discounted amount actually paid in respect of the principal amount of such Loans) and/or pursuant to Section 10.07(k) on the Amendment No. 1 Effective Date, but excluding (X) all other prepayments of Loans (other than voluntary prepayments made pursuant to Section 2.03(a)(iv)), (Y) all prepayments in respect of any revolving credit facility, except to the extent there is an equivalent permanent reduction in commitments thereunder and (Z) payments of any subordinated indebtedness except to the extent permitted to be paid pursuant to Section 7.12(a)) made during such period, in each case except to the extent financed with the proceeds of other Indebtedness of the Borrower or the Restricted Subsidiaries,

(iv)~~(iv)~~an amount equal to the aggregate net non-cash gain on Dispositions by the Borrower and the Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income and the net cash loss on Dispositions to the extent otherwise added to arrive at Consolidated Net Income,

(v)~~(v)~~increases in Consolidated Working Capital for such period (other than any such increases arising from acquisitions or Dispositions by the Borrower and the Restricted Subsidiaries completed during such period or the application of purchase accounting),

(vi)~~(vi)~~cash payments by the Borrower and the Restricted Subsidiaries during such period in respect of long-term liabilities of the Borrower and the Restricted Subsidiaries

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(other than Indebtedness) to the extent such payments are not expensed during such period or are not deducted in calculating Consolidated Net Income,

(vii)~~(vii)~~without duplication of amounts deducted pursuant to clauses (viii) and (xi) below in prior fiscal years, the amount of Investments made pursuant to Sections 7.02(b)(iii), (m) (but excluding such loans and advances in respect of Sections 7.06(g)(i), (g)(iv) (to the extent the amount of such Investment would not have been deducted pursuant to this clause if made by the Borrower or a Restricted Subsidiary) and (k)) ~~and~~, (n) and (t) and acquisitions made during such period to the extent that such Investments and acquisitions were financed with internally generated cash flow of the Borrower and the Restricted Subsidiaries,

(viii)~~(viii)~~the amount of Restricted Payments paid during such period pursuant to Sections 7.06(f), (g), (h)~~,~~ and (i), ~~(k)(i) and (k)(ii)~~ in each case to the extent such Restricted Payments were financed with internally generated cash flow of the Borrower and the Restricted Subsidiaries,

(ix)~~(ix)~~the aggregate amount of expenditures actually made by the Borrower and the Restricted Subsidiaries from internally generated cash flow of the Borrower and the Restricted Subsidiaries during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period or are not deducted in calculating Consolidated Net Income,

(x)~~(x)~~the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by Holdings, the Borrower and the Restricted Subsidiaries during such period that are made in connection with any prepayment of Indebtedness to the extent such payments are not expensed during such period or are not deducted in calculating Consolidated Net Income and such payments reduced Excess Cash Flow pursuant to clause (b)(iii) above or reduced the mandatory prepayment required by Section 2.03(b)(i),

(xi)~~(xi)~~without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by the Borrower or any of the Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to Permitted Acquisitions, Capital Expenditures or acquisitions of intellectual property to be consummated or made during the period of four consecutive fiscal quarters of the Borrower following the end of such period; provided that, to the extent the aggregate amount of internally generated cash flow actually utilized to finance such Permitted Acquisitions, Capital Expenditures or acquisitions of intellectual property during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters,

(xii)~~(xii)~~the amount of cash taxes paid or tax reserves set aside or payable (without duplication) in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period, and

(xiii)~~(xiii)~~cash expenditures in respect of Swap Contracts during such fiscal year to the extent not deducted in arriving at such Consolidated Net Income.

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“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant under a Loan Document by such Guarantor of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guaranty of such Guarantor, or a grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation.  If a Swap Obligation arises under a Master Agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof).

“Excluded Subsidiary” means (a) any Subsidiary that is not a wholly owned Subsidiary of the Borrower or a Guarantor, (b) any Foreign Subsidiary of the Borrower or of any direct or indirect Domestic Subsidiary or Foreign Subsidiary, (c) any Domestic Subsidiary that is a disregarded entity for United States Federal income tax purposes substantially all of the assets of which consist directly or indirectly of Equity Interests in one or more Foreign Subsidiaries, (d) any Domestic Subsidiary that is a direct or indirect Subsidiary of a Foreign Subsidiary, (e) any Subsidiary that is prohibited or restricted by applicable Law from providing a Guaranty or if such Guaranty would require governmental (including regulatory) consent, approval, license or authorization, (f) any special purpose securitization vehicle (or similar entity), including any Securitization Subsidiary, (g) any Subsidiary that is a not-for-profit organization, (h) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent (confirmed in writing by notice to the Borrower), the cost or other consequences (including any adverse tax consequences) of providing the Guaranty shall be excessive in view of the benefits to be obtained by the Lenders therefrom and (i) each Unrestricted Subsidiary.

“Existing Credit Agreement” has the meaning specified in the preliminary statements hereto.

“Extended Loans” has the meaning specified in Section 2.14(a).

“Extending Lender” has the meaning specified in Section 2.14(a).

“Extension” has the meaning specified in Section 2.14(a).

“Extension Offer” has the meaning specified in Section 2.14(a).

“Facility” means the Initial Loans, the Amended Loans, the New Loans, any Extended Loans, any Incremental Loans, any Replacement Loans or any Other Loans, as the context may require.

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“FATCA” means Sections 1471 through 1474 of the Code as in effect on the date hereof or any successor provision that is substantively the equivalent thereof (and, in each case, any regulations promulgated thereunder or official interpretations thereof).

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Financial Covenant Total Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Financial Covenant Debt outstanding as of the last day of such Test Period to (b) Consolidated EBITDA of the Borrower for such Test Period.

“First Lien Intercreditor Agreement” means a “pari passu” intercreditor agreement among the Collateral Agent and one or more Senior Representatives for holders of Permitted Pari Passu Secured Refinancing Debt in form and substance reasonably satisfactory to the Collateral Agent.

“Foreign Casualty Event” has the meaning specified in Section 2.03(b)(v).

“Foreign Disposition” has the meaning specified in Section 2.03(b)(v).

“Foreign Lender” has the meaning specified in Section 3.01(b).

“Foreign Plan” means any material employee benefit plan, program or agreement maintained or contributed to by, or entered into with, Holdings or any Subsidiary of Holdings with respect to employees employed outside the United States (other than benefit plans, programs or agreements that are mandated by applicable Laws).

“Foreign Subsidiary” means any direct or indirect Restricted Subsidiary of the Borrower that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“Funded Debt” means all Indebtedness of the Borrower and the Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of such Person, to a

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date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Loans.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof (including through the adoption of IFRS) on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof (including through the adoption of IFRS), then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Granting Lender” has the meaning specified in Section 10.07(g).

“Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or monetary other obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or monetary other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or

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determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” has the meaning specified in the definition of “Collateral and Guarantee Requirement”.  For avoidance of doubt, the Borrower may cause any Restricted Subsidiary that is not a Guarantor to Guarantee the Obligations by causing such Restricted Subsidiary to execute a joinder to this Agreement in form and substance reasonably satisfactory to the Administrative Agent, and any such Restricted Subsidiary shall be a Guarantor hereunder for all purposes.

“Guaranty” means (a) the Guaranty, dated as of the Original Closing Date, among Holdings and the other Guarantors party thereto, and WSFS (as successor in such capacity to Bank of America), as Administrative Agent and Collateral Agent for the Secured Parties, attached as Exhibit E hereto, as amended, supplemented or otherwise modified from time to time, and (b) each other guaranty and guaranty supplement delivered pursuant to Section 6.11 and clause (b) of the definition of “Collateral and Guarantee Requirement”.

“Hazardous Materials” means all explosive or radioactive substances or wastes, all hazardous or toxic substances, and all wastes or pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas and infectious or medical wastes regulated pursuant to any Environmental Law.

“Hedge Bank” means any Person that is an Agent, a Lender, a Joint Bookrunner or an Affiliate of any of the foregoing on the Original Closing Date or at the time it enters into a Secured Hedge Agreement, in its capacity as a party thereto, whether or not such Person subsequently ceases to be an Agent, a Lender or an Affiliate of any of the foregoing.

“Holdco Noteholders” means the holders of the Holdco Notes.

“Holdco Notes” means the notes issued pursuant to the Indenture, dated as of November 4, 2013, between Chinos Intermediate Holdings A, Inc., as issuer, and U.S. Bank National Association, as trustee.

“Holdco Notes Remaining Amount” means an amount equal to the sum of (A) the outstanding principal amount of Holdco Notes not acquired by way of exchange by J. Crew Brand or J. Crew Brand Corp. on the Amendment No. 1 Effective Date (which amount shall in no event exceed an amount equal to 5% of the aggregate principal amount of the Holdco Notes immediately prior to giving effect to the transactions described in clause (f) of the definition of “Specified Liability Management Transaction”)) and (B) capitalized interest thereon from the Amendment No. 1 Effective Date through the scheduled maturity date of the Holdco Notes at the rate existing as of the Amendment No. 1 Effective Date.

“Holdings” has the meaning specified in the introductory paragraph to this Agreement.

“Identified Participating Lenders” has the meaning specified in Section 2.03(a)(iv)(C)(3).

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“Identified Qualifying Lender” has the meaning specified in Section 2.03(a)(iv)(D)(3).

“IFRS” means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

“Impacted Loans” has the meaning specified in Section 3.03.

“Incremental Amendment” has the meaning specified in Section 2.12(a).

“Incremental Facility Closing Date” has the meaning specified in Section 2.12(a).

“Incremental Loans” has the meaning specified in Section 2.12(a).

“Incremental Repayment Component” has the meaning specified in Section 2.12(a).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)~~(a)~~all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)~~(b)~~the maximum amount (after giving effect to any prior drawings or reductions that may have been reimbursed) of all letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c)~~(c)~~net obligations of such Person under any Swap Contract;

(d)~~(d)~~all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts and accrued expenses payable in the ordinary course of business, (ii) any earn-out obligation until such obligation is not paid after becoming due and payable and (iii) accruals for payroll and other liabilities accrued in the ordinary course of business);

(e)~~(e)~~indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)~~(f)~~all Attributable Indebtedness;

(g)~~(g)~~all obligations of such Person in respect of Disqualified Equity Interests; and

(h)~~(h)~~all Guarantees of such Person in respect of any of the foregoing.

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For all purposes hereof, the Indebtedness of any Person shall include (A) the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent such Person’s liability for such Indebtedness is otherwise limited and only to the extent such Indebtedness would be included in the calculation of Consolidated Total Debt and (B) in the case of Restricted Subsidiaries that are not Loan Parties, exclude loans and advances made by Loan Parties having a term not exceeding 364 days (inclusive of any roll over or extensions of terms) and made in the ordinary course of business solely to the extent that such intercompany loans and advances are evidenced by one or more notes in form and substance reasonably satisfactory to the Administrative Agent and pledged as Collateral.  The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.  The amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value (as determined by such Person in good faith) of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Liabilities” has the meaning specified in Section 10.05.

“Indemnitees” has the meaning specified in Section 10.05.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing that is, in the good faith judgment of the Borrower, qualified to perform the task for which it has been engaged and that is independent of the Borrower and its Affiliates.

“Information” has the meaning specified in Section 10.08.

“Initial Contributed IP Interest” means an undivided 72.04% ownership interest in the Assigned Marks (as defined in the Initial IP Assignment Agreements as in effect on the Amendment No. 1 Effective Date).

“Initial IP Assignment Agreements” means (i) the Step 1 Intellectual Property Assignment Agreement, entered into as of December 5, 2016, by and between J. Crew International and J. Crew International Cayman Limited, an exempted company incorporated and J. Crew Cayman, (ii) the Step 2 Intellectual Property Assignment Agreement, entered into as of December 5, 2016, by and between J. Crew Cayman and J. Crew Brand Holdings, (iii) the Step 3 Intellectual Property Assignment Agreement, entered into as of December 5, 2016, by and between J. Crew Brand Holdings and J. Crew Brand Intermediate, (iv) the Step 4 Intellectual Property Assignment Agreement, entered into as of December 5, 2016, by and between J. Crew Brand Intermediate and J. Crew Brand and (v) the Step 5 Intellectual Property Assignment Agreement, entered into as of December 5, 2016, by and between J. Crew Brand and J. Crew Domestic Brand.

“Initial IP Contribution” means the indirect contribution by J. Crew International of the Initial Contributed IP Interest to J. Crew Domestic Brand in accordance with the terms of the Initial IP Assignment Agreements.

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“Initial Loans” shall mean the term loans made or converted from Prior Term Loans by the Lenders on the Closing Date to the Borrower pursuant to Section 2.01.

“Intellectual Property Security Agreements” has the meaning specified in the Security Agreement.

“Intercompany Subordination Agreement” means the Intercompany Subordination Agreement, dated as of the Original Closing Date, by and among Holdings, the Borrower and each Restricted Subsidiary party thereto, attached as Exhibit J hereto, as amended, supplemented or otherwise modified from time to time.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the applicable Maturity Date; provided that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each January, April, July and October and the applicable Maturity Date.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, or to the extent consented to by each applicable Lender, twelve months (or such period of less than one month as may be consented to by each applicable Lender), as selected by the Borrower in its Committed Loan Notice; provided that:

(a)~~(a)~~any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

(b)~~(b)~~any Interest Period (other than an Interest Period having a duration of less than one month) that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)~~(c)~~no Interest Period shall extend beyond the applicable Maturity Date.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition (including without limitation by merger or otherwise) of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person (excluding, in the case of the Borrower and its Restricted Subsidiaries, intercompany loans, advances, or Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business) or (c) the purchase or other acquisition (in one transaction or a series of transactions, including without limitation by merger or otherwise)

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of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person.  For purposes of covenant compliance, the amount of any Investment at any time shall be the amount actually invested (measured at the time made), without adjustment for subsequent changes in the value of such Investment, net of any return representing a return of capital with respect to such Investment.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other nationally recognized statistical rating agency selected by the Borrower.

“IP Rights” has the meaning specified in Section 5.15.

“IPCO Entity” means J. Crew Brand Holdings, J. Crew Brand Intermediate, J. Crew Brand, J. Crew Domestic Brand, J. Crew Brand Corp. and/or J. Crew International Brand.

“IPCO Intercompany Debt” means any Indebtedness incurred by the Borrower in reliance on, and subject to the terms of, Section 7.03(u).

“IPCO Intercompany Note” means a promissory note substantially in the form of Annex A-3 to Amendment No. 1.

“IPCO Notes” means (a) the 13% Senior Secured Notes due 2021 and (b) the 13% Senior Secured New Money Notes due 2021, in each case issued by the IPCO Notes Issuers.

“IPCO Notes Indentures” means, collectively, (a) the Indenture, dated on or about the Amendment No. 1 Effective Date, between the IPCO Notes  Issuers, as issuers, the guarantors party thereto and the IPCO Notes Trustee, with respect to the 13% Senior Secured Notes due 2021 of the IPCO Notes Issuers, and (b) the Indenture, dated on or about the Amendment No. 1 Effective Date, between J. Crew Brand and J. Crew Brand Corp., as issuers, the guarantors party thereto and the IPCO Notes Trustee, with respect to the 13% Senior Secured New Money Notes due 2021 of the IPCO Notes Issuers.

“IPCO Notes Issuers” means J. Crew Brand and J. Crew Brand Corp.

“IPCO Notes Trustee” means U.S. Bank National Association, as trustee under the IPCO Notes Indentures.

“IPCO Trademark License Agreements” means, collectively, (a) the Amended and Restated Intellectual Property License Agreement in the form attached as Annex A-4 to Amendment No. 1, by and among J. Crew Domestic Brand, as licensor, J. Crew International, as licensee and a payor, and J. Crew Operating Corp, a Delaware corporation, as payor, and (b) the Intellectual Property License Agreement, dated as of the Amendment No. 1 Effective Date, by and among J. Crew Domestic Brand, as licensor, J. Crew International, as licensee and a payor, and J. Crew Operating Corp, a Delaware corporation, as payor, in each case, as the same may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time in a manner that is not restricted by Section 7.14.

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“IRS” means Internal Revenue Service of the United States.

“J. Crew Brand” means J. Crew Brand, LLC, a Delaware limited liability company.

“J. Crew Brand Corp.” means J. Crew Brand Corp., a Delaware corporation.

“J. Crew Brand Holdings” means J. Crew Brand Holdings, LLC, a Delaware limited liability company.

“J. Crew Brand Intermediate” means J. Crew Brand Intermediate, LLC, a Delaware limited liability company.

“J. Crew Cayman” means J. Crew International Cayman Limited, an exempted company incorporated and existing in the Cayman Islands.

“J. Crew Domestic Brand” means J. Crew Domestic Brand, LLC, a Delaware limited liability company.

“J. Crew International” means J. Crew International, Inc., a Delaware corporation.

“J. Crew International Brand” means J. Crew International Brand, LLC, a Delaware limited liability company.

“Joint Bookrunner” means each of Bank of America, N.A. and Goldman Sachs Bank USA.

“Joint Venture” means (a) any Person which would constitute an “equity method investee” of the Borrower or any of the Restricted Subsidiaries and (b) any Person in whom the Borrower or any of the Restricted Subsidiaries beneficially owns any Equity Interest that is not a Restricted Subsidiary (other than an Unrestricted Subsidiary).

“Judgment Currency” has the meaning specified in Section 10.18.

“Junior Financing” has the meaning specified in Section 7.12(a)(i).

“Junior Financing Documentation” means any documentation governing any Junior Financing.

“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any Incremental Loan, any Other Loan or any Extended Loan, in each case as extended in accordance with this Agreement from time to time.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities and executive orders, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or

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administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“Lender” has the meaning specified in the introductory paragraph to this Agreement and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a “Lender”.  For avoidance of doubt, each Additional Lender is a Lender to the extent any such Person has executed and delivered a Refinancing Amendment or an Incremental Amendment, as the case may be, and to the extent such Refinancing Amendment or Incremental Amendment shall have become effective in accordance with the terms hereof and thereof, and each Extending Lender shall continue to be a Lender.  For avoidance of doubt, each Lender that provides a Replacement Loan is a Lender to the extent any such Person has executed and delivered an amendment or Assignment and Assumption providing for Replacement Loans and to the extent such amendment or Assignment and Assumption shall have become effective in accordance with the terms hereof and thereof.  For avoidance of doubt, each New Lender is a Lender on and after the Amendment No. 1 Effective Date.  As of the Closing Date, Schedule 2.01 sets forth the name of each Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“LIBOR” has the meaning specified in the definition of “Eurodollar Rate”.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing); provided that in no event shall an operating lease in and of itself be deemed a Lien.

“Loan” means an extension of credit by a Lender to the Borrower under Article II.

“Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) any Refinancing Amendment, Incremental Amendment, amendment in respect of a Class of Replacements Loans or Extension Offer and (d) the Collateral Documents.

“Loan Parties” means, collectively, (a) Holdings, (b) the Borrower and (c) each other Guarantor.

“Madewell Business” means any business conducted by Madewell, Inc., a Delaware corporation and wholly owned subsidiary of the Borrower, and its Subsidiaries on the Original Closing Date and any business or other activities that are reasonably similar, ancillary, complementary or related to, or a reasonable extension, development or expansion of, the businesses conducted by Madewell, Inc. on the Original Closing Date, including any trademarks or trade names exclusively used in the Madewell Business now or in the future but excluding for the avoidance of doubt any trademarks or trade names owned by the Borrower or any of its Subsidiaries (other than Madewell, Inc. and its Subsidiaries) on the Original Closing Date.

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“Management Stockholders” means the members of management of Holdings or any of its Subsidiaries who are investors in Holdings or any direct or indirect parent thereof.

“Margin Stock” has the meaning set forth in Regulation U of the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Master Agreement” has the meaning specified in the definition of “Swap Contract”.

“Material Adverse Effect” means any event, circumstance or condition that has had a materially adverse effect on (a) the business, operations, assets, liabilities (actual or contingent) or financial condition of Holdings and its Subsidiaries, taken as a whole, (b) the ability of the Loan Parties (taken as a whole) to perform their respective payment obligations under any Loan Document to which any of the Loan Parties is a party or (c) the rights and remedies of the Lenders, the Collateral Agent or the Administrative Agent under any Loan Document.

“Material Domestic Subsidiary” means, at any date of determination, each of the Borrower’s Domestic Subsidiaries (a) whose total assets at the last day of the most recent Test Period were equal to or greater than 2.5% of Total Assets at such date or (b) whose gross revenues for such Test Period were equal to or greater than 2.5% of the consolidated gross revenues of the Borrower and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP; provided that if, at any time and from time to time after the Closing Date, Domestic Subsidiaries that are not Guarantors solely because they do not meet the thresholds set forth in clauses (a) or (b) comprise in the aggregate more than 5.0% of Total Assets as of the end of the most recently ended fiscal quarter of the Borrower for which financial statements have been delivered pursuant to Section 6.01 or more than 5.0% of the consolidated gross revenues of the Borrower and the Restricted Subsidiaries for the period of four consecutive fiscal quarters ending as of the last day of such fiscal quarter, then the Borrower shall, not later than forty-five (45) days after the date by which financial statements for such quarter are required to be delivered pursuant to this Agreement (or such longer period as the Administrative Agent may agree in its reasonable discretion), (i) designate in writing to the Administrative Agent one or more of such Domestic Subsidiaries as “Material Domestic Subsidiaries” to the extent required such that the foregoing condition ceases to be true and (ii) comply with the provisions of Section 6.11 applicable to such Subsidiary.

“Material Foreign Subsidiary” means, at any date of determination, each of the Borrower’s Foreign Subsidiaries (a) whose total assets at the last day of the most recent Test Period were equal to or greater than 2.5% of Total Assets at such date or (b) whose gross revenues for such Test Period were equal to or greater than 2.5% of the consolidated gross revenues of the Borrower and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP.

“Material Real Property” means any real property owned by any Loan Party with a fair market value in excess of $5,000,000.

“Material Subsidiary” means any Material Domestic Subsidiary or any Material Foreign Subsidiary.

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“Maturity Date” means (i) with respect to the Initial Loans, the Amended Loans and the New Loans that have not been extended pursuant to Section 2.14, the date that is seven years after the Closing Date (the “Original Loan Maturity Date”), (ii) with respect to any tranche of Extended Loans, the final maturity date as specified in the applicable Extension Offer accepted by the respective Lender or Lenders, (iii) with respect to any Other Loans, the final maturity date as specified in the applicable Refinancing Amendment, (iv) with respect to any Replacement Loans, the final maturity date as specified in the applicable amendment to this Agreement related thereto and (v) with respect to any Incremental Loans, the final maturity date as specified in the applicable Incremental Amendment; provided, in each case, that if such day is not a Business Day, the applicable Maturity Date shall be the Business Day immediately preceding such day.

“Maximum Rate” has the meaning specified in Section 10.10.

“Merger Agreement” means the Agreement and Plan of Merger dated as of November 23, 2010, as amended by Amendment No. 1 dated January 18, 2011, among Chinos Holdings, Inc., Chinos Acquisition Corporation and the Company.

“Minimum Extension Condition” has the meaning specified in Section 2.14(b).

“Minority Investment” means any Person other than a Subsidiary in which the Borrower or any Restricted Subsidiary owns any Equity Interests.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage Policies” has the meaning specified in Section 6.13(b)(ii).

“Mortgaged Properties” has the meaning specified in paragraph (e) of the definition of “Collateral and Guarantee Requirement”.

“Mortgages” means collectively, the deeds of trust, trust deeds, hypothecs and mortgages made by the Loan Parties in favor or for the benefit of the Collateral Agent on behalf of the Lenders in form and substance reasonably satisfactory to the Collateral Agent, and any other mortgages executed and delivered pursuant to Section 6.11.

“Multiemployer Plan” means any multiemployer plan as defined in Section 4001(a)(3) of ERISA and subject to Title IV of ERISA, to which any Loan Party or any of their respective ERISA Affiliates makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means:

(a)~~(a)~~with respect to the Disposition of any asset by the Borrower or any of the Restricted Subsidiaries or any Casualty Event, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such Disposition or Casualty Event (including any cash and Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received and, with respect to any Casualty Event, any insurance proceeds or condemnation awards in respect of such Casualty Event actually received by or paid to or for the account of the Borrower or any of the Restricted

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Subsidiaries) over (ii) the sum of (A) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness that is secured by the asset subject to such Disposition or Casualty Event and required to be repaid in connection with such Disposition or Casualty Event (other than Indebtedness under the Loan Documents, the ABL Facilities Documentation and the Credit Agreement Refinancing Indebtedness), (B) the out-of-pocket fees and expenses (including attorneys’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees) actually incurred by the Borrower or such Restricted Subsidiary in connection with such Disposition or Casualty Event, (C) taxes or distributions made pursuant to Section 7.06(g)(i) or (g)(iii) paid or reasonably estimated to be payable in connection therewith (including taxes imposed on the distribution or repatriation of any such Net Cash Proceeds), (D) in the case of any Disposition or Casualty Event by a non-wholly owned Restricted Subsidiary, the pro-rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (D)) attributable to minority interests and not available for distribution to or for the account of the Borrower or a wholly owned Restricted Subsidiary as a result thereof, and (E) any reserve for adjustment in respect of (x) the sale price of such asset or assets established in accordance with GAAP and (y) any liabilities associated with such asset or assets and retained by the Borrower or any Restricted Subsidiary after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, it being understood that “Net Cash Proceeds” shall include the amount of any reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in this clause (E); provided that (x) no net cash proceeds calculated in accordance with the foregoing realized in a single transaction or series of related transactions shall constitute Net Cash Proceeds unless such net cash proceeds shall exceed $10,000,000 and (y) no such net cash proceeds shall constitute Net Cash Proceeds under this clause (a) in any fiscal year until the aggregate amount of all such net cash proceeds in such fiscal year shall exceed $30,000,000 (and thereafter only net cash proceeds in excess of such amount shall constitute Net Cash Proceeds under this clause (a)); and

(b)~~(b)~~(i) with respect to the incurrence or issuance of any Indebtedness by the Borrower or any Restricted Subsidiary or any Permitted Equity Issuance by the Borrower or any direct or indirect parent of the Borrower, the excess, if any, of (A) the sum of the cash and Cash Equivalents received in connection with such incurrence or issuance over (B) the investment banking fees, underwriting discounts, commissions, costs and other out-of-pocket expenses and other customary expenses, incurred by the Borrower or such Restricted Subsidiary in connection with such incurrence or issuance and (ii) with respect to any Permitted Equity Issuance by any direct or indirect parent of the Borrower, the amount of cash from such Permitted Equity Issuance contributed to the capital of the Borrower.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“New Commitment” means, as to each New Lender, its obligation to make a New Loan to the Borrower hereunder, expressed as an amount representing the maximum principal amount of the New Loan to be made by such New Lender under this Agreement, as such commitment

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may be (a) reduced from time to time pursuant to Section 2.04 and (b) reduced or increased from time to time pursuant to (i) assignments by or to such New Lender pursuant to an Assignment and Assumption, (ii) an Incremental Amendment, (iii) a Refinancing Amendment or an amendment providing for Replacement Loans or (iv) an Extension.  The initial amount of each New Lender’s New Commitment is set forth on Schedule 1 to Amendment No. 1 or, otherwise, in the Assignment and Assumption, Incremental Amendment, Refinancing Amendment or amendment in respect of Replacement Loans, pursuant to which such New Lender shall have assumed its New Commitment, as the case may be.  The initial aggregate amount of the New Commitments on the Amendment No. 1 Effective Date is $30,000,000.

“New Lender” means any bank, other financial institution, institutional investor or other investor that is listed on the signature page to Amendment No. 1 as a “New Lender” and shall include any such Person’s successors and assigns as permitted hereunder, each of which is referred to herein as an “New Lender”.

“New Loan” means term loans made by the New Lenders to the Borrower on the Amendment No. 1 Effective Date pursuant to Section 2.01(a).

“Non-Consenting Lender” has the meaning specified in Section 3.07.

“Non-Loan Party” means any Subsidiary of the Borrower that is not a Loan Party.

“Note” means a promissory note of the Borrower payable to any Lender or its registered assigns, in substantially the form of Exhibit B hereto, evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from the Loans made by such Lender.

“Obligations” means all (a) advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, (b) obligations of any Loan Party arising under any Secured Hedge Agreement other than Excluded Swap Obligations and (c) Cash Management Obligations.  Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents (and any of their Subsidiaries to the extent they have obligations under the Loan Documents) include the obligation (including guarantee obligations) to pay principal, interest, reimbursement obligations, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Loan Party under any Loan Document.

“Offered Amount” has the meaning specified in Section 2.03(a)(iv)(D)(1).

“Offered Discount” has the meaning specified in Section 2.03(a)(iv)(D)(1).

“OID” means original issue discount.

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“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Original Closing Date” means March 7, 2011.

“Original Loan Maturity Date” has the meaning specified in the definition of “Maturity Date”.

“Original Transaction” means the “Transaction” as defined in the Existing Credit Agreement.

“Other Applicable Indebtedness” has the meaning specified in Section 2.03(b)(ii)(A).

“Other Loans” means one or more Classes of Loans that result from a Refinancing Amendment.

“Other Taxes” has the meaning specified in Section 3.01(f).

“Other Term Commitments” means one or more Classes of Loan commitments hereunder that result from a Refinancing Amendment.

“Overnight Rate” means, for any day, the greater of (a) the Federal Funds Rate and (b) an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

“Participant” has the meaning specified in Section 10.07(d).

“Participant Register” has the meaning specified in Section 10.07(e).

“Participating Lender” has the meaning specified in Section 2.03(a)(iv)(C)(2).

“Participating Member State” means each state so described in any EMU Legislation.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Loan Party or any of their respective ERISA Affiliates or to which any Loan Party or any of their respective ERISA Affiliates contributes or has an

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obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time in the preceding five plan years.

“Permitted Acquisition” has the meaning specified in Section 7.02(i).

“Permitted Equity Issuance” means any sale or issuance of any Qualified Equity Interests of the Borrower or any direct or indirect parent of the Borrower, in each case to the extent permitted hereunder.

“Permitted Holder” means any of (a) the Sponsor, (b) the Management Stockholders and (c) the Co-Investors, provided that for purposes of the definition of “Change of Control” (i) in each of clause (a)(i), the final reference to Permitted Holders in clause (a)(ii) and the proviso to clause (a), the Co-Investors shall not constitute Permitted Holders at any time that they hold voting power equal to more than 20% of the ordinary voting power of all Equity Interests collectively held by the Sponsor, the Management Stockholders and the Co-Investors, (ii) in the final reference to Permitted Holders in clause (a)(ii), the Co-Investors shall not constitute Permitted Holders if they are part of the “group” referred to in clause (a)(ii)(2) of the definition of “Change of Control” and (iii) in the parenthetical in each of clauses (a)(ii)(1) and (2), the Co-Investors shall not constitute Permitted Holders.

“Permitted Junior Secured Refinancing Debt” means any secured Indebtedness incurred by the Borrower in the form of one or more series of junior-lien secured notes or junior-lien secured loans; provided that (i) such Indebtedness is secured by the Collateral on a junior-priority basis with the Obligations and is not secured by any property or assets of the Borrower or any Subsidiary other than the Collateral, (ii) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness, (iii) such Indebtedness does not mature or have scheduled amortization or scheduled payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligation (other than customary offers to repurchase upon a change of control, asset sale or casualty event and customary acceleration rights after an event of default) prior to the Latest Maturity Date at the time such Indebtedness is incurred, (iv) the security agreements relating to such Indebtedness are substantially the same as the Collateral Documents (with such differences as are reasonably satisfactory to the Collateral Agent), (v) such Indebtedness is not guaranteed by any Subsidiaries other than the Subsidiary Guarantors and (vi) a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to or otherwise subject to the provisions of (A) the ABL Intercreditor Agreement and (B) a Second Lien Intercreditor Agreement; provided that if such Indebtedness is the initial Permitted Junior Secured Refinancing Debt incurred by the Borrower, then Holdings, the Borrower, the Subsidiary Guarantors, the Collateral Agent and the Senior Representative for such Indebtedness shall have executed and delivered a Second Lien Intercreditor Agreement.  Permitted Junior Secured Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Pari Passu Secured Refinancing Debt” means any secured Indebtedness incurred by the Borrower in the form of one or more series of senior secured notes or loans; provided that (i) such Indebtedness is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations and is not secured by any property or assets of the Borrower or any Subsidiary other than the Collateral, (ii) such Indebtedness

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constitutes Credit Agreement Refinancing Indebtedness, (iii) such Indebtedness does not mature or have scheduled amortization or scheduled payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligation (other than customary offers to repurchase upon a change of control, asset sale or casualty event and customary acceleration rights after an event of default) prior to the Latest Maturity Date at the time such Indebtedness is incurred, (iv) the security agreements relating to such Indebtedness are substantially the same as the Collateral Documents (with such differences as are reasonably satisfactory to the Administrative Agent), (v) such Indebtedness is not guaranteed by any Subsidiaries other than the Subsidiary Guarantors and (vi) a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to or otherwise subject to the provisions of (A) the ABL Intercreditor Agreement and (B) a First Lien Intercreditor Agreement; provided that if such Indebtedness is the initial Permitted Pari Passu Secured Refinancing Debt incurred by the Borrower, then the Borrower, Holdings, the Subsidiary Guarantors, the Collateral Agent and the Senior Representative for such Indebtedness shall have executed and delivered a First Lien Intercreditor Agreement.  Permitted Pari Passu Secured Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

~~“Permitted Ratio Debt” means Indebtedness of the Borrower or any Subsidiary Guarantor provided that (a) such Indebtedness is unsecured, (b) such Indebtedness does not mature prior to the date that is one hundred and eighty one (181) days after the Latest Maturity Date at the time such Indebtedness is incurred, (c) such Indebtedness has no scheduled amortization or scheduled payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligation (other than customary offers to repurchase upon a change of control or asset sale and customary acceleration rights after an event of default) prior to the date that is one hundred and eighty one (181) days after the Latest Maturity Date at the time such Indebtedness is incurred, (d) immediately after giving effect thereto and to the use of the proceeds thereof, (i) no Default shall exist or result therefrom, (ii) the Total Leverage Ratio after giving Pro Forma Effect to the incurrence of such Indebtedness is less than or equal to 6.00:1.00 and (e) such Indebtedness is issued on market terms for the type of Indebtedness issued and for issuers having a similar credit profile and in any event (other than pricing, premiums and optional prepayment or redemption provisions) not materially less favorable to the Borrower, the Restricted Subsidiaries and the Lenders than the terms and conditions of this Agreement; provided that a certificate of the Borrower as to the satisfaction of the conditions described in clause (e) above delivered at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirements, shall be conclusive unless the Administrative Agent notifies the Borrower within such five (5) Business Day period that it disagrees with such determination (including a description of the basis upon which it disagrees).~~

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium (including tender premiums) thereon, plus reasonable OID and upfront fees plus other fees and

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expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder, (b) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(b) ~~or~~, Section 7.03(e) or Section 7.03(s), such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended, (c) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(e) or Section 7.03(s), at the time thereof, no Event of Default shall have occurred and be continuing, (d) if such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is Junior Financing, (i) to the extent such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal, replacement or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended, (ii) the terms and conditions (including, if applicable, as to collateral but excluding as to subordination, pricing, premiums and optional prepayment or redemption provisions) of any such modified, refinanced, refunded, renewed or extended Indebtedness, taken as a whole, are not materially less favorable to the Loan Parties or the Lenders than the terms and conditions of the Indebtedness being modified, refinanced, refunded, renewed or extended; provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a description of the basis upon which it disagrees) and (iii) such modification, refinancing, refunding, renewal or extension is incurred by the Person who is the obligor of the Indebtedness being modified, refinanced, refunded, renewed or extended and no additional obligors become liable for such Indebtedness, and (e) in the case of any Permitted Refinancing in respect of the ABL Facilities, such Permitted Refinancing is secured only by assets pursuant to one or more security agreements permitted by and subject to the ABL Intercreditor Agreement.

“Permitted Unsecured Refinancing Debt” means any unsecured Indebtedness incurred by the Borrower in the form of one or more series of unsecured notes or loans; provided that (i) such Indebtedness is not secured by any property or assets of the Borrower or any Restricted Subsidiary, (ii) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness, (iii) such Indebtedness does not mature or have scheduled amortization prior to the Latest Maturity Date at the time such Indebtedness is incurred (other than customary offers to repurchase upon a change of control or asset sale and customary acceleration rights after an event of default), and (iv) such Indebtedness is not guaranteed by any Subsidiaries other than the Subsidiary Guarantors.  Permitted Unsecured Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

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“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“PIK Interest” has the meaning specified in the definition of “Applicable Rate”.

“Plan” means any material “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), other than a Foreign Plan, established by any Loan Party or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any of their respective ERISA Affiliates.

“Platform” has the meaning specified in Section 6.02.

“Pledged Debt” has the meaning specified in the Security Agreement.

“Pledged Equity” has the meaning specified in the Security Agreement.

“Prior Term Loans” means all Loans (as defined in the Existing Credit Agreement) outstanding under the Existing Credit Agreement immediately prior to the refinancing (or, with respect to Loans (as defined in the Existing Credit Agreement) of Continuing Lenders, conversion) thereof with the proceeds of the Initial Loans on the Closing Date.

“Pro Forma Basis” and “Pro Forma Effect” mean, with respect to compliance with any test or covenant or calculation hereunder, the determination or calculation of such test, covenant or ratio (including in connection with Specified Transactions) in accordance with Section 1.08.

“Pro Rata Share” means, with respect to each Lender at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitments and, if applicable and without duplication, Loans of such Lender under the applicable Facility or Facilities at such time and the denominator of which is the amount of the Aggregate Commitments and, if applicable and without duplication, Loans under the applicable Facility or Facilities at such time.

“Projections” shall have the meaning specified in Section 6.01(c).

“Public Lender” has the meaning specified in Section 6.02.

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Qualified Holding Company Debt” means unsecured Indebtedness of Holdings (A) that is not subject to any Guarantee by any Subsidiary of Holdings, (B) that will not mature prior to the date that is six (6) months after the Latest Maturity Date in effect on the date of issuance or incurrence thereof, (C) that has no scheduled amortization or scheduled payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligation (it being understood that such Indebtedness may have mandatory prepayment, repurchase or redemption provisions satisfying the requirements of clause (E) below), (D) that does not require any payments in cash of interest or other amounts in respect of the principal thereof prior to the earlier to occur of (1) the date that is four (4) years from the date of the issuance or incurrence

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thereof and (2) the date that is ninety-one (91) days after the Latest Maturity Date in effect on the date of such issuance or incurrence, and (E) that has mandatory prepayment, repurchase or redemption, covenant, default and remedy provisions customary for senior discount notes of an issuer that is the parent of a borrower under senior secured credit facilities, and in any event, with respect to covenant, default and remedy provisions, no more restrictive (taken as a whole) than those set forth in this Agreement (other than provisions customary for senior discount notes of a holding company); provided that the Borrower shall have delivered a certificate of a Responsible Officer to the Administrative Agent at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement (and such certificate shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such five (5) Business Day period that it disagrees with such determination (including a description of the basis upon which it disagrees)); provided, further, that any such Indebtedness shall constitute Qualified Holding Company Debt only if immediately after giving effect to the issuance or incurrence thereof and the use of proceeds thereof, no Event of Default shall have occurred and be continuing.

“Qualified Securitization Financing” means any Securitization Financing of a Securitization Subsidiary that meets the following conditions: (a) such Qualified Securitization Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Borrower and the Securitization Subsidiary, (b) all sales and/or contributions of Securitization Assets and related assets to the Securitization Subsidiary are made at fair market value and (c) the financing terms, covenants, termination events and other provisions thereof, including any Standard Securitization Undertakings, shall be market terms.  The grant of a security interest in any Securitization Assets of the Borrower or any of the Restricted Subsidiaries (other than a Securitization Subsidiary) to secure Indebtedness under this Agreement prior to engaging in any Securitization Financing shall not be deemed a Qualified Securitization Financing.

“Qualifying IPO” means the issuance by Holdings or any direct or indirect parent of Holdings of its common Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (whether alone or in connection with a secondary public offering).

“Qualifying Lender” has the meaning specified in Section 2.03(a)(iv)(D)(3).

“Quarterly Financial Statements” means the unaudited condensed consolidated balance sheets and related statements of income and cash flows of the Company and its Subsidiaries for the most recent fiscal quarters after the date of the Annual Financial Statements and ended at least forty~~‑five~~ five (45) days before the Closing Date; provided that filing of the required financial statements on Form 10-K and Form 10-Q by the Company shall satisfy the foregoing requirements with respect to the Company.

“Refinanced Loans” has the meaning specified in Section 10.01.

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“Refinanced Term Debt” has the meaning assigned to such term in the definition of “Credit Agreement Refinancing Indebtedness”.

“Refinancing” has the meaning specified in the preliminary statements hereto.

“Refinancing Amendment” means an amendment to this Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrower executed by each of (a) the Borrower and Holdings, (b) the Administrative Agent and (c) each Additional Lender and Lender that agrees to provide any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto, in accordance with Section 2.13.

“Register” has the meaning specified in Section 10.07(c).

“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act, substantially identical notes (having the same Guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Related Indemnified Person” of an Indemnitee means (a) any controlling person or controlled affiliate of such Indemnitee, (b) the respective directors, officers, or employees of such Indemnitee or any of its controlling persons or controlled affiliates and (c) the respective agents of such Indemnitee or any of its controlling persons or controlled affiliates, in the case of this clause (c), acting at the instructions of such Indemnitee, controlling person or such controlled affiliate; provided that each reference to a controlled affiliate or controlling person in this definition shall pertain to a controlled affiliate or controlling person involved in the negotiation or syndication of the Facility, the ABL Facilities or the Senior Notes.

“Related Party” means, with respect to any Person, its current and former Affiliates, managed accounts and funds, shareholders, directors, officers, employees, subcontractors, advisory board members, consultants, management companies, fund advisors, agents, principals, partners, trustees, advisors, representatives and predecessors, successors and assigns, heirs, executors, estates, servants and nominees of such Person.

“Replacement Loans” has the meaning specified in Section 10.01.

“Reportable Event” means, with respect to any Pension Plan, any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the thirty (30) day notice period has been waived.

“Repricing Transaction” shall mean the prepayment, refinancing, substitution or replacement of all or a portion of the Initial Loans with the incurrence by the Borrower or any Subsidiary of any debt financing having an effective interest cost or weighted average yield (with the comparative determinations to be made by the Administrative Agent consistent with generally accepted financial practices, after giving effect to, among other factors, margin, interest rate floors, upfront or similar fees or original issue discount shared with all providers of such financing, but excluding the effect of any arrangement, structuring, syndication or other fees payable in connection therewith that are not shared with all providers of such financing, and without taking into account any fluctuations in the Eurodollar Rate) that is less than the effective

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interest cost or weighted average yield (as determined by the Administrative Agent on the same basis) of such Initial Loans, including without limitation, as may be effected through any amendment to this Agreement relating to the interest rate for, or weighted average yield of, such Initial Loans or the incurrence of any Replacement Loans.

“Required Facility Lenders” shall mean, with respect to any Facility on any date of determination, Lenders having more than 50% of the sum of (i) the outstanding Loans under such Facility and (ii) the aggregate unused Commitments under such Facility; provided that, to the same extent set forth in Section 10.07(h) with respect to determination of Required Lenders, the Loans of any Affiliated Lender shall in each case be excluded for purposes of making a determination of Required Facility Lenders.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of the (a) outstanding Loans and (b) aggregate unused Commitments; provided that the Loans of any Affiliated Lender shall in each case be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer or assistant treasurer or other similar officer or Person performing similar functions of a Loan Party and, as to any document delivered on the Closing Date, any secretary or assistant secretary of a Loan Party.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.  Unless otherwise specified, all references herein to a “Responsible Officer” shall refer to a Responsible Officer of the Borrower.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of Holdings, the Borrower or any of its Restricted Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to the Borrower’s or Holdings’ stockholders, partners or members (or the equivalent Persons thereof).

“Restricted Subsidiary” means any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Same Day Funds” means disbursements and payments in immediately available funds.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Lien Intercreditor Agreement” means a “junior lien” intercreditor agreement among the Collateral Agent and one or more Senior Representatives for holders of Permitted

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Junior Secured Refinancing Debt in form and substance reasonably satisfactory to the Collateral Agent.

“Secured Hedge Agreement” means any Swap Contract permitted under Section 7.03(f) that is entered into by and between any Loan Party or any Restricted Subsidiary and any Hedge Bank; and designated in writing by the Hedge Bank and the Borrower to the Administrative Agent as a “Secured Hedge Agreement”.

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Lenders, each Hedge Bank, each Cash Management Bank, the Supplemental Administrative Agent and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.01(b).

“Securities Act” means the Securities Act of 1933, as amended.

“Securitization Assets” means the accounts receivable, royalty or other revenue streams and other rights to payment subject to a Qualified Securitization Financing and the proceeds thereof.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Securitization Subsidiary in connection with any Qualified Securitization Financing.

“Securitization Financing” means any transaction or series of transactions that may be entered into by the Borrower or any of its Subsidiaries pursuant to which the Borrower or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Securitization Subsidiary (in the case of a transfer by the Borrower or any of its Subsidiaries) or (b) any other Person (in the case of a transfer by a Securitization Subsidiary), or may grant a security interest in, any Securitization Assets of the Borrower or any of its Subsidiaries, and any assets related thereto, including all collateral securing such Securitization Assets, all contracts and all guarantees or other obligations in respect of such Securitization Assets, proceeds of such Securitization Assets and other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving Securitization Assets.

“Securitization Repurchase Obligation” means any obligation of a seller of Securitization Assets in a Qualified Securitization Financing to repurchase Securitization Assets arising as a result of a breach of a Standard Securitization Undertaking, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Securitization Subsidiary” means a wholly owned Subsidiary of the Borrower (or another Person formed for the purposes of engaging in a Qualified Securitization Financing in which the Borrower or any Subsidiary of the Borrower makes an Investment and to which the Borrower or any Subsidiary of the Borrower transfers Securitization Assets and related assets) that engages in no activities other than in connection with the financing of Securitization Assets

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of the Borrower or its Subsidiaries, all proceeds thereof and all rights (contingent and other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the board of directors of the Borrower or such other Person (as provided below) as a Securitization Subsidiary and (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by Holdings, the Borrower or any other Subsidiary of the Borrower, other than another Securitization Subsidiary (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates Holdings, the Borrower or any other Subsidiary of the Borrower, other than another Securitization Subsidiary, in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of Holdings, the Borrower or any other Subsidiary of the Borrower, other than another Securitization Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which none of Holdings, the Borrower or any other Subsidiary of the Borrower, other than another Securitization Subsidiary, has any material contract, agreement, arrangement or understanding other than on terms which the Borrower reasonably believes to be no less favorable to Holdings, the Borrower or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Borrower and (c) to which none of Holdings, the Borrower or any other Subsidiary of the Borrower, other than another Securitization Subsidiary, has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.  Any such designation by the board of directors of the Borrower or such other Person shall be evidenced to the Administrative Agent by delivery to the Administrative Agent of a certified copy of the resolution of the board of directors of the Borrower or such other Person giving effect to such designation and a certificate executed by a Responsible Officer certifying that such designation complied with the foregoing conditions.

“Security Agreement” means, collectively, the Security Agreement executed by the Loan Parties party thereto and Bank of America, N.A., as Collateral Agent for the Secured Parties, on the Original Closing Date, attached as Exhibit F hereto, as amended, supplemented or otherwise modified from time to time, together with each other Security Agreement Supplement executed and delivered pursuant to Section 6.11.

“Security Agreement Supplement” has the meaning specified in the Security Agreement.

“Senior Notes” means $400,000,000 in aggregate principal amount of the Borrower’s senior unsecured notes due 2019 and any Registered Equivalent Notes having substantially identical terms and issued pursuant to the Senior Notes Indenture in exchange for the initial, unregistered senior unsecured notes.

“Senior Notes Indenture” means the Indenture for the Senior Notes, dated March 7, 2011, between the Borrower and Wells Fargo Bank, National Association, as trustee, as the same may be amended, modified, supplemented, replaced or refinanced to the extent not prohibited by this Agreement.

“Senior Representative” means, with respect to any series of Permitted Pari Passu Secured Refinancing Debt or Permitted Junior Secured Refinancing Debt, the trustee,

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administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Senior Secured Net Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Senior Secured Net Debt as of the last day of such Test Period to (b) Consolidated EBITDA of the Borrower for such Test Period.

“Solicited Discount Proration” has the meaning specified in Section 2.03(a)(iv)(D)(3).

“Solicited Discounted Prepayment Amount” has the meaning specified in Section 2.03(a)(iv)(D)(1).

“Solicited Discounted Prepayment Notice” means a written notice of the Borrower of Solicited Discounted Prepayment Offers made pursuant to Section 2.03(a)(iv)(D) substantially in the form of Exhibit N.

“Solicited Discounted Prepayment Offer” means the irrevocable written offer by each Lender, substantially in the form of Exhibit Q, submitted following the Administrative Agent’s receipt of a Solicited Discounted Prepayment Notice.

“Solicited Discounted Prepayment Response Date” has the meaning specified in Section 2.03(a)(iv)(D)(1).

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the assets of such Person exceeds its debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of such Person is greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) such Person is able to pay its debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured and (d) such Person is not engaged in, and is not about to engage in, business for which it has unreasonably small capital.  The amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

“SPC” has the meaning specified in Section 10.07(g).

“Specified Discount” has the meaning specified in Section 2.03(a)(iv)(B)(1).

“Specified Discount Prepayment Amount” has the meaning specified in Section 2.03(a)(iv)(B)(1).

“Specified Discount Prepayment Notice” means a written notice of the Borrower Offer of Specified Discount Prepayment made pursuant to Section 2.03(a)(iv)(B) substantially in the form of Exhibit P.

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“Specified Discount Prepayment Response” means the irrevocable written response by each Lender, substantially in the form of Exhibit R, to a Specified Discount Prepayment Notice.

“Specified Discount Prepayment Response Date” has the meaning specified in Section 2.03(a)(iv)(B)(1).

“Specified Discount Proration” has the meaning specified in Section 2.03(a)(iv)(B)(3).

“Specified Liability Management Transaction Litigation” means J. Crew Group, Inc. et al v. Wilmington Savings Fund Society, FSB, Index No. 650574/2017 filed in the Supreme Court for the State of New York.

“Specified Liability Management Transactions” means (a) (i) the transactions contemplated by the Initial IP Assignment Agreements, including, without limitation, the Initial IP Contribution, (ii) the release by the Administrative Agent of its Lien on the Initial Contributed IP Interest, (iii) the transactions contemplated by the Additional IP Assignment Agreements, including, without limitation, the Additional IP Contribution, and (iv) the release by the Administrative Agent of its Lien on the Additional Contributed IP Interest, (b) the execution, delivery and performance of, and, subject to Section 7.14, any amendment, restatement, amendment and restatement, supplement or other modification to, the IPCO Trademark License Agreements, including, without limitation, the payment of any license fee payable thereunder, (c) the Agency Transition, (d) the Specified Liability Management Transaction Litigation, (e) the execution, delivery and performance by the parties thereto of the IPCO Notes Indentures and the issuance by J. Crew Brand and J. Crew Brand Corp. of the IPCO Notes, (f) the exchange by certain Holdco Noteholders of their Holdco Notes for IPCO Notes, 2017 Preferred Stock and 2017 Common Stock, (g) the execution, delivery and performance of Amendment No.1, the creation of the Amended Loans and the borrowing of the New Loans, (h) the issuance of, and performance of obligations with respect to, the 2017 Preferred Stock and the 2017 Common Stock, (i) the Amendment No. 1 Capital Contribution, (j) the incurrence of any IPCO Intercompany Debt that is permitted under Section 7.03(u), (k) the amendment to the Sponsor Management Agreement on or prior to the Amendment No.1 Effective Date, (l) the formation of a new parent company of Holdings and contribution by Chinos Intermediate Holdings A, Inc. of the capital stock of Holdings to such new parent company, (m) in each case, any action or intermediate transaction necessary to implement or consummate any of the transactions described in the preceding clauses of this definition and (n) the payment of fees and expenses incurred in connection with any of the foregoing.

“Specified Transaction” means any Investment that results in a Person becoming a Restricted Subsidiary, any designation of a Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary, any Permitted Acquisition, any Disposition that results in a Restricted Subsidiary ceasing to be a Subsidiary of the Borrower, any Investment constituting an acquisition of assets constituting a business unit, line of business or division of another Person or a Store or any Disposition of a business unit, line of business or division or a Store of the Borrower or a Restricted Subsidiary, in each case whether by merger, consolidation, amalgamation or otherwise, or any incurrence or repayment of Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes), Restricted Payment or Incremental Loan that by the

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terms of this Agreement requires such test to be calculated on a “Pro Forma Basis” or after giving “Pro Forma Effect”.

“Sponsor” means any of TPG Capital, L.P., TPG Chinos Co-Invest, L.P. (for so long as TPG Capital, L.P. or any of its Affiliates retains control of the voting power thereof), Leonard Green & Partners, L.P., LGP Chino Coinvest LLC (for so long as Leonard Green & Partners, L.P. or any of its Affiliates retains control of the voting power thereof) and any of their respective Affiliates and funds or partnerships managed or advised by any of them or any of their respective Affiliates but not including, however, any portfolio company of any of the foregoing.

“Sponsor Management Agreement” means the management services agreement by and among ~~TPG Capital, L.P. and Leonard Green & Partners, L.P. or certain of the management companies associated with either of them or their advisors and~~ Chinos Holdings, Inc., [●]9 a direct Subsidiary of Chinos Intermediate Holdings A, Inc., Holdings and the Borrower~~,~~ in the form attached as Annex A-5 to Amendment No. 1 and as the same may be amended, modified, supplemented or otherwise modified from time to time in accordance with its terms, but only to the extent that any such amendment, modification, supplement or other modification does not, directly or indirectly, increase the obligation of Holdings, the Borrower or any of its Restricted Subsidiaries to make any payments thereunder.

“Sponsor Termination Fees” means the one-time payment under the Sponsor Management Agreement of a termination fee to one or more of the Sponsors in the event of either a Change of Control or the completion of a Qualifying IPO.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Borrower or any Subsidiary of the Borrower that are customary in a Securitization Financing.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the FRB to which the Administrative Agent is subject with respect to the Adjusted Eurodollar Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the FRB).  Such reserve percentages shall include those imposed pursuant to such Regulation D.  Eurodollar Rate Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Store” means any retail store (which includes any real property, fixtures, equipment, inventory and other property related thereto) operated, or to be operated, by the Borrower or any Restricted Subsidiary.

[9]	NTD: new direct subsidiary of Chinos Intermediate Holdings A, Inc.

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“Submitted Amount” has the meaning specified in Section 2.03(a)(iv)(C)(1).

“Submitted Discount” has the meaning specified in Section 2.03(a)(iv)(C)(1).

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity (excluding, for the avoidance of doubt, charitable foundations) of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor” means any Guarantor other than Holdings.

“Successor Agency Agreement” means the Agency Resignation, Appointment, Assignment and Assumption Agreement, dated as of January 29, 2017, among, Bank of America, as resigning agent, WSFS, as successor agent, and the Borrower.

“Successor Borrower” has the meaning specified in Section 7.04(d).

“Successor Holdings” has the meaning specified in Section 7.04(e).

“Supplemental Administrative Agent” and “Supplemental Administrative Agents” have the meanings specified in Section 9.12(a).

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap

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Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Syndication Agent” means Goldman Sachs Bank USA, as syndication agent under this Agreement.

“Taxes” has the meaning specified in Section 3.01(a).

“Term Loan Refinancing Debt” means (a) Permitted Pari Passu Secured Refinancing Debt, (b) Permitted Junior Secured Refinancing Debt and (c) Permitted Unsecured Refinancing Debt and, in each case, any Permitted Refinancing thereof.

“Term Priority Collateral” shall have the meaning assigned to such term in the ABL Intercreditor Agreement.

“Test Period” in effect at any time means the most recent period of four consecutive fiscal quarters of the Borrower ended on or prior to such time (taken as one accounting period) in respect of which financial statements for each quarter or fiscal year in such period have been or are required to be delivered pursuant to Section 4.01(e) or Section 6.01(a) or (b), as applicable.  A Test Period may be designated by reference to the last day thereof (i.e., the “February 1, 2014 Test Period” refers to the period of four consecutive fiscal quarters of the Borrower ended February 1, 2014), and a Test Period shall be deemed to end on the last day thereof.

“Threshold Amount” means $35,000,000.

“Total Asset Percentage Amount” means $92,291,150.

“Total Assets” means the total assets of the Borrower and the Restricted Subsidiaries on a consolidated basis in accordance with GAAP, as shown on the most recent balance sheet of the Borrower delivered pursuant to Section 6.01(a) or (b) or, for the period prior to the time any such statements are so delivered pursuant to Section 6.01(a) or (b), the most recent Quarterly Financial Statements.

“Total Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Total Debt as of the last day of such Test Period to (b) Consolidated EBITDA of the Borrower for such Test Period.

“Total Senior Secured Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Total Debt outstanding as of the last day of such Test Period that is secured by a Lien on any property of any Loan Party or any Restricted Subsidiary to (b) Consolidated EBITDA of the Borrower for such Test Period.

“Transaction” means, collectively, (a) the execution and delivery of this Agreement and any other Loan Documents, and the funding of (or, as applicable, conversion into) the Initial

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Loans, on the Closing Date, (b) the Refinancing, (c) the execution and delivery of an amendment to the ABL Facilities Documentation permitting the Initial Loans under this Agreement, (d) the consummation of any other transactions in connection with the foregoing and (e) the payment of the fees and expenses incurred in connection with any of the foregoing.

“Transaction Expenses” means any fees or expenses incurred or paid by Holdings or any of its Subsidiaries in connection with the Original Transaction, the Transaction, the Specified Liability Management Transactions, this Agreement, Amendment No. 1 and the other Loan Documents and the transactions contemplated hereby and thereby.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“Uniform Commercial Code” means the Uniform Commercial Code or any successor provision thereof as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code or any successor provision thereof (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States” and “U.S.” mean the United States of America.

“Unrestricted Subsidiary” means (i) each Securitization Subsidiary and (ii) any Subsidiary of the Borrower designated by the board of directors of the Borrower as an Unrestricted Subsidiary pursuant to Section 6.14 subsequent to the date hereof, in each case, until such Person ceases to be an Unrestricted Subsidiary of the Borrower in accordance with Section 6.14 or ceases to be a Subsidiary of the Borrower.

“U.S. Lender” has the meaning specified in Section 3.01(d).

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended or modified from time to time.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:  (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (b) the then outstanding principal amount of such Indebtedness; provided that for purposes of determining the Weighted Average Life to Maturity of any Refinanced Term Debt or any Indebtedness that is being modified, refinanced, refunded, renewed, replaced or extended (the “Applicable Indebtedness”), the effects of any amortization or prepayments made on such Applicable Indebtedness prior to the date of the applicable modification, refinancing, refunding, renewal, replacement or extension shall be disregarded.

“wholly owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) nominal shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.

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“Withdrawal Liability” means the liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such term is defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

“WSFS” has the meaning specified in the introductory paragraph to this Agreement.

SECTION 1.02.Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)(i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii)References in this Agreement to an Exhibit, Schedule, Article, Section, clause or sub-clause refer (A) to the appropriate Exhibit or Schedule to, or Article, Section, clause or sub-clause in this Agreement or (B) to the extent such references are not present in this Agreement, to the Loan Document in which such reference appears.

(iii)The term “including” is by way of example and not limitation.

(iv)The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c)In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including”.

(d)Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(e)For purposes of determining compliance with any Section of Article VII, in the event that any Lien, Investment, Indebtedness, Disposition, Restricted Payment, Affiliate transaction, Contractual Obligation, or prepayment of Indebtedness meets the criteria of one or more of the categories of transactions permitted pursuant to any clause of such Sections, such transaction (or portion thereof) at any time, shall be permitted under one or more of such clauses as determined by the Borrower in its sole discretion at such time.

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SECTION 1.03.Accounting Terms.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, except as otherwise specifically prescribed herein.  Notwithstanding the foregoing or anything to the contrary contained herein (including in the definitions of “Capitalized Lease” and/or “Capitalized Lease Obligation”), in the event of an accounting change requiring all leases to be capitalized, only those leases (assuming for purposes hereof that such leases were in existence on the date hereof) that would constitute Capitalized Leases in conformity with GAAP on the Amendment No. 1 Effective Date shall be considered Capitalized Leases, and all calculations and determinations under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith.

SECTION 1.04.Rounding.  Any financial ratios required to be satisfied in order for a specific action to be permitted under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.05.References to Agreements, Laws, Etc.  Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

SECTION 1.06.Times of Day; Timing of Payment or Performance.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable). When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.

SECTION 1.07.Available Amount Transactions.  If more than one action occurs on any given date the permissibility of the taking of which is determined hereunder by reference to the amount of the Available Amount immediately prior to the taking of such action, the permissibility of the taking of each such action shall be determined independently and in no event may any two or more such actions be treated as occurring simultaneously, i.e. each transaction must be permitted under the Available Amount as so calculated.

SECTION 1.08.Pro Forma Calculations.  ~~(a)~~ (a) Notwithstanding anything to the contrary herein, the Senior Secured Net Leverage Ratio, the Total Leverage Ratio ~~and~~, the Total Senior Secured Leverage Ratio and the Financial Covenant Total Leverage Ratio shall be calculated in the manner prescribed by this Section 1.08; provided, that notwithstanding anything to the contrary in clauses (b), (c) or (d) of this Section 1.08, when calculating (i) the Senior

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Secured Net Leverage Ratio for purposes of the definition of “Applicable Rate” and Section 2.03(b)(i) and (ii) the Financial Covenant Total Leverage Ratio for purposes of Section 7.15, the events described in this Section 1.08 that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect.

(b)For purposes of calculating the Senior Secured Net Leverage Ratio, the Total Leverage Ratio ~~and~~, the Total Senior Secured Leverage Ratio and the Financial Covenant Total Leverage Ratio, Specified Transactions (and the incurrence or repayment of any Indebtedness in connection therewith) that have been made (i) during the applicable Test Period or (ii) subsequent to such Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a pro forma basis assuming that all such Specified Transactions (and any increase or decrease in Consolidated EBITDA and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day of the applicable Test Period.  If since the beginning of any applicable Test Period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Borrower or any of its Restricted Subsidiaries since the beginning of such Test Period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 1.08, then the Senior Secured Net Leverage Ratio, the Total Leverage Ratio ~~and~~, the Total Senior Secured Leverage Ratio and the Financial Covenant Total Leverage Ratio shall be calculated to give pro forma effect thereto in accordance with this Section 1.08.

(c)~~(c)~~Whenever pro forma effect is to be given to a Specified Transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Borrower and may include, for the avoidance of doubt, the amount of cost savings and synergies projected by the Borrower in good faith to be realized as a result of specified actions taken, committed to be taken or expected to be taken (calculated on a pro forma basis as though such cost savings and synergies had been realized on the first day of such period and as if such cost savings and synergies were realized during the entirety of such period) relating to such Specified Transaction, net of the amount of actual benefits realized during such period from such actions; provided that (A) such amounts are reasonably identifiable, quantifiable and factually supportable in the good faith judgment of the Borrower, (B) such actions are taken, committed to be taken or expected to be taken no later than twelve (12) months after the date of such Specified Transaction, (C) no amounts shall be added pursuant to this clause (c) to the extent duplicative of any amounts that are otherwise added back in computing Consolidated EBITDA, whether through a pro forma adjustment or otherwise, with respect to such period and (D) the aggregate amount ~~of cost savings and synergies~~ added to Consolidated EBITDA pursuant to this clause (c) ~~for any such period shall not exceed the greater of (x)~~, together with any amounts added to Consolidated EBITDA pursuant to clauses (a)(vi) and (a)(x) of the definition thereof, shall not exceed (I) $30,000,000 in an~~d~~y ~~(y) 10% of Consolidated EBITDA for such~~ Test Period ~~(giving pro forma effect to the relevant Specified Transaction (but not to any cost savings or synergies))~~occurring prior to, or ending on or about February 1, 2020 and (II) $15,000,000 in any Test Period thereafter.

(d)~~(d)~~In the event that the Borrower or any Restricted Subsidiary incurs (including by assumption or guarantees) or repays (including by redemption, repayment, retirement or extinguishment) any Indebtedness included in the calculations of the Senior

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Secured Net Leverage Ratio, the Total Leverage Ratio ~~and~~, the Total Senior Secured Leverage Ratio and the Financial Covenant Total Leverage Ratio, as the case may be (in each case, other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes), (i) during the applicable Test Period or (ii) subsequent to the end of the applicable Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then the Senior Secured Net Leverage Ratio, the Total Leverage Ratio, ~~and~~ the Total Senior Secured Leverage Ratio and the Financial Covenant Total Leverage Ratio shall be calculated giving pro forma effect to such incurrence or repayment of Indebtedness, to the extent required, as if the same had occurred on the last day of the applicable Test Period.

SECTION 1.09.Currency Equivalents Generally.

(a)For purposes of determining compliance with Sections 7.01, 7.02 and 7.03 with respect to any amount of Indebtedness or Investment in a currency other than Dollars, no Default shall be deemed to have occurred solely as a result of changes in rates of currency exchange occurring after the time such Indebtedness or Investment is incurred (so long as such Indebtedness or Investment, at the time incurred, made or acquired, was permitted hereunder).

(b)For purposes of determining the Senior Secured Net Leverage Ratio, the Total Senior Secured Leverage Ratio, the Total Leverage Ratio and the Financial Covenant Total Leverage Ratio, amounts denominated in a currency other than Dollars will be converted to Dollars at the currency exchange rates used in preparing the Borrower’s financial statements corresponding to the Test Period with respect to the applicable date of determination and will, in the case of Indebtedness, reflect the currency translation effects, determined in accordance with GAAP, of Swap Contracts permitted hereunder for currency exchange risks with respect to the applicable currency in effect on the date of determination of the Dollar equivalent of such Indebtedness.

ARTICLE II

The Commitments and Borrowings

SECTION 2.01.The Loans.

(a)~~The Loans.~~

Initial Loans, Amended Loans and New Loans.  Subject to the terms and conditions set forth herein, each Lender severally agrees to make (or convert from Prior Term Loans, in the case of the Continuing Lenders) to the Borrower a single loan denominated in Dollars equal to such Lender’s Commitment on the Closing Date.  On the Amendment No. 1 Effective Date, (i) each Amendment No. 1 Consenting Lender shall be deemed to have converted its Initial Loan into a like principal amount of Amended Loans and (ii) each New Lender agrees to make to the Borrower a single Loan denominated in Dollars in an amount equal to such Lender’s New Commitment on the Amendment No. 1 Effective Date.  Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed.  Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

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(b)Special Provisions Relating to Refinancing and Conversion of Prior Term Loans by, into or with Initial Loans.  Notwithstanding anything to the contrary in this Agreement,

(i)on the Closing Date, (A) Initial Loans shall be deemed made as Eurodollar Rate Loans in an amount equal to the principal amount of the Prior Term Loans refinanced by Initial Loans pursuant to Section 2.01(a) or, with respect to each Continuing Lender~~'~~’s Prior Term Loans, converted into Initial Loans pursuant to Section 2.01(a), in each case, that were outstanding as Eurodollar Rate Loans at the time of such refinancing or conversion, as applicable (such Initial Loans to correspond in amount to Prior Term Loans so refinanced or converted of a given Interest Period), (B) Interest Periods for the Initial Loans described in the immediately preceding clause (b)(i)(A) shall end on the same dates as the Interest Periods applicable to the corresponding Prior Term Loans described in the immediately preceding clause (b)(i)(A), and the Eurodollar Rates applicable to such Initial Loans during such Interest Periods shall be the same as those applicable to the Prior Term Loans so refinanced or converted, as applicable, and (C) Initial Loans shall be deemed made as Base Rate Loans in an amount equal to the principal amount of the Prior Term Loans refinanced by Initial Loans pursuant to Section 2.01(a) or, with respect to each Continuing Lender's Prior Term Loans, converted into Initial Loans pursuant to Section 2.01(a), in each case, that were outstanding as Base Rate Loans at the time of such refinancing or conversion, as applicable; ~~and~~

(ii)on the Amendment No. 1 Effective Date, (A) Amended Loans shall be deemed made as Eurodollar Rate Loans in an amount equal to the principal amount of the Initial Loans converted into Amended Loans that were outstanding as Eurodollar Rate Loans at the time of such conversion (such Amended Loans to correspond in amount to Initial Loans so converted of a given Interest Period), (B) Interest Periods for the Amended Loans described in the immediately preceding clause (b)(ii)(A) shall end on the same dates as the Interest Periods applicable to the corresponding Initial Loans described in the immediately preceding clause (b)(ii)(A), and the Eurodollar Rates applicable to such Amended Loans during such Interest Periods shall be the same as those applicable to the Initial Loans so converted, (C) Amended Loans shall be deemed made as Base Rate Loans in an amount equal to the principal amount of the Initial Loans converted into Amended Loans pursuant to Section 2.01(a) that were outstanding as Base Rate Loans at the time of such conversion and (D) for the avoidance of doubt, the interest margin in respect of the Amended Loans shall be adjusted as set forth in the definition of “Applicable Rate”; and

(iii)~~(ii)~~ no costs shall be payable under Section 3.05 in connection with transactions consummated under this Section 2.01(b).

SECTION 2.02.Borrowings, Conversions and Continuations of Loans.

(a)Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent (provided that the notice in respect of the initial Borrowing on the Closing Date, or in connection with any Permitted Acquisition or other acquisition

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permitted under this Agreement, or in connection with any Borrowing or Extension, as applicable, under an Incremental Amendment, Refinancing Amendment or Extension Offer, may be conditioned on, with respect to the funding of the initial Borrowing under this Agreement, the closing of the Refinancing or, with respect to any future Borrowing under this Agreement, such Permitted Acquisition or other acquisition or any such Borrowing or Extension under an Incremental Amendment, Refinancing Amendment or Extension Offer, as applicable), which may be given by telephone.  Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three (3) Business Days prior to the requested date of any Borrowing or continuation of Eurodollar Rate Loans or any conversion of Base Rate Loans to Eurodollar Rate Loans, and (ii) one (1) Business Day before the requested date of any Borrowing of Base Rate Loan; provided, that the notice referred to in subclause (i) above may be delivered no later than one (1) Business Day prior to the Closing Date in the case of the Initial Loans~~.~~ or the Amendment No. 1 Effective Date in the case of Amended Loans and/or New Loans, as applicable.  Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower.  Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof.  Each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof.  Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Class and Type of Loans to be borrowed or to which existing Loans are to be converted and (v) if applicable, the duration of the Interest Period with respect thereto.  If the Borrower fails to specify a Type of Loan in a Committed Loan Notice or fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans.  Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans.  If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.

(b)Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the applicable Class of Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation of Loans described in Section 2.02(a).  In the case of each Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office not later than 1:00 p.m., on the Business Day specified in the applicable Committed Loan Notice.  Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is on the Closing Date, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with

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instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(c)Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan.  Upon the occurrence and during the continuation of an Event of Default, the Administrative Agent or the Required Lenders may require by notice to the Borrower that no Loans may be converted to or continued as Eurodollar Rate Loans.

(d)The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate.  The determination of the Eurodollar Rate by the Administrative Agent shall be conclusive in the absence of manifest error.  At any time when Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in the Administrative Agent’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect unless otherwise agreed between the Borrower and the Administrative Agent; provided that after the establishment of any new Class of Loans pursuant to a Refinancing Amendment or Extension, the number of Interest Periods otherwise permitted by this Section 2.02(e) shall increase by three (3) Interest Periods for each applicable Class so established.

(f)The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

(g)Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s Pro Rata Share of such Borrowing, the Administrative Agent may assume that such Lender has made such Pro Rata Share available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (b) above, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount.  If the Administrative Agent shall have so made funds available, then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, each of such Lender and the Borrower severally agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, the Overnight Rate plus any administrative, processing, or similar fees customarily charged by the Administrative Agent in accordance with the foregoing.  A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Section 2.02(g) shall be conclusive in the absence of manifest error.  If the

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Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

SECTION 2.03.Prepayments.

(a)Optional.

(i)The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty (except as provided in Section 2.15 below); provided that (1) such notice must be received by the Administrative Agent not later than 11:00 a.m. (New York, New York time) (A) three (3) Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Base Rate Loans; (2) any partial prepayment of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof or, if less, the entire principal amount thereof then outstanding; and (3) any prepayment of Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof or, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment and the Class(es) and Type(s) of Loans to be prepaid and the payment amount specified in such notice shall be due and payable on the date specified therein.  The Administrative Agent will promptly notify each Appropriate Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment.  Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05.  Each prepayment of the Loans pursuant to this Section 2.03(a) shall be paid to the Appropriate Lenders in accordance with their respective Pro Rata Shares; provided, that at the request of the Borrower, in lieu of such application on a pro rata basis among all Classes of Loans, such prepayment may be applied to any Class of Loans so long as the Maturity Date of such Class of Loans (or such Classes of Loans) precedes the Maturity Date of each other Class of Loans then outstanding or, in the event more than one Class of Loans shall have an identical Maturity Date, to such Classes on a pro rata basis.

(ii)Notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind any notice of prepayment under Section 2.03(a)(i) if such prepayment would have resulted from a refinancing of all or any portion of the applicable Facility, which refinancing shall not be consummated or shall otherwise be delayed.

(iii)Voluntary prepayments of any Class of Loans permitted hereunder shall be applied to the remaining scheduled installments of principal thereof pursuant to

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Section 2.05 in a manner determined at the discretion of the Borrower and specified in the notice of prepayment (and absent such direction, in direct order of maturity).

(iv)Notwithstanding anything in any Loan Document to the contrary, so long as (x) no Default or Event of Default has occurred and is continuing and (y) no proceeds of Loans under the ABL Facilities are used for this purpose, the Borrower may prepay the outstanding Loans (which shall, for the avoidance of doubt, be automatically and permanently canceled immediately upon acquisition by the Borrower) (or Holdings or any of its Subsidiaries may purchase such outstanding Loans and immediately cancel them) on the following basis:

(A)~~(A)~~Any Company Party shall have the right to make a voluntary prepayment of Loans at a discount to par pursuant to a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offers or Borrower Solicitation of Discounted Prepayment Offers (any such prepayment, the “Discounted Loan Prepayment”), in each case made in accordance with this Section 2.03(a)(iv); provided that no Company Party shall initiate any action under this Section 2.03(a)(iv) in order to make a Discounted Loan Prepayment unless (I) at least ten (10) Business Days shall have passed since the consummation of the most recent Discounted Loan Prepayment as a result of a prepayment made by a Company Party on the applicable Discounted Prepayment Effective Date; or (II) at least three (3) Business Days shall have passed since the date the Company Party was notified that no Lender was willing to accept any prepayment of any Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the date of any Company Party’s election not to accept any Solicited Discounted Prepayment Offers.

(B)~~(B)(1)~~ (1) Subject to the proviso to subsection (A) above, any Company Party may from time to time offer to make a Discounted Loan Prepayment by providing the Auction Agent with five (5) Business Days’ notice in the form of a Specified Discount Prepayment Notice; provided that (I) any such offer shall be made available, at the sole discretion of the Company Party, to (x) each Lender and/or (y) each Lender with respect to any Class of Loans on an individual tranche basis, (II) any such offer shall specify the aggregate principal amount offered to be prepaid (the “Specified Discount Prepayment Amount”) with respect to each applicable tranche, the tranche or tranches of Loans subject to such offer and the specific percentage discount to par (the “Specified Discount”) of such Loans to be prepaid (it being understood that different Specified Discounts and/or Specified Discount Prepayment Amounts may be offered with respect to different tranches of Loans and, in such event, each such offer will be treated as a separate offer pursuant to the terms of this Section), (III) the Specified Discount Prepayment Amount shall be in an aggregate amount not less than $10,000,000 and whole increments of $1,000,000 in excess thereof and (IV) each such offer shall remain outstanding through the Specified Discount Prepayment Response Date.  The Auction Agent will promptly provide each Appropriate Lender with a copy of such Specified Discount Prepayment Notice and a form of the Specified Discount Prepayment Response to be completed and returned by each such Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York time, on the third Business Day after the date of delivery of such notice to such Lenders (the “Specified Discount Prepayment Response Date”).

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(2)~~(2)~~Each Lender receiving such offer shall notify the Auction Agent (or its delegate) by the Specified Discount Prepayment Response Date whether or not it agrees to accept a prepayment of any of its applicable then outstanding Loans at the Specified Discount and, if so (such accepting Lender, a “Discount Prepayment Accepting Lender”), the amount and the tranches of such Lender’s Loans to be prepaid at such offered discount.  Each acceptance of a Discounted Loan Prepayment by a Discount Prepayment Accepting Lender shall be irrevocable.  Any Lender whose Specified Discount Prepayment Response is not received by the Auction Agent by the Specified Discount Prepayment Response Date shall be deemed to have declined to accept the applicable Borrower Offer of Specified Discount Prepayment.

(3)~~(3)~~If there is at least one Discount Prepayment Accepting Lender, the relevant Company Party will make a prepayment of outstanding Loans pursuant to this paragraph (B) to each Discount Prepayment Accepting Lender in accordance with the respective outstanding amount and tranches of Loans specified in such Lender’s Specified Discount Prepayment Response given pursuant to subsection (2) above; provided that, if the aggregate principal amount of Loans accepted for prepayment by all Discount Prepayment Accepting Lenders exceeds the Specified Discount Prepayment Amount, such prepayment shall be made pro rata among the Discount Prepayment Accepting Lenders in accordance with the respective principal amounts accepted to be prepaid by each such Discount Prepayment Accepting Lender and the Auction Agent (in consultation with such Company Party and subject to rounding requirements of the Auction Agent made in its reasonable discretion) will calculate such proration (the “Specified Discount Proration”). The Auction Agent shall promptly, and in any case within three (3) Business Days following the Specified Discount Prepayment Response Date, notify (I) the relevant Company Party of the respective Lenders’ responses to such offer, the Discounted Prepayment Effective Date and the aggregate principal amount of the Discounted Loan Prepayment and the tranches to be prepaid, (II) each Lender of the Discounted Prepayment Effective Date, and the aggregate principal amount and the tranches of Loans to be prepaid at the Specified Discount on such date and (III) each Discount Prepayment Accepting Lender of the Specified Discount Proration, if any, and confirmation of the principal amount, tranche and Type of Loans of such Lender to be prepaid at the Specified Discount on such date. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the Company Party and such Lenders shall be conclusive and binding for all purposes absent manifest error.  The payment amount specified in such notice to the Company Party shall be due and payable by such Company Party on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(C)~~(C)(1)~~  (1) Subject to the proviso to subsection (A) above, any Company Party may from time to time solicit Discount Range Prepayment Offers by providing the Auction Agent with five (5) Business Days’ notice in the form of a Discount Range Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of such Company Party, to (x) each Lender and/or (y) each Lender with respect to any Class of Loans on an individual tranche basis, (II) any such notice shall specify the maximum aggregate principal amount of the relevant Loans (the “Discount Range Prepayment Amount”), the tranche or tranches of Loans subject to such offer and the maximum and minimum percentage discounts to par (the “Discount Range”) of the principal amount of such Loans with respect to each relevant tranche of Loans willing to be prepaid by such Company Party (it being understood that different Discount Ranges and/or Discount Range Prepayment

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Amounts may be offered with respect to different tranches of Loans and, in such event, each such offer will be treated as separate offer pursuant to the terms of this Section), (III) the Discount Range Prepayment Amount shall be in an aggregate amount not less than $10,000,000 and whole increments of $1,000,000 in excess thereof and (IV) each such solicitation by the Borrower shall remain outstanding through the Discount Range Prepayment Response Date.  The Auction Agent will promptly provide each Appropriate Lender with a copy of such Discount Range Prepayment Notice and a form of the Discount Range Prepayment Offer to be submitted by a responding Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York time, on the third Business Day after the date of delivery of such notice to such Lenders (the “Discount Range Prepayment Response Date”).  Each Lender’s Discount Range Prepayment Offer shall be irrevocable and shall specify a discount to par within the Discount Range (the “Submitted Discount”) at which such Lender is willing to allow prepayment of any or all of its then outstanding Loans of the applicable tranche or tranches and the maximum aggregate principal amount and tranches of such Lender’s Loans (the “Submitted Amount”) such Lender is willing to have prepaid at the Submitted Discount.  Any Lender whose Discount Range Prepayment Offer is not received by the Auction Agent by the Discount Range Prepayment Response Date shall be deemed to have declined to accept a Discounted Loan Prepayment of any of its Loans at any discount to their par value within the Discount Range.

(2)~~(2)~~The Auction Agent shall review all Discount Range Prepayment Offers received on or before the applicable Discount Range Prepayment Response Date and shall determine (in consultation with such Company Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the Applicable Discount and Loans to be prepaid at such Applicable Discount in accordance with this subsection (C).  The relevant Company Party agrees to accept on the Discount Range Prepayment Response Date all Discount Range Prepayment Offers received by Auction Agent by the Discount Range Prepayment Response Date, in the order from the Submitted Discount that is the largest discount to par to the Submitted Discount that is the smallest discount to par, up to and including the Submitted Discount that is the smallest discount to par within the Discount Range (such Submitted Discount that is the smallest discount to par within the Discount Range being referred to as the “Applicable Discount”) which yields a Discounted Loan Prepayment in an aggregate principal amount equal to the lower of (I) the Discount Range Prepayment Amount and (II) the sum of all Submitted Amounts.  Each Lender that has submitted a Discount Range Prepayment Offer to accept prepayment at a discount to par that is larger than or equal to the Applicable Discount shall be deemed to have irrevocably consented to prepayment of Loans equal to its Submitted Amount (subject to any required proration pursuant to the following subsection (3)) at the Applicable Discount (each such Lender, a “Participating Lender”).
(3)~~(3)~~If there is at least one Participating Lender, the relevant Company Party will prepay the respective outstanding Loans of each Participating Lender in the aggregate principal amount and of the tranches specified in such Lender’s Discount Range Prepayment Offer at the Applicable Discount; provided that if the Submitted Amount by all Participating Lenders offered at a discount to par greater than the Applicable Discount exceeds the Discount Range Prepayment Amount, prepayment of the principal amount of the relevant Loans for those Participating Lenders whose Submitted Discount is a discount to par greater than or equal to the Applicable Discount (the “Identified Participating Lenders”) shall be made pro rata among the Identified Participating Lenders in accordance with the Submitted Amount of each such

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Identified Participating Lender and the Auction Agent (in consultation with such Company Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Discount Range Proration”).  The Auction Agent shall promptly, and in any case within five (5) Business Days following the Discount Range Prepayment Response Date, notify (I) the relevant Company Party of the respective Lenders’ responses to such solicitation, the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount of the Discounted Loan Prepayment and the tranches to be prepaid, (II) each Lender of the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount and tranches of Loans to be prepaid at the Applicable Discount on such date, (III) each Participating Lender of the aggregate principal amount and tranches of such Lender to be prepaid at the Applicable Discount on such date, and (IV) if applicable, each Identified Participating Lender of the Discount Range Proration.  Each determination by the Auction Agent of the amounts stated in the foregoing notices to the relevant Company Party and Lenders shall be conclusive and binding for all purposes absent manifest error.  The payment amount specified in such notice to the Company Party shall be due and payable by such Company Party on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(D)~~(D)(1)~~  (1) Subject to the proviso to subsection (A) above, any Company Party may from time to time solicit Solicited Discounted Prepayment Offers by providing the Auction Agent with five (5) Business Days’ notice in the form of a Solicited Discounted Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of such Company Party, to (x) each Lender and/or (y) each Lender with respect to any Class of Loans on an individual tranche basis, (II) any such notice shall specify the maximum aggregate amount of the Loans (the “Solicited Discounted Prepayment Amount”) and the tranche or tranches of Loans the Borrower is willing to prepay at a discount (it being understood that different Solicited Discounted Prepayment Amounts may be offered with respect to different tranches of Loans and, in such event, each such offer will be treated as separate offer pursuant to the terms of this Section), (III) the Solicited Discounted Prepayment Amount shall be in an aggregate amount not less than $10,000,000 and whole increments of $1,000,000 in excess thereof and (IV) each such solicitation by the Borrower shall remain outstanding through the Solicited Discounted Prepayment Response Date.  The Auction Agent will promptly provide each Appropriate Lender with a copy of such Solicited Discounted Prepayment Notice and a form of the Solicited Discounted Prepayment Offer to be submitted by a responding Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York time on the third Business Day after the date of delivery of such notice to such Lenders (the “Solicited Discounted Prepayment Response Date”).  Each Lender’s Solicited Discounted Prepayment Offer shall (x) be irrevocable, (y) remain outstanding until the Acceptance Date, and (z) specify both a discount to par (the “Offered Discount”) at which such Lender is willing to allow prepayment of its then outstanding Loan and the maximum aggregate principal amount and tranches of such Loans (the “Offered Amount”) such Lender is willing to have prepaid at the Offered Discount.  Any Lender whose Solicited Discounted Prepayment Offer is not received by the Auction Agent by the Solicited Discounted Prepayment Response Date shall be deemed to have declined prepayment of any of its Loans at any discount.

(2)~~(2)~~The Auction Agent shall promptly provide the relevant Company Party with a copy of all Solicited Discounted Prepayment Offers received on or before the

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Solicited Discounted Prepayment Response Date.  Such Company Party shall review all such Solicited Discounted Prepayment Offers and select the smallest of the Offered Discounts specified by the relevant responding Lenders in the Solicited Discounted Prepayment Offers that is acceptable to the Company Party (the “Acceptable Discount”), if any.  If the Company Party elects to accept any Offered Discount as the Acceptable Discount, then as soon as practicable after the determination of the Acceptable Discount, but in no event later than by the third Business Day after the date of receipt by such Company Party from the Auction Agent of a copy of all Solicited Discounted Prepayment Offers pursuant to the first sentence of this subsection (2) (the “Acceptance Date”), the Company Party shall submit an Acceptance and Prepayment Notice to the Auction Agent setting forth the Acceptable Discount.  If the Auction Agent shall fail to receive an Acceptance and Prepayment Notice from the Company Party by the Acceptance Date, such Company Party shall be deemed to have rejected all Solicited Discounted Prepayment Offers.

(3)~~(3)~~Based upon the Acceptable Discount and the Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, within three (3) Business Days after receipt of an Acceptance and Prepayment Notice (the “Discounted Prepayment Determination Date”), the Auction Agent will determine (in consultation with such Company Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the aggregate principal amount and the tranches of Loans (the “Acceptable Prepayment Amount”) to be prepaid by the relevant Company Party at the Acceptable Discount in accordance with this Section 2.03(a)(iv)(D).  If the Company Party elects to accept any Acceptable Discount, then the Company Party agrees to accept all Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, in the order from largest Offered Discount to smallest Offered Discount, up to and including the Acceptable Discount.  Each Lender that has submitted a Solicited Discounted Prepayment Offer with an Offered Discount that is greater than or equal to the Acceptable Discount shall be deemed to have irrevocably consented to prepayment of Loans equal to its Offered Amount (subject to any required pro-rata reduction pursuant to the following sentence) at the Acceptable Discount (each such Lender, a “Qualifying Lender”).  The Company Party will prepay outstanding Loans pursuant to this subsection (D) to each Qualifying Lender in the aggregate principal amount and of the tranches specified in such Lender’s Solicited Discounted Prepayment Offer at the Acceptable Discount; provided that if the aggregate Offered Amount by all Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount exceeds the Solicited Discounted Prepayment Amount, prepayment of the principal amount of the Loans for those Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount (the “Identified Qualifying Lenders”) shall be made pro rata among the Identified Qualifying Lenders in accordance with the Offered Amount of each such Identified Qualifying Lender and the Auction Agent (in consultation with such Company Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Solicited Discount Proration”).  On or prior to the Discounted Prepayment Determination Date, the Auction Agent shall promptly notify (I) the relevant Company Party of the Discounted Prepayment Effective Date and Acceptable Prepayment Amount comprising the Discounted Loan Prepayment and the tranches to be prepaid, (II) each Lender of the Discounted Prepayment Effective Date, the Acceptable Discount, and the Acceptable Prepayment Amount of all Loans and the tranches to be prepaid to be prepaid at the Applicable Discount on such date, (III) each Qualifying Lender of the aggregate

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principal amount and the tranches of such Lender to be prepaid at the Acceptable Discount on such date, and (IV) if applicable, each Identified Qualifying Lender of the Solicited Discount Proration.  Each determination by the Auction Agent of the amounts stated in the foregoing notices to such Company Party and Lenders shall be conclusive and binding for all purposes absent manifest error.  The payment amount specified in such notice to such Company Party shall be due and payable by such Company Party on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(E)~~(E)~~In connection with any Discounted Loan Prepayment, the Company Parties and the Lenders acknowledge and agree that the Auction Agent may require as a condition to any Discounted Loan Prepayment, the payment of customary fees and expenses from a Company Party in connection therewith.

(F)~~(F)~~If any Loan is prepaid in accordance with paragraphs (B) through (D) above, a Company Party shall prepay such Loans on the Discounted Prepayment Effective Date.  The relevant Company Party shall make such prepayment to the Administrative Agent, for the account of the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, at the Administrative Agent’s Office in immediately available funds not later than 11:00 a.m. (New York time) on the Discounted Prepayment Effective Date and all such prepayments shall be applied to the remaining principal installments of the relevant tranche of Loans on a pro-rata basis across such installments.  The Loans so prepaid shall be accompanied by all accrued and unpaid interest on the par principal amount so prepaid up to, but not including, the Discounted Prepayment Effective Date.  Each prepayment of the outstanding Loans pursuant to this Section 2.03(a)(iv) shall be paid to the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, and shall be applied to the relevant Loans of such Lenders in accordance with their respective Pro Rata Share.  The aggregate principal amount of the tranches and installments of the relevant Loans outstanding shall be deemed reduced by the full par value of the aggregate principal amount of the tranches of Loans prepaid on the Discounted Prepayment Effective Date in any Discounted Loan Prepayment.  In connection with each prepayment pursuant to this Section 2.03(a)(iv), the relevant Company Party shall make a representation to the Lenders that it does not possess material non-public information with respect to Holdings and its Subsidiaries or the securities of any of them that has not been disclosed to the Lenders generally (other than Lenders who elect not to receive such information).

(G)~~(G)~~To the extent not expressly provided for herein, each Discounted Loan Prepayment shall be consummated pursuant to procedures consistent with the provisions in this Section 2.03(a)(iv), established by the Auction Agent acting in its reasonable discretion and as reasonably agreed by the Borrower.

(H)~~(H)~~Notwithstanding anything in any Loan Document to the contrary, for purposes of this Section 2.03(a)(iv), each notice or other communication required to be delivered or otherwise provided to the Auction Agent (or its delegate) shall be deemed to have been given upon Auction Agent’s (or its delegate’s) actual receipt during normal business hours of such notice or communication; provided that any notice or communication actually received outside of normal business hours shall be deemed to have been given as of the opening of business on the next Business Day.

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(I)~~(I)~~Each of the Company Parties and the Lenders acknowledge and agree that the Auction Agent may perform any and all of its duties under this Section 2.03(a)(iv) by itself or through any Affiliate of the Auction Agent and expressly consents to any such delegation of duties by the Auction Agent to such Affiliate and the performance of such delegated duties by such Affiliate.  The exculpatory provisions pursuant to this Agreement shall apply to each Affiliate of the Auction Agent and its respective activities in connection with any Discounted Loan Prepayment provided for in this Section 2.03(a)(iv) as well as activities of the Auction Agent.

(J)~~(J)~~Each Company Party shall have the right, by written notice to the Auction Agent, to revoke in full (but not in part) its offer to make a Discounted Loan Prepayment and rescind the applicable Specified Discount Prepayment Notice, Discount Range Prepayment Notice or Solicited Discounted Prepayment Notice therefor at its discretion at any time on or prior to the applicable Specified Discount Prepayment Response Date (and if such offer is revoked pursuant to the preceding clauses, any failure by such Company Party to make any prepayment to a Lender, as applicable, pursuant to this Section 2.03(a)(iv) shall not constitute a Default or Event of Default under Section 8.01 or otherwise).

(b)Mandatory.

(i)Within five (5) Business Days after financial statements have been delivered pursuant to Section 6.01(a) and the related Compliance Certificate has been delivered pursuant to Section 6.02(a), the Borrower shall, subject to clause (b)(v) of this Section 2.03, prepay an aggregate principal amount of Loans equal to (A) 50% (such percentage as it may be reduced as described below, the “ECF Percentage”) of Excess Cash Flow, if any, for the fiscal year covered by such financial statements (commencing with the fiscal year ending January 31, 2015) minus (B) the sum of (i) all voluntary prepayments of Loans during such fiscal year pursuant to Section 2.03(a)(i) and (ii) all voluntary prepayments of loans under the ABL Facilities  or any other revolving credit facilities during such fiscal year to the extent accompanied by a corresponding permanent reduction in the commitments under the ABL Facilities or any other revolving credit facilities, in the case of each of the immediately preceding clauses (i) and (ii), to the extent such prepayments are not funded with the proceeds of Indebtedness; provided that (x) the ECF Percentage shall be 25% if the Senior Secured Net Leverage Ratio for the fiscal year covered by such financial statements was less than or equal to 3.25 to 1.0 and greater than 2.75 to 1.0 and (y) the ECF Percentage shall be 0% if the Senior Secured Net Leverage Ratio for the fiscal year covered by such financial statements was less than or equal to 2.75 to 1.0.

(ii)~~(A)~~  (A) If (x) the Borrower or any of its Restricted Subsidiaries Disposes of any property or assets (other than (X) any Disposition of any property or assets permitted by Section 7.05(a), (b), (c), (d) (to the extent constituting a Disposition to the Borrower or a Restricted Subsidiary that is a Guarantor), (e), (g), (h), (i), (k), (l), (m), (n), (~~o), (~~p), (s) and (t) and (Y) so long as the ABL Credit Agreement is in effect, any Disposition of Current Asset Collateral) or (y) any Casualty Event occurs, which results in the realization or receipt by the Borrower or such Restricted Subsidiary of Net Cash Proceeds, the Borrower shall prepay on or prior to the date which is ten (10)

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Business Days after the date of the realization or receipt of such Net Cash Proceeds, subject to clause (b)(v) of this Section 2.03, an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds realized or received; provided, that if at the time that any such prepayment would be required, the Borrower is required to offer to repurchase Permitted Pari Passu Secured Refinancing Debt (or any Permitted Refinancing thereof that is secured on a pari passu basis with the Obligations) pursuant to the terms of the documentation governing such Indebtedness with the net proceeds of such Disposition or Casualty Event (such Permitted Pari Passu Secured Refinancing Debt (or Permitted Refinancing thereof) required to be offered to be so repurchased, “Other Applicable Indebtedness”), then the Borrower may apply such Net Cash Proceeds on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Loans and Other Applicable Indebtedness at such time; provided that the portion of such net proceeds allocated to the Other Applicable Indebtedness shall not exceed the amount of such net proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such net proceeds shall be allocated to the Loans in accordance with the terms hereof) to the prepayment of the Loans and to the repurchase or prepayment of Other Applicable Indebtedness, and the amount of prepayment of the Loans that would have otherwise been required pursuant to this Section 2.03(b)(ii)(A) shall be reduced accordingly; provided, further, that to the extent the holders of Other Applicable Indebtedness decline to have such indebtedness repurchased or prepaid, the declined amount shall promptly (and in any event within ten (10) Business Days after the date of such rejection) be applied to prepay the Loans in accordance with the terms hereof; provided, further, that except as provided in Section 7.05(j)(iii), no prepayment shall be required pursuant to this Section 2.03(b)(ii)(A) with respect to such portion of such Net Cash Proceeds that the Borrower shall have, on or prior to such date, given written notice to the Administrative Agent of its intent to reinvest in accordance with Section 2.03(b)(ii)(B).

(B)~~(B)~~With respect to any Net Cash Proceeds realized or received with respect to any Disposition (other than any Disposition specifically excluded from the application of Section 2.03(b)(ii)(A)) or any Casualty Event, at the option of the Borrower, the Borrower may reinvest all or any portion of such Net Cash Proceeds in assets useful for its business within (x) twelve (12) months following receipt of such Net Cash Proceeds or (y) if the Borrower enters into a legally binding commitment to reinvest such Net Cash Proceeds within twelve (12) months following receipt thereof, within the later of (1) twelve (12) months following receipt thereof and (2) one hundred and eighty (180) days of the date of such legally binding commitment; provided that upon receipt of any such Net Cash Proceeds, the Borrower or applicable Restricted Subsidiary shall deposit such Net Cash Proceeds into the Asset Sale Proceeds Pledged Account and such Net Cash Proceeds shall remain in the Asset Sale Proceeds Pledged Account until reinvested pursuant to this clause (b)(ii)(B) or applied to prepay the Loans in accordance with this Section 2.03(b) and provided, further, that if any Net Cash Proceeds are no longer intended to be or cannot be so reinvested at any time after delivery of a notice of reinvestment election, and subject to clauses (iv) and (v) of this Section 2.03(b), an amount equal to any such Net Cash Proceeds shall be applied within five (5) Business Days after the Borrower reasonably determines that such Net Cash Proceeds are no longer intended to be or cannot be so reinvested to the prepayment of the Loans as set forth in this Section 2.03.

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(iii)If the Borrower or any Restricted Subsidiary incurs or issues any Indebtedness (A) not expressly permitted to be incurred or issued pursuant to Section 7.03 or (B) that constitutes Credit Agreement Refinancing Indebtedness issued or incurred to refinance any Class (or Classes) of Loans (in whole or in part), the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom on or prior to the date which is five (5) Business Days after the receipt of such Net Cash Proceeds.

(iv)(A) Except as may otherwise be set forth in any Refinancing Amendment, Extension Offer, amendment relating to any Replacement Loan or any Incremental Amendment, each prepayment of Loans pursuant to this Section 2.03(b) shall be applied ratably to each Class of Loans then outstanding (provided, that any prepayment of Loans with the Net Cash Proceeds of Credit Agreement Refinancing Indebtedness shall be applied solely to each applicable Class of Refinanced Term Debt), (B) with respect to each Class of Loans, each prepayment pursuant to clauses (i) through (iii) of this Section 2.03(b) shall be applied to the next eight (8) scheduled installments of principal thereof following the date of prepayment pursuant to Section 2.05 in direct order of maturity and to the remaining installments pro rata; and (C) each such prepayment shall be paid to the Lenders in accordance with their respective Pro Rata Shares of such prepayment.

(v)Notwithstanding any other provisions of this Section 2.03(b), (A) to the extent that any or all of the Net Cash Proceeds of any Disposition by a Foreign Subsidiary giving rise to a prepayment event pursuant to Section 2.03(b)(ii) (a “Foreign Disposition”), the Net Cash Proceeds of any Casualty Event from a Foreign Subsidiary (a “Foreign Casualty Event”), or Excess Cash Flow are prohibited or delayed by applicable local law from being repatriated to the United States, the portion of such Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Loans at the times provided in this Section 2.03(b) but may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the United States (the Borrower hereby agreeing to cause the applicable Foreign Subsidiary to promptly take all actions reasonably required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Cash Proceeds or Excess Cash Flow is permitted under the applicable local law, such repatriation will be immediately effected and such repatriated Net Cash Proceeds or Excess Cash Flow will be promptly (and in any event not later than two (2) Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Loans pursuant to this Section 2.03(b) to the extent provided herein and (B) to the extent that the Borrower has determined in good faith that repatriation of any of or all the Net Cash Proceeds of any Foreign Disposition, any Foreign Casualty Event or Excess Cash Flow would have a material adverse tax cost consequence (taking into account any foreign tax credit or benefit actually realized in connection with such repatriation) with respect to such Net Cash Proceeds or Excess Cash Flow, the Net Cash Proceeds or Excess Cash Flow so affected may be retained by the applicable Foreign Subsidiary, provided that, in the case of this clause (B), on or before the date on which any Net Cash Proceeds so retained would otherwise have been required to be applied to reinvestments or prepayments pursuant to

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this Section 2.03(b) (or such Excess Cash Flow would have been so required if it were Net Cash Proceeds), (x) the Borrower applies an amount equal to such Net Cash Proceeds or Excess Cash Flow to such reinvestments or prepayments as if such Net Cash Proceeds or Excess Cash Flow had been received by the Borrower rather than such Foreign Subsidiary, less the amount of additional taxes that would have been payable or reserved against if such Net Cash Proceeds or Excess Cash Flow had been repatriated (or, if less, the Net Cash Proceeds or Excess Cash Flow that would be calculated if received by such Foreign Subsidiary) or (y) such Net Cash Proceeds or Excess Cash Flow are applied to the repayment of Indebtedness of a Foreign Subsidiary.

(c)Interest, Funding Losses, Etc.  All prepayments under this Section 2.03 shall be accompanied by all accrued interest thereon, together with, in the case of any such prepayment of a Eurodollar Rate Loan on a date prior to the last day of an Interest Period therefor, any amounts owing in respect of such Eurodollar Rate Loan pursuant to Section 3.05.

Notwithstanding any of the other provisions of this Section 2.03, so long as no Event of Default shall have occurred and be continuing, if any prepayment of Eurodollar Rate Loans is required to be made under this Section 2.03 prior to the last day of the Interest Period therefor, in lieu of making any payment pursuant to this Section 2.03 in respect of any such Eurodollar Rate Loan prior to the last day of the Interest Period therefor, the Borrower may, in its sole discretion, deposit an amount sufficient to make any such prepayment otherwise required to be made thereunder together with accrued interest to the last day of such Interest Period into a Cash Collateral Account until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of such Loans in accordance with this Section 2.03.  Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall also be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of the outstanding Loans in accordance with the relevant provisions of this Section 2.03.

SECTION 2.04.Termination or Reduction of Commitments.

(a)Optional.  The Borrower may, upon written notice to the Administrative Agent, terminate the unused Commitments of any Class, or from time to time permanently reduce the unused Commitments of any Class, in each case without premium or penalty; provided that (i) any such notice shall be received by the Administrative Agent one (1) Business Day prior to the date of termination or reduction and (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof or, if less, the entire amount thereof.  Notwithstanding the foregoing, the Borrower may rescind or postpone any notice of termination of the Commitments if such termination would have resulted from a refinancing of all or any portion of the applicable Facility, which refinancing shall not be consummated or otherwise shall be delayed.

(b)Mandatory.  The Commitment of each Lender shall be automatically and permanently reduced to $0 upon the making of such Lender’s Loans pursuant to Section 2.01.

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SECTION 2.05.Repayment of Loans.

(a)~~.~~  The Borrower shall repay to the Administrative Agent for the ratable account of the Appropriate Lenders ~~(a)~~holding Initial Loans and Amended Loans, on the last Business Day of each January, April, July and October, commencing with July 31, 2014, an aggregate principal amount equal to 0.25% of the aggregate principal amount of all Initial Loans outstanding on the Closing Date (including Initial Loans that were subsequently converted to Amended Loans on the Amendment No. 1 Effective Date) (which payments shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.03) ~~and (b) on~~.

(b)In addition to the repayment required with respect to the Amended Loans pursuant to Section 2.05(a) above, the Borrower shall repay to the Administrative Agent, for the ratable account of the Appropriate Lenders holding Amended Loans, on the last Business Day of each January, April, July and October, commencing with the last Business Day of July 201910, an additional aggregate principal amount equal to the percentage of the aggregate principal amount of the Amended Loans outstanding on the Amendment No. 1 Effective Date set forth below for such date (which payments shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.03):

MONTH	AMOUNT
July 2019	1.125%
October 2019	0.125%
January 2020	0.125%
April 2020	0.125%
July 2020	0.125%
October 2020	0.125%
January 2021	0.125%

(c)The Borrower shall repay to the Administrative Agent, for the ratable account of the Appropriate Lenders, on the Maturity Date for ~~the~~any Class of Loans, the aggregate principal amount of all Loans of such Class outstanding on such date.

Interest.

(d)Subject to the provisions of Section 2.06(b), (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Adjusted Eurodollar Rate for such Interest Period plus the Applicable Rate and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

[10]	To be confirmed.

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(e)The Borrower shall pay interest on past due amounts hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.  Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(f)Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein; it being understood and agreed that on each Interest Payment Date, the PIK Interest shall be capitalized and added to the outstanding principal balance of the New Loans.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

SECTION 2.06.Fees.  The Borrower shall pay to the Agents such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between the Borrower and the applicable Agent).

SECTION 2.07.Computation of Interest and Fees.  All computations of interest for Base Rate Loans shall be made on the basis of a year of 365 days or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360 day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.10(a), bear interest for one day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

SECTION 2.08.Evidence of Indebtedness.

(a)The Borrowings made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting solely for purposes of Treasury Regulation Section 5f.103-1(c), as agent for the Borrower, in each case in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Borrowings made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

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(b)Entries made in good faith by the Administrative Agent in the Register pursuant to Section 2.09(a), and by each Lender in its account or accounts pursuant to Section 2.09(a), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement and the other Loan Documents.

SECTION 2.09.Payments Generally.

(a)All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office for payment and in Same Day Funds not later than 2:00 p.m. on the date specified herein.  The Administrative Agent will promptly distribute to each Appropriate Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent after 2:00 p.m. (New York, New York time), shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b)If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(c)Unless the Borrower has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder for the account of any Lender, that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to such Lender.  If and to the extent that such payment was not in fact made to the Administrative Agent in Same Day Funds, then such Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in Same Day Funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in Same Day Funds at the applicable Overnight Rate from time to time in effect.

(d)If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Borrowing set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

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(e)The obligations of the Lenders hereunder to make Loans are several and not joint.  The failure of any Lender to make any Loan on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation.

(f)Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(g)Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 8.03.  If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share of such of the outstanding Loans or other Obligations then owing to such Lender.

SECTION 2.10.Sharing of Payments, Etc.  ~~.~~  If, other than as expressly provided elsewhere herein, any Lender shall obtain payment in respect of any principal of or interest on account of the Loans made by it (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment of principal of or interest on such Loans, pro rata with each of them; provided that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon.  For avoidance of doubt, the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement as in effect from time to time or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant permitted hereunder.  The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by applicable Law, exercise all its rights of payment (including the right of setoff, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.  The Administrative Agent will keep records (which shall be conclusive and

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binding in the absence of manifest error) of participations purchased under this Section 2.11 and will in each case notify the Lenders following any such purchases or repayments.  Each Lender that purchases a participation pursuant to this Section 2.11 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

SECTION 2.11.Incremental Borrowings.

(a)The Borrower may at any time or from time to time after the ~~Closing~~Amendment No. 1 Effective Date, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request one or more additional tranches of Loans (the “Incremental Loans”); provided that (i) upon the effectiveness of any Incremental Amendment referred to below, no Default or Event of Default shall exist and (ii) at the time when any such Incremental Loan is made (and after giving effect thereto), no Default or Event of Default shall exist.  Each tranche of Incremental Loans shall be in an aggregate principal amount that is not less than $~~2~~5,000,000 (provided that such amount may be less than $~~2~~5,000,000 if such amount represents all remaining availability under the limit set forth in the next sentence).  Notwithstanding anything to the contrary herein, the aggregate amount of the Incremental Loans shall not exceed the sum of (~~A~~x) $~~20~~70,000,000 ~~in the aggregate pursuant to this clause (A) or (B) at the Borrower’s option, up to an unlimited amount if, in the case of this clause (B) only,  the Total Senior Secured Leverage Ratio for the Test Period immediately preceding the incurrence of such Indebtedness for which financial statements are available is less than or equal to 3.75 to 1.00 (calculated on a Pro Forma Basis) (the applicable amount under clause (A) or (B), the “Available Incremental Amount”) (it being understood that Incremental Loans may be incurred under clause (B) of the Available Incremental Amount regardless of whether there is capacity under clause (A) thereof, and if both clauses (A) and (B) are available and the Borrower does not make an election, the Borrower will be deemed to have elected clause (B)))~~plus (y) the amount of any repayment of any Loan made by the Borrower pursuant to Sections 2.05(a) and/or (b) after the Amendment No. 1 Effective Date (other than any such repayment made with proceeds of long-term funded Indebtedness (other than revolving Indebtedness)) (the amount described in this clause (y), the “Incremental Repayment Component”).  The Incremental Loans (a) shall rank pari passu in right of payment and of security with the Loans, (b) shall not mature earlier than the Original Loan Maturity Date and (c) the Weighted Average Life to Maturity of any Incremental Loans shall be no shorter than that of the then-existing Loans, (d) subject to clauses (b) and (c) above, the amortization schedule applicable to any Incremental Loans shall be determined by the Borrower and the lenders thereunder, (e) the interest rate margin applicable to ~~any~~such Incremental Loans will be determined by the Borrower and the lenders providing such Incremental Loans, provided that in the event that the All-In Yield applicable to ~~such~~any Incremental Loans (other than any Incremental Loan incurred in reliance on the Incremental Repayment Component) exceeds the All-In Yield of any Class of Loans existing at such time by more than 50 basis points, then the interest rate margins for each such Class of Loans shall be increased to the extent necessary so that the All-In Yield of such Loans is equal to the All-In Yield of such Incremental Loans (other than any Incremental Loan incurred in reliance on the Incremental Repayment Component) minus 50 basis points, (f) the representations and warranties contained in the Loan Documents shall be accurate in all material respects before and

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after the effectiveness of any Incremental Amendment referred to below, and (g) except as otherwise required or permitted in clauses (a) through (f) above, all other terms of such Incremental Loans, if not consistent with the terms of the existing Loans, shall be reasonably satisfactory to the  Administrative Agent.  Any Incremental Loans may participate on a pro rata basis or on a less than pro rata basis (but not on a greater than pro rata basis (except for prepayments pursuant to Section 2.03(b)(iii)(B))) in any voluntary or mandatory prepayments hereunder, as specified in the applicable Incremental Amendment.  Each notice from the Borrower pursuant to this Section shall set forth the requested amount and proposed terms of the relevant Incremental Loans.  Incremental Loans may be made by any existing Lender (it being understood that no existing Lender will have an obligation to make a portion of any Incremental Loan) or by any Additional Lender on terms permitted in this Section 2.12 and otherwise on terms reasonably acceptable to the Administrative Agent).  Commitments in respect of Incremental Loans shall become Commitments under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by Holdings, the Borrower, each Lender agreeing to provide such Commitment, if any, each Additional Lender, if any, and the Administrative Agent.  The Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.12.  The effectiveness of (and, in the case of any Incremental Amendment for an Incremental Loan, the Borrowing under) any Incremental Amendment shall be subject to the satisfaction on the date thereof (each, an “Incremental Facility Closing Date”) of each of the conditions set forth in Section 4.02 (it being understood that all references to “the date of such Borrowing” or similar language in such Section 4.02 shall be deemed to refer to the effective date of such Incremental Amendment) and such other conditions as the parties thereto shall agree.  The Borrower shall use the proceeds of the Incremental Loans for any purpose not prohibited by this Agreement.

(b)This Section 2.12 shall supersede any provisions in Section 2.11 or 10.01 to the contrary.

SECTION 2.12.Refinancing Amendments.  At any time after the Closing Date, the Borrower may obtain, from any Lender or any Additional Lender, Credit Agreement Refinancing Indebtedness in respect of all or any portion of ~~the~~any Class of Loans then outstanding under this Agreement (which for purposes of this Section 2.13 will be deemed to include any then outstanding Other Loans, Incremental Loans or Extended Loans), in the form of Other Loans or Other Term Commitments in each case pursuant to a Refinancing Amendment; provided that such Credit Agreement Refinancing Indebtedness (i) will rank pari passu in right of payment and of security with the other Loans and Commitments hereunder, (ii) will have such pricing, premiums and optional prepayment or redemption terms as may be agreed by the Borrower and the Lenders thereof; (iii) will have a maturity date no earlier than, and will have a Weighted Average Life to Maturity equal to or greater than, the Class of Loans being refinanced and (iv) will have terms and conditions that are substantially identical to, or (taken as a whole) are no more favorable to the lenders or holders providing such Credit Agreement Refinancing Indebtedness than those applicable to the Class of Loans being refinanced; provided, further, that the terms and conditions applicable to such Credit Agreement Refinancing Indebtedness may provide for any additional or different financial or other covenants or other provisions that are

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agreed between the Borrower and the Lenders thereof and applicable only during periods after the Latest Maturity Date that is in effect on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained.  Any Other Loans may participate on a pro rata basis or on a less than pro rata basis (but not on a greater than pro rata basis (except for prepayments pursuant to Section 2.03(b)(iii)(B))) in any voluntary or mandatory prepayments hereunder, as specified in the applicable Refinancing Amendment.  The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 4.02 and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of legal opinions, board resolutions, officers’ certificates and/or reaffirmation agreements consistent with those delivered on the Closing Date under Section 4.01 (other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent).  Each Credit Agreement Refinancing Indebtedness incurred under this Section 2.13 shall be in an aggregate principal amount that is not less than $100,000,000.  The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment.  Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Other Loans and/or Other Term Commitments).  Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.13.  This Section 2.13 shall supersede any provisions in Section 2.11 or 10.01 to the contrary.

SECTION 2.13.Extensions of Loans.

(a)Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders of any Class of Loans with a like Maturity Date on a pro rata basis (based on the aggregate outstanding principal amount of the respective Loans with the same Maturity Date) and on the same terms to each such Lender, the Borrower may from time to time with the consent of any Lender that shall have accepted such offer extend the maturity date of any Loans and otherwise modify the terms of such Loans of such Lender pursuant to the terms of the relevant Extension Offer (including, without limitation, by increasing the interest rate or fees payable in respect of such Loans and/or modifying the amortization schedule in respect of such Loans) (each, an “Extension”, and each group of Loans as so extended, as well as the original Loans not so extended, being a “tranche”; any Extended Loans shall constitute a separate tranche of Loans from the tranche of Loans from which they were converted), so long as the following terms are satisfied:  (i) no Default shall exist at the time the notice in respect of an Extension Offer is delivered to the Lenders, and no Default shall exist immediately prior to or after giving effect to the effectiveness of any Extended Loans, (ii) except as to interest rates, fees, amortization, final maturity date, premium, required prepayment dates and participation in prepayments (which shall, subject to immediately succeeding clauses (iii), (iv) and (v), be determined by the Borrower and set forth in the relevant Extension Offer), the Loans of any Lender (an “Extending Lender”) extended pursuant to any Extension (“Extended Loans”)

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shall have the same terms as the ~~tranche~~Class of Loans subject to such Extension Offer (except for covenants or other provisions contained therein applicable only to periods after the then Latest Maturity Date), (iii) the final maturity date of any Extended Loans shall be no earlier than the then Latest Maturity Date at the time of extension and the amortization schedule applicable to Loans pursuant to Section 2.05 for periods prior to the Original Loan Maturity Date may not be increased, (iv) the Weighted Average Life to Maturity of any Extended Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Loans extended thereby, (v) any Extended Loans may participate on a pro rata basis or on a less than pro rata basis (but not on a greater than pro rata basis (except for prepayments pursuant to Section 2.03(b)(iii)(B))) in any voluntary or mandatory prepayments hereunder, as specified in the applicable Extension Offer, (vi) if the aggregate principal amount of Loans (calculated on the face amount thereof) in respect of which Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Loans offered to be extended by the Borrower pursuant to such Extension Offer, then the Loans of such Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Lenders have accepted such Extension Offer, (vii) all documentation in respect of such Extension shall be consistent with the foregoing, (viii) any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower and (ix)  the interest rate margin applicable to any Extended Loans will be determined by the Borrower and the lenders providing such Extended Loans.

(b)With respect to all Extensions consummated by the Borrower pursuant to this Section 2.14, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.03 and (ii) any Extension Offer is required to be in any minimum amount of $25,000,000, provided that the Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Borrower’s sole discretion and may be waived by the Borrower) of Loans of any or all applicable ~~tranches~~Classes be tendered.

(c)The Lenders hereby irrevocably authorize the Administrative Agent and the Collateral Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrower as may be necessary in order to establish new tranches or sub-tranches in respect of Loans so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with this Section 2.14.

(d)In connection with any Extension, the Borrower shall provide the Administrative Agent at least five (5) Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably, to accomplish the purposes of this Section 2.14.

(e)This Section 2.14 shall supersede any provisions in Section 2.11 or 10.01 to the contrary.

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SECTION 2.14.Loan Repricing Protection.  In the event that, on or prior to the date that is twelve months after the Closing Date, the Borrower (x) prepays, refinances, substitutes or replaces any Initial Loans in connection with a Repricing Transaction (including, for avoidance of doubt, any prepayment made pursuant to Section 2.03(b)(iii) that constitutes a Repricing Transaction), or (y) effects any amendment of this Agreement resulting in a Repricing Transaction, the Borrower shall pay to the Administrative Agent, for the ratable account of each of the applicable Lenders, (I) in the case of clause (x), a prepayment premium of 1.00% of the aggregate principal amount of the Initial Loans so prepaid, refinanced, substituted or replaced and (II) in the case of clause (y), a fee equal to 1.00% of the aggregate principal amount of the applicable Initial Loans outstanding immediately prior to such amendment.  Such amounts shall be due and payable on the date of effectiveness of such Repricing Transaction.

ARTICLE III

Taxes, Increased Costs Protection and Illegality

SECTION 3.01.Taxes.

(a)Except as required by law, any and all payments by the Borrower or any Guarantor to or for the account of any Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities (including additions to tax, penalties and interest) with respect thereto, excluding, in the case of each Agent and each Lender, (i) taxes imposed on or measured by net income (however denominated, and including branch profits and similar taxes), and franchise or similar taxes, imposed by the United States, the jurisdiction under the laws of which it is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (ii) taxes imposed by reason of any connection between such Agent or Lender and any taxing jurisdiction other than a connection arising solely by executing or entering into any Loan Document, receiving payments thereunder or having been a party to, performed its obligations under, or enforced, any Loan Documents, (iii) subject to Section 3.01(e), any U.S. federal tax that is (or would be) required to be withheld with respect to amounts payable hereunder in respect of an Eligible Assignee (pursuant to an assignment under Section 10.07) on the date it becomes an Eligible Assignee to the extent such tax is in excess of the tax that would have been applicable had such assigning Lender not assigned its interest arising under any Loan Document (unless such assignment is at the express written request of the Borrower) and (iv) any U.S. federal withholding taxes imposed as a result of the failure of any Agent or Lender to comply with the provisions of Sections 3.01(b) and 3.01(c) (in the case of any Foreign Lender, as defined below) or the provisions of Section 3.01(d) (in the case of any U.S. Lender, as defined below), (v) any taxes imposed on any amount payable to or for the account of any Agent or Lender as a result of the failure of such recipient to satisfy the applicable requirements under FATCA to establish that such payment is exempt from withholding under FATCA, (vi) amounts excluded pursuant to Section 3.01(e) hereto, and (vii) penalties and interest on the foregoing amounts (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges and liabilities being hereinafter referred to as “Taxes”).  If the Borrower or a Guarantor is required to deduct any Taxes or Other Taxes (as defined below) from or in respect of any sum payable under any Loan Document to any Agent

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or any Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.01(a)), each of such Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or Guarantor shall make such deductions, (iii) the Borrower or Guarantor shall pay the full amount deducted to the relevant taxing authority, and (iv) within thirty (30) days after the date of such payment (or, if receipts or evidence are not available within thirty (30) days, as soon as practicable thereafter), the Borrower or Guarantor shall furnish to such Agent or Lender (as the case may be) the original or a facsimile copy of a receipt evidencing payment thereof to the extent such a receipt has been made available to the Borrower or Guarantor (or other evidence of payment reasonably satisfactory to the Administrative Agent).  If the Borrower or Guarantor fails to pay any Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to any Agent or any Lender the required receipts or other required documentary evidence that has been made available to the Borrower or Guarantor, the Borrower or Guarantor shall indemnify such Agent and such Lender for any incremental Taxes that may become payable by such Agent or such Lender arising out of such failure.

(b)To the extent it is legally able to do so, each Agent or Lender (including an Eligible Assignee to which a Lender assigns its interest in accordance with Section 10.07) that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (each a “Foreign Lender”) agrees to complete and deliver to the Borrower and the Administrative Agent on or prior to the date on which the Agent or Lender (or Eligible Assignee) becomes a party hereto, two (2) accurate, complete and original signed copies of whichever of the following is applicable:  (i) IRS Form W-8BEN certifying that it is entitled to benefits under an income tax treaty to which the United States is a party; (ii) IRS Form W-8ECI certifying that the income receivable pursuant to any Loan Document is effectively connected with the conduct of a trade or business in the United States; (iii) if the Foreign Lender is not (A) a bank described in Section 881(c)(3)(A) of the Code, (B) a 10-percent shareholder described in Section 871(h)(3)(B) of the Code, or (C) a controlled foreign corporation related to the Borrower within the meaning of Section 864(d) of the Code, a certificate to that effect in substantially the form attached hereto as Exhibit I (a “Non-Bank Certificate”) and an IRS Form W-8BEN, certifying that the Foreign Lender is not a United States person; (iv) to the extent a Lender is not the beneficial owner for U.S. federal income tax purposes, IRS Form W-8IMY (or any successor forms) of the Lender, accompanied by, as and to the extent applicable, a Form W-8BEN, Form W-8ECI, Non-Bank Certificate, Form W-9, Form W-8IMY (or other successor forms) and any other required supporting information from each beneficial owner (it being understood that a Lender need not provide certificates or supporting documentation from beneficial owners if (x) the Lender is a “qualified intermediary” or “withholding foreign partnership” for U.S. federal income tax purposes and (y) such Lender is as a result able to establish, and does establish, that payments to such Lender are, to the extent applicable, entitled to an exemption from or, if an exemption is not available, a reduction in the rate of, U.S. federal withholding taxes without providing such certificates or supporting documentation); or (v) any other form prescribed by applicable requirements of U.S. federal income tax law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable requirements of law to permit the Borrower and the Administrative Agent to determine the withholding or deduction required to be made.

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(c)In addition, each such Lender shall, to the extent it is legally entitled to do so, (i) promptly submit to the Borrower and the Administrative Agent two (2) accurate, complete and original signed copies of such other or additional forms or certificates (or such successor forms or certificates as shall be adopted from time to time by the relevant taxing authorities) as may then be applicable or available to secure an exemption from or reduction in the rate of U.S. federal withholding tax (A) on or before the date that such Lender’s most recently delivered form, certificate or other evidence expires or becomes obsolete or inaccurate in any material respect, (B) after the occurrence of a change in the Foreign Lender’s circumstances requiring a change in the most recent form, certificate or evidence previously delivered by it to the Borrower and the Administrative Agent, and (C) from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent, and (ii) promptly notify the Borrower and the Administrative Agent of any change in the Foreign Lender’s circumstances which would modify or render invalid any claimed exemption or reduction.

(d)Each Agent or Lender that is a “United States person” (within the meaning of Section 7701(a)(30) of the Code) (each a “U.S. Lender”) agrees to complete and deliver to the Borrower and the Administrative Agent two (2) original copies of accurate, complete and signed IRS Form W-9 or successor form certifying that such Agent or Lender is not subject to United States backup withholding tax (i) on or prior to the Closing Date (or on or prior to the date it becomes a party to this Agreement), (ii) on or before the date that such form expires or becomes obsolete or inaccurate in any material respect, (iii) after the occurrence of a change in the Agent’s or Lender’s circumstances requiring a change in the most recent form previously delivered by it to the Borrower and the Administrative Agent, and (iv) from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent.

(e)Notwithstanding anything else herein to the contrary (but subject to the succeeding sentence), if a Lender, Eligible Assignee or Agent is subject to any U.S. federal tax that is (or would be) required to be withheld with respect to amounts payable hereunder at a rate in excess of zero percent at the time such Lender, Eligible Assignee or Agent becomes a party to this Agreement or otherwise acquires an interest in ~~the~~any Loan, or pursuant to a law or other legal requirement in effect at such time (including a law with a delayed effective date), such tax (including additions to tax, penalties and interest imposed with respect to such tax) shall be considered excluded from Taxes (unless and until such time as such Lender, Eligible Assignee or Agent subsequently provides forms and certifications that establish to the reasonable satisfaction of Borrower and the Administrative Agent that such Lender, Eligible Assignee or Agent is subject to a lower rate of tax, at which time tax at such lower rate (including additions to tax, penalties and interest imposed with respect to such tax) shall be considered so excluded for periods during which such forms and certifications remain valid and are sufficient, under the law in effect at the time such forms and certifications are provided (including any law with a delayed effective date), to establish that such Lender, Eligible Assignee or Agent is subject to such lower rate of tax) except, in the case of an Eligible Assignee, to the extent the Lender’s assignor was entitled to additional amounts or indemnity payments immediately prior to the assignment (unless such assignment is made at the express written request of the Borrower).  Further, the Borrower shall not be required pursuant to this Section 3.01 to pay any additional amount to, or to indemnify, any Lender, Eligible Assignee or Agent, as the case may be, to the extent that such Lender, Eligible Assignee or Agent becomes subject to Taxes subsequent to the

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Closing Date (or, if later, the date such Lender, Eligible Assignee or Agent becomes a party to this Agreement or otherwise acquires an interest in ~~the~~any Loan) solely as a result of a change in the place of organization or place of doing business of such Lender, Eligible Assignee or Agent (or any applicable beneficial owner), a change in the Lending Office of such Lender or Eligible Assignee (or any applicable beneficial owner) (other than at the written request of the Borrower to change such Lending Office), a change that results in such Lender or Eligible Assignee (or any applicable beneficial owner) being described in clauses (A), (B) or (C) of Section 3.01(b)(iii) or otherwise as a result of any change in the circumstances of such Lender, Eligible Assignee or Agent, other than a Change in Law, occurring after the date that such Lender, Eligible Assignee or Agent becomes a party to this Agreement or otherwise acquires an interest in ~~the~~any Loan.

(f)The Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise, property, intangible or mortgage recording taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (including additions to tax, penalties and interest related thereto) excluding, in each case, such amounts that result from an Assignment and Assumption, grant of a participation, transfer or assignment to or designation of a new applicable Lending Office or other office for receiving payments under any Loan Document, except to the extent that any such change is requested in writing by the Borrower (all such non-excluded taxes described in this Section 3.01(f) being hereinafter referred to as “Other Taxes”).

(g)If any Taxes or Other Taxes are directly asserted against any Agent or Lender with respect to any payment received by such Agent or Lender in respect of any Loan Document, such Agent or Lender may pay such Taxes or Other Taxes and the Borrower will promptly indemnify and hold harmless such Agent or Lender for the full amount of such Taxes and Other Taxes (and any Taxes and Other Taxes imposed on amounts payable under this Section 3.01), and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted.  Payments under this Section 3.01(g) shall be made within ten (10) days after the date Borrower receives written demand for payment from such Agent or Lender.

(h)A Participant shall not be entitled to receive any greater payment under Section 3.01 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.

(i)If the Borrower determines in good faith that a reasonable basis exists for contesting any taxes for which indemnification has been demanded hereunder, the relevant Lender or the relevant Agent, as applicable, shall cooperate with the Borrower in a reasonable challenge of such taxes if so requested by the Borrower, provided that (a) such Lender or Agent determines in its reasonable discretion that it would not be prejudiced by cooperating in such challenge, (b) the Borrower pays all related expenses of such Agent or Lender and (c) the Borrower indemnifies such Lender or Agent for any liabilities or other costs incurred by such party in connection with such challenge.

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(j)If any Agent or any Lender determines, in its reasonable discretion, that it has received or is entitled to receive a refund in respect of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or Holdings, as the case may be or with respect to which the Borrower or Holdings, as the case may be has paid additional amounts pursuant to this Section 3.01, it shall use commercially reasonable efforts to obtain such refund (to the extent not yet received) (provided that doing so would not otherwise materially disadvantage the Agent or Lender) and it shall promptly remit such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower or Holdings, as the case may be under this Section 3.01 with respect to the Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses incurred by the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower or Holdings, as the case may be, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower or Holdings, as the case may be (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.  The Administrative Agent or such Lender, as the case may be, shall provide the Borrower with a copy of any notice of assessment or other evidence reasonably available of the requirement to repay such refund received from the relevant Governmental Authority (provided that such Lender or the Administrative Agent may delete any information therein that such Lender or the Administrative Agent deems confidential in its reasonable discretion).  This subsection shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it reasonably deems confidential) to the Borrower, Holdings or any other Person.

(k)Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 3.01(a) or (g) with respect to such Lender, it will, if requested by the Borrower, use commercially reasonable efforts (subject to legal and regulatory restrictions) to mitigate the effect of any such event, including by designating another Lending Office for any Loan affected by such event and by completing and delivering or filing any tax-related forms which such Lender is legally able to deliver and which would reduce or eliminate any amount of Taxes or Other Taxes required to be deducted or withheld or paid by the Borrower; provided that such efforts are made at the Borrower’s expense and on terms that, in the reasonable judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no material economic, legal or regulatory disadvantage, and provided further that nothing in this Section 3.01(k) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender pursuant to Section 3.01(a) or (g).

(l)Notwithstanding any other provision of this Agreement, the Borrower and the Administrative Agent may deduct and withhold any taxes required by any Laws to be deducted and withheld from any payment under any of the Loan Documents, subject to the provisions of this Section 3.01.

(m)With respect to any Lender’s claim for compensation under this Section 3.01, the Borrower shall not be required to compensate such Lender for any amount incurred more than one hundred eighty (180) days prior to the date that such Lender notifies the Borrower of the event that gives rise to such claim; provided that, if the circumstance giving

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rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(n)The agreements in this Section 3.01 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

SECTION 3.02.Illegality.  If any Lender reasonably determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate or Adjusted Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Adjusted Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, (x) the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans and shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Adjusted Eurodollar Rate component of the Base Rate with respect to any Base Rate Loans, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Adjusted Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

SECTION 3.03.Inability to Determine Rates.  If the Required Lenders reasonably determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan (in each case with respect to this clause (a), “Impacted Loans”), (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan, or (c) the Administrative Agent or the Required Lenders

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determine that the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender.  Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended, and (y) in the event of a determination described in the preceding sentence with respect to the Adjusted Eurodollar Rate component of the Base Rate, the utilization of the Adjusted Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

Notwithstanding the foregoing, if the Required Lenders have made the determination described in clause (a) of this Section 3.03, the Administrative Agent, in consultation with the Borrower and the affected Lenders, may establish an alternative interest rate for the Impacted Loans (it being understood and agreed that in no event shall such alternative rate be any higher than the Base Rate at such time), in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (1) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (a) of the first sentence of this Section or (2) the Administrative Agent notifies the Borrower, or the Required Lenders notify the Administrative Agent and the Borrower that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans.

SECTION 3.04.Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurodollar Rate Loans.

(a)Increased Costs Generally.  If any Change in Law shall:

(i)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii)subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Taxes covered by Section 3.01 and any taxes and other amounts described in clauses (i) through (vii) of the first sentence of Section 3.01(a) that are imposed with respect to payments for or on account of any Agent or any Lender under any Loan Document, and except for Other Taxes); or

(iii)impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender that is not otherwise accounted for in the definition of Adjusted Eurodollar Rate or this clause (a);

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and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan the interest on which is determined by reference to the Eurodollar Rate (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender, or to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or any other amount) then, from time to time within fifteen (15) days after demand by such Lender setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent), the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)Capital Requirements.  If any Lender reasonably determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by it to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time upon demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent),the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)Certificates for Reimbursement.  A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section 3.04 and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay such Lender, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)Delay in Requests.  Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section 3.04 for any increased costs incurred or reductions suffered more than one hundred and eighty (180) days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 3.05.Funding Losses.  Upon written demand of any Lender (with a copy to the Administrative Agent) from time to time, which demand shall set forth in reasonable detail the basis for requesting such amount, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

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(a)any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day prior to the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c)any assignment of a Eurodollar Rate Loan on a day prior to the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 3.07;

including any loss or expense (excluding loss of anticipated profits or margin) actually incurred by reason of the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.

SECTION 3.06.Matters Applicable to All Requests for Compensation.

(a)Designation of a Different Lending Office.  If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material economic, legal or regulatory respect

(b)Suspension of Lender Obligations.  If any Lender requests compensation by the Borrower under Section 3.04, the Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue Eurodollar Rate Loans from one Interest Period to another Interest Period, or to convert Base Rate Loans into Eurodollar Rate Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.06(c) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(c)Conversion of Eurodollar Rate Loans.  If any Lender gives notice to the Borrower (with a copy to the Administrative Agent) that the circumstances specified in Section 3.02, 3.03 or 3.04 hereof that gave rise to the conversion of such Lender’s Eurodollar Rate Loans no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurodollar Rate Loans made by other Lenders are outstanding, such Lender’s Base Rate Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurodollar Rate Loans, to the extent necessary so that, after giving effect thereto, all Loans of a given Class held by the Lenders of such Class holding Eurodollar Rate Loans and by such Lender are held pro rata (as to principal

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amounts, interest rate basis, and Interest Periods) in accordance with their respective Pro Rata Shares.

SECTION 3.07.Replacement of Lenders under Certain Circumstances.  If (i) any Lender requests compensation under Section 3.04 or ceases to make Eurodollar Rate Loans as a result of any condition described in Section 3.02 or Section 3.04, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, (iii) any Lender is a Non-Consenting Lender or (iv) any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.07), all of its interests, rights and obligations under this Agreement and the related Loan Documents to one or more Eligible Assignees that shall assume such obligations (any of which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.07(b)(iv);

(b)such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)such Lender being replaced pursuant to this Section 3.07 shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s Commitment and outstanding Loans, and (ii) deliver any Notes evidencing such Loans to the Borrower or Administrative Agent (or a lost or destroyed note indemnity in lieu thereof); provided that the failure of any such Lender to execute an Assignment and Assumption or deliver such Notes shall not render such sale and purchase (and the corresponding assignment) invalid and such assignment shall be recorded in the Register and the Notes shall be deemed to be canceled upon such failure;

(d)the Eligible Assignee shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender;

(e)in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(f)such assignment does not conflict with applicable Laws.

In the event that (i) the Borrower or the Administrative Agent has requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of

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each Lender, all affected Lenders or all the Lenders or all affected Lenders with respect to a certain Class or Classes of the Loans and (iii) the Required Lenders or Required Facility Lenders, as applicable, have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender”.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 3.08.Survival.  All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder and resignation of the Administrative Agent or the Collateral Agent.

ARTICLE IV

Conditions Precedent to Borrowings

SECTION 4.01.Conditions to Initial Borrowing.  The obligation of each Lender to make a Borrowing hereunder on the Closing Date is subject to satisfaction of the following conditions precedent, except as otherwise agreed between the Borrower and the Administrative Agent or as otherwise set forth in Section 6.16 and on Schedule 1.01A:

(a)The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party each in form and substance reasonably satisfactory to the Administrative Agent and its legal counsel:

(i)executed counterparts of (x) this Agreement from the Borrower and Holdings and (y) a consent and reaffirmation from each Subsidiary Guarantor in form and substance reasonably satisfactory to the Administrative Agent;

(ii)a Note executed by the Borrower in favor of each Lender that has requested a Note at least two (2) Business Days in advance of the Closing Date;

(iii)certificates, if any, representing the Pledged Equity referred to therein accompanied by undated stock powers executed in blank and instruments evidencing the Pledged Debt indorsed in blank (it being agreed that this condition has been satisfied by delivery of the Pledged Equity and related stock powers previously delivered to the Collateral Agent pursuant to the Existing Credit Agreement);

(iv)evidence that all other actions, recordings and filings that the Administrative Agent and the Collateral Agent may deem reasonably necessary to satisfy the Collateral and Guarantee Requirement shall have been taken, completed or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent;

(v)such certificates of good standing from the applicable secretary of state of the state of organization of each Loan Party, certificates of resolutions or other

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action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party on the Closing Date;

(vi)an opinion from Ropes & Gray LLP, New York counsel to the Loan Parties substantially in the form of Exhibit G;

(vii)a solvency certificate from the chief financial officer of the Borrower (after giving effect to the Transaction) substantially in the form attached hereto as Exhibit K;

(viii)evidence that all insurance (including title insurance) required to be maintained pursuant to the Loan Documents has been obtained and is in effect and that the Collateral Agent has been named as loss payee and/or additional insured, as applicable, under each insurance policy with respect to such insurance as to which the Collateral Agent shall have requested to be so named, including (i) standard flood hazard determination forms with respect to each Mortgaged Property and, (ii) if any Mortgaged Property is located in a special flood hazard area, (x) notices to (and confirmations of receipt by) the Borrower as to the existence of  a special flood hazard and, if applicable, the unavailability of flood hazard insurance under the National Flood Insurance Program and (y) evidence of applicable flood insurance, if available, in each case in such form, on such terms and in such amounts as required by The National Flood Insurance Reform Act of 1994 or as otherwise required by the Administrative Agent; and

(ix)copies of a recent Lien and judgment searches in each jurisdiction reasonably requested by the Administrative Agent with respect to the Loan Parties;

(b)All fees and expenses required to be paid hereunder and invoiced at least two (2) Business Days before the Closing Date shall have been paid in full in cash.

(c)Prior to or substantially simultaneously with the initial Borrowings on the Closing Date, the Borrower shall have executed and delivered an amendment to the ABL Credit Agreement to the ABL Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent, permitting, among other things, the incurrence of the Initial Loans hereunder.

(d)Prior to or substantially simultaneously with the initial Borrowing on the Closing Date, the Borrower shall have taken all other necessary actions such that, after giving effect to the Transaction, (i) Holdings, the Borrower and the Restricted Subsidiaries shall have outstanding no material Indebtedness for borrowed money or preferred Equity Interests other than Indebtedness permitted by Section 7.03 and (ii) the Borrower shall have outstanding no Equity Interests (or securities convertible into or exchangeable for Equity Interests or rights or options to acquire Equity Interests) other than common stock owned by Holdings.

(e)The Arrangers shall have received (i) the Annual Financial Statements and (ii) the Quarterly Financial Statements.

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(f)The Arrangers shall have received at least five (5) days prior to the Closing Date all documentation and other information reasonably requested in writing by them at least ten (10) Business Days prior to the Closing Date in order to allow the Arrangers and the Lenders to comply with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(g)Since February 2, 2013, there shall not have been any effect, change, event or occurrence that has had or would reasonably be expected to have a Material Adverse Effect.

(h)The Refinancing shall have been consummated or shall be consummated substantially concurrently with the Closing Date.

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

SECTION 4.02.Conditions to All Borrowings.  The obligation of each Lender to honor a Committed Loan Notice (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:

(a)the representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document shall be true and correct in all material respects on and as of the date of such Borrowing; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided, further, that, any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates;

(b)no Default or Event of Default shall exist or would result from such proposed Borrowing; and

(c)the Administrative Agent shall have received a Committed Loan Notice in accordance with the requirements hereof.

Each Committed Loan Notice (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the condition specified in Section 4.02(a) has been satisfied on and as of the date of the applicable Borrowing.

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ARTICLE V

Representations and Warranties

The Borrower represents and warrants to the Administrative Agent and the Lenders that:

SECTION 5.01.Existence, Qualification and Power; Compliance with Laws.  Each Loan Party and each of its Restricted Subsidiaries that is a Material Subsidiary (a) is a Person duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization (to the extent such concept exists in such jurisdiction), (b) has all corporate or other organizational power and authority to (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and in good standing (to the extent such concept exists) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all applicable Laws, orders, writs, injunctions and orders and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clause (c), (d) or (e), to the extent that failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.02.Authorization; No Contravention.  (a)  The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party have been duly authorized by all necessary corporate or other organizational action.  (b) Neither the execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party nor the consummation of the Transaction will (i) contravene the terms of any of such Person’s Organization Documents, (ii) result in any breach or contravention of, or the creation of any Lien upon any of the property or assets of such Person or any of the Restricted Subsidiaries (other than as permitted by Section 7.01) under (A) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (B) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (iii) violate any applicable Law; except with respect to any breach, contravention or violation (but not creation of Liens) referred to in clauses (ii) and (iii), to the extent that such breach, contravention or violation would not reasonably be expected to have a, individually or in the aggregate, Material Adverse Effect.

SECTION 5.03.Governmental Authorization.  No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, except for (i) filings necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings that have been duly obtained, taken, given or made and are in full force and effect and (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

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SECTION 5.04.Binding Effect.  This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is party thereto.  This Agreement and each other Loan Document constitutes a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party that is party thereto in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity and principles of good faith and fair dealing.

SECTION 5.05.Financial Statements; No Material Adverse Effect.

(a)The Annual Financial Statements and the Quarterly Financial Statements fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the dates thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, (A) except as otherwise expressly noted therein and (B) subject, in the case of the Quarterly Financial Statements, to changes resulting from normal year-end adjustments and the absence of footnotes.

(b)Since the Closing Date, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

(c)All Projections delivered pursuant to Section 6.01 have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time made, it being understood that projections as to future events are not to be viewed as facts and actual results may vary materially from such forecasts.

SECTION 5.06.Litigation.  There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, overtly threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against Holdings, the Borrower or any of the Restricted Subsidiaries that would reasonably be expected to have a Material Adverse Effect.

SECTION 5.07.Labor Matters.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:  (a) there are no strikes or other labor disputes against any of the Borrower or its Subsidiaries pending or, to the knowledge of the Borrower, threatened and (b) since March 7, 2011, hours worked by and payment made based on hours worked to employees of each of the Borrower or its Subsidiaries have not been in material violation of the Fair Labor Standards Act or any other applicable Laws dealing with wage and hour matters.

SECTION 5.08.Ownership of Property; Liens.  Each Loan Party and each of its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, or easements or other limited property interests in, all real property necessary in the ordinary conduct of its business, free and clear of all Liens except for Liens permitted by Section 7.01 and except where the failure to have such title or other interest would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

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SECTION 5.09.Environmental Matters.

(a)Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each Loan Party and each of its Subsidiaries is in compliance with all Environmental Laws in all jurisdictions in which each Loan Party and each of its Subsidiaries, as the case may be, is currently doing business (including having obtained all Environmental Permits) and (ii) none of the Loan Parties or any of their respective Subsidiaries has become subject to any pending, or to the knowledge of the Borrower, threatened Environmental Claim or any other Environmental Liability.

(b)None of the Loan Parties or any of their respective Subsidiaries has treated, stored, transported or disposed of Hazardous Materials at or from any currently or formerly operated real estate or facility relating to its business in a manner that would reasonably be expected to have a Material Adverse Effect.

SECTION 5.10.Taxes.  Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, Holdings, the Borrower and its Subsidiaries have timely filed all Federal and state and other tax returns and reports required to be filed, and have timely paid all Federal and state and other taxes, assessments, fees and other governmental charges (including satisfying its withholding tax obligations) levied or imposed on their properties, income or assets or otherwise due and payable, except those which are being contested in good faith by appropriate actions diligently conducted and for which adequate reserves have been provided in accordance with GAAP.

SECTION 5.11.ERISA Compliance.

(a)Except as set forth in Schedule 5.11(a) or as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state Laws.

(b)(i) No ERISA Event has occurred within the one-year period prior to the date on which this representation is made or deemed made; (ii) no Pension Plan has failed to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Pension Plan; (iii) none of the Loan Parties or any of their respective ERISA Affiliates has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 et seq. or 4243 of ERISA with respect to a Multiemployer Plan; (iv) none of the Loan Parties or any of their respective ERISA Affiliates has engaged in a transaction that is subject to Sections 4069 or 4212(c) of ERISA; and (v) neither any Loan Party nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization (within the meaning of Section 4242 of ERISA), insolvent (within the meaning of Section 4245 of ERISA) or has been determined to be in “endangered” or critical status (within the meaning of Section 432 of the Code or Section 305 of ERISA) and no such Multiemployer Plan is expected to be in reorganization, insolvent or endangered or critical status, except, with respect to each of the

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foregoing clauses of this Section 5.11(b), as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(c)Except where noncompliance or the incurrence of a material obligation would not reasonably be expected to result in a Material Adverse Effect, each Foreign Plan has been maintained in substantial compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders, and neither Holdings nor any Subsidiary has incurred any material obligation in connection with the termination of or withdrawal from any Foreign Plan.

SECTION 5.12.Subsidiaries.  As of the Closing Date, neither Holdings nor any other Loan Party has any Subsidiaries other than those specifically disclosed in Schedule 5.12, and all of the outstanding Equity Interests in Holdings, the Borrower and the Subsidiaries have been validly issued and are fully paid and (if applicable) nonassessable, and all Equity Interests owned by Holdings or any other Loan Party are owned free and clear of all security interests of any Person except (i) those created under the Collateral Documents, under the ABL Facilities Documentation (which Liens shall be subject to the ABL Intercreditor Agreement) or under any documentation governing Permitted Pari Passu Secured Refinancing Debt or Permitted Junior Secured Refinancing Debt (or any permitted secured Permitted Refinancing of any of the foregoing) (which Liens shall be subject to the First Lien Intercreditor or the Second Lien Intercreditor Agreement, as applicable) and (ii) any nonconsensual Lien that is permitted under Section 7.01.  As of the Closing Date, Schedule 5.12 (a) sets forth the name and jurisdiction of each Subsidiary, (b) sets forth the ownership interest of Holdings, the Borrower and any other Subsidiary in each Subsidiary, including the percentage of such ownership and (c) identifies each Subsidiary that is a Subsidiary the Equity Interests of which are required to be pledged on the Closing Date pursuant to the Collateral and Guarantee Requirement.

SECTION 5.13.Margin Regulations; Investment Company Act.

(a)As of the Closing Date, none of the Collateral is Margin Stock.  No Loan Party is engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Borrowings will be used for any purpose that violates Regulation U.

(b)Neither the Borrower nor any Guarantor is an “investment company” under the Investment Company Act of 1940.

SECTION 5.14.Disclosure.  None of the information and data heretofore or contemporaneously furnished in writing by or on behalf of any Loan Party to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished) when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make such information and data (taken as a whole), in the light of the circumstances under which it was delivered, not materially misleading; it being understood that for purposes of this Section 5.14, such information and data shall not

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include projections and pro forma financial information or information of a general economic or general industry nature.

SECTION 5.15.Intellectual Property; Licenses, Etc.  The Borrower and the Restricted Subsidiaries have good and marketable title to, or a valid license or right to use, all patents, patent rights, trademarks, servicemarks, trade names, copyrights, technology, software, know-how database rights, rights of privacy and publicity, licenses and other intellectual property rights (collectively, “IP Rights”) that are necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, except where the failure to have any such rights, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.  To the knowledge of the Borrower, the operation of the respective businesses of the Borrower or any of its Subsidiaries as currently conducted does not infringe upon, misuse, misappropriate or violate any rights held by any Person except for such infringements, misuses, misappropriations or violations individually or in the aggregate, that would not reasonably be expected to have a Material Adverse Effect.  No claim or litigation regarding any IP Rights is pending or, to the knowledge of the Borrower, threatened against any Loan Party or Subsidiary, that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

SECTION 5.16.Solvency.  On the Closing Date after giving effect to the Transaction, the Borrower and its Restricted Subsidiaries, on a consolidated basis, are Solvent.

SECTION 5.17.Subordination of Junior Financing.  The Obligations are “Designated Senior Debt”, “Senior Debt”, “Senior Indebtedness”, “Guarantor Senior Debt” or “Senior Secured Financing” (or any comparable term) under, and as defined in, any indenture or document governing any applicable Junior Financing Documentation in respect of Indebtedness that is subordinated in right of payment to the Obligations.

SECTION 5.18.USA PATRIOT Act.  To the extent applicable, each of Holdings and its Subsidiaries is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto and (ii) the USA PATRIOT Act.  No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

SECTION 5.19.Collateral Documents.  Except as otherwise contemplated hereby or under any other Loan Documents, the provisions of the Collateral Documents, together with such filings and other actions required to be taken hereby or by the applicable Collateral Documents (including the delivery to Collateral Agent of any Pledged Debt and any Pledged Equity required to be delivered pursuant to the applicable Collateral Documents), are effective to create in favor of the Collateral Agent for the benefit of the Secured Parties a legal, valid and enforceable first priority Lien (subject to Liens permitted by Section 7.01 and subject to the ABL

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Intercreditor Agreement) on all right, title and interest of the respective Loan Parties in the Collateral described therein.

ARTICLE VI

Affirmative Covenants

So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation hereunder (other than (i) contingent indemnification obligations as to which no claim has been asserted and (ii) Obligations under Secured Hedge Agreements and Cash Management Obligations) shall remain unpaid or unsatisfied, each of Holdings and the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02 and 6.03) cause each of the Restricted Subsidiaries to:

SECTION 6.01.Financial Statements.  Deliver to the Administrative Agent for prompt further distribution to each Lender each of the following and shall take the following actions:

(a)as soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Borrower (commencing with the fiscal year ended February 1, 2014), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal year together with related notes thereto and management’s discussion and analysis describing results of operations, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of KPMG LLP or any other independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (except as may be required as a result of (x) the impending maturity of any ABL Facility or (y) any prospective “Event of Default” under, and as defined in, the ABL Credit Agreement with respect to any financial covenant thereunder);

(b)as soon as available, but in any event within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Borrower (commencing with the fiscal quarter ending May 3, 2014), a condensed consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related (i) condensed consolidated statements of income or operations for such fiscal quarter and for the portion of the fiscal year then ended and (ii) condensed consolidated statements of cash flows for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject to normal year-end adjustments and the absence of footnotes, together with management’s discussion and analysis describing results of operations;

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(c)within ninety (90) days after the end of each fiscal year of the Borrower (beginning with the fiscal year ended February 1, 2014), a reasonably detailed consolidated budget for the following fiscal year as customarily prepared by management of the Borrower for its internal use (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected operations or income and projected cash flow and setting forth the material underlying assumptions applicable thereto) (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such Projections, it being understood that actual results may vary from such Projections and that such variations may be material;

(d)simultaneously with the delivery of each set of consolidated financial statements referred to in Sections 6.01(a) and 6.01(b) above, the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements; and

(e)quarterly, at a time mutually agreed with the Administrative Agent that is promptly before (but not earlier than three Business Days before, unless otherwise approved by the Administrative Agent) or after the delivery of the information required pursuant to clause (a) above and the information delivered pursuant to clause (b) above for each fiscal quarter, participate in a conference call for Lenders to discuss the financial condition and results of operations of the Borrower and its Subsidiaries for the most recently-ended fiscal period.

Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 6.01 may be satisfied with respect to financial information of the Borrower and its Subsidiaries by furnishing (A) the applicable financial statements of any direct or indirect parent of the Borrower that directly or indirectly holds all of the Equity Interests of the Borrower or (B) the Borrower’s or such entity’s Form 10-K or 10-Q, as applicable, filed with the SEC; provided that, with respect to each of clauses (A) and (B), (i) to the extent such information relates to a parent of the Borrower, such financial statements are accompanied by unaudited consolidating information that explains in reasonable detail the differences between the information relating to the Borrower (or such parent), on the one hand, and the information relating to the Borrower and its consolidated Restricted Subsidiaries on a standalone basis, on the other hand and (ii) to the extent such financial statements are in lieu of financial statements required to be provided under Section 6.01(a), such materials are, to the extent applicable, accompanied by a report and opinion of KPMG LLP or any other independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (except as may be required as a result of (x) the impending maturity of any ABL Facility or (y) any prospective “Event of Default” under, and as defined in, the ABL Credit Agreement with respect to any financial covenant thereunder).

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Transaction to the extent it is not practicable to include any such adjustments in such financial statements.

SECTION 6.02.Certificates; Other Information.  Deliver to the Administrative Agent for prompt further distribution to each Lender:

(a)no later than five (5) days after the delivery of the financial statements referred to in Section~~s~~ 6.01(a) (but only with respect to fiscal years ending on or after February 1, 2014) and (b), a duly completed Compliance Certificate signed by the chief financial officer of the Borrower;

(b)promptly after the same are publicly available, copies of all annual, regular, periodic and special reports, proxy statements and registration statements which Holdings or the Borrower or any Restricted Subsidiary files with the SEC or with any Governmental Authority that may be substituted therefor or with any national securities exchange, as the case may be (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered to the Administrative Agent), exhibits to any registration statement and, if applicable, any registration statement on Form S-8), and in any case not otherwise required to be delivered to the Administrative Agent pursuant to any other clause of this Section 6.02;

(c)promptly after the furnishing thereof, copies of any material statements or material reports furnished to any holder of any class or series of debt securities of any Loan Party having an aggregate outstanding principal amount greater than the Threshold Amount or pursuant to the terms of the ABL Credit Agreement ~~or the Senior Notes Indenture, in each case,~~ so long as the aggregate outstanding principal amount thereunder is greater than the Threshold Amount and not otherwise required to be furnished to the Administrative Agent pursuant to any other clause of this Section 6.02;

(d)together with the delivery of the financial statements pursuant to Section 6.01(a) (but only with respect to fiscal years ending after February 1, 2014) and the related Compliance Certificate pursuant to Section 6.02(a), (i) a report setting forth the information required by Section 3.03(c) of the Security Agreement (or confirming that there has been no change in such information since the Closing Date or the date of the last such report), (ii) a description of each event, condition or circumstance during the last fiscal quarter covered by such Compliance Certificate requiring a mandatory prepayment under Section 2.03(b) and (iii) a list of each Subsidiary of the Borrower that identifies each Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary as of the date of delivery of such Compliance Certificate or a confirmation that there is no change in such information since the later of the Closing Date and the date of the last such list; and

(e)promptly, such additional information regarding the business, legal, financial or corporate affairs of any Loan Party or any Restricted Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent may from time to time on its own behalf or on behalf of any Lender reasonably request.

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Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(c) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that:  (i) upon written request by the Administrative Agent, the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Subsidiaries, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.08); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”.

SECTION 6.03.Notices.  Promptly after a Responsible Officer obtains actual knowledge thereof, notify the Administrative Agent:

(a)of the occurrence of any Default; and

(b)of (i) any dispute, litigation, investigation or proceeding between any Loan Party and any arbitrator or Governmental Authority, (ii) the filing or commencement of, or any material development in, any litigation or proceeding affecting any Loan Party or any

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Subsidiary, including pursuant to any applicable Environmental Laws or in respect of IP Rights, the occurrence of any noncompliance by any Loan Party or any of its Subsidiaries with, or liability under, any Environmental Law or Environmental Permit, or (iii) the occurrence of any ERISA Event that, in any such case referred to in clauses (i), (ii) or (iii), has resulted or would reasonably be expected to result in a Material Adverse Effect.

Each notice pursuant to this Section 6.03 shall be accompanied by a written statement of a Responsible Officer of the Borrower (x) that such notice is being delivered pursuant to Section 6.03(a) or (b) (as applicable) and (y) setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.

SECTION 6.04.Payment of Obligations.  Timely pay, discharge or otherwise satisfy, as the same shall become due and payable, all of its obligations and liabilities in respect of taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, except, in each case, to the extent (i) any such tax, assessment, charge or levy is being contested in good faith and by appropriate actions for which appropriate reserves have been established in accordance with GAAP or (ii) the failure to pay or discharge the same would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

SECTION 6.05.Preservation of Existence, Etc.  (a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization and (b) take all reasonable action to obtain, preserve, renew and keep in full force and effect its ~~the~~ rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business, except in the case of clause (a) or (b) to the extent (other than with respect to the preservation of the existence of Holdings and the Borrower) that failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or pursuant to any merger, consolidation, liquidation, dissolution or Disposition permitted by Article VII.

SECTION 6.06.Maintenance of Properties.  Except if the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, maintain, preserve and protect all of its material properties and equipment used in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted.

SECTION 6.07.Maintenance of Insurance.  Maintain with insurance companies that the Borrower believes (in the good faith judgment of its management) are financially sound and reputable at the time the relevant coverage is placed or renewed, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Borrower and the Restricted Subsidiaries) as are customarily carried under similar circumstances by such other Persons, and will furnish to the Lenders, upon written request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried.  Each such policy of insurance shall as

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appropriate, (i) name the Collateral Agent, on behalf of the Lenders, as an additional insured thereunder as its interests may appear and/or (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement that names the Collateral Agent, on behalf of the Lenders as the loss payee thereunder.

SECTION 6.08.Compliance with Laws.  Comply in all material respects with its Organizational Documents and the requirements of all Laws and all orders, writs, injunctions and decrees of any Governmental Authority applicable to it or to its business or property, except if the failure to comply therewith would not reasonably be expected individually or in the aggregate to have a Material Adverse Effect.

SECTION 6.09.Books and Records.  Maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP shall be made of all material financial transactions and matters involving the assets and business of Holdings, the Borrower or such Restricted Subsidiary, as the case may be.

SECTION 6.10.Inspection Rights.  Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (subject to such accountants’ customary policies and procedures), all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 6.10 and the Administrative Agent shall not exercise such rights more often than two (2) times during any calendar year absent the existence of an Event of Default and only one (1) such time shall be at the Borrower’s expense; provided, further, that when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice.  The Administrative Agent and the Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants.  Notwithstanding anything to the contrary in this Section 6.10, none of the Borrower or any of the Restricted Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (a) constitutes non-financial trade secrets or non-financial proprietary information, (b) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or any binding agreement or (c) is subject to attorney-client or similar privilege or constitutes attorney work product.

SECTION 6.11.Covenant to Guarantee Obligations and Give Security.  At the Borrower’s expense, subject to the provisions of the Collateral and Guarantee Requirement and any applicable limitation in any Collateral Document, take all action necessary or reasonably requested by the Administrative Agent or the Collateral Agent to ensure that the Collateral and Guarantee Requirement continues to be satisfied, including:

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(a)(x) upon the formation or acquisition of any new direct or indirect wholly owned Material Domestic Subsidiary (in each case, other than an Unrestricted Subsidiary or an Excluded Subsidiary) by any Loan Party, the designation in accordance with Section 6.14, of any existing direct or indirect wholly owned Material Domestic Subsidiary as a Restricted Subsidiary or any Subsidiary becoming a wholly owned Material Domestic Subsidiary, (y) upon the acquisition of any material assets by the Borrower or any other Loan Party or (z) with respect to any Subsidiary at the time it becomes a Loan Party, for any material assets held by such Subsidiary (in each case, other than assets constituting Collateral under a Collateral Document that becomes subject to the Lien created by such Collateral Document upon acquisition thereof (without limitation of the obligations to perfect such Lien)):

(i)within forty-five (45) days (or such greater number of days specified below) after such formation, acquisition or designation or, in each case, such longer period as the Administrative Agent may agree in its reasonable discretion:

(A)cause each such Material Domestic Subsidiary that is required to become a Guarantor under the Collateral and Guarantee Requirement to furnish to the Collateral Agent a description of the Material Real Properties owned by such Material Domestic Subsidiary in detail reasonably satisfactory to the Collateral Agent;

(B)within forty-five (45) days (or within ninety (90) days in the case of documents listed in Section 6.13(b)) after such formation, acquisition or designation, cause each such Material Domestic Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement to duly execute and deliver to the Collateral Agent Mortgages with respect to any Material Real Property, Security Agreement Supplements, Intellectual Property Security Agreements and other security agreements and documents (including, with respect to Mortgages, the documents listed in Section 6.13(b)), as reasonably requested by and in form and substance reasonably satisfactory to the Collateral Agent (consistent with the Mortgages, Security Agreement, Intellectual Property Security Agreements and other Collateral Documents in effect on the Closing Date), in each case granting Liens required by the Collateral and Guarantee Requirement;

(C)cause each such Material Domestic Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement to deliver any and all certificates representing Equity Interests (to the extent certificated) that are required to be pledged pursuant to the Collateral and Guarantee Requirement, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank (or any other documents customary under local law) and instruments evidencing the intercompany Indebtedness held by such Material Domestic Subsidiary and required to be pledged pursuant to the Collateral Documents, indorsed in blank to the Collateral Agent;

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(D)within forty-five (45) days (or within ninety (90) days in the case of documents listed in Section 6.13(b)) after such formation, acquisition or designation, take and cause the applicable Material Domestic Subsidiary and each direct or indirect parent of such applicable Material Domestic Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement to take whatever action (including the recording of Mortgages, the filing of Uniform Commercial Code financing statements and delivery of stock and membership interest certificates to the extent certificated) may be necessary in the reasonable opinion of the Administrative Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid Liens required by the Collateral and Guarantee Requirement, enforceable against all third parties in accordance with their terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity (regardless of whether enforcement is sought in equity or at law);

(ii)within forty-five (45) days (or within ninety (90) days in the case of documents listed in Section 6.13(b)) after the request therefor by the Administrative Agent (or such longer period as the Administrative Agent may agree in its reasonable discretion), deliver to the Administrative Agent a signed copy of an opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent as to such matters set forth in this Section 6.11(a) as the Administrative Agent may reasonably request, and

(iii)as promptly as practicable after the reasonable request therefor by the Administrative Agent or Collateral Agent, deliver to the Collateral Agent with respect to each Material Real Property, title reports, surveys and environmental assessment reports provided that the Collateral Agent may in its reasonable discretion accept any such existing report or survey to the extent prepared as of a date reasonably satisfactory to the Collateral Agent; provided, however, that there shall be no obligation to deliver to the Collateral Agent any environmental assessment report whose disclosure to the Collateral Agent would require the consent of a Person other than the Borrower or one of its Subsidiaries, where, despite the commercially reasonable efforts of the Borrower to obtain such consent, such consent cannot be obtained; and

(b)(i) the Borrower shall obtain the security interests and Guarantees set forth on Schedule 1.01A on or prior to the dates corresponding to such security interests and Guarantees set forth on Schedule 1.01A (or such later date as the Administrative Agent may agree in its reasonable discretion); and

(ii)after the Closing Date, promptly after the acquisition of any Material Real Property by any Loan Party other than Holdings, and such Material Real Property shall not already be subject to a perfected Lien pursuant to the Collateral and Guarantee Requirement, the Borrower shall give notice thereof to the Collateral Agent and will take, or cause the relevant Loan Party to take, the actions referred to in Section 6.13(b).

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SECTION 6.12.Compliance with Environmental Laws.  Except, in each case, to the extent that the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) comply, and take all reasonable actions to cause any lessees and other Persons operating or occupying its properties to comply with all applicable Environmental Laws and Environmental Permits; (b) obtain and renew all Environmental Permits necessary for its operations and properties; and, (c) in each case to the extent required by applicable Environmental Laws, conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all applicable Environmental Laws.

SECTION 6.13.Further Assurances and Post-Closing Conditions.  Subject to the provisions of the Collateral and Guarantee Requirement and any applicable limitations in any  Collateral Document and in each case at the expense of the Loan Parties:

(a)Promptly upon reasonable request by the Administrative Agent or the Collateral Agent or as may be required by applicable law (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent or Collateral Agent may reasonably request from time to time in order to carry out more effectively the purposes of the Collateral Documents.

(b)In the case of any Material Real Property, provide the Collateral Agent with Mortgages with respect to such owned real property within ninety (90) days (or such longer period as the Collateral Agent may agree in its reasonable discretion) of the acquisition of, or, if requested by the Collateral Agent, entry into, or renewal of, a ground lease in respect of, such real property in each case together with:

(i)evidence that counterparts of the Mortgages have been duly executed, acknowledged and delivered and are in form suitable for filing or recording in all filing or recording offices that the Collateral Agent may deem reasonably necessary or desirable in order to create a valid and subsisting perfected Lien on the property and/or rights described therein in favor of the Collateral Agent for the benefit of the Secured Parties and that all filing and recording taxes and fees have been paid or otherwise provided for in a manner reasonably satisfactory to the Collateral Agent;

(ii)fully paid American Land Title Association Lender’s Extended Coverage title insurance policies or the equivalent or other form available in each applicable jurisdiction (the “Mortgage Policies”) in form and substance, with endorsements available in the applicable jurisdiction and in amount, reasonably acceptable to the Collateral Agent (not to exceed the value of the real properties covered thereby), issued, coinsured and reinsured by title insurers reasonably acceptable to the Collateral Agent, insuring the Mortgages to be valid subsisting Liens on the property described therein, subject only to Liens permitted by Section 7.01, and providing for such other affirmative insurance (including endorsements for future advances under the Loan

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Documents) and such coinsurance and direct access reinsurance as the Collateral Agent may reasonably request and is available in the applicable jurisdiction;

(iii)opinions of local counsel for the Loan Parties in states in which the real properties are located, with respect to the enforceability and perfection of the Mortgages and any related fixture filings in form and substance reasonably satisfactory to the Administrative Agent; and

(iv)such other evidence that all other actions that the Administrative Agent or Collateral Agent may reasonably deem necessary or desirable in order to create valid and subsisting Liens on the property described in the Mortgages has been taken.

SECTION 6.14.Designation of Subsidiaries.  The board of directors of the Borrower may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation, no Default shall have occurred and be continuing, (ii) other than for purposes of designating a Restricted Subsidiary as an Unrestricted Subsidiary that is a Securitization Subsidiary in connection with the establishment of a Qualified Securitization Financing, immediately after giving effect to such designation, the Total Leverage Ratio for the Test Period immediately preceding such designation for which financial statements have been delivered pursuant to Section 6.01 is less than or equal to 6.0 to 1.0 (calculated on a Pro Forma Basis) (and, as a condition precedent to the effectiveness of any such designation, the Borrower shall deliver to the Administrative Agent a certificate setting forth in reasonable detail the calculations demonstrating satisfaction of such test) ~~and~~, (iii) no Subsidiary may be designated as an Unrestricted Subsidiary if, after such designation, it would be a “Restricted Subsidiary” for the purpose of the ABL Facilities~~, the Senior Notes,~~ or any other Junior Financing or any other Indebtedness of any Loan Party and (iv) with respect to the designation of any Restricted Subsidiary as an Unrestricted Subsidiary after the Amendment No. 1 Effective Date, the Required Lenders have provided prior written consent to such designation.  The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the fair market value as determined by the Borrower in good faith of the Borrower’s or its Subsidiary’s (as applicable) Investment therein.  The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time and a return on any Investment by the Borrower in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value as determined by the Borrower in good faith at the date of such designation of the Borrower’s or its Subsidiary’s (as applicable) Investment in such Subsidiary.

Notwithstanding the foregoing, any Unrestricted Subsidiary that has been re-designated a Restricted Subsidiary may not be subsequently re-designated as an Unrestricted Subsidiary.

SECTION 6.15.Maintenance of Ratings.  Use commercially reasonable efforts to maintain (i) a public corporate credit rating from S&P and a public corporate family rating from Moody’s, in each case in respect of the Borrower (or, alternatively, any direct or indirect parent thereof), and (ii) a public rating in respect of the Facility from each of S&P and Moody’s.

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SECTION 6.16.Post-Closing Matters.  Execute and deliver the documents and complete the tasks set forth on Schedule 1.01A, in each case within the time limits specified on such Schedule (or such longer period as the Administrative Agent or the Collateral Agent, as applicable, may agree in its reasonable discretion).  All conditions precedent, covenants and representations and warranties contained in this Agreement and the other Loan Documents shall be deemed modified to the extent necessary to effect the foregoing (and to permit the taking of the actions described above within the time periods set forth on Schedule 1.01A); provided that (x) to the extent any representation and warranty would not be true or any provision of any covenant breached because the foregoing actions were not taken on the Closing Date, the respective representation and warranty shall be required to be true and correct in all material respects and the respective covenant complied with at the time the respective action is taken (or was required to be taken) in accordance with the foregoing provisions of this Section 6.16 and (y) all representations and warranties and covenants relating to the Collateral Documents shall be required to be true or, in the case of any covenant, complied with, immediately after the actions required to be taken by this Section 6.16 have been taken (or were required to be taken).

ARTICLE VII

Negative Covenants

So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation hereunder (other than (i) contingent indemnification obligations as to which no claim has been asserted and (ii) Obligations under Secured Hedge Agreements and Cash Management Obligations) shall remain unpaid or unsatisfied, each of Holdings and the Borrower shall not (and, with respect to Section 7.13, only Holdings shall not), nor shall Holdings or the Borrower permit any Restricted Subsidiary to:

SECTION 7.01.Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)Liens created pursuant to any Loan Document;

(b)Liens existing on the date hereof and set forth on Schedule 7.01(b);

(c)Liens for taxes, assessments or governmental charges that are not overdue for a period of more than thirty (30) days or that are being contested in good faith and by appropriate actions for which appropriate reserves have been established in accordance with GAAP;

(d)statutory or common law Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens, or other customary Liens (other than in respect of Indebtedness) in favor of landlords, so long as, in each case, such Liens arise in the ordinary course of business that secure amounts not overdue for a period of more than thirty (30) days or, if more than thirty (30) days overdue, are unfiled and no other action has been taken to enforce such Lien or that are being contested in good faith and by

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appropriate actions, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(e)(i) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to Holdings, the Borrower or any Restricted Subsidiaries;

(f)deposits to secure the performance of bids, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business;

(g)easements, rights-of-way, restrictions (including zoning restrictions), encroachments, protrusions and other similar encumbrances and title defects affecting real property that, in the aggregate, do not in any case materially interfere with the ordinary conduct of the business of the Borrower and its Subsidiaries taken as a whole, or the use of the property for its intended purpose, and any other exceptions to title on the Mortgage Policies accepted by the Collateral Agent in accordance with this Agreement;

(h)Liens arising from judgments or orders for the payment of money not constituting an Event of Default under Section 8.01(g);

(i)(i) Liens securing obligations in respect of Indebtedness permitted under Section 7.03(e); provided that (A) such Liens attach concurrently with or within two hundred and seventy (270) days after completion of the acquisition, construction, repair, replacement or improvement (as applicable) of the property subject to such Liens, (B) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, replacements thereof and additions and accessions to such property and the proceeds and the products thereof and customary security deposits and (C) such Liens do not at any time extend to or cover any assets (except for additions and accessions to such assets, replacements and products thereof and customary security deposits) other than the assets subject to, or acquired, constructed, repaired, replaced or improved with the proceeds of such Indebtedness; provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender ~~and~~, (ii) Liens on assets of Restricted Subsidiaries that are Non-Loan Parties securing Indebtedness of such Restricted Subsidiaries permitted pursuant to Section 7.03(n)~~;~~ and (iii) Liens securing Indebtedness or other obligations incurred in reliance on Section 7.03(s); provided that such Liens do not at any time encumber any assets other than the fixed or capital assets (including real property and improvements thereon) subject to such Indebtedness or other obligations, replacements thereof, additions, accessions and improvements thereto and proceeds and products thereof (including any necessary deposit);

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(j)leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of the Borrower and its Subsidiaries, taken as a whole, or (ii) secure any Indebtedness;

(k)Liens (i) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business and (ii) on specific items of inventory or other goods and proceeds thereof of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such person to facilitate the purchase, shipment or storage of such inventory or such other goods in the ordinary course of business;

(l)Liens (i) of a collection bank arising under Section 4-208 of the Uniform Commercial Code on the items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business and not for speculative purposes and (iii) in favor of a banking or other financial institution arising as a matter of law encumbering deposits or other funds maintained with a financial institution (including the right of setoff) and that are within the general parameters customary in the banking industry;

(m)Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 7.02(i) or Section 7.02(n) to be applied against the purchase price for such Investment or (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.05, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(n)Liens on property of any Foreign Subsidiary securing Indebtedness of such Foreign Subsidiary incurred pursuant to Sections 7.03(b), (g), (n) or (t);

(o)Liens in favor of the Borrower or a Restricted Subsidiary securing Indebtedness permitted under Section 7.03(d);

(p)Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary (other than by designation as a Restricted Subsidiary pursuant to Section 6.14), in each case after the date hereof (other than Liens on the Equity Interests of any Person that becomes a Restricted Subsidiary); provided that (i) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and other than after-acquired property of such acquired Restricted Subsidiary), and (ii) the Indebtedness secured thereby is permitted under Section 7.03(e) or (g);

(q)any interest or title of a lessor, sublessor, licensor or sublicensor or secured by a lessor’s, sublessor’s, licensor’s or sublicensor’s interest under leases (other than Capitalized Leases) or licenses entered into by the Borrower or any of the Restricted Subsidiaries in the ordinary course of business;

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(r)Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any of the Restricted Subsidiaries in the ordinary course of business;

(s)Liens deemed to exist in connection with Investments in repurchase agreements under Section 7.02 and reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts maintained in the ordinary course of business and not for speculative purposes;

(t)Liens that are customary contractual rights of setoff (i) relating to the establishment of depository relations with banks or other deposit-taking financial institutions in the ordinary course and not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of Holdings, the Borrower or any of the Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Holdings, the Borrower or any of the Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any of the Restricted Subsidiaries in the ordinary course of business;

(u)Liens solely on any cash earnest money deposits made by the Borrower or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(v)ground leases in respect of real property on which facilities owned or leased by the Borrower or any of its Subsidiaries are located;

(w)purported Liens evidenced by the filing of precautionary Uniform Commercial Code financing statements or similar public filings;

(x)Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(y)Liens securing obligations in respect of Indebtedness permitted under Section 7.03(r)(i) and obligations in respect of any Secured Hedge Agreement and any Secured Cash Management Agreement (in each case, as defined in the ABL Credit Agreement) permitted under Section 7.03(r)(ii) (or, in each case, any Permitted Refinancing in respect thereof) that are subject to the ABL Intercreditor Agreement;

(z)Liens on the Securitization Assets arising in connection with a Qualified Securitization Financing;

(aa)any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Borrower and its Subsidiaries, taken as a whole;

(bb)the modification, replacement, renewal or extension of any Lien permitted by clauses (b), (i) and (p) of this Section 7.01; provided that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the

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property covered by such Lien or financed by Indebtedness permitted under Section 7.03(e), and (B) proceeds and products thereof, and (ii) the renewal, extension or refinancing of the obligations secured or benefited by such Liens is permitted by Section 7.03;

(cc)Liens on the Collateral securing obligations in respect of Permitted Pari Passu Secured Refinancing Debt or Permitted Junior Secured Refinancing Debt and any Permitted Refinancing of any of the foregoing; provided that (x) any such Liens securing any Permitted Refinancing in respect of Permitted Pari Passu Secured Refinancing Debt are subject to the ABL Intercreditor Agreement and a First Lien Intercreditor Agreement and (y) any such Liens securing any Permitted Refinancing in respect of Permitted Junior Secured Refinancing Debt are subject to the ABL Intercreditor Agreement and a Second Lien Intercreditor Agreement;

(dd)Liens or rights of setoff against credit balances of the Borrower or any of its Subsidiaries with Credit Card Issuers or Credit Card Processors (each, as defined in the ABL Credit Agreement) or amounts owing by such Credit Card Issuers or Credit Card Processors to the Borrower or any of its Subsidiaries in the ordinary course of business, but not Liens on or rights of setoff against any other property or assets of any Borrower or any of its Subsidiaries pursuant to the Credit Card Agreements (as defined in the ABL Credit Agreement), as in effect on the date hereof, to secure the obligations of the Borrower or any of its Subsidiaries to the Credit Card Issuers or Credit Card Processors as a result of fees and chargebacks;

(ee)Liens on specific items of inventory or other goods and the proceeds thereof securing such Person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;

(ff)deposits of cash with the owner or lessor of premises leased and operated by the Borrower or any of its Subsidiaries in the ordinary course of business of the Borrower and such Subsidiary to secure the performance of the Borrower’s or such Subsidiary’s obligations under the terms of the lease for such premises; ~~and~~

(gg)other Liens securing Indebtedness or other obligations in an aggregate principal amount at any time outstanding not to exceed ~~the greater of~~ $~~50~~25,000,000; and ~~1.75% of Total Assets, in each case determined as of the date of incurrence.~~

(hh)any Lien granted as part of any Specified Liability Management Transaction.

Investments.  Make or hold any Investments, except:

(ii)Investments by Holdings, the Borrower or any of the Restricted Subsidiaries in assets that are Cash Equivalents;

(jj)loans or advances to officers, directors and employees of Holdings (or any direct or indirect parent thereof), the Borrower or any of the Restricted Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes, (ii) in connection with such Person’s purchase of Equity Interests of

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Holdings (or any direct or indirect parent thereof; provided that, to the extent such loans or advances are made in cash, the amount of such loans and advances used to acquire such Equity Interests shall be contributed to Holdings in cash) and (iii) for any other purpose, in an aggregate principal amount outstanding under clauses (i) through (iii) not to exceed $20,000,000;

(kk)Investments (i) by (A) Holdings in any Loan Party and (B) the Borrower or any Restricted Subsidiary that is a Loan Party in the Borrower or any Restricted Subsidiary that is a Loan Party, (ii) by any Non-Loan Party in any other Non-Loan Party that is a Restricted Subsidiary, (iii) by any Non-Loan Party in the Borrower or any Restricted Subsidiary that is a Loan Party and (iv) by any Loan Party in any Non-Loan Party that is a Restricted Subsidiary; provided that (A) any such Investments made pursuant to this clause (iv) in the form of intercompany loans shall be evidenced by notes that have been pledged (individually or pursuant to a global note) to the Collateral Agent for the benefit of the Lenders (it being understood and agreed that any Investments permitted under this clause (iv) that are not so evidenced as of the Closing Date are not required to be so evidenced and pledged until the date that is sixty (60) days after the Closing Date (or such later date as may be acceptable to the Administrative Agent)) and (B) the aggregate amount of Investments made pursuant to this clause (iv) after the Amendment No. 1 Effective Date shall not exceed at any time outstanding the sum of (x) ~~the greater of~~ $~~15~~40,000,000 ~~and 4.00% of Total Assets~~ and (y) the Available Amount (if positive) at such time;

(ll)Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(mm)Investments consisting of Liens, Indebtedness, fundamental changes, Dispositions and Restricted Payments permitted under Sections 7.01, 7.03 (other than Section 7.03(c)(ii) or (d)), 7.04 (other than Section 7.04(c)(ii) or (f)), 7.05 (other than Section 7.05(d)(ii) or (e)) and 7.06 (other than Section 7.06(d) or (g)(iv)), respectively;

(nn)Investments existing on the date hereof or made pursuant to legally binding written contracts in existence on the date hereof, in each case, set forth on Schedule 7.02(f) and any modification, replacement, renewal, reinvestment or extension of any of the foregoing; provided that the amount of any Investment permitted pursuant to this Section 7.02(f) is not increased from the amount of such Investment on the Closing Date except pursuant to the terms of such Investment as of the Closing Date or as otherwise permitted by another clause of this Section 7.02;

(oo)Investments in Swap Contracts permitted under Section 7.03;

(pp)promissory notes and other non-cash consideration that is permitted to be received in connection with Dispositions permitted by Section 7.05;

(qq)the purchase or other acquisition of property and assets or businesses of any Person or of assets constituting a business unit, a line of business or division of such

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Person, a Store or Equity Interests in a Person that, upon the consummation thereof, will be a wholly owned Restricted Subsidiary of the Borrower (including as a result of a merger or consolidation); provided that with respect to each purchase or other acquisition made pursuant to this Section 7.02(i) (each, a “Permitted Acquisition”):

(A)the property, assets and businesses acquired in such purchase or other acquisition shall constitute Collateral and each applicable Loan Party and any such newly created or acquired Subsidiary (and, to the extent required under the Collateral and Guarantee Requirement, the Subsidiaries of such created or acquired Subsidiary) shall be Guarantors and shall have complied with the requirements of Section 6.11, within the times specified therein (for the avoidance of doubt, this clause (A) shall not override any provisions of the Collateral and Guarantee Requirement, subject to the limit in clause (B) below);

(B)the aggregate amount of Investments made by the Loan Parties in Persons that do not become Loan Parties shall not exceed at any time outstanding the sum of (i) the greater of $75,000,000 and 2.50% of Total Assets and (ii) the Available Amount (if positive) at such time;

(C)the acquired property, assets, business or Person is in a business permitted under Section 7.07;

(D)(1) immediately before and immediately after giving Pro Forma Effect to any such purchase or other acquisition, no Default shall have occurred and be continuing and (2) immediately after giving effect to such purchase or other acquisition, the Total Leverage Ratio for the Test Period immediately preceding such purchase or other acquisition is less than or equal to 6.0 to 1.0 (calculated on a Pro Forma Basis) and, satisfaction of such test shall be evidenced by a certificate from the Chief Financial Officer of the Borrower demonstrating such satisfaction calculated in reasonable detail; and

(E)the Borrower shall have delivered to the Administrative Agent, on behalf of the Lenders, a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all of the requirements set forth in this clause (i) have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition;

(rr)(i) Investments made to effect the Original Transaction and (ii) Investments made in connection with the Specified Liability Management Transactions;

(ss)Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Article 4 customary trade arrangements with customers consistent with past practices;

(tt)Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment;

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(uu)loans and advances to Holdings (or any direct or indirect parent thereof) in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made to Holdings (or such direct or indirect parent) in accordance with Section 7.06(f) or (g);

(vv)other Investments that do not exceed in the aggregate at any time outstanding after the Amendment No. 1 Effective Date the sum of (i) ~~the greater of~~ $1~~0~~0,000,000 ~~and 3.25% of Total Assets, determined as of the date of such Investment,~~ and (ii) so long as no Event of Default shall have occurred and be continuing or would result from the making of any such Investment, the Available Amount (if positive) at such time;

(ww)advances of payroll payments to employees in the ordinary course of business;

(xx)Investments to the extent that payment for such Investments is made solely with Qualified Equity Interests of Holdings (or any direct or indirect parent thereof);

(yy)Investments held by a Restricted Subsidiary acquired after the Closing Date or of a Person merged into the Borrower or merged or consolidated with a Restricted Subsidiary in accordance with Section 7.04 after the Closing Date (other than existing Investments in subsidiaries of such Subsidiary or Person, which must comply with the requirements of Sections 7.02(i) or (n)) to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(zz)Guarantees by the Borrower or any of the Restricted Subsidiaries of leases (other than Capitalized Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(aaa)(i) Investments in a Securitization Subsidiary or any Investment by a Securitization Subsidiary in any other Person in connection with a Qualified Securitization Financing; provided, however, that any such Investment in a Securitization Subsidiary is in the form of a contribution of additional Securitization Assets or as equity, and (ii) distributions or payments of Securitization Fees and purchases of Securitization Assets pursuant to a Securitization Repurchase Obligation in connection with a Qualified Securitization Financing; and

(bbb)solely to the extent financed with proceeds of IPCO Intercompany Debt incurred by the Borrower after the Amendment No. 1 Effective Date (which IPCO Intercompany Debt shall have been funded with proceeds of additional Indebtedness incurred by the IPCO Notes Issuers under the IPCO Notes Indentures after the Amendment No. 1 Effective Date), the Borrower may make loans to Holdings (and Holdings may make loans with the proceeds thereof to any direct or indirect parent company of Holdings) in an amount not to exceed, together with the aggregate amount of any Restricted Payments made in reliance on Section 7.06(l), the Holdco Notes Remaining Amount, solely for the purpose of permitting such parent company to repay, redeem, defease, discharge or otherwise terminate any Holdco Notes not acquired by

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exchange by J. Crew Brand or J. Crew Brand Corp. as of the Amendment No. 1 Effective Date and so long as such Investment is so applied upon receipt for such purpose.

~~(t) Investments made by any Restricted Subsidiary that is not a Loan Party to the extent such Investments are financed with the proceeds received by such Restricted Subsidiary from an Investment in such Restricted Subsidiary made pursuant to Sections 7.02(c)(iv), (i)(B) or (n); and~~

~~(u) Investments received in connection with (i) a disposition permitted by Section 7.05(o) or (ii) any Restricted Payment permitted by Section 7.06(l).~~

Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness or issue any Disqualified Equity Interest, other than:

(ccc)Indebtedness under the Loan Documents;

(ddd)(i) Indebtedness existing on the date hereof set forth on Schedule 7.03(b) and any Permitted Refinancing thereof and (ii) intercompany Indebtedness outstanding on the date hereof; provided that all such Indebtedness of any Loan Party owed to any Non-Loan Party shall be subject to the Intercompany Subordination Agreement;

(eee)(i) Guarantees by Holdings, the Borrower and the Restricted Subsidiaries in respect of Indebtedness of the Borrower or any of the Restricted Subsidiaries otherwise permitted hereunder (except that a Restricted Subsidiary that is not a Loan Party may not, by virtue of this Section 7.03(c), Guarantee Indebtedness that such Restricted Subsidiary could not otherwise incur under this Section 7.03); provided that (A) no Guarantee by any Restricted Subsidiary of any Junior Financing shall be permitted unless such Restricted Subsidiary shall have also provided a Guarantee of the Obligations substantially on the terms set forth in the Guaranty and (B) if the Indebtedness being Guaranteed is subordinated to the Obligations, such Guarantee shall be subordinated to the Guaranty on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness and (ii) any Guaranty by a Loan Party of Indebtedness of a Restricted Subsidiary that would have been permitted as an Investment by such Loan Party in such Restricted Subsidiary under Section 7.02(c);

(fff)Indebtedness of the Borrower or any of the Restricted Subsidiaries owing to the Borrower or any other Restricted Subsidiary to the extent constituting an Investment permitted by Section 7.02; provided that all such Indebtedness of any Loan Party owed to any Person that is not a Loan Party shall be subject to the Intercompany Subordination Agreement;

(ggg)(i) Attributable Indebtedness and other Indebtedness (including Capitalized Leases) of the Borrower and the Restricted Subsidiaries financing the acquisition, construction, repair, replacement or improvement of fixed or capital assets; provided that such Indebtedness is incurred concurrently with or within two hundred and seventy (270) days after the applicable acquisition, construction, repair, replacement or improvement and (ii) Attributable Indebtedness arising out of sale-leaseback transactions, and, in each case, any Permitted Refinancing thereof; provided that the aggregate principal amount of Indebtedness at any one time outstanding incurred pursuant to this clause (e) shall not exceed the greater of $50,000,000 and 1.75% of Total Assets, in each case determined at the time of incurrence;

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(hhh)Indebtedness in respect of Swap Contracts designed to hedge against Holdings’, the Borrower’s or any Restricted Subsidiary’s exposure to interest rates, foreign exchange rates or commodities pricing risks incurred in the ordinary course of business and not for speculative purposes and Guarantees thereof;

(iii)Indebtedness (i) of any Person that becomes a Restricted Subsidiary after the date hereof, which Indebtedness is existing at the time such Person becomes a Restricted Subsidiary and is not incurred in contemplation of such Person becoming a Restricted Subsidiary that is non-recourse to the Borrower, Holdings or any other Restricted Subsidiary (other than any Subsidiary of such Person that is a Subsidiary on the date such Person becomes a Restricted Subsidiary after the date hereof) and is either (A) unsecured or (B) secured only by the assets of such Restricted Subsidiary by Liens permitted under Section 7.01(p) and, in each case, any Permitted Refinancing thereof, and (ii) of the Borrower or any Restricted Subsidiary incurred or assumed in connection with any Permitted Acquisition that is secured only by Liens permitted under Section 7.01(p) (and any Permitted Refinancing of the foregoing) and so long as the aggregate principal amount of such Indebtedness and all Indebtedness resulting from any Permitted Refinancing thereof at any time outstanding pursuant to clause (g)(ii) does not exceed $50,000,000;

(jjj)Term Loan Refinancing Debt;

(kkk)Indebtedness representing deferred compensation to employees of the Borrower and its Subsidiaries incurred in the ordinary course of business;

(lll)Indebtedness to current or former officers, directors, managers, consultants and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of Holdings (or any direct or indirect parent thereof) permitted by Section 7.06;

(mmm)Indebtedness incurred by the Borrower or any of the Restricted Subsidiaries in a Permitted Acquisition, any other Investment expressly permitted hereunder or any Disposition, in each case to the extent constituting indemnification obligations or obligations in respect of purchase price (including earn-outs) or other similar adjustments;

(nnn)Indebtedness consisting of obligations of the Borrower and the Restricted Subsidiaries under deferred compensation or other similar arrangements with employees incurred by such Person in connection with the Original Transaction and Permitted Acquisitions or any other Investment expressly permitted hereunder;

(ooo)Cash Management Obligations and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections, employee credit card programs and other cash management and similar arrangements in the ordinary course of business and any Guarantees thereof;

(ppp)Indebtedness of the Borrower and the Restricted Subsidiaries in an aggregate principal amount at any time outstanding not to exceed ~~the greater of $100,000,000 and 3.25% of Total Assets, in each case determined at the time of incurrence; provided that a maximum of the greater of $25,000,000 and 1.00% of Total Assets in aggregate principal~~

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~~amount of such Indebtedness may be incurred by Non-Loan Parties, in each case determined at the time of incurrence;~~$25,000,000;

(qqq)Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(rrr)Indebtedness incurred by the Borrower or any of the Restricted Subsidiaries in respect of letters of credit, bank guarantees, bankers’ acceptances, warehouse receipts or similar instruments issued or created in the ordinary course of business consistent with past practice in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims;

(sss)obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Borrower or any of the Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice;

(ttt)(i) Indebtedness in an aggregate principal amount not to exceed $375,000,000 at any time outstanding under the ABL Facilities and (ii) the amount of obligations in respect of any Secured Hedge Agreement and any Secured Cash Management Agreement (in each case, as defined in the ABL Credit Agreement) at any time outstanding and not incurred in violation of Section 7.03(f) and, in respect of clauses (i) and (ii), any Permitted Refinancing thereof;

(uuu)~~[Reserved];~~Indebtedness in an aggregate outstanding principal amount not to exceed $30,000,000, consisting of mortgage or similar Indebtedness relating to one or more distribution centers of the Borrower and/or any Restricted Subsidiary (including real property and improvements thereon) and any Permitted Refinancing thereof;

(vvv)Indebtedness incurred by a Foreign Subsidiary which, when aggregated with the principal amount of all other Indebtedness incurred pursuant to this clause (t) and then outstanding, does not exceed $25,000,000;

(www)~~Permitted Ratio Debt and any Permitted Refinancing thereof;~~ Indebtedness owing by the Borrower to any IPCO Entity pursuant to the IPCO Intercompany Note so long as (i) such Indebtedness is unsecured and subordinated to the Obligations on the terms set forth in the IPCO Intercompany Note, (ii) any interest payable thereon is paid solely in kind and (iii) the maturity date thereof is not earlier than the date occurring six months after the Latest Maturity Date at the time of incurrence;

(xxx)Indebtedness incurred by a Securitization Subsidiary in a Qualified Securitization Financing that is not recourse (except for Standard Securitization Undertakings) to the Borrower or any of the Restricted Subsidiaries;

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(yyy)Indebtedness in respect of letters of credit issued for the account of any of the Subsidiaries of Holdings to finance the purchase of inventory so long as (x) such Indebtedness is unsecured and (y) the aggregate principal amount of such Indebtedness does not exceed $50,000,000 at any time;

(zzz)in the case of Holdings, Qualified Holding Company Debt; and

(aaaa)all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (x) above.

Notwithstanding the foregoing, no Restricted Subsidiary that is a Non-Loan Party will guarantee any Indebtedness for borrowed money of a Loan Party unless such Restricted Subsidiary becomes a Guarantor.

For purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, the Dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to extend, replace, refund, refinance, renew or defease other Indebtedness denominated in a foreign currency, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased, plus the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing.

The accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness shall not be deemed to be an incurrence of Indebtedness for purposes of this Section 7.03.  The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on a balance sheet of the Borrower dated such date prepared in accordance with GAAP.

Notwithstanding anything to the contrary contained in this Agreement, Indebtedness incurred pursuant to the ABL Facilities (and any Permitted Refinancing thereof) may only be incurred pursuant to Section 7.03(r).

SECTION 7.02.Fundamental Changes.  Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:

(a)Holdings or any Restricted Subsidiary may merge or consolidate with the Borrower (including a merger, the purpose of which is to reorganize the Borrower into a new

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jurisdiction); provided that (x) the Borrower shall be the continuing or surviving Person, (y) such merger or consolidation does not result in the Borrower ceasing to be organized under the Laws of the United States, any state thereof or the District of Columbia and (z) in the case of a merger or consolidation of Holdings with and into the Borrower, Holdings shall not be an obligor in respect of any Qualified Holding Company Debt or other Indebtedness that is not permitted to be Indebtedness of the Borrower under this Agreement, shall have no direct Subsidiaries at the time of such merger or consolidation other than the Borrower and, after giving effect to such merger or consolidation, the direct parent of the Borrower shall expressly assume all the obligations of Holdings under this Agreement and the other Loan Documents to which Holdings is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent;

(b)(i) any Restricted Subsidiary that is not a Loan Party may merge or consolidate with or into any other Restricted Subsidiary of the Borrower that is not a Loan Party, (ii) any Restricted Subsidiary may merge or consolidate with or into any other Restricted Subsidiary of the Borrower that is a Loan Party, (iii) any merger the sole purpose of which is to reincorporate or reorganize a Loan Party in another jurisdiction in the United States shall be permitted and (iv) any Restricted Subsidiary may liquidate or dissolve or change its legal form if the Borrower determines in good faith that such action is in the best interests of the Borrower and its Restricted Subsidiaries and is not materially disadvantageous to the Lenders, provided, in the case of clauses (ii) through (iv), that (A) no Event of Default shall result therefrom, (B) no Change of Control shall result therefrom and (C) the surviving Person (or, with respect to clause (iv), the Person who receives the assets of such dissolving or liquidated Restricted Subsidiary that is a Guarantor) shall be a Loan Party;

(c)any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or another Restricted Subsidiary; provided that if the transferor in such a transaction is a Loan Party, then (i) the transferee must be a Loan Party or (ii) such Investment must be a permitted Investment in a Restricted Subsidiary which is not a Loan Party in accordance with Sections 7.02 (other than Section 7.02(e));

(d)so long as no Default exists or would result therefrom, the Borrower may merge or consolidate with any other Person; provided that (i) the Borrower shall be the continuing or surviving corporation or (ii) if the Person formed by or surviving any such merger or consolidation is not the Borrower (any such Person, the “Successor Borrower”), (A) the Successor Borrower shall be an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof, (B) the Successor Borrower shall expressly assume all the obligations of the Borrower under this Agreement and the other Loan Documents to which the Borrower is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (C) each Guarantor, unless it is the other party to such merger or consolidation, shall have by a supplement to the Guaranty confirmed that its Guarantee of the Obligations shall apply to the Successor Borrower’s obligations under this Agreement, (D) each Loan Party, unless it is the other party to such merger or consolidation, shall have by a supplement to the Security Agreement confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement, (E) each mortgagor of a Mortgaged Property, unless it is the other party to such

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merger or consolidation, shall have by an amendment to or restatement of the applicable Mortgage (or other instrument reasonably satisfactory to the Collateral Agent) confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement, and (F) the Borrower shall have delivered to the Administrative Agent an officer’s certificate and an opinion of counsel, each stating that such merger or consolidation and such supplement to this Agreement or any Collateral Document comply with this Agreement; provided, further, that if the foregoing are satisfied, the Successor Borrower will succeed to, and be substituted for, the Borrower under this Agreement;

(e)so long as no Default exists or would result therefrom, Holdings may merge or consolidate with any other Person; provided that (A) Holdings shall be the continuing or surviving Person or (B) if the Person formed by or surviving any such merger, amalgamation or consolidation is not Holdings or is a Person into which Holdings has been liquidated (any such Person, the “Successor Holdings”) (A) the Successor Holdings shall be an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof, (B) the Successor Holdings shall expressly assume all the obligations of Holdings under this Agreement and the other Loan Documents to which Holdings is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent and (C) the Borrower shall have delivered to the Administrative Agent an officer’s certificate and an opinion of counsel, each stating that such merger or consolidation and such supplement to this Agreement or any Collateral Document comply with this Agreement; provided, further, that if the foregoing are satisfied, the Successor Holdings will succeed to, and be substituted for, Holdings under this Agreement;

(f)so long as no Default exists or would result therefrom, any Restricted Subsidiary may merge or consolidate with any other Person in order to effect an Investment permitted pursuant to Section 7.02 (other than Section 7.02(e)); provided that the continuing or surviving Person shall be the Borrower or a Restricted Subsidiary, which together with each of its Restricted Subsidiaries, shall have complied with the applicable requirements of Section 6.11;

(g)~~[Reserved]~~to the extent constituting a merger, dissolution, liquidation, consolidation or Disposition of all or substantially all of the assets of any Person, any Specified Liability Management Transaction; and

(h)so long as no Default exists or would result therefrom, a merger, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 7.05 (other than Section 7.05(e)).

Dispositions,  Make any Disposition or enter into any agreement to make any Disposition, except:

(i)Dispositions of obsolete, worn out, used or surplus property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used or useful in the conduct of the business of the Borrower and the Restricted Subsidiaries;

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(j)Dispositions of inventory and goods held for sale in the ordinary course of business;

(k)Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property; provided that to the extent the property being transferred constitutes Term Priority Collateral, such replacement property shall constitute Term Priority Collateral;

(l)Dispositions of property to the Borrower or a Restricted Subsidiary; provided that if the transferor of such property is a Loan Party (i) the transferee thereof must be a Loan Party or (ii) such Investment must be a permitted Investment in a Restricted Subsidiary that is not a Loan Party in accordance with Section 7.02 (other than Section 7.02(e));

(m)Dispositions permitted by Sections 7.02 (other than Section 7.02(e)), 7.04 (other than Section 7.04(h)) and 7.06 (other Section 7.06(d)) and Liens permitted by Section 7.01 (other than Section 7.01(m)(ii));

(n)Dispositions of property pursuant to sale-leaseback transactions; provided that the Net Cash Proceeds thereof are applied in accordance with Section 2.03(b)(ii);

(o)Dispositions of Cash Equivalents;

(p)leases, subleases, licenses or sublicenses (including the provision of software under an open source license), in each case in the ordinary course of business and which do not materially interfere with the business of the Borrower and the Restricted Subsidiaries, taken as a whole;

(q)transfers of property subject to Casualty Events upon receipt of the Net Cash Proceeds of such Casualty Event;

(r)Dispositions of property not otherwise permitted under this Section 7.05; provided that (i) at the time of such Disposition (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Default exists), no Default shall exist or would result from such Disposition; (ii) with respect to any Disposition pursuant to this clause (j) for a purchase price in excess of $15,000,000, the Borrower or any of the Restricted Subsidiaries shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents (in each case, free and clear of all Liens at the time received, other than nonconsensual Liens permitted by Section 7.01 and Liens permitted by Sections 7.01(a), (l), (m), (s), (t)(i), (t)(ii), (u), (y) and (cc)); provided, however, that for the purposes of this clause (ii), (A) any liabilities (as shown on the Borrower’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which the Borrower and all of the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, (B) any securities received by such Restricted Subsidiary from such transferee that are converted by such Restricted Subsidiary into cash (to the extent of the cash received) within one hundred and eighty (180) days following the closing

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of the applicable Disposition and (C) any Designated Non-Cash Consideration received in respect of such Disposition having an aggregate fair market value as determined by the Borrower in good faith, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (C) that is at that time outstanding, not in excess of the greater of $25,000,000 and 1.00% of Total Assets at the time of the receipt of such Designated Non-Cash Consideration, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash; and (iii) to the extent the aggregate amount of Net Cash Proceeds received by the Borrower or a Restricted Subsidiary from Dispositions made pursuant to this Section 7.05(j) exceeds $100,000,000, all Net Cash Proceeds in excess of such amount shall be applied to prepay Loans in accordance with Section 2.03(b)(ii)(A) and may not be reinvested in the business of the Borrower or a Restricted Subsidiary;

(s)Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(t)Dispositions of accounts receivable in connection with the collection or compromise thereof;

(u)~~any issuance or sale of Equity Interests in, or sale of Indebtedness or other securities of, an Unrestricted Subsidiary~~[reserved];

(v)to the extent allowable under Section 1031 of the Code (or comparable or successor provision), any exchange of like property (excluding any boot thereon permitted by such provision) for use in any business conducted by the Borrower or any of its Restricted Subsidiaries that is not in contravention of Section 7.07; provided that to the extent the property being transferred constitutes Term Priority Collateral, such replacement property shall constitute Term Priority Collateral;

(w)~~any Disposition of all or any part of the Madewell Business (including by way of the issuance or disposition of any Equity Interests) so long as immediately after giving effect to such Disposition the Total Leverage Ratio for the Test Period immediately preceding such Disposition is less than or equal to 6.0 to 1.0 (calculated on a Pro Forma Basis);~~[reserved];

(x)the unwinding of any Swap Contract;

(y)sales or other dispositions by the Borrower or any Restricted Subsidiary of assets in connection with the closing or sale of a Store (including a factory Store) in the ordinary course of business of the Borrower and its Subsidiaries, which consist of leasehold interests in the premises of such Store, the equipment and fixtures located at such premises and the books and records relating exclusively and directly to the operations of such Store; provided that as to each and all such sales and closings, (A) no Event of Default shall result therefrom and (B) such sale shall be on commercially reasonable prices and terms in a bona fide arm’s length transaction;

(z)bulk sales of other Dispositions of the inventory of a Loan Party not in the ordinary course of business in connection with Store closings, at arm’s length;

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(aa)any Disposition of Securitization Assets to a Securitization Subsidiary; ~~and~~

(bb)the lapse or abandonment in the ordinary course of business of any registrations or applications for registration of any immaterial IP Rights;

(cc)any Disposition made in connection with any Specified Liability Management Transaction; and

(dd)any agreement to enter into any Disposition (including with respect to the Madewell Business) that is not otherwise permitted under this Section 7.05; provided that (i) in no event shall such Disposition be consummated in any respect unless (A) the Required Lenders (determined in the case of this clause (v) with respect to an agreement to Dispose of the Madewell Business, by excluding any Lender from the determination of Required Lenders that is, or is affiliated with, the proposed purchaser of the Madewell Business) shall have consented to, or are required to consent as a condition to the consummation of, such Disposition or (B) upon the consummation of such Disposition, all Obligations (other than (x) obligations and liabilities under Secured Hedge Agreements as to which arrangement satisfactory to the applicable Hedge Bank will be made, (y) Cash Management Obligations as to which arrangements reasonably satisfactory to the applicable Cash Management Bank will be made and (z) contingent indemnification obligations not yet accrued and payable) are paid in full in cash and (ii) no such agreement shall impose a “break-up” or similar fee or payment on any Loan Party or its Subsidiaries if the relevant Disposition is not consummated;

provided that (i) notwithstanding anything in this Agreement or the other Loan Documents to the contrary, in no event shall the Madewell Business be Disposed of to any Person unless (A) the Required Lenders (determined in the case of clause (i) of this proviso to Section 7.05 by excluding any Lender from the determination of Required Lenders that is, or is affiliated with, the proposed purchaser of the Madewell Business) shall have consented to such Disposition or (B) upon the consummation of such Disposition, all Obligations (other than (x) obligations and liabilities under Secured Hedge Agreements as to which arrangement satisfactory to the applicable Hedge Bank will be made, (y) Cash Management Obligations as to which arrangements reasonably satisfactory to the applicable Cash Management Bank will be made and (z) contingent indemnification obligations not yet accrued and payable) are paid in full in cash, and (ii) any Disposition of any property pursuant to this Section 7.05 (except pursuant to Sections 7.05(e), (i), (k), (~~o) (but only if immediately after giving effect to such disposition the Total Leverage Ratio for the Test Period immediately preceding such disposition is less than or equal to 6.0 to 1.0 (calculated on a Pro Forma Basis)), (p) and (t)~~p), (t), (u) and/or (v) and except for Dispositions from the Borrower or a Restricted Subsidiary that is a Loan Party to the Borrower or a Restricted Subsidiary that is a Loan Party), shall be for no less than the fair market value of such property at the time of such Disposition as determined by the Borrower in good faith.  To the extent any Collateral is Disposed of as expressly permitted by this Section 7.05 to any Person other than a Loan Party, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, and, if requested by the Administrative Agent, upon the certification by the Borrower that such Disposition is permitted by this Agreement, the Administrative Agent shall be authorized to take any actions deemed appropriate in order to effect the foregoing.

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SECTION 7.03.Restricted Payments.  Declare or make, directly or indirectly, any Restricted Payment on or after the Closing Date, except:

(a)each Restricted Subsidiary may make Restricted Payments to the Borrower and to its other Restricted Subsidiaries (and, in the case of a Restricted Payment by a non-wholly owned Restricted Subsidiary, to the Borrower and any of its other Restricted Subsidiaries and to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests of the relevant class of Equity Interests);

(b)Holdings, the Borrower and each of its Restricted Subsidiaries may declare and make dividend payments or other distributions payable solely in the Equity Interests (other than Disqualified Equity Interests not otherwise permitted by Section 7.03) of such Person;

(c)Restricted Payments made on the Original Closing Date to consummate the Original Transaction;

(d)to the extent constituting Restricted Payments, Holdings, the Borrower and the Restricted Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Section 7.02 (other than Section 7.02(e)), 7.04 (other than a merger or consolidation of Holdings and the Borrower) or 7.08 (other than Sections 7.08(a), (j) or (k));

(e)repurchases of Equity Interests in Holdings, the Borrower or any of the Restricted Subsidiaries deemed to occur upon exercise of stock options or warrants or similar rights if such Equity Interests represent a portion of the exercise price of such options or warrants or similar rights;

(f)Holdings and the Borrower may pay (or make Restricted Payments to allow Holdings or any direct or indirect parent thereof to pay) for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of Holdings (or of any such direct or indirect parent thereof) held by any future, present or former employee, director, consultant or distributor (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) of the Borrower (or any direct or indirect parent of the Borrower) or any of its Subsidiaries upon the death, disability, retirement or termination of employment of any such Person or otherwise pursuant to any employee or director equity plan, employee or director stock option plan or any other employee or director benefit plan or any agreement (including any stock subscription or shareholder agreement) with any employee, director, consultant or distributor of the Borrower (or any direct or indirect parent of the Borrower) or any of its Subsidiaries in an aggregate amount together with the aggregate amount of loans and advances to Holdings made pursuant to Section 7.02(m) in lieu of Restricted Payments permitted by this clause (f) not to exceed $15,000,000 (which shall increase to $25,000,000 after consummation of a Qualifying IPO) in any calendar year prior to giving effect to any amounts carried over from prior years (with unused amounts in any calendar year being carried over to the next two succeeding calendar years, including, for the avoidance of doubt, any unused amounts carried over and available under Section 7.06(f) of the Existing Credit Agreement as in effect immediately prior to the Closing Date); provided that such amount in any calendar year may be increased by an amount not to exceed the cash proceeds of

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key man life insurance policies received by the Borrower or its Restricted Subsidiaries after the Closing Date;

(g)the Borrower may make Restricted Payments to Holdings or to any direct or indirect parent of Holdings (and Holdings may make Restricted Payments to any direct or indirect parent of Holdings):

(i)the proceeds of which will be used to pay (or make Restricted Payments to allow any direct or indirect parent thereof to pay) the tax liability to each foreign, federal, state or local jurisdiction in respect of which a consolidated, combined, unitary or affiliated return is filed by Holdings (or such direct or indirect parent) that includes the Borrower and/or any of its Subsidiaries, to the extent such tax liability does not exceed the lesser of (A) the taxes that would have been payable by the Borrower and/or its Subsidiaries as a stand-alone group and (B) the actual tax liability of Holdings’ consolidated, combined, unitary or affiliated group (or, if Holdings is not the parent of the actual group, the taxes that would have been paid by Holdings, the Borrower and/or the Borrower’s Subsidiaries as a stand-alone group), reduced by any such taxes paid or to be paid directly by the Borrower or its Subsidiaries;

(ii)the proceeds of which shall be used to pay (or make Restricted Payments to allow any direct or indirect parent thereof to pay) its operating costs and expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses provided by third parties), which are reasonable and customary and incurred in the ordinary course of business, attributable to the ownership or operations of the Borrower and its Subsidiaries;

(iii)the proceeds of which shall be used to pay (or make Restricted Payments to allow any direct or indirect parent thereof which does not own other Subsidiaries besides Holdings, its Subsidiaries and the direct or indirect parents of Holdings to pay) (A) franchise taxes and other fees, taxes and expenses required to maintain its (or any of such direct or indirect parents’) corporate existence or (B) costs and expenses incurred by it or any of its direct or indirect parents in connection with such entity being a public company, including costs and expenses relating to ongoing compliance with federal and state securities laws and regulations, SEC rules and regulations and the Sarbanes-Oxley Act of 2002;

(iv)to finance any Investment permitted to be made pursuant to Section 7.02; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (B) Holdings and the Borrower shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to the Borrower or a Restricted Subsidiary or (2) the merger (to the extent permitted in Section 7.04) of the Person formed or acquired into the Borrower or a Restricted Subsidiary in order to consummate such Permitted Acquisition, in each case, in accordance with the requirements of Section 6.11 and 7.02;

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(v)the proceeds of which shall be used to pay (or make Restricted Payments to allow any direct or indirect parent thereof to pay) costs, fees and expenses (other than to Affiliates) related to any unsuccessful equity or debt offering permitted by this Agreement; and

(vi)~~(vi)~~the proceeds of which (A) shall be used to pay customary salary, bonus and other benefits payable to officers and employees of Holdings or any direct or indirect parent company of Holdings to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Borrower and the Restricted Subsidiaries or (B) shall be used to make payments permitted under Sections 7.08(e), (h), (k) and (q) (but only to the extent such payments have not been and are not expected to be made by the Borrower or a Restricted Subsidiary);

(h)Holdings, the Borrower or any of the Restricted Subsidiaries may pay cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof or any Permitted Acquisition;

(i)the declaration and payment of dividends on the Borrower’s common stock following the first public offering of the Borrower’s common stock or the common stock of any of its direct or indirect parents after the Closing Date, of up to 6% per annum of the net proceeds received by or contributed to the Borrower in or from any such public offering, other than public offerings with respect to the Borrower’s common stock registered on Form S−4 or Form S−8;

(j)repurchases of Equity Interests (i) deemed to occur on the exercise of options by the delivery of Equity Interests in satisfaction of the exercise price of such options or (ii) in consideration of withholding or similar Taxes payable by any future, present or former employee, director, manager or consultant (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing), including deemed repurchases in connection with the exercise of stock options;

(k)to the extent constituting a Restricted Payment, the consummation of the Specified Liability Management Transactions (it being understood and agreed that this clause (k) shall not permit the Borrower to pay any dividend in respect of the 2017 Preferred Stock or 2017 Common Stock that is not otherwise permitted by the terms of this Agreement); and

(l)solely to the extent financed with proceeds of IPCO Intercompany Debt incurred by the Borrower after the Amendment No. 1 Effective Date (which IPCO Intercompany Debt shall have been funded with proceeds of additional Indebtedness incurred by the IPCO Notes Issuers under the IPCO Notes Indentures after the Amendment No. 1 Effective Date), the Borrower may make Restricted Payments to Holdings (and Holdings may make Restricted Payments with the proceeds thereof to any direct or indirect parent company of Holdings) in an amount not to exceed, together with the aggregate amount of any Investment made in reliance on Section 7.02(t), the Holdco Notes Remaining Amount, solely for the purpose of permitting such parent company to repay, redeem, defease, discharge or otherwise terminate any Holdco Notes not acquired by exchange by J. Crew Brand or J. Crew Brand Corp.as of the Amendment No. 1

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Effective Date and so long as such Restricted Payment is so applied upon receipt for such purpose.

~~(k) in addition to the foregoing Restricted Payments and so long as no Default shall have occurred and be continuing or would result therefrom, the Borrower may make additional Restricted Payments (the proceeds of which may be utilized by Holdings to make additional Restricted Payments) in an aggregate amount, together with the aggregate amount of prepayments, redemptions, purchases, defeasances and other payments in respect of Junior Financings made pursuant to Section 7.12(a)(i)(E), not to exceed the sum of (i) the amount by which 2.50% of Total Assets (determined at the time of such Restricted Payment) exceeds the Total Asset Percentage Amount minus any Restricted Payments made in reliance on this clause (k)(i) after the Closing Date and prior to such date of determination, and (ii) so long as immediately after giving effect to such Restricted Payment, the Total Leverage Ratio for the Test Period immediately preceding such purchase or other acquisition for which financial statements are available is less than or equal to 6.0 to 1.0 (calculated on a Pro Forma Basis) and satisfaction of such test shall be evidenced by a certificate from the Chief Financial Officer of the Borrower demonstrating such satisfaction calculated in reasonable detail, the Available Amount (if positive) at such time; and~~

~~(l) so long as immediately after giving effect to such Restricted Payment, the Total Leverage Ratio for the Test Period immediately preceding such Restricted Payment is less than or equal to 6.0 to 1.0 (calculated on a Pro Forma Basis) and satisfaction of such test shall be evidenced by a certificate from the chief financial officer demonstrating such satisfaction calculated in reasonable detail, (x) in an aggregate amount not to exceed the Net Cash Proceeds (not giving effect to the proviso in clause (a) of the definition thereof) from any Disposition, in whole or in part, of the Madewell Business (including by the disposition or issuance of Equity Interests evidencing ownership in respect thereof) or (y) constituting the assets comprising all or any part of the Madewell Business (including any Equity Interests evidencing ownership in respect thereof).~~

SECTION 7.04.Change in Nature of Business.  Engage in any material line of business substantially different from those lines of business conducted by Holdings, the Borrower and the Restricted Subsidiaries on the Closing Date or any business reasonably related or ancillary thereto.

SECTION 7.05.Transactions with Affiliates.  Enter into any transaction of any kind with any Affiliate of Holdings or the Borrower, whether or not in the ordinary course of business, other than:

(a)transactions between or among the Borrower or any of the Restricted Subsidiaries or any entity that becomes a Restricted Subsidiary as a result of such transaction,

(b)transactions on terms substantially as favorable to Holdings, the Borrower or such Restricted Subsidiary as would be obtainable by Holdings, the Borrower or such Restricted Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate,

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(c)(i) the Original Transaction, the Transaction and the payment of fees and expenses (including the Transaction Expenses) related to the Original Transaction and the Transaction and (ii) the Specified Liability Management Transactions,

(d)the issuance of Equity Interests of Holdings to any officer, director, employee or consultant of the Borrower or any of its Subsidiaries or any direct or indirect parent of Holdings in connection with the Original Transaction,

(e)the payment of management, consulting, monitoring, advisory and other fees, indemnities and expenses to the Sponsor pursuant to the Sponsor Management Agreement (plus any unpaid management, consulting, monitoring, advisory and other fees, indemnities and expenses accrued in any prior year) and any Sponsor Termination Fees pursuant to the Sponsor Management Agreement,

(f)employment and severance arrangements between Holdings, the Borrower and the Restricted Subsidiaries and their respective officers and employees in the ordinary course of business and transactions pursuant to stock option plans and employee benefit plans and arrangements,

(g)the non-exclusive licensing of trademarks, copyrights or other IP Rights in the ordinary course of business to permit the commercial exploitation of IP Rights between or among Affiliates and Subsidiaries of Holdings or the Borrower,

(h)the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, directors, officers and employees of Holdings and the Restricted Subsidiaries or any direct or indirect parent of Holdings in the ordinary course of business to the extent attributable to the ownership or operation of the Borrower and the Restricted Subsidiaries,

(i)any agreement, instrument or arrangement as in effect as of the Closing Date and set forth on Schedule 7.08, or any amendment thereto (so long as any such amendment is not adverse to the Lenders in any material respect as compared to the applicable agreement as in effect on the Closing Date),

(j)Restricted Payments permitted under Section 7.06 and any ~~Disposition~~Investment permitted by Section 7.0~~5~~2(~~o~~t),

(k)customary payments by the Borrower and any of the Restricted Subsidiaries to the Sponsor made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions or divestitures), which payments are approved by the majority of the members of the board of directors or a majority of the disinterested members of the board of directors of Holdings in good faith,

(l)transactions in which the Borrower or any of the Restricted Subsidiaries, as the case may be, delivers to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to the Borrower or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (b) of this Section 7.08,

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(m)the issuance or transfer of Equity Interests (other than Disqualified Equity Interests) of Holdings to any Permitted Holder or to any former, current or future director, manager, officer, employee or consultant (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) of the Borrower, any of its Subsidiaries or any direct or indirect parent thereof to the extent otherwise permitted by this Agreement and to the extent such issuance or transfer would not give rise to a Change of Control,

(n)investments by the Sponsor or the Co-Investors in securities of Holdings, the Borrower or any of the Restricted Subsidiaries so long as (A) the investment is being offered generally to other investors on the same or more favorable terms and (B) the investment constitutes less than 5.0% of the proposed or outstanding issue amount of such class of securities,

(o)payments to or from, and transactions with, Joint Ventures (to the extent any such Joint Venture is only an Affiliate as a result of Investments by Holdings and the Restricted Subsidiaries in such Joint Venture) in the ordinary course of business to the extent otherwise permitted under Section 7.02,

(p)any Disposition of Securitization Assets or related assets in connection with any Qualified Securitization Financing,

(q)the payment of reasonable out-of-pocket costs and expenses relating to registration rights and indemnities provided to shareholders of Holdings or any direct or indirect parent thereof pursuant to the stockholders agreement or the registration and participation rights agreement entered into on the Closing Date in connection therewith, and

(r)the payment of any dividend or distribution within sixty (60) days after the date of declaration thereof, if at the date of declaration (i) such payment would have complied with the provisions of this Agreement and (ii) no Event of Default occurred and was continuing.

SECTION 7.06.Burdensome Agreements.  Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that prohibits, restricts, imposes any condition on or limits the ability of (a) any Restricted Subsidiary that is not a Loan Party to make Restricted Payments to (directly or indirectly) or to make or repay loans or advances to any Loan Party or to Guarantee the Obligations of any Loan Party under the Loan Documents or (b) any Loan Party to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Lenders with respect to the Facility and the Obligations under the Loan Documents; provided that the foregoing clauses (a) and (b) shall not apply to Contractual Obligations that:

(i)(x) exist on the date hereof and (to the extent not otherwise permitted by this Section 7.09) are listed on Schedule 7.09 hereto and (y) to the extent Contractual Obligations permitted by clause (x) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted modification, replacement, renewal, extension or refinancing of such Indebtedness so long as such

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modification, replacement, renewal, extension or refinancing does not expand the scope of such Contractual Obligation,

(ii)are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary, so long as such Contractual Obligations were not entered into in contemplation of such Person becoming a Restricted Subsidiary,

(iii)represent Indebtedness of a Restricted Subsidiary that is not a Loan Party that is permitted by Section 7.03,

(iv)are customary restrictions that arise in connection with (x) any Lien permitted by Sections 7.01(a), (l), (m), (s), (t)(i), (t)(ii), (u), (y) and (cc) and relate to the property subject to such Lien or (y) any Disposition permitted by Section 7.05 applicable pending such Disposition solely to the assets subject to such Disposition,

(v)are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 7.02 and applicable solely to such joint venture entered into in the ordinary course of business,

(vi)are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 7.03 but solely to the extent any negative pledge relates to the property financed by or the subject of such Indebtedness (and excluding in any event any Indebtedness constituting any Junior Financing) and the proceeds and products thereof and, in the case of the ABL Facilities and any Term Loan Refinancing Debt, permit the Liens securing the Obligations without restriction (subject to the ABL Intercreditor Agreement),

(vii)are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto,

(viii)comprise restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Sections 7.03(e), (g), (h), (o)(i), (r) or (t) to the extent that such restrictions apply only to the property or assets securing such Indebtedness,

(ix)are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of any Restricted Subsidiary,

(x)are customary provisions restricting assignment of any agreement entered into in the ordinary course of business,

(xi)are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business,

(xii)are customary restrictions contained in the ABL Credit Agreement~~,~~ and the ABL Facilities Documentation~~, Senior Notes Indenture and the Senior Notes~~ and any Permitted Refinancing of any of the foregoing,

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(xiii)arise in connection with cash or other deposits permitted under Section 7.01, or

(xiv)comprise restrictions imposed by any agreement governing Indebtedness entered into after the Original Closing Date and permitted under Section 7.03 that are, taken as a whole, in the good faith judgment of the Borrower, no more restrictive with respect to the Borrower or any Restricted Subsidiary than customary market terms for Indebtedness of such type (and, in any event, are no more restrictive than the restrictions contained in this Agreement), so long as the Borrower shall have determined in good faith that such restrictions will not affect its obligation or ability to make any payments required hereunder.

SECTION 7.07.Use of Proceeds.  Use the proceeds of any Borrowing, whether directly or indirectly, in a manner inconsistent with the uses set forth in the preliminary statements to this Agreement.

SECTION 7.08.Accounting Changes.  Make any change in fiscal year; provided, however, that Holdings and the Borrower may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, Holdings, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

SECTION 7.09.Prepayments, Etc. of Indebtedness.

(a)(i) Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner (it being understood that payments of regularly scheduled principal, interest and mandatory prepayments shall be permitted) ~~the Senior Notes or any other~~any Indebtedness of a Loan Party (except, with respect to Holdings, to the extent such prepayment, redemption, purchase, defeasance or other satisfaction thereof is funded with a Restricted Payment permitted under Section 7.06(k)) that is unsecured or subordinated to the Obligations expressly by its terms (other than Indebtedness among the Borrower and its Restricted Subsidiaries) (collectively, “Junior Financing”), except (A) the refinancing thereof with the Net Cash Proceeds of, or in exchange for, any Permitted Refinancing, to the extent not required to prepay any Loans pursuant to Section 2.03(b), (B) the conversion of any Junior Financing to Equity Interests (other than Disqualified Equity Interests) of Holdings or any of its direct or indirect parents, (C) the prepayment of Indebtedness of the Borrower or any Restricted Subsidiary owed to Holdings, the Borrower or a Restricted Subsidiary or the prepayment of any other Junior Financing with the proceeds of any other Junior Financing otherwise permitted by Section 7.03, and (D) ~~the Refinancing of the Senior Notes and (E)~~ prepayments, redemptions, purchases, defeasances and other payments in respect of Junior Financings prior to their scheduled maturity in an aggregate amount~~, together with the aggregate amount of Restricted Payments made pursuant to Section 7.06(k),~~ not to exceed the sum of (1) the amount by which 2.50% of Total Assets (determined at the time of such prepayment, redemption, purchase, defeasance or other payment) exceeds the Total Asset Percentage Amount minus any prepayments, redemptions, purchases, defeasances and other payments in respect of Junior Financings ~~made in reliance on this clause (1)~~ after the Closing Date and prior to such date of

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determination~~,~~ and (2) if the Total Leverage Ratio (after giving effect to such prepayment, redemption, purchase or defeasance on a Pro Forma Basis) is not greater than 6.0 to 1.0, and so long as no Default has occurred and is continuing or would result therefrom, the Available Amount (if positive) at such time ~~or~~, (ii) make any payment in violation of any subordination terms of any Junior Financing Documentation or (iii) make any payment or distribution (whether principal, interest or otherwise) on the IPCO Intercompany Debt (and excluding interest that is paid in kind).

(b)Amend, modify or change in any manner materially adverse to the interests of the Lenders (i) any term or condition of ~~(i)~~ any Junior Financing Documentation in respect of any Indebtedness having an aggregate outstanding principal amount of $35,000,000 or more ~~or (ii) the Senior Notes Indenture (in the case of each of clauses (i) and (ii)~~, other than as a result of a Permitted Refinancing thereof) without the consent of the Administrative Agent and (ii) any term or condition of the IPCO Intercompany Note without the consent of the Administrative Agent.

SECTION 7.10.Holdings.  In the case of Holdings, conduct, transact or otherwise engage in any business or operations other than the following (and activities incidental thereto):  (i) its direct ownership of the Equity Interests of the Borrower and its indirect ownership of the Equity Interests of the Subsidiaries of the Borrower, (ii) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance), (iii) the performance of its obligations with respect to the Loan Documents, the ABL Facilities, any ~~Senior Notes, any~~ Qualified Holding Company ~~Debt, any Permitted Ratio~~ Debt, any Term Loan Refinancing Debt or the Merger Agreement and the other agreements contemplated by the Merger Agreement, (iv) any public offering of its common stock or any other issuance of its Equity Interests or any transaction permitted under Section 7.04, (v) financing activities, including the issuance of securities, incurrence of debt, payment of dividends, making contributions to the capital of its Subsidiaries and guaranteeing the obligations of its Subsidiaries in each case solely to the extent permitted hereunder, (vi) participating in tax, accounting and other administrative matters as a member of the consolidated group of Holdings and the Borrower, (vii) holding any cash or property received in connection with Restricted Payments made by the Borrower in accordance with Section 7.06 pending application thereof by Holdings, (viii) providing indemnification to officers and directors and (ix) activities incidental to the businesses or activities described in clauses (i) to (viii) of this Section 7.13.

SECTION 7.11.IPCO Trademark License Agreements.  Amend, modify or waive in any manner materially adverse to the interests of the Lenders any term or condition of any IPCO License Agreement without the consent of the Required Lenders.

SECTION 7.12.Financial Covenant.  On the last day of any Test Period (commencing with the Test Period ending on or about November 2, 2019), the Borrower shall not permit the Financial Covenant Total Leverage Ratio to exceed the corresponding ratio set forth below:

Test Period	Financial Covenant Total Leverage Ratio

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Test Period	Financial Covenant Total Leverage Ratio
November 2, 2019	15.0:1.0
February 1, 2020	14.0:1.0
May 2, 2020 and thereafter	13.0:1.0

ARTICLE VIII

Events of Default and Remedies

SECTION 8.01.Events of Default.  Each of the events referred to in clauses (a) through (l) of this Section 8.01 shall constitute an “Event of Default”:

(a)Non-Payment.  The Borrower fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within five (5) Business Days after the same becomes due, any interest on any Loan or any other amount payable hereunder or with respect to any other Loan Document; or

(b)Specific Covenants.  The Borrower, any Restricted Subsidiary or, in the case of Section 7.13, Holdings, fails to perform or observe any term, covenant or agreement contained in any of Sections 6.03(a) or 6.05(a) (solely with respect to the Borrower) or Article VII; or

(c)Other Defaults.  Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after receipt by the Borrower of written notice thereof from the Administrative Agent; ~~or~~

(d)Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by any Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be untrue in any material respect when made or deemed made; or

(e)Cross-Default.  Any Loan Party or any Restricted Subsidiary (A) fails to make any payment beyond the applicable grace period, if any, whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise, in respect of any Indebtedness (other than Indebtedness hereunder) having an aggregate outstanding principal amount (individually or in the aggregate with all other Indebtedness as to which such a failure shall exist) of not less than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs (other than, with respect to Indebtedness consisting of Swap Contracts, termination events or equivalent events pursuant to the terms of such Swap Contracts and not as a result of any default thereunder by any Loan Party),the effect of which default or other event is to cause, or to permit the holder or holders of

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such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that this clause (e)(B) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; provided, further, that such failure is unremedied and is not waived by the holders of such Indebtedness prior to any termination of the Commitments or acceleration of the Loans pursuant to Section 8.02; provided that no such event under the ABL Facilities shall constitute an Event of Default under this Section 8.01(e) until the earliest to occur of (x) the date that is thirty (30) days after such event or circumstance (but only if such event or circumstance has not been waived or cured), (y) the acceleration of the Indebtedness under the ABL Facilities and (z) the exercise of any remedies by the ABL Administrative Agent in respect of any Collateral; or

(f)Insolvency Proceedings, Etc.  Holdings, the Borrower or any Material Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g)Judgments.  There is entered against any Loan Party or any Restricted Subsidiary a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied or failed to acknowledge coverage thereof) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of sixty (60) consecutive days; or

(h)ERISA.  (i)  An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or would reasonably be expected to result in liability of any Loan Party or their respective ERISA Affiliates under Title IV of ERISA in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect, (ii) any Loan Party or any of their respective ERISA Affiliates fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its Withdrawal Liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect, or (iii) with respect to a Foreign Plan a termination, withdrawal or noncompliance with applicable law or plan terms that would reasonably be expected to result in a Material Adverse Effect; or

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(i)Invalidity of Loan Documents.  Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.04 or 7.05) or the satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of any provision of any Loan Document; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the Obligations and termination of the Aggregate Commitments), or purports in writing to revoke or rescind any Loan Document; or

(j)Collateral Documents.  (i) Any Collateral Document after delivery thereof pursuant to Section 4.01 or 6.11 shall for any reason (other than pursuant to the terms hereof or thereof including as a result of a transaction permitted under Section 7.04 or 7.05) cease to create, or any Lien purported to be created by any Collateral Document shall be asserted in writing by any Loan Party not to be, a valid and perfected lien, with the priority required by the Collateral Documents (or other security purported to be created on the applicable Collateral) on and security interest in any material portion of the Collateral purported to be covered thereby, subject to Liens permitted under Section 7.01, except to the extent that any such loss of perfection or priority results from the failure of the Administrative Agent or the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents or to file Uniform Commercial Code continuation statements and except as to Collateral consisting of real property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied coverage, or (ii) any of the Equity Interests of the Borrower ceasing to be pledged pursuant to the Security Agreement free of Liens other than Liens permitted by the ABL Intercreditor Agreement, First Lien Intercreditor (if any) and the Second Lien Intercreditor Agreement (if any) or any nonconsensual Liens arising solely by operation of Law; or

(k)Junior Financing Documentation.  (i) Any of the Obligations of the Loan Parties under the Loan Documents for any reason shall cease to be “Senior Indebtedness” (or any comparable term) or “Senior Secured Financing” (or any comparable term) under, and as defined in any Junior Financing Documentation governing Junior Financing subordinated in right of payment to the Obligations under the Loan Documents with an aggregate principal amount of not less than the Threshold Amount or (ii) the subordination provisions set forth in any Junior Financing Documentation governing Junior Financing subordinated in right of payment to the Obligations under the Loan Documents with an aggregate principal amount of not less than the Threshold Amount shall, in whole or in part, cease to be effective or cease to be legally valid, binding and enforceable against the holders of any such Junior Financing, if applicable; or

(l)Change of Control.  There occurs any Change of Control~~.~~; or

(m)IPCO Indentures/IPCO Trademark License Agreements.  (i) A default under any IPCO Notes Indenture occurs which results in the acceleration of the obligations owing thereunder, (ii) J. Crew International fails to make any payment of the license fee owing under any IPCO Trademark License Agreement beyond the grace period applicable thereto or (iii) any IPCO Trademark License Agreement is terminated; or

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(n)Trademark Licenses.  Domestic Brand (or any other IPCO Entity) grants a license in respect of, or otherwise Disposes of, any Assigned Mark to any Person other than (i) J. Crew International, (ii) as permitted under the IPCO Trademark License Agreements or (iii) in the case of a Disposition of any Assigned Mark, the abandonment or discontinuance of the use or maintenance of such Assigned Mark to the extent that (A) such Assigned Mark is of de minimis value and (B) such Assigned Mark is no longer used in, or useful to, the business of Loan Parties and such abandonment or discontinuance is desirable in the conduct of its business or the business of the Loan Parties; or

(o)Dispositions of Equity Interests.  (i) J. Crew International makes any Disposition of the Equity Interests of J. Crew Brand Holdings other than to one or more Loan Parties, (ii) any IPCO Entity makes any Disposition of the Equity Interests of any Person that is an issuer or a guarantor in respect of the IPCO Notes; or

(p)Activities of IPCO Entities.  Any IPCO Entity conducts, transacts or otherwise engages in any business or operations other than the following (and activities incidental thereto): (i) its direct ownership of the Equity Interests of its Subsidiaries, (ii) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance), (iii) the consummation of the transactions contemplated by and the performance of its obligations with respect to the IPCO Notes and under the IPCO Trademark License Agreements and, in each case, the agreements and documentation relating thereto, (iv) the payment of dividends and making of contributions to the capital of its Subsidiaries, (v) participating in tax, accounting and other administrative matters, (vi) providing indemnification to officers and directors, (vii) maintaining, enforcing and defending the trademarks licensed under the IPCO Trademark License Agreements and activities carried out pursuant to the provisions thereof, (viii) making IPCO Intercompany Debt available to the Borrower, (ix) holding any cash or property received from its Subsidiaries or through the activities described in the foregoing clauses (i) through (viii) and (x) activities incidental to the businesses or activities described in this clause (p).

SECTION 8.02.Remedies upon Event of Default.  If any Event of Default occurs and is continuing, the Administrative Agent may with the consent of, and shall at the request of, the Required Lenders take any or all of the following actions:

(a)declare Commitments of each Lender to be terminated, whereupon such Commitments and obligation shall be terminated;

(b)declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(c)exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;

provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the Commitments of each

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Lender shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.

SECTION 8.03.Application of Funds.  After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including Attorney Costs payable under Section 10.04 and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs payable under Section 10.04 and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, the Obligations under Secured Hedge Agreements and Cash Management Obligations, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the payment of all other Obligations of the Loan Parties that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations have been paid in full, to the Borrower or as otherwise required by Law.

ARTICLE IX

Administrative Agent and Other Agents

SECTION 9.01.Appointment and Authority of the Administrative Agent.

(a)Each Lender hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this

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Article IX (other than the last sentence of Section 9.04 and Sections 9.09 and 9.11) are solely for the benefit of the Administrative Agent and the Lenders, and the Borrower shall not have rights as a third party beneficiary of, or otherwise be bound by, any such provision.

(b)The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a Lender and a potential Hedge Bank and/or Cash Management Bank) hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of (and to hold any security interest created by the Collateral Documents for and on behalf of or in trust for) such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto.  In this connection, the Administrative Agent, as “collateral agent” (and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX (including Section 9.07, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.  Without limiting the generality of the foregoing, the Lenders hereby expressly authorize the Administrative Agent to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto (including the ABL Intercreditor Agreement), as contemplated by and in accordance with the provisions of this Agreement and the Collateral Documents and acknowledge and agree that any such action by any Agent shall bind the Lenders.

SECTION 9.02.Rights as a Lender.  Any Person serving as an Agent (including as Administrative Agent) hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each Person serving as an Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders.  The Lenders acknowledge that, pursuant to such activities, any Agent or its Affiliates may receive information regarding any Loan Party or any of its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that no Agent shall be under any obligation to provide such information to them.

SECTION 9.03.Exculpatory Provisions.  Neither the Administrative Agent nor any other Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, an Agent (including the Administrative Agent):

(a)~~(a)~~shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing and without limiting the generality of the foregoing, the use of the term “agent” herein and in the other Loan Documents

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with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law and instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties;

(b)~~(b)~~shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law; and

(c)~~(c)~~shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by any Person serving as an Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by the final judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender.

No Agent-Related Person shall be responsible for or have any duty to ascertain or inquire into (i) any recital, statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default (including, without limitation, compliance with the terms and conditions of Section 10.07(h)(iii)), (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof.

SECTION 9.04.Reliance by the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting

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or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders; provided that the Administrative Agent shall not be required to take any action that, in its opinion or in the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law.

SECTION 9.05.Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Documents by or through any one or more sub agents appointed by the Administrative Agent.  The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Agent-Related Persons.  The exculpatory provisions of this Article shall apply to any such sub agent and to the Agent-Related Persons of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

SECTION 9.06.Non-Reliance on Administrative Agent and Other Lenders; Disclosure of Information by Agents.  Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession.  Each Lender represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own

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decision to enter into this Agreement and to extend credit to the Borrower and the other Loan Parties hereunder.  Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent herein, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

SECTION 9.07.Indemnification of Agents.  Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Administrative Agent and each other Agent-Related Person (solely to the extent any such Agent-Related Person was performing services on behalf of the Administrative Agent) (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless the Administrative Agent and each other Agent-Related Person (solely to the extent any such Agent-Related Person was performing services on behalf of the Administrative Agent) from and against any and all Indemnified Liabilities incurred by it; provided that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting from such Agent-Related Person’s own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction; provided that no action taken in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.07.  In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.07 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person.  Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower, provided that such reimbursement by the Lenders shall not affect the Borrower’s continuing reimbursement obligations with respect thereto, provided, further, that the failure of any Lender to indemnify or reimburse the Administrative Agent shall not relieve any other Lender of its obligation in respect thereof.  The undertaking in this Section 9.07 shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation of the Administrative Agent.

SECTION 9.08.No Other Duties; Other Agents, Arrangers, Managers, Etc..  Goldman Sachs Bank USA is hereby appointed Syndication Agent hereunder, and each Lender

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hereby authorizes Goldman Sachs Bank USA to act as Syndication Agent in accordance with the terms hereof and the other Loan Documents.  HSBC Securities (USA) Inc., Wells Fargo Bank, N.A., Mizuho Corporate Bank, Ltd. and Sumitomo Mitsui Banking Corporation are each hereby appointed a Co-Documentation Agent hereunder, and each Lender hereby authorizes each of HSBC Securities (USA) Inc., Wells Fargo Bank, N.A., Mizuho Corporate Bank, Ltd. and Sumitomo Mitsui Banking Corporation to act as a Co-Documentation Agent in accordance with the terms hereof and the other Loan Documents.  Each Agent hereby agrees to act in its capacity as such upon the express conditions contained herein and the other Loan Documents, as applicable.  Anything herein to the contrary notwithstanding, none of the Joint Bookrunners, Arrangers or other Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder and such Persons shall have the benefit of this Article IX.  Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any agency or fiduciary or trust relationship with any Lender, Holdings, the Borrower or any of their respective Subsidiaries.  Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.  Each of the Syndication Agent and each Co-Documentation Agent, without consent of or notice to any party hereto, may assign any and all of its rights or obligations hereunder to any of its Affiliates.  Each of the Syndication Agent and each Co-Documentation Agent and any other Agent may resign from such role at any time, with immediate effect, by giving prior written notice thereof to the Administrative Agent and Borrower.

SECTION 9.09.Resignation of Administrative Agent or Collateral Agent.  The Administrative Agent or Collateral Agent may at any time give notice of its resignation to the Lenders and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower at all times other than during the existence of an Event of Default (which consent of the Borrower shall not be unreasonably withheld or delayed), to appoint a successor, which shall be a Lender or a bank with an office in the United States, or an Affiliate of any such Lender or bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent or Collateral Agent, as applicable, gives notice of its resignation, then the retiring Administrative Agent or Collateral Agent, as applicable, may on behalf of the Lenders, appoint a successor Administrative Agent or Collateral Agent, as applicable, meeting the qualifications set forth above; provided that if the Administrative Agent or Collateral Agent, as applicable, shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent or Collateral Agent, as applicable, shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent or Collateral Agent on behalf of the Lenders under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor of such Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Administrative Agent or Collateral Agent, as applicable, hereunder

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and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to (i) continue the perfection of the Liens granted or purported to be granted by the Collateral Documents or (ii) otherwise ensure that the Collateral and Guarantee Requirement is satisfied, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent or Collateral Agent, as applicable, and the retiring Administrative Agent or Collateral Agent, as applicable, shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower to a successor Administrative Agent or Collateral Agent, as applicable, shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Sections 10.04 and 10.05 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Agent-Related Persons in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Administrative Agent or Collateral Agent, as applicable.

SECTION 9.10.Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.07 and 10.04) allowed in such judicial proceeding; and

(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Administrative Agent under Sections 2.07 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or

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to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

SECTION 9.11.Collateral and Guaranty Matters.  Each of the Lenders (including in its capacities as a potential Cash Management Bank and a potential Hedge Bank) irrevocably authorizes the Administrative Agent and the Collateral Agent, and each of the Administrative Agent and the Collateral Agent agrees that it will:

(a)release any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (x) obligations and liabilities under Secured Hedge Agreements as to which arrangements satisfactory to the applicable Hedge Bank shall have been made, (y) Cash Management Obligations as to which arrangements satisfactory to the applicable Cash Management Bank shall have been made and (z) contingent indemnification obligations not yet accrued and payable), (ii) at the time the property subject to such Lien is transferred or to be transferred as part of or in connection with any transfer permitted hereunder or under any other Loan Document to any Person other than Holdings, the Borrower or any of its Domestic Subsidiaries that are Guarantors, (iii) subject to Section 10.01, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders, or (iv) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guaranty pursuant to clause (c) below;

(b)release or subordinate any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i);

(c)release any Guarantor from its obligations under the Guaranty if (i) in the case of any Subsidiary, such Person ceases to be a Restricted Subsidiary as a result of a transaction or designation permitted hereunder or (ii) in the case of Holdings, as a result of a transaction permitted hereunder; provided that no such release shall occur if such Guarantor continues to be a guarantor in respect of the ABL Facilities, any Credit Agreement Refinancing Indebtedness~~, the Senior Notes~~ or any ~~other~~ Junior Financing; and

(d)if any Guarantor shall cease to be a Material Subsidiary (as certified in writing by a Responsible Officer), and the Borrower notifies the Administrative Agent in writing that it wishes such Guarantor to be released from its obligations under the Guaranty and provides the Administrative Agent and the Collateral Agent such certifications or documents as either such Agent shall reasonably request, (i) release such Subsidiary from its obligations under the Guaranty and (ii) release any Liens granted by such Subsidiary or Liens on the Equity Interests of such Subsidiary; provided that no such release shall occur if such Subsidiary continues to be a guarantor in respect of the ABL Facilities, any Credit Agreement Refinancing Indebtedness~~, the Senior Notes~~ or any ~~other~~ Junior Financing.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.11.  In each case as specified in this Section 9.11, the

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applicable Agent will (and each Lender irrevocably authorizes the applicable Agent to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to evidence the release of such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.11.

SECTION 9.12.Appointment of Supplemental Administrative Agents.

(a)It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction.  It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent is hereby authorized to appoint an additional individual or institution selected by the Administrative Agent in its sole discretion as a separate trustee, co-trustee, administrative agent, collateral agent, administrative sub-agent or administrative co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Administrative Agent” and collectively as “Supplemental Administrative Agents”).

(b)In the event that the Administrative Agent appoints a Supplemental Administrative Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Administrative Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Administrative Agent to the extent, and only to the extent, necessary to enable such Supplemental Administrative Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Administrative Agent shall run to and be enforceable by either the Administrative Agent or such Supplemental Administrative Agent, and (ii) the provisions of this Article IX and of Sections 10.04 and 10.05 that refer to the Administrative Agent shall inure to the benefit of such Supplemental Administrative Agent and all references therein to the Administrative Agent shall be deemed to be references to the Administrative Agent and/or such Supplemental Administrative Agent, as the context may require.

(c)Should any instrument in writing from any Loan Party be required by any Supplemental Administrative Agent so appointed by the Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, the Borrower or Holdings, as applicable, shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent.  In case any Supplemental Administrative Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges

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and duties of such Supplemental Administrative Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Administrative Agent.

SECTION 9.13.ABL Intercreditor Agreement.  The entrance into the ABL Intercreditor Agreement by the Administrative Agent and the Collateral Agent is hereby authorized, approved and ratified in all respects, and the parties hereto acknowledge that the ABL Intercreditor Agreement is binding upon them.  Each Lender (a) hereby consents to the subordination of the Liens on the Current Asset Collateral securing the Obligations on the terms set forth in the ABL Intercreditor Agreement, (b) hereby agrees that it will be bound by and will take no actions contrary to the provisions of the ABL Intercreditor Agreement and (c) hereby authorizes, approves and ratifies (x) the entrance into the ABL Intercreditor Agreement by the Administrative Agent and Collateral Agent on the Original Closing Date and (y) the Administrative Agent and Collateral Agent’s agreement to subject the Liens on the Collateral securing the Obligations to the provisions of the ABL Intercreditor Agreement in accordance with its terms.  The foregoing provisions are intended as an inducement to the ABL Secured Parties (as such term is defined in the ABL Intercreditor Agreement) to extend credit to the Borrower and such ABL Secured Parties are intended third-party beneficiaries of such provisions and the provisions of the ABL Intercreditor Agreement.

Each Lender, by its execution and delivery of this Agreement and its making of (or, as applicable, conversion into) Initial Loans on the Closing Date and/or the Amended Loans and/or the New Loans on the Amendment No. 1 Effective Date, hereby (a) confirms its agreement to the foregoing provisions of this Section 9.13 and (b) pursuant to Section 5.2(c) of the ABL Intercreditor Agreement, agrees to be bound by the terms of the ABL Intercreditor Agreement as a “Term Secured Party” (as defined in the ABL Intercreditor Agreement).

SECTION 9.14.Secured Cash Management Agreements and Secured Hedge Agreements.  Except as otherwise expressly set forth herein or in any Guaranty or any Collateral Document, no Cash Management Bank or Hedge Bank that obtains the benefits of Section 8.03, any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.  Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

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ARTICLE X

Miscellaneous

SECTION 10.01.Amendments, Etc.  Except as otherwise set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that, no such amendment, waiver or consent shall:

(a)extend or increase the Commitment of any Lender without the written consent of each Lender directly affected thereby (it being understood that a waiver of any condition precedent set forth in Section 4.02 or the waiver of any Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);

(b)postpone any date scheduled for, or reduce the amount of, any payment of principal or interest under Section 2.05 or 2.06 without the written consent of each Lender directly affected thereby, it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment of the Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest;

(c)reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (i) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby, it being understood that any change to the definitions of the Senior Secured Net Leverage Ratio, the Total Leverage Ratio or the Total Senior Secured Leverage Ratio or, in each case, in the component definitions thereof shall not constitute a reduction in the rate of interest; provided that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(d)change any provision of Section 2.11 (in a manner that alters the pro rata sharing of payments contemplated thereby (except in connection with a transaction otherwise permitted under this Agreement)), this Section 10.01 or the definition of “Required Lenders”, “Required Facility Lenders” or “Pro Rata Share” or any other provision specifying the number of Lenders or portion of the Loans or Commitments required to take any action under the Loan Documents, without the written consent of each Lender affected thereby;

(e)other than in a transaction permitted under Section 7.04 or Section 7.05, release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender; or

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(f)other than in a transaction permitted under Section 7.04 or Section 7.05, release all or substantially all of the aggregate value of the Guaranty, without the written consent of each Lender;

and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent under this Agreement or any other Loan Document; (ii) Section 10.07(g) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification and (iii) the consent of Required Facility Lenders shall be required with respect to any amendment that by its terms adversely affects the rights of Lenders under such Facility in respect of payments hereunder in a manner different than such amendment affects other Facilities.

Notwithstanding the foregoing,

(a)no Lender consent is required to effect any amendment or supplement to the ABL Intercreditor Agreement, any First Lien Intercreditor Agreement or any Second Lien Intercreditor Agreement (i) that is for the purpose of adding the holders of Permitted Pari Passu Secured Refinancing Debt or Permitted Junior Secured Refinancing Debt (or a Senior Representative with respect thereto) as parties thereto, as expressly contemplated by the terms of the ABL Intercreditor Agreement, such First Lien Intercreditor Agreement or such Second Lien Intercreditor Agreement, as applicable (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing and provided, that such other changes are not adverse, in any material respect, to the interests of the Lenders) or (ii) that is expressly contemplated by the ABL Intercreditor Agreement (or the comparable provisions, if any, of any First Lien Intercreditor Agreement or any Second Lien Intercreditor Agreement); provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Collateral Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent or the Collateral Agent, as applicable; and

(b)this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans and the accrued interest and fees in respect thereof and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the Replacement Loans (as defined below) to permit the refinancing of all outstanding Loans of any Class (“Refinanced Loans”) with replacement term loans (“Replacement Loans”) hereunder; provided that (a) the aggregate principal amount of such Replacement Loans shall not exceed the aggregate principal amount of such Refinanced Loans, (b) the All-In Yield with respect to such

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Replacement Loans (or similar interest rate spread applicable to such Replacement Loans) shall not be higher than the All-In Yield for such Refinanced Loans (or similar interest rate spread applicable to such Refinanced Loans) immediately prior to such refinancing, (c) the Weighted Average Life to Maturity of such Replacement Loans shall not be shorter than the Weighted Average Life to Maturity of such Refinanced Loans at the time of such refinancing (except by virtue of amortization or prepayment of the Refinanced Loans prior to the time of such incurrence) and (d) all other terms applicable to such Replacement Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Loans than, those applicable to such Refinanced Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the Latest Maturity Date of the Loans in effect immediately prior to such refinancing.

Notwithstanding anything to the contrary contained in this Section 10.01, guarantees, collateral security documents and related documents executed by Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended and waived with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment or waiver is delivered in order (i) to comply with local Law or advice of local counsel, (ii) to cure ambiguities or defects or (iii) to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents.

SECTION 10.02.Notices and Other Communications; Facsimile Copies.

(a)General.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)if to Holdings, the Borrower or the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii)if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

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(b)Electronic Communication.  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

(c)Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(d)The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”.  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Agent-Related Persons or any Arranger (collectively, the “Agent Parties”) have any liability to Holdings, the Borrower, any Lender, or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to Holdings, the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(e)Change of Address.  Each of Holdings, the Borrower and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent.  In addition, each Lender

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agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.  Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(f)Reliance by the Administrative Agent.  The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrower shall indemnify the Administrative Agent each Lender and the Agent-Related Persons of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

SECTION 10.03.No Waiver; Cumulative Remedies.  No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

SECTION 10.04.Attorney Costs and Expenses.  The Borrower agrees (a) if the Closing Date occurs, to pay or reimburse the Administrative Agent, the Syndication Agent, each Co-Documentation Agent and the Arrangers for all reasonable and documented out-of-pocket costs and expenses incurred in connection with ~~the preparation, negotiation, syndication and execution of this Agreement and the other Loan Documents and~~ any amendment, waiver, consent or other modification of the provisions ~~hereof~~of the Loan Documents and thereof (whether or not the transactions contemplated thereby are consummated), and the consummation and administration of the transactions contemplated hereby ~~and thereby, including all~~(but limited, in the case of legal fees and expenses, to all documented Attorney Costs of ~~Shearman & Sterling LLP~~one counsel to the Administrative Agent and the Lenders, taken as a whole, and, if reasonably necessary, one local counsel in each relevant jurisdiction material to the interests of the Lenders taken as a whole~~,~~) and (b) to pay or reimburse the Administrative Agent and the Lenders for all reasonable and documented out-of-pocket costs and expenses incurred in

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connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, and ~~including all~~limited, in the case of legal fees and expenses, to all documented Attorney Costs of one counsel to the Administrative Agent and the Lenders taken as a whole (and, if reasonably necessary, one local counsel in any relevant material jurisdiction and, in the event of any conflict of interest, one additional counsel in each relevant jurisdiction to each group of affected Lenders similarly situated taken as a whole)).  The agreements in this Section 10.04 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations.  All amounts due under this Section 10.04 shall be paid ~~promptly~~within twenty (20) Business Days following receipt by the Borrower of an invoice relating thereto setting forth such expenses in reasonable detail.  If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent in its sole discretion.  The Borrower and each other Loan Party hereby acknowledge that the Administrative Agent and~~/or any~~ the Lenders may receive a benefit, including without limitation, a discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with the Administrative Agent and~~/or such~~ the Lenders, including, without limitation, fees paid pursuant to this Agreement or any other Loan Document.

SECTION 10.05.Indemnification by the Borrower.  The Borrower shall indemnify and hold harmless the Agents, each Lender, the Arrangers and their respective Affiliates, directors, officers, employees, agents, partners, trustees or advisors and other representatives (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (but limited, in the case of legal fees and expenses, to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to all Indemnitees taken as a whole and, if reasonably necessary, a single local counsel for all Indemnitees taken as a whole in each relevant jurisdiction that is material to the interest of the Lenders, and solely in the case of a conflict of interest, one additional counsel in each relevant jurisdiction to each group of affected Indemnitees similarly situated taken as a whole) (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan or the use or proposed use of the proceeds therefrom, or (c) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrower, any Subsidiary or any other Loan Party, or any Environmental Liability arising out of the activities or operations of the Borrower, any Subsidiary or any other Loan Party, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits,

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costs, expenses or disbursements resulted from (x) the gross negligence, bad faith or willful misconduct of such Indemnitee or of any affiliate, director, officer, employee or agent of such Indemnitee, (y) a material breach of any obligations under any Loan Document by such Indemnitee or of any Related Indemnified Person as determined by a final, non-appealable judgment of a court of competent jurisdiction or (z) any dispute solely among Indemnitees other than any claims against an Indemnitee in its capacity or in fulfilling its role as an administrative agent or arranger or any similar role under the Facility and other than any claims arising out of any act or omission of the Borrower or any of its Affiliates.  To the extent that the undertakings to indemnify and hold harmless set forth in this Section 10.05 may be unenforceable in whole or in part because they are violative of any applicable law or public policy, the Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnitees or any of them.  No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee or any Loan Party have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date) (other than, in the case of any Loan Party, in respect of any such damages incurred or paid by an Indemnitee to a third party).  In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents is consummated.  All amounts due under this Section 10.05 shall be paid within twenty (20) Business Days after written demand therefor.  The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.  This Section 10.05 shall not apply to Taxes, or amounts excluded from the definition of Taxes pursuant to clauses (i) through (vii) of the first sentence of Section 3.01(a), that are imposed with respect to payments to or for the account of any Agent or any Lender under any Loan Document, which shall be governed by Section 3.01.  This Section 10.05 also shall not apply to Other Taxes or to taxes covered by Section 3.04.

SECTION 10.06.Marshaling; Payments Set Aside.  None of the Administrative Agent or any Lender shall be under any obligation to marshal any assets in favor of the Loan Parties or any other party or against or in payment of any or all of the Obligations.  To the extent that any payment by or on behalf of the Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus

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interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect.

SECTION 10.07.Successors and Assigns.

(a)The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither Holdings nor the Borrower may, except as permitted by Section 7.04, assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section, or (iv) to an SPC in accordance with the provisions of subsection (g) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Agent-Related Persons of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)~~(i)~~  Minimum Amounts.

(A)~~(A)~~in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)~~(B)~~in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment or, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000 unless each of the Administrative Agent and, so long as no Event of Default under Section 8.01(a) or, solely with respect to the Borrower or any Guarantor, Section 8.01(f) has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

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(ii)~~(ii)~~Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Class of Loans or the Class of Commitment assigned.

(iii)~~(iii)~~Required Consents.  No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)~~(A)~~the consent of the Borrower (such consent not to be unreasonably withheld) shall be required unless (1) an Event of Default under Section 8.01(a) or, solely with respect to the Borrower or any Guarantor, Section 8.01(f), has occurred and is continuing at the time of such assignment, (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund or (3) such assignment is prior to the completion of the primary syndication or the 90th day after the Closing Date, whichever shall occur first; and

(B)~~(B)~~the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; provided, however, that the consent of the Administrative Agent shall not be required (x) for any assignment to an Affiliated Lender or a Person that upon effectiveness of an assignment would be an Affiliated Lender, except for the separate consent rights of the Administrative Agent pursuant to clause (h)(iv) of this Section 10.07 or (y) any assignment made in accordance with Section 10.07(k).

(iv)~~(iv)~~Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.  All assignments shall be by novation.

(v)~~(v)~~No Assignments to Certain Persons.  No such assignment shall be made (A) to Holdings, the Borrower or any of the Borrower’s Subsidiaries except as permitted under Section 2.03(a)(iv) or Section 10.07(k), (B) subject to subsection (h) below, any of the Borrower’s Affiliates or (C) to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to clause (c) of this Section (and, in the case of an Affiliated Lender or a Person that, after giving effect to such assignment, would become an Affiliated Lender, to the requirements of clause (h) of this Section), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts

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and circumstances occurring prior to the effective date of such assignment).  Upon request, and the surrender by the assigning Lender of its Note, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans, owing to each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall, subject to clause (h) of this Section, be conclusive absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower, any Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.  This Section 10.07(c) and Section 2.09 shall be construed so that all Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related Treasury regulations (or any other relevant or successor provisions of the Code or of such Treasury regulations).

(d)Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 (other than clause (d) thereof) that directly affects such Participant.  Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01 (subject to the requirements of Section 3.01(b) and (c) or Section 3.01(d), as applicable), 3.04 and 3.05 (through the applicable Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section.  To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.11 as though it were a Lender.

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(e)Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply and does in fact comply with Section 3.01 as though it were a Lender.  Each Lender that sells a participation shall (acting solely for this purpose as a non-fiduciary agent of the Borrower) maintain a register complying with the requirements of Sections 163(f), 871(h) and 881(c)(2) of the Code and the Treasury regulations issued thereunder relating to the exemption from withholding for portfolio interest on which is entered the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”).  A Lender shall not be obligated to disclose the Participant Register to any Person except to the extent such disclosure is necessary to establish that any Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(f)Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof.  Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 3.01, 3.04 or 3.05), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder.  The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other

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Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof.  Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee of $3,500 (which processing fee may be waived by the Administrative Agent in its sole discretion), assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(h)Any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement to a Person who is or will become, after such assignment, an Affiliated Lender through (x) Dutch auctions open to all Lenders in accordance with procedures of the type described in Section 2.03(a)(iv) or (y) open market purchase on a non-pro rata basis, in each case subject to the following limitations:

(i)Affiliated Lenders will not receive information provided solely to Lenders by the Administrative Agent or any Lender and will not be permitted to attend or participate in meetings attended solely by the Lenders and the Administrative Agent, other than the right to receive notices of prepayments and other administrative notices in respect of its Loans or Commitments required to be delivered to Lenders pursuant to Article II;

(ii)each Affiliated Lender that (A) purchases any Loans pursuant to this clause (h) shall represent and warrant to the seller and (B) sells any Loan hereunder shall represent and warrant to the buyer, in each case, that it does not possess material non-public information with respect to Holdings and its Subsidiaries or the securities of any of them that has not been disclosed to the Lenders generally (other than Lenders who elect not to receive such information);

(iii)(A) the aggregate principal amount of Loans held at any one time by Affiliated Lenders shall not exceed ~~20~~15% of the original principal amount of all Loans at such time outstanding (but excluding in any event any New Loans) (such percentage, the “Affiliated Lender Cap”), (B) unless otherwise agreed to in writing by the Required Lenders, regardless of whether consented to by the Administrative Agent or otherwise, no assignment which would result in Affiliated Lenders holding in excess of such Affiliated Lender Cap shall be effective with respect to such excess amount of the Loans (and such excess assignment shall be and be deemed null and void); provided that each of the parties hereto agrees and acknowledges that the Administrative Agent shall not be liable for any losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever incurred or suffered by any Person in connection with any compliance or non-compliance with this clause (h)(iii) or any purported assignment exceeding such ~~20~~15% limitation or for any assignment being deemed null and void hereunder and (C) in the event of an acquisition pursuant to the last sentence of this clause (h) which would result in the Affiliated Lender Cap being exceeded, the most recent assignment to an Affiliate of the Sponsor involved

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in such acquisition shall be unwound and deemed null and void to the extent that the Affiliated Lender Cap would otherwise be exceeded; ~~and~~

(iv)as a condition to each assignment pursuant to this clause (h), (A) the Administrative Agent shall have been provided a notice in the form of Exhibit D-2 to this Agreement in connection with each assignment to an Affiliated Lender or a Person that upon effectiveness of such assignment would constitute an Affiliated Lender, and (without limitation of the provisions of clause (iii) above) shall be under no obligation to record such assignment in the Register until three (3) Business Days after receipt of such notice and (B) the Administrative Agent shall have consented to such assignment (which consent shall not be withheld unless the Administrative Agent reasonably believes that such assignment would violate clause (h)(iii) of this Section 10.07)~~.~~; and

(v)no Affiliated Lender may exercise or participate in the “call right” provided under the Call Right Agreement.

Each Affiliated Lender agrees to notify the Administrative Agent promptly (and in any event within 10 Business Days) if it acquires any Person who is also a Lender, and each Lender agrees to notify the Administrative Agent promptly (and in any event within 10 Business Days) if it becomes an Affiliated Lender.  Such notice shall contain the type of information required and be delivered to the same addressee as set forth in Exhibit D-2.

(i)Notwithstanding anything in Section 10.01 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, or subject to Section 10.07(j), any plan of reorganization pursuant to the U.S. Bankruptcy Code, (ii) otherwise acted on any matter related to any Loan Document, or (iii) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, no Affiliated Lender shall have any right to consent (or not consent), otherwise act or direct or require the Administrative Agent or any Lender to take (or refrain from taking) any such action and:

(A)~~(A)~~all Loans held by any Affiliated Lenders shall be deemed to be not outstanding for all purposes of calculating whether the Required Lenders have taken any actions; and

(B)~~(B)~~all Loans held by Affiliated Lenders shall be deemed to be not outstanding for all purposes of calculating whether all Lenders have taken any action unless the action in question affects such Affiliated Lender in a disproportionately adverse manner than its effect on other Lenders.

(j)Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, each Affiliated Lender hereby agrees that, if a proceeding under any Debtor Relief Law shall be commenced by or against the Borrower or any other Loan Party at a time when such Lender is an Affiliated Lender, such Affiliated Lender irrevocably authorizes and empowers the Administrative Agent to vote on behalf of such Affiliated Lender with respect to

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the Loans held by such Affiliated Lender in any manner in the Administrative Agent’s sole discretion, unless the Administrative Agent instructs such Affiliated Lender to vote, in which case such Affiliated Lender shall vote with respect to the Loans held by it as the Administrative Agent directs; provided that such Affiliated Lender shall be entitled to vote in accordance with its sole discretion (and not in accordance with the direction of the Administrative Agent) in connection with any plan of reorganization to the extent any such plan of reorganization proposes to treat any Obligations held by such Affiliated Lender in a manner that is less favorable in any material respect to such Affiliated Lender than the proposed treatment of similar Obligations held by Lenders that are not Affiliates of the Borrower.

(k)Notwithstanding anything to the contrary in this Agreement, after the Initial Amendment Effective Time (as defined in Amendment No.1), any Lender may assign all or a portion of its rights and obligations under this Agreement to the Borrower, and the Borrower may purchase all or a portion of the rights and obligations of any Lender and pay accrued interest in respect thereof, in each case on a non-pro rata basis, for the purpose of satisfying the condition set forth in Section 3(b)(viii)(A) of Amendment No. 1; provided that any Loan purchased by the Borrower in reliance on this Section 10.07(k) shall be automatically and permanently canceled immediately upon acquisition by the Borrower.

SECTION 10.08.Confidentiality.  Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information in accordance with its customary procedures (as set forth below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, provided that the Administrative Agent or such Lender, as applicable, agrees that it will notify the Borrower as soon as practicable in the event of any such disclosure by such Person (other than at the request of a regulatory authority) unless such notification is prohibited by law, rule or regulation, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions at least as restrictive as those of this Section 10.08, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be an Additional Lender or (ii) any actual or prospective direct or indirect counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower, (h) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Loan Parties received by it from such Lender) or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender, or any of their respective Affiliates on a nonconfidential basis from a source other than Holdings, the Borrower or any Subsidiary thereof,

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and which source is not known by such Agent or Lender to be subject to a confidentiality restriction in respect thereof in favor of the Borrower or any Affiliate of the Borrower.

For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof or their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary thereof; it being understood that all information received from Holdings, the Borrower or any Subsidiary after the date hereof shall be deemed confidential unless such information is clearly identified at the time of delivery as not being confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so in accordance with its customary procedures if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

SECTION 10.09.Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have.  Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 10.10.Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment

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that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

SECTION 10.11.Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 10.12.Electronic Execution of Assignments and Certain Other Documents.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 10.13.Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

SECTION 10.14.Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

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SECTION 10.15.GOVERNING LAW.

(a)THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)THE BORROWER, HOLDINGS, THE ADMINISTRATIVE AGENT AND EACH LENDER EACH  IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  EACH PARTY HERETO AGREES THAT THE AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY LOAN PARTY IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY COLLATERAL DOCUMENT OR THE ENFORCEMENT OF ANY JUDGMENT.

(c)THE BORROWER, HOLDINGS, THE ADMINISTRATIVE AGENT AND EACH LENDER EACH IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

SECTION 10.16.WAIVER OF RIGHT TO TRIAL BY JURY.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS

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REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 10.17.Binding Effect.  This Agreement shall become effective when it shall have been executed by the Borrower, Holdings and the Administrative Agent and the Administrative Agent shall have been notified by each Lender that each such Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, Holdings, each Agent and each Lender and their respective successors and assigns.

SECTION 10.18.Judgment Currency.  If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given.  The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency.  If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss.  If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable Law).

SECTION 10.19.Lender Action.  Each Lender agrees that it shall not, and hereby waives any right to, take or institute any actions or proceedings, judicial or otherwise, for any right or remedy or assert any other Cause of Action against any Loan Party ~~under any of the Loan Documents or the Secured Hedge Agreements~~ (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings or any other Cause of Action, or otherwise commence any remedial procedures, against Holdings, the Borrower and/or any of their respective Subsidiaries or parent companies with respect to any Collateral or any other property of any such ~~Loan Party~~Person, without the prior written consent of the Administrative Agent acting at the direction of the Required Lenders (which shall not be withheld in contravention of Section 9.04)~~.  The provision of this Section 10.19 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.~~, including with respect to the Specified Liability Management Transactions that are released pursuant to Section 10.25.

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SECTION 10.20.Use of Name, Logo, etc..  Each Loan Party consents to the publication in the ordinary course by Administrative Agent or the Arrangers of customary advertising material relating to the financing transactions contemplated by this Agreement using such Loan Party’s name, product photographs, logo or trademark.  Such consent shall remain effective until revoked by such Loan Party in writing to the Administrative Agent and the Arrangers.

SECTION 10.21.USA PATRIOT Act Notice.  Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the USA PATRIOT Act.  The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

SECTION 10.22.Service of Process.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

SECTION 10.23.No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Borrower and Holdings  acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Agents and the Arrangers are arm’s-length commercial transactions between the Borrower, Holdings and their respective Affiliates, on the one hand, and the Administrative Agents and the Arrangers, on the other hand, (B) each of the Borrower and Holdings has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Borrower and Holdings is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Agents, the Arrangers and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, Holdings or any of their respective Affiliates, or any other Person and (B) none of the Agents, the Arrangers nor any Lender has any obligation to the Borrower, Holdings or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agents, the Arrangers, the Lender and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, Holdings their respective Affiliates, and none of the Agents, the Arrangers nor any Lender has any obligation to disclose any of such interests to the Borrower, Holdings or any of their respective Affiliates.  To

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the fullest extent permitted by law, each of the Borrower and Holdings hereby waives and releases any claims that it may have against the Agents, the Arrangers nor any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 10.24.Amendment and Ratification.  ~~(a)~~ (a) This Agreement amends and restates in its entirety the Existing Credit Agreement.

(b)~~(b)~~Each Loan Party hereby consents to the amendment and restatement of the Existing Credit Agreement effected pursuant to the terms of this Agreement and confirms and agrees that (a) notwithstanding the effectiveness of the amendment and restatement of the Existing Credit Agreement, the Loan Documents are, and shall continue to be, in full force and effect and are hereby ratified and confirmed in all respects, in each case as amended and reaffirmed pursuant to the terms of this Agreement, and, unless the context otherwise requires, any reference to the Existing Credit Agreement contained therein shall be deemed to refer to this Agreement, (b) the Obligations (as defined in the Existing Credit Agreement) of the Borrower and the other Loan Parties under the Existing Credit Agreement and the other Loan Documents (as defined in the Existing Credit Agreement) that remain unpaid and outstanding as of the date of this Agreement after giving effect to the Transaction shall continue to exist under and be evidenced by this Agreement and the other Loan Documents and (c) the Collateral Documents to which such Loan Party is a party and all of the Collateral described therein do, and shall continue to, secure the payment of all of the Obligations.

SECTION 10.25.Specified Liability Management Transactions.  Notwithstanding anything to the contrary herein or in any other Loan Document, by accepting the benefits of this Agreement, each Secured Party, on behalf of itself and each of its Related Parties, hereby:

(a)acknowledges and agrees that each Specified Liability Management Transaction (and any action or intermediate step necessary to consummate any Specified Liability Management Transaction), whether consummated prior to, on or after the Amendment No. 1 Effective Date, is permitted under the provisions of this Agreement and each other Loan Document (and was permitted under the provisions of this Agreement and each other Loan Document prior to the Amendment No.1 Effective Date);

(b)ratifies each Specified Liability Management Transaction (other than the Specified Liability Management Transaction Litigation), acknowledges that each Specified Liability Management Transaction was permitted under the terms of this Agreement prior to the Amendment No.1 Effective Date and waives any breach or alleged breach of any provision of this Agreement or any other Loan Document and/or any Default or Event of Default that arose or is alleged to have arisen as a result of any Specified Liability Management Transaction, including, without limitation, any Default or Event of Default alleged in the Answer and Counterclaim, any Default or Event of Default that could have been alleged in the Answer and Counterclaim, any Default or Event of Default resulting or alleged to have resulted from any failure to deliver any notice of any Default or Event of Default under this Agreement or any other document, any Default or Event of Default resulting from or alleged to have resulted from the purported untruth of any representation, warranty, certification or statement of fact made in

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any document delivered on or after December 5, 2016 and prior to the date hereof, any “cross default” and/or any failure to make any payment owing under Section 10.04 or Section 10.05 of this Agreement on or prior to the date hereof;

(c)directs the Administrative Agent to withdraw and dismiss, with prejudice, any claim, obligation, suit, judgment, damage, demand, debt, right, cause of action, loss and/or liability, including any derivative claim (collectively, “Causes of Action”), alleged (or that could have been alleged with respect to the Specified Liability Management Transactions) in the Answer and Counterclaim; and

(d)forever releases and discharges Holdings, the Borrower, their respective Subsidiaries and each of their respective Related Parties from, and waives and agrees that it will not directly or indirectly, on behalf of itself or any other Person, support, any Cause of Action asserted or assertable against Holdings, the Borrower and/or any Subsidiary of any of them and/or any of their respective Related Parties, whether liquidated or unliquidated, fixed or contingent, disputed or undisputed, suspected or unsuspected, choate or inchoate, matured or unmatured, known or unknown, foreseen or unforeseen, existing on the Amendment No. 1 Effective Date or arising thereafter, in contract or tort, in law or in equity or pursuant to any other theory that such Person would have been legally entitled to assert solely based on or otherwise relating to, or in any manner arising from, in whole or in part, any Specified Liability Management Transaction (but not any other matter), including, without limitation, any claim, counterclaim or Cause of Action alleged and/or asserted by WSFS, or that could have been alleged and/or asserted by WSFS, in the Answer and Counterclaim.

It is understood and agreed for the avoidance of doubt that nothing in this Section 10.25 or anything else in this Agreement (or Amendment No. 1) shall be deemed to constitute an admission on the part of Holdings, the Borrower, any of their respective subsidiaries or any other Person that any Specified Liability Management Transaction occurring prior to the Amendment No.1 Effective Date gave rise to any Default or Event of Default under, or any other breach of, this Agreement or any other Loan Document.

SECTION 10.26.Acknowledgment and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding of the parties hereto, each such party acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)the effects of any Bail-in Action on any such liability, including, if applicable:

(i)a reduction in full or in part or cancellation of any such liability;

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(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

~~J. CREW GROUP, INC., as the Borrower~~

~~By:~~
~~Name:~~
~~Title:~~

~~CHINOS INTERMEDIATE HOLDINGS B, INC., as Holdings~~

~~By:~~
~~Name:~~
~~Title:~~

~~CG&R DRAFT:  # ()~~

1

~~BANK OF AMERICA, N.A., as Administrative Agent and Collateral Agent~~

~~By:~~
~~Name:~~
~~Title:~~

~~Signature Page to A&R Term Loan Credit Agreement~~

~~BANK OF AMERICA, N.A., as a Lender~~

~~By:~~
~~Name:~~
~~Title:~~

~~Signature Page to A&R Term Loan Credit Agreement~~

~~[_______], as a Lender~~

~~By:~~
~~Name:~~
~~Title~~

4

Summary report: Litéra® Change-Pro TDC 7.5.0.185 Document comparison done on 6/12/2017 1:13:38 AM
Style name: Default Style
Intelligent Table Comparison: Active
Original DMS: iw://WEILDMS/WEIL/96135034/1
Modified filename: J. Crew _ Amended Term Loan Agreement_WEIL_96171054_2.DOCX
Changes:
Add	635
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~~Move From~~	13
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Embedded Graphics (Visio, ChemDraw, Images etc.)	0
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Format changes	0
Total Changes:	1302

ANNEX A-2

FORM OF COMPLIANCE CERTIFICATE

[Insert date]

Reference is made to the Amended and Restated Credit Agreement, dated as of March 5, 2014 (as amended, extended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among J. Crew Group, Inc., a Delaware corporation (the “Borrower”), Chinos Intermediate Holdings B, Inc., a Delaware corporation, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and Collateral Agent (capitalized terms used herein have the meanings attributed thereto in the Credit Agreement unless otherwise defined herein). Pursuant to Section 6.02(a) of the Credit Agreement, the undersigned, solely in his/her capacity as the chief financial officer of the Borrower, certifies as follows:

1.[Attached hereto as Exhibit A is a consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended [●], 201[●], and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal year, together with related notes thereto and management’s discussion and analysis describing results of operations, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of KPMG LLP, which report and opinion has been prepared in accordance with generally accepted auditing standards and is not subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (except as may be required as a result of (x) the impending maturity of any ABL Facility or (y) any prospective “Event of Default” under, and as defined in, the ABL Credit Agreement with respect to any financial covenant thereunder). [Also attached hereto as Exhibit A are the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) (which may be in footnote form only) from such consolidated financial statements.]11 12

2.[Attached hereto as Exhibit A is a condensed consolidated balance sheet of the Borrower and its Subsidiaries as at the end of the fiscal quarter ended [●], and the related (i) condensed consolidated statements of income or operations for such fiscal quarter and for the portion of the fiscal year then ended and (ii) condensed consolidated statements of cash flows for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail (collectively, the “Financial Statements”), together with management’s discussion and analysis describing results of operations. Such Financial Statements fairly present in all material respects the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end adjustments and the absence of footnotes. Also attached hereto as Exhibit A are the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) (which may be in footnote form only) from such consolidated financial statements.]13
3.[Attached hereto as Exhibit B are the Projections required to be delivered pursuant to Section 6.01(c) of the Credit Agreement. Such Projections have been prepared in good faith on the basis of the

[11]	Only include if applicable.
[12]	To be included if accompanying annual financial statements only.
[13]	To be included if accompanying quarterly financial statements only.

assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such Projections. Actual results may vary from such Projections and such variations may be material.]14

4.[To my knowledge, except as otherwise disclosed to the Administrative Agent pursuant to the Credit Agreement, no Default has occurred and is continuing.] [If unable to provide the foregoing certification, attach an Annex A specifying the details of the Default that has occurred and is continuing and any action taken or proposed to be taken with respect thereto.]

5.[Attached hereto as Schedule 1 is a calculation of the Senior Secured Net Leverage Ratio as of the end of the most recent Test Period, which calculation is true and accurate on and as of the date of this Certificate.]15

6.[Attached hereto as Schedule 2 are reasonably detailed calculations setting forth Excess Cash Flow for the most recently ended fiscal year, which calculations are true and accurate on and as of the date of this Certificate.]16

7.[Attached hereto as Schedule 3 are reasonably detailed calculations, which calculations are true and accurate on and as of the date of this Certificate, of the Net Cash Proceeds received during the fiscal year ended [●] by or on behalf of Holdings or any of its Restricted Subsidiaries  in respect of any Disposition subject to prepayment pursuant to Section 2.03(b)(ii)(A) of the Credit Agreement and the portion of such Net Cash Proceeds that has been invested or are intended to be reinvested in accordance with Section 2.03(b)(ii)(B) of the Credit Agreement.]17

8.[Attached hereto as Schedule 4 is a calculation of the Financial Covenant Total Leverage Ratio as of the end of the most recent Test Period, which calculation is true and accurate on and as of the date of this Certificate.]18

9.[Attached hereto is the information required to be delivered pursuant to Section 6.02(d) of the Credit Agreement.]19 20

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

[14]	To be included only in annual compliance certificate (beginning with the fiscal year ending February 1, 2014).
[15]	To be included only in annual compliance certificate beginning with the annual compliance certificate for the fiscal year ending January 31, 2015.
[16]	To be included only in annual compliance certificate beginning with the annual compliance certificate for the fiscal year ending January 31, 2015.
[17]	To be included in annual compliance certificates beginning with the fiscal year ending January 31, 2015.
[18]	To be included only in compliance certificates beginning with fiscal quarter ending November 2, 2019.
[19]	Items 4-8 may be disclosed in a separate certificate no later than five (5) business days after delivery of the financial statements pursuant to Section 6.02(a) of the Credit Agreement.
[20]	To be included in the annual compliance certificates beginning with the fiscal year ending January 31, 2015.

IN WITNESS WHEREOF, the undersigned, solely in his/her capacity as a chief financial officer of J. Crew Group, Inc., has executed this certificate for and on behalf of J. Crew Group, Inc., and has caused this certificate to be delivered as of the date first set forth above.

J. CREW GROUP, INC.

By:
Name:
Title:  Chief Financial Officer

SCHEDULE 1
TO COMPLIANCE CERTIFICATE

(A)Senior Secured Net Leverage Ratio: Consolidated Senior Secured Net Debt to Consolidated EBITDA
(1)Consolidated Senior Secured Net Debt as of [●], 20[●]:
(a)Consolidated Net Debt:
(i)Consolidated Total Debt

(A)At any date of determination, the aggregate principal amount of Indebtedness of the Borrower and the Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with the Original Transaction, any Permitted Acquisition or any other Investment permitted hereunder), consisting of:

(1)Indebtedness for borrowed money	$_____________
(2)unreimbursed obligations in respect of drawn letters of credit	$_____________
(3)obligations in respect of Capitalized Leases	$_____________
(4)debt obligations evidenced by promissory notes or similar instruments	$_____________

provided that Consolidated Total Debt shall not include (a) Indebtedness in respect of (i) any Qualified Securitization Financing, (ii) any letter of credit, except to the extent of unreimbursed obligations in respect of drawn letters of credit (provided that any unreimbursed amount under commercial letters of credit shall not be counted as Consolidated Total Debt until three (3) Business Days after such amount is drawn (it being understood that any borrowing, whether automatic or otherwise, to fund such reimbursement shall be counted)) and (iii) obligations under Swap Contracts or (b) IPCO Intercompany Debt.

Consolidated Total Debt (sum of items (A)(1)(a)(i)(A)(1) through (4))	$_____________

(ii)minus the lesser of (x) an aggregate amount of cash and Cash Equivalents (in each case, free and clear of all Liens, other than nonconsensual Liens permitted by Section7.01 of the Credit Agreement and Liens permitted by Sections 7.01(a), (l), (m), (s), (t)(i), (t)(ii), (u), (y) and (cc) of the Credit Agreement) included in the consolidated balance sheet of the Borrower and the Restricted Subsidiaries as of such date, excluding cash and Cash Equivalents which are listed as “Restricted” on such balance sheet (“Unrestricted Cash”) and (y) $50,000,000

Consolidated Net Debt (Consolidated Total Debt minus the lesser of (x) Unrestricted Cash and (y) $50,000,000)	$_____________
Consolidated Senior Secured Net Debt (Consolidated Net Debt minus Consolidated Net Debt that is not secured by a Lien on any asset or property of any Loan Party or any Restricted Subsidiary)	$_____________
(2)Consolidated EBITDA:
(a)Consolidated Net Income:

(i)the net income (loss) of the Borrower and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, without duplication:

(A)any net after-tax extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses, and Transaction Expenses, relocation costs, integration costs, facility consolidation and closing costs (other than with respect to Stores), severance costs and expenses and one-time compensation charges

$_____________

(B)the cumulative effect of a change in accounting principles during such period, whether effected through a cumulative effect adjustment or a retroactive application in each case in accordance with GAAP

$_____________

(C)effects of adjustments (including the effects of such adjustments pushed down to the Borrower and the Restricted Subsidiaries) in such Person's consolidated financial statements pursuant to GAAP (including in the inventory, property and equipment, software, goodwill, intangible assets, in-process research and development, deferred revenue and debt line items thereof) resulting from the application of  recapitalization accounting or purchase accounting, as the case may be, in relation to the Original Transaction or any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes

$_____________
(D)any net after-tax gains or losses on disposal of disposed or discontinued operations	$_____________

(E)any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions or the sale or other disposition of any Equity Interests of any Person other than in the ordinary course of business, as determined in good faith by the Borrower

$_____________

(F)the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted

Subsidiary, or that is accounted for by the equity method of accounting, provided that Consolidated Net Income of the Borrower shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period

$_____________
(G)[reserved]	$_____________

(H)(i) any net unrealized gain or loss (after any offset) resulting in such period from obligations in respect of Swap Contracts and the application of Financial Accounting Standards Board Accounting Standards Codification 815 (Derivatives and Hedging), (ii) any net gain or loss resulting in such period from currency translation gains or losses related to currency remeasurements of Indebtedness (including the net loss or gain (A) resulting from Swap Contracts for currency exchange risk and (B) resulting from intercompany Indebtedness) and all other foreign currency translation gains or losses to the extent such gain or losses are non-cash items, and (iii) any net after-tax income (loss) for such period attributable to the early extinguishment or conversion of (A) Indebtedness, (B) obligations under any Swap Contracts or (C) other derivative instruments

$_____________

(I)any impairment charge or asset write-off, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP

$_____________

(J)any expenses, charges or losses that are covered by indemnification or other reimbursement provisions in connection with any Investment, Permitted Acquisition or any sale, conveyance, transfer or other disposition of assets permitted under the Credit Agreement, to the extent actually reimbursed, or, so long   as the Borrower has made a determination that a reasonable basis exists for indemnification or reimbursement and only to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days)

$_____________

(K)to the extent covered by insurance and actually reimbursed, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed within 365 days of the date of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within such 365 days), expenses, charges or losses with respect to liability or casualty events or business interruption

$_____________

(L)any non-cash (for such period and all other periods) compensation charge or expense, including any such charge or expense arising from the grants of stock appreciation or similar rights, stock options, restricted stock or other rights or equity incentive programs shall be excluded, and any cash charges associated with the rollover, acceleration or payout of Equity Interests by, or to, management of the Borrower or any of its Restricted Subsidiaries in connection with the Original Transaction

$_____________
Consolidated Net Income (item (A)(2)(a)(i) minus the sum of items (A)(2)(a)(i)(A) through (L))
(b)increased by (without duplication):

(i)provision for taxes based on income or profits or capital, plus franchise or similar taxes and foreign withholding taxes, of such Person for such period deducted in computing Consolidated Net Income

$_____________

(ii)(A) total interest expense of such Person for such period (including, to the extent deducted in the calculation of Consolidated Net Income, interest expense payable in respect of any IPCO Intercompany Debt) and (B) bank fees and costs of surety bonds, in each case under this clause (B), in connection with financing activities and, in each case under clauses (A) and (B), to the extent the same was deducted in computing Consolidated Net Income

$_____________
(iii)Consolidated Depreciation and Amortization Expense of such Person for such period to the extent such depreciation and amortization were deducted in computing Consolidated Net Income	$_____________

(iv)any expenses or charges related to any issuance of Equity Interests, Investment, acquisition, disposition, recapitalization or the incurrence or repayment of Indebtedness permitted to be incurred under the Credit Agreement including a refinancing thereof (whether or not successful) and any amendment or modification to the terms of any such transactions, including such fees, expenses or charges related to the Original Transaction or the Transaction, in each case, deducted in computing Consolidated Net Income

$_____________

(v)the amount of any restructuring charge or reserve deducted in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with (A) Permitted Acquisitions or (B) the closing of any Stores or distribution centers

$_____________

(vi)the amount of costs relating to pre-opening and opening costs for Stores, signing, retention and completion bonuses, costs incurred in connection with any strategic initiatives, transition costs, consolidation and closing costs for Stores and costs incurred in connection with non-recurring product and intellectual property development, other business optimization expenses (including costs and expenses relating to business optimization programs), and new systems design and implementation costs and project start-up costs ; provided that the aggregate amount added to Consolidated EBITDA pursuant to this clause (vi), together with (A) any amounts added to Consolidated EBITDA pursuant to clause (x) below and (B) any amounts added to

Consolidated EBITDA pursuant to Section 1.08(c), shall not exceed (1) $30,000,000 in any Test Period occurring prior to, or ending on or about February 1, 2020 and (II) $15,000,000 in any Test Period thereafter,

$_____________

(vii)any other non-cash charges including any write offs or write downs reducing such Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, (1) the Borrower may determine not to add back such non-cash charge in the current period and (2) to the extent the Borrower does decide to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period)

$_____________
(viii)the amount of any minority interest expense deducted in calculating Consolidated Net Income	$_____________

(ix)the amount of management, monitoring, consulting and advisory fees (including termination fees) and related indemnities and expenses paid or accrued in such period under the Sponsor Management Agreement or otherwise to the Sponsors to the extent permitted under Section 7.08 of the Credit Agreement and deducted in such period in computing Consolidated Net Income

$_____________

(x)(x)the amount of net cost savings and synergies (other than any of the foregoing related to Specified Transactions) projected by the Borrower in good faith to result from actions taken or expected to be taken no later than twelve (12) months after the end of such period (calculated on a pro forma basis as though such cost savings and synergies had been realized on the first day of the period for which Consolidated EBITDA is being determined), net of the amount of actual benefits realized during such period from such actions; provided that (A) such cost savings and synergies are reasonably identifiable and factually supportable, and (B) the aggregate amount added to Consolidated EBITDA pursuant to this clause (x), together with (1) any amounts added to Consolidated EBITDA pursuant to clause (vi) above, and (2) any amounts added to Consolidated EBITDA pursuant to Section 1.08(c)), shall not exceed (I) $30,000,000 in any Test Period occurring prior to, or ending on or about February 1, 2020 and (II) $15,000,000 in any Test Period thereafter;

$_____________
(xi)the amount of loss on sale of receivables, Securitization Assets and related assets to any Securitization Subsidiary in connection with a Qualified Securitization Financing	$_____________

(xii)cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to item (A)(2)(c) below for any previous period and not added back

$_____________

(xiii)any costs or expenses incurred by the Borrower or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or stockholders agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Borrower or net cash proceeds of issuance of Equity Interests of the Borrower (other than Disqualified Equity Interests), in each case, solely to the extent that such cash proceeds are excluded from the calculation of the Available Amount

$_____________
(xiv)any net loss from disposed or discontinued operations or from operations expected to be disposed of or discontinued within twelve months after the end of such period	$_____________
(xv)the amount of any license fee paid or accrued in accordance with the IPCO Trademark License Agreement for such period	$_____________
(c)decreased by (without duplication):

(i)any non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any gains that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period (other than such cash charges that have been added back to Consolidated Net Income in calculating Consolidated EBITDA in accordance with the calculation set forth in this Schedule 1)

$_____________
(ii)any non-cash gains with respect to cash actually received in a prior period unless such cash did not increase Consolidated EBITDA in such prior period	$_____________
(iii)any net income from disposed or discontinued operations or from operations expected to be disposed of or discontinued within twelve months after the end of such period	$_____________
Consolidated EBITDA (Consolidated Net Income plus the sum of items (A)(2)(b)(i) through (xiii) minus the sum of items (A)(2)(c)(i) and (ii))	$_____________
Consolidated Senior Secured Net Debt to Consolidated EBITDA	__:1.00

SCHEDULE 2
TO COMPLIANCE CERTIFICATE

(B)Excess Cash Flow Calculation
(a)the sum, without duplication, of:
(i)Consolidated Net Income of the Borrower for such period (the amount set forth at the end of item (A)(2)(a) in Schedule 1 to this Compliance Certificate)	$_____________

(ii)an amount equal to the amount of all non-cash charges (including depreciation and amortization) to the extent deducted in arriving at such Consolidated Net Income, but excluding any such non-cash charges representing an accrual or reserve for potential cash items in any future period and excluding amortization of a prepaid cash item that was paid in a prior period

$_____________

(iii)decreases in Consolidated Working Capital for such period (other than (A) any such decreases arising from acquisitions or Dispositions by the Borrower and the Restricted Subsidiaries completed during such period or the application of purchase accounting and (B) for any determination of Excess Cash Flow during any period in which an ABL Block shall exist)

$_____________

(iv)an amount equal to the aggregate net non-cash loss on Dispositions by the Borrower and the Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income

$_____________
(v)the amount deducted as tax expense in determining Consolidated Net Income to the extent in excess of cash taxes paid in such period	$_____________
(vi)(i)cash receipts in respect of Swap Contracts during such fiscal year to the extent not otherwise included in such Consolidated Net Income	$_____________
(b)over, the sum, without duplication of:

(i)an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income (but excluding any non-cash credit to the extent representing the reversal of an accrual or reserve described in item (B)(a)(ii) above) and cash charges excluded by virtue of clauses (a)(i)(A) through (a)(i)(L) of the definition of Consolidated Net Income

$_____________

(ii)without duplication of amounts deducted pursuant to item (B)(b)(xi) below in prior fiscal years, the amount of Capital Expenditures or acquisitions of intellectual property accrued or made in cash during such period to the extent financed with (A) internally generated funds or (B) the proceeds of extensions of credit under the ABL Facilities or any other revolving credit facility, in each case, of the Borrower or the Restricted Subsidiaries

$_____________

(iii)the aggregate amount of all principal payments or repurchases of Indebtedness of the Borrower and the Restricted Subsidiaries (including (A) the principal component of payments in respect of Capitalized Leases, (B) the amount of any mandatory prepayment of Loans pursuant to Section 2.03(b)(ii) of the Credit Agreement to the extent required due to a Disposition that resulted in an increase to such Consolidated Net Income and not in excess of the amount of such increase and (C) the amount of any voluntary prepayments or repurchases of Loans made pursuant to Section 2.03(a)(iv) of the Credit Agreement (in an amount equal to the discounted amount actually paid in respect of the principal amount of such Loans) and/or pursuant to Section 10.07(k) on the Amendment No.1 Effective Date, but excluding (X) all other prepayments of Loans (other than voluntary prepayments made pursuant to Section 2.03(a)(iv) of the Credit Agreement), (Y) all prepayments in respect of any revolving credit facility, except to the extent there is an equivalent permanent reduction in commitments thereunder and (Z) payments of any subordinated indebtedness except to the extent permitted to be paid pursuant to Section 7.12(a) of the Credit Agreement) made during such period, in each case except to the extent financed with the proceeds of other Indebtedness of the Borrower or the Restricted Subsidiaries

$_____________

(iv)an amount equal to the aggregate net non-cash gain on Dispositions by the Borrower and the Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income and the net cash loss on Dispositions to the extent otherwise added to arrive at Consolidated Net Income

$_____________

(v)increases in Consolidated Working Capital for such period (other than any such increases arising from acquisitions or Dispositions by the Borrower and the Restricted Subsidiaries completed during such period or the application of purchase accounting)

$_____________

(vi)cash payments by the Borrower and the Restricted Subsidiaries during such period in respect of long-term liabilities of the Borrower and the Restricted Subsidiaries (other than Indebtedness) to the extent such payments are not expensed during such period or are not deducted in calculating Consolidated Net Income

$_____________

(vii)without duplication of amounts deducted pursuant to items (B)(b)(viii) and (xi) below in prior fiscal years, the amount of Investments made pursuant to Sections 7.02(b)(iii), (m) (but excluding such loans and advances in respect of Sections 7.06(g)(i), (g)(iv) (to the extent the amount of such Investment would not have been deducted pursuant to this item (B)(b)(vii) if made by the Borrower or a Restricted Subsidiary) and (k)) and (n)

of the Credit Agreement and acquisitions made during such period to the extent that such Investments and acquisitions were financed with internally generated cash flow of the Borrower and the Restricted Subsidiaries

$_____________

(viii)the amount of Restricted Payments paid during such period pursuant to Sections 7.06(f), (g), (h) and (i) of the Credit Agreement in each case to the extent such Restricted Payments were financed with internally generated cash flow of the Borrower and the Restricted Subsidiaries

$_____________

(ix)the aggregate amount of expenditures actually made by the Borrower and the Restricted Subsidiaries from internally generated cash flow of the Borrower and the Restricted Subsidiaries during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period or are not deducted in calculating Consolidated Net Income

$_____________

(x)the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by Holdings, the Borrower and the Restricted Subsidiaries during such period that are made in connection with any prepayment of Indebtedness to the extent such payments are not expensed during such period or are not deducted in calculating Consolidated Net Income and such payments reduced Excess Cash Flow pursuant to item (B)(b)(iii) above or reduced the mandatory prepayment required by Section 2.03(b)(i) of the Credit Agreement

$_____________

(xi)without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by the Borrower or any of the Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to Permitted Acquisitions, Capital Expenditures or acquisitions of intellectual property to be consummated or made during the period of four consecutive fiscal quarters of the Borrower following the end of such period; provided that, to the extent the aggregate amount of internally generated cash flow actually utilized to finance such Permitted Acquisitions, Capital Expenditures or acquisitions of intellectual property during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters

$_____________

(xii)the amount of cash taxes paid or tax reserves set aside or payable (without duplication) in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period

$_____________
(xiii)cash expenditures in respect of Swap Contracts during such fiscal year to the extent not deducted in arriving at such Consolidated Net Income.	$_____________
Excess Cash Flow (the sum of items (B)(a)(i) through (vi) minus the sum of items (B)(b)(i) through (xiii))	$_____________

SCHEDULE 3
TO COMPLIANCE CERTIFICATE

(C)Net Cash Proceeds
(i)the sum of:

(A)cash and Cash Equivalents received in connection with such Disposition or Casualty Event (including any cash and Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received and, with respect to any Casualty Event, any insurance proceeds or condemnation awards in respect of such Casualty Event actually received by or paid to or for the account of the Borrower or any of the Restricted Subsidiaries)

$_____________
(ii)over the sum of:

(A)the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness that is secured by the asset subject to such Disposition or Casualty Event and required to be repaid in connection with such Disposition or Casualty Event (other than Indebtedness under the Loan Documents, the ABL Facilities Documentation and the Credit Agreement Refinancing  Indebtedness)

$_____________

(B)the out-of-pocket fees and expenses (including attorneys' fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees) actually incurred by the Borrower or such Restricted Subsidiary in connection with such Disposition or Casualty Event

$_____________

(C)taxes or distributions made pursuant to Section 7.06(g)(i) or (g)(iii) of the Credit Agreement paid or reasonably estimated to be payable in connection therewith (including taxes imposed on the distribution or repatriation of any such Net Cash Proceeds)

$_____________

(D)in the case of any Disposition or Casualty Event by a non-wholly owned Restricted Subsidiary, the pro-rata portion of the Net Cash Proceeds thereof (calculated without regard to this item (C)(ii)(D)) attributable to minority interests and not available for distribution to or for the account of the Borrower or a wholly owned Restricted Subsidiary as a result thereof

$_____________

(E)any reserve for adjustment in respect of (x) the sale price of such asset or assets established in accordance with GAAP and (y) any liabilities associated with such asset or assets and retained by the Borrower or any Restricted Subsidiary after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, it being understood that "Net Cash Proceeds" shall include the amount of any reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in this item (C)(ii)(E)

$_____________
Net Cash Proceeds (item (C)(i)(A) minus the sum of items (C)(ii)(A) through (E))	$_____________[21]
Portion of Net Cash Proceeds that has been invested or is intended to be reinvested in accordance with Section 2.03(b)(ii)(B) of the Credit Agreement	$_____________

[21]

No net cash proceeds calculated in accordance with the above realized in a single transaction or series of related transactions shall constitute Net Cash Proceeds unless such net cash proceeds shall exceed $10,000,000. No such net cash proceeds shall constitute Net Cash Proceeds in any fiscal year until the aggregate amount of all such net cash proceeds in such fiscal year shall exceed $30,000,000 (and thereafter only net cash proceeds in excess of such amount shall constitute Net Cash Proceeds).

SCHEDULE 4
TO COMPLIANCE CERTIFICATE

(A)Financial Covenant Total Leverage Ratio: Consolidated Financial Covenant Debt to Consolidated EBITDA
(1)Consolidated Financial Covenant Debt as of [●], 20[●]:
(a)Consolidated Total Debt (the amount set forth at the end of item (A)(1)(a)(i)(A) in Schedule 1 to this Compliance Certificate)
(b)plus the aggregate outstanding principal amount of Indebtedness of J. Crew Brand and its subsidiaries owing under the IPCO Notes Indenture	$_____________
Consolidated Financial Covenant Debt	$_____________
(2)Consolidated EBITDA of the Borrower for such period (the amount set forth at the end of item (A)(2) in Schedule 1 to this Compliance Certificate)
Consolidated Financial Covenant Debt to Consolidated EBITDA	__:1.00

ANNEX A-3

FORM OF IPCO INTERCOMPANY NOTE

[FORM OF]

IPCO INTERCOMPANY NOTE

[Date]

FOR VALUE RECEIVED, the undersigned, J. CREW GROUP, INC., a Delaware corporation (the “Borrower”), hereby promises to pay to the applicable lender listed on the signature page hereto (in such capacity, the “Lender”), in lawful money of the United States of America, in immediately available funds, at such location as the relevant Lender may designate, the principal sum of each IPCO Intercompany Loan (as defined below), including any interest paid in kind pursuant to Section 2 below, in each case on [●] [●], 20[●]22 (the “Termination Date”) and subject to the terms set forth below.

1.Defined Terms.

(a)“IPCO Intercompany Loan” means any loan made by any Lender to the Borrower the indebtedness arising out of which is permitted by Section 7.03(u) of the Term Loan Agreement (as defined below) as in effect on the date hereof.

(b)“Term Loan Agreement” means that certain Amended and Restated Credit Agreement, dated as of March 5, 2014, by and among, inter alios, Chinos Intermediate Holdings B, Inc., a Delaware corporation (“Holdings”), the Borrower, the lenders from time to time party thereto (the “Term Loan Lenders”) and Wilmington Savings Fund Society, FSB, as administrative agent (as successor in such capacity to Bank of America, N.A.), the “Term Loan Agent”), as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

(c)“Subordinated Debt” means, for purposes of Section 4 below, any IPCO Intercompany Loan, including all Indebtednes under this Note.

2.Interest.  From the date hereof until (but not including) the Termination Date, interest shall accrue on the outstanding principal amount of each IPCO Intercompany Loan made under this note (this “Note”) for each day on which such IPCO Intercompany Loan remains outstanding at a rate per annum equal to [●]23% (the “Interest Rate”).  Interest payable pursuant hereto shall be (a) payable solely in kind by capitalizing and adding the amount of any interest payment to the outstanding principal balance of the relevant IPCO Intercompany Loan and (b) calculated annually as of and payable on the last day of the fourth fiscal quarter of the Borrower on the basis of a 365/366-day year for the actual number of days elapsed.  Upon the occurrence and during the continuance of an Event of Default, the unpaid principal amount of any outstanding IPCO Intercompany Loan and, to the extent permitted by applicable law, any interest payment or other amount owed hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under any applicable bankruptcy law whether or not allowed in such a proceeding, “Default Interest”) payable on demand at a rate that is two percent per annum in excess of the Interest Rate otherwise applicable thereto pursuant to the first sentence of this Section 1 (the “Default

[22]	To be no earlier than September 5, 2021
[23]	Rate to be set to comply with Code Section 482 requirements.

Rate”); it being understood and agreed that any Default Interest shall be payable solely in kind in the manner described in Section 2(a) above.  Notwithstanding any provision herein to the contrary, no interest shall accrue under this Note at a rate in excess of the highest applicable rate permitted by law, and the payment of any interest (including any charge or fee held by a court to be interest) in excess of such rate shall be refunded to the Borrower or shall constitute a payment of and be applied to principal owing hereunder.

3.Prepayment.  Subject to Section 4 below and the terms of the Term Loan Agreement, any IPCO Intercompany Loan may be prepaid at the option of the Borrower at any time, from time to time, in whole or in part, together with accrued but unpaid interest, without premium or penalty, upon giving notice to the Lender specifying the date and amount of the relevant prepayment and the IPCO Intercompany Loan to be prepaid.

4.Subordination.Capitalized terms used in this Section 4 but not otherwise defined herein shall have the meanings assigned to such terms in the Term Loan Agreement.

(a)Generally.

(i)Each Lender and the Borrower agree that the Subordinated Debt is and shall be subordinate and junior in right of payment, to the extent and in the manner hereinafter set forth, to the prior payment in full in cash of all Obligations of the Borrower now or hereafter existing under the Term Loan Agreement and the other Loan Documents (the “Senior Obligations”), such that the Term Loan Lenders shall be entitled to be paid Senior Obligations in full in cash before any Lender is entitled to receive any payment or other distribution on account of the Subordinated Debt.

(ii)For the purposes of this Note, the Term Loan Obligations shall not be deemed to have been paid in full until the earlier of: (i) the payment in full in cash of the Senior Obligations and all other amounts (other than contingent indemnification obligations as to which no claim has been asserted and obligations and liabilities under Secured Hedge Agreements and Cash Management Obligations as to which arrangements satisfactory to the applicable Hedge Bank or Cash Management Bank shall have been made) payable under the Term Loan Agreement and the other Loan Documents and (ii) the Maturity Date.

(iii)No payments or distribution of any kind or character shall be made by or on behalf of the Borrower for or on account of any Subordinated Debt, and no Lender shall take or receive from the Borrower, directly or indirectly, in cash or other property or by set-off or in any other manner, payment of all or any of the Subordinated Debt until the Senior Obligations shall have been paid in full in cash; provided that interest on the IPCO Intercompany Loans may be capitalized and added to the principal amount of the IPCO Intercompany Loans pursuant to Section 2 above

(b)Insolvency Proceedings.

(i)In the event of any dissolution, winding up, liquidation, arrangement, reorganization, adjustment, protection, relief or composition of the Borrower or its debts, whether voluntary or involuntary, in any bankruptcy, insolvency, arrangement, reorganization, receivership, relief or other similar case or proceeding under any Debtor Relief Law or upon an assignment for the benefit of creditors or any other marshalling of the assets and liabilities of the Borrower or otherwise, the holders of Senior Obligations shall be entitled to receive payment in full in cash of the Senior Obligations before any Lender is entitled to receive any payment of all or any of the Subordinated Debt, and any payment or distribution of any kind that otherwise would be payable or deliverable upon or with respect to the Subordinated Debt in any such case, proceeding, assignment, marshalling or otherwise (including any payment that may be payable by reason of any other indebtedness of the Borrower being subordinated to payment of the Subordinated Debt) shall be paid or delivered directly to the Term Loan Agent for the account of the holders of Senior Indebtedness for application (in the case of cash) to, or as collateral (in the case of non-cash property or securities) for, the payment or prepayment of the Senior Obligations until the the Senior Obligations shall have been paid in full in cash.

(c)In Furtherance of Subordination.  Each Lender agrees as follows:

(i)If any proceeding referred to in Section 3(b)(i) above is commenced by or against the Borrower:

(1)the Term Loan Agent is hereby irrevocably authorized and empowered (in its own name or in the name of each Term Loan Lender, or otherwise), but shall have no obligation, to demand, sue for, collect and receive every payment or distribution referred to in Section 3(b)(i) and give acquittance therefor and to file claims and proofs of claim and take such other action (including, without limitation, voting the Subordinated Debt or enforcing any security interest or other lien securing payment of the Subordinated Debt) as it may deem necessary or advisable for the exercise or enforcement of any of the rights or interests of the Term Loan Agent or the Term Loan Lenders hereunder; and

(2)each Lender shall duly and promptly take such action as the relevant Agent may reasonably request (A) to collect the Subordinated Debt for the account of the Lenders and to file appropriate claims or proofs or claim in respect of the Subordinated Debt, (B) to execute and deliver to the Term Loan Agent such powers of attorney, assignments, or other instruments as the Agent may request in order to enable the Term Loan Agent to enforce any and all claims with respect to, and any security interests and other liens securing payment of, the Subordinated Debt, and (C) to collect and receive any and all payments or distributions which may be payable or deliverable upon or with respect to the Subordinated Debt.

(ii)All payments or distributions upon or with respect to the Subordinated Debt which are received by any Lender contrary to the provisions of this Note shall be received in trust for the benefit of the lenders under the Term Loan Agreement, shall be segregated from other funds and property held by such Lender and shall be forthwith paid over to the Term Loan Agent for the account of the Term Loan Lenders in the same form as so received (with any necessary indorsement) to be applied (in the case of cash) to, or held as collateral (in the case of non-cash property or securities) for, the payment or prepayment of the Senior Obligations in accordance with the terms of the Term Loan Agreement.

5.Events of Default.  (a)The occurrence of any one or more of the following events shall constitute an Event of Default (an “Event of Default”) under this Note:  (i) the failure to pay principal of or interest on this Note when due; (ii) the commencement of a proceeding against the Borrower for dissolution or liquidation, or the voluntary or involuntary termination or dissolution of the Borrower; (iii) insolvency of, the appointment of a custodian, trustee, liquidator or receiver for any of the property of, an assignment for the benefit of creditors by, or the filing of a petition under any bankruptcy, insolvency or debtor’s relief law, or for any readjustment of indebtedness, composition or extension by or against the Borrower; or (iv) any failure by the Borrower to perform, or comply with, any material term or condition contained in this Note, and any breach or default under this Note.  Subject to Section 4 above, the Borrower agrees that upon an Event of Default under this Note, the unpaid principal balance of and accrued but unpaid interest on this Note shall immediately become due and payable after written notice by the Lender to the Borrower; provided, however, that upon the occurrence of an Event of Default described in clauses (ii) and (iii) above the unpaid balance and accrued but unpaid interest shall become due and payable without notice or demand.

6.Bankruptcy. The provisions of this Note are intended to be and shall be enforceable as a subordination agreement within the meaning of Section 510 of the Bankruptcy Code.

7.No Waiver.  No failure or delay on the part of the Lender in exercising any right, power or privilege hereunder, and no course of dealing between the Borrower and the Lender shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which the Lender would otherwise have.  No waiver shall be effective except by written agreement of the Borrower and the Lender.

8.Presentment and Demand.  DEMAND, PRESENTMENT, PROTEST AND NOTICE OF NON PAYMENT AND PROTEST ARE HEREBY WAIVED BY THE BORROWER AND ANY ENDORSER OF THIS NOTE

9.Amendment.  This Note may not be amended except by an agreement in writing signed by the Borrower and each Lender.

10.Severability.  If any term, provision, covenant or restriction of this Note is held by a court of competent jurisdiction or other tribunal to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Note shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

11.Governing Law.  This Note shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York, without regard to principles of conflicts of laws thereof.

12.Counterparts; Binding Effect; Successors and Assigns.  This Note may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract.  This Note and every part hereof shall be binding upon the undersigned and their respective successors and assigns, and shall inure to the benefit of and be enforceable by the Lender and any of its successors and assigns. Notwithstanding the foregoing, no Lender shall sell, assign, pledge, dispose of or otherwise transfer all or any portion of the Subordinated Debt (other than any pledge of any Subordinated Debt (including this Note) to secure the obligations of any Lender under or in connection with any IPCO Notes Indenture) (i) without giving prior written notice of such action to the Term Loan Agent and (ii) unless, prior to the consummation of any such action, the transferee thereof shall execute and deliver to the Term Loan Agent written confirmation that it is subject to the terms herein and shall have the same rights, benefits and obligations as a Lender under this Note.

13.Notices.  Any notice, request or other communication required to be given hereunder, shall be effective when delivered personally, by fax (which is confirmed) or by overnight courier, addressed to the respective party as follows:

If to any Lender:	If to the Borrower:
c/o J. Crew Brand, LLC	J. Crew Group, Inc.
770 Broadway	770 Broadway
New York, NY 10003	New York, NY 10003
Attention: Chief Accounting Officer	Attention: Chief Accounting Officer

14.VENUE; CHOICE OF LAW.  THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST THE BORROWER OR THE LENDER ARISING OUT OF OR RELATING HERETO SHALL BE BROUGHT IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, BOROUGH OF MANHATTAN OR, IF THAT COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, IN ANY STATE COURT LOCATED IN THE CITY OF NEW YORK.  BY EXECUTING AND DELIVERING THIS AGREEMENT, THE BORROWER FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE JURISDICTION AND VENUE OF SUCH COURTS; (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE ADDRESS PROVIDED NEXT TO ITS NAME IN SECTION 12; (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE BORROWER IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) AGREES THAT THE LENDER RETAINS THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION TO THE EXTENT THAT THE COURTS SPECIFIED ABOVE DO NOT HAVE SUBJECT MATTER JURISDICTION.

15.WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS NOTE OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS NOTE, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER

COMMON LAW AND STATUTORY CLAIMS.  EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS.  EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 13 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE ADVANCE MADE HEREUNDER.  IN THE EVENT OF LITIGATION, THIS NOTE MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Borrower and each Lender have caused this Note to be duly executed as of the date first written above.

J. CREW GROUP, INC., as Borrower

By:
Name:
Title:

J. CREW BRAND INTERMEDIATE, LLC
J. CREW BRAND, LLC
J. CREW BRAND CORP.
J. CREW DOMESTIC BRAND, LLC
J. CREW INTERNATIONAL BRAND, LLC

By:
Name:
Title:

ANNEX A-4

FORM OF IPCO TRADEMARK LICENSE AGREEMENT

AMENDED AND RESTATED INTELLECTUAL PROPERTY LICENSE AGREEMENT24

This Amended and Restated Intellectual Property License Agreement (“Agreement”) is entered into as of [●]25, 2017 (the “Effective Date”), by and between J. Crew Domestic Brand, LLC, a Delaware limited liability company (“Licensor”), on the one hand, and J. Crew International, Inc., a Delaware corporation (“Licensee”) and, in its capacity as the payor pursuant to Sections 2.2, 3.2, 4, 5.1, 5.5, 6.2, 8.1, 12.1, 12.2, and 12.5 of this Agreement, J. Crew Operating Corp., a Delaware corporation (“Payor”), on the other hand.  Licensor and Licensee are collectively referred to throughout this Agreement as the “Parties.”

RECITALS

A.  The Parties and Payor are members of a group of affiliated companies engaged in the design, development, manufacture, marketing, distribution, and sale of Products (as defined below) and the operation of the Business (as defined below).

B.On December 5, 2016, Licensee, a wholly-owned subsidiary of Payor, assigned an undivided 72.04% ownership interest in and to the Licensed Marks (as defined below), along with the associated goodwill, to Licensor via the following sequence of drop-down assignments: (i) Licensee to J. Crew International Cayman Limited; (ii) J. Crew International Cayman Limited to J. Crew Brand Holdings, LLC; (iii) J. Crew Brand Holdings, LLC to J. Crew Brand Intermediate, LLC; (iv) J. Crew Brand Intermediate, LLC to J. Crew Brand, LLC; and (v) J. Crew Brand, LLC to Licensor (collectively, the “2016 Step-Down IP Assignments”).

C.  As a result of the 2016 Step-Down IP Assignments, Licensor and Licensee jointly owned the Licensed Marks, with Licensor owning an undivided 72.04% ownership interest in and to the Licensed Marks, and Licensee owning an undivided 27.96% ownership interest in and to the Licensed Marks.

D. On December 6, 2016, the Parties and Payor entered into an Intellectual Property License Agreement (the “2016 IP License Agreement”), pursuant to which Licensor granted to Licensee an exclusive license to the Licensed Marks.

[24]

NTD:  If the Term Loan Transactions are completed, this Agreement will be split into two versions, one which will provide for the license for the 72.04% interest in the Licensed Marks, and another, in substantially the same form,   to provide for the license for the remaining 27.96% interest in the Licensed Marks, and collectively the agreements will account for a license from Licensor to Licensee of 100% of the interest in the Licensed Marks.  In such scenario, both agreements will be updated accordingly to reflect and account for the relationship between the two agreements, but the agreements will otherwise be in substantially the same form as this draft.

[25]	NTD: If the Term Loan Transactions are completed, this Agreement to be dated as of the Issue Date of the New Notes Indenture.

E.Subsequently, on [●]26, 2017, Licensee assigned its remaining 27.96% ownership interest in and to the Licensed Marks, along with the associated goodwill, to Licensor via the following sequence of drop-down assignments: (i) Licensee to J. Crew International Cayman Limited; (ii) J. Crew International Cayman Limited to J. Crew Brand Holdings, LLC; (iii) J. Crew Brand Holdings, LLC to J. Crew Brand Intermediate, LLC; (iv) J. Crew Brand Intermediate, LLC to J. Crew Brand, LLC; and (v) J. Crew Brand, LLC to Licensor (the “2017 Step-Down IP Assignments”), and as a result of which, Licensor is the sole and exclusive owner of all rights in and to the Licensed Marks.

F.Subject to the terms and conditions of this Agreement, the Parties and Payor desire to enter into this Agreement to amend and restate the terms and conditions of the 2016 IP License Agreement.

G.Subject to the terms and conditions of this Agreement, and as consideration for the benefits to Payor in accordance with this Agreement, Payor desires to make, and Licensee desires that Payor make, payments due under this Agreement on behalf of Licensee.

NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained in this Agreement, and for good and valuable consideration, the receipt and sufficiency of which is acknowledged, the Parties and Payor agree as follows:

1.Definitions.  In this Agreement, the following capitalized terms shall have the meanings specified in this Section 1.

1.1“2016 IP License Agreement” has the meaning set forth in the Recitals.

1.2“2016 Step-Down IP Assignments” has the meaning set forth in the Recitals.

1.3“2017 Step-Down IP Assignments” has the meaning set forth in the Recitals.

1.4“ABL Facility” has the meaning set forth in Section 2.1.

1.5“Agreement” has the meaning set forth in the preamble.

1.6 “BAML” has the meaning set forth in Section 2.1.

1.7“Bankruptcy Code” has the meaning set forth in Section 16.4.

1.8“Business” shall mean the specialty retail, fashion design, apparel and accessories business, including without limitation, the design, development, manufacture, marketing, distribution, and/or sale of Products under the Licensed Marks and all brickandmortar and online retail activities, operated under the Licensed Marks.

1.9“Effective Date” has the meaning set forth in the preamble.

[26]	NTD: If the Term Loan Transactions are completed, 2017 IP Assignment Agreements to be dated as of the Effective Date of this Agreement (Issue Date of the New Notes Indenture).

1.10“Group” has the meaning set forth in Section 2.1.

1.11“Initial Payments” has the meaning set forth in Section 4.3.

1.12“Initial Term” has the meaning set forth in Section 11.1.

1.13“Licensee” has the meaning set forth in the preamble.

1.14“License Fee” has the meaning set forth in Section 4.1.

1.15“Licensor” has the meaning set forth in the preamble.

1.16“Licensed Marks” shall mean the marks covered by the United States federal registrations or otherwise listed on Exhibit A, any existing variation of these marks as used in the United States, all common law rights in the United States to same, and the associated goodwill.  The Licensed Marks licensed in this Agreement are identical to those sold, transferred, conveyed, and assigned by Licensee to Licensor pursuant to the Step-Down IP Assignments.

1.17“New Notes” shall mean the 13% Senior Secured Notes due 2021 issued pursuant to the New Notes Indenture by J.Crew Brand, LLC and J.Crew Brand Corp.

1.18“New Notes Collateral Agent” shall mean the “Collateral Agent” as defined in the New Notes Indenture.

1.19“New Notes Documents” shall mean the “Notes Documents” as defined in the New Notes Indenture.

1.20“New Notes Indenture” shall mean the Indenture, dated as of the date hereof, by and among (i) J.Crew Brand, LLC and J.Crew Brand Corp., as the co-issuers, (ii) J. Crew Brand Intermediate, LLC, Licensor and J. Crew International Brand, LLC, as the guarantors, and (iii) U.S. Bank National Association, as trustee and collateral agent, dated as of the date hereof, relating to the issuance of the New Notes.

1.21“Ocean Tomo” shall mean Ocean Tomo, LLC, the intellectual capital merchant bank with corporate offices at 200 West Madison, Chicago, Illinois 60606.

1.22“Payment” has the meaning set forth in Section 4.2.

1.23“Payor” has the meaning set forth in the preamble.

1.24“Parties” has the meaning set forth in the preamble.

1.25“Products” shall mean clothing, apparel, footwear, bags, jewelry, accessories, and other related goods, including without limitation all goods covered by the United States federal registrations, applications for federal registration, or common law rights, for the Licensed Marks, and any other goods whether now or later marketed, distributed, and/or sold in connection with the operation of the Business and/or featured on or in any website, catalogue, or social media platform operated in connection with the Business.

1.26“Services” shall mean the manufacture, distribution, advertising, marketing, and sale of the Products, retail services for the Business conducted through all channels of trade, now known or later developed, and the promotion and operation of the Business and any services ancillary to those operations.

1.27“Step-Down IP Assignments” shall mean, collectively, the 2016 Step-Down IP Assignments and the 2017 Step-Down IP Assignments.

1.28“Term” has the meaning set forth in Section 11.2.

1.29“Term Loan Facility” has the meaning set forth in Section 2.1.

1.30“Territory” shall mean (i) the United States, including the District of Columbia and all territories and possessions of the United States of America, including Puerto Rico and the U.S. Virgin Islands, and (ii) all other jurisdictions throughout the world solely as necessary to permit Licensee to use the Licensed Marks in the United States.

2.License Grant to Licensed Marks.

2.1Licensor hereby grants to Licensee an exclusive, non-transferrable (except as expressly permitted by Section 14), sublicensable (solely in accordance with Section 2.2), royalty-bearing license to use the Licensed Marks on the Products and in connection with the Services and otherwise in the operation of the Business in the Territory.  The foregoing license is exclusive even as to Licensor.  Licensor shall not use the Licensed Marks or license others to use the Licensed Marks in any manner during the Term (except as provided in Section 12 and this Section 2.1).  This Section 2.1 shall not prohibit (a) Licensee from granting an irrevocable, non-exclusive worldwide license with respect to the Licensed Marks to the administrative agent or collateral agent (or representative therefor) under (i) the Amended and Restated Credit Agreement, dated as of March 5, 2014 (as amended, restated, amended and restated, supplemented, extended, renewed, refunded, replaced, replaced, or refinanced from time to time in one or more agreements in each case with the same or new lenders, institutional investors or agents, the “Term Loan Facility”), among, inter alios, J. Crew Group, Inc., a Delaware corporation (“Group”), as borrower, the lenders party thereto, and Bank of America, N.A. (“BAML”), as administrative agent and collateral agent, and (ii) the Credit Agreement, dated as of March 7, 2011 (as amended, restated, amended and restated, supplemented, extended, renewed, refunded, replaced, replaced, or refinanced from time to time in one or more agreements in each case with the same or new lenders, institutional investors or agents, the “ABL Facility”), among, inter alios, Group, as borrower, the lenders party thereto and BAML, as administrative agent and collateral agent, in each case, for the purposes of enabling the applicable collateral agent (or representative therefor) to exercise rights and remedies under the applicable collateral documents and which license is exercisable only during the continuation of an “event of default” (or similar term) thereunder, and (b) Licensor from granting an irrevocable, non-exclusive worldwide license with respect to the Licensed Marks to the New Notes Collateral Agent (or representative therefor) under the New Notes Documents, for the purposes of enabling the New Notes Collateral Agent (or representative therefor) to exercise rights and remedies under the applicable collateral documents and which license is exercisable only during the occurrence of an “event of default” (or similar term) thereunder.

2.2Licensee may sublicense its rights under the Agreement with the prior written consent of Licensor; provided that Licensee assumes liability for the acts/omissions of its sublicensees with respect to their operations pursuant to this Agreement, and Licensee guarantees payment of the License Fee owed to Licensor pursuant to this Agreement.  Any sublicense made pursuant to and in accordance with this Section 2.2 must include a written agreement by the applicable sublicensee to assume and otherwise comply with all of the obligations of Licensee hereunder with regard to the Licensed Marks, and any such sublicense agreement between Licensee and any sublicensee must be approved in writing by Licensor, which consent will not be unreasonably withheld.

3.Rights to Licensed Marks.

3.1In exchange for the agreements and consideration provided for herein, unless otherwise specified in and subject to the terms of this Agreement, Licensee has the exclusive right (even as to Licensor) in the Territory, during the Term, to: (a) use the Licensed Marks in commerce or otherwise; (b) non-exclusively license others to use the Licensed Marks; (c) register the Licensed Marks with any federal or state governmental authority (in accordance with Section 6.1); (d) commence an action for infringement of or other violation of rights under the Licensed Marks; and (e) defend and settle any claims that Licensee’s use of the Licensed Marks infringes or otherwise violates the rights of a third party.

3.2As between the Parties, and except as provided in this Agreement, Licensee shall be solely responsible for the payment of all costs associated with its exercise of the foregoing rights during the Term, including, without limitation, all costs associated with the operation of the Business under the Licensed Marks, and the negotiation, implementation, and management of any sublicense of the Licensed Marks.

4.License Fee; Payment.

4.1License Fee.  Payor, on behalf of Licensee, shall pay to Licensor a [fifty-nine million dollar (USD $59,000,000)]27 license and use fee (the “License Fee”) during each calendar year, for so long as this Agreement is in effect and has not expired or been terminated.  Any Payment (as defined below) due for any partial calendar year of the Term will be prorated. The License Fee is in consideration for:  (a) the exclusive license to the Licensed Marks granted to Licensee pursuant to Section 2; (b) Licensor’s waiver of certain rights to use, license, register, defend, or enforce the Licensed Marks during the Term; and (c) Licensor’s acknowledgement that Licensee will enjoy the exclusive rights in and to the Licensed Marks, subject to the terms of this Agreement.

[27]

NTD:  This draft presently contemplates a License Fee for 100% of the ownership interest in the Licensed Marks. If the Term Loan Transactions are completed and this Agreement is split (as described in Footnote 1 to this above), the [$59m] annual License Fee will be apportioned between the two agreements as follows:  $42.5m annual License Fee in the version involving the license to the 72.04% ownership interests, and a $16.5m annual License Fee amount in the version involving the license to the remaining 27.96%, to collectively account for the $59m annual License Fee.  Other Payment provisions throughout the agreement will be apportioned in accordance with the same 72.04% and 27.96% split.

4.2Payments.  Payor, on behalf of Licensee, shall pay the License Fee in two equal payments of [twenty-nine million five hundred thousand dollars (USD $29,500,000)] (each, a “Payment”) to Licensor, which shall be made on March 1, (which represents the License Fee for the period of August through January of a fiscal year) and September 1 (which represents the License Fee for the period of February through July of the fiscal year) of each year during the Term, beginning [September 1], 2017.

4.3Initial Payments.  In addition to the Payment obligations set forth above, Payor, on behalf of Licensee, shall pay to Licensor the following three (3) payments within five (5) days following the Effective Date of this Agreement: (i) [three million twenty-seven thousand three hundred ninety-seven dollars and twenty-six cents (USD $3,027,397.26]28, as payment for Licensee’s license and use of the Licensed Marks for the period of December 6, 2016 (the date of the 2016 IP License Agreement) through December 31, 2016; (ii) [USD $ [●], as payment for Licensee’s license and use of the Licensed Marks for the period of January 1, 2017 until the Effective Date of this Agreement; and (iii) USD $ [●], as payment for Licensee’s license and use of the Licensed Marks for the period from the Effective Date of this Agreement through [August 31, 2017] (collectively, the “Initial Payments”)]29.  All references to the “License Fee” and “Payment(s)” throughout this Agreement shall be deemed to include the Initial Payments.

4.4Past Due Payments.  In addition to the other remedies provided for in this Agreement (and notwithstanding automatic termination of this Agreement pursuant to Section 12.1), Payor, on behalf of Licensee, shall pay interest on all past due Payment amounts at a rate of [two percent (2%)] per month (or the maximum rate permitted by applicable law, whichever is less), commencing immediately after the Payment was first due and accruing until the Payment is paid in full.  Notwithstanding the foregoing, this Section 4.4 shall not limit or amend the rights of Licensor under Section 12.1 and Section 12.5 of this Agreement regarding failure by Payor to pay any portion of the License Fee in accordance with this Section 4.

4.5Costs.  Payor, on behalf of Licensee, shall pay all costs relating to or arising out of the collection of any delinquent License Fee amount, including, but not limited to, any and all collection fees, collection agency fees, reasonable attorneys’ fees, accountants’ fees, court costs, and expenses.

4.6Additional Payor Obligations.  In addition to payment of the License Fee pursuant to this Section 4 (including payment of interest on past due Payments pursuant to Section 4.4 and costs pursuant to Section 4.5), Payor shall also be responsible for and shall make all payments on behalf of Licensee under Sections 2.2, 3.2, 4, 5.1, 5.5, 6.2, and 8.1 of this Agreement.

5.Ownership of the Licensed Marks and Quality Control for the Licensed Marks.

5.1The Parties and Payor acknowledge that the Licensed Marks are owned in their entirety by Licensor.  Licensee and Payor acknowledge and agree that all goodwill arising

[28]

NTD:  This amount was calculated by pro-rating a $42,500,000 annual license fee amount for the period of December 6th-31st (inclusive of both the 6th and 31st).  $42,500,000 reflects the fair market value of the License Fee for the 72.04% ownership interest in the Licensed Marks.

[29]	NTD: The amounts in (ii) and (iii) cannot be determined until the Effective Date of this Agreement is determined.

through the licensed use by Licensee of the Licensed Marks shall inure solely to Licensor’s benefit, and that Licensee and/or Payor shall obtain no proprietary or other rights in or to the Licensed Marks by virtue of any use or exploitation Licensee may make thereof.  Licensee and/or Payor will not at any time do or suffer to be done by any act, anything which will in any way impair Licensor’s rights to any Licensed Marks.  Licensee agrees that in using the Licensed Marks it will neither gain nor represent in any way that it has any right or title in or to the Licensed Marks (other than as granted hereunder).

5.2Licensee and/or Payor shall neither challenge nor assist any third party to challenge (a) Licensor’s ownership interest in the Licensed Marks, (b) the validity of the Licensed Marks, or (c) the United States federal registrations or applications for federal registration for the Licensed Marks, whether in existence as of the Effective Date or thereafter.  Licensee and/or Payor will not assist any third party, directly or indirectly, in infringing any of the Licensed Marks or in the defense of any suit or action against any third party relating to infringement of any of the Licensed Marks.  For the avoidance of doubt, nothing in this Section 5.2 limits the general provisions of Section 5.1 or Section 5.4 in any way.

5.3All Products and Services offered by Licensee under the Licensed Marks in the Territory during the Term shall conform to standards of quality at least comparable to that of the Products and Services offered under the Licensed Marks as of the Effective Date.  Licensor reserves the right to modify such quality standards at any time.  Upon Licensor’s written request, Licensee shall, at its own expense, supply representative samples of the Products (including related marketing, advertising, and promotional materials) for Licensor’s review and approval.  If Licensor reasonably determines in good faith that Licensee fails to maintain a consistent level of quality in accordance with the terms of this Agreement, then Licensor shall notify Licensee in writing of any such alleged deficiencies, and Licensee shall take commercially-reasonable steps to remedy such deficiencies to Licensor’s reasonable satisfaction.  Licensor will have the right at reasonable times to inspect the production, service, retail, or other facilities of Licensee or any sublicensee for the purpose of determining whether the Licensee or any sublicensee is adhering to the requirements of this Agreement relating to the nature and quality of the Products and Services. Licensor hereby designates Payor to supervise and enforce any action taken with regard to the above-described quality control activities for the Licensed Marks, and Payor hereby accepts such designation; provided, however, that Licensor reserves the right (in its sole discretion) to revoke such designation at any time.

5.4Licensee shall not knowingly take any action with the Licensed Marks that would adversely affect the Licensed Marks (including the value of the Licensed Marks), the goodwill associated with the Licensed Marks, and/or the reputation of Licensor or the Business.  Licensee’s use of the Licensed Marks shall at all times be in accordance with reasonable trademark, trade dress, and trade name usage principles and comply with all applicable federal, state, and local laws and regulations that govern its use of the Licensed Marks and the conduct of the Business.

5.5As between the Parties, Licensee shall bear all costs related to correcting any product defect or related to any recall of Products featuring the Licensed Marks, whether voluntary or required by a government entity or a court order.  If Licensee determines that a recall of Products is necessary, Licensee shall notify Licensor within three (3) days of such determination and shall consult with Licensor, and Licensor must approve (or not expressly object to) all aspects of Licensee’s handling of such recall, such approval not to be unreasonably withheld or delayed by Licensor.

6.Registration, Maintenance, and Enforcement of Licensed Marks.

6.1Licensee shall maintain the registrations and prosecute the applications for registration for the Licensed Marks during the Term, and, subject to its reasonable business judgment, shall ensure that all postregistration and prosecution filings and renewal applications, including any prosecution, registration, renewal, or maintenance fees, required by a government entity or by applicable law in connection with the foregoing are completed and paid in a timely manner.  At Licensee’s reasonable request, Licensor shall cooperate with Licensee to provide information reasonably required by Licensee to submit to the U.S. Patent and Trademark Office and other relevant offices for such postregistration and prosecution filings and renewal applications, including, without limitation, specimens of the Licensed Marks showing current usage of such marks on the Products and/or in promotion and rendering of the Services.  At Licensor’s reasonable request, Licensee shall prepare, file, and prosecute new applications on behalf of Licensor to register the Licensed Marks with the U.S. Patent and Trademark Office or any applicable government entity.  Licensee shall keep Licensor fully informed of progress with regard to the preparation, filing, prosecution, and maintenance of any Licensed Marks in the Territory, and shall provide Licensor with copies of all documentation relating to the foregoing.  Licensee may seek additional registrations for the Licensed Marks outside of the Territory.  Nothing set forth herein shall prohibit Licensee from filing new applications in its name, so long as such applications do not diminish the value or validity of the Licensed Marks, or impair the Licensed Marks as collateral of the New Notes Collateral Agent (or representative therefor) under the applicable collateral documents.

6.2As between the Parties, and except as provided in this Agreement, Licensee shall be solely responsible for the payment of all costs associated with the enforcement, prosecution, and maintenance of the registrations for and applications for registration of the Licensed Marks, and the enforcement and defense of the Licensed Marks.  At Licensee’s reasonable expense, Licensor shall in good faith assist Licensee to fulfill the foregoing responsibilities.

6.3Each Party shall immediately inform the other of any potential infringements, dilution, or other misuse of any Licensed Mark in the Territory, or use of any marks or designs confusingly similar to any Licensed Mark, or if either Party receives notice of any claims from any third party alleging that any Licensed Mark (or such Party’s use thereof) infringes or otherwise violates the rights of a third party.  Licensee shall have the right to commence, control, or respond to any such action or claim, and the authority and sole control of the defense or settlement of such claim, including the negotiation, litigation, prosecution, or settlement of any such action or claim, as well as the first right to recover profits and damages from such actions.   Licensor shall cooperate with all reasonable requests for assistance by Licensee in connection with the foregoing, including being named as a party in any related court proceedings.  Licensee shall provide Licensor copies of all notices, complaints, court proceedings, and other documentation relating to the foregoing, and Licensor will have the option to participate in any such proceeding and be represented by counsel of its choosing at its own cost and expense.

6.4If Licensee fails to bring an action or proceeding with respect to infringement of the Licensed Marks within ninety (90) days following notice by Licensor or notice of any alleged third party infringement, dilution, or misuse of the Licensed Marks or use of confusingly similar marks to any Licensed Mark, or Licensee requests Licensor assume control of any such action, then Licensor shall have the right to bring and control any such action, by counsel of its choosing.  Licensor shall have the right to commence, control, or respond to any such action or claim, and the authority and sole control of the defense or settlement of such claim, including the negotiation, litigation, prosecution, or settlement of any such action or claim, as well as the first right to recover profits and damages from such actions.  To the extent Licensor assumes such control, all costs associated with an action shall be at Licensor’s sole expense.  Licensee shall cooperate with all reasonable requests for assistance by Licensor in connection with the foregoing, including being named as a party in any related court proceedings.

7.Representations and Warranties.

7.1Licensor represents and warrants to Licensee that (a) it has good title to and/or the right to license the Licensed Marks; and (b) except as may be provided herein, it will not use or otherwise license any other party to use the Licensed Marks in any way during the Term.

7.2Licensee represents and warrants to Licensor that (a) this Agreement, and the License Fee to be paid by Payor on behalf of Licensee to Licensor pursuant to this Agreement, are and will all be for reasonably equivalent value, and are and will all be made for fair consideration and in good faith; (b) Licensee has and will have sufficient capital to satisfy its obligations under this Agreement; (c) Licensee shall use commercially-reasonable efforts to ensure that the Products and Services offered by Licensee under the Licensed Marks meet and maintain the quality standards set forth in Section 5 of this Agreement; and (d) Licensee’s use of the Licensed Marks shall not be in conflict with any other agreement.

7.3Each Party represents and warrants to the other Party, that:  (a) it is duly authorized and licensed to do business and carry out its obligations under this Agreement; (b) it has full power and authority to enter into this Agreement and the execution, delivery, and performance of this Agreement has been authorized by all necessary corporate action; (c) it has obtained all third party consents required to enter into this Agreement and none of the execution, delivery, or performance of this Agreement will conflict with or constitute a breach of its certificate of incorporation, charter, or bylaws; (d) this Agreement is valid and enforceable in accordance with its terms, including under federal trademark law and other applicable law, and no Party shall challenge the validity or enforceability of this Agreement; and (e) the provisions of this Agreement are not and were not intended to hinder, delay, or defraud any creditor.

8.Indemnification.

8.1Licensee agrees to protect, indemnify, and hold harmless Licensor and its parent and affiliates, and their directors, officers, employees, licensees, agents, representatives, successors, and assigns (collectively, the “Indemnified Parties”), from and against any and all claims, suits, actions, or allegations brought or asserted by a third party (each, a “Claim”) and any resulting liabilities, judgments, costs, and expenses, including reasonable attorneys’ fees, arising out of or related to: (a) Licensee’s use or any use by any sublicensee of Licensee of the

Licensed Marks pursuant to this Agreement; (b) Licensee’s breach of its representations, warranties, and other obligations under this Agreement; and (c) Licensee’s or any of its sublicensees’ manufacture, distribution, advertising, marketing, and sale of the Products, provision of the Services, and operation of the Business, including without limitation any personal injury claims or product liability claims related to the foregoing; provided, however, that Licensee shall not be obligated to protect, indemnify, and hold harmless the Indemnified Parties from and against Claims, resulting liabilities, judgments, costs, and expenses, including reasonable attorneys’ fees, arising out of or related to, Licensor’s fraud, gross negligence, or bad faith.  Licensee shall keep Licensor fully informed of the status and progress with regard to any Claim, and shall provide Licensor with copies of all documentation relating to the foregoing.

8.2Licensor shall promptly notify Licensee upon the assertion of any Claim against an Indemnified Party, and shall give Licensee a reasonable opportunity to defend and/or settle the Claim at its own expense.  Licensee shall have the sole right to designate the counsel to handle any such defense and/or settlement negotiations, and the Indemnified Parties shall provide Licensee with such assistance as it may reasonably request in order to ensure a proper and adequate defense of a Claim.  Any settlement of a Claim must be approved in writing by Licensor (such approval not to be unreasonably withheld, conditioned, or delayed) prior to the execution of any settlement agreement.

9.Disclaimer of Warranties.  Licensor licenses the Licensed Marks to Licensee “as is.”  Licensor makes no warranties of any kind, express or implied, in relation to the Licensed Marks.  Without limiting the foregoing, Licensor expressly disclaims any and all implied warranties of merchantability, fitness for a particular purpose, and noninfringement.

10.Further Assurances.  Each of Licensor, Licensee, and Payor shall promptly execute, acknowledge, and deliver, at the reasonable request of another party to this Agreement, such additional documents, instruments, conveyances, and assurances and take such further actions as such other Party may reasonably request to carry out the provisions of this Agreement and to give effect to the transactions contemplated by this Agreement.

11.Term.

11.1This Agreement will remain in effect from the Effective Date and will continue for a period of ten (10) years (the “Initial Term”) unless terminated earlier by one of the Parties, as permitted by and in accordance with Section 12.

11.2At the end of the Initial Term, the term of the Agreement shall automatically renew for successive one (1) year periods (the Initial Term and all such renewal periods, collectively referred to as the “Term”) unless a Party provides written notice of nonrenewal to the other at least sixty (60) days prior to the applicable renewal date.

12.Termination and Events of Default.

12.1If Payor fails to pay any portion of the License Fee or make any other payment as required by this Agreement, within three (3) days after Payor and Licensee have received written notice from Licensor of such failure, then Licensor may immediately terminate this Agreement upon written notice to Licensee.

12.2Subject to Section 12.1 above, which covers Licensor’s right to terminate this Agreement for a failure by Payor to pay any portion of the License Fee or make any other payment as required by this Agreement, Licensor may terminate this Agreement immediately upon written notice to Licensee in the event that Licensee fails to cure a material breach of this Agreement within thirty (30) days after Licensee has received written notice from Licensor of such breach.  Any failure by Licensee to comply with the quality control provisions included in Section 5 of this Agreement shall be deemed a material breach of this Agreement.  In the event any material breach cannot be cured within thirty (30) days, except for non-payment by Payor that must be cured within three (3) days after Payor has received written notice of such breach, and so long as Licensee is making reasonable efforts to implement a cure, the cure period will be automatically extended by a reasonable amount of time to permit such cure (if a cure is feasible).

12.3The Parties may terminate this Agreement by mutual consent.  Licensee shall not otherwise have any right to terminate this Agreement under this Section 12.

12.4Notwithstanding the foregoing, Licensor may not terminate this Agreement under Sections 12.1 or 12.2 or consent to termination under Section 12.3 without the written consent of the New Notes Collateral Agent.

12.5If this Agreement is terminated pursuant to Sections 12.1, 12.2, or 12.3, then (w) all rights of Licensee and its affiliates (other than Licensor) under this Agreement shall automatically and immediately cease, (x) all rights of Licensee under Section 6 regarding registration, maintenance, and enforcement of the Licensed Marks will automatically and immediately revert to Licensor and Licensor shall have the exclusive right and authority, in its sole discretion, to make decisions and take all actions with respect to registration, enforcement, and maintenance of the Licensed Marks, (y) all sublicenses granted by Licensee and its affiliates pursuant to Section 2.2 shall automatically and immediately terminate, and (z) Licensee and Payor, and their affiliates (except for Licensor), shall immediately cease using in any manner the Licensed Marks.  Licensee and Payor agree that upon termination of this Agreement pursuant to Sections 12.1, 12.2, or 12.3, they and their affiliates (except for Licensor) shall have no rights to use the Licensed Marks in any manner and, as between Licensor and Licensee, Licensor shall have the exclusive rights to use, license, sublicense, and otherwise exploit, in any manner, the Licensed Marks and may freely assign or transfer such exclusive rights.

12.6[If this Agreement is split in the event of the completion of the Term Loan Transactions (as described in Footnote 1, provisions regarding cross-termination with regard to the separate license agreements to be included such that if one license agreement is terminated the other license agreement is automatically terminated.]

13.Effects of Termination. In the event of any expiration or termination of this Agreement, the following provisions of this Agreement shall survive: Sections 1, 6, 7, 8, 9, 10, 12.5, 13, 15, and 16.  In addition, any payment obligations that have accrued under this Agreement (including with respect to any License Fee or Payment pursuant to Section 4) shall remain in full force and effect until they are satisfied in full.

14.Assignment.  Licensor may not assign, transfer, delegate, or otherwise dispose of (i) any and all of its rights and/or responsibilities under this Agreement or (ii) any of its right, title, or interest in and to the Licensed Marks to any person in each case without the prior written consent of Licensee (such consent not to be unreasonably withheld or delayed).  Except as otherwise permitted in this Agreement, Licensee may not assign, transfer, delegate, or otherwise dispose of any of its rights or obligations under this Agreement without Licensor’s prior written consent (such consent not to be unreasonably withheld or delayed); provided, however, that a merger, consolidation, combination, or restructuring involving Licensee or a change in control of Licensee shall not be deemed to be an assignment of this Agreement. Notwithstanding the foregoing, Licensor and Licensee shall be permitted to pledge their respective rights under this Agreement as collateral to secure their respective obligations in respect of any financing arrangement (including, in the case of Licensee, the Term Loan Facility and/or the ABL Facility; and in the case of Licensor, the New Notes Indenture).  Any assignment, delegation, and/or pledge in violation of this provision or Section 2.2 will be without force or effect.  The Agreement shall be binding upon and shall inure to the benefit of the Parties and their successors and permitted assigns, each of which must agree in writing to be bound by the Agreement.

15.Confidentiality.

15.1Confidential Information.  “Confidential Information” means information disclosed by one Party hereunder to the other in connection this Agreement, or by Payor on either Party’s behalf, which information is or should be reasonably understood to be confidential or proprietary to the disclosing Party or Payor, including product designs, costs, unpublished marketing, sales and financial information, product and business plans, projections, and marketing data.  Confidential Information will not include information that is: (a) already lawfully known to or independently developed by the receiving party; (b) disclosed in published materials without a breach of this Agreement; (c) generally known to the public without a breach of this Agreement; or (d) lawfully obtained from any third party who was not under an obligation to keep such information confidential.

15.2Obligation.  Neither Party nor Payor will (a) disclose any Confidential Information of the other Party or Payor to any third party, or (b) fail to take all reasonable measures to maintain the confidentiality of Confidential Information in its possession or control, which measures shall in no event be less than the measures it uses to maintain the confidentiality of its own information of similar importance.  Notwithstanding the foregoing, a Party or Payor may disclose another’s Confidential Information to investors and legal and financial advisors who are subject to confidentiality restrictions not less restrictive than those in this Agreement; provided, however, that Party or Payor shall be liable to the other Party or Payor for any breach of the confidentiality obligations of such investors, legal, and/or financial advisors, and to the extent reasonably necessary to comply with a court order or government order to which the disclosing party is subject, provided that prior to such disclosure of Confidential Information, the disclosing party will provide the party whose Confidential Information is to be disclosed prompt notice of the anticipated disclosure so that party can take all necessary measures to prevent the disclosure and/or maintain the confidentiality of such information.  A Party or Payor may also disclose Confidential Information in areas specifically required to meet General Accepted Accounting Principles (GAAP) or Securities Exchange Commission (SEC) filing requirements or the listing requirements of any securities exchange on which the capital stock of either Party or Payor is traded or any automated quotation system.

16.Miscellaneous.

16.1Notices.  All notices given pursuant to this Agreement shall be in writing and either (a) delivered personally, (b) delivered or mailed by registered or certified mail, postage prepaid, or (c) sent by a nationally-recognized overnight delivery or courier service, with delivery charges prepaid, and proof of delivery or receipt requested, as follows:

To Licensee:

J. Crew International, Inc.
770 Broadway, 10th Floor
New York, NY 10003
Attn: Maria Di Lorenzo
E-mail: Maria.DiLorenzo@jcrew.com

To Licensor:

J. Crew Domestic Brand, LLC
770 Broadway, 10th Floor
New York, NY 10003
Attn: Vincent Zanna
E-mail: Vincent.Zanna@jcrew.com

To Payor:

J. Crew Operating Corp.
770 Broadway, 10th Floor
New York, NY 10003
Attn: Jeremy Brooks
E-mail: Jeremy.Brooks@jcrew.com

All notices as required hereunder shall be effective upon the earlier of (x) delivery, (y) three days after the mailing, or (z) the next business day if sent by overnight courier.

16.2Third-Party Beneficiaries.  This Agreement is for the sole benefit of the Parties and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other party or entity any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

16.3Choice of Law; Choice of Forum.  This Agreement, and any dispute arising from this Agreement or the subject matter of this Agreement, shall be governed by the laws of the State of New York, without regard to its conflicts of law principles, and the federal and state courts in the State of New York shall be the exclusive jurisdiction for resolving all disputes relating to this Agreement.  The Parties and Payor submit to the jurisdiction of such courts over such a dispute and waive any objection to the propriety or convenience of venue in such courts.

16.4365(n) Acknowledgment.  The Parties and Payor agree that section 365(n) of title 11 of the United States Code (as amended, the “Bankruptcy Code”) shall apply to the Licensee;

provided, however, that in the event a court determines that section 365(n) of the Bankruptcy Code does not apply to the Licensee, the Parties and Payor agree that, following a material breach of this Agreement by the Licensor, the Licensee may continue to use the Licensed Marks if and only if the Licensee continues to pay the Licensor the License Fee and otherwise comply with its obligations under this Agreement.

16.5No Construction.  The Parties and Payor have participated in the negotiation and drafting of this Agreement, and in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted collectively by the Parties and Payor, and no presumption or burden of proof shall arise favoring or disfavoring any Party or Payor by virtue of the authorship of any provisions of this Agreement.

16.6Amendment.  This Agreement may only be amended, supplemented, or modified, and any of the terms, covenants, representations, warranties, or conditions may only be waived, by a written amendment executed by both Parties and Payor, or in the case of a waiver, by the Party waiving compliance.  No waiver by either Party of any breach of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision of this Agreement.

16.7Severability.  If any provision of this Agreement or the application of any such provision to any person, entity, or circumstance is held invalid, illegal, or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement or the application of such provision to any other persons, entities, or circumstances and, to the extent permissible under applicable law, any such invalid, illegal, or unenforceable provision shall be deemed amended lawfully to conform with the intent of the Parties and Payor.

16.8Integration.  This Agreement (including any amendments and exhibits hereto) constitutes the entire agreement between the Parties and Payor with respect to its subject matter, and supersedes all prior and/or contemporaneous oral or written negotiations, offers, representations, warranties, and agreements with respect to this subject matter.

16.9Counterparts.  This Agreement may be executed in one or more counterparts, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute one and the same instrument.  This Agreement shall become binding when one or more counterparts taken together shall have been shown to have been executed by each Party and Payor and delivered to the others.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties and Payor have executed this Agreement effective as of the Effective Date.

J. Crew Domestic Brand, LLC, as Licensor Name:Vincent Zanna Title:VP, Treasurer Date:	J. Crew International, Inc., as Licensee Name:Maria Di Lorenzo Title:SVP, General Counsel & Secretary Date:
J. Crew Operating Corp., as Payor, for the purposes of Sections 2.2, 3.2, 4, 5.1, 5.5, 6.2, 8.1, 12.1, 12.2, and 12.5 of this Agreement Name:Jeremy Brooks Title:VP, Chief Accounting Officer Date:

[Signature Page to Intellectual Property License Agreement]

Exhibit A

Licensed Marks

COUNTRY	MARK	CLASS	APPLN.NO.	APPLN.DATE	REG. NO.	REG. DATE	STATUS
United States	1035	25	86/028914	8/5/2013	4485298	2/18/2014	REGISTERED
United States	770	25	85/711415	8/23/2012	4437416	11/19/2013	REGISTERED
United States	770/ BEHIND THE LINE	41	85/251885	2/25/2011	4292872	2/19/2013	REGISTERED
United States	COOPER'S PICKS	35	77/912929	1/15/2010	4112314	3/13/2012	REGISTERED
United States	CREW	25	76/014732	3/31/2000	2431701	2/27/2001	REGISTERED
United States	CREW	25	73/465087	2/10/1984	1348064	7/9/1985	REGISTERED
United States	CREWCUTKIDS.COM	35	85/507623	1/3/2012	4175704	7/17/2012	REGISTERED
United States	CREWCUTS	14	86/261689	4/24/2014	4652335	12/9/2014	REGISTERED
United States	CREWCUTS	18, 26, 35	78/568692	2/16/2005	3163866	10/24/2006	REGISTERED
United States	CREWCUTS	25	78/417243	5/12/2004	3107778	6/20/2006	REGISTERED
United States	CREWCUTS (Stylized) and Elephant Design	14, 16, 18, 25, 26	77/806117	8/17/2009	4172027	7/10/2012	REGISTERED
United States	CREWCUTS BABY	25	85/480131	11/23/2011	4466938	1/14/2013	REGISTERED

COUNTRY	MARK	CLASS	APPLN.NO.	APPLN.DATE	REG. NO.	REG. DATE	STATUS
United States	DISCOVERED FOUND BY US, COLLECTED BY YOU	35	86/008893	7/12/2013	4485018	2/18/2014	REGISTERED
United States	EXPLORE WITHOUT FOOTPRINTS	25	77/840535	10/2/2009	3958772	5/10/2011	REGISTERED
United States	FACTORY FIRST	35	85/906005	4/16/2013	4432553	11/12/2013	REGISTERED
United States	GARMENTS FOR GOOD	18, 25, 35	85/880500	3/19/2013	4664331	12/30/2014	REGISTERED
United States	GARMENTS OF DISTINCTION	18, 25, 35	85/978316	12/28/2011	4293520	2/19/2013	REGISTERED
United States	GARMENTS OF DISTINCTION	25	85/505020	12/28/2011	4488944	2/25/2014	REGISTERED
United States	GIFT (BETTER) GUIDE	35	86/677799	6/29/2015	4935632	4/12/2016	REGISTERED
United States	IN GOOD COMPANY	35	85/274606	3/23/2011	4028920	9/20/2011	REGISTERED
United States	J. CREW	09, 14, 18, 21, 24 25 35	86/332488	7/9/2014	4882454	1/5/2016	REGISTERED
United States	J. CREW	09, 16, 20, 21, 28	85/880520	3/19/2013	4598134	9/2/2014	REGISTERED
United States	J. CREW	09, 35	85/533440	2/3/2012	4190784	8/14/2012	REGISTERED
United States	J. CREW	14	75/706289	5/14/1999	2462509	6/19/2001	REGISTERED
United States	J. CREW	18, 25, 42	73/411551	1/31/1983	1308888	12/11/1984	REGISTERED
United States	J. CREW	24, 26	86/125862	11/21/2013	4756806	6/16/2015	REGISTERED

B-

COUNTRY	MARK	CLASS	APPLN.NO.	APPLN.DATE	REG. NO.	REG. DATE	STATUS
United States	J. CREW	25	77/588472	10/8/2008	3737898	1/12/2010	REGISTERED
United States	J. CREW	35	78/652755	6/17/2005	3098101	5/30/2006	REGISTERED
United States	J. CREW	35	85/322183	5/16/2011	4144171	5/15/2012	REGISTERED
United States	J. CREW	35	75/676905	4/8/1999	2351667	5/23/2000	REGISTERED
United States	J. CREW	36	77/616884	11/18/2008	3622997	5/19/2009	REGISTERED
United States	J. CREW (Script)	09, 14, 18, 25, 35, 36	86/677826	6/29/2015	4935633	4/12/2016	REGISTERED
United States	J. CREW (Script)	41	85/820382	1/10/2013	4368617	7/16/2013	REGISTERED
United States	J. CREW BABY	25, 35	86/125852	11/21/2013	4709191	3/24/2015	REGISTERED
United States	J. CREW BABY (Stylized) and Heart Design	25	86/125859	11/21/2013	4717463	4/7/2015	REGISTERED
United States	J. CREW COLLECTION	25, 35	86/468931	12/2/2014	4781357	7/28/2015	REGISTERED

B-

COUNTRY	MARK	CLASS	APPLN.NO.	APPLN.DATE	REG. NO.	REG. DATE	STATUS
United States	J. CREW FACTORY	35	85/067511	6/21/2010	4084606	1/10/2012	REGISTERED
United States	J. CREW LOGO	14, 18, 25, 35, 36	77/968500	3/25/2010	3870032	11/2/2010	REGISTERED
United States	J. CREW LOGO	14, 18, 25, 35, 36	77/968500	3/25/2010	3870032	11/2/2010	REGISTERED
United States	J. CREW MERCANTILE	14, 18	86/128624	11/25/2013	FILED
United States	J. CREW MERCANTILE	25	86/285414	5/19/2014	FILED
United States	J. CREW MERCANTILE	35	86/977125	11/25/2013	4838476	10/20/2015	REGISTERED
United States	J. CREW MERCANTILE (Stylized)	35	86/768910	9/25/2015	4895913	2/2/2016	REGISTERED
United States	J. CREW STYLE GUIDE	35	85/624083	5/14/2012	4261541	12/18/2012	REGISTERED
United States	J. CREW UNTUCKED	25	78/496989	10/8/2004	3240424	5/8/2007	REGISTERED
United States	JACK KNOWS BEST	35	77/864918	11/4/2009	4063886	11/29/2011	REGISTERED
United States	JENNA'S PICKS	35	77/877636	11/20/2009	4063897	11/29/2011	REGISTERED

B-

COUNTRY	MARK	CLASS	APPLN.NO.	APPLN.DATE	REG. NO.	REG. DATE	STATUS
United States	just ask . . . (Stylized)	35	77/494034	6/9/2008	3687101	9/22/2009	REGISTERED
United States	LANGHAM	25	85/564356	3/8/2012	4377858	7/30/2013	REGISTERED
United States	LIQUOR STORE	25	85/527759	1/27/2012	4378453	8/6/2013	REGISTERED
United States	LIQUOR STORE	35	85/785465	11/21/2012	4364847	7/9/2013	REGISTERED
United States	LUDLOW	25	85/489549	12/7/2011	4541406	6/3/2014	REGISTERED
United States	LUDLOW	25, 35	85/954939	6/10/2013	4863587	12/1/2015	REGISTERED
United States	MAX THE MONSTER	14, 16, 18, 21, 25	86/769340	9/25/2015			FILED
United States	No. 2 PENCIL	25	85/564253	3/8/2012	4330455	5/7/2013	REGISTERED
United States	Oarsman Design	25	85/391104	8/5/2011	4178184	7/24/2012	REGISTERED
United States	POINT SUR	25	86/060718	9/10/2013	4964942	5/24/2016	REGISTERED
United States	RAIL & WHARF	18	85/558996	3/2/2012	4451917	12/17/2013	REGISTERED
United States	STONEHALL	25	85/564347	3/8/2012	4400987	9/10/2013

B-

COUNTRY	MARK	CLASS	APPLN.NO.	APPLN.DATE	REG. NO.	REG. DATE	STATUS
United States	Sustainability Logo	35	85/349465	6/17/2011	4140322	5/8/2012	REGISTERED
United States	THE LUDLOW SHOP	35, 40	85/646852	6/8/2012	4382298	8/13/2013	REGISTERED
United States	VERY PERSONAL STYLIST	45	85/574397	3/20/2012	4530114	5/13/2014	REGISTERED
United States	WALLACE & BARNES	18, 25, 35	85/802214	12/13/2012	4530503	5/13/2014	REGISTERED
United States	WALLACE & BARNES GARMENTS OF DISTINCTION NEW YORK (Stylized) and design	18, 25, 35	85/840229	2/4/2013	4413912	10/8/2013	REGISTERED
United States	WE KNOW YOU'RE OUT THERE	35	85/612919	5/1/2012	4355256	6/18/2013	REGISTERED
United States	WEAR YOUR SHADE!	25	85/880047	3/19/2013	4421722	10/22/2013	REGISTERED
United States	WEDGEWOOD TRENCH	25	85/564361	3/8/2012	4351192	6/11/2013	REGISTERED

B-

ANNEX A-5

FORM OF SPONSOR MANAGEMENT AGREEMENT

AMENDED AND RESTATED MANAGEMENT SERVICES AGREEMENT

This Amended and Restated Management Services Agreement (the “Agreement”) is entered into as of July [●], 2017 by and among Chinos Holdings, Inc., a Delaware corporation (“Holdings”), J. Crew Group, Inc., a Delaware corporation (“Group”), Chinos Intermediate Holdings A, Inc. (“Intermediate A”), [Newco], a Delaware corporation (“[Newco]”) and Chinos Intermediate Holdings B, Inc. (“Intermediate B” and, together with Group and [Newco], the “Companies”).

WHEREAS, Group (as successor to Chinos Acquisition Corp.), Holdings, Intermediate A, Intermediate B, TPG Capital, L.P. (“TPG”) and Leonard Green & Partners, L.P. (“LGP”) are parties to the Management Services Agreement dated March 7, 2011 (“Original Agreement”), pursuant to which TPG and LGP provided certain management, advisory and consulting services to the Companies; and

WHEREAS, the Companies, Intermediate A, TPG, LGP and Holdings desire to amend and restate the Original Agreement on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

1.Services.  Holdings hereby agrees that, during the term of this Agreement (the “Term”), it will provide to the Companies, to the extent mutually agreed by the Companies and Holdings, by and through itself and/or Holdings’ successors, assigns, affiliates, officers, employees and/or representatives and third parties (collectively hereinafter referred to as the “Holdings Designees”), as Holdings in its sole discretion may designate from time to time, management, advisory and consulting services in relation to the affairs of the Companies.  Such management, advisory and consulting services shall include, without limitation:

(a)advice in connection with the negotiation and consummation of agreements, contracts, documents and instruments necessary to provide the Companies with financing on terms and conditions satisfactory to the Companies;

(b)advice in connection with acquisition, disposition and change of control transactions involving any of the Companies or any of their direct or indirect subsidiaries or any of their respective successors;

(c)financial, managerial and operational advice in connection with the Companies’ day-to-day operations, including, without limitation, advice with respect to the development and implementation of strategies for improving the operating, marketing and financial performance of the Companies and/or their respective subsidiaries; and

(d)such other services (which may include financial and strategic planning and analysis, consulting services, human resources and executive recruitment services and other services) as Holdings and the Companies may from time to time agree in writing.

Holdings or Holdings Designees will devote such time and efforts to the performance of the services contemplated hereby as Holdings deems reasonably necessary or appropriate; provided, however, that no minimum number of hours is required to be devoted by Holdings or any Holdings Designee on a weekly, monthly, annual or other basis.  The Companies acknowledge that Holdings’ or Holdings Designees’ services are not exclusive to the Companies or their respective subsidiaries and that Holdings and each Holdings Designee may render similar services to other persons and entities.  Holdings and the Companies understand that the Companies or their respective subsidiaries may at times engage one or more investment bankers or financial advisers to provide services in addition to, but not in lieu of, services provided by Holdings and the Holdings Designees under this Agreement; provided that any such engagement will be made pursuant to the terms of the Amended and Restated Principal Investors Stockholders’ Agreement, dated as of July [●], 2017, among the Companies, certain affiliates of TPG and LGP and certain other parties (as may be further amended from time to time, the “Stockholders’ Agreement”).  In providing services to the Companies or their respective subsidiaries, Holdings and Holdings Designees will act as independent contractors, and it is expressly understood and agreed that this Agreement is not intended to create, and does not create, any partnership, agency, joint venture or similar relationship and that no party has the right or ability to contract for or on behalf of any other party or to effect any transaction for the account of any other party.

2.Payment of Fees.

(a)Subject to Section 3, during the Term, the Companies, jointly and severally, will pay to Holdings an aggregate annual retainer fee (the “Advisory Fee”) equal to the greater of (i) 0.4% of the Annual Revenue for such fiscal year and (ii) $8,000,000, as compensation for the services provided by Holdings or the Holdings Designees under this Agreement, which shall be paid as follows: (x) on a quarterly basis in advance, on each January 31, April 30, July 31 and October 31 occurring during the Term of this Agreement, 25% of the Advisory Fee then payable if the Advisory Fee were determined only pursuant to clause (ii) of this Section 2(b) and (y) within 90 days following each January 31, the excess, if any, of the Advisory Fee for the fiscal year ended on such January 31 over the quarterly payments already made in respect of such fiscal year in accordance with clause (x).  Payment of any applicable amount to Holdings following the end of any applicable twelve (12) month period shall be made within three (3) business days after such amount is finally determined.  For the purposes of this Agreement, “Annual Revenue” shall mean, for any applicable fiscal year, the aggregate of all amounts which would be included as revenue on the consolidated financial statements of Holdings and its subsidiaries for such period, in each case determined in accordance with generally accepted accounting principles in the United States, consistently applied.

(b)During the Term, Holdings (or Holdings Designees) will advise the Companies in connection with the consummation of any financing or refinancing (equity or debt), dividend, recapitalization, acquisition, disposition and spin-off or split-off transactions involving the Companies or any of their direct or indirect subsidiaries (however structured), and, subject to

Section 3, the Companies will pay to Holdings an aggregate fee (the “Subsequent Fee”) in connection with each such transaction equal to customary fees charged by internationally-recognized investment banks for serving as a financial advisor in similar transactions, such fee to be due and payable for the foregoing services at the closing of such transaction.

(c)Each payment made pursuant to this Section 2 will be paid by wire transfer of immediately available funds to the accounts specified on Schedule 1 hereto, or to such other account(s) as Holdings may specify to the Companies in writing prior to such payment.

(d)The Companies shall be entitled to deduct and withhold from the amounts otherwise payable hereunder such amounts as are required to be deducted and withheld under applicable law.  Any amounts so withheld or deducted shall be treated for the purposes of this Agreement as paid to Holdings in respect of which such withholding or deduction was made.

3.Deferral.  Any fee (or portion thereof) that would have been payable to Holdings pursuant to Section 2 above absent such payment constituting, resulting in or giving rise (as reasonably determined by the Companies) to a breach or violation of the terms or provisions of, or result in a default under, any guarantee, financing or security agreement, indenture or document entered into by the Company or any of its subsidiaries and in effect on such date in respect of indebtedness for borrowed money or debt security (the “Financing Documents”) applicable to the Companies (the “Deferred Fees”) will accrue upon the immediately succeeding period in which such amounts could, consistent with the Financing Documents, be paid, and will be paid in such succeeding period (in addition to such other amounts that would otherwise be payable at such time) in the manner set forth in Section 2.

4.Term.  This Agreement will continue in full force and effect until December 31, 2021; provided that this Agreement shall be automatically extended each December 31 for an additional year; provided, further, that this Agreement (x) may be terminated at any time upon the mutual agreement of Holdings, the Companies and, for so long as any shares of the non-convertible series A preferred stock of Holdings (the “Series A Preferred”) remain outstanding, the holders of not less than sixty-six percent (66%) of the outstanding Series A Preferred, (y) shall terminate automatically immediately prior to the earlier of (i) the consummation by any of the Companies, one or more of their subsidiaries or any of their successors of an IPO (as such term is defined in the Stockholders’ Agreement) or (ii) the consummation of a Sale, in each case, unless otherwise agreed by Holdings, and, in each case, if no shares of the Series A Preferred remain outstanding or the Series A Preferred is redeemed in full in connection with such IPO or Sale, and (z) shall immediately terminate with respect to Holdings upon the disposition of all Company Shares held by Holdings and Holdings’ affiliates, if no shares of the Series A Preferred remain outstanding or the Series A Preferred is redeemed in full in connection with such disposition.  For the avoidance of doubt, termination of this Agreement will not relieve a party from liability for any breach of this Agreement on or prior to such termination.  In the event of a termination of this Agreement, subject to Section 3, the Companies will pay Holdings (i) all unpaid Advisory Fees (pursuant to Section 2(b) above), Subsequent Fees (pursuant to Section 2(c) above), Deferred Fees (pursuant to Section 3 above) and Reimbursable Expenses (pursuant to Section 5(a) below) due with respect to periods prior to the date of termination plus (to the extent applicable) and (ii) solely in the event of a termination of this Agreement as a result of an IPO or a Sale where, in each case, affiliates of the TPG and LGP continue to directly or indirectly hold at least ten percent (10%) of the equity securities of the Companies upon the closing of such transaction, an amount not to exceed the sum of the net present values (using discount rates equal to the then yield on U.S. Treasury Securities of like maturity) of the Advisory Fees that would have been payable with respect to the period from the date of termination until three years after the date of such termination (such amount, the “Accelerated Fee”); provided, that the Company will only pay the Accelerated Fee to the extent the Series A Preferred is redeemed in full in connection with such IPO or Sale.  In the event of an IPO or Sale that, in either case, includes non-cash consideration, Holdings may elect to receive all or any portion of any amounts payable pursuant to this Agreement as a result of such IPO or Sale in the form of such non-cash consideration, valued at the sale price.  All of Section 4 through Section 14 will survive termination of this Agreement with respect to matters arising before or after such termination (whether in respect of or relating to services rendered during or after the Term).  Each payment made pursuant to this Section 4 will be paid by wire transfer of immediately available funds to the accounts specified on Schedule 1 hereto, or to such other account(s) as Holdings may specify to the Companies in writing prior to such payment.  For the purposes of this Agreement, “Sale” means a transfer or issuance of equity securities of any of the Companies (including by way of a merger, consolidation, amalgamation, share exchange or other form of similar business combination), in a single or series of related transactions, resulting in a person or persons other than the existing stockholders owning, directly or indirectly, a majority of the voting power of the applicable Company, upon the consummation of such transfer or issuance, or the sale of all or substantially all of the assets of any of the Companies.

5.Expenses; Indemnification.

(a)Expenses.  Subject to Section 3, the Companies, jointly and severally, will pay to Holdings on demand all documented Reimbursable Expenses whether incurred prior to or following the date of this Agreement.  As used herein, “Reimbursable Expenses” means (i) all reasonable out-of-pocket expenses by Holdings to the extent arising from the services provided by Holdings or the Holdings Designees to the Companies or any of their affiliates from time to time (including, without limitation, all travel related expenses), (ii) all reasonable out-of-pocket legal expenses incurred by Holdings, its affiliates or the Holdings Designees in connection with the enforcement of rights or taking of actions under this Agreement, and (iii) all other reasonable expenses incurred by Holdings, its affiliates or the Holdings Designees on behalf of the Companies in connection with their management and operations, whether incurred prior to or following the date of this Agreement.

(b)Indemnity and Liability.  The Companies, jointly and severally, will indemnify, exonerate and hold Holdings, the Holdings Designees and each of their respective partners, shareholders, members, affiliates, associated investment funds, directors, officers, fiduciaries, managers, controlling persons, employees and agents and each of the partners, shareholders, members, affiliates, associated investment funds, directors, officers, fiduciaries, managers, controlling persons, employees and agents of each of the foregoing (collectively, the “Indemnitees”), each of whom is an intended third party beneficiary of this Agreement, free and harmless from and against any and all actions, causes of action, suits, claims, liabilities, losses, damages and costs and out-of-pocket expenses in connection therewith (including without limitation reasonable attorneys’ fees and expenses) incurred by the Indemnitees or any of them before or after the date of this Agreement (collectively, the “Indemnified Liabilities”), arising out of any action, cause of action, suit, arbitration, investigation or claim (whether between the relevant Indemnitee and any of the Companies or involving a third party claim against the relevant Indemnitee) arising out of, or in any way relating to (i) this Agreement, any transaction to which any of the Companies is a party or (ii) operations of, or services provided by any of Holdings or the Holdings Designees to, the Companies, or any of their respective affiliates from time to time; provided that the foregoing indemnification rights will not be available to the extent that any such Indemnified Liabilities arose on account of such Indemnitee’s gross negligence or willful misconduct; and provided, further, that if and to the extent that the foregoing undertaking may be unavailable or unenforceable for any reason, each of the Companies hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.  For purposes of this Section 5(b), none of the circumstances described in the limitations contained in the two provisos in the immediately preceding sentence will be deemed to apply absent a final non-appealable judgment of a court of competent jurisdiction to such effect, in which case to the extent any such limitation is so determined to apply to any Indemnitee as to any previously advanced indemnity payments made by the Companies, then such payments will be promptly repaid by such Indemnitee to the Companies without interest.  The rights of any Indemnitee to indemnification hereunder will be in addition to any other rights any such person may have under any other agreement or instrument referenced above or any other agreement or instrument to which such Indemnitee is or becomes a party or is or otherwise becomes a beneficiary or under law or regulation; provided that (i) the Companies hereby agree that they are the indemnitors of first resort under this Agreement and under any other applicable indemnification agreement (i.e., their obligations to Indemnitees under this Agreement or any other agreement or undertaking to provide advancement and/or indemnification to such Indemnitees are primary and any obligation of Holdings (or any affiliate thereof other than a Company) to provide advancement or indemnification for the Indemnified Liabilities incurred by Indemnitees are secondary), and (ii) if Holdings (or any affiliate thereof) pays or causes to be paid, for any reason, any amounts otherwise indemnifiable hereunder or under any other indemnification agreement (whether pursuant to contract, by-laws or charter) with any Indemnitee, then (x) Holdings (or such affiliate, as the case may be) shall be fully subrogated to all rights of such Indemnitee with respect to such payment and (y) the Companies shall fully indemnify, reimburse and hold harmless Holdings (or such other affiliate) for all such payments actually made by Holdings (or such other affiliate) and irrevocably waive, relinquish and release Holdings for contribution, subrogation or any other recovery of any kind in respect of any advancement of expenses or indemnification hereunder.

6.Disclaimer and Limitation of Liability; Opportunities.

(a)Disclaimer; Standard of Care.  Neither Holdings nor any of the Holdings Designees makes any representations or warranties, express or implied, in respect of the services to be provided by Holdings or the Holdings Designees hereunder.  In no event will Holdings, the Holdings Designees or related Indemnitees be liable to the Companies or any of their respective affiliates for any act, alleged act, omission or alleged omission that does not constitute gross negligence or willful misconduct of Holdings or the Holdings Designees as determined by a final, non-appealable determination of a court of competent jurisdiction.

(b)Limitation of Liability.  In no event will Holdings, the Holdings Designees or any of their respective Indemnitees be liable to the Companies or any of their affiliates for any indirect, special, incidental or consequential damages, including, without limitation, lost profits or savings, whether or not such damages are foreseeable, or for any third party claims (whether based in contract, tort or otherwise), relating to, in connection with or arising out of this Agreement, before or after termination of this Agreement, including without limitation the services to be provided by Holdings or the Holdings Designees hereunder, or for any act or omission that does not constitute gross negligence or willful misconduct of Holdings or the Holdings Designees or in excess of the fees received by Holdings or the applicable Holdings Designee hereunder.

7.Assignment, etc.  Except as provided below, none of the parties hereto will have the right to assign this Agreement without the prior written consent of each of the other parties.  Notwithstanding the foregoing, (a) Holdings may assign all or part of its rights and obligations hereunder to any of its affiliates which provides services similar to those called for by this Agreement, provided that in no event shall Holdings relinquish its rights to fees under Section 2 and Section 5 and reimbursement of Reimbursable Expenses under Section 5(a), and (b) the provisions hereof for the benefit of Indemnitees of Holdings will inure to the benefit of such Indemnitees and their successors and assigns.

8.Amendments and Waivers.  No amendment or waiver of any term, provision or condition of this Agreement will be effective without the express written consent of the Companies, Holdings and, for so long as any Series A Preferred remain outstanding, the holders of not less than sixty-six percent (66%) of the outstanding Series A Preferred.  No waiver on any one occasion will extend to or effect or be construed as a waiver of any right or remedy on any future occasion.  No course of dealing of any person nor any delay or omission in exercising any right or remedy will constitute an amendment of this Agreement or a waiver of any right or remedy of any party hereto.

9.Governing Law; Jurisdiction.  THIS AGREEMENT AND ALL MATTERS ARISING UNDER OR RELATED TO THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC SUBSTANTIVE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF.  ANY ACTION OR PROCEEDING AGAINST THE PARTIES RELATING IN ANY WAY TO THIS AGREEMENT MAY BE BROUGHT AND ENFORCED EXCLUSIVELY IN THE COURTS OF THE STATE OF NEW YORK OR (TO THE EXTENT SUBJECT MATTER JURISDICTION EXISTS THEREFOR) THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK SITTING IN MANHATTAN, AND THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF BOTH SUCH COURTS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING.

10.Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

11.Entire Agreement.  This Agreement contains the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes any prior communication or agreement with respect thereto.  Notwithstanding the foregoing, the parties hereto acknowledge and agree that the provisions set forth in Sections 5 and 6 of the Original Agreement shall survive the amendment and restatement of the Original Agreement with respect to any actions that occurred prior to the date hereof.

12.Notice.  All notices, demands, and communications required or permitted under this Agreement will be in writing and will be effective if served upon such other party and such other party’s copied persons as specified below to the address set forth for it below (or to such other address as such party will have specified by notice to each other party) if (i) delivered personally, (ii) sent and received by facsimile, (iii) sent by electronic mail or (iv) sent by certified or registered mail or by Federal Express, UPS or any other comparably reputable overnight courier service, postage prepaid, to the appropriate address as follows:

If to the Companies (with a copy, which will not constitute notice, to Holdings), to:

J. Crew Group Inc.
770 Broadway 12th Floor
New York, NY 10003
Attention:General Counsel
Fax:203-845-5302

with a copy (which will not constitute notice) to:

Ropes & Gray LLP
The Prudential Tower
800 Boylston Street
Boston, Massachusetts  02119
Attention:  Alfred O. Rose, Esq.
       Julie H. Jones, Esq.

Fax:  617-951-7050

If to Holdings, to:

Chinos Holdings, Inc.
770 Broadway 12th Floor
New York, NY 10003
Attention:General Counsel
Fax:203-845-5302

with a copy (which will not constitute notice) to:

Ropes & Gray LLP
The Prudential Tower
800 Boylston Street

Boston, Massachusetts  02119
Attention:  Alfred O. Rose, Esq.
       Julie H. Jones, Esq.

Fax:  617-951-7050

with a copy (which will not constitute notice) to:

Latham & Watkins LLP

885 Third Avenue

New York, NY 10022

Attention:  Howard A. Sobel, Esq.

Jason Silvera, Esq.

Fax:  212-751-4864

Unless otherwise specified herein, such notices or other communications will be deemed effective, (a) on the date received, if personally delivered or sent by facsimile or electronic mail during normal business hours, (b) on the business day after being received if sent by facsimile or electronic mail other than during normal business hours, (c) one business day after being sent by Federal Express, DHL or UPS or other comparably reputable delivery service and (d) five business days after being sent by registered or certified mail.  Each of the parties hereto will be entitled to specify a different address by giving notice as aforesaid to each of the other parties hereto.

13.Third Party Beneficiaries. The Indemnitees (including without limitation TPG and LGP and their respective affiliates and representatives) and the holders of the Series A Preferred shall be entitled to all of the benefits afforded to the parties hereto under this Agreement (including, along with TPG and LGP, as set forth in Section 11), and shall be third party beneficiaries in respect thereof.

14.Severability.  If in any proceedings a court will refuse to enforce any provision of this Agreement, then such unenforceable provision will be deemed eliminated from this Agreement for the purpose of such proceedings to the extent necessary to permit the remaining provisions to be enforced.  To the full extent, however, that the provisions of any applicable law may be waived, they are hereby waived to the end that this Agreement be deemed to be valid and binding agreement enforceable in accordance with its terms, and in the event that any provision hereof will be found to be invalid or unenforceable, such provision will be construed by limiting it so as to be valid and enforceable to the maximum extent consistent with and possible under applicable law.

15.Counterparts.  This Agreement may be executed in any number of counterparts and by each of the parties hereto in separate counterparts, each of which when so executed will be deemed to be an original and all of which together will constitute one and the same agreement.

16.No Increased Payment Obligation.  Notwithstanding anything to the contrary herein, nothing in this Agreement shall be deemed to directly or indirectly increase any obligation of Intermediate B, Group or any subsidiary thereof to make any payment as compared to the payment obligations of Intermediate B, Group or such subsidiary under the Management Services Agreement in effect immediately prior to the date hereof.

17.Termination with Respect to Intermediate A.  The parties agree that this Agreement is hereby terminated with respect to Intermediate A and Intermediate A shall have no further rights or obligations under, or in connection with, and shall no longer be bound by the terms of, this Agreement.

IN WITNESS WHEREOF, each of the parties has duly executed this Agreement as of the date first above written.

CHINOS HOLDINGS, INC.

By:
Name:
Title:

J. CREW GROUP, INC., as successor to Chinos Acquisition Corporation

By:
Name:
Title:

CHINOS INTERMEDIATE HOLDINGS A, INC.

By:
Name:
Title:

CHINOS INTERMEDIATE HOLDINGS B, INC.

By:
Name:
Title:

[NEWCO]

By:
Name:
Title:

TPG CAPITAL, L.P.

By:
Name:
Title:

LEONARD GREEN & PARTNERS, L.P.

By:
Name:
Title:

Schedule 1

Wire Transfer Instructions for Holdings:

Bank:  [●]
ABA#:  [●]
SWIFT:  [●]
Account:  [●]
Account Number:  [●]

ANNEX B

FORM OF GUARANTOR CONSENT AND REAFFIRMATION

June [●], 2017

Reference is made to the Amended and Restated Credit Agreement dated as of March 5, 2014 (as amended, amended and restated, supplemented or otherwise modified through the date hereof, including pursuant to Amendment No. 1, the “Credit Agreement”), among, inter alios, J. Crew Group, Inc., a Delaware corporation, as the Borrower, Chinos Intermediate Holdings B, Inc., a Delaware corporation, as Holdings, Wilmington Savings Fund Society FSB, as administrative agent (as successor in such capacity to Bank of America, N.A.) and the Lenders from time to time party thereto.  Capitalized terms used but not otherwise defined in this Guarantor Consent and Reaffirmation (this “Consent”) are used with the meanings attributed thereto in the Credit Agreement.

Each Guarantor hereby consents to the execution, delivery and performance of this Amendment No. 1 and agrees that each reference to the Credit Agreement in the Loan Documents shall, on and after the Amendment No. 1 Effective Date, be deemed to be a reference to the Credit Agreement in accordance with the terms of Amendment No. 1.

Each Guarantor hereby acknowledges and agrees that, after giving effect to Amendment No. 1, all of its respective obligations and liabilities under the Loan Documents to which it is a party, as such obligations and liabilities have been amended by Amendment No. 1, are reaffirmed and remain in full force and effect.

After giving effect to Amendment No. 1, each Guarantor reaffirms each Lien granted by it to the Collateral Agent for the benefit of the Secured Parties under each of the Loan Documents to which it is a party, which Liens shall continue in full force and effect during the term of the Credit Agreement, and shall continue to secure the Obligations (after giving effect to the Amendment), in each case, on and subject to the terms and conditions set forth in the Credit Agreement and the other Loan Documents.

Nothing in this Consent shall create or otherwise give rise to any right to consent on the part of the Guarantors to the extent not required by the express terms of the Loan Documents.

This Consent is a Loan Document and shall be governed by, and construed in accordance with, the law of the State of New York.

[The remainder of this page is intentionally left blank]

B-

IN WITNESS WHEREOF, the undersigned have caused this Consent to be executed as of the date first above written.

CHINOS INTERMEDIATE HOLDINGS B, INC.

J. CREW OPERATING CORP.

J. CREW INC.

J. CREW INTERNATIONAL, INC.

GRACE HOLMES, INC.

H. F. D. NO. 55, INC.

MADEWELL INC.

J. CREW VIRGINIA, INC.

By: _____________________________

Name:

Title:

[Signature Page to Intellectual Property License Agreement]

SCHEDULE 1

NEW COMMITMENTS

NEW LENDER	NEW COMMITMENT
[●]	$[●]
[●]	$[●]
[●]	$[●]
[●]	$[●]
[●]	$[●]
TOTAL	$30,000,000

B-

Exhibit E-1

Third A&R Holdings Certificate

THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

Chinos Holdings, INC.

Pursuant to Sections 242 and 245 of the General Corporation law of the State of Delaware (the “DGCL”), the undersigned, being the Vice President of Chinos Holdings, Inc., a Delaware corporation (the “Corporation”), does hereby certify as follows:

ONE: The name of this Corporation is Chinos Holdings, Inc.

TWO:The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on November 17, 2010.

THREE:The Corporation’s Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on March 4, 2011.

FOUR:The Corporation’s Second Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on June 24, 2011.

FIVE:This Third Amended and Restated Certificate of Incorporation has been duly adopted in accordance with Sections 228, 242 and 245 of the DGCL.

SIX:This Third Amended and Restated Certificate of Incorporation of the Corporation amends and restates the Second Amended and Restated Certificate of Incorporation of the Corporation in its entirety as follows:

1.The name of this Corporation is Chinos Holdings, Inc.

2.The registered office of this Corporation in the State of Delaware is located at 2711 Centerville Road, Suite 400, in the City of Wilmington 19808, County of New Castle.  The name of its registered agent at such address is Corporation Service Company.

3.The purpose of this Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

4.Capital Stock.

4.1.Authorized Shares.  The total number of shares of capital stock that the Corporation has authority to issue is one trillion one hundred twenty three billion one hundred million three hundred thousand (1,123,100,300,000) shares, consisting of:

(a)One hundred ninety thousand (190,000) shares of Series A Preferred Stock, no par value per share (“Series A Preferred Stock”);

(b)One hundred ten thousand (110,000) shares of Series B Preferred Stock, no par value per share (“Series B Preferred Stock” and together with the Series A Preferred Stock, the “Preferred Stock”); and

(c)One trillion one hundred twenty three billion (1,123,000,000,000) shares of Class A Common Stock, par value $0.00001 per share (“Class A Common Stock”); and

(d)One hundred million (100,000,000) shares of Class L Common Stock, par value $0.001 per share (“Class L Common Stock”).

4.2.Rights, Preferences, Privileges and Restrictions of Capital Stock.

A.	PREFERRED STOCK

The Board of Directors shall have the authority to prescribe and issue the Preferred Stock in one or more series and to prescribe the number of shares constituting and the designation of each such series of Preferred Stock and the rights, voting powers, designations, preferences, privileges, limitations, restrictions and relative rights of each such series of Preferred Stock including, without limitation, dividend rights, dividend rates, conversion rights, terms of redemption (including sinking fund provisions), redemption prices and liquidation preferences.  If more than one series of Preferred Stock is issued, the Board of Directors shall, by resolution, prescribe a distinguishing designation for each such series.  The rights prescribed by the Board of Directors with respect to voting powers, designations, preferences, limitations, restrictions, relative rights and distinguishing designations must be described in a resolution of the Board of Directors prior to the issuance of such shares and a certificate describing such rights must be filed in accordance with the DGCL.

B.	COMMON STOCK.

The Class A Common Stock and the Class L Common Stock are referred to collectively as the “Common Stock”; and each class shall be referred to as a class of Common Stock. The shares of Common Stock shall have the rights, preferences, privileges and limitations set forth below.

4.3.Definitions. As used in this Section 4, the following terms have the following definitions:

4.3.1.“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.

4.3.2.“Applicable Price per Share” shall mean, (a) immediately following the Public Offering Time, the Public Offering Price and (b) at any other time, a fraction, (i) the numerator of which is (x) 90% of (1) the aggregate exercise prices of all outstanding In-the-Money Class A Options plus (2) the

Aggregate Value of all Common Stock and Class A Common Stock Options of the Corporation less (y) the aggregate Class L Conversion Amount with respect to all shares of Class L Common Stock outstanding and (ii) the denominator of which is the aggregate number of shares of Class A Common Stock and In-the-Money Class A Common Stock Options.  For the purpose of clause (b)(i) above, (x) if all of the Common Stock of the Corporation is being Transferred in a Realization Event and all In-the-Money Class A Options are being Transferred, cashed out or assumed in such Realization Event, the “Aggregate Value of all Common Stock and Class A Common Stock Options of the Corporation” shall be the consideration to be paid in respect of Common Stock and Class A Common Stock Options in such Realization Event, after deducting all commissions, fees and expenses paid in connection with such Realization Event, (y) if less than all of the Common Stock of the Corporation is being Transferred in a Realization Event or less than all of the In-the-Money Class A Common Stock Options are being Transferred, cashed out or assumed in such Realization Event, the “Aggregate Value of all Common Stock and Class A Common Stock Options of the Corporation” shall be the consideration to be paid in respect of Common Stock and Class A Common Stock Options in such Realization Event, after deducting all commissions, fees and expenses paid in connection with such Realization Event, with a proportionate adjustment as determined by the Board of Directors in good faith, and (z) if the Applicable Price per Share is being determined at a time when there is not a concurrent Realization Event, the “Aggregate Value of all Common Stock and Class A Common Stock Options of the Corporation” shall be determined by the Board of Directors in good faith.

4.3.3. “Board of Directors” shall mean the Board of Directors of the Corporation.

4.3.4.“Class A Common Stock Options” shall mean at any time all outstanding options issued by the Corporation to purchase Class A Common Stock.

4.3.5. “Class L Base Amount” shall mean $4.50.

4.3.6.“Class L Conversion Amount” shall mean, at any time as of which it is to be determined, with respect to any share of Class L Common Stock, the amount that would need to be distributed with respect to such share so that the total amount distributed with respect to such share (excluding any Common Stock Distributions previously paid with respect to such share, but including any Class L Distributions previously paid with respect to such share) would equal the Class L Base Amount plus an amount sufficient to generate an internal rate of return thereon equal to twelve and one-half percent (12.5%) per annum, compounded quarterly.  Such internal rate of return shall be calculated in accordance with accepted financial practices, treating the Class L Base Amount of each share as having been paid for such share on March 7, 2011.

4.3.7.“Class L Conversion Constant” shall mean, at any time as of which it is to be determined,

(i)	the sum of the number of outstanding shares of Class A Common Stock plus the number of In-the-Money Class A Common Stock Options, divided by
(ii)	the product of nine (9) multiplied by the number of outstanding shares of Class L Common Stock,

all determined at such time.

4.3.8.“Class L Conversion Factor” shall mean, at any time as of which it is to be determined, the sum of

(i)the Class L Conversion Constant

plus

(ii)the quotient obtained by dividing

(a)the Class L Conversion Amount

by

(b)Applicable Price per Share,

all determined at such time.

4.3.9.“Class L Distributions” shall mean all Distributions that are paid only to the holders of the Class L Common Stock pursuant to Section 4.7.1.

4.3.10.“Common Stock Distributions” shall mean all Distributions that are paid to the holders of Class A Common Stock and Class L Common Stock pursuant to Section 4.7.2.

4.3.11.“Distributions” shall mean all distributions made by the Corporation to holders of Common Stock, whether by dividend or otherwise (including without limitation any distributions made by the Corporation to holders of Common Stock in complete or partial liquidation of the Corporation or upon a sale of all or substantially all of the business or assets of the Corporation and its subsidiaries on a consolidated basis); provided, however, that the following shall not be a Distribution: (a) any redemption or repurchase by the Corporation of any shares of Common Stock for any reason, (b) any recapitalization or exchange of any shares of Common Stock, (c) any subdivision or increase in the number of (by stock split, stock dividend or otherwise), or any combination in any manner of, the outstanding shares of Common Stock or (d) a merger, share exchange or consolidation after the consummation of which the stockholders of the

Corporation immediately prior to such merger, share exchange or consolidation effectively have the power to elect a majority of the board of directors of the surviving corporation or its parent corporation.

4.3.12. “In-the-Money Class A Common Stock Options” shall mean at any time all Class A Common Stock Options that have an exercise price that is less than the Applicable Price Per Share at such time.

4.3.13.“Initial Public Offering” shall mean the initial public offering and sale of shares of Class A Common Stock (taking into account any subdivision, increase or combination of the Corporation’s Common Stock in connection with the public offering) of the Corporation for cash pursuant to an underwritten initial public offering of such shares registered on Form S-1 (or any successor form under the Securities Act of 1933) with the Securities and Exchange Commission.

4.3.14.“Person” shall mean any individual, partnership, corporation, association, trust, joint venture, unincorporated organization or other entity.

4.3.15.“Public Offering Price” shall mean the price per share to be received by the Corporation in connection with the sale of shares of Class A Common Stock to the public in the Initial Public Offering (taking into account any subdivision, increase or combination of the Corporation’s Common Stock in connection with such public offering), net of any expenses incurred and any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith.

4.3.16.“Public Offering Time” shall mean the time immediately prior to the determination of the Public Offering Price by the Corporation in respect of the initial sale of shares of Class A Common Stock (taking into account any subdivision, increase or combination of the Corporation’s Common Stock in connection with the public offering) of the Corporation pursuant to the Initial Public Offering and prior to any transfer of beneficial ownership of such shares in such offering.

4.3.17.“Qualified Institutional Investor” shall mean TPG Capital VI, L.P., Green Equity Investors V, L.P., Green Equity Investors Side V, L.P. and their respective Affiliates.

4.3.18.“Realization Event” shall mean the Transfer of Common Stock.

4.3.19.“Series B Preferred Conversion Factor” shall mean, at any time as of which it is to be determined, the quotient of:

(i)the total number of shares of Series B Preferred Stock that the Corporation has authority to issue,

divided by

(ii)the total number of shares of Class L Common Stock issued by the Corporation and outstanding,

each determined at such time.

4.3.20.“Stockholders’ Agreement” shall mean that certain Principal Investors Stockholders’ Agreement entered into by and among the Corporation and certain of its stockholders, as the same may be amended from time to time in accordance with its terms.

4.3.21. “Transfer” shall mean a sale, transfer or other disposition for value.

4.4.Shares Identical.  Except as otherwise provided in this Section 4, for purposes of this Section 4, all shares of Common Stock shall, to the fullest extent permitted by applicable law, be identical in all respects and shall entitle the holders thereof to the same powers, preferences, rights and privileges and shall be subject to the same qualifications, limitations and restrictions.

4.5.Voting Rights.  Subject to the powers, preferences, rights and privileges of any class of stock (or any series thereof) having any preference or priority over, or rights superior to, the Common Stock that the Corporation may hereafter become authorized to issue, to the fullest extent permitted by applicable law, except as otherwise provided in this Section 4, the holders of the Common Stock shall have and possess all powers and voting and other rights pertaining to the stock of the Corporation.  Except as otherwise provided in this Section 4 or as otherwise required by applicable law, all holders of Common Stock shall vote together as a single class, with each share of Class A Common Stock being entitled to one vote on all matters to be voted on by the stockholders and each share of Class L Common Stock being entitled to a number of votes on all matters to be voted on by the stockholders such that the outstanding shares of Class L Common Stock in the aggregate would be entitled to 10% of the number of votes eligible to be cast.

4.5.1.Subject to the provisions of Section 242(b)(2) of the DGCL, any term or provision of this Certificate of Incorporation may be amended with the affirmative vote of the holders of a majority of the voting power of the then outstanding shares of Common Stock voting as a single class.

4.5.2.Notwithstanding the provisions of Section 242(b)(2) of the DGCL or anything to the contrary in this Section 4, the number of authorized shares of any class or classes of capital stock of the Corporation may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Common Stock without a vote by class.

4.6.Directors.  The number of directors constituting the entire Board of Directors (the “Number of Directors”) shall be three or such greater number determined as provided in the Bylaws of the Corporation, in either case subject to reduction as provided in Section 4.6.4.

4.6.1.Each TPG Director (as defined in the Stockholders’ Agreement) shall have four (4) votes in each matter submitted to directors of the Corporation for a vote and each other person who serves as a director of the Corporation shall have one vote in each matter submitted to directors of the Corporation for a vote.  Every reference in this Certificate of Incorporation or the Bylaws to a majority or other proportion of the directors shall refer to a majority or other proportion of the votes of the directors.

4.6.2.At any meeting of directors, directors holding a majority of all votes of directors then in office shall constitute a quorum.

4.6.3.The vote of directors holding a majority of the votes of all directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.  The directors shall vote together as a single class on all matters to be voted on by the directors.

4.6.4.Any vacancy on the Board of Directors shall be filled only by vote of the holders of a majority of the voting power of the outstanding shares of the Common Stock.  The Board of Directors shall be deemed to be duly constituted notwithstanding one or more vacancies in its membership, whether because of the failure of the stockholders to elect the full number of directors or otherwise.  Any such vacancy shall automatically reduce the Number of Directors pro tanto, until such time as the holders of Common Stock shall have elected a director to fill such vacancy, whereupon the Number of Directors shall be automatically increased pro tanto.

4.7.Distributions.  All Distributions pursuant to Sections 4.7.1 and 4.7.2 shall be made ratably among the holders of the class or classes of Common Stock in question, based on the number of shares of such class held by such holders.  All Distributions shall be made to the holders of shares of Common Stock in the following order of priority:

4.7.1.First, unless otherwise agreed with respect to a particular Distribution by the holders of a majority of the outstanding shares of Class L Common Stock, the holders of the shares of Class L Common Stock (other than shares concurrently being converted into Class A Common Stock), as a single and separate class, shall be entitled to receive all Distributions until there has been paid with respect to each such share from amounts then and previously distributed pursuant to this Section 4.7.1 an amount equal to the Class L Conversion Amount.

4.7.2.Second, the balance (if any) of any Distributions shall be paid as follows: (a) the holders of the shares of Class L Common Stock (other than shares concurrently being converted in to Class A Common Stock), as a single and separate class, shall be entitled to receive 10% of the sum of (x) all Distributions other than those Distributions paid pursuant to Section 4.7.1 and (y) all amounts, if any, paid to holders of Class A Common Stock Options with respect to such Distributions and (b) the holders of the shares of Class A Common Stock (including shares of Class L Common Stock concurrently being converted into Class A Common Stock), as a single and separate class, shall be entitled to receive the balance of such Distributions.  For the purpose of any liquidating Distribution or allocation of the proceeds of a sale of the Company, the amount available for Distribution will be calculated assuming that all in-the-money Class A Common Stock Options have been or will be exercised and the exercise price therefor paid to the Company.

4.8.Stock Splits and Stock Dividends. In no event shall any subdivision, increase or combination of the shares of any class of Common Stock constitute a Distribution in respect of any share of Common Stock.

4.9.Conversion of Class L Common Stock.

4.9.1.Mandatory Conversion in Connection with Public Offering.  Immediately prior to the Public Offering Time, without any action by the Board of Directors or any stockholder of the Corporation, each outstanding share of Class L Common Stock shall automatically convert into a number of shares of Class A Common Stock equal to the Class L Conversion Factor at the time of conversion.

4.9.2.Mandatory Conversion in Connection with a Realization Event.  At any time, in connection with a Realization Event, upon a vote of the Board of Directors, each outstanding share of Class L Common Stock shall automatically convert into a number of shares of Class A Common Stock equal to the Class L Conversion Factor at the time of conversion; and such vote may be taken prior to such Realization Event provided that the effectiveness thereof and the conversion of shares effected thereby are conditioned and made effective upon the occurrence of such Realization Event.

4.9.3.Optional Conversion by Class.  At any time, upon the election of the holders of a majority of the shares of Class L Common Stock and delivery of notice of such election to an officer of the Corporation, each outstanding share of Class L Common Stock shall automatically convert into: (a) a number of shares of Class A Common Stock equal to the Class L Conversion Factor at the time of conversion; and (b) the number of shares of Series B Preferred Stock equal to the Series B Preferred Conversion Factor.

4.9.4.Fractional Shares, etc.  Upon conversion under Section 4.9.1, 4.9.2 or 4.9.3 above, fractional shares shall be converted into equivalent fractional shares of Class A Common Stock or Series B Preferred Stock, as the case may be (or, at the discretion of the Board of Directors, eliminated in return for payment therefor in cash at the fair market value thereof, as determined in good faith by the Board of Directors).  No Distributions shall be or become payable on any shares of Class L Common Stock pursuant to Section 4.7 at or following a conversion of all shares thereof. From and after such conversion, such shares of Class L Common Stock shall be retired and shall not be reissued, and upon the filing of a certificate in accordance with Section 243 of the DGCL, the authorized shares of Class L Common Stock shall be eliminated.

4.10.Effect of Conversion. Upon conversion of any share of Class L Common Stock, the holder shall surrender the certificate evidencing such share to the Corporation at its principal place of business. Promptly after receipt of such certificate, the Corporation shall issue and send to such holder new certificates, registered in the name of such holder, evidencing the number of shares of Class A Common Stock and Series B Preferred Stock into which such share has been converted. From and after the time of conversion of any share of Class L Common Stock, the rights of the holder thereof as such shall cease; the certificate formerly evidencing such share shall, until surrendered and reissued as provided above, evidence the applicable number of shares of Class A Common Stock and Series B Preferred Stock; and such holder shall be deemed to have become the holder of record of the applicable number of shares of Class A Common Stock and Series B Preferred Stock.

4.11.Replacement. Upon receipt of an affidavit of the registered owner of one or more shares of any class of Common Stock (or such other evidence as may be reasonably satisfactory to the Corporation) with respect to the ownership and the loss, theft, destruction or mutilation of any certificate evidencing such shares of Common Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (it being understood that if the holder is a Qualified Institutional Investor, or any other holder of shares of Common Stock of the Corporation which is an entity regularly engaged in the business of investing in companies and meets such requirements of creditworthiness as may reasonably be imposed by the Corporation in connection with the provisions of this paragraph, its own agreement will be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

4.12.Notices. All notices referred to herein shall be in writing, shall be delivered personally or by first class mail, postage prepaid, and shall be deemed to have been given when so delivered or mailed to the Corporation at its principal executive offices and to any stockholder at such holder’s address as it appears in the stock records of the Corporation (unless otherwise specified in a written notice to the Corporation by such holder).

4.13.Prohibition on Distributions Constituting Taxable Events.  Notwithstanding anything to the contrary in this Section 4, the Corporation shall not, without the written approval of the holders of a majority of the shares of Class L Common Stock or, if there is no Class L Common Stock then outstanding, the holders of a majority of the Class L Common Stock at the time such Common Stock was converted into Class A Common Stock, pay any dividend or make any other distribution on any share of capital stock or other security or interest in the Corporation other than Class L Common Stock, or take any other action, so long as any share of Class L Common Stock is outstanding and for three years thereafter, if the effect of such dividend, distribution or action might be to make (a) an increase of the Class L Conversion Amount, (b) a conversion of the Class L Common Stock into Class A Common Stock or (c) an adjustment of the Class L Conversion Factor a taxable event to the holders of the Class L Common Stock.  No amendment to the provisions of this Section 4.13 shall be effective without the prior written consent of the holders of a majority of the then outstanding shares of Class L Common Stock or, if there is no Class L Common Stock then outstanding, the holders of a majority of the Class L Common Stock at the time such Common Stock was converted into Class A Common Stock.

5.The election of directors need not be by ballot unless the Bylaws shall so require.

6.In furtherance and not in limitation of the power conferred upon the Board of Directors by law, the Board of Directors shall have power to make, adopt, alter, amend and repeal from time to time Bylaws of this Corporation, subject to the right of the stockholders entitled to vote with respect thereto to alter and repeal Bylaws made by the Board of Directors.

7.A director of this Corporation shall not be liable to this Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liability is not permitted under the DGCL as in effect at the time such liability is determined.  No amendment or repeal of this Section 7 shall apply to or have any effect on the liability or alleged liability of any director of this Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

8.To the maximum extent permitted from time to time under the law of the State of Delaware, this Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to its officers, directors or stockholders, other than those officers, directors or stockholders who are employees of this Corporation.  No amendment or repeal of this Section 8 shall apply to or have any effect on the liability or alleged liability of any officer, director or stockholder of the Corporation for or with respect to any opportunities of which such officer, director or stockholder becomes aware prior to such amendment or repeal.

9.The Corporation shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify and upon request shall advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person (i) is or was or has agreed to be a director or officer of the Corporation, (ii) while a director or officer of the Corporation is or was serving, or has agreed to serve, at the request of the Corporation as a director, officer, partner, general partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans or (iii) is or was or has agreed to be a director, officer, manager, managing member, partner, general partner, agent, trustee or fiduciary of any corporation, partnership, joint venture, trust or other enterprise formed for the primary purpose of directly or indirectly holding equity securities of the Corporation (the persons in clauses (i), (ii) and (iii) collectively, the “Indemnitees”), in the case of each Indemnitee, against expenses (including attorney’s fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the foregoing shall not require the Corporation to indemnify or advance expenses to any Indemnitee in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such Indemnitee.  Such indemnification shall not be exclusive of other indemnification rights arising under any Bylaw, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person.  Any Indemnitee seeking indemnification under this Section 9 shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established.  It is the intent of the Corporation that, with respect to all advancement and indemnification obligations under this Section 9, the Corporation shall be the primary source of advancement, reimbursement and indemnification relative to any direct or indirect shareholder of the Corporation (or any affiliate of such shareholder, other than the Corporation or any of its direct or indirect subsidiaries).  The Corporation shall have no right to seek contribution, indemnity or other reimbursement for any of its obligations under this Section 9 from any such direct or indirect shareholder of the Corporation (or any affiliate of such shareholder, other than the Corporation or any of its direct or indirect subsidiaries). Any repeal or modification of the foregoing provisions of this Section 9 shall not adversely affect any right or protection of a director or officer of the Corporation with respect to any acts or omissions of such director or officer occurring prior to such repeal or modification.

10.The books of the Corporation may (subject to any statutory requirements) be kept outside the State of Delaware as may be designated by the Board of Directors or in the Bylaws of the Corporation.

11.If at any time the Corporation shall have a class of stock registered pursuant to the provisions of the Securities Exchange Act of 1934, for so long as such class is so registered, any action by the stockholders of such class must be taken at an annual or special meeting of stockholders and may not be taken by written consent.

12.The Corporation shall not be governed by Section 203 of the DGCL.

[Signature Page Immediately Follows]

IN WITNESS WHEREOF, the Corporation has caused this Third Amended and Restated Certificate of Incorporation to be signed by the officer below this __ day of July, 2017.

____________________________________

[__________], Authorized Officer

Exhibit E-2

Fourth A&R Holdings Certificate

FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

Chinos Holdings, INC.

Pursuant to Sections 242 and 245 of the General Corporation law of the State of Delaware (the “DGCL”), the undersigned, being the Vice President of Chinos Holdings, Inc., a Delaware corporation (the “Corporation”), does hereby certify as follows:

ONE: The name of this Corporation is Chinos Holdings, Inc.

TWO:The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on November 17, 2010.

THREE:The Corporation’s Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on March 4, 2011.

FOUR:The Corporation’s Second Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on June 24, 2011.

FIVE:The Corporation’s Third Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on July [__], 2017.

FIVE:This Fouth Amended and Restated Certificate of Incorporation has been duly adopted in accordance with Sections 228, 242 and 245 of the DGCL.

SIX:This Fourth Amended and Restated Certificate of Incorporation of the Corporation amends and restates the Third Amended and Restated Certificate of Incorporation of the Corporation in its entirety as follows:

1.The name of this Corporation is Chinos Holdings, Inc.

2.The registered office of this Corporation in the State of Delaware is located at 2711 Centerville Road, Suite 400, in the City of Wilmington 19808, County of New Castle.  The name of its registered agent at such address is Corporation Service Company.

3.The purpose of this Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

4.Capital Stock.

4.1.Authorized Shares.  The total number of shares of capital stock that the Corporation has authority to issue is two hundred million three hundred thousand (200,320,000) shares, consisting of:

1

(a)One hundred ninety thousand (190,000) shares of Series A Preferred Stock, no par value per share (“Series A Preferred Stock”);

(b)One hundred ten thousand (130,000) shares of Series B Preferred Stock, no par value per share (“Series B Preferred Stock” and together with the Series A Preferred Stock, the “Preferred Stock”); and

(c)Two hundred million (200,000,000) shares of Class A Common Stock, par value $0.00001 per share (“Common Stock”).

4.2.Rights, Preferences, Privileges and Restrictions of Capital Stock.

A.	PREFERRED STOCK

The Board of Directors shall have the authority to prescribe and issue the Preferred Stock in one or more series and to prescribe the number of shares constituting and the designation of each such series of Preferred Stock and the rights, voting powers, designations, preferences, privileges, limitations, restrictions and relative rights of each such series of Preferred Stock including, without limitation, dividend rights, dividend rates, conversion rights, terms of redemption (including sinking fund provisions), redemption prices and liquidation preferences.  If more than one series of Preferred Stock is issued, the Board of Directors shall, by resolution, prescribe a distinguishing designation for each such series.  The rights prescribed by the Board of Directors with respect to voting powers, designations, preferences, limitations, restrictions, relative rights and distinguishing designations must be described in a resolution of the Board of Directors prior to the issuance of such shares and a certificate describing such rights must be filed in accordance with the DGCL.

B.	COMMON STOCK.

The shares of Common Stock shall have the rights, preferences, privileges and limitations set forth in this Part B of this Section 4.2.

4.2.1.Definitions. As used in this Section 4, the following terms have the following definitions:

4.2.1.1“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.

4.2.1.2“Board of Directors” shall mean the Board of Directors of the Corporation.

4.2.1.3“Common Stock Options” shall mean at any time all outstanding options issued by the Corporation to purchase Common Stock.

4.2.1.4“Distributions” shall mean all distributions made by the Corporation to holders of Common Stock, whether by dividend or otherwise (including without limitation any distributions made by the Corporation to holders of Common Stock in complete or partial liquidation of the Corporation or upon a sale of all or substantially all of the business or assets of the Corporation and its subsidiaries on a consolidated basis); provided, however, that the following shall not be a Distribution: (a) any redemption or repurchase by the Corporation of any shares of Common Stock for any reason, (b) any recapitalization or exchange of any shares of Common Stock, (c) any subdivision or increase in the number of (by stock split, stock dividend or otherwise), or any combination in any manner of, the outstanding shares of Common Stock or (d) a merger, share exchange or consolidation after the consummation of which the stockholders of the Corporation immediately prior to such merger, share exchange or consolidation effectively have the power to elect a majority of the board of directors of the surviving corporation or its parent corporation.

4.2.1.5“Person” shall mean any individual, partnership, corporation, association, trust, joint venture, unincorporated organization or other entity.

4.2.1.6“Qualified Institutional Investor” shall mean TPG Capital VI, L.P., Green Equity Investors V, L.P., Green Equity Investors Side V, L.P. and their respective Affiliates.

4.2.1.7“Stockholders’ Agreement” shall mean that certain Amended and Restated Principal Investors Stockholders’ Agreement entered into by and among the Corporation and certain of its stockholders, as the same may be amended from time to time in accordance with its terms.

4.2.2.Shares Identical.  Except as otherwise provided in this Section 4.2, for purposes of this Section 4.2, all shares of Common Stock shall, to the fullest extent permitted by applicable law, be identical in all respects and shall entitle the holders thereof to the same powers, preferences, rights and privileges and shall be subject to the same qualifications, limitations and restrictions.

4.2.3.Voting Rights.  Subject to the powers, preferences, rights and privileges of the Preferred Stock and any other class of stock (or any series thereof) having any preference or priority over, or rights superior to, the Common Stock that the Corporation may hereafter become authorized to issue, to the fullest extent permitted by applicable law, except as otherwise provided in this Section 4.2, the holders of the Common Stock shall have and possess all powers and voting and other rights pertaining to the stock of the Corporation.  Except as otherwise provided in this Section 4.2 or as otherwise required by applicable law, all holders of Common Stock shall vote together as a single class, with each share of Common Stock being entitled to one vote on all matters to be voted on by the stockholders.

4.2.3.1Subject to the provisions of Section 242(b)(2) of the DGCL, any term or provision of this Certificate of Incorporation may be amended with the affirmative vote of the holders of a majority of the voting power of the then outstanding shares of Common Stock voting as a single class.

4.2.3.2Notwithstanding the provisions of Section 242(b)(2) of the DGCL or anything to the contrary in this Section 4.2, the number of authorized shares of any class or classes of capital stock of the Corporation may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Common Stock without a vote by class.

4.2.4.Directors.  The number of directors constituting the entire Board of Directors (the “Number of Directors”) shall be [three] or such greater number determined as provided in the Bylaws of the Corporation, in either case subject to reduction as provided in Section 4.2.4.4.

4.2.4.1Each TPG Director (as defined in the Stockholders’ Agreement) shall have four (4) votes in each matter submitted to directors of the Corporation for a vote and each other person who serves as a director of the Corporation shall have one vote in each matter submitted to directors of the Corporation for a vote.  Every reference in this Certificate of Incorporation or the Bylaws to a majority or other proportion of the directors shall refer to a majority or other proportion of the votes of the directors.

4.2.4.2At any meeting of directors, directors holding a majority of all votes of directors then in office shall constitute a quorum.

4.2.4.3The vote of directors holding a majority of the votes of all directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.  The directors shall vote together as a single class on all matters to be voted on by the directors.

4.2.4.4Any vacancy on the Board of Directors shall be filled only by vote of the holders of a majority of the voting power of the outstanding shares of the Common Stock.  The Board of Directors shall be deemed to be duly constituted notwithstanding one or more vacancies in its membership, whether because of the failure of the stockholders to elect the full number of directors or otherwise.  Any such vacancy shall automatically reduce the Number of Directors pro tanto, until such time as the holders of Common Stock shall have elected a director to fill such vacancy, whereupon the Number of Directors shall be automatically increased pro tanto.

4.2.5.Distributions.  All Distributions shall be made ratably among the holders of shares of Common Stock, as a single and separate class, based on the number of shares of such class held by such holders; provided, that in any such Distribution a portion equal to 2.67% of the Distribution shall be made to the holders of shares of Series B Preferred Stock, as a single and separate class, which portion shall be shared ratably among the holders of shares of Series B Preferred Stock, based on the number of shares of Series B Preferred Stock held by such holders.  For the purpose of any liquidating Distribution or allocation of the proceeds of a sale of the Company, the amount available for Distribution will be calculated assuming that all in-the-money Common Stock Options have been or will be exercised and the exercise price therefor paid to the Company.

4.2.6.Stock Splits and Stock Dividends. In no event shall any subdivision, increase or combination of the shares of any class of Common Stock constitute a Distribution in respect of any share of Common Stock.

4.2.7.Replacement. Upon receipt of an affidavit of the registered owner of one or more shares of any class of Common Stock (or such other evidence as may be reasonably satisfactory to the Corporation) with respect to the ownership and the loss, theft, destruction or mutilation of any certificate evidencing such shares of Common Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (it being understood that if the holder is a Qualified Institutional Investor, or any other holder of shares of Common Stock of the Corporation which is an entity regularly engaged in the business of investing in companies and meets such requirements of creditworthiness as may reasonably be imposed by the Corporation in connection with the provisions of this paragraph, its own agreement will be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

4.2.8.Notices. All notices referred to herein shall be in writing, shall be delivered personally or by first class mail, postage prepaid, and shall be deemed to have been given when so delivered or mailed to the Corporation at its principal executive offices and to any stockholder at such holder’s address as it appears in the stock records of the Corporation (unless otherwise specified in a written notice to the Corporation by such holder).

5.The election of directors need not be by ballot unless the Bylaws shall so require.

6.In furtherance and not in limitation of the power conferred upon the Board of Directors by law, the Board of Directors shall have power to make, adopt, alter, amend and repeal from time to time Bylaws of this Corporation, subject to the right of the stockholders entitled to vote with respect thereto to alter and repeal Bylaws made by the Board of Directors.

7.A director of this Corporation shall not be liable to this Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liability is not permitted under the DGCL as in effect at the time such liability is determined.  No amendment or repeal of this Section 7 shall apply to or have any effect on the liability or alleged liability of any director of this Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

8.To the maximum extent permitted from time to time under the law of the State of Delaware, this Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to its officers, directors or stockholders, other than those officers, directors or stockholders who are employees of this Corporation.  No amendment or repeal of this Section 8 shall apply to or have any effect on the liability or alleged liability of any officer, director or stockholder of the Corporation for or with respect to any opportunities of which such officer, director or stockholder becomes aware prior to such amendment or repeal.

9.The Corporation shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify and upon request shall advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person (i) is or was or has agreed to be a director or officer of the Corporation, (ii) while a director or officer of the Corporation is or was serving, or has agreed to serve, at the request of the Corporation as a director, officer, partner, general partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans or (iii) is or was or has agreed to be a director, officer, manager, managing member, partner, general partner, agent, trustee or fiduciary of any corporation, partnership, joint venture, trust or other enterprise formed for the primary purpose of directly or indirectly holding equity securities of the Corporation (the persons in clauses (i), (ii) and (iii) collectively, the “Indemnitees”), in the case of each Indemnitee, against expenses (including attorney’s fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the foregoing shall not require the Corporation to indemnify or advance expenses to any Indemnitee in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such Indemnitee.  Such indemnification shall not be exclusive of other indemnification rights arising under any Bylaw, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person.  Any Indemnitee seeking indemnification under this Section 9 shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established.  It is the intent of the Corporation that, with respect to all advancement and indemnification obligations under this Section 9, the Corporation shall be the primary source of advancement, reimbursement and indemnification relative to any direct or indirect shareholder of the Corporation (or any affiliate of such shareholder, other than the Corporation or any of its direct or indirect subsidiaries).  The Corporation shall have no right to seek contribution, indemnity or other reimbursement for any of its obligations under this Section 9 from any such direct or indirect shareholder of the Corporation (or any affiliate of such shareholder, other than the Corporation or any of its direct or indirect subsidiaries). Any repeal or modification of the foregoing provisions of this Section 9 shall not adversely affect any right or protection of a director or officer of the Corporation with respect to any acts or omissions of such director or officer occurring prior to such repeal or modification.

10.The books of the Corporation may (subject to any statutory requirements) be kept outside the State of Delaware as may be designated by the Board of Directors or in the Bylaws of the Corporation.

11.If at any time the Corporation shall have a class of stock registered pursuant to the provisions of the Securities Exchange Act of 1934, for so long as such class is so registered, any action by the stockholders of such class must be taken at an annual or special meeting of stockholders and may not be taken by written consent.

12.The Corporation shall not be governed by Section 203 of the DGCL.

[Signature Page Immediately Follows]

IN WITNESS WHEREOF, the Corporation has caused this Fourth Amended and Restated Certificate of Incorporation to be signed by the officer below this __ day of July, 2017.

____________________________________

[__________], Authorized Officer

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Exhibit F

Intercompany Preferred Certificate of Designation

1

CERTIFICATE OF DESIGNATION

OF

SERIES A PREFERRED STOCK

OF

[Chinos Intermediate Holdings AB, Inc.]

The terms of the authorized Series A Preferred Stock, no par value per share (the “Series A Preferred Stock”), of [Chinos Intermediate Holdings AB, Inc.], a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), are as set forth below:

Section 1.Designation; Rank.

1.1.Designation.  There is hereby created out of the authorized and unissued shares of preferred stock, no par value per share, of the Corporation a series of preferred stock designated as “Series A Preferred Stock”.  The number of shares constituting such series shall be 300,000 and such shares are referred to herein as the “Series A Preferred Stock.”

1.2.Rank.  The Series A Preferred Stock shall, with respect to dividend distributions and distributions upon liquidation, winding-up and dissolution of the Corporation, rank (i) senior (to the extent set forth herein) to all Junior Securities, (ii) on a parity with all Parity Securities, and (iii) junior to all Senior Securities.

1.3.Certificates.  The Holders shall be entitled to receive physical delivery of a Certificate for their Shares, which shall be issued in fully registered form and shall be substantially in the form attached hereto as Exhibit A.  Record ownership of the Shares represented by such Certificates shall be shown on, and the transfer of that ownership shall be effected only through, records maintained by the Corporation.

Section 2.Dividends.

2.1.General Obligation.  The Corporation shall pay preferential dividends to the Holders (the “Preferred Dividends”), as provided in this Section 2.  The Preferred Dividends shall be paid if and when declared by the Board of Directors, shall accrue at the Preferred Dividend Rate and shall be paid to the Holders by delivery of shares of Series A Preferred Stock having an aggregate Liquidation Value equal to the amount of such dividend.  The Preferred Dividends shall accrue on each share of the Series A Preferred Stock (a “Share”) on a daily basis and compound on a semi-annual basis for the period from and including the date of issuance of such Share to and including the first to occur of (i) the date on which the Liquidation Value of such Share (plus all accrued and unpaid dividends thereon, whether or not declared) is paid to the Holder thereof in connection with the liquidation of the Corporation or (ii) the date on which such Share is acquired by the Corporation. The Preferred Dividends shall accrue regardless of whether or not (a) such dividends have been declared, (b) there are profits or surplus (as defined in the Delaware General Corporation Law (the “DGCL”)) available for payment or (c) the Corporation is prohibited from paying dividends under applicable law.  So long as any Shares remain outstanding, the Corporation shall not, nor shall it permit any Subsidiary to, redeem, purchase or otherwise acquire for value any Junior Securities, nor shall the Corporation nor any of its Subsidiaries directly or indirectly pay or declare any dividend, to or make any distribution upon, any Junior Securities.  The date on which the Corporation initially issues any Share shall be deemed to be its “date of issuance” regardless of the number of times transfer of such Share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates that may be issued to evidence such Share.

2.2.Dividend Payment Dates.  The Preferred Dividends shall be payable semi-annually in arrears on March 15 and September 15 of each year, or, in the event such date falls on a day other than a Business Day, on the first Business Day preceding such date (the “Dividend Payment Dates”).  To the extent not paid on any Dividend Payment Date, the Preferred Dividends which have accrued on each Share outstanding during the six-month period (or other period in the case of the initial Dividend Payment Date) ending upon each such Dividend Payment Date shall be accumulated and shall remain accumulated dividends with respect to such Share until paid to the Holder thereof.

2.3.Distribution of Partial Dividends.  Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of Preferred Dividends then accrued with respect to the Series A Preferred Stock, such payment shall be distributed pro rata among the Holders thereof based upon the aggregate accrued but unpaid dividends on the Shares held by each such Holder.

Section 3.Liquidation.

3.1.Normal Liquidation. Upon any liquidation (including a Deemed Liquidation), dissolution or winding up of the Corporation (whether voluntary or involuntary), each Holder shall be entitled to be paid, before any distribution or payment is made upon any Junior Securities, an amount in cash, per Share equal to the aggregate Liquidation Value of all Shares held by such Holder (plus all accrued and unpaid dividends thereon, whether or not declared).  If upon any such liquidation (including a Deemed Liquidation), dissolution or winding up of the Corporation the assets of the Corporation to be distributed among the Holders are insufficient to permit payment to such Holders of the aggregate amount which they are entitled to be paid under this Section 3, then all assets available to be distributed to the Corporation’s stockholders shall be distributed pro rata among such Holders based upon the aggregate Liquidation Value (plus all accrued and unpaid dividends, whether or not declared) of the Series A Preferred Stock held by each Holder.  Not less than thirty (30) days prior to the payment date stated therein, the Corporation shall deliver written notice of any such liquidation (including a Deemed Liquidation), dissolution or winding up to each record Holder, setting forth in reasonable detail the amount of proceeds to be paid with respect to each Share in connection with such liquidation, dissolution or winding up.

3.2.Any (i) consolidation or merger of the Corporation with or into another entity or entities (whether or not the Corporation is the surviving entity (the Corporation, such surviving entity or the acquirer(s) of assets contemplated by clause (ii), as applicable, the “Surviving Entity”)), (ii) sale or transfer by the Corporation of all or substantially all of its assets (determined for the Corporation together with its Subsidiaries on a consolidated basis), or (iii) sale, transfer or issuance or series of sales, transfers and/or issuances of shares of the Corporation’s capital stock by the Corporation or the holders thereof, in any case of (i), (ii) or

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(iii), as a result of which the holders of the Corporation’s outstanding capital stock possessing the voting power (under ordinary circumstances) to elect a majority of the Corporation’s Board of Directors immediately prior to such sale or issuance cease to own the Surviving Entity’s outstanding capital stock possessing the voting power (under ordinary circumstances) to elect a majority of the Surviving Entity’s Board of Directors shall be deemed to be a liquidation, dissolution and winding up of the Corporation (a “Deemed Liquidation”) for purposes of this Section 3.

Section 4.Voting.

4.1.Voting Generally.  Except as set forth herein or to the extent required by the DGCL, the Holders shall not have any voting rights.  In any case in which the Holders shall be entitled to vote, each Holder shall be entitled to one vote for each Share held on the record date for determining the stockholders of the Corporation eligible to vote thereon.

4.2.Consent Rights. So long as any Shares remain outstanding, without the prior written consent of the Holders of at least a majority of the issued and outstanding Shares, voting separately as a single class with one vote per Share, in person or by proxy, either in writing without a meeting or at an annual or a special meeting of such Holders, and any other applicable stockholder approval requirements required by law:

(i)The Corporation shall not create, authorize the creation of, issue, sell, or obligate itself to issue or sell, any Senior Securities or Parity Securities.

(ii)The Corporation shall not permit any of its Subsidiaries (other than J. Crew Brand Intermediate, LLC and its Subsidiaries) to take any action that any such Person would be prohibited from taking in its capacity as Holdings, the Borrower or a Restricted Subsidiary (as such terms are defined in the Term Loan Agreement), as applicable, pursuant to Article VII of the Term Loan Agreement as in effect as of the Initial Issue Date; provided that, for purposes of this Section 4.3(ii), such prohibitions shall remain in effect without regard to whether or not any Lender shall have any Commitment or any Loan or other Obligation (as such terms are defined in the Term Loan Agreement) that remains unpaid or unsatisfied and whether or not the Term Loan Agreement is amended, modified or terminated subsequent to the Initial Issue Date.

Section 5.Conversion.  The Shares shall not be convertible into any other security and do not otherwise have any conversion rights.

Section 6.Registration of Transfer.  The Corporation shall keep at its principal office a register for the registration of Series A Preferred Stock.  Upon the surrender of any Certificate at such place, the Corporation shall, at the request of the record Holder of such Certificate, execute and deliver (at the Corporation’s expense) a new Certificate in exchange therefor representing in the aggregate the number of Shares represented by the surrendered Certificate.  Each such new Certificate shall be registered in such name and shall represent such number of Shares as is requested by the Holder of the surrendered Certificate and shall be substantially identical in form to the surrendered Certificate.  The Shares represented by such new Certificate shall be identical to the Shares represented by the surrendered Certificate,

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including with respect to the Liquidation Value of such Shares and any accrued and unpaid dividends thereon (whether or not declared), and Preferred Dividends shall accrue on the Shares represented by such new Certificate from the date on which Preferred Dividends have been fully paid on the Shares represented by the surrendered Certificate.  The Corporation may place such legend on any Certificate and/or provide such notices as may be required by applicable law or the Certificate of Incorporation.

Section 7.Replacement.  Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered Holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any Certificate evidencing Shares, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation, or, in the case of any such mutilation upon surrender of such Certificate, the Corporation shall (at its expense) execute and deliver in lieu of such Certificate a new certificate of like kind representing the number of Shares of such class represented by such lost, stolen, destroyed or mutilated Certificate and dated the date of such lost, stolen, destroyed or mutilated Certificate.  The Shares represented by such new Certificate shall be identical to the Shares represented by such lost, stolen, destroyed or mutilated Certificate, including with respect to the Liquidation Value of such Shares and any accrued and unpaid dividends thereon (whether or not declared), and Preferred Dividends shall accrue on the Shares represented by such new Certificate from the date to which Preferred Dividends have been fully paid on the Shares represented by such lost, stolen, destroyed or mutilated Certificate.

Section 8.Definitions.

“Board of Directors” means the board of directors of the Corporation.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York, U.S.A. are open for the general transaction of business.

“Certificate” means, with respect to any Share, a certificate representing such Share.

“Common Stock” means the Common Stock, par value $0.01 per share, of the Corporation.

“GAAP” means generally accepted accounting principles in the United States of America.

“Holder” means a holder of shares of Series A Preferred Stock as reflected in the stock books of the Corporation.

“Indebtedness” of any Person means (a) all indebtedness for borrowed money, (b) any other indebtedness which is evidenced by a note, bond, indenture, debenture or similar contract or agreement, (c) all reimbursement obligations with respect to (i) letters of credit, bank guarantee or bankers’ acceptances or (ii) surety, customs, reclamation or performance bonds (in each case not related to judgments or litigation) other than, in the case of this clause (ii), those

4

entered into in the ordinary course of business consistent with past practice and (d) all guarantees for obligations of any other Person constituting Indebtedness of such other Person.

“Initial Issue Date” means July [●], 2017, the original date of issuance of the Series A Preferred Stock.

“Junior Securities” means (i) the Common Stock and (ii) each other class or series of the Corporation’s capital stock established after the Initial Issue Date, the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the Series A Preferred Stock as to dividend distributions and distributions upon liquidation, winding-up and dissolution of the Corporation.

“Liquidation Value” of any Share shall be $1,000.

“Parity Securities” means (i) the Series A Preferred Stock and (ii) each other class or series of the Corporation’s capital stock established after the Initial Issue Date, the terms of which expressly provide that such class or series will rank on a parity with the Series A Preferred Stock as to dividend distributions and distributions upon liquidation, winding-up and dissolution of the Corporation.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“PIK Toggle Notes” means the 7.75%/8.50% Senior PIK Toggle Notes due 2019 issued pursuant to that certain Indenture, dated November 4, 2013, between Chinos Intermediate Holdings A, Inc., as Issuer, and U.S. Bank National Association, as trustee.

“Preferred Dividend Rate” means a nominal rate of seven percent (7%) per annum, which shall accrue on the sum of (x) the Liquidation Value of the applicable Shares plus (y) all accrued and unpaid dividends thereon, whether or not declared.

“Senior Securities” means any class or series of the Corporation’s capital stock established after the Initial Issue Date, the terms of which expressly provide that such class or series will rank senior to the Series A Preferred Stock as to dividend distributions and distributions upon liquidation, winding-up and dissolution of the Corporation.

“Subsidiary” means, with respect to a Person, each other Person in which such Person owns, directly or indirectly, capital stock or other equity interests representing more than fifty percent (50%) of the outstanding capital stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such other Person.

“Term Loan Agreement” means that certain Amended and Restated Credit Agreement, dated as of March 5, 2014, by and among J. Crew Group, Inc., Chinos Intermediate Holdings B, Inc., the Lenders party thereto, and Wilmington Savings Fund Society, FSB, as successor administrative agent, as amended on July [●], 2017.

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Section 9.Amendment and Waiver.

9.1.Subject to Section 9.2, no provision of this Certificate of Designation may be amended, modified or waived except by an instrument in writing executed by the Corporation and approved by the Holders of not less than a majority of the Series A Preferred Stock outstanding at the time such action is taken, voting separately as a single class with one vote per Share, in person or by proxy, either in writing without a meeting or at an annual or a special meeting of such Holders, and any other applicable stockholder approval requirements required by law, and any such written amendment, modification or waiver will be binding upon the Corporation and each holder of Series A Preferred Stock; provided that no amendment, modification, alteration, repeal or waiver of the terms or relative priorities of the Series A Preferred Stock may be accomplished by the merger, consolidation or other transaction of the Corporation with another corporation or entity unless the Corporation has obtained the prior written consent of the Holders of the applicable percentage of the Series A Preferred Stock then outstanding, voting separately as a single class with one vote per Share, in person or by proxy, either in writing without a meeting or at an annual or a special meeting of such Holders, and any other applicable stockholder approval requirements required by law.

9.2.Notwithstanding any other provision herein to the contrary, any amendment that would have any of the following effects shall require the approval of the Holders of not less than sixty-six percent (66%) of the Series A Preferred Stock outstanding at the time such action is taken:

(i)reduce the Preferred Dividend Rate, amend the definition of Liquidation Value, or change the Dividend Payment Date;

(ii)reduce the percentage of outstanding Series A Preferred Stock necessary to amend the terms thereof or to grant waivers; or

(iii)amend, modify or waive any provision of this Section 9.2.

Section 10.Notices.  Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be delivered by registered or certified mail, return receipt requested and postage prepaid, or by reputable overnight courier service, charges prepaid, to (i) the Corporation, at its principal executive offices, and (ii) any Holder, at such Holder’s address as it appears in the stock records of the Corporation (unless otherwise indicated by any such Holder).  Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earlier of (i) the second Business Day following the date of mailing in accordance with this Section 10, or (ii) upon actual receipt by the party to whom such notice is required to be given.

Section 11.Fractional Shares.  Series A Preferred Stock may be issued in fractions of a Share which shall entitle the Holder, in proportion to such Holder’s fractional Shares, to exercise voting rights, receive Preferred Dividends and to have the benefit of all other rights of the Holders.

Section 12.Severability.  Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision

6

hereof is held to be prohibited by or invalid under applicable law, then such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof.  If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

Section 13.Headings.  The headings of the various sections and subsections hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

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IN WITNESS WHEREOF, [Chinos Intermediate Holdings AB, Inc.] has caused this Certificate of Designation of the Series A Preferred Stock to be signed by [___________], its authorized officer, this [___] day of [●], 2017.

[Chinos Intermediate Holdings AB, Inc.]

By:_______________________________
Name:
Title:

Exhibit A

FORM OF CERTIFICATED SERIES A PREFERRED STOCK CERTIFICATE

FACE OF SECURITY

THE SECURITIES IDENTIFIED HEREIN HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS.  NEITHER THESE SECURITIES NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION.

SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN THE CERTIFICATE OF INCORPORATION OF [Chinos Intermediate Holdings AB, Inc.] (THE “CORPORATION”), INCLUDING THE CERTIFICATE OF DESIGNATION INCLUDED THEREIN (AS AMENDED AND RESTATED FROM TIME TO TIME, THE “CHARTER”).  THE CORPORATION IS AUTHORIZED TO ISSUE MORE THAN ONE CLASS OF STOCK OR MORE THAN ONE SERIES OF ANY CLASS AND THE CORPORATION WILL FURNISH WITHOUT CHARGE TO EACH STOCKHOLDER WHO SO REQUESTS THE POWERS, DESIGNATIONS, PREFERENCES AND RELATIVE PARTICIPATING, OPTIONAL OR OTHER SPECIAL RIGHTS OF EACH CLASS OF STOCK OR SERIES THEREOF AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS OF SUCH PREFERENCES AND/OR RIGHTS.  THE SHARES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO THE OBLIGATIONS AND RESTRICTIONS STATED IN, AND ARE TRANSFERABLE ONLY IN ACCORDANCE WITH, THE PROVISIONS OF THE CHARTER.  THE TERMS OF THE CHARTER ARE HEREBY INCORPORATED INTO THIS CERTIFICATE BY REFERENCE.

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE CORPORATION SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH CORPORATION MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

Certificate Number [     ]Number of Shares of

Series A Preferred Stock [     ]

Series A Preferred Stock
of
[Chinos Intermediate Holdings AB, Inc.]

[Chinos Intermediate Holdings AB, Inc.], a corporation organized and existing under the laws of the State of Delaware (the “Corporation”) hereby certifies that [●] (the “Holder”) is the registered owner of [●] fully paid and non-assessable shares of preferred stock, no par value per share, of the Corporation, designated as the Series A Preferred Stock (the “Series A Preferred Stock”). The shares of Series A Preferred Stock are transferrable on the books and records of the Corporation, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer. The designations, rights, privileges, restrictions, preferences and other terms and provisions of the Series A Preferred Stock represented hereby are as specified in, and the shares of the Series A Preferred Stock are issued and shall in all respects be subject to the provisions of, the Certificate of Designation dated [●], as the same may be amended from time to time (the “Certificate of Designation”). Capitalized terms used but not defined herein shall have the meaning given to them in the Certificate of Designation. The Corporation will provide a copy of the Certificate of Designation to a Holder without charge upon written request to the Corporation at its principal place of business.

Reference is hereby made to the Certificate of Designation, which shall for all purposes have the same effect as if set forth at this place.

Upon receipt of this certificate, the Holder is bound by the Certificate of Designation and is entitled to the benefits thereunder.

IN WITNESS WHEREOF, the Corporation has executed this certificate this [      ] day of [               ], 20[    ]

[Chinos Intermediate Holdings AB, Inc.]

By:

Name:

Title:

By:

Name:

Title:

2

REVERSE OF SECURITY

The Corporation will furnish without charge and upon written request to each Holder the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock and the qualifications, limitations or restrictions of such preferences and/or rights. Requests may be made to:

[Chinos Intermediate Holdings AB, Inc.]
[Address]
[City, State, Zip]
Attention: [●]

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ASSIGNMENT

To assign this Series A Preferred Stock certificate, fill in the form below:

FOR VALUE RECEIVED, the undersigned hereby assigns and transfer the shares of Series A Preferred Stock evidenced hereby to:

(Insert assignee’s legal name)

(Insert assignee’s social security or tax identification number)

(Insert assignee’s name, address and zip code)

and irrevocably appoints:

as agent to transfer the shares of Series A Preferred Stock evidenced hereby on the books of the Corporation. The agent may substitute another to act for him or her.

Dated:

Your Signature:

(Sign exactly as your name appears on the face of this certificate)

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Exhibit G

New Series B Preferred Certificate of Designation

CERTIFICATE OF DESIGNATION

OF

SERIES B PREFERRED STOCK

OF

Chinos Holdings, Inc.

The terms of the authorized Series B Preferred Stock, no par value per share (the “Series B Preferred Stock”), of Chinos Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), are as set forth below:

Section 1.Designation; Rank.

1.1.Designation.  There is hereby created out of the authorized and unissued shares of preferred stock, no par value per share, of the Corporation a series of preferred stock designated as “Series B Preferred Stock”.  The number of shares constituting such series shall be 130,000 and such shares are referred to herein as the “Series B Preferred Stock.”

1.2.Rank.  The Series B Preferred Stock shall, with respect to dividend distributions and distributions upon liquidation, winding-up and dissolution of the Corporation, rank (i) senior (to the extent set forth herein) to all Junior Securities, (ii) on a parity with all Parity Securities, and (iii) junior to all Senior Securities.

1.3.Certificates.  The Holders shall be entitled to receive physical delivery of a Certificate for their Shares, which shall be issued in fully registered form and shall be substantially in the form attached hereto as Exhibit A.  Record ownership of the Shares represented by such Certificates shall be shown on, and the transfer of that ownership shall be effected only through, records maintained by the Corporation.

Section 2.Dividends.

2.1.General Obligation.  The Corporation shall pay preferential dividends to the Holders (the “Preferred Dividends”), as provided in this Section 2.  The Preferred Dividends shall be paid if and when declared by the Board of Directors, shall accrue at the Preferred Dividend Rate and shall be paid to the Holders by delivery of shares of Series B Preferred Stock having an aggregate Liquidation Value equal to the amount of such dividend.  The Preferred Dividends shall accrue on each share of the Series B Preferred Stock (a “Share”) on a daily basis and compound on a semi-annual basis for the period from and including the date of issuance of such Share to and including the first to occur of (i) the date on which the Liquidation Value of such Share (plus all accrued and unpaid dividends thereon, whether or not declared) is paid to the Holder thereof in connection with the liquidation of the Corporation, (ii) the date on which such Share is redeemed pursuant to Section 4 or (iii) the date on which such Share is otherwise acquired by the Corporation. The Preferred Dividends shall accrue regardless of whether or not (a) such dividends have been declared, (b) there are profits or surplus (as defined in the Delaware General Corporation Law (the “DGCL”)) available for payment or (c) the Corporation is prohibited from paying dividends under applicable law.  So long as any Shares remain outstanding, the Corporation shall not, nor shall it permit any Subsidiary to, redeem, purchase or otherwise acquire for value any Junior Securities, nor shall the Corporation nor any of its Subsidiaries directly or indirectly pay or declare any dividend, to or make any distribution upon, any Junior Securities.  The date on which the Corporation initially issues any Share shall be deemed to be its “date of issuance” regardless of the number of times transfer of such Share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates that may be issued to evidence such Share.

2.2.Dividend Payment Dates.  The Preferred Dividends shall be payable semi-annually in arrears on March 15 and September 15 of each year, or, in the event such date falls on a day other than a Business Day, on the first Business Day preceding such date (the “Dividend Payment Dates”).  To the extent not paid on any Dividend Payment Date, the Preferred Dividends which have accrued on each Share outstanding during the six-month period (or other period in the case of the initial Dividend Payment Date) ending upon each such Dividend Payment Date shall be accumulated and shall remain accumulated dividends with respect to such Share until paid to the Holder thereof.

2.3.Distribution of Partial Dividends.  Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of Preferred Dividends then accrued with respect to the Series B Preferred Stock, such payment shall be distributed pro rata among the Holders thereof based upon the aggregate accrued but unpaid dividends on the Shares held by each such Holder.

Section 3.Liquidation.

3.1.Normal Liquidation. Upon any liquidation (including a Deemed Liquidation), dissolution or winding up of the Corporation (whether voluntary or involuntary), each Holder shall be entitled to be paid, pari passu with any distribution or payment made upon Parity Securities and before any distribution or payment is made upon any Junior Securities, an amount in cash, per Share equal to the aggregate Liquidation Value of all Shares held by such Holder (plus all accrued and unpaid dividends thereon, whether or not declared).  If upon any such liquidation (including a Deemed Liquidation), dissolution or winding up of the Corporation the assets of the Corporation to be distributed among the Holders are insufficient to permit payment to such Holders of the aggregate amount which they are entitled to be paid under this Section 3, then all assets available to be distributed to the Corporation’s stockholders shall be distributed pro rata among such Holders based upon the aggregate Liquidation Value (plus all accrued and unpaid dividends, whether or not declared) of the Series B Preferred Stock held by each Holder.  If upon any such liquidation (including a Deemed Liquidation), dissolution or winding up of the Corporation, the assets of the Corporation to be distributed amongst the Holders exceed the aggregate Liquidation Value of all Shares held by the Holders (plus all accrued and unpaid dividends thereon, whether or not declared), then a portion equal to 2.67% of such excess shall be distributed to the Holders, as a single and separate class, which portion shall be shared ratably among the Holders based on the number of Shares held by such Holders.  Not less than thirty (30) days prior to the payment date stated therein, the Corporation shall deliver written notice of any such liquidation (including a Deemed Liquidation), dissolution or winding up to each record Holder, setting forth in reasonable detail the amount of proceeds to be paid with respect to each Share in connection with such liquidation, dissolution or winding up.

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3.2.Any (i) consolidation or merger of the Corporation with or into another entity or entities (whether or not the Corporation is the surviving entity (the Corporation, such surviving entity or the acquirer(s) of assets contemplated by clause (ii), as applicable, the “Surviving Entity”)), (ii) sale or transfer by the Corporation of all or substantially all of its assets (determined for the Corporation together with its Subsidiaries on a consolidated basis), or (iii) sale, transfer or issuance or series of sales, transfers and/or issuances of shares of the Corporation’s capital stock by the Corporation or the holders thereof, in any case of (i), (ii) or (iii), as a result of which the holders of the Corporation’s outstanding capital stock possessing the voting power (under ordinary circumstances) to elect a majority of the Corporation’s Board of Directors immediately prior to such sale or issuance cease to own the Surviving Entity’s outstanding capital stock possessing the voting power (under ordinary circumstances) to elect a majority of the Surviving Entity’s Board of Directors shall be deemed to be a liquidation, dissolution and winding up of the Corporation (a “Deemed Liquidation”) for purposes of this Section 3.

Section 4.Redemption.

4.1.Optional Redemption.  The Corporation or any Sponsor or Sponsors may at any time following the effective date of this Certificate of Designation, redeem or purchase, as applicable, without penalty, not less than all of the Shares then outstanding and pay to each Holder thereof an amount in cash in immediately available funds equal to the Liquidation Value of such Holder’s Shares (plus all accrued and unpaid dividends thereon, whether or not declared) as of the Redemption Date (the “Redemption”).

4.2.Redemption Payments.  For each Share which is to be redeemed or purchased hereunder, the Corporation or the applicable Sponsor or Sponsors, as the case may be, shall be obligated, on the applicable Redemption Date, to pay to the relevant Holder (upon surrender by such Holder of the Certificate at (i) the Corporation’s principal office, in the case of Redemption by the Corporation, or (ii) the address nominated by the Sponsor or Sponsors acquiring such Shares, in the case of Redemption by any Sponsor or Sponsors) an amount in cash in immediately available funds equal to the Liquidation Value of such Holder’s Shares (plus all accrued and unpaid dividends thereon, whether or not declared), in connection with the Redemption.

4.3.Notice of Redemption.  Except as otherwise provided herein, the Corporation or Sponsor, as the case may be, shall give written notice of a Redemption of Shares to each Holder at least thirty (30) days prior to the date on which such Redemption is to be made.

Section 5.Voting.

5.1.Voting Generally.  Except as set forth herein or to the extent required by the DGCL, the Holders shall not have any voting rights.  In any case in which the Holders shall be entitled to vote, each Holder shall be entitled to one vote for each Share held on the record date for determining the stockholders of the Corporation eligible to vote thereon.

5.2.Consent Rights. So long as any Shares remain outstanding, without the prior written consent of the Holders of at least a majority of the issued and outstanding

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Shares, voting separately as a single class with one vote per Share, in person or by proxy, either in writing without a meeting or at an annual or a special meeting of such Holders, and any other applicable stockholder approval requirements required by law:

(i)The Corporation shall not create, authorize the creation of, issue, sell, or obligate itself to issue or sell, any Senior Securities or Parity Securities, other than issuances of Series B Preferred Stock under the terms of the Management Incentive Plan of the Corporation.

(ii)The Corporation shall not permit [Chinos Intermediate Holdings AB, Inc.] (“IntermediateCo”) to create, authorize the creation of, issue, sell, or obligate itself to issue or sell, any class or series of IntermediateCo capital stock that will rank senior to, or on a parity with, the Series A Preferred Stock (“IntermediateCo Preferred Stock”) of IntermediateCo as to dividend distributions and distributions upon liquidation, winding-up and dissolution of IntermediateCo.

(iii)The Corporation shall not permit any of its Subsidiaries (other than Chinos Intermediate Holdings A, Inc., IntermediateCo, or J. Crew Brand Intermediate, LLC and its Subsidiaries) to take any action that any such Person would be prohibited from taking in its capacity as Holdings, the Borrower or a Restricted Subsidiary (as such terms are defined in the Term Loan Agreement), as applicable, pursuant to Article VII of the Term Loan Agreement as in effect as of the Initial Issue Date; provided that, for purposes of this Section 5.3(ii), such prohibitions shall remain in effect without regard to whether or not any Lender shall have any Commitment or any Loan or other Obligation (as such terms are defined in the Term Loan Agreement) that remains unpaid or unsatisfied and whether or not the Term Loan Agreement is amended, modified or terminated subsequent to the Initial Issue Date.

5.3.Rights Relating to the IntermediateCo Preferred Shares. For so long as any Shares remain outstanding:

(i)The Corporation will not, without the prior written consent of the Holders of at least sixty-six percent (66%) of the issued and outstanding Shares, (a) directly or indirectly transfer, assign, sell or otherwise dispose of the shares of IntermediateCo Preferred Stock that are held by the Corporation (the “IntermediateCo Preferred Shares”), (b) permit or allow the creation or imposition of, or suffer to exist, any lien, encumbrance, mortgage, pledge, security interest or other similar interest on, the IntermediateCo Preferred Shares or (c) waive any of its or its subsidiaries’ rights as a holder of IntermediateCo Preferred Shares under, or consent to any amendment or modification of, the Certificate of Designation relating to the IntermediateCo Preferred Shares, in each case for so long as the Corporation directly or indirectly holds any IntermediateCo Preferred Shares.

(ii)Upon the redemption of the IntermediateCo Preferred Shares, or any actual liquidation, deemed liquidation, dissolution or winding up of IntermediateCo that results in a payment to the holders of the IntermediateCo Preferred Shares, the Corporation shall effect a Redemption of the Shares in accordance with Section 4.

Section 6.Conversion.  The Shares shall not be convertible into any other

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security and do not otherwise have any conversion rights.

Section 7.Registration of Transfer.  The Corporation shall keep at its principal office a register for the registration of Series B Preferred Stock.  Upon the surrender of any Certificate at such place, the Corporation shall, at the request of the record Holder of such Certificate, execute and deliver (at the Corporation’s expense) a new Certificate in exchange therefor representing in the aggregate the number of Shares represented by the surrendered Certificate.  Each such new Certificate shall be registered in such name and shall represent such number of Shares as is requested by the Holder of the surrendered Certificate and shall be substantially identical in form to the surrendered Certificate.  The Shares represented by such new Certificate shall be identical to the Shares represented by the surrendered Certificate, including with respect to the Liquidation Value of such Shares and any accrued and unpaid dividends thereon (whether or not declared), and Preferred Dividends shall accrue on the Shares represented by such new Certificate from the date on which Preferred Dividends have been fully paid on the Shares represented by the surrendered Certificate.  The Corporation may place such legend on any Certificate and/or provide such notices as may be required by applicable law or the Certificate of Incorporation.

Section 8.Replacement.  Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered Holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any Certificate evidencing Shares, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation, or, in the case of any such mutilation upon surrender of such Certificate, the Corporation shall (at its expense) execute and deliver in lieu of such Certificate a new certificate of like kind representing the number of Shares of such class represented by such lost, stolen, destroyed or mutilated Certificate and dated the date of such lost, stolen, destroyed or mutilated Certificate.  The Shares represented by such new Certificate shall be identical to the Shares represented by such lost, stolen, destroyed or mutilated Certificate, including with respect to the Liquidation Value of such Shares and any accrued and unpaid dividends thereon (whether or not declared), and Preferred Dividends shall accrue on the Shares represented by such new Certificate from the date to which Preferred Dividends have been fully paid on the Shares represented by such lost, stolen, destroyed or mutilated Certificate.

Section 9.Definitions.

“Board of Directors” means the board of directors of the Corporation.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York, U.S.A. are open for the general transaction of business.

“Certificate” means, with respect to any Share, a certificate representing such Share.

“Common Stock” means the Class A Common Stock, par value $0.00001 per share, of the Corporation.

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“GAAP” means generally accepted accounting principles in the United States of America.

“Holder” means a holder of shares of Series B Preferred Stock as reflected in the stock books of the Corporation.

“Indebtedness” of any Person means (a) all indebtedness for borrowed money, (b) any other indebtedness which is evidenced by a note, bond, indenture, debenture or similar contract or agreement, (c) all reimbursement obligations with respect to (i) letters of credit, bank guarantee or bankers’ acceptances or (ii) surety, customs, reclamation or performance bonds (in each case not related to judgments or litigation) other than, in the case of this clause (ii), those entered into in the ordinary course of business consistent with past practice and (d) all guarantees for obligations of any other Person constituting Indebtedness of such other Person.

“Initial Issue Date” means July [●], 2017, the original date of issuance of the Series B Preferred Stock.

“Junior Securities” means (i) the Common Stock and (ii) each other class or series of the Corporation’s capital stock established after the Initial Issue Date, the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the Series B Preferred Stock as to dividend distributions and distributions upon liquidation, winding-up and dissolution of the Corporation.

“Liquidation Value” of any Share shall be $1,000.

“Parity Securities” means (i) the Series A Preferred Stock, (ii) the Series B Preferred Stock and (iii) each other class or series of the Corporation’s capital stock established after the Initial Issue Date, the terms of which expressly provide that such class or series will rank on a parity with the Series B Preferred Stock as to dividend distributions and distributions upon liquidation, winding-up and dissolution of the Corporation.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“PIK Toggle Notes” means the 7.75%/8.50% Senior PIK Toggle Notes due 2019 issued pursuant to that certain Indenture, dated November 4, 2013, between Chinos Intermediate Holdings A, Inc., as Issuer, and U.S. Bank National Association, as trustee.

“Preferred Dividend Rate” means a nominal rate of seven percent (7%) per annum, which shall accrue on the sum of (x) the Liquidation Value of the applicable Shares plus (y) all accrued and unpaid dividends thereon, whether or not declared.

“Redemption Date” means the date specified in any notice of Redemption at the Corporation’s option.

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“Senior Securities” means any class or series of the Corporation’s capital stock established after the Initial Issue Date, the terms of which expressly provide that such class or series will rank senior to the Series B Preferred Stock as to dividend distributions and distributions upon liquidation, winding-up and dissolution of the Corporation.

“Series A Preferred Stock” means the Series A Preferred Stock, no par value per share, of the Corporation.

“Sponsor” means each of TPG Capital, LP, TPG Chinos Co-Invest, L.P., Leonard Green & Partners, L.P., [LGP V, LGP Side V,] and LGP Chino Co-Invest LLC, for so long as such Person holds shares of Common Stock.

“Subsidiary” means, with respect to a Person, each other Person in which such Person owns, directly or indirectly, capital stock or other equity interests representing more than fifty percent (50%) of the outstanding capital stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such other Person.

“Term Loan Agreement” means that certain Amended and Restated Credit Agreement, dated as of March 5, 2014, by and among J. Crew Group, Inc., Chinos Intermediate Holdings B, Inc., the Lenders party thereto, and Wilmington Savings Fund Society, FSB, as successor administrative agent, as amended on July [●], 2017.

Section 10.Amendment and Waiver.

10.1.Subject to Section 10.2, no provision of this Certificate of Designation may be amended, modified or waived except by an instrument in writing executed by the Corporation and approved by the Holders of not less than a majority of the Series B Preferred Stock outstanding at the time such action is taken, voting separately as a single class with one vote per Share, in person or by proxy, either in writing without a meeting or at an annual or a special meeting of such Holders, and any other applicable stockholder approval requirements required by law, and any such written amendment, modification or waiver will be binding upon the Corporation and each holder of Series B Preferred Stock; provided that no amendment, modification, alteration, repeal or waiver of the terms or relative priorities of the Series B Preferred Stock may be accomplished by the merger, consolidation or other transaction of the Corporation with another corporation or entity unless the Corporation has obtained the prior written consent of the Holders of the applicable percentage of the Series B Preferred Stock then outstanding, voting separately as a single class with one vote per Share, in person or by proxy, either in writing without a meeting or at an annual or a special meeting of such Holders, and any other applicable stockholder approval requirements required by law.

10.2.Notwithstanding any other provision herein to the contrary, any amendment that would have any of the following effects shall require the approval of the Holders of not less than sixty-six percent (66%) of the Series B Preferred Stock outstanding at the time such action is taken:

(i)amend, modify or waive any provision relating to the Redemption of the Series B Preferred Stock;

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(ii)reduce the Preferred Dividend Rate, amend the definition of Liquidation Value, or change the Dividend Payment Date;

(iii)reduce the percentage of outstanding Series B Preferred Stock necessary to amend the terms thereof or to grant waivers; or

(iv)amend, modify or waive any provision of this Section 10.2.

Section 11.Notices.  Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be delivered by registered or certified mail, return receipt requested and postage prepaid, or by reputable overnight courier service, charges prepaid, to (i) the Corporation, at its principal executive offices, and (ii) any Holder, at such Holder’s address as it appears in the stock records of the Corporation (unless otherwise indicated by any such Holder).  Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earlier of (i) the second Business Day following the date of mailing in accordance with this Section 11, or (ii) upon actual receipt by the party to whom such notice is required to be given.

Section 12.Fractional Shares.  Series B Preferred Stock may be issued in fractions of a Share which shall entitle the Holder, in proportion to such Holder’s fractional Shares, to exercise voting rights, receive Preferred Dividends and to have the benefit of all other rights of the Holders.

Section 13.Severability.  Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, then such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof.  If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

Section 14.Headings.  The headings of the various sections and subsections hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

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IN WITNESS WHEREOF, Chinos Holdings, Inc. has caused this Certificate of Designation of the Series B Preferred Stock to be signed by [___________], its authorized officer, this [___] day of [●], 2017.

Chinos Holdings, Inc.

By:_______________________________
Name:
Title:

Exhibit A

FORM OF CERTIFICATED SERIES B PREFERRED STOCK CERTIFICATE

FACE OF SECURITY

THE SECURITIES IDENTIFIED HEREIN HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS.  NEITHER THESE SECURITIES NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION.

SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN THE FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF Chinos Holdings, Inc. (THE “CORPORATION”), INCLUDING THE CERTIFICATE OF DESIGNATION INCLUDED THEREIN (AS AMENDED AND RESTATED FROM TIME TO TIME, THE “CHARTER”).  THE CORPORATION IS AUTHORIZED TO ISSUE MORE THAN ONE CLASS OF STOCK OR MORE THAN ONE SERIES OF ANY CLASS AND THE CORPORATION WILL FURNISH WITHOUT CHARGE TO EACH STOCKHOLDER WHO SO REQUESTS THE POWERS, DESIGNATIONS, PREFERENCES AND RELATIVE PARTICIPATING, OPTIONAL OR OTHER SPECIAL RIGHTS OF EACH CLASS OF STOCK OR SERIES THEREOF AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS OF SUCH PREFERENCES AND/OR RIGHTS.  THE SHARES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO THE OBLIGATIONS AND RESTRICTIONS STATED IN, AND ARE TRANSFERABLE ONLY IN ACCORDANCE WITH, THE PROVISIONS OF THE CHARTER.  THE TERMS OF THE CHARTER ARE HEREBY INCORPORATED INTO THIS CERTIFICATE BY REFERENCE.

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE CORPORATION SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH CORPORATION MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

Certificate Number [     ]Number of Shares of

Series B Preferred Stock [     ]

Series B Preferred Stock
of
Chinos Holdings, Inc.

Chinos Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”) hereby certifies that [●] (the “Holder”) is the registered owner of [●] fully paid and non-assessable shares of preferred stock, no par value per share, of the Corporation, designated as the Series B Preferred Stock (the “Series B Preferred Stock”). The shares of Series B Preferred Stock are transferrable on the books and records of the Corporation, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer. The designations, rights, privileges, restrictions, preferences and other terms and provisions of the Series B Preferred Stock represented hereby are as specified in, and the shares of the Series B Preferred Stock are issued and shall in all respects be subject to the provisions of, the Certificate of Designation dated [●], as the same may be amended from time to time (the “Certificate of Designation”). Capitalized terms used but not defined herein shall have the meaning given to them in the Certificate of Designation. The Corporation will provide a copy of the Certificate of Designation to a Holder without charge upon written request to the Corporation at its principal place of business.

Reference is hereby made to the Certificate of Designation, which shall for all purposes have the same effect as if set forth at this place.

Upon receipt of this certificate, the Holder is bound by the Certificate of Designation and is entitled to the benefits thereunder.

IN WITNESS WHEREOF, the Corporation has executed this certificate this [      ] day of [               ], 20[    ]

Chinos Holdings, Inc.

By:

Name:

Title:

By:

Name:

Title:

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REVERSE OF SECURITY

The Corporation will furnish without charge and upon written request to each Holder the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock and the qualifications, limitations or restrictions of such preferences and/or rights. Requests may be made to:

Chinos Holdings, Inc.
[Address]
[City, State, Zip]
Attention: [●]

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ASSIGNMENT

To assign this Series B Preferred Stock certificate, fill in the form below:

FOR VALUE RECEIVED, the undersigned hereby assigns and transfer the shares of Series B Preferred Stock evidenced hereby to:

(Insert assignee’s legal name)

(Insert assignee’s social security or tax identification number)

(Insert assignee’s name, address and zip code)

and irrevocably appoints:

as agent to transfer the shares of Series B Preferred Stock evidenced hereby on the books of the Corporation. The agent may substitute another to act for him or her.

Dated:

Your Signature:

(Sign exactly as your name appears on the face of this certificate)

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Exhibit H

Form of IP License Agreements

AMENDED AND RESTATED INTELLECTUAL PROPERTY LICENSE AGREEMENT30

This Amended and Restated Intellectual Property License Agreement (“Agreement”) is entered into as of [●]31, 2017 (the “Effective Date”), by and between J. Crew Domestic Brand, LLC, a Delaware limited liability company (“Licensor”), on the one hand, and J. Crew International, Inc., a Delaware corporation (“Licensee”) and, in its capacity as the payor pursuant to Sections 2.2, 3.2, 4, 5.1, 5.5, 6.2, 8.1, 12.1, 12.2, and 12.5 of this Agreement, J. Crew Operating Corp., a Delaware corporation (“Payor”), on the other hand.  Licensor and Licensee are collectively referred to throughout this Agreement as the “Parties.”

RECITALS

A.

The Parties and Payor are members of a group of affiliated companies engaged in the design, development, manufacture, marketing, distribution, and sale of Products (as defined below) and the operation of the Business (as defined below).

B.On December 5, 2016, Licensee, a wholly-owned subsidiary of Payor, assigned an undivided 72.04% ownership interest in and to the Licensed Marks (as defined below), along with the associated goodwill, to Licensor via the following sequence of drop-down assignments: (i) Licensee to J. Crew International Cayman Limited; (ii) J. Crew International Cayman Limited to J. Crew Brand Holdings, LLC; (iii) J. Crew Brand Holdings, LLC to J. Crew Brand Intermediate, LLC; (iv) J. Crew Brand Intermediate, LLC to J. Crew Brand, LLC; and (v) J. Crew Brand, LLC to Licensor (collectively, the “2016 Step-Down IP Assignments”).

C.  As a result of the 2016 Step-Down IP Assignments, Licensor and Licensee jointly owned the Licensed Marks, with Licensor owning an undivided 72.04% ownership interest in and to the Licensed Marks, and Licensee owning an undivided 27.96% ownership interest in and to the Licensed Marks.

D.

On December 6, 2016, the Parties and Payor entered into an Intellectual Property License Agreement (the “2016 IP License Agreement”), pursuant to which Licensor granted to Licensee an exclusive license to the Licensed Marks.

E.

Subsequently, on [●][32], 2017, Licensee assigned its remaining 27.96% ownership interest in and to the Licensed Marks, along with the associated goodwill, to Licensor via the following sequence of drop-down assignments: (i) Licensee to J. Crew International Cayman Limited; (ii) J. Crew International Cayman Limited to J. Crew Brand Holdings, LLC; (iii) J.

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NTD:  If the Term Loan Transactions are completed, this Agreement will be split into two versions, one which will provide for the license for the 72.04% interest in the Licensed Marks, and another, in substantially the same form,   to provide for the license for the remaining 27.96% interest in the Licensed Marks, and collectively the agreements will account for a license from Licensor to Licensee of 100% of the interest in the Licensed Marks.  In such scenario, both agreements will be updated accordingly to reflect and account for the relationship between the two agreements, but the agreements will otherwise be in substantially the same form as this draft.

[31]	NTD: If the Term Loan Transactions are completed, this Agreement to be dated as of the Issue Date of the New Notes Indenture.
[32]	NTD: If the Term Loan Transactions are completed, 2017 IP Assignment Agreements to be dated as of the Effective Date of this Agreement (Issue Date of the New Notes Indenture).

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Crew Brand Holdings, LLC to J. Crew Brand Intermediate, LLC; (iv) J. Crew Brand Intermediate, LLC to J. Crew Brand, LLC; and (v) J. Crew Brand, LLC to Licensor (the “2017 Step-Down IP Assignments”), and as a result of which, Licensor is the sole and exclusive owner of all rights in and to the Licensed Marks.

F.Subject to the terms and conditions of this Agreement, the Parties and Payor desire to enter into this Agreement to amend and restate the terms and conditions of the 2016 IP License Agreement.

G.

Subject to the terms and conditions of this Agreement, and as consideration for the benefits to Payor in accordance with this Agreement, Payor desires to make, and Licensee desires that Payor make, payments due under this Agreement on behalf of Licensee.

NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained in this Agreement, and for good and valuable consideration, the receipt and sufficiency of which is acknowledged, the Parties and Payor agree as follows:

17.Definitions.  In this Agreement, the following capitalized terms shall have the meanings specified in this Section 1.

17.1“2016 IP License Agreement” has the meaning set forth in the Recitals.

17.2“2016 Step-Down IP Assignments” has the meaning set forth in the Recitals.

17.3“2017 Step-Down IP Assignments” has the meaning set forth in the Recitals.

17.4“ABL Facility” has the meaning set forth in Section 2.1.

17.5“Agreement” has the meaning set forth in the preamble.

17.6 “BAML” has the meaning set forth in Section 2.1.

17.7“Bankruptcy Code” has the meaning set forth in Section 16.4.

17.8“Business” shall mean the specialty retail, fashion design, apparel and accessories business, including without limitation, the design, development, manufacture, marketing, distribution, and/or sale of Products under the Licensed Marks and all brickandmortar and online retail activities, operated under the Licensed Marks.

17.9“Effective Date” has the meaning set forth in the preamble.

17.10“Group” has the meaning set forth in Section 2.1.

17.11“Initial Payments” has the meaning set forth in Section 4.3.

17.12“Initial Term” has the meaning set forth in Section 11.1.

17.13“Licensee” has the meaning set forth in the preamble.

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17.14“License Fee” has the meaning set forth in Section 4.1.

17.15“Licensor” has the meaning set forth in the preamble.

17.16“Licensed Marks” shall mean the marks covered by the United States federal registrations or otherwise listed on Exhibit A, any existing variation of these marks as used in the United States, all common law rights in the United States to same, and the associated goodwill.  The Licensed Marks licensed in this Agreement are identical to those sold, transferred, conveyed, and assigned by Licensee to Licensor pursuant to the Step-Down IP Assignments.

17.17“New Notes” shall mean the 13% Senior Secured Notes due 2021 issued pursuant to the New Notes Indenture by J.Crew Brand, LLC and J.Crew Brand Corp.

17.18“New Notes Collateral Agent” shall mean the “Collateral Agent” as defined in the New Notes Indenture.

17.19“New Notes Documents” shall mean the “Notes Documents” as defined in the New Notes Indenture.

17.20“New Notes Indenture” shall mean the Indenture, dated as of the date hereof, by and among (i) J.Crew Brand, LLC and J.Crew Brand Corp., as the co-issuers, (ii) J. Crew Brand Intermediate, LLC, Licensor and J. Crew International Brand, LLC, as the guarantors, and (iii) U.S. Bank National Association, as trustee and collateral agent, dated as of the date hereof, relating to the issuance of the New Notes.

17.21“Ocean Tomo” shall mean Ocean Tomo, LLC, the intellectual capital merchant bank with corporate offices at 200 West Madison, Chicago, Illinois 60606.

17.22“Payment” has the meaning set forth in Section 4.2.

17.23“Payor” has the meaning set forth in the preamble.

17.24“Parties” has the meaning set forth in the preamble.

17.25“Products” shall mean clothing, apparel, footwear, bags, jewelry, accessories, and other related goods, including without limitation all goods covered by the United States federal registrations, applications for federal registration, or common law rights, for the Licensed Marks, and any other goods whether now or later marketed, distributed, and/or sold in connection with the operation of the Business and/or featured on or in any website, catalogue, or social media platform operated in connection with the Business.

17.26“Services” shall mean the manufacture, distribution, advertising, marketing, and sale of the Products, retail services for the Business conducted through all channels of trade, now known or later developed, and the promotion and operation of the Business and any services ancillary to those operations.

17.27“Step-Down IP Assignments” shall mean, collectively, the 2016 Step-Down IP Assignments and the 2017 Step-Down IP Assignments.

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17.28“Term” has the meaning set forth in Section 11.2.

17.29“Term Loan Facility” has the meaning set forth in Section 2.1.

17.30“Territory” shall mean (i) the United States, including the District of Columbia and all territories and possessions of the United States of America, including Puerto Rico and the U.S. Virgin Islands, and (ii) all other jurisdictions throughout the world solely as necessary to permit Licensee to use the Licensed Marks in the United States.

18.License Grant to Licensed Marks.

18.1Licensor hereby grants to Licensee an exclusive, non-transferrable (except as expressly permitted by Section 14), sublicensable (solely in accordance with Section 2.2), royalty-bearing license to use the Licensed Marks on the Products and in connection with the Services and otherwise in the operation of the Business in the Territory.  The foregoing license is exclusive even as to Licensor.  Licensor shall not use the Licensed Marks or license others to use the Licensed Marks in any manner during the Term (except as provided in Section 12 and this Section 2.1).  This Section 2.1 shall not prohibit (a) Licensee from granting an irrevocable, non-exclusive worldwide license with respect to the Licensed Marks to the administrative agent or collateral agent (or representative therefor) under (i) the Amended and Restated Credit Agreement, dated as of March 5, 2014 (as amended, restated, amended and restated, supplemented, extended, renewed, refunded, replaced, replaced, or refinanced from time to time in one or more agreements in each case with the same or new lenders, institutional investors or agents, the “Term Loan Facility”), among, inter alios, J. Crew Group, Inc., a Delaware corporation (“Group”), as borrower, the lenders party thereto, and Bank of America, N.A. (“BAML”), as administrative agent and collateral agent, and (ii) the Credit Agreement, dated as of March 7, 2011 (as amended, restated, amended and restated, supplemented, extended, renewed, refunded, replaced, replaced, or refinanced from time to time in one or more agreements in each case with the same or new lenders, institutional investors or agents, the “ABL Facility”), among, inter alios, Group, as borrower, the lenders party thereto and BAML, as administrative agent and collateral agent, in each case, for the purposes of enabling the applicable collateral agent (or representative therefor) to exercise rights and remedies under the applicable collateral documents and which license is exercisable only during the continuation of an “event of default” (or similar term) thereunder, and (b) Licensor from granting an irrevocable, non-exclusive worldwide license with respect to the Licensed Marks to the New Notes Collateral Agent (or representative therefor) under the New Notes Documents, for the purposes of enabling the New Notes Collateral Agent (or representative therefor) to exercise rights and remedies under the applicable collateral documents and which license is exercisable only during the occurrence of an “event of default” (or similar term) thereunder.

18.2Licensee may sublicense its rights under the Agreement with the prior written consent of Licensor; provided that Licensee assumes liability for the acts/omissions of its sublicensees with respect to their operations pursuant to this Agreement, and Licensee guarantees payment of the License Fee owed to Licensor pursuant to this Agreement.  Any sublicense made pursuant to and in accordance with this Section 2.2 must include a written agreement by the applicable sublicensee to assume and otherwise comply with all of the obligations of Licensee hereunder with regard to the Licensed Marks, and any such sublicense

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agreement between Licensee and any sublicensee must be approved in writing by Licensor, which consent will not be unreasonably withheld.

19.Rights to Licensed Marks.

19.1In exchange for the agreements and consideration provided for herein, unless otherwise specified in and subject to the terms of this Agreement, Licensee has the exclusive right (even as to Licensor) in the Territory, during the Term, to: (a) use the Licensed Marks in commerce or otherwise; (b) non-exclusively license others to use the Licensed Marks; (c) register the Licensed Marks with any federal or state governmental authority (in accordance with Section 6.1); (d) commence an action for infringement of or other violation of rights under the Licensed Marks; and (e) defend and settle any claims that Licensee’s use of the Licensed Marks infringes or otherwise violates the rights of a third party.

19.2As between the Parties, and except as provided in this Agreement, Licensee shall be solely responsible for the payment of all costs associated with its exercise of the foregoing rights during the Term, including, without limitation, all costs associated with the operation of the Business under the Licensed Marks, and the negotiation, implementation, and management of any sublicense of the Licensed Marks.

20.License Fee; Payment.

20.1License Fee.  Payor, on behalf of Licensee, shall pay to Licensor a [fifty-nine million dollar (USD $59,000,000)]33 license and use fee (the “License Fee”) during each calendar year, for so long as this Agreement is in effect and has not expired or been terminated.  Any Payment (as defined below) due for any partial calendar year of the Term will be prorated. The License Fee is in consideration for:  (a) the exclusive license to the Licensed Marks granted to Licensee pursuant to Section 2; (b) Licensor’s waiver of certain rights to use, license, register, defend, or enforce the Licensed Marks during the Term; and (c) Licensor’s acknowledgement that Licensee will enjoy the exclusive rights in and to the Licensed Marks, subject to the terms of this Agreement.

20.2Payments.  Payor, on behalf of Licensee, shall pay the License Fee in two equal payments of [twenty-nine million five hundred thousand dollars (USD $29,500,000)] (each, a “Payment”) to Licensor, which shall be made on March 1, (which represents the License Fee for the period of August through January of a fiscal year) and September 1 (which represents the License Fee for the period of February through July of the fiscal year) of each year during the Term, beginning [September 1], 2017.

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NTD:  This draft presently contemplates a License Fee for 100% of the ownership interest in the Licensed Marks. If the Term Loan Transactions are completed and this Agreement is split (as described in Footnote 1 to this above), the [$59m] annual License Fee will be apportioned between the two agreements as follows:  $42.5m annual License Fee in the version involving the license to the 72.04% ownership interests, and a $16.5m annual License Fee amount in the version involving the license to the remaining 27.96%, to collectively account for the $59m annual License Fee.  Other Payment provisions throughout the agreement will be apportioned in accordance with the same 72.04% and 27.96% split.

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20.3Initial Payments.  In addition to the Payment obligations set forth above, Payor, on behalf of Licensee, shall pay to Licensor the following three (3) payments within five (5) days following the Effective Date of this Agreement: (i) [three million twenty-seven thousand three hundred ninety-seven dollars and twenty-six cents (USD $3,027,397.26]34, as payment for Licensee’s license and use of the Licensed Marks for the period of December 6, 2016 (the date of the 2016 IP License Agreement) through December 31, 2016; (ii) [USD $ [●], as payment for Licensee’s license and use of the Licensed Marks for the period of January 1, 2017 until the Effective Date of this Agreement; and (iii) USD $ [●], as payment for Licensee’s license and use of the Licensed Marks for the period from the Effective Date of this Agreement through [August 31, 2017] (collectively, the “Initial Payments”)]35.  All references to the “License Fee” and “Payment(s)” throughout this Agreement shall be deemed to include the Initial Payments.

20.4Past Due Payments.  In addition to the other remedies provided for in this Agreement (and notwithstanding automatic termination of this Agreement pursuant to Section 12.1), Payor, on behalf of Licensee, shall pay interest on all past due Payment amounts at a rate of [two percent (2%)] per month (or the maximum rate permitted by applicable law, whichever is less), commencing immediately after the Payment was first due and accruing until the Payment is paid in full.  Notwithstanding the foregoing, this Section 4.4 shall not limit or amend the rights of Licensor under Section 12.1 and Section 12.5 of this Agreement regarding failure by Payor to pay any portion of the License Fee in accordance with this Section 4.

20.5Costs.  Payor, on behalf of Licensee, shall pay all costs relating to or arising out of the collection of any delinquent License Fee amount, including, but not limited to, any and all collection fees, collection agency fees, reasonable attorneys’ fees, accountants’ fees, court costs, and expenses.

20.6Additional Payor Obligations.  In addition to payment of the License Fee pursuant to this Section 4 (including payment of interest on past due Payments pursuant to Section 4.4 and costs pursuant to Section 4.5), Payor shall also be responsible for and shall make all payments on behalf of Licensee under Sections 2.2, 3.2, 4, 5.1, 5.5, 6.2, and 8.1 of this Agreement.

21.Ownership of the Licensed Marks and Quality Control for the Licensed Marks.

21.1The Parties and Payor acknowledge that the Licensed Marks are owned in their entirety by Licensor.  Licensee and Payor acknowledge and agree that all goodwill arising through the licensed use by Licensee of the Licensed Marks shall inure solely to Licensor’s benefit, and that Licensee and/or Payor shall obtain no proprietary or other rights in or to the Licensed Marks by virtue of any use or exploitation Licensee may make thereof.  Licensee and/or Payor will not at any time do or suffer to be done by any act, anything which will in any way impair Licensor’s rights to any Licensed Marks.  Licensee agrees that in using the Licensed Marks it will neither gain nor represent in any way that it has any right or title in or to the Licensed Marks (other than as granted hereunder).

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NTD:  This amount was calculated by pro-rating a $42,500,000 annual license fee amount for the period of December 6th-31st (inclusive of both the 6th and 31st).  $42,500,000 reflects the fair market value of the License Fee for the 72.04% ownership interest in the Licensed Marks.

[35]	NTD: The amounts in (ii) and (iii) cannot be determined until the Effective Date of this Agreement is determined.

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21.2Licensee and/or Payor shall neither challenge nor assist any third party to challenge (a) Licensor’s ownership interest in the Licensed Marks, (b) the validity of the Licensed Marks, or (c) the United States federal registrations or applications for federal registration for the Licensed Marks, whether in existence as of the Effective Date or thereafter.  Licensee and/or Payor will not assist any third party, directly or indirectly, in infringing any of the Licensed Marks or in the defense of any suit or action against any third party relating to infringement of any of the Licensed Marks.  For the avoidance of doubt, nothing in this Section 5.2 limits the general provisions of Section 5.1 or Section 5.4 in any way.

21.3All Products and Services offered by Licensee under the Licensed Marks in the Territory during the Term shall conform to standards of quality at least comparable to that of the Products and Services offered under the Licensed Marks as of the Effective Date.  Licensor reserves the right to modify such quality standards at any time.  Upon Licensor’s written request, Licensee shall, at its own expense, supply representative samples of the Products (including related marketing, advertising, and promotional materials) for Licensor’s review and approval.  If Licensor reasonably determines in good faith that Licensee fails to maintain a consistent level of quality in accordance with the terms of this Agreement, then Licensor shall notify Licensee in writing of any such alleged deficiencies, and Licensee shall take commercially-reasonable steps to remedy such deficiencies to Licensor’s reasonable satisfaction.  Licensor will have the right at reasonable times to inspect the production, service, retail, or other facilities of Licensee or any sublicensee for the purpose of determining whether the Licensee or any sublicensee is adhering to the requirements of this Agreement relating to the nature and quality of the Products and Services. Licensor hereby designates Payor to supervise and enforce any action taken with regard to the above-described quality control activities for the Licensed Marks, and Payor hereby accepts such designation; provided, however, that Licensor reserves the right (in its sole discretion) to revoke such designation at any time.

21.4Licensee shall not knowingly take any action with the Licensed Marks that would adversely affect the Licensed Marks (including the value of the Licensed Marks), the goodwill associated with the Licensed Marks, and/or the reputation of Licensor or the Business.  Licensee’s use of the Licensed Marks shall at all times be in accordance with reasonable trademark, trade dress, and trade name usage principles and comply with all applicable federal, state, and local laws and regulations that govern its use of the Licensed Marks and the conduct of the Business.

21.5As between the Parties, Licensee shall bear all costs related to correcting any product defect or related to any recall of Products featuring the Licensed Marks, whether voluntary or required by a government entity or a court order.  If Licensee determines that a recall of Products is necessary, Licensee shall notify Licensor within three (3) days of such determination and shall consult with Licensor, and Licensor must approve (or not expressly object to) all aspects of Licensee’s handling of such recall, such approval not to be unreasonably withheld or delayed by Licensor.

22.Registration, Maintenance, and Enforcement of Licensed Marks.

22.1Licensee shall maintain the registrations and prosecute the applications for registration for the Licensed Marks during the Term, and, subject to its reasonable business

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judgment, shall ensure that all postregistration and prosecution filings and renewal applications, including any prosecution, registration, renewal, or maintenance fees, required by a government entity or by applicable law in connection with the foregoing are completed and paid in a timely manner.  At Licensee’s reasonable request, Licensor shall cooperate with Licensee to provide information reasonably required by Licensee to submit to the U.S. Patent and Trademark Office and other relevant offices for such postregistration and prosecution filings and renewal applications, including, without limitation, specimens of the Licensed Marks showing current usage of such marks on the Products and/or in promotion and rendering of the Services.  At Licensor’s reasonable request, Licensee shall prepare, file, and prosecute new applications on behalf of Licensor to register the Licensed Marks with the U.S. Patent and Trademark Office or any applicable government entity.  Licensee shall keep Licensor fully informed of progress with regard to the preparation, filing, prosecution, and maintenance of any Licensed Marks in the Territory, and shall provide Licensor with copies of all documentation relating to the foregoing.  Licensee may seek additional registrations for the Licensed Marks outside of the Territory.  Nothing set forth herein shall prohibit Licensee from filing new applications in its name, so long as such applications do not diminish the value or validity of the Licensed Marks, or impair the Licensed Marks as collateral of the New Notes Collateral Agent (or representative therefor) under the applicable collateral documents.

22.2As between the Parties, and except as provided in this Agreement, Licensee shall be solely responsible for the payment of all costs associated with the enforcement, prosecution, and maintenance of the registrations for and applications for registration of the Licensed Marks, and the enforcement and defense of the Licensed Marks.  At Licensee’s reasonable expense, Licensor shall in good faith assist Licensee to fulfill the foregoing responsibilities.

22.3Each Party shall immediately inform the other of any potential infringements, dilution, or other misuse of any Licensed Mark in the Territory, or use of any marks or designs confusingly similar to any Licensed Mark, or if either Party receives notice of any claims from any third party alleging that any Licensed Mark (or such Party’s use thereof) infringes or otherwise violates the rights of a third party.  Licensee shall have the right to commence, control, or respond to any such action or claim, and the authority and sole control of the defense or settlement of such claim, including the negotiation, litigation, prosecution, or settlement of any such action or claim, as well as the first right to recover profits and damages from such actions.   Licensor shall cooperate with all reasonable requests for assistance by Licensee in connection with the foregoing, including being named as a party in any related court proceedings.  Licensee shall provide Licensor copies of all notices, complaints, court proceedings, and other documentation relating to the foregoing, and Licensor will have the option to participate in any such proceeding and be represented by counsel of its choosing at its own cost and expense.

22.4If Licensee fails to bring an action or proceeding with respect to infringement of the Licensed Marks within ninety (90) days following notice by Licensor or notice of any alleged third party infringement, dilution, or misuse of the Licensed Marks or use of confusingly similar marks to any Licensed Mark, or Licensee requests Licensor assume control of any such action, then Licensor shall have the right to bring and control any such action, by counsel of its choosing.  Licensor shall have the right to commence, control, or respond to any such action or claim, and the authority and sole control of the defense or settlement of such claim, including the negotiation, litigation, prosecution, or settlement of any such action or claim, as well as the first

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right to recover profits and damages from such actions.  To the extent Licensor assumes such control, all costs associated with an action shall be at Licensor’s sole expense.  Licensee shall cooperate with all reasonable requests for assistance by Licensor in connection with the foregoing, including being named as a party in any related court proceedings.

23.Representations and Warranties.

23.1Licensor represents and warrants to Licensee that (a) it has good title to and/or the right to license the Licensed Marks; and (b) except as may be provided herein, it will not use or otherwise license any other party to use the Licensed Marks in any way during the Term.

23.2Licensee represents and warrants to Licensor that (a) this Agreement, and the License Fee to be paid by Payor on behalf of Licensee to Licensor pursuant to this Agreement, are and will all be for reasonably equivalent value, and are and will all be made for fair consideration and in good faith; (b) Licensee has and will have sufficient capital to satisfy its obligations under this Agreement; (c) Licensee shall use commercially-reasonable efforts to ensure that the Products and Services offered by Licensee under the Licensed Marks meet and maintain the quality standards set forth in Section 5 of this Agreement; and (d) Licensee’s use of the Licensed Marks shall not be in conflict with any other agreement.

23.3Each Party represents and warrants to the other Party, that:  (a) it is duly authorized and licensed to do business and carry out its obligations under this Agreement; (b) it has full power and authority to enter into this Agreement and the execution, delivery, and performance of this Agreement has been authorized by all necessary corporate action; (c) it has obtained all third party consents required to enter into this Agreement and none of the execution, delivery, or performance of this Agreement will conflict with or constitute a breach of its certificate of incorporation, charter, or bylaws; (d) this Agreement is valid and enforceable in accordance with its terms, including under federal trademark law and other applicable law, and no Party shall challenge the validity or enforceability of this Agreement; and (e) the provisions of this Agreement are not and were not intended to hinder, delay, or defraud any creditor.

24.Indemnification.

24.1Licensee agrees to protect, indemnify, and hold harmless Licensor and its parent and affiliates, and their directors, officers, employees, licensees, agents, representatives, successors, and assigns (collectively, the “Indemnified Parties”), from and against any and all claims, suits, actions, or allegations brought or asserted by a third party (each, a “Claim”) and any resulting liabilities, judgments, costs, and expenses, including reasonable attorneys’ fees, arising out of or related to: (a) Licensee’s use or any use by any sublicensee of Licensee of the Licensed Marks pursuant to this Agreement; (b) Licensee’s breach of its representations, warranties, and other obligations under this Agreement; and (c) Licensee’s or any of its sublicensees’ manufacture, distribution, advertising, marketing, and sale of the Products, provision of the Services, and operation of the Business, including without limitation any personal injury claims or product liability claims related to the foregoing; provided, however, that Licensee shall not be obligated to protect, indemnify, and hold harmless the Indemnified Parties from and against Claims, resulting liabilities, judgments, costs, and expenses, including reasonable attorneys’ fees, arising out of or related to, Licensor’s fraud, gross negligence, or bad

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faith.  Licensee shall keep Licensor fully informed of the status and progress with regard to any Claim, and shall provide Licensor with copies of all documentation relating to the foregoing.

24.2Licensor shall promptly notify Licensee upon the assertion of any Claim against an Indemnified Party, and shall give Licensee a reasonable opportunity to defend and/or settle the Claim at its own expense.  Licensee shall have the sole right to designate the counsel to handle any such defense and/or settlement negotiations, and the Indemnified Parties shall provide Licensee with such assistance as it may reasonably request in order to ensure a proper and adequate defense of a Claim.  Any settlement of a Claim must be approved in writing by Licensor (such approval not to be unreasonably withheld, conditioned, or delayed) prior to the execution of any settlement agreement.

25.Disclaimer of Warranties.  Licensor licenses the Licensed Marks to Licensee “as is.”  Licensor makes no warranties of any kind, express or implied, in relation to the Licensed Marks.  Without limiting the foregoing, Licensor expressly disclaims any and all implied warranties of merchantability, fitness for a particular purpose, and noninfringement.

26.Further Assurances.  Each of Licensor, Licensee, and Payor shall promptly execute, acknowledge, and deliver, at the reasonable request of another party to this Agreement, such additional documents, instruments, conveyances, and assurances and take such further actions as such other Party may reasonably request to carry out the provisions of this Agreement and to give effect to the transactions contemplated by this Agreement.

27.Term.

27.1This Agreement will remain in effect from the Effective Date and will continue for a period of ten (10) years (the “Initial Term”) unless terminated earlier by one of the Parties, as permitted by and in accordance with Section 12.

27.2At the end of the Initial Term, the term of the Agreement shall automatically renew for successive one (1) year periods (the Initial Term and all such renewal periods, collectively referred to as the “Term”) unless a Party provides written notice of nonrenewal to the other at least sixty (60) days prior to the applicable renewal date.

28.Termination and Events of Default.

28.1If Payor fails to pay any portion of the License Fee or make any other payment as required by this Agreement, within three (3) days after Payor and Licensee have received written notice from Licensor of such failure, then Licensor may immediately terminate this Agreement upon written notice to Licensee.

28.2Subject to Section 12.1 above, which covers Licensor’s right to terminate this Agreement for a failure by Payor to pay any portion of the License Fee or make any other payment as required by this Agreement, Licensor may terminate this Agreement immediately upon written notice to Licensee in the event that Licensee fails to cure a material breach of this Agreement within thirty (30) days after Licensee has received written notice from Licensor of such breach.  Any failure by Licensee to comply with the quality control provisions included in Section 5 of this Agreement shall be deemed a material breach of this Agreement.  In the event

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any material breach cannot be cured within thirty (30) days, except for non-payment by Payor that must be cured within three (3) days after Payor has received written notice of such breach, and so long as Licensee is making reasonable efforts to implement a cure, the cure period will be automatically extended by a reasonable amount of time to permit such cure (if a cure is feasible).

28.3The Parties may terminate this Agreement by mutual consent.  Licensee shall not otherwise have any right to terminate this Agreement under this Section 12.

28.4Notwithstanding the foregoing, Licensor may not terminate this Agreement under Sections 12.1 or 12.2 or consent to termination under Section 12.3 without the written consent of the New Notes Collateral Agent.

28.5If this Agreement is terminated pursuant to Sections 12.1, 12.2, or 12.3, then (w) all rights of Licensee and its affiliates (other than Licensor) under this Agreement shall automatically and immediately cease, (x) all rights of Licensee under Section 6 regarding registration, maintenance, and enforcement of the Licensed Marks will automatically and immediately revert to Licensor and Licensor shall have the exclusive right and authority, in its sole discretion, to make decisions and take all actions with respect to registration, enforcement, and maintenance of the Licensed Marks, (y) all sublicenses granted by Licensee and its affiliates pursuant to Section 2.2 shall automatically and immediately terminate, and (z) Licensee and Payor, and their affiliates (except for Licensor), shall immediately cease using in any manner the Licensed Marks.  Licensee and Payor agree that upon termination of this Agreement pursuant to Sections 12.1, 12.2, or 12.3, they and their affiliates (except for Licensor) shall have no rights to use the Licensed Marks in any manner and, as between Licensor and Licensee, Licensor shall have the exclusive rights to use, license, sublicense, and otherwise exploit, in any manner, the Licensed Marks and may freely assign or transfer such exclusive rights.

28.6[If this Agreement is split in the event of the completion of the Term Loan Transactions (as described in Footnote 1, provisions regarding cross-termination with regard to the separate license agreements to be included such that if one license agreement is terminated the other license agreement is automatically terminated.]

29.Effects of Termination. In the event of any expiration or termination of this Agreement, the following provisions of this Agreement shall survive: Sections 1, 6, 7, 8, 9, 10, 12.5, 13, 15, and 16.  In addition, any payment obligations that have accrued under this Agreement (including with respect to any License Fee or Payment pursuant to Section 4) shall remain in full force and effect until they are satisfied in full.

30.Assignment.  Licensor may not assign, transfer, delegate, or otherwise dispose of (i) any and all of its rights and/or responsibilities under this Agreement or (ii) any of its right, title, or interest in and to the Licensed Marks to any person in each case without the prior written consent of Licensee (such consent not to be unreasonably withheld or delayed).  Except as otherwise permitted in this Agreement, Licensee may not assign, transfer, delegate, or otherwise dispose of any of its rights or obligations under this Agreement without Licensor’s prior written consent (such consent not to be unreasonably withheld or delayed); provided, however, that a merger, consolidation, combination, or restructuring involving Licensee or a change in control of Licensee shall not be deemed to be an assignment of this Agreement. Notwithstanding the

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foregoing, Licensor and Licensee shall be permitted to pledge their respective rights under this Agreement as collateral to secure their respective obligations in respect of any financing arrangement (including, in the case of Licensee, the Term Loan Facility and/or the ABL Facility; and in the case of Licensor, the New Notes Indenture).  Any assignment, delegation, and/or pledge in violation of this provision or Section 2.2 will be without force or effect.  The Agreement shall be binding upon and shall inure to the benefit of the Parties and their successors and permitted assigns, each of which must agree in writing to be bound by the Agreement.

31.Confidentiality.

31.1Confidential Information.  “Confidential Information” means information disclosed by one Party hereunder to the other in connection this Agreement, or by Payor on either Party’s behalf, which information is or should be reasonably understood to be confidential or proprietary to the disclosing Party or Payor, including product designs, costs, unpublished marketing, sales and financial information, product and business plans, projections, and marketing data.  Confidential Information will not include information that is: (a) already lawfully known to or independently developed by the receiving party; (b) disclosed in published materials without a breach of this Agreement; (c) generally known to the public without a breach of this Agreement; or (d) lawfully obtained from any third party who was not under an obligation to keep such information confidential.

31.2Obligation.  Neither Party nor Payor will (a) disclose any Confidential Information of the other Party or Payor to any third party, or (b) fail to take all reasonable measures to maintain the confidentiality of Confidential Information in its possession or control, which measures shall in no event be less than the measures it uses to maintain the confidentiality of its own information of similar importance.  Notwithstanding the foregoing, a Party or Payor may disclose another’s Confidential Information to investors and legal and financial advisors who are subject to confidentiality restrictions not less restrictive than those in this Agreement; provided, however, that Party or Payor shall be liable to the other Party or Payor for any breach of the confidentiality obligations of such investors, legal, and/or financial advisors, and to the extent reasonably necessary to comply with a court order or government order to which the disclosing party is subject, provided that prior to such disclosure of Confidential Information, the disclosing party will provide the party whose Confidential Information is to be disclosed prompt notice of the anticipated disclosure so that party can take all necessary measures to prevent the disclosure and/or maintain the confidentiality of such information.  A Party or Payor may also disclose Confidential Information in areas specifically required to meet General Accepted Accounting Principles (GAAP) or Securities Exchange Commission (SEC) filing requirements or the listing requirements of any securities exchange on which the capital stock of either Party or Payor is traded or any automated quotation system.

32.Miscellaneous.

32.1Notices.  All notices given pursuant to this Agreement shall be in writing and either (a)delivered personally, (b)delivered or mailed by registered or certified mail, postage prepaid, or (c)sent by a nationally-recognized overnight delivery or courier service, with delivery charges prepaid, and proof of delivery or receipt requested, as follows:

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To Licensee:

J. Crew International, Inc.
770 Broadway, 10th Floor
New York, NY 10003
Attn: Maria Di Lorenzo
E-mail: Maria.DiLorenzo@jcrew.com

To Licensor:

J. Crew Domestic Brand, LLC
770 Broadway, 10th Floor
New York, NY 10003
Attn: Vincent Zanna
E-mail: Vincent.Zanna@jcrew.com

To Payor:

J. Crew Operating Corp.
770 Broadway, 10th Floor
New York, NY 10003
Attn: Jeremy Brooks
E-mail: Jeremy.Brooks@jcrew.com

All notices as required hereunder shall be effective upon the earlier of (x) delivery, (y) three days after the mailing, or (z) the next business day if sent by overnight courier.

32.2Third-Party Beneficiaries.  This Agreement is for the sole benefit of the Parties and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other party or entity any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

32.3Choice of Law; Choice of Forum.  This Agreement, and any dispute arising from this Agreement or the subject matter of this Agreement, shall be governed by the laws of the State of New York, without regard to its conflicts of law principles, and the federal and state courts in the State of New York shall be the exclusive jurisdiction for resolving all disputes relating to this Agreement.  The Parties and Payor submit to the jurisdiction of such courts over such a dispute and waive any objection to the propriety or convenience of venue in such courts.

32.4365(n) Acknowledgment.  The Parties and Payor agree that section 365(n) of title 11 of the United States Code (as amended, the “Bankruptcy Code”) shall apply to the Licensee; provided, however, that in the event a court determines that section 365(n) of the Bankruptcy Code does not apply to the Licensee, the Parties and Payor agree that, following a material breach of this Agreement by the Licensor, the Licensee may continue to use the Licensed Marks if and only if the Licensee continues to pay the Licensor the License Fee and otherwise comply with its obligations under this Agreement.

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32.5No Construction.  The Parties and Payor have participated in the negotiation and drafting of this Agreement, and in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted collectively by the Parties and Payor, and no presumption or burden of proof shall arise favoring or disfavoring any Party or Payor by virtue of the authorship of any provisions of this Agreement.

32.6Amendment.  This Agreement may only be amended, supplemented, or modified, and any of the terms, covenants, representations, warranties, or conditions may only be waived, by a written amendment executed by both Parties and Payor, or in the case of a waiver, by the Party waiving compliance.  No waiver by either Party of any breach of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision of this Agreement.

32.7Severability.  If any provision of this Agreement or the application of any such provision to any person, entity, or circumstance is held invalid, illegal, or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement or the application of such provision to any other persons, entities, or circumstances and, to the extent permissible under applicable law, any such invalid, illegal, or unenforceable provision shall be deemed amended lawfully to conform with the intent of the Parties and Payor.

32.8Integration.  This Agreement (including any amendments and exhibits hereto) constitutes the entire agreement between the Parties and Payor with respect to its subject matter, and supersedes all prior and/or contemporaneous oral or written negotiations, offers, representations, warranties, and agreements with respect to this subject matter.

32.9Counterparts.  This Agreement may be executed in one or more counterparts, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute one and the same instrument.  This Agreement shall become binding when one or more counterparts taken together shall have been shown to have been executed by each Party and Payor and delivered to the others.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties and Payor have executed this Agreement effective as of the Effective Date.

J. Crew Domestic Brand, LLC, as Licensor Name:Vincent Zanna Title:VP, Treasurer Date:	J. Crew International, Inc., as Licensee Name:Maria Di Lorenzo Title:SVP, General Counsel & Secretary Date:
J. Crew Operating Corp., as Payor, for the purposes of Sections 2.2, 3.2, 4, 5.1, 5.5, 6.2, 8.1, 12.1, 12.2, and 12.5 of this Agreement Name:Jeremy Brooks Title:VP, Chief Accounting Officer Date:

1

Exhibit A

Licensed Marks

COUNTRY	MARK	CLASS	APPLN.NO.	APPLN.DATE	REG. NO.	REG. DATE	STATUS
United States	1035	25	86/028914	8/5/2013	4485298	2/18/2014	REGISTERED
United States	770	25	85/711415	8/23/2012	4437416	11/19/2013	REGISTERED
United States	770/ BEHIND THE LINE	41	85/251885	2/25/2011	4292872	2/19/2013	REGISTERED
United States	COOPER'S PICKS	35	77/912929	1/15/2010	4112314	3/13/2012	REGISTERED
United States	CREW	25	76/014732	3/31/2000	2431701	2/27/2001	REGISTERED
United States	CREW	25	73/465087	2/10/1984	1348064	7/9/1985	REGISTERED
United States	CREWCUTKIDS.COM	35	85/507623	1/3/2012	4175704	7/17/2012	REGISTERED
United States	CREWCUTS	14	86/261689	4/24/2014	4652335	12/9/2014	REGISTERED
United States	CREWCUTS	18, 26, 35	78/568692	2/16/2005	3163866	10/24/2006	REGISTERED
United States	CREWCUTS	25	78/417243	5/12/2004	3107778	6/20/2006	REGISTERED
United States	CREWCUTS (Stylized) and Elephant Design	14, 16, 18, 25, 26	77/806117	8/17/2009	4172027	7/10/2012	REGISTERED
United States	CREWCUTS BABY	25	85/480131	11/23/2011	4466938	1/14/2013	REGISTERED

COUNTRY	MARK	CLASS	APPLN.NO.	APPLN.DATE	REG. NO.	REG. DATE	STATUS
United States	DISCOVERED FOUND BY US, COLLECTED BY YOU	35	86/008893	7/12/2013	4485018	2/18/2014	REGISTERED
United States	EXPLORE WITHOUT FOOTPRINTS	25	77/840535	10/2/2009	3958772	5/10/2011	REGISTERED
United States	FACTORY FIRST	35	85/906005	4/16/2013	4432553	11/12/2013	REGISTERED
United States	GARMENTS FOR GOOD	18, 25, 35	85/880500	3/19/2013	4664331	12/30/2014	REGISTERED
United States	GARMENTS OF DISTINCTION	18, 25, 35	85/978316	12/28/2011	4293520	2/19/2013	REGISTERED
United States	GARMENTS OF DISTINCTION	25	85/505020	12/28/2011	4488944	2/25/2014	REGISTERED
United States	GIFT (BETTER) GUIDE	35	86/677799	6/29/2015	4935632	4/12/2016	REGISTERED
United States	IN GOOD COMPANY	35	85/274606	3/23/2011	4028920	9/20/2011	REGISTERED
United States	J. CREW	09, 14, 18, 21, 24 25 35	86/332488	7/9/2014	4882454	1/5/2016	REGISTERED
United States	J. CREW	09, 16, 20, 21, 28	85/880520	3/19/2013	4598134	9/2/2014	REGISTERED
United States	J. CREW	09, 35	85/533440	2/3/2012	4190784	8/14/2012	REGISTERED
United States	J. CREW	14	75/706289	5/14/1999	2462509	6/19/2001	REGISTERED
United States	J. CREW	18, 25, 42	73/411551	1/31/1983	1308888	12/11/1984	REGISTERED
United States	J. CREW	24, 26	86/125862	11/21/2013	4756806	6/16/2015	REGISTERED

2

COUNTRY	MARK	CLASS	APPLN.NO.	APPLN.DATE	REG. NO.	REG. DATE	STATUS
United States	J. CREW	25	77/588472	10/8/2008	3737898	1/12/2010	REGISTERED
United States	J. CREW	35	78/652755	6/17/2005	3098101	5/30/2006	REGISTERED
United States	J. CREW	35	85/322183	5/16/2011	4144171	5/15/2012	REGISTERED
United States	J. CREW	35	75/676905	4/8/1999	2351667	5/23/2000	REGISTERED
United States	J. CREW	36	77/616884	11/18/2008	3622997	5/19/2009	REGISTERED
United States	J. CREW (Script)	09, 14, 18, 25, 35, 36	86/677826	6/29/2015	4935633	4/12/2016	REGISTERED
United States	J. CREW (Script)	41	85/820382	1/10/2013	4368617	7/16/2013	REGISTERED
United States	J. CREW BABY	25, 35	86/125852	11/21/2013	4709191	3/24/2015	REGISTERED
United States	J. CREW BABY (Stylized) and Heart Design	25	86/125859	11/21/2013	4717463	4/7/2015	REGISTERED
United States	J. CREW COLLECTION	25, 35	86/468931	12/2/2014	4781357	7/28/2015	REGISTERED

3

COUNTRY	MARK	CLASS	APPLN.NO.	APPLN.DATE	REG. NO.	REG. DATE	STATUS
United States	J. CREW FACTORY	35	85/067511	6/21/2010	4084606	1/10/2012	REGISTERED
United States	J. CREW LOGO	14, 18, 25, 35, 36	77/968500	3/25/2010	3870032	11/2/2010	REGISTERED
United States	J. CREW LOGO	14, 18, 25, 35, 36	77/968500	3/25/2010	3870032	11/2/2010	REGISTERED
United States	J. CREW MERCANTILE	14, 18	86/128624	11/25/2013	FILED
United States	J. CREW MERCANTILE	25	86/285414	5/19/2014	FILED
United States	J. CREW MERCANTILE	35	86/977125	11/25/2013	4838476	10/20/2015	REGISTERED
United States	J. CREW MERCANTILE (Stylized)	35	86/768910	9/25/2015	4895913	2/2/2016	REGISTERED
United States	J. CREW STYLE GUIDE	35	85/624083	5/14/2012	4261541	12/18/2012	REGISTERED
United States	J. CREW UNTUCKED	25	78/496989	10/8/2004	3240424	5/8/2007	REGISTERED
United States	JACK KNOWS BEST	35	77/864918	11/4/2009	4063886	11/29/2011	REGISTERED
United States	JENNA'S PICKS	35	77/877636	11/20/2009	4063897	11/29/2011	REGISTERED

4

COUNTRY	MARK	CLASS	APPLN.NO.	APPLN.DATE	REG. NO.	REG. DATE	STATUS
United States	just ask . . . (Stylized)	35	77/494034	6/9/2008	3687101	9/22/2009	REGISTERED
United States	LANGHAM	25	85/564356	3/8/2012	4377858	7/30/2013	REGISTERED
United States	LIQUOR STORE	25	85/527759	1/27/2012	4378453	8/6/2013	REGISTERED
United States	LIQUOR STORE	35	85/785465	11/21/2012	4364847	7/9/2013	REGISTERED
United States	LUDLOW	25	85/489549	12/7/2011	4541406	6/3/2014	REGISTERED
United States	LUDLOW	25, 35	85/954939	6/10/2013	4863587	12/1/2015	REGISTERED
United States	MAX THE MONSTER	14, 16, 18, 21, 25	86/769340	9/25/2015			FILED
United States	No. 2 PENCIL	25	85/564253	3/8/2012	4330455	5/7/2013	REGISTERED
United States	Oarsman Design	25	85/391104	8/5/2011	4178184	7/24/2012	REGISTERED
United States	POINT SUR	25	86/060718	9/10/2013	4964942	5/24/2016	REGISTERED
United States	RAIL & WHARF	18	85/558996	3/2/2012	4451917	12/17/2013	REGISTERED
United States	STONEHALL	25	85/564347	3/8/2012	4400987	9/10/2013

5

COUNTRY	MARK	CLASS	APPLN.NO.	APPLN.DATE	REG. NO.	REG. DATE	STATUS
United States	Sustainability Logo	35	85/349465	6/17/2011	4140322	5/8/2012	REGISTERED
United States	THE LUDLOW SHOP	35, 40	85/646852	6/8/2012	4382298	8/13/2013	REGISTERED
United States	VERY PERSONAL STYLIST	45	85/574397	3/20/2012	4530114	5/13/2014	REGISTERED
United States	WALLACE & BARNES	18, 25, 35	85/802214	12/13/2012	4530503	5/13/2014	REGISTERED
United States	WALLACE & BARNES GARMENTS OF DISTINCTION NEW YORK (Stylized) and design	18, 25, 35	85/840229	2/4/2013	4413912	10/8/2013	REGISTERED
United States	WE KNOW YOU'RE OUT THERE	35	85/612919	5/1/2012	4355256	6/18/2013	REGISTERED
United States	WEAR YOUR SHADE!	25	85/880047	3/19/2013	4421722	10/22/2013	REGISTERED
United States	WEDGEWOOD TRENCH	25	85/564361	3/8/2012	4351192	6/11/2013	REGISTERED

6

Exhibit I-1

Amended Management Agreement

AMENDED AND RESTATED MANAGEMENT SERVICES AGREEMENT

This Amended and Restated Management Services Agreement (the “Agreement”) is entered into as of July [●], 2017 by and among Chinos Holdings, Inc., a Delaware corporation (“Holdings”), J. Crew Group, Inc., a Delaware corporation (“Group”), Chinos Intermediate Holdings A, Inc. (“Intermediate A”), [Newco], a Delaware corporation (“[Newco]”) and Chinos Intermediate Holdings B, Inc. (“Intermediate B” and, together with Group and [Newco], the “Companies”).

WHEREAS, Group (as successor to Chinos Acquisition Corp.), Holdings, Intermediate A, Intermediate B, TPG Capital, L.P. (“TPG”) and Leonard Green & Partners, L.P. (“LGP”) are parties to the Management Services Agreement dated March 7, 2011 (“Original Agreement”), pursuant to which TPG and LGP provided certain management, advisory and consulting services to the Companies; and

WHEREAS, the Companies, Intermediate A, TPG, LGP and Holdings desire to amend and restate the Original Agreement on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

18.Services.  Holdings hereby agrees that, during the term of this Agreement (the “Term”), it will provide to the Companies, to the extent mutually agreed by the Companies and Holdings, by and through itself and/or Holdings’ successors, assigns, affiliates, officers, employees and/or representatives and third parties (collectively hereinafter referred to as the “Holdings Designees”), as Holdings in its sole discretion may designate from time to time, management, advisory and consulting services in relation to the affairs of the Companies.  Such management, advisory and consulting services shall include, without limitation:

(a)advice in connection with the negotiation and consummation of agreements, contracts, documents and instruments necessary to provide the Companies with financing on terms and conditions satisfactory to the Companies;

(b)advice in connection with acquisition, disposition and change of control transactions involving any of the Companies or any of their direct or indirect subsidiaries or any of their respective successors;

(c)financial, managerial and operational advice in connection with the Companies’ day-to-day operations, including, without limitation, advice with respect to the development and implementation of strategies for improving the operating, marketing and financial performance of the Companies and/or their respective subsidiaries; and

(d)such other services (which may include financial and strategic planning and analysis, consulting services, human resources and executive recruitment services and other services) as Holdings and the Companies may from time to time agree in writing.

Holdings or Holdings Designees will devote such time and efforts to the performance of the services contemplated hereby as Holdings deems reasonably necessary or appropriate;

provided, however, that no minimum number of hours is required to be devoted by Holdings or any Holdings Designee on a weekly, monthly, annual or other basis.  The Companies acknowledge that Holdings’ or Holdings Designees’ services are not exclusive to the Companies or their respective subsidiaries and that Holdings and each Holdings Designee may render similar services to other persons and entities.  Holdings and the Companies understand that the Companies or their respective subsidiaries may at times engage one or more investment bankers or financial advisers to provide services in addition to, but not in lieu of, services provided by Holdings and the Holdings Designees under this Agreement; provided that any such engagement will be made pursuant to the terms of the Amended and Restated Principal Investors Stockholders’ Agreement, dated as of July [●], 2017, among the Companies, certain affiliates of TPG and LGP and certain other parties (as may be further amended from time to time, the “Stockholders’ Agreement”).  In providing services to the Companies or their respective subsidiaries, Holdings and Holdings Designees will act as independent contractors, and it is expressly understood and agreed that this Agreement is not intended to create, and does not create, any partnership, agency, joint venture or similar relationship and that no party has the right or ability to contract for or on behalf of any other party or to effect any transaction for the account of any other party.

19.Payment of Fees.

(a)Subject to Section 3, during the Term, the Companies, jointly and severally, will pay to Holdings an aggregate annual retainer fee (the “Advisory Fee”) equal to the greater of (i) 0.4% of the Annual Revenue for such fiscal year and (ii) $8,000,000, as compensation for the services provided by Holdings or the Holdings Designees under this Agreement, which shall be paid as follows: (x) on a quarterly basis in advance, on each January 31, April 30, July 31 and October 31 occurring during the Term of this Agreement, 25% of the Advisory Fee then payable if the Advisory Fee were determined only pursuant to clause (ii) of this Section 2(b) and (y) within 90 days following each January 31, the excess, if any, of the Advisory Fee for the fiscal year ended on such January 31 over the quarterly payments already made in respect of such fiscal year in accordance with clause (x).  Payment of any applicable amount to Holdings following the end of any applicable twelve (12) month period shall be made within three (3) business days after such amount is finally determined.  For the purposes of this Agreement, “Annual Revenue” shall mean, for any applicable fiscal year, the aggregate of all amounts which would be included as revenue on the consolidated financial statements of Holdings and its subsidiaries for such period, in each case determined in accordance with generally accepted accounting principles in the United States, consistently applied.

(b)During the Term, Holdings (or Holdings Designees) will advise the Companies in connection with the consummation of any financing or refinancing (equity or debt), dividend, recapitalization, acquisition, disposition and spin-off or split-off transactions involving the Companies or any of their direct or indirect subsidiaries (however structured), and, subject to Section 3, the Companies will pay to Holdings an aggregate fee (the “Subsequent Fee”) in connection with each such transaction equal to customary fees charged by internationally-recognized investment banks for serving as a financial advisor in similar transactions, such fee to be due and payable for the foregoing services at the closing of such transaction.

(c)Each payment made pursuant to this Section 2 will be paid by wire transfer of immediately available funds to the accounts specified on Schedule 1 hereto, or to such other account(s) as Holdings may specify to the Companies in writing prior to such payment.

(d)The Companies shall be entitled to deduct and withhold from the amounts otherwise payable hereunder such amounts as are required to be deducted and withheld under applicable law.  Any amounts so withheld or deducted shall be treated for the purposes of this Agreement as paid to Holdings in respect of which such withholding or deduction was made.

20.Deferral.  Any fee (or portion thereof) that would have been payable to Holdings pursuant to Section 2 above absent such payment constituting, resulting in or giving rise (as reasonably determined by the Companies) to a breach or violation of the terms or provisions of, or result in a default under, any guarantee, financing or security agreement, indenture or document entered into by the Company or any of its subsidiaries and in effect on such date in respect of indebtedness for borrowed money or debt security (the “Financing Documents”) applicable to the Companies (the “Deferred Fees”) will accrue upon the immediately succeeding period in which such amounts could, consistent with the Financing Documents, be paid, and will be paid in such succeeding period (in addition to such other amounts that would otherwise be payable at such time) in the manner set forth in Section 2.

21.Term.  This Agreement will continue in full force and effect until December 31, 2021; provided that this Agreement shall be automatically extended each December 31 for an additional year; provided, further, that this Agreement (x) may be terminated at any time upon the mutual agreement of Holdings, the Companies and, for so long as any shares of the non-convertible series A preferred stock of Holdings (the “Series A Preferred”) remain outstanding, the holders of not less than sixty-six percent (66%) of the outstanding Series A Preferred, (y) shall terminate automatically immediately prior to the earlier of (i) the consummation by any of the Companies, one or more of their subsidiaries or any of their successors of an IPO (as such term is defined in the Stockholders’ Agreement) or (ii) the consummation of a Sale, in each case, unless otherwise agreed by Holdings, and, in each case, if no shares of the Series A Preferred remain outstanding or the Series A Preferred is redeemed in full in connection with such IPO or Sale, and (z) shall immediately terminate with respect to Holdings upon the disposition of all Company Shares held by Holdings and Holdings’ affiliates, if no shares of the Series A Preferred remain outstanding or the Series A Preferred is redeemed in full in connection with such disposition.  For the avoidance of doubt, termination of this Agreement will not relieve a party from liability for any breach of this Agreement on or prior to such termination.  In the event of a termination of this Agreement, subject to Section 3, the Companies will pay Holdings (i) all unpaid Advisory Fees (pursuant to Section 2(b) above), Subsequent Fees (pursuant to Section 2(c) above), Deferred Fees (pursuant to Section 3 above) and Reimbursable Expenses (pursuant to Section 5(a) below) due with respect to periods prior to the date of termination plus (to the extent applicable) and (ii) solely in the event of a termination of this Agreement as a result of an IPO or a Sale where, in each case, affiliates of the TPG and LGP continue to directly or indirectly hold at least ten percent (10%) of the equity securities of the Companies upon the closing of such transaction, an amount not to exceed the sum of the net present values (using discount rates equal to the then yield on U.S. Treasury Securities of like maturity) of the Advisory Fees that would have been payable with respect to the period from the date of termination until three years after the date of such termination (such amount, the “Accelerated

Fee”); provided, that the Company will only pay the Accelerated Fee to the extent the Series A Preferred is redeemed in full in connection with such IPO or Sale.  In the event of an IPO or Sale that, in either case, includes non-cash consideration, Holdings may elect to receive all or any portion of any amounts payable pursuant to this Agreement as a result of such IPO or Sale in the form of such non-cash consideration, valued at the sale price.  All of Section 4 through Section 14 will survive termination of this Agreement with respect to matters arising before or after such termination (whether in respect of or relating to services rendered during or after the Term).  Each payment made pursuant to this Section 4 will be paid by wire transfer of immediately available funds to the accounts specified on Schedule 1 hereto, or to such other account(s) as Holdings may specify to the Companies in writing prior to such payment.  For the purposes of this Agreement, “Sale” means a transfer or issuance of equity securities of any of the Companies (including by way of a merger, consolidation, amalgamation, share exchange or other form of similar business combination), in a single or series of related transactions, resulting in a person or persons other than the existing stockholders owning, directly or indirectly, a majority of the voting power of the applicable Company, upon the consummation of such transfer or issuance, or the sale of all or substantially all of the assets of any of the Companies.

22.Expenses; Indemnification.

(a)Expenses.  Subject to Section 3, the Companies, jointly and severally, will pay to Holdings on demand all documented Reimbursable Expenses whether incurred prior to or following the date of this Agreement.  As used herein, “Reimbursable Expenses” means (i) all reasonable out-of-pocket expenses by Holdings to the extent arising from the services provided by Holdings or the Holdings Designees to the Companies or any of their affiliates from time to time (including, without limitation, all travel related expenses), (ii) all reasonable out-of-pocket legal expenses incurred by Holdings, its affiliates or the Holdings Designees in connection with the enforcement of rights or taking of actions under this Agreement, and (iii) all other reasonable expenses incurred by Holdings, its affiliates or the Holdings Designees on behalf of the Companies in connection with their management and operations, whether incurred prior to or following the date of this Agreement.

(b)Indemnity and Liability.  The Companies, jointly and severally, will indemnify, exonerate and hold Holdings, the Holdings Designees and each of their respective partners, shareholders, members, affiliates, associated investment funds, directors, officers, fiduciaries, managers, controlling persons, employees and agents and each of the partners, shareholders, members, affiliates, associated investment funds, directors, officers, fiduciaries, managers, controlling persons, employees and agents of each of the foregoing (collectively, the “Indemnitees”), each of whom is an intended third party beneficiary of this Agreement, free and harmless from and against any and all actions, causes of action, suits, claims, liabilities, losses, damages and costs and out-of-pocket expenses in connection therewith (including without limitation reasonable attorneys’ fees and expenses) incurred by the Indemnitees or any of them before or after the date of this Agreement (collectively, the “Indemnified Liabilities”), arising out of any action, cause of action, suit, arbitration, investigation or claim (whether between the relevant Indemnitee and any of the Companies or involving a third party claim against the relevant Indemnitee) arising out of, or in any way relating to (i) this Agreement, any transaction to which any of the Companies is a party or (ii) operations of, or services provided by any of Holdings or the Holdings Designees to, the Companies, or any of their respective affiliates from time to time; provided that the foregoing indemnification rights will not be available to the extent that any such Indemnified Liabilities arose on account of such Indemnitee’s gross negligence or willful misconduct; and provided, further, that if and to the extent that the foregoing undertaking may be unavailable or unenforceable for any reason, each of the Companies hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.  For purposes of this Section 5(b), none of the circumstances described in the limitations contained in the two provisos in the immediately preceding sentence will be deemed to apply absent a final non-appealable judgment of a court of competent jurisdiction to such effect, in which case to the extent any such limitation is so determined to apply to any Indemnitee as to any previously advanced indemnity payments made by the Companies, then such payments will be promptly repaid by such Indemnitee to the Companies without interest.  The rights of any Indemnitee to indemnification hereunder will be in addition to any other rights any such person may have under any other agreement or instrument referenced above or any other agreement or instrument to which such Indemnitee is or becomes a party or is or otherwise becomes a beneficiary or under law or regulation; provided that (i) the Companies hereby agree that they are the indemnitors of first resort under this Agreement and under any other applicable indemnification agreement (i.e., their obligations to Indemnitees under this Agreement or any other agreement or undertaking to provide advancement and/or indemnification to such Indemnitees are primary and any obligation of Holdings (or any affiliate thereof other than a Company) to provide advancement or indemnification for the Indemnified Liabilities incurred by Indemnitees are secondary), and (ii) if Holdings (or any affiliate thereof) pays or causes to be paid, for any reason, any amounts otherwise indemnifiable hereunder or under any other indemnification agreement (whether pursuant to contract, by-laws or charter) with any Indemnitee, then (x) Holdings (or such affiliate, as the case may be) shall be fully subrogated to all rights of such Indemnitee with respect to such payment and (y) the Companies shall fully indemnify, reimburse and hold harmless Holdings (or such other affiliate) for all such payments actually made by Holdings (or such other affiliate) and irrevocably waive, relinquish and release Holdings for contribution, subrogation or any other recovery of any kind in respect of any advancement of expenses or indemnification hereunder.

23.Disclaimer and Limitation of Liability; Opportunities.

(a)Disclaimer; Standard of Care.  Neither Holdings nor any of the Holdings Designees makes any representations or warranties, express or implied, in respect of the services to be provided by Holdings or the Holdings Designees hereunder.  In no event will Holdings, the Holdings Designees or related Indemnitees be liable to the Companies or any of their respective affiliates for any act, alleged act, omission or alleged omission that does not constitute gross negligence or willful misconduct of Holdings or the Holdings Designees as determined by a final, non-appealable determination of a court of competent jurisdiction.

(b)Limitation of Liability.  In no event will Holdings, the Holdings Designees or any of their respective Indemnitees be liable to the Companies or any of their affiliates for any indirect, special, incidental or consequential damages, including, without limitation, lost profits or savings, whether or not such damages are foreseeable, or for any third party claims (whether based in contract, tort or otherwise), relating to, in connection with or arising out of this Agreement, before or after termination of this Agreement, including without limitation the services to be provided by Holdings or the Holdings Designees hereunder, or for any act or omission that does not constitute gross negligence or willful misconduct of Holdings or the Holdings Designees or in excess of the fees received by Holdings or the applicable Holdings Designee hereunder.

24.Assignment, etc.  Except as provided below, none of the parties hereto will have the right to assign this Agreement without the prior written consent of each of the other parties.  Notwithstanding the foregoing, (a) Holdings may assign all or part of its rights and obligations hereunder to any of its affiliates which provides services similar to those called for by this Agreement, provided that in no event shall Holdings relinquish its rights to fees under Section 2 and Section 5 and reimbursement of Reimbursable Expenses under Section 5(a), and (b) the provisions hereof for the benefit of Indemnitees of Holdings will inure to the benefit of such Indemnitees and their successors and assigns.

25.Amendments and Waivers.  No amendment or waiver of any term, provision or condition of this Agreement will be effective without the express written consent of the Companies, Holdings and, for so long as any Series A Preferred remain outstanding, the holders of not less than sixty-six percent (66%) of the outstanding Series A Preferred.  No waiver on any one occasion will extend to or effect or be construed as a waiver of any right or remedy on any future occasion.  No course of dealing of any person nor any delay or omission in exercising any right or remedy will constitute an amendment of this Agreement or a waiver of any right or remedy of any party hereto.

26.Governing Law; Jurisdiction.  THIS AGREEMENT AND ALL MATTERS ARISING UNDER OR RELATED TO THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC SUBSTANTIVE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF.  ANY ACTION OR PROCEEDING AGAINST THE PARTIES RELATING IN ANY WAY TO THIS AGREEMENT MAY BE BROUGHT AND ENFORCED EXCLUSIVELY IN THE COURTS OF THE STATE OF NEW YORK OR (TO THE EXTENT SUBJECT MATTER JURISDICTION EXISTS THEREFOR) THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK SITTING IN MANHATTAN, AND THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF BOTH SUCH COURTS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING.

27.Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

28.Entire Agreement.  This Agreement contains the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes any prior communication or agreement with respect thereto.  Notwithstanding the foregoing, the parties hereto acknowledge and agree that the provisions set forth in Sections 5 and 6 of the Original Agreement shall survive the amendment and restatement of the Original Agreement with respect to any actions that occurred prior to the date hereof.

29.Notice.  All notices, demands, and communications required or permitted under this Agreement will be in writing and will be effective if served upon such other party and such other party’s copied persons as specified below to the address set forth for it below (or to such other address as such party will have specified by notice to each other party) if (i) delivered personally, (ii) sent and received by facsimile, (iii) sent by electronic mail or (iv) sent by certified or registered mail or by Federal Express, UPS or any other comparably reputable overnight courier service, postage prepaid, to the appropriate address as follows:

If to the Companies (with a copy, which will not constitute notice, to Holdings), to:

J. Crew Group Inc.
770 Broadway 12th Floor
New York, NY 10003
Attention:General Counsel
Fax:203-845-5302

with a copy (which will not constitute notice) to:

Ropes & Gray LLP
The Prudential Tower
800 Boylston Street
Boston, Massachusetts  02119
Attention:  Alfred O. Rose, Esq.
       Julie H. Jones, Esq.

Fax:  617-951-7050

If to Holdings, to:

Chinos Holdings, Inc.
770 Broadway 12th Floor
New York, NY 10003
Attention:General Counsel
Fax:203-845-5302

with a copy (which will not constitute notice) to:

Ropes & Gray LLP
The Prudential Tower
800 Boylston Street
Boston, Massachusetts  02119
Attention:  Alfred O. Rose, Esq.
       Julie H. Jones, Esq.

Fax:  617-951-7050

with a copy (which will not constitute notice) to:

Latham & Watkins LLP

885 Third Avenue

New York, NY 10022

Attention:  Howard A. Sobel, Esq.

Jason Silvera, Esq.

Fax:  212-751-4864

Unless otherwise specified herein, such notices or other communications will be deemed effective, (a) on the date received, if personally delivered or sent by facsimile or electronic mail during normal business hours, (b) on the business day after being received if sent by facsimile or electronic mail other than during normal business hours, (c) one business day after being sent by Federal Express, DHL or UPS or other comparably reputable delivery service and (d) five business days after being sent by registered or certified mail.  Each of the parties hereto will be entitled to specify a different address by giving notice as aforesaid to each of the other parties hereto.

30.Third Party Beneficiaries. The Indemnitees (including without limitation TPG and LGP and their respective affiliates and representatives) and the holders of the Series A Preferred shall be entitled to all of the benefits afforded to the parties hereto under this Agreement (including, along with TPG and LGP, as set forth in Section 11), and shall be third party beneficiaries in respect thereof.

31.Severability.  If in any proceedings a court will refuse to enforce any provision of this Agreement, then such unenforceable provision will be deemed eliminated from this Agreement for the purpose of such proceedings to the extent necessary to permit the remaining provisions to be enforced.  To the full extent, however, that the provisions of any applicable law may be waived, they are hereby waived to the end that this Agreement be deemed to be valid and binding agreement enforceable in accordance with its terms, and in the event that any provision hereof will be found to be invalid or unenforceable, such provision will be construed by limiting it so as to be valid and enforceable to the maximum extent consistent with and possible under applicable law.

32.Counterparts.  This Agreement may be executed in any number of counterparts and by each of the parties hereto in separate counterparts, each of which when so executed will be deemed to be an original and all of which together will constitute one and the same agreement.

33.No Increased Payment Obligation.  Notwithstanding anything to the contrary herein, nothing in this Agreement shall be deemed to directly or indirectly increase any obligation of Intermediate B, Group or any subsidiary thereof to make any payment as compared to the payment obligations of Intermediate B, Group or such subsidiary under the Management Services Agreement in effect immediately prior to the date hereof.

34.Termination with Respect to Intermediate A.  The parties agree that this Agreement is hereby terminated with respect to Intermediate A and Intermediate A shall have no further rights or obligations under, or in connection with, and shall no longer be bound by the terms of, this Agreement.

IN WITNESS WHEREOF, each of the parties has duly executed this Agreement as of the date first above written.

CHINOS HOLDINGS, INC.

By:
Name:
Title:

J. CREW GROUP, INC., as successor to Chinos Acquisition Corporation

By:
Name:
Title:

CHINOS INTERMEDIATE HOLDINGS A, INC.

By:
Name:
Title:

CHINOS INTERMEDIATE HOLDINGS B, INC.

By:
Name:
Title:

[NEWCO]

By:
Name:
Title:

TPG CAPITAL, L.P.

By:
Name:
Title:

LEONARD GREEN & PARTNERS, L.P.

By:
Name:
Title:

Schedule 1

Wire Transfer Instructions for Holdings:

Bank:  [●]
ABA#:  [●]
SWIFT:  [●]
Account:  [●]
Account Number:  [●]

Exhibit I-2

New Management Agreement

MANAGEMENT SERVICES AGREEMENT

This Management Services Agreement (the “Agreement”) is entered into as of July [●], 2017 by and among Chinos Holdings, Inc., a Delaware corporation (“Holdings”), TPG Capital, L.P. (“TPG”) and Leonard Green & Partners, L.P. (“LGP” and, together with TPG, the “Managers”).

WHEREAS, Holdings, J. Crew Group, Inc., a Delaware corporation (“Group”), [Newco], a Delaware corporation (“[Newco]”)] and Chinos Intermediate Holdings B, Inc. (“Intermediate B” and, together with Group and [Newco], the “Companies”) are parties to the Amended and Restated Management Services Agreement dated July [●], 2017 (the “Holdings Management Agreement”), pursuant to which Holdings provides certain management, advisory and consulting services to the Companies; and

WHEREAS, Holdings wishes to retain the Managers to provide those certain management, advisory and consulting services to Holdings which Holdings provides to the Companies under the Holdings Management Agreement, and the Managers are willing to provide such services on the terms set forth below.

NOW, THEREFORE, in consideration of the mutual covenants contained herein the parties hereto, intending to be legally bound, hereby agree as follows:

35.Services.  Each Manager hereby severally agrees that, during the term of this Agreement (the “Term”), it will provide to Holdings, to the extent mutually agreed by Holdings and such Manager, by and through itself and/or such Manager’s successors, assigns, affiliates, officers, employees and/or representatives and third parties (collectively hereinafter referred to as the “Manager Designees”), as such Manager in its sole discretion may designate from time to time, management, advisory and consulting services in relation to the affairs of Holdings.  Such management, advisory and consulting services shall include, without limitation, those services provided by Holdings to the Companies and listed in Section 1 of the Holdings Management Agreement.

Each of the Managers or their respective Manager Designees will devote such time and efforts to the performance of the services contemplated hereby as such Manager deems reasonably necessary or appropriate; provided, however, that no minimum number of hours is required to be devoted by any Manager or Manager Designee on a weekly, monthly, annual or other basis.  Holdings acknowledges that each of the Manager’s or Manager Designee’s services are not exclusive to Holdings or its subsidiaries and that each Manager and Manager Designee may render similar services to other persons and entities.  The Managers and Holdings understand that Holdings or its subsidiaries may at times engage one or more investment bankers or financial advisers to provide services in addition to, but not in lieu of, services provided by the Managers and the Manager Designees under this Agreement; provided that any such engagement will be made pursuant to the terms of the Amended and Restated Principal Investors Stockholders’ Agreement, dated as of July [●], 2017, among the Companies, affiliates of the Managers and certain other parties (as may be amended from time to time, the “Stockholders’ Agreement”).  In providing services to Holdings or its subsidiaries, the Managers and Manager Designees will act as independent contractors, and it is expressly understood and agreed that this

Agreement is not intended to create, and does not create, any partnership, agency, joint venture or similar relationship and that no party has the right or ability to contract for or on behalf of any other party or to effect any transaction for the account of any other party.

36.Payment of Fees.

(a)Subject to Section 3, during the Term, Holdings will pay to the Managers (or their respective Manager Designees) an aggregate annual retainer fee (the “Advisory Fee”) in an amount equal to (x) the Advisory Fee received under the Holdings Management Agreement (the “Holdings Advisory Fee”) less (y) the cash dividend (the “Cash Dividend”), in an amount equal to 5% of the then liquidation preference on the outstanding non-convertible series A preferred stock of Holdings (the “Series A Preferred”), which Advisory Fee shall be paid on a quarterly basis in advance, on each January 31, April 30, July 31 and October 31 occurring during the Term of this Agreement.  Notwithstanding the foregoing, and without limitation to Section 3, Holdings agrees that it shall at all times retain for the benefit of the holders of the Series A Preferred (for the purpose of paying the Cash Dividend) and shall not pay out or otherwise use or release funds in an amount equal to the Cash Dividend payable for the following one year period; provided that Holdings may release amounts from such reserve (including for payment to the Managers) (i) to pay Reimbursable Expenses duly incurred and reimbursable hereunder and (ii) otherwise only to the extent that the board of directors of Holdings reasonably and in good faith determines that Holdings has adequate available cash on hand (not including any amounts to be so released) that when coupled with future Holdings Advisory Fees it reasonably and in good faith expects to be receive will be sufficient to pay in full the Cash Dividend for the following one year period.

(b)During the Term, the Managers (or their respective Manager Designees) will advise Holdings in connection with the consummation of any financing or refinancing (equity or debt), dividend, recapitalization, acquisition, disposition and spin-off or split-off transactions involving Holdings or any of its direct or indirect subsidiaries (however structured), and, subject to Section 3, Holdings will pay to the Managers (or their respective Manager Designees) an aggregate fee (the “Subsequent Fee”) in connection with each such transaction equal to customary fees charged by internationally-recognized investment banks for serving as a financial advisor in similar transactions, such fee to be due and payable for the foregoing services at the closing of such transaction.

(c)Each payment made pursuant to this Section 2 will be paid by wire transfer of immediately available funds to the accounts specified on Schedule 1 hereto, or to such other account(s) as the respective Managers may specify to Holdings in writing prior to such payment.  Each payment made pursuant to this Section 2 shall be allocated among the Managers (or their respective Manager Designees) as follows:  (i) TPG will be entitled to 75% and (ii) LGP will be entitled to 25% (the “Relative Interests”); provided that in the event that this Agreement terminates with respect to a Manager pursuant to clause (z) of Section 5, such Manager will not be entitled to any payment pursuant to this Section 2 and all other Managers’ Relative Interests will be increased accordingly on a pro rata basis.

(d)Holdings shall be entitled to deduct and withhold from the amounts otherwise payable hereunder such amounts as are required to be deducted and withheld under applicable law.  Any amounts so withheld or deducted shall be treated for the purposes of this Agreement as paid to the Manager in respect of which such withholding or deduction was made.

37.Deferral.  Notwithstanding anything herein to the contrary, Holdings shall not be obligated to pay to the Managers (or their respective Manager Designees), and the Managers (or their respective Manager Designees) shall not be entitled to receive payment of, any fee or other amount payable by or on behalf of Holdings hereunder, including the Advisory Fee and Subsequent Fee (but excluding Reimbursable Expenses, which the Managers shall be entitled to receive in accordance with, and subject to, the terms hereof), unless and until (i) all of the accrued dividends on the Series A Preferred have been paid and (ii) in the good faith determination of the board of directors of Holdings, as of the subsequent dividend payment date for the Series A Preferred and after giving effect to the payment of such fee or amount hereunder to the Managers (or their respective Manager Designees), Holdings is reasonably likely to have sufficient available cash to pay in full the dividend on the Series A Preferred payable on such dividend payment date.  Any fees or other amounts otherwise payable to the Managers (or their respective Manager Designees), but deferred pursuant to this Section 3 shall only accrue and become payable when the conditions in the prior sentence are satisfied.

38.Term.  This Agreement will continue in full force and effect until December 31, 2021; provided that this Agreement shall be automatically extended each December 31 for an additional year unless TPG provides written notice of its desire not to automatically extend the term of this Agreement to the other parties hereto at least ninety (90) days prior to such December 31; provided, further, that this Agreement (x) may be terminated at any time by (i) a majority of the board of directors of Holdings or (ii) by TPG, (y) shall terminate automatically immediately prior to the earlier of (i) the consummation by Holdings, one or more of its subsidiaries or any of their successors of an IPO (as such term is defined in the Stockholders’ Agreement) or (ii) the consummation of a Sale, in each case, unless otherwise agreed by TPG and (z) shall immediately terminate with respect to any Manager upon the disposition of all Company Shares held by such Manager and such Manager’s affiliates.  For the avoidance of doubt, termination of this Agreement will not relieve a party from liability for any breach of this Agreement on or prior to such termination.  In the event of a termination of this Agreement, subject to Section 3, Holdings will pay the Managers (or their respective Manager Designees) (i) all unpaid Advisory Fees (pursuant to Section 2(b) above), Subsequent Fees (pursuant to Section 2(c) above), and Reimbursable Expenses (pursuant to Section 5(a) below) due with respect to periods prior to the date of termination plus (to the extent applicable) and (ii) solely in the event of a termination of this Agreement as a result of an IPO or a Sale where, in each case, affiliates of the Managers continue to directly or indirectly hold at least ten percent (10%) of the equity securities of the Companies upon the closing of such transaction, an amount not to exceed the sum of the net present values (using discount rates equal to the then yield on U.S. Treasury Securities of like maturity) of the Advisory Fees that would have been payable with respect to the period from the date of termination until three years after the date of such termination.  In the event of an IPO or Sale that, in either case, includes non-cash consideration, each Manager may elect for itself or its Manager Designees to receive all or any portion of any amounts payable pursuant to this Agreement as a result of such IPO or Sale in the form of such no-cash consideration values at the sale price. The amounts described in clause (ii) above shall be divided among the Managers in accordance with the Managers’ Relative Interests.  In the event of an IPO or Sale that, in either case, includes non-cash consideration, each Manager may elect for it or its Manager Designees to receive all or any portion of any amounts payable pursuant to this Agreement as a result of such IPO or Sale in the form of such non-cash consideration, valued at the sale price.  All of Section 3 through Section 14 will survive termination of this Agreement with respect to matters arising before or after such termination (whether in respect of or relating to services rendered during or after the Term).  Each payment made pursuant to this Section 4 will be paid by wire transfer of immediately available funds to the accounts specified on Schedule 1 hereto, or to such other account(s) as the respective Managers may specify to Holdings in writing prior to such payment.  For the purposes of this Agreement, “Sale” means a transfer or issuance of equity securities of any of Holdings (including by way of a merger, consolidation, amalgamation, share exchange or other form of similar business combination), in a single or series of related transactions, resulting in a person or persons other than the existing stockholders owning, directly or indirectly, a majority of the voting power of Holdings, upon the consummation of such transfer or issuance, or the sale of all or substantially all of the assets of Holdings.

39.Expenses; Indemnification.

(a)Expenses.  Subject to Section 3, Holdings will pay to the Managers (or their respective Manager Designees) on demand all documented Reimbursable Expenses whether incurred prior to or following the date of this Agreement.  As used herein, “Reimbursable Expenses” means (i) all reasonable out-of-pocket expenses incurred from and after the consummation of the Merger by the Managers to the extent arising from the services provided by the Managers or their respective Manager Designees to Holdings or any of its affiliates from time to time (including, without limitation, all travel related expenses), (ii) all reasonable out-of-pocket legal expenses incurred by any Managers, their respective affiliates or their respective Manager Designees in connection with the enforcement of rights or taking of actions under this Agreement or any related documents or instruments, and (iii) all other reasonable out-of-pocket expenses incurred by the Managers, their respective affiliates or their respective Manager Designees on behalf of Holdings in connection with its management and operations, whether incurred prior to or following the date of this Agreement.

(b)Indemnity and Liability.  Holdings will indemnify, exonerate and hold the Managers, the Manager Designees and each of their respective partners, shareholders, members, affiliates, associated investment funds, directors, officers, fiduciaries, managers, controlling persons, employees and agents and each of the partners, shareholders, members, affiliates, associated investment funds, directors, officers, fiduciaries, managers, controlling persons, employees and agents of each of the foregoing (collectively, the “Indemnitees”), each of whom is an intended third party beneficiary of this Agreement, free and harmless from and against any and all actions, causes of action, suits, claims, liabilities, losses, damages and costs and out-of-pocket expenses in connection therewith (including without limitation reasonable attorneys’ fees and expenses) incurred by the Indemnitees or any of them before or after the date of this Agreement (collectively, the “Indemnified Liabilities”), arising out of any action, cause of action, suit, arbitration, investigation or claim (whether between the relevant Indemnitee and Holdings or involving a third party claim against the relevant Indemnitee) arising out of, or in any way relating to (i) this Agreement or (ii) operations of, or services provided by any of the Managers or the Manager Designees to, Holdings, or any of its respective affiliates from time to time; provided that the foregoing indemnification rights will not be available to the extent that any such Indemnified Liabilities arose on account of such Indemnitee’s gross negligence or willful misconduct; and provided, further, that if and to the extent that the foregoing undertaking may be unavailable or unenforceable for any reason, Holdings hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.  For purposes of this Section 5(b), none of the circumstances described in the limitations contained in the two provisos in the immediately preceding sentence will be deemed to apply absent a final non-appealable judgment of a court of competent jurisdiction to such effect, in which case to the extent any such limitation is so determined to apply to any Indemnitee as to any previously advanced indemnity payments made by Holdings, then such payments will be promptly repaid by such Indemnitee to Holdings without interest.  The rights of any Indemnitee to indemnification hereunder will be in addition to any other rights any such person may have under any other agreement or instrument referenced above or any other agreement or instrument to which such Indemnitee is or becomes a party or is or otherwise becomes a beneficiary or under law or regulation; provided that (i) Holdings hereby agrees that it is the indemnitors of first resort under this Agreement and under any other applicable indemnification agreement (i.e., its obligations to Indemnitees under this Agreement or any other agreement or undertaking to provide advancement and/or indemnification to such Indemnitees are primary and any obligation of any Manager (or any affiliate thereof other than Holdings) to provide advancement or indemnification for the Indemnified Liabilities incurred by Indemnitees are secondary), and (ii) if any Manager (or any affiliate thereof) pays or causes to be paid, for any reason, any amounts otherwise indemnifiable hereunder or under any other indemnification agreement (whether pursuant to contract, by-laws or charter) with any Indemnitee, then (x) such Manager (or such affiliate, as the case may be) shall be fully subrogated to all rights of such Indemnitee with respect to such payment and (y) Holdings shall fully indemnify, reimburse and hold harmless such Manager (or such other affiliate) for all such payments actually made by such Manager (or such other affiliate) and irrevocably waive, relinquish and release the Managers for contribution, subrogation or any other recovery of any kind in respect of any advancement of expenses or indemnification hereunder.

40.Disclaimer and Limitation of Liability; Opportunities.

(a)Disclaimer; Standard of Care.  None of the Managers or any of their respective Manager Designees makes any representations or warranties, express or implied, in respect of the services to be provided by the Managers or the Manager Designees hereunder.  In no event will any Manager, its Manager Designees or related Indemnitees be liable to Holdings or any of its affiliates for any act, alleged act, omission or alleged omission that does not constitute gross negligence or willful misconduct of such Manager or its Manager Designees as determined by a final, non-appealable determination of a court of competent jurisdiction.

(b)Freedom to Pursue Opportunities.  In recognition that the Managers, the Manager Designees and their respective Indemnitees currently have, and will in the future have or will consider acquiring, investments in numerous companies with respect to which the Managers, the Manager Designees or their respective Indemnitees may serve as an advisor, a director or in some other capacity, and in recognition that each Manager, each Manager Designee and their respective Indemnitees have myriad duties to various investors and partners, and in anticipation that the Companies, on the one hand and each Manager and Manager Designee (or one or more of its respective Indemnitees or portfolio companies), on the other hand, may engage in the same or similar activities or lines of business and have an interest in the same areas of corporate opportunities, and in recognition of the benefits to be derived by the Companies hereunder and in recognition of the difficulties which may confront any advisor who desires and endeavors fully to satisfy such advisor’s duties in determining the full scope of such duties in any particular situation, the provisions of this Section 6(b) are set forth to regulate, define and guide the conduct of certain affairs of the Companies as they may involve the Managers, the Manager Designees or their respective Indemnitees.  Except as a Manager or Manager Designee may otherwise agree in writing after the date hereof:

(i)Such Manager or Manager Designee and their respective Indemnitees will have the right:  (A) to directly or indirectly engage in any business (including, without limitation, any business activities or lines of business that are the same as or similar to those pursued by, or competitive with, the Companies and their subsidiaries), (B) to directly or indirectly do business with any client or customer of the Companies and their subsidiaries, (C) to take any other action that such Manager or Manager Designee believes in good faith is necessary to or appropriate to fulfill its obligations as described in the first sentence of this Section 6(b) to third parties, (D) not to communicate or present potential transactions, matters or business opportunities to the Companies or any of their subsidiaries, and to pursue, directly or indirectly, any such opportunity for itself, and to direct any such opportunity to another person and (E) to take any other action permitted pursuant to Section 8.5 of the Stockholders’ Agreement or Article 8 of the amended and restated certificate of incorporation of Holdings.

(ii)Such Manager, Manager Designee and their respective Indemnitees will have no duty (contractual or otherwise) to communicate or present any corporate opportunities to Holdings or any of its affiliates or to refrain from any actions specified in Section 6(b)(i), and Holdings, on its own behalf and on behalf of its affiliates, hereby renounce and waive any right to require such Manager, Manager Designee or any of their respective Indemnitees to act in a manner inconsistent with the provisions of this Section 6(b).

(iii)Except as provided in this Section 6(b), none of the Managers, the Manager Designees nor any of their respective Indemnitees will be liable to Holdings or any of its affiliates for breach of any duty (contractual or otherwise) by reason of any activities or omissions of the types referred to in this Section 6(b) or of any such person’s participation therein.

(c)Limitation of Liability.  In no event will any Manager, its Manager Designees or any of its related Indemnitees be liable to Holdings or any of its affiliates for any indirect, special, incidental or consequential damages, including, without limitation, lost profits or savings, whether or not such damages are foreseeable, or for any third party claims (whether based in contract, tort or otherwise), relating to, in connection with or arising out of this Agreement, before or after termination of this Agreement, including without limitation the services to be provided by the Managers or the Manager Designees hereunder, or for any act or omission that does not constitute gross negligence or willful misconduct of such Manager or its Manager Designees or in excess of the fees received by the applicable Manager or Manager Designee hereunder.

41.Assignment, etc.  Except as provided below, and without limiting the Managers’ rights to have payments owing to it under this Agreement to be paid to its Manager Designees or other affiliates, none of the parties hereto will have the right to assign this Agreement without the prior written consent of each of the other parties.  Notwithstanding the foregoing, (a) any Manager may assign all or part of its rights and obligations hereunder to any of its respective affiliates which provides services similar to those called for by this Agreement, in which event such Manager will relinquish its rights to fees under Section 2 and Section 5 and reimbursement of Reimbursable Expenses under Section 5(a), in each case to the extent such Manager has assigned the rights to receive such fees, and be released from all of the obligations hereunder that such Manager has assigned (other than any liabilities not limited by Section 6(c)); provided, for the avoidance of doubt, that the rights of such Manager to fees under Section 2 and Section 5 and reimbursement of Reimbursable Expenses under Section 5(a) shall become rights of its affiliate assignees, to the extent assigned to them by the Manager in accordance with this Section 7 and (b) the provisions hereof for the benefit of Indemnitees of the Managers will inure to the benefit of such Indemnitees and their successors and assigns.

42.Amendments and Waivers.  No amendment or waiver of any term, provision or condition of this Agreement will be effective without the express written consent of Holdings and TPG; provided that any such amendment or waiver that would be disproportionately adverse to any Manager relative to the other Managers shall require the prior written consent of such Manager; and provided, further, that any Manager may waive any portion of any fee to which it is entitled pursuant to this Agreement, and, unless otherwise directed by such Manager, such waived portion will revert to Holdings.  No waiver on any one occasion will extend to or effect or be construed as a waiver of any right or remedy on any future occasion.  No course of dealing of any person nor any delay or omission in exercising any right or remedy will constitute an amendment of this Agreement or a waiver of any right or remedy of any party hereto.

43.Governing Law; Jurisdiction.  THIS AGREEMENT AND ALL MATTERS ARISING UNDER OR RELATED TO THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC SUBSTANTIVE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF.  ANY ACTION OR PROCEEDING AGAINST THE PARTIES RELATING IN ANY WAY TO THIS AGREEMENT MAY BE BROUGHT AND ENFORCED EXCLUSIVELY IN THE COURTS OF THE STATE OF NEW YORK OR (TO THE EXTENT SUBJECT MATTER JURISDICTION EXISTS THEREFOR) THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK SITTING IN MANHATTAN, AND THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF BOTH SUCH COURTS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING.

44.Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

45.Entire Agreement.  This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes any prior communication or agreement with respect thereto.

46.Notice.  All notices, demands, and communications required or permitted under this Agreement will be in writing and will be effective if served upon such other party and such other party’s copied persons as specified below to the address set forth for it below (or to such other address as such party will have specified by notice to each other party) if (i) delivered personally, (ii) sent and received by facsimile, (iii) sent by electronic mail or (iv) sent by certified or registered mail or by Federal Express, UPS or any other comparably reputable overnight courier service, postage prepaid, to the appropriate address as follows:

If to Holdings, to:

Chinos Holdings, Inc.
770 Broadway 12th Floor
New York, NY 10003
Attention:General Counsel
Facsimile:203-845-5302

with a copy (which will not constitute notice) to:

Ropes & Gray LLP

The Prudential Tower

800 Boylston Street

Boston, Massachusetts  02119

Attention:  Alfred O. Rose, Esq.

       Julie H. Jones, Esq.

Facsimile:  617-951-7050

If to TPG, to:

TPG Capital, L.P.
301 Commerce Street

Suite 3300

Fort Worth, TX  76102

Attention: Adam Fliss

Facsimile: 415-438-6893

with a copy (which will not constitute notice) to:

Ropes & Gray LLP

The Prudential Tower
800 Boylston Street

Boston, Massachusetts  02119

Attention:  Alfred O. Rose, Esq.

       Julie H. Jones, Esq.

Facsimile:  617-951-7050

If to LGP to:

Leonard Green & Partners
11111 Santa Monica Boulevard Suite 2000
Los Angeles, CA 90025
Attention:James D. Halper
Todd M. Purdy

Facsimile: 310-954-0404

with a copy (which will not constitute notice) to:

Latham & Watkins LLP
885 Third Avenue New York, NY 10022
Attention:Howard A. Sobel, Esq.
Jason Silvera, Esq.
Facsimile:212-751-4864

Unless otherwise specified herein, such notices or other communications will be deemed effective, (a) on the date received, if personally delivered or sent by facsimile or electronic mail during normal business hours, (b) on the business day after being received if sent by facsimile or electronic mail other than during normal business hours, (c) one business day after being sent by Federal Express, DHL or UPS or other comparably reputable delivery service and (d) five business days after being sent by registered or certified mail.  Each of the parties hereto will be entitled to specify a different address by giving notice as aforesaid to each of the other parties hereto.

47.Severability.  If in any proceedings a court will refuse to enforce any provision of this Agreement, then such unenforceable provision will be deemed eliminated from this Agreement for the purpose of such proceedings to the extent necessary to permit the remaining provisions to be enforced.  To the full extent, however, that the provisions of any applicable law may be waived, they are hereby waived to the end that this Agreement be deemed to be valid and binding agreement enforceable in accordance with its terms, and in the event that any provision hereof will be found to be invalid or unenforceable, such provision will be construed by limiting it so as to be valid and enforceable to the maximum extent consistent with and possible under applicable law.

48.Counterparts.  This Agreement may be executed in any number of counterparts and by each of the parties hereto in separate counterparts, each of which when so executed will be deemed to be an original and all of which together will constitute one and the same agreement.

IN WITNESS WHEREOF, each of the parties has duly executed this Agreement as of the date first above written.

CHINOS HOLDINGS, INC.

By:
Name:
Title:

[Signature Page To Management Services Agreement]

TPG CAPITAL, L.P.

By:
Name
Title:

[Signature Page To Management Services Agreement]

LEONARD GREEN & PARTNERS, L.P.

By:
Name:
Title:

[Signature Page To Management Services Agreement]

Schedule 1

Wire Transfer Instructions for TPG:

[Bank:  JP Morgan Chase Bank - NY
ABA#:  021000021
SWIFT:  CHASUS33
Account:  TPG Capital, LP
Account Number:  722602604]

Wire Transfer Instructions for LGP:

[Bank:  Wells Fargo Bank, N.A.
ABA#:  121 000 248
SWIFT:  [ ]
Account:  Leonard Green & Partners, L.P.|
Account Number:  0600157713]

[Signature Page To Management Services Agreement]

Exhibit J

Security Documents

[FORM OF SECURITY AGREEMENT FOR 13.00% SENIOR SECURED [NEW MONEY] NOTES DUE 2021]

SECURITY AGREEMENT

dated as of [__________], 2017

among

J. CREW BRAND, LLC,
as LLC Issuer

J. CREW BRAND CORP.,
as Corporate Issuer,

J. CREW BRAND INTERMEDIATE, LLC,
as Holdings,

THE SUBSIDIARY GUARANTORS PARTY HERETO FROM TIME TO TIME,

and

U.S. BANK NATIONAL ASSOCIATION,

as Collateral Agent

Page

•	ARTICLE I Definitions1
Section 1.01.	Indenture1
Section 1.02.	Other Defined Terms1
•	ARTICLE II Pledge of Securities5
Section 2.01.	Pledge5
Section 2.02.	Delivery of the Pledged Collateral5
Section 2.03.	Representations, Warranties and Covenants6
Section 2.04.	Certification of Limited Liability Company and Limited Partnership Interests7
Section 2.05.	Registration in Nominee Name; Denominations8
Section 2.06.	Voting Rights; Dividends and Interest8
Section 2.07.	Collateral Agent Not a Partner or Limited Liability Company Member9
•	ARTICLE III Security Interests in Personal Property9
Section 3.01.	Security Interest9
Section 3.02.	Representations and Warranties11
Section 3.03.	Covenants13
Section 3.04.	Other Actions15
•	ARTICLE IV Special Provisions Concerning IP Collateral16
Section 4.01.	Grant of License to Use Intellectual Property16
Section 4.02.	Protection of Collateral Agent’s Security17
•	ARTICLE V Remedies18
Section 5.01.	Remedies Upon Default18
Section 5.02.	Application of Proceeds20
•	ARTICLE VI Indemnity, Subrogation and Subordination20
•	ARTICLE VII Miscellaneous21
Section 7.01.	Notices21
Section 7.02.	Waivers; Amendment21
Section 7.03.	Collateral Agent’s Fees and Expenses; Indemnification21
Section 7.04.	Successors and Assigns22
Section 7.05.	Survival of Agreement22
Section 7.06.	Counterparts; Effectiveness; Several Agreement23
Section 7.07.	Severability23
Section 7.08.	GOVERNING LAW, ETC23
Section 7.09.	WAIVER OF RIGHT TO TRIAL BY JURY24
Section 7.10.	Headings24
Section 7.11.	Security Interest Absolute24
Section 7.12.	Termination or Release24
Section 7.13.	[Reserved]25
Section 7.14.	Collateral Agent Appointed Attorney-in-Fact25
Section 7.15.	General Authority of the Collateral Agent25
Section 7.16.	Collateral Agent’s Duties26
Section 7.17	Recourse; Limited Obligations26
Secrion 7.18	Discretionary Actions26
Section 7.19.	Intercreditor Agreement26

•SCHEDULES
Schedule I	Subsidiary Guarantors
Schedule II	Pledged Equity; Pledged Debt
Schedule III	Commercial Tort Claims
Schedule IV	UCC Filing Offices

EXHIBITS
Exhibit I	Form of Perfection Certificate
Exhibit II	Form of Trademark Security Agreement
Exhibit III	Form of Patent Security Agreement
Exhibit IV	Form of Copyright Security Agreement

This SECURITY AGREEMENT, dated as of [__________], 2017 (this “Agreement”), among J. Crew Brand, LLC, a Delaware limited liability company (the “LLC Issuer”), J. CREW BRAND CORP., a Delaware corporation (the “Corporate Issuer” and, together with the LLC Issuer, the “Issuers”), J. CREW BRAND INTERMEDIATE, LLC, a Delaware limited liability company (“Holdings”), the Subsidiaries of Holdings set forth on Schedule I hereto (collectively, the “Subsidiary Guarantors”) and U.S. Bank National Association, as Collateral Agent (in such capacity, together with its successors in such capacity, the “Collateral Agent”) for the Secured Parties (as defined below).

Reference is made to the Indenture, dated as of [__________], 2017 (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, the “Indenture”) among the Issuers, Holdings, the Subsidiary Guarantors, U.S. Bank National Association, as Trustee (in such capacity, together with its successors in such capacity, the “Trustee”), and Collateral Agent, pursuant to which the Issuers have issued 13.00% Senior Secured [New Money] Notes due 2021 (the “Notes”).

Reference is made to the Intercreditor Agreement dated as of [________], 2017 (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, the “Intercreditor Agreement”), between the Collateral Agent and U.S. Bank National Association, as collateral agent for the holders of the 13.00% Senior Secured [New Money] Notes due 2021 (the “[Exchange/New Money] Notes Secured Parties”), which Intercreditor Agreement governs the relative rights and priorities of the Secured Parties and the [Exchange]/[New Money Notes] Secured Parties in respect of the Collateral.

This Agreement is integral to the transactions contemplated by the Indenture, and the execution and delivery hereof by the parties hereto is a condition precedent to the issuance of the Notes under the Indenture.  The Grantors are affiliates of one another, and will derive substantial direct and indirect benefits from the issuance of the Notes.

Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

Section 1.01.Indenture.

(a)Capitalized terms used in this Agreement, including the preamble and introductory paragraphs hereto, and not otherwise defined herein have the meanings specified in the Indenture.

(b)Unless otherwise defined in this Agreement or in the Indenture, terms defined in Article 8 or 9 of the UCC (as defined below) are used in this Agreement as such terms are defined in such Article 8 or 9.

(c)The rules of construction specified in Article I of the Indenture also apply to this Agreement.

Section 1.02.Other Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“Accommodation Payment” has the meaning assigned to such term in Article VI.

“Account(s)” means “accounts” as defined in Section 9-102 of the UCC, and also means a right to payment of a monetary obligation, whether or not earned by performance, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, or (c) arising out of the use of a credit or charge card or information contained on or for use with the card.

“Account Debtor” means any Person who is or who may become obligated to any Grantor under, with respect to or on account of an Account.

“After-Acquired Intellectual Property” has the meaning assigned to such term in Section 4.02(f).

“Agreement” has the meaning assigned to such term in the introductory paragraph to this Agreement.

“Allocable Amount” has the meaning assigned to such term in Article VI.

“Article 9 Collateral” has the meaning assigned to such term in Section 3.01(a).

“Bankruptcy Event of Default” means any Event of Default under Section 6.01(6) or Section 6.01(7) of the Indenture.

“Blue Sky Laws” has the meaning assigned to such term in Section 5.01.

“Collateral” means the Article 9 Collateral and the Pledged Collateral.

“Control Agreement” means an agreement, in form and substance reasonably satisfactory to the Collateral Agent, which provides for the Collateral Agent to have “control” (as defined in Section 9-104 of the UCC or Section 8-106 of the UCC, as applicable) of a Deposit Account or Securities Account, as applicable.

“Copyright License” means any written agreement, now or hereafter in effect, granting any right to any third party under any Copyright now or hereafter owned by any Grantor or that such Grantor otherwise has the right to license, or granting any right to any Grantor under any Copyright now or hereafter owned by any third party, and all rights of such Grantor under any such agreement.

“Copyrights” means all of the following now owned or hereafter acquired by or assigned to any Grantor: (a) all copyright rights in any work subject to the copyright laws of the United States or any other country, whether as author, assignee, transferee or otherwise, whether registered or unregistered and whether published or unpublished, (b) all registrations and applications for registration of any such copyright in the United States or any other country, including registrations, recordings, supplemental registrations and pending applications for registration in the United States Copyright Office, including those listed on Schedule 7(c) to the Perfection Certificate and all: (i) rights and privileges arising under applicable law with respect to such Grantor’s use of such copyrights, (ii) reissues, renewals, and extensions thereof and amendments thereto, (iii) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable with respect thereto, including damages and payments for past, present or future infringements thereof, (iv) rights corresponding thereto throughout the world and (v) rights to sue for past, present or future infringements thereof.

“Corporate Issuer” has the meaning assigned to such term in the introductory paragraph to this Agreement.

“Debtor Relief Laws” shall mean any Bankruptcy Law, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency,

reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Domain Names” means all Internet domain names and associated URL addresses in or to which any Grantor now or hereafter has any right, title or interest.

“Equipment” shall mean (x) any “equipment” as such term is defined in Article 9 of the UCC and in any event, shall include, but shall not be limited to, all machinery, equipment, furnishings, appliances, furniture, fixtures, tools, and vehicles now or hereafter owned by any Grantor in each case, regardless of whether characterized as equipment under the UCC and (y) and any and all additions, substitutions and replacements of any of the foregoing and all accessions thereto, wherever located, whether or not at any time of determination incorporated or installed therein or attached thereto, and all replacements therefore, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto.

“Excluded Accounts” means (a) any account used exclusively for withholding tax, trust, escrow, payroll and other fiduciary purposes and (b) accounts with amounts not to exceed $50,000 in the aggregate for all such accounts described in this clause (b).

“General Intangibles” has the meaning provided in Article 9 of the UCC and shall in any event include all choses in action and causes of action and all other intangible personal property of every kind and nature (other than Accounts) now owned or hereafter acquired by any Grantor, as the case may be, including corporate or other business records, indemnification claims, contract rights (including rights under the IP License Agreements, leases, whether entered into as lessor or lessee, Swap Contracts and other agreements), goodwill, registrations, franchises, tax refund claims and any letter of credit, guarantee, claim, security interest or other security held by or granted to any Grantor.

“Grant of Security Interest” means a Grant of Security Interest in certain IP Collateral in the form of Exhibit II, III or IV attached hereto.

“Grantor” means the Issuers, Holdings and each Subsidiary Guarantor.

“Holdings” has the meaning assigned to such term in the introductory paragraph to this Agreement.

“Issuers” has the meaning assigned to such term in the introductory paragraph to this Agreement.

“Indenture” has the meaning assigned to such term in the preliminary statement of this Agreement.

“Intellectual Property” means all intellectual and similar property of every kind and nature now owned, licensed or hereafter acquired by any Grantor, including: inventions, designs, Patents, Copyrights, Licenses, Trademarks, Domain Names, trade secrets, confidential or proprietary technical and business information, know how, show how or other data or information, software, databases, all other proprietary information and all embodiments or fixations thereof and related documentation, registrations and all additions, improvements and accessions to, and books and records describing or used in connection with, any of the foregoing.

“Intercreditor Agreement” has the meaning assigned to such term in the preliminary statement of this Agreement.

“IP Collateral” means the Collateral consisting of Intellectual Property.

“Issuers” has the meaning assigned to such term in the introductory paragraph to this Agreement.

“License” means any Patent License, Trademark License, Copyright License or other license or sublicense agreement granting rights under Intellectual Property to which any Grantor is a licensee.

“LLC Issuer” has the meaning assigned to such term in the introductory paragraph to this Agreement.

“Notes” has the meaning assigned to such term in the preliminary statement of this Agreement.

“Patent License” means any written agreement, now or hereafter in effect, granting to any third party any right to develop, commercialize, import, make, have made, offer for sale, use or sell any invention on which a Patent, now or hereafter owned by any Grantor or that any Grantor otherwise has the right to license, is in existence, or granting to any Grantor any such right with respect to any invention on which a Patent, now or hereafter owned by any third party, is in existence, and all rights of any Grantor under any such agreement.

“Patents” means all of the following now owned or hereafter acquired by any Grantor: (a) all letters patent of the United States or the equivalent thereof in any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or the equivalent thereof in any other country, including registrations, recordings and pending applications in the United States Patent and Trademark Office or any similar offices in any other country, including those listed on Schedule 7(a) to the Perfection Certificate, and (b) all (i) rights and privileges arising under applicable law with respect to such Grantor’s use of any patents, (ii) inventions and improvements described and claimed therein, (iii) reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof and amendments thereto, (iv) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable with respect to any of the foregoing including damages and payments for past, present or future infringements thereof, (v) rights corresponding thereto throughout the world and (vi) rights to sue for past, present or future infringements thereof.

“Perfection Certificate” means a certificate substantially in the form of Exhibit I, completed and supplemented with the schedules and attachments thereto, and duly executed by a Responsible Officer of each of the Grantors.

“Pledged Collateral” has the meaning assigned to such term in Section 2.01.

“Pledged Debt” has the meaning assigned to such term in Section 2.01.

“Pledged Equity” has the meaning assigned to such term in Section 2.01.

“Pledged Securities” means any Promissory Notes, stock certificates, unit certificates, limited or unlimited liability membership certificates or other Securities or Instruments now or hereafter included in the Pledged Collateral, including all Pledged Equity, Pledged Debt and all other certificates, instruments or other documents representing or evidencing any Pledged Collateral.

“Secured Obligations” means the “Notes Obligations” as defined in the Indenture; it being acknowledged and agreed that the term "Secured Obligations" as used herein shall include all obligations of the Grantors which arise under the Indenture, the Notes and the other Notes Documents (including the Guarantee) whether outstanding on the date of this Agreement or extended or arising from time to time after the date of this Agreement.

“Secured Parties” means the Holders, the Trustee, the Collateral Agent and any other holders of any Secured Obligations.

“Securities Act” has the meaning assigned to such term in Section 5.01.

“Security” means a “security” as such term is defined in Article 8 of the UCC and, in any event, shall include any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Security Interest” has the meaning assigned to such term in Section 3.01(a).

“Subsidiary Guarantors” has the meaning assigned to such term in the introductory paragraph to this Agreement.

“Trademark License” means any written agreement, now or hereafter in effect, granting to any third party any right to use any Trademark now or hereafter owned by any Grantor or that any Grantor otherwise has the right to license, or granting to any Grantor any right to use any Trademark now or hereafter owned by any third party, and all rights of any Grantor under any such agreement (not including vendor or distribution agreements that allow incidental use of intellectual property rights in connection with the sale or distribution of such products or services).

“Trademarks” means all of the following now owned or hereafter acquired by any Grantor: (a) all trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, other source or business identifiers, designs and general intangibles of like nature, the goodwill of the business symbolized thereby or associated therewith, all registrations and recordings thereof, and all registration and recording applications filed in connection therewith, including registrations and registration applications in the United States Patent and Trademark Office or any similar offices in any State of the United States or any other country or any political subdivision thereof, and all extensions or renewals thereof, including those listed on Schedule 7(b) to the Perfection Certificate, (b) all rights and privileges arising under applicable law with respect to such Grantor’s use of any trademarks, (c) all extensions and renewals thereof and amendments thereto, (d) all income, fees, royalties, damages and payments now and hereafter due and/or payable with respect to any of the foregoing, including damages, claims and payments for past, present or future infringements thereof, (e) all rights corresponding thereto throughout the world and (f) all rights to sue for past, present and future infringements or dilutions thereof or other injuries thereto.

“Trustee” has the meaning assigned to such term in the preliminary statement of this Agreement.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that, if by reason of mandatory provisions of law, perfection, or the effect of perfection or non-perfection or the priority of a security interest in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “UCC” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or priority or availability of such remedy, as the case may be.

“UFCA” has the meaning assigned to such term in Article VI.

“UFTA” has the meaning assigned to such term in Article VI.

ARTICLE II

Pledge of Securities

Section 2.01.Pledge.  As security for the payment or performance, as the case may be, in full of the Secured Obligations, each Grantor hereby assigns and pledges to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, and hereby grants to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, a continuing security interest in, all of such Grantor’s right, title and interest in, to and under (a) (i) all Equity Interests held by it (including those Equity Interests listed on Schedule II) and (ii) any other Equity Interests obtained in the future by such Grantor and the certificates representing all such Equity Interests (the foregoing clauses (i) and (ii) collectively, the “Pledged Equity”), in each case including all dividends, distributions, return of capital, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Equity and all warrants, rights or options issued thereon or with respect thereto; (b)(i) the Promissory Notes and any Instruments evidencing indebtedness owned by it (including those listed opposite the name of such Grantor on Schedule II) and (ii) any Promissory Notes and Instruments evidencing indebtedness obtained in the future by such Grantor (the foregoing clauses (i) and (ii) collectively, the “Pledged Debt”), in each case including all interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all Pledged Debt; (c) all other property that may be delivered to and held by the Collateral Agent pursuant to the terms of this Section 2.01; (d) subject to Section 2.06, all payments of principal or interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, and all other Proceeds received in respect of, the securities referred to in clauses (a), (b) and (c) above; (e) subject to Section 2.06, all rights and privileges of such Grantor with respect to the securities and other property referred to in clauses (a), (b), (c) and (d) above; and (f) all Proceeds of, and Security Entitlements in respect of, any of the foregoing (the items referred to in clauses (a) through (f) above being collectively referred to as the “Pledged Collateral”).

TO HAVE AND TO HOLD the Pledged Collateral, together with all right, title, interest, powers, privileges and preferences pertaining or incidental thereto, unto the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, forever; subject, however, to the terms, covenants and conditions hereinafter set forth.

Section 2.02.Delivery of the Pledged Collateral.

(a)On the Issue Date, each Grantor shall deliver or cause to be delivered to the Collateral Agent, for the benefit of the applicable Secured Parties, any and all Pledged Securities (other than any uncertificated Pledged Securities, but only for so long as such Pledged Securities remain uncertificated); provided that Promissory Notes and Instruments evidencing Indebtedness shall only be so required to be delivered to the extent required pursuant to paragraph (b) of this Section 2.02.  Thereafter, whenever such Grantor acquires any other Pledged Security (other than any uncertificated Pledged Securities, but only for so long as such Pledged Securities remain uncertificated), such Grantor shall promptly deliver or cause to be delivered to the Collateral Agent such Pledged Security as Collateral; provided that Promissory Notes and Instruments evidencing Indebtedness shall only be so required to be delivered to the extent required pursuant to paragraph (b) of this Section 2.02.

(b)As promptly as practicable (and in any event within thirty (30) days after receipt by Grantor (or such longer period as the Collateral Agent may agree in its reasonable discretion)), each Grantor will cause any Indebtedness for borrowed money having an aggregate principal amount equal to or in excess of $250,000 owed to such Grantor by any Person (other than a Grantor) to be evidenced by a duly executed Promissory Note that is pledged and delivered to the Collateral Agent, for the benefit of the Secured Parties, pursuant to the terms hereof.

(c)Upon delivery to the Collateral Agent, (i) any certificate or promissory note representing Pledged Collateral shall be accompanied by undated stock or note powers, as applicable, duly executed in blank or other undated instruments of transfer duly-executed in blank reasonably satisfactory to the Collateral Agent and by such other instruments and documents as the Collateral Agent may reasonably request and (ii) all other property comprising part of the Pledged Collateral shall be accompanied by such instruments and documents as the Collateral Agent may reasonably request.  Each delivery of Pledged Securities shall be accompanied by a schedule describing such Pledged Securities, which schedule shall be deemed to supplement Schedule II and be made a part hereof; provided that failure to provide any such schedule hereto shall not affect the validity of such pledge of such Pledged Securities.  Each schedule so delivered shall supplement any prior schedules so delivered.

(d)The assignment, pledge and security interest granted in Section 2.01 are granted as security only and shall not subject the Collateral Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Grantor with respect to or arising out of the Pledged Collateral.

Section 2.03.Representations, Warranties and Covenants.  Each Grantor, jointly and severally, represents, warrants and covenants, as to itself and the other Grantors, to and with the Collateral Agent, for the benefit of the Secured Parties, that:

(a)Schedule II sets forth, as of the Issue Date and as of each date on which a supplement to Schedule II is delivered pursuant to Section 2.02(c), a true and correct list of (i) all the issued and outstanding units of each class of the Equity Interests of the issuer thereof represented by the Pledged Equity directly owned beneficially, or of record, by such Grantor specifying the issuer and certificate number (if any) of, and the number and percentage of ownership represented by, such Pledged Equity and (ii) all the Pledged Debt owned by such Grantor (other than checks to be deposited in the ordinary course of business), including all Promissory Notes and Instruments required to be pledged hereunder;

(b)the Pledged Equity issued by each Issuer, each other Grantor or their respective Subsidiaries and the Pledged Debt (solely with respect to Pledged Debt issued by a Person other than any Grantor or any of their respective Subsidiaries, to the best of each Grantor’s knowledge) have been duly and validly authorized and issued by the issuers thereof and (i) in the case of Pledged Equity (other than Pledged Equity consisting of limited liability company interests or partnership interests which, pursuant to the relevant organizational or formation documents, cannot be fully paid and non-assessable), are fully paid and nonassessable and (ii) in the case of Pledged Debt (solely with respect to Pledged Debt issued by a Person other than any Grantor or any of their respective Subsidiaries to the best of each Grantor’s knowledge), are legal, valid and binding obligations of the issuers thereof, subject to applicable Debtor Relief Laws and general principles of equity;

(c)Each of the Grantors (i) holds the Pledged Securities indicated on Schedule II as owned by such Grantor free and clear of all Liens, other than (A) Liens created by the Security Documents and (B) Permitted Liens, (ii) will make no assignment, pledge, hypothecation or transfer of, or create or permit to exist any security interest in or other Lien on, the Pledged Collateral, other than (A) Liens created by the Security Documents and (B) Permitted Liens, and (iii) will defend its title or interest thereto or therein against any and all Liens (other than the Liens permitted pursuant to this Section 2.03(c)), however arising, of all Persons whomsoever;

(d)except for (i) restrictions and limitations imposed by the Notes Documents or securities laws generally or by Permitted Liens and (ii) in the case of Pledged Equity of Persons that are not Subsidiaries, transfer restrictions that exist at the time of acquisition of Equity Interests in such Persons, the Pledged Equity is and will continue to be freely transferable and assignable, and none of the Pledged Equity is or will be subject to any option, right of first refusal, shareholders agreement, charter or by-law or other organizational document provisions or contractual restriction of any nature that might prohibit, impair, delay or otherwise affect in any manner material and adverse to the Secured Parties the pledge of such Pledged Equity hereunder, the sale or disposition thereof pursuant hereto or the exercise by the Collateral Agent of rights and remedies hereunder;

(e)each of the Grantors has the power and authority to pledge the Pledged Collateral pledged by it hereunder in the manner hereby done or contemplated;

(f)no consent or approval of any governmental authority, any securities exchange or any other Person was or is necessary to the validity and perfection of the pledge effected hereby (other than such as have been obtained and are in full force and effect);

(g)by virtue of the execution and delivery by the Grantors of this Agreement, when any Pledged Securities are delivered to the Collateral Agent in accordance with this Agreement, the Collateral Agent will (i) obtain a legal, valid and first-priority (subject to non-consensual Permitted Liens and the Intercreditor Agreement) perfected lien upon and security interest in such Pledged Securities as security for the payment and performance of the Secured Obligations, (ii) have Control of such Pledged Securities and (iii) assuming that neither the Collateral Agent nor any of the Secured Parties have “notice of an adverse claim” (as defined in Section 8-105 of the UCC) with respect to such Pledged Securities at the time such Pledged Securities are delivered to the Collateral Agent, be a protected purchaser (within the meaning of Section 8-303 of the UCC) thereof;

(h)the pledge effected hereby is effective to vest in the Collateral Agent, for the benefit of the Secured Parties, the rights of the Collateral Agent in the Pledged Collateral as set forth herein; and

(i)subject to the terms of this Agreement and to the extent permitted by applicable Law, each Grantor hereby agrees that upon the occurrence and during the continuation of an Event of Default, it will comply with instructions of the Collateral Agent with respect to the Equity Interests in such Grantor that constitute Pledged Equity hereunder that are not certificated without further consent by the applicable owner or holder of such Pledged Equity.

Section 2.04.Certification of Limited Liability Company and Limited Partnership Interests.  Each Grantor acknowledges and agrees that, to the extent any interest in any limited liability company or limited partnership controlled by any Grantor and pledged under Section 2.01 is a “security” within the meaning of Article 8 of the UCC and is governed by Article 8 of the UCC, such interest shall be represented by a certificate.  Each Grantor further acknowledges and agrees that with respect to any interest in any limited liability company or limited partnership controlled on or after the date hereof by such Grantor and pledged hereunder that is not a “security” within the meaning of Article 8 of the UCC, such Grantor shall at no time elect to treat any such interest as a “security” within the meaning of Article 8 of the UCC, nor shall such interest be represented by a certificate, unless such election and such interest is thereafter represented by a certificate that is promptly delivered to the Collateral Agent pursuant to the terms hereof.

Section 2.05.Registration in Nominee Name; Denominations.  If an Event of Default shall have occurred and be continuing and the Collateral Agent shall have given the Issuers notice of its intent to exercise such rights, (a) the Collateral Agent, on behalf of the Secured Parties, shall have the right (in its sole and absolute discretion) to cause each of the Pledged Securities to be transferred of record into the name of the Collateral Agent and (b) the Collateral Agent shall have the right to exchange the certificates representing Pledged Securities for certificates of smaller or larger denominations for any purpose consistent with this Agreement; provided that, notwithstanding the foregoing, if a Bankruptcy Event of Default shall have occurred and be continuing, the Collateral Agent shall not be required to give the notice referred to above in order to exercise the rights described above.  Each Grantor will promptly give to the Collateral Agent copies of any material notices received by it with respect to Pledged Securities registered in the name of such Grantor.  Each Grantor will take any and all actions reasonably requested by the Collateral Agent to facilitate compliance with this Section 2.05.

Section 2.06.Voting Rights; Dividends and Interest.  (a)  Unless and until an Event of Default shall have occurred and be continuing and the Collateral Agent shall have notified the Issuers that the rights of the Grantors under this Section 2.06 are being suspended:

(i)Each Grantor shall be entitled to exercise any and all voting and/or other consensual rights and powers inuring to an owner of Pledged Securities or any part thereof for any purpose consistent with the terms of this Agreement, the Indenture and the other Notes Documents; provided that such rights and powers shall not be exercised in any manner that could materially and adversely affect the rights inuring to a holder of any Pledged Securities or the rights and remedies of any of the Collateral Agent or the other Secured Parties under this Agreement, the Indenture or any other Notes Document or the ability of the Secured Parties to exercise the same.

(ii)The Collateral Agent shall promptly execute and deliver to each Grantor, or cause to be executed and delivered to such Grantor, all such proxies, powers of attorney and other instruments as such Grantor may reasonably request in writing for the purpose of enabling such Grantor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to subparagraph (i) above, in each case as shall be specified in such request and be in form and substance reasonably satisfactory to the Collateral Agent.

(iii)Each Grantor shall be entitled to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Securities, to the extent (and only to the extent) that such dividends, interest, principal and other distributions are permitted by, and otherwise paid or distributed in accordance with, the terms and conditions of the Indenture, the other Notes Documents and applicable Laws; provided that any noncash dividends, interest, principal or other distributions that would constitute Pledged Equity or Pledged Debt, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Securities or received in exchange for Pledged Securities or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Pledged Collateral, and, if received by any Grantor, shall not be commingled by such Grantor with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the benefit of the Collateral Agent and the other Secured Parties and shall be forthwith delivered to the Collateral Agent in the same form as so received (with any necessary endorsement reasonably requested by the Collateral Agent).  So long as no Event of Default has occurred and is continuing, the Collateral Agent shall promptly deliver to each Grantor (at the expense of such Grantor) any Pledged Securities in its possession if requested to be delivered to the issuer thereof in connection with any exchange or redemption of such Pledged Securities.

(b)Upon the occurrence and during the continuance of any Event of Default, after the Collateral Agent shall have notified the Issuers of the suspension of the rights of the Grantors under Section 2.06, then all rights of any Grantor to dividends, interest, principal or other distributions that such Grantor is authorized to receive pursuant to Section 2.06(a)(iii) shall cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall have the sole and exclusive right and authority to receive and retain such dividends, interest, principal or other distributions.  All dividends, interest, principal or other distributions received by any Grantor contrary to the provisions of this Section 2.06 shall be held in trust for the benefit of the Collateral Agent and the other Secured Parties, shall be segregated from other property or funds of such Grantor and shall be forthwith delivered to the Collateral Agent upon demand in the same form as so received (with any necessary stock or note powers and other instruments of transfer reasonably requested by the Collateral Agent).  Any and all money and other property paid over to or received by the Collateral Agent pursuant to the provisions of this paragraph (b) shall be retained by the Collateral Agent in an account to be established by the Collateral Agent upon receipt of such money or other property and shall be applied in accordance with the provisions of Section 5.02.  After all Events of Default have been cured or waived and the Issuers have delivered to the Collateral Agent a certificate to such effect, the Collateral Agent shall promptly repay to each Grantor (without interest) all dividends, interest, principal or other distributions that such Grantor would otherwise be permitted to retain pursuant to the terms of Section 2.06(a)(iii) in the absence of any such Event of Default and that remain in such account, and such Grantor’s right to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Securities shall be automatically reinstated.

(c)Upon the occurrence and during the continuance of an Event of Default, after the Collateral Agent shall have notified the Issuers of the suspension of the rights of the Grantors under Section 2.06, then all rights of any Grantor to exercise the voting and consensual rights and powers it is entitled to exercise pursuant to Section 2.06(a)(i), and the obligations of the Collateral Agent under Section 2.06(a)(ii), shall cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers; provided that, unless otherwise directed by the Required Lenders, the Collateral Agent shall have the right from time to time following and during the continuance of an Event of Default to permit the Grantors to exercise such rights.  After all Events of Default have been cured or waived and the Issuers have delivered to the Collateral Agent a certificate to such effect, each Grantor shall have the exclusive right to exercise the voting and/or consensual rights and powers that such Grantor would otherwise be entitled to exercise pursuant to the terms of Section 2.06(a)(i), and the obligations of the Collateral Agent under Section 2.06(a)(ii) shall be reinstated.

(d)Any notice given by the Collateral Agent to the Issuers suspending the rights of the Grantors under this Section 2.06, (i) shall be given in writing, (ii) may be given with respect to one or more of the Grantors at the same or different times and (iii) may suspend the rights of the Grantors under Sections 2.06(a)(i) or (iii) in part without suspending all such rights (as specified by the Collateral Agent in its sole and absolute discretion) and without waiving or otherwise affecting the Collateral Agent’s rights to give additional notices from time to time suspending other rights so long as an Event of Default has occurred and is continuing.  Notwithstanding anything to the contrary contained in Section 2.06(a), (b) or (c), if a Bankruptcy Event of Default shall have occurred and be continuing, the Collateral Agent shall not be required to give any notice referred to in said Sections in order to exercise any of its rights described in such Sections, and the suspension of the rights of each of the Grantors under each such Section shall be automatic upon the occurrence of such Bankruptcy Event of Default

Section 2.07.Collateral Agent Not a Partner or Limited Liability Company Member.  Nothing contained in this Agreement shall be construed to make the Collateral Agent or any other Secured Party liable as a member of any limited liability company or as a partner of any partnership and neither the Collateral Agent nor any other Secured Party by virtue of this Agreement or otherwise (except as referred to in the following sentence) shall have any of the duties, obligations or liabilities of a member of any limited liability company or as a partner in any partnership.  The parties hereto expressly agree that, unless the Collateral Agent shall become the absolute owner of Pledged Equity consisting of a limited liability company interest or a partnership interest pursuant hereto, this Agreement shall not be construed as creating a partnership or joint venture among the Collateral Agent, any other Secured Party, any Grantor and/or any other Person.

ARTICLE III

Security Interests in Personal Property

Section 3.01.Security Interest.

(a)As security for the payment or performance, as the case may be, in full of the Secured Obligations, each Grantor hereby grants to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest (the “Security Interest”) in, all of such Grantor’s right, title and interest in, to or under any and all of the following assets and properties, whether now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Article 9 Collateral”):

(i)all Accounts;

(ii)all Chattel Paper;

(iii)all Documents;

(iv)all Equipment;

(v)all General Intangibles;

(vi)all Instruments;

(vii)all Inventory;

(viii)all Investment Property:

(ix)all books and records pertaining to the Article 9 Collateral;

(x)all Goods and Fixtures;

(xi)all Money, cash, cash equivalents and Deposit Accounts;

(xii)all Letter-of-Credit Rights;

(xiii)all Commercial Tort Claims described on Schedule III from time to time;

(xiv)all Deposit Accounts, and all cash, Money, Securities and other investments deposited therein;

(xv)all Supporting Obligations;

(xvi)all Security Entitlements in any or all of the foregoing;

(xvii)all Intellectual Property; and

(xviii)to the extent not otherwise included, all Proceeds and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing;

provided that “Collateral” shall not include any “intent to use” trademark application, solely during the period in which the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law, after which period such application shall be automatically subject to the security interest granted herein and deemed to be included in the Collateral.

(b)Each Grantor hereby irrevocably authorizes the Collateral Agent for the benefit of the Secured Parties at any time and from time to time to file in any relevant jurisdiction any financing statements or continuation statements (including fixture filings) with respect to the Article 9 Collateral or any part thereof and amendments thereto that (i) describe the collateral covered thereby in any manner necessary or advisable to ensure the perfection of the security interest in the Article 9 Collateral granted under this Agreement including indicating the Collateral as all assets or all personal property of such Grantor or words of similar effect and (ii) contain the information required by Article 9 of the UCC of each applicable jurisdiction for the filing of any financing statement or amendment, including (A) whether such Grantor is an organization, the type of organization and any organizational identification number issued to such Grantor and (B) in the case of a financing statement filed as a fixture filing, a sufficient description of the real property to which such Article 9 Collateral relates.  Each Grantor agrees to provide such information to the Collateral Agent promptly upon request.

(c)The Security Interest is granted as security only and shall not subject the Collateral Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Grantor with respect to or arising out of the Article 9 Collateral.

(d)Each Grantor hereby further authorizes the Collateral Agent to file a Grant of Security Interest substantially in the form of Exhibit II, III or IV, as applicable, covering relevant IP Collateral consisting of Patents (and Patents for which applications are pending), registered Trademarks (and Trademarks for which registration applications are pending) and registered Copyrights (and Copyrights for which registration applications are pending) with the United States Patent and Trademark Office or United States Copyright Office (or any successor office), as applicable, and such other documents as may be necessary or advisable for the purpose of perfecting, confirming, continuing, enforcing or protecting the Security Interest granted by such Grantor hereunder, without the signature of such Grantor, and naming such Grantor, as debtor, and the Collateral Agent, as secured party.

Section 3.02.Representations and Warranties.  Each Grantor represents and warrants, as to itself and the other Grantors, to the Collateral Agent and the Secured Parties that:

(a)Each Grantor has good and valid rights (not subject to any Liens other than Permitted Liens) and/or good or marketable title in the Article 9 Collateral with respect to which it has purported to grant a Security Interest hereunder (which rights and/or title, are in any event, sufficient under Section 9-203 of the UCC), and has full power and authority to grant to the Collateral Agent the Security Interest in such Article 9 Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Agreement, without the consent or approval of any other Person other than any consent or approval that has been obtained.

(b)The Perfection Certificate has been duly executed and delivered to the Collateral Agent and the information set forth therein, including the exact legal name of each Grantor and its jurisdiction of organization, taken as a whole, is correct and complete in all material respects as of the Issue Date.  The UCC financing statements (including fixture filings as applicable) prepared by the Collateral Agent based upon the information provided to the Collateral Agent in the Perfection Certificate for filing in each governmental, municipal or other office specified in Schedule IV of this Agreement (or specified by notice from the applicable Grantor to the Collateral Agent after the Issue Date in the case of filings, recordings or registrations required by Section 5.03 of the Indenture), are all the filings, recordings and registrations (other than any filings required to be made in the United States Patent and Trademark Office or the United States Copyright Office in order to perfect the Security Interest in Article 9 Collateral consisting of Intellectual Property) necessary to establish a legal, valid and perfected security interest in favor of the Collateral Agent (for the benefit of the Secured Parties) in respect of all Article 9 Collateral in which the Security Interest may be perfected by filing, recording or registration in the United States (or any political subdivision thereof) and its territories and possessions, and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration with respect to such Article 9 Collateral is necessary in any such jurisdiction, except as provided under applicable law with respect to the filing of continuation statements.  Each Grantor represents and warrants that, as of the Issue Date, fully executed Grants of Security Interest in the form attached as Exhibit II, III or IV, as applicable, containing a description of all IP Collateral consisting of Patents (and Patents for which applications are pending), registered Trademarks (and Trademarks for which registration applications are pending) or registered Copyrights (and Copyrights for which registration applications are pending), as applicable, have been delivered to the Collateral Agent for recording by the United States Patent and Trademark Office or the United States Copyright Office, as applicable, pursuant to 35 U.S.C. § 261, 15 U.S.C. § 1060 or 17 U.S.C. § 205 and the regulations thereunder.

(c)The Security Interest constitutes (i) a legal and valid security interest in all the Article 9 Collateral securing the payment and performance of the Secured Obligations, (ii) subject to the filings described in Section 3.02(b), a perfected security interest in all Article 9 Collateral in which a security interest may be perfected by filing, recording or registering a financing statement in the United States (or any political subdivision thereof) and its territories and possessions pursuant to the UCC and (iii) a security interest that shall be perfected in all Article 9 Collateral (other than with respect to any Copyright that is not material to the business of the Grantors, taken as a whole) in which a security interest may be perfected upon the receipt and recording of the relevant Grants of Security Interest with the United States Patent and Trademark Office and the United States Copyright Office, as applicable, within the three month period (commencing as of the date hereof) pursuant to 35 U.S.C. § 261 or 15 U.S.C. § 1060 or the one month period (commencing as of the date hereof) pursuant to 17 U.S.C. § 205.  The Security Interest is and shall be prior to any other Lien on any of the Article 9 Collateral, other than Permitted Liens.

(d)The Article 9 Collateral is owned by the Grantors free and clear of any Lien, except for Permitted Liens.  None of the Grantors has filed or consented to the filing of (i) any financing statement or analogous document under the UCC or any other applicable Laws covering any Article 9 Collateral, (ii) any assignment in which any Grantor assigns any Article 9 Collateral or any security agreement or similar instrument covering any Article 9 Collateral with the United States Patent and Trademark Office or the United States Copyright Office, or (iii) any assignment in which any Grantor assigns any Article 9 Collateral or any security agreement or similar instrument covering any Article 9 Collateral with any foreign governmental, municipal or other office, which financing statement or analogous document, assignment, security agreement or similar instrument is still in effect, except, in each case, for Permitted Liens.

(e)All Commercial Tort Claims of each Grantor where the amount of the damages claimed by such Grantor is in excess of $250,000 in existence on the date of this Agreement (or on the date upon which such Grantor becomes a party to this Agreement) are described on Schedule III hereto.

(f)With respect to the IP Collateral:

(i)such Grantor is the exclusive owner of all right, title and interest in and to the IP Collateral or has the right or license to use the IP Collateral subject only to the terms of the Licenses;

(ii)the operation of such Grantor’s business as currently conducted and the use of the IP Collateral in connection therewith do not conflict with, infringe, misappropriate, dilute, misuse or otherwise violate the intellectual property rights of any third party;

(iii)the IP Collateral set forth on the Perfection Certificate includes all of the patents, patent applications, domain names, trademark registrations and applications, copyright registrations and applications owned by such Grantor as of the date hereof;

(iv)the IP Collateral is subsisting and has not been adjudged invalid or unenforceable in whole or in part, and to such Grantor’s knowledge, is valid and enforceable.  Such Grantor is not aware of any uses of any material item of IP Collateral that could be expected to lead to such item becoming invalid or unenforceable;

(v)such Grantor has made or performed all filings, recordings and other acts and has paid all required fees and taxes to maintain and protect its interest in each and every item of IP Collateral in full force and effect, and to protect and maintain its interest therein, except where the failure to do so would be permitted under Section 4.02(h);

(vi)no claim, action, suit, investigation, litigation or proceeding has been asserted or is pending or, to such Grantor’s knowledge, threatened against such Grantor (A) based upon or challenging or seeking to deny or restrict the Grantor’s rights in or use of any of the IP Collateral, (B) alleging that the Grantor’s rights in or use of the IP Collateral or that any services provided by, processes used by, or products manufactured or sold by, such Grantor infringe, misappropriate, dilute, misuse or otherwise violate any Patent, Trademark, Copyright or any other Intellectual Property right of any third party, or (C) alleging that the IP Collateral is being licensed or sublicensed in violation or contravention of the terms of any license or other agreement.  To such Grantor’s knowledge, no Person is engaging in any activity that infringes, misappropriates, dilutes, misuses or otherwise violates the material IP Collateral or the Grantor’s rights in or use thereof.  The consummation of the transactions contemplated by the Notes Documents will not result in the termination or impairment of any of the IP Collateral;

(vii)with respect to each License: (A) such License is valid and binding and in full force and effect; (B) such Grantor has not received any notice of termination or cancellation under such License; (C) such Grantor has not received any notice of a breach or default under such License; and (D) neither such Grantor nor, to such Grantor’s knowledge, any other party to such License is in breach or default thereof in any material respect, and no event has occurred that, with notice or lapse of time or both, would constitute such a breach or default or permit termination, modification or acceleration under such License; and

(viii)to such Grantor’s knowledge, (A) none of the material trade secrets of such Grantor has been used, divulged, disclosed or appropriated to the detriment of such Grantor for the benefit of any other Person other than such Grantor; (B) no employee, independent contractor or agent of such Grantor has misappropriated any material trade secrets of any other Person in the course of the performance of his or her duties as an employee, independent contractor or agent of such Grantor; and (C) no employee, independent contractor or agent of such Grantor is in default or breach of any material term of any employment agreement, non-disclosure agreement, assignment of inventions agreement or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of such Grantor’s material IP Collateral.

Section 3.03.Covenants.

(a)The Grantors agree to promptly (and in any event within thirty (30) calendar days of such event, or such later date as the Collateral Agent may agree in its reasonable discretion) notify the Collateral Agent of any change (i) in the legal name of any Grantor, (ii) in the identity or type of organization or corporate structure of any Grantor, (iii) in the jurisdiction of organization of any Grantor, (iv) in the location of any Grantor under the UCC or (v) in the organizational identification number of any Grantor. In addition, if any Grantor does not have an organizational identification number on the Issue Date (or the date such Grantor becomes a party to this Agreement) and later obtains one, the Issuers shall promptly thereafter notify the Collateral Agent of such organizational identification number and shall take all actions reasonably satisfactory to the Collateral Agent to the extent necessary to maintain the security interests (and the priority thereof) of the Collateral Agent in the Collateral intended to be granted hereby fully perfected and in full force and effect.  The Grantors agree not to effect or permit any change referred to in the preceding sentence unless all filings, publications and registrations, have been made (or will be made in a timely fashion) under the UCC or other applicable law that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected first priority security interest to the extent required under the Notes Documents (subject only to Permitted Liens and the Intercreditor Agreement).

(b)Each Grantor shall, at its own expense, take any and all commercially reasonable actions necessary to defend title to the Article 9 Collateral against all Persons, except with respect to Article 9 Collateral that such Grantor determines in its reasonable business judgment is no longer necessary or beneficial to the conduct of the business, and to defend the Security Interest of the Collateral Agent in the Article 9 Collateral and the priority thereof against any Lien not permitted pursuant to Section 4.12 of the Indenture.

(c)At the time of delivery of a Compliance Certificate pursuant to Section 4.04(a) of the Indenture in connection with the delivery of annual financial statements with respect to the preceding fiscal year pursuant to Section 4.03(a)(iv) of the Indenture, the Issuers shall deliver to the Collateral Agent a certificate executed by a Responsible Officer of the Issuers setting forth the information required pursuant to the Perfection Certificate (other than Section 1(b) or Section 1(c)(ii) of the Perfection Certificate) or confirming that there has been no change in such information since the date of such certificate or the date of the most recent certificate delivered pursuant to this Section 3.03(c).

(d)Each Grantor agrees, at its own expense, to execute, acknowledge, deliver and cause to be duly filed all such further instruments and documents and take all such actions as the Collateral Agent may from time to time reasonably request to better assure, preserve, protect and perfect the Security Interest and the rights and remedies created hereby, including the payment of any fees and Taxes required in connection with the execution and delivery of this Agreement, the granting of the Security Interest and the filing of any financing statements (including fixture filings) or other documents in connection herewith or therewith.  If any amount payable under or in connection with any of the Article 9 Collateral (other than by a Grantor) that equals or exceeds $250,000 shall be or become evidenced by any Promissory Note or Instrument, such Promissory Note or Instrument shall be promptly pledged and delivered to the Collateral Agent, for the benefit of the Secured Parties in a manner reasonably satisfactory to the Collateral Agent.

(e)At its option, the Collateral Agent may discharge past due taxes, assessments, charges, fees, Liens, security interests or other encumbrances at any time levied or placed on the Article 9 Collateral and not permitted pursuant to Section 4.12 of the Indenture, and may pay for the maintenance and preservation of the Article 9 Collateral to the extent any Grantor fails to do so as required by the Indenture, this Agreement or any other Notes Document and within a reasonable period of time after the Collateral Agent has requested that it do so, and each Grantor jointly and severally agrees to reimburse the Collateral Agent within ten (10) days after demand for any payment made or any reasonable out-of-pocket expense incurred by the Collateral Agent pursuant to the foregoing authorization; provided that nothing in this paragraph shall be interpreted as excusing any Grantor from the performance of, or imposing any obligation on the Collateral Agent or any Secured Party to cure or perform, any covenants or other promises of any Grantor with respect to taxes, assessments, charges, fees, Liens, security interests or other encumbrances and maintenance as set forth herein or in the other Notes Documents.

(f)If at any time any Grantor shall take a security interest in any property of an Account Debtor or any other Person the value of which equals or exceeds $250,000 to secure payment and performance of an Account or related contracts, such Grantor shall promptly assign such security interest to the Collateral Agent for the benefit of the applicable Secured Parties.  Such assignment need not be filed of public record unless necessary to continue the perfected status of the security interest against creditors of and transferees from the Account Debtor or other Person granting the security interest.

(g)Each Grantor (rather than the Collateral Agent or any Secured Party) shall remain liable (as between itself and any relevant counterparty) to observe and perform all the conditions and obligations to be observed and performed by it under each contract, agreement or instrument relating to the Article 9 Collateral, all in accordance with the terms and conditions thereof, and each Grantor jointly and severally agrees to indemnify and hold harmless the Collateral Agent and the Secured Parties from and against any and all liability for such performance.

(h)Notwithstanding anything in this Agreement to the contrary other than the filing of a UCC financing statement, (i) no actions shall be required to perfect the security interest granted hereunder in Letter-of-Credit Rights, (ii) no actions shall be required to perfect the security interest granted hereunder in motor vehicles and other assets subject to certificates of title and (iii) no Grantor shall be required to complete any filings or other action with respect to the perfection of the security interests created hereby in any jurisdiction outside of the United States or any State thereof.

Section 3.04.Other Actions.  In order to further insure the attachment, perfection and priority of, and the ability of the Collateral Agent to enforce, the Security Interest, each Grantor agrees, in each case at such Grantor’s own expense, to take the following actions with respect to the following Article 9 Collateral:

(a)Instruments.  If any Grantor shall at any time hold or acquire any Instruments constituting Collateral and evidencing an amount equal to or in excess of $250,000 such Grantor shall promptly endorse, assign and deliver the same to the Collateral Agent for the benefit of the applicable Secured Parties, accompanied by such undated instruments of transfer or assignment duly executed in blank as the Collateral Agent may from time to time reasonably request.

(b)Investment Property.  Except to the extent otherwise provided in Article II, if any Grantor shall at any time hold or acquire any Certificated Securities, such Grantor shall promptly endorse, assign and deliver the same to the Collateral Agent for the benefit of the applicable Secured Parties, accompanied by such undated instruments of transfer or assignment duly executed in blank as the Collateral Agent may from time to time reasonably request.  If any Securities now or hereafter acquired by any Grantor are uncertificated and are issued to such Grantor or its nominee directly by the issuer thereof, upon the Collateral Agent’s request and following the occurrence of an Event of Default such Grantor shall promptly notify the Collateral Agent thereof and, at the Collateral Agent’s reasonable request, pursuant to an agreement in form and substance reasonably satisfactory to the Collateral Agent, either (but only to the extent such Securities and other Investment Property constitute Collateral) (i) cause the issuer to agree to comply with instructions from the Collateral Agent as to such Securities, without further consent of any Grantor or such nominee, or (ii) arrange for the Collateral Agent to become the registered owner of the Securities.  If any Securities, whether certificated or uncertificated, or other Investment Property are held by any Grantor or its nominee through a Securities Intermediary, upon the Collateral Agent’s request and following the occurrence of an Event of Default, such Grantor shall immediately notify the Collateral Agent thereof and at the Collateral Agent’s request and option, pursuant to an agreement in form and substance reasonably satisfactory to the Collateral Agent shall either (i) cause such Securities Intermediary to agree to comply with Entitlement Orders or other instructions from the Collateral Agent to such Securities Intermediary as to such Security Entitlements without further consent of any Grantor or such nominee, or (ii) in the case of Financial Assets or other Investment Property held through a Securities Intermediary, arrange for the Collateral Agent to become the Entitlement Holder with respect to such Investment Property, with the Grantor being permitted, only with the consent of the Collateral Agent, to exercise rights to withdraw or otherwise deal with such Investment Property.  Notwithstanding the foregoing, unless and until an Event of Default has occurred and is continuing, the Collateral Agent agrees with each of the Grantors that the Collateral Agent shall not give any such Entitlement Orders or instructions or directions to any such issuer, or Securities Intermediary, and shall not withhold its consent to the exercise of any withdrawal or dealing rights by any Grantor.

(c)Commercial Tort Claims.  If any Grantor shall at any time after the date of this Agreement acquire a Commercial Tort Claim in an amount (taking the greater of the aggregate claimed damages thereunder or the reasonably estimated value thereof) of $250,000 or more, such Grantor shall promptly notify the Collateral Agent thereof in a writing signed by such Grantor and provide supplements to Schedule III describing the details thereof and shall grant to the Collateral Agent a security interest therein and in the proceeds thereof, all upon the terms of this Agreement.

(d)Deposit Accounts and Securities Accounts.  Each Grantor shall (i) cause all Deposit Accounts and Security Accounts (other than Excluded Accounts) existing on the Issue Date to be subject to a

Control Agreement for such Deposit Accounts and Securities Accounts as promptly as practicable, and in any event within 60 days (or such longer period as agreed by the Collateral Agent in its sole discretion) after the Issue Date and (ii) cause any Deposit Account or Security Account (other than Excluded Accounts) opened or otherwise acquired after the Issue Date by any Grantor, to be subject to a Control Agreement for such Deposit Account or Securities Account at all times.

ARTICLE IV

Special Provisions Concerning IP Collateral

Section 4.01.Grant of License to Use Intellectual Property.

Without limiting the provisions of Section 3.01 hereof or any other rights of the Collateral Agent as the holder of a Security Interest in any IP Collateral, for the purpose of enabling the Collateral Agent to exercise rights and remedies under this Agreement at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby grants to the Collateral Agent, for the benefit of the Secured Parties, an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to the Grantors) to use, license or sublicense any of the IP Collateral now owned or hereafter acquired by such Grantor, and wherever the same may be located (whether or not any license agreement by and between any Grantor and any other Person relating to the use of such IP Collateral may be terminated hereafter), and including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof, provided, however, that any such license granted by the Collateral Agent to a third party shall include reasonable and customary terms necessary to preserve the existence, validity and value of the affected IP Collateral, including without limitation, provisions requiring the continuing confidential handling of trade secrets, requiring the use of appropriate notices and prohibiting the use of false notices, protecting and maintaining the quality standards of the Trademarks in the manner set forth below (it being understood and agreed that, without limiting any other rights and remedies of the Collateral Agent under this Agreement, any other Notes Document or applicable Law, nothing in the foregoing license grant shall be construed as granting the Collateral Agent rights in and to such IP Collateral above and beyond (x) the rights to such IP Collateral that each Grantor has reserved for itself and (y) in the case of IP Collateral that is licensed to any such Grantor by a third party, the extent to which such Grantor has the right to grant a sublicense to such IP Collateral hereunder).

The use of such license by the Collateral Agent may only be exercised, at the option of the Collateral Agent, during the continuation of an Event of Default; provided that any license, sublicense or other transaction entered into by the Collateral Agent in accordance herewith shall immediately terminate at such time as the Collateral Agent is no longer lawfully entitled to exercise its rights and remedies under this Agreement.  Nothing in this Section 4.01 shall require a Grantor to grant any license that is prohibited by any rule of law, statute or regulation, or is prohibited by, or constitutes a breach or default under or results in the termination of any contract, license, agreement, instrument or other document evidencing, giving rise to or theretofore granted, with respect to such property or otherwise unreasonably prejudices the value thereof to the relevant Grantor.  In the event the license set forth in this Section 4.01 is exercised with regard to any Trademarks, then the following shall apply: (i) all goodwill arising from any licensed or sublicensed use of any Trademark shall inure to the benefit of the Grantor; (ii) the licensed or sublicensed Trademarks shall only be used in association with goods or services of a quality and nature consistent with the quality and reputation with which such Trademarks were associated when used by Grantor prior to the exercise of the license rights set forth herein; and (iii) at the Grantor’s request and expense, licensees and sublicensees shall provide reasonable cooperation in any effort by the Grantor to maintain the registration or otherwise secure the ongoing validity and effectiveness of such licensed Trademarks, including, without limitation the actions and conduct described in Section 4.02 below.

Section 4.02.Protection of Collateral Agent’s Security.

(a)With respect to registration or pending application of each item of its IP Collateral for which such Grantor has standing to do so, each Grantor agrees to take, at its expense, all reasonable steps, including, without limitation, in the U.S. Patent and Trademark Office, the U.S. Copyright Office and any other governmental authority located in the United States to (i) maintain the validity and enforceability of any registered IP Collateral and maintain such IP Collateral in full force and effect, and (ii) pursue the registration and maintenance of each Patent, Trademark, or Copyright registration or application, now or hereafter included in such IP Collateral of such Grantor, including, without limitation, the payment of required fees and taxes, the filing of responses to office actions issued by the U.S. Patent and Trademark Office, the U.S. Copyright Office or other governmental authorities, the filing of applications for renewal or extension, the filing of affidavits under Sections 8 and 15 of the U.S. Trademark Act, the filing of divisional, continuation, continuation-in-part, reissue and renewal applications or extensions, the payment of maintenance fees and the participation in interference, reexamination, opposition, cancellation, infringement and misappropriation proceedings.

(b)No Grantor shall do or permit any act or knowingly omit to do any act whereby any of its IP Collateral may lapse, be terminated, or become invalid or unenforceable or placed in the public domain (or in case of a trade secret, lose its competitive value).

(c)In the event that any Grantor becomes aware that any material item of the IP Collateral is being infringed or misappropriated by a third party, such Grantor shall promptly notify the Collateral Agent and shall take such actions (except to the extent the failure to take such actions is permitted by subsection 4.02(h)), at its expense, as such Grantor reasonably deems appropriate under the circumstances to protect or enforce such IP Collateral, including, without limitation, suing for infringement or misappropriation and for an injunction against such infringement or misappropriation.

(d)Each Grantor shall use proper statutory notice as commercially practical in connection with its use of each item of its IP Collateral.  No Grantor shall do or permit any act or knowingly omit to do any act whereby any of its IP Collateral may lapse or become invalid or unenforceable or placed in the public domain.

(e)Each Grantor shall take all reasonable steps to preserve and protect each item of its IP Collateral, including, without limitation, maintaining the quality of any and all products or services used or provided in connection with any of the Trademarks, consistent with the quality of the products and services as of the date hereof, and taking all reasonable steps necessary to ensure that all licensed users of any of the Trademarks abide by the applicable license’s terms with respect to the standards of quality.

(f)Each Grantor agrees that, should it obtain an ownership or other interest in any IP Collateral after the Issue Date (the “After-Acquired Intellectual Property”) (i) the provisions of this Agreement shall automatically apply thereto, and (ii) any such After-Acquired Intellectual Property and, in the case of Trademarks, the goodwill symbolized thereby, shall automatically become part of the IP Collateral subject to the terms and conditions of this Agreement with respect thereto.

(g)At the time of delivery of quarterly financial statements pursuant to Section 4.03 (a)(v) of the Indenture with respect to the fiscal quarter in which the relevant IP Collateral was acquired, each Grantor shall sign and deliver to the Collateral Agent an appropriate Grant of Security Interest with respect to applications for registration or registrations of IP Collateral owned or exclusively licensed by it as of the last day of such fiscal quarter, to the extent that such IP Collateral is not covered by any previous Grant of Security Interest so signed and delivered by it.  In each case, it will promptly cooperate as reasonably necessary to enable the Collateral Agent to make any necessary or reasonably desirable recordations with the U.S. Copyright Office or the U.S. Patent and Trademark Office, as appropriate.

(h)Notwithstanding the foregoing provisions of this Section 4.02 or elsewhere in this Agreement, nothing in this Agreement shall prevent any Grantor from abandoning or discontinuing the use or maintenance of any or its IP Collateral, or from failing to take action to enforce license agreements or pursue actions against infringers, if (i) such IP Collateral is of de minimis value and (ii) is no longer used in, or useful to, the business of such Grantor or its Affiliates and such Grantor determines in its reasonable business judgment that such abandonment, discontinuance, or failure to take action is desirable in the conduct of its business or the business of its Affiliates.

ARTICLE V

Remedies

Section 5.01.Remedies Upon Default.

Upon the occurrence and during the continuance of an Event of Default, subject to the Intercreditor Agreement, it is agreed that the Collateral Agent shall have the right to exercise any and all rights afforded to a secured party under this Agreement, the UCC or other applicable Law, and, subject to the Intercreditor Agreement, also may (i) require each Grantor to, and each Grantor agrees that it will at its expense and upon request of the Collateral Agent forthwith, assemble all or part of the Collateral as directed by the Collateral Agent and make it available to the Collateral Agent at a place and time to be designated by the Collateral Agent that is reasonably convenient to both parties; (ii) occupy any premises owned or, to the extent lawful and permitted, leased by any of the Grantors where the Collateral or any part thereof is assembled or located for a reasonable period in order to effectuate its rights and remedies hereunder or under law, without obligation to such Grantor in respect of such occupation; provided that the Collateral Agent shall provide the applicable Grantor with thereof prior to or promptly after such occupancy (iii) exercise any and all rights and remedies of any of the Grantors under or in connection with the Collateral, or otherwise in respect of the Collateral; provided that the Collateral Agent shall provide the applicable Grantor with notice thereof prior to or promptly after such exercise; (iv) withdraw any and all cash or other Collateral from any Deposit Account or Securities Account (other than an Excluded Account) and apply such cash and other Collateral to the payment of any and all Secured Obligations in the manner provided in Section 5.02 of this Agreement; (v) subject to the mandatory requirements of applicable law and the notice requirements described below, sell or otherwise dispose of all or any part of the Collateral securing the Secured Obligations at a public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery as the Collateral Agent shall deem appropriate and (vi) with respect to any IP Collateral, on demand, cause the Security Interest to become an assignment, transfer and conveyance of any of or all such IP Collateral by the applicable Grantors to the Collateral Agent, or license or sublicense, whether general, special or otherwise, and whether on an exclusive or nonexclusive basis, any such IP Collateral throughout the world on such terms and conditions and in such manner as the Collateral Agent shall determine, provided, however, that such terms shall include all terms and restrictions that customarily required to ensure the continuing validity and effectiveness of the IP Collateral at issue, such as, without limitation, notice, quality control and inurement provisions with regard to Trademarks, patent designation provisions with regard to Patents, and copyright notices and restrictions or decompilation and reverse engineering of copyrighted software, and confidentiality protections for trade secrets.  Each Grantor acknowledges and recognizes that (a) the Collateral Agent may be unable to effect a public sale of all or a part of the Collateral consisting of securities by reason of certain prohibitions contained in the Securities Act of 1933, 15 U.S.C. §77, (as amended and in effect, the “Securities Act”) or the securities laws of various states (the “Blue Sky Laws”), but may be compelled to resort to one or more private sales to a restricted group of purchasers who will be obliged to agree, among other things, to acquire such securities for their own account, for investment and not with a view to the distribution or resale thereof, (b) private sales so made may be at prices and upon other terms less favorable to the seller than if such securities were sold at public sales, (c) neither the Collateral Agent nor any other Secured Party has any obligation to delay sale of any of the Collateral for the period of time necessary to permit such securities to be registered for public sale under the Securities Act or the Blue Sky Laws, and (d) private sales made under the foregoing circumstances shall be deemed to have been made in a commercially reasonable manner.  To the maximum extent permitted by Law, each Grantor hereby waives any claim against any Secured Party arising because the price at which any Collateral may have been sold at a private sale was less than the price that might have been obtained at a public sale, even if the Collateral Agent accepts the first offer received and does not offer such Collateral to more than one offeree.  Upon consummation of any such sale the Collateral Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold.  Each such purchaser at any sale of Collateral shall hold the property sold absolutely, free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by applicable Law) all rights of redemption, stay and appraisal which such Grantor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.

The Collateral Agent shall give the applicable Grantors ten (10) days’ written notice (which each Grantor agrees is reasonable notice within the meaning of Section 9-611 of the UCC or its equivalent in other jurisdictions) of the Collateral Agent’s intention to make any sale of Collateral.  Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral, or portion thereof, will first be offered for sale at such board or exchange.  Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Collateral Agent may fix and state in the notice (if any) of such sale.  The Collateral Agent may conduct one or more going out of business sales, in the Collateral Agent’s own right or by one or more agents and contractors.  Such sale(s) may be conducted upon any premises owned, leased, or occupied by any Grantor.  The Collateral Agent and any such agent or contractor, in conjunction with any such sale, may augment the Inventory with other goods (all of which other goods shall remain the sole property of the Collateral Agent or such agent or contractor).  Any amounts realized from the sale of such goods which constitute augmentations to the Inventory (net of an allocable share of the costs and expenses incurred in their disposition) shall be the sole property of the Collateral Agent or such agent or contractor and neither any Grantor nor any

Person claiming under or in right of any Grantor shall have any interest therein.  At any such sale, the Collateral, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Collateral Agent may (in its sole and absolute discretion) determine.  The Collateral Agent shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given.  The Collateral Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned.  In case any sale of all or any part of the Collateral is made on credit or for future delivery, the Collateral so sold may be retained by the Collateral Agent until the sale price is paid by the purchaser or purchasers thereof, but the Collateral Agent shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may be sold again upon like notice.  At any public (or, to the extent permitted by applicable Law, private) sale made pursuant to this Agreement, any Secured Party may bid for or purchase, free (to the extent permitted by applicable Law) from any right of redemption, stay, valuation or appraisal on the part of any Grantor (all said rights being also hereby waived and released to the extent permitted by applicable Law), the Collateral or any part thereof offered for sale and may make payment on account thereof by using any claim then due and payable to such Secured Party from any Grantor as a credit against the purchase price, and such Secured Party may, upon compliance with the terms of sale, hold, retain and dispose of such property without further accountability to any Grantor therefor.  For purposes of determining the Grantors’ rights in the Collateral, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof; the Collateral Agent shall be free to carry out such sale pursuant to such agreement and no Grantor shall be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Collateral Agent shall have entered into such an agreement all Events of Default shall have been remedied and the Secured Obligations paid in full, provided, however, that such agreements shall include all terms and restrictions that are customarily required to ensure the continuing validity and effectiveness of the IP Collateral at issue, such as, without limitation, quality control and inurement provisions with regard to Trademarks, patent designation provisions with regard to patents, and copyright notices and restrictions or decompilation and reverse engineering of copyrighted software, and protecting the confidentiality of trade secrets.  As an alternative to exercising the power of sale herein conferred upon it, the Collateral Agent may proceed by a suit or suits at law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court appointed receiver.  Any sale pursuant to the provisions of this Section 5.01 shall be deemed to conform to the commercially reasonable standards as provided in Section 9-610(b) of the UCC or its equivalent in other jurisdictions.

Each Grantor irrevocably makes, constitutes and appoints the Collateral Agent (and all officers, employees or agents designated by the Collateral Agent) as such Grantor’s true and lawful agent (and attorney-in-fact) during the continuance of an Event of Default and after notice to the Issuers of its intent to exercise such rights (except in the case of a Bankruptcy Event of Default, in which case no such notice shall be required), for the purpose of (i) making, settling and adjusting claims in respect of Article 9 Collateral under policies of insurance, endorsing the name of such Grantor on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and (ii) making all determinations and decisions with respect thereto.  All sums disbursed by the Collateral Agent in connection with this paragraph, including reasonable out-of-pocket attorneys’ fees, court costs, expenses and other charges relating thereto, shall be payable, within ten (10) days of demand, by the Grantors to the Collateral Agent and shall be additional Secured Obligations secured hereby.

By accepting the benefits of this Agreement and each other Security Document, the Secured Parties expressly acknowledge and agree that this Agreement and each other Security Document may be enforced only by the action of the Collateral Agent and that no other Secured Party shall have any right individually to seek to enforce or to enforce this Agreement or to realize upon the security to be granted hereby, it being understood and agreed that such rights and remedies may be exercised by the Collateral Agent for the benefit of the Secured Parties upon the terms of this Agreement and the other Security Documents.

Section 5.02.Application of Proceeds.

The Collateral Agent shall apply the proceeds of any collection or sale of Collateral, including any Collateral consisting of cash, in accordance with the provisions of Section 6.13 of the Indenture and the Intercreditor Agreement.  The Collateral Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement and the Intercreditor Agreement.  Upon any sale of Collateral by the Collateral Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Collateral Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Collateral Agent or such officer or be answerable in any way for the misapplication thereof.  It is understood and agreed that the Grantors shall remain jointly and severally liable to the extent of any deficiency between the amount of the proceeds of the Collateral and the aggregate amount of the Secured Obligations.

ARTICLE VI

Indemnity, Subrogation and Subordination

Upon payment by any Grantor of any Secured Obligations, all rights of such Grantor against any Issuer or any other Grantor arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior payment in full in cash of all the Secured Obligations (other than contingent indemnity obligations for then unasserted claims) and the termination of all Commitments to any Grantor under any Notes Document.  If any amount shall erroneously be paid to any Issuer or any other Grantor on account of (i) such subrogation, contribution, reimbursement, indemnity or similar right or (ii) any such indebtedness of any Issuer or any other Grantor, such amount shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Collateral Agent to be credited against the payment of the Secured Obligations, whether matured or unmatured, in accordance with the terms of the Indenture and the other Notes Documents.  Subject to the foregoing, to the extent that any Grantor (other than the Issuers) shall, under this Agreement or the Indenture as a joint and several obligor, repay any of the Secured Obligations (an “Accommodation Payment”), then the Grantor making such Accommodation Payment shall be entitled to contribution and indemnification from, and be reimbursed by, each of the other Grantors in an amount equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other Grantor’s Allocable Amount and the denominator of which is the sum of the Allocable Amounts of all of the Grantors.  As of any date of determination, the “Allocable Amount” of each Grantor shall be equal to the maximum amount of liability for Accommodation Payments which could be asserted against such Grantor hereunder and under the Indenture without (a) rendering such Grantor “insolvent” within the meaning of Section 101 (31) of U.S. Bankruptcy Law, Section 2 of the Uniform Fraudulent Transfer Act (“UFTA”) or Section 2 of the Uniform Fraudulent Conveyance Act (“UFCA”), (b) leaving such Grantor with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA, or Section 5 of the UFCA, or (c) leaving such Grantor unable to pay its debts as they become due within the meaning of Section 548 of the U.S. Bankruptcy Code or Section 4 of the UFTA, or Section 5 of the UFCA.

ARTICLE VII

Miscellaneous

Section 7.01.Notices.

All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 12.02 of the Indenture.

Section 7.02.Waivers; Amendment.

(a)No failure or delay by the Collateral Agent in exercising any right or power hereunder or under any other Notes Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Collateral Agent hereunder and under the other Notes Documents are cumulative and are not exclusive of any other rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or consent to any departure by any Grantor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 7.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

(b)Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Collateral Agent and the Grantor or Grantors with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Article IX of the Indenture.

Section 7.03.Collateral Agent’s Fees and Expenses; Indemnification.

(a)The parties hereto agree that the Collateral Agent shall be entitled to reimbursement of its expenses incurred hereunder as provided in Section 7.07 of the Indenture.

(b)Without limitation of its indemnification obligations under the other Notes Documents, each Grantor jointly and severally agrees to indemnify the Collateral Agent and its officers, directors, employees and agents (each an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including, without limitation, all actual reasonable and documented fees and expenses of one counsel to the Collateral Agent, one counsel to the Secured Parties, taken as a whole, and, if reasonably necessary, one local counsel in each relevant jurisdiction material to the interests of all Indemnitees taken as a whole), imposed on, incurred by or asserted against any such Indemnitee arising out of, in connection with, (a) the execution, delivery, enforcement, performance or administration of this Agreement or any other agreement, letter or instrument delivered in connection with the transactions contemplated hereby or the consummation of the transactions contemplated hereby, (b) the ownership, delivery, lease, possession, use, operation, condition, sale, return or other disposition of any Collateral or (c) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether or not such investigation, litigation or proceeding is brought by any Grantor, its directors, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and, in each case, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements (i) resulted from the gross negligence, bad faith, or willful misconduct of such Indemnitee or of any Affiliate or Related Indemnified Person of such Indemnitee, as determined by the final non-appealable judgment of a court of competent jurisdiction, (ii) are relating to disputes amongst Indemnitees other than (1) any claim against an Indemnitee or its Related Parties in its capacity or in fulfilling its role as Collateral Agent and (2) any claim arising out of any act or omission of any Issuer or any of its Affiliates or (iii) related to Taxes (other than Taxes relating to liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements indemnified under this Section 7.03(b)).  No Indemnitee nor any Grantor shall have any liability and each party hereby waives, any claim against any other party to this Agreement or any Indemnitee, for any special, punitive, indirect or consequential damages relating to this Agreement or arising out of its activities in connection herewith or therewith (whether before or after the Issue Date) (other than, in the case of any Grantor, in respect of any such damages incurred or paid by an Indemnitee to a third party).

(c)Any such amounts payable as provided hereunder shall be additional Secured Obligations secured hereby and by the other Security Documents.  The provisions of this Section 7.03 shall remain operative and in full force and effect regardless of the termination of this Agreement or any other Notes Document, the repayment of any of the Secured Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Notes Document, any resignation of the Trustee, Collateral Agent, or any investigation made by or on behalf of the Collateral Agent or any other Secured Party.  All amounts due under this Section 7.03 shall be payable within twenty (20) Business Days after written demand therefor.

Section 7.04.Successors and Assigns.

Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of any Grantor or the Collateral Agent that are contained in this Agreement shall bind and inure to the benefit of their respective permitted successors and assigns.  No Grantor may assign any of its rights or obligations hereunder without the written consent of the Collateral Agent.

Section 7.05.Survival of Agreement.

Without limitation of any provision of the Indenture or Section 7.03 hereof, all covenants, agreements, indemnities, representations and warranties made by the Grantors in the Notes Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Notes Document shall be considered to have been relied upon by the Secured Parties and shall survive the execution and delivery of the Notes Documents and the issuance of the Notes, regardless of any investigation made by any such Secured Party or on its behalf and notwithstanding that the Collateral Agent or any Secured Party may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time of the issuance of the Notes, and shall continue in full force and effect until this Agreement is terminated as provided in Section 7.12 hereof, or with respect to any individual Grantor until such Grantor is otherwise released from its obligations under this Agreement in accordance with the terms hereof.

Section 7.06.Counterparts; Effectiveness; Several Agreement.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which when taken together shall constitute one and the same instrument.  Delivery by telecopier or by electronic .pdf copy of an executed counterpart of a signature page to this Agreement shall be effective as delivery of an original executed counterpart of this Agreement.  This Agreement shall become effective when it shall have been executed by each Grantor and the Collateral Agent and thereafter shall be binding upon and inure to the benefit of each Grantor and the Collateral Agent and the other Secured Parties and their respective permitted successors and assigns, subject to Section 7.04 hereof.  This Agreement shall be construed as a separate agreement with respect to each Grantor and may be amended, restated, modified, supplemented, waived or released with respect to any Grantor without the approval of any other Grantor and without affecting the obligations of any other Grantor hereunder.

Section 7.07.Severability.

If any provision of this Agreement is held to be invalid, illegal, or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 7.08.GOVERNING LAW, ETC.

(a)THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)THE GRANTORS AND THE COLLATERAL AGENT EACH IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  EACH PARTY HERETO AGREES THAT THE COLLATERAL AGENT RETAINS THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY GRANTOR IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION

WITH THE EXERCISE OF ANY RIGHTS UNDER THIS AGREEMENT OR THE ENFORCEMENT OF ANY JUDGMENT.

(c)THE GRANTORS AND THE COLLATERAL AGENT EACH IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

Section 7.09.WAIVER OF RIGHT TO TRIAL BY JURY.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 7.10.Headings.

Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 7.11.Security Interest Absolute.

All rights of the Collateral Agent hereunder, the Security Interest, the grant of a security interest in the Pledged Collateral and all obligations of each Grantor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Indenture, the Notes, any other Notes Document, any agreement with respect to any of the Secured Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from the Indenture, the Notes, any other Notes Document, or any other agreement or instrument, (c) any exchange, release or non-perfection of any Lien on other collateral, or any release or amendment or waiver of or consent under or departure from any guarantee, securing or guaranteeing all or any of the Secured Obligations or (d) subject only to termination of a Grantor’s obligations hereunder in accordance with the terms of Section 7.12, but without prejudice to reinstatement rights related to the Guarantee under Section 10.01 of the Indenture, any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Grantor in respect of the Secured Obligations or this Agreement.

Section 7.12.Termination or Release.

(a)This Agreement, the Security Interest and all other security interests granted hereby shall terminate with respect to all Secured Obligations when all the outstanding Secured Obligations (other than contingent indemnification obligations with respect to then unasserted claims) shall have been paid in full in cash, provided that in connection with the termination of this Agreement, the Trustee or Collateral Agent may require such indemnities as it shall reasonably deem necessary or appropriate to protect the Secured Parties against loss on account of credits previously applied to the Secured Obligations that may subsequently be reversed or revoked.

(b)The Security Interest in any Collateral shall be automatically released in accordance with Section 5.04 of the Indenture.

(c)In connection with any termination or release pursuant to paragraph (a) or (b) above, the Collateral Agent shall promptly execute and deliver to any Grantor, at such Grantor’s expense, all documents that such Grantor shall reasonably request to evidence such termination or release.  Any execution and delivery of documents pursuant to this Section 7.12 shall be without recourse to or warranty by the Collateral Agent.

(d)At any time that the respective Grantor desires that the Collateral Agent take any of the actions described in immediately preceding clause (c), it shall, upon request of the Collateral Agent, deliver to the Collateral Agent an officer’s certificate certifying that the release of the respective Collateral is permitted pursuant to paragraph (a) or (b).  The Collateral Agent shall have no liability whatsoever to any Secured Party as the result of any release of Collateral by it as permitted (or which the Collateral Agent in good faith believes to be permitted) by this Section 7.12.

Section 7.13.[Reserved].

Section 7.14.Collateral Agent Appointed Attorney-in-Fact.

(a)Each Grantor hereby appoints the Collateral Agent the true and lawful attorney-in-fact of such Grantor for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument that the Collateral Agent may deem necessary or advisable to accomplish the purposes hereof at any time after and during the continuance of an Event of Default, which appointment is irrevocable and coupled with an interest.  Without limiting the generality of the foregoing, the Collateral Agent shall have the right, upon the occurrence and during the continuance of an Event of Default and (unless a Bankruptcy Event of Default has occurred and is continuing, in which case no such notice shall be required) upon and after delivery of notice by the Collateral Agent to the Issuers of its intent to exercise such rights, with full power of substitution either in the Collateral Agent’s name or in the name of such Grantor (i) to receive, endorse, assign and/or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Collateral or any part thereof; (ii) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Collateral; (iii) to sign the name of any Grantor on any invoice or bill of lading relating to any of the Collateral; (iv) to send verifications of Accounts to any Account Debtor; (v) to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Collateral or to enforce any rights in respect of any Collateral; (vi) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Collateral; (vii) to notify, or to require any Grantor to notify, Account Debtors to make payment directly to the Collateral Agent and adjust, settle or compromise the amount of payment of any Account or related contracts; (viii) to make, settle and adjust claims in respect of Collateral under policies of insurance and to endorse the name of such Grantor on any check, draft, instrument or any other item of payment with respect to the proceeds of such policies of insurance and for making all determinations and decisions with respect thereto; and (ix) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral, and to do all other acts and things necessary to carry out the purposes of this Agreement, as fully and completely as though the Collateral Agent were the absolute owner of the Collateral for all purposes; provided that nothing herein contained shall be construed as requiring or obligating the Collateral Agent to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Collateral Agent, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby.  The Collateral Agent and the other Secured Parties shall be accountable only for amounts actually received as a result of the exercise of the powers granted to them herein, and neither they nor their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct or that of any of their Affiliates, directors, officers, employees, counsel, agents or attorneys-in-fact.

(b)All acts in accordance with the terms of this Section 7.14 of said attorney or designee are hereby ratified and approved by the Grantors.  The powers conferred on the Collateral Agent, for the benefit of the Secured Parties, under this Section 7.14 are solely to protect the Collateral Agent’s interests in the Collateral and shall not impose any duty upon the Collateral Agent or any Secured Party to exercise any such powers.

Section 7.15.General Authority of the Collateral Agent.

By acceptance of the benefits of this Agreement and any other Security Documents, each Secured Party (whether or not a signatory hereto) shall be deemed irrevocably (a) to consent to the appointment of the Collateral Agent as its agent hereunder and under such other Security Documents, (b) to confirm that the Collateral Agent shall have the authority to act as the exclusive agent of such Secured Party for the enforcement of any provisions of this Agreement and such other Security Documents against any Grantor, the exercise of remedies hereunder or thereunder and the giving or withholding of any consent or approval hereunder or thereunder relating to any Collateral or any Grantor’s obligations with respect thereto, (c) to agree that it shall not take any action to enforce any provisions of this Agreement or any other Security Document against any Grantor, to exercise any remedy hereunder or thereunder or to give any consents or approvals hereunder or thereunder except as expressly provided in this Agreement or any other Security Document and (d) to agree to be bound by the terms of this Agreement and any other Security Documents.

Section 7.16.Collateral Agent’s Duties.

Except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Collateral Agent shall have no duty as to any Collateral, as to ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not any Secured Party has or is deemed to have knowledge of such matters, or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral.  The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which it accords its own property.

Section 7.17.Recourse.

This Agreement is made with full recourse to each Grantor and pursuant to and upon all the warranties, representations, covenants and agreements on the part of such Grantor contained herein, in the Indenture, the Notes and the other Notes Documents and otherwise in writing in connection herewith or therewith, with respect to the Secured Obligations of each applicable Secured Party.  It is the desire and intent of each Grantor and each applicable Secured Party that this Agreement shall be enforced against each Grantor to the fullest extent permissible under applicable law applied in each jurisdiction in which enforcement is sought.

Section 7.18.Discretionary Actions.

Notwithstanding anything else to the contrary herein, whenever reference is made in this Agreement to any discretionary action by, consent, designation, specification, requirement or approval of, notice, request or other communication from, or other direction given or action to be undertaken or to be (or not to be) suffered or omitted by the Collateral Agent or to any election, decision, opinion, acceptance, use of judgment, expression of satisfaction or other exercise of discretion, rights or remedies to be made (or not to be made) by the Collateral Agent, it is understood that the Collateral Agent shall be acting at the direction of the Holders and shall be fully protected in acting pursuant to such directions.  In all cases the Collateral Agent shall be fully justified in failing or refusing to take any such action under this Agreement if they shall not have received written instruction, advice or concurrence from the Holders of a majority in principal amount of the then total outstanding Notes.  For purposes of clarity, phrases such as “satisfactory to the Collateral Agent”, “approved”, “approved by the Collateral Agent”, “acceptable to the Collateral Agent”, “as determined by the Collateral Agent”, “in the Collateral Agent’s discretion”, “selected by the Collateral Agent”, and phrases of similar import, except as otherwise expressly provided herein, authorize and permit the Collateral Agent to approve, disapprove, determine, act or decline to act only at the direction of the Holders of a majority in principal amount of the then total outstanding Notes.

Section 7.19.Intercredior Agreement.

(a)Notwithstanding anything herein to the contrary, the relative rights and remedies of the Collateral Agent and the Secured Parties hereunder shall be subject to and governed by the terms of the Intercreditor Agreement.  In the event of any inconsistency between the terms hereof and the terms of the Intercreditor Agreement, the terms of the Intercreditor Agreement shall control at any time the Intercreditor Agreement is in effect.

(b)Notwithstanding anything herein to the contrary, the requirements of this Agreement to deliver pledged collateral and any certificate, instrument and/or document in relation thereto to the collateral agent or any obligation with respect to the delivery, transfer, control, notation or provision of voting rights with respect to any collateral shall be deemed satisfied by the delivery, transfer, control, notation or provision thereof in favor of the person entitled thereto under the Intercreditor Agreement as gratuitous bailee and non-fiduciary agent for the collateral agent for so long as the Intercreditor Agreement requires delivery to such person.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

J. CREW BRAND, LLC, as LLC Issuer

By:	Name: Title:

J. CREW BRAND CORP., as Corporate Issuer

By:	Name: Title:

J. CREW BRAND INTERMEDIATE, LLC, as Holdings

By:	Name: Title:

J. Crew – Signature Page to Security Agreement

SUBSIDIARY GUARANTOR:

J. Crew Domestic Brand, LLC
J. Crew International Brand, LLC

Each of the above as a Subsidiary Guarantor

By:	Name: Title:

J. Crew – Signature Page to Security Agreement

COLLATERAL AGENT:

[__________], as Collateral Agent

By:	Name: Title:

J. Crew – Signature Page to Security Agreement

SCHEDULE I TO SECURITY AGREEMENT

SUBSIDIARY GUARANTORS

J. Crew Domestic Brand, LLC, a Delaware limited liability company

J. Crew International Brand, LLC, a Delaware limited liability company

SCHEDULE II TO SECURITY AGREEMENT

EQUITY INTERESTS

Issuer	Registered Owner/Grantor	Percentage of Equity Interests	Number of Shares	Class of Equity Interest	Number of Certificate

PLEDGED DEBT

1.
2.

SCHEDULE 3 TO SECURITY AGREEMENT

COMMERCIAL TORT CLAIMS

None.

SCHEDULE 4 TO SECURITY AGREEMENT

UCC FILINGS

Grantor	Jurisdiction

EXHIBIT I TO SECURITY AGREEMENT

FORM OF PERFECTION CERTIFICATE

Reference is made to the Indenture, dated as of [__________], 2017 (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, the “Indenture”) among J. Crew Brand, LLC, a Delaware limited liability company, J. Crew Brand Corp., a Delaware corporation, J. Crew Brand Intermediate, LLC, a Delaware limited liability company, the Subsidiary Guarantors party thereto, U.S. Bank National Association, as Trustee, and Collateral Agent, pursuant to which the Issuers have issued 13.00% Senior Secured [New Money] Notes due 2021.  Capitalized terms used but not defined herein have the meanings assigned in the Indenture or the Security Agreement referred to therein, as applicable.

The undersigned, a Responsible Officer of each of the Grantors, hereby certifies to the Collateral Agent and each other Secured Party on behalf of the Grantors as follows:

SECTION 1.Names.  (a) Set forth on Schedule 1(a) is (i) the exact legal name of each Grantor, as such name appears in its certificate of organization or like document and (ii) each other legal name such Grantor has had in the past five years, together with the date of the relevant name change and each other name used by each Grantor on any filings with the Internal Revenue Service at any time in the past five years.

(b)Except as set forth on Schedule 1(b), no Grantor has changed its identity or corporate structure or entered into a similar reorganization in any way within the past five years.  Changes in identity or corporate structure would include mergers, consolidations and acquisitions of all or substantially all of the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of) a Person or other acquisitions of material assets outside the ordinary course of business, as well as any change in the form, nature or jurisdiction of organization.  With respect to any such change that has occurred within the past five years, Schedules 1(a), 1(b) and 2(a) set forth the information required by Sections 1(a) and 2(a) of this Perfection Certificate as to each acquiree or constituent party to such merger, consolidation or acquisition.

(c)Set forth on Schedule 1(c) is (i) the exact legal name of each direct and indirect Subsidiary of Holdings, as such name appears in its certificate of organization or like document and (ii) each contractual agreement existing on the date hereof that would restrict a Guarantee of the Obligations by any such Subsidiary that would otherwise be required to become a Guarantor pursuant to the Indenture.

SECTION 2.Jurisdictions and Locations.

(a)Set forth on Schedule 2(a) is (i) the jurisdiction of organization and the form of organization of each Grantor, (ii) the organizational identification number, if any, assigned by such jurisdiction and (iii) the address (including the county) of the chief executive office of such Grantor.

(b)Set forth on Schedule 2(b) are all locations where each Grantor maintains any books or records relating to any Collateral.

(c)Set forth on Schedule 2(c) hereto are all other locations where each Grantor maintains any of the Collateral consisting of Inventory or equipment, not identified above.

(d)Set forth on Schedule 2(d) hereto are the names, addresses and title in regards to the Collateral of all persons or entities other than each Grantor, such as lessees, consignees, warehousemen or purchasers of chattel paper, which have possession or are intended to have possession of any of the Collateral consisting of instruments, chattel paper, Inventory or equipment.

SECTION 3.Unusual Transactions.  Except for Inventory or Accounts acquired pursuant to any merger, consolidation or acquisition which is listed on Schedule 1(b) hereof, all Accounts have been originated by the Grantors and all Inventory has been acquired by the Grantors in the ordinary course of business.

SECTION 4.Stock Ownership and other Equity Interests.  Set forth on Schedule 4 is a true and correct list, for each Grantor, of all the issued and outstanding Pledged Equity owned, beneficially or of record, by such Grantor, specifying the issuer and certificate number (if any) of, and the number and percentage of ownership represented by, such Pledged Equity and setting forth the percentage of such Pledged Equity pledged under the Security Agreements.

SECTION 5.Debt Instruments.  Set forth on Schedule 5 is a true and correct list, for each Grantor, of all promissory notes and other evidence of indebtedness (other than checks to be deposited in the ordinary course of business) owned by such Grantor, and to the extent applicable, specifying the creditor and debtor thereunder and the outstanding principal amount thereof.

SECTION 6.Real Property.  Set forth on Schedule 6 is a true and correct list, for each Grantor, of all real property with a fair market value in excess of $250,000 owned by such Grantor.

SECTION 7.Intellectual Property.  (a) Set forth on Schedule 7(a) is a true and correct list, with respect to each Grantor, of all United States patents and patent applications owned by such Grantor (except, for the avoidance of doubt, as otherwise indicated on Schedule 7(a)), including the name of the owner, title, registration or application number of any registrations or applications.

(b)Set forth on Schedule 7(b) is a true and correct list, with respect to each Grantor, of all United States trademark registrations and applications owned by such Grantor (except, for the avoidance of doubt, as otherwise indicated on Schedule 7(b)), including the name of the registered owner and the registration or application number of any registrations and applications.

(c)Set forth on Schedule 7(c) is a true and correct list, with respect to each Grantor, of all United States copyright registrations and applications owned by such Grantor (except, for the avoidance of doubt, as otherwise indicated on Schedule 7(c)), including the name of the registered owner, title and the registration or serial number of any copyright registrations.

38

(d)Set forth on Schedule 7(d) is a true and correct list, with respect to each Grantor, of all exclusive Copyright Licenses under which such Grantor is a licensee, including the name and address of the licensor under such exclusive Copyright License and the name of the registered owner, title and the registration or serial number of any copyright registration to which such exclusive Copyright License relates.

SECTION 8.Commercial Tort Claims.  Set forth on Schedule 8 is a true and correct list of commercial tort claims in excess of $250,000 held by any Grantor, including a brief description thereof.

SECTION 9.Deposit Accounts.  Set forth on Schedule 9 is a true and correct list of deposit accounts, brokerage accounts, commodity accounts or securities investment accounts maintained by any Grantor, including the name and address of the applicable depositary or other institution, the name and type of account, the name of the Grantor that maintains each account and the account number.

39

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate on the date above first written.

J. CREW BRAND, LLC

By:	Name: Title:

J. CREW BRAND CORP.

By:	Name: Title:

J. CREW BRAND INTERMEDIATE, LLC

By:	Name: Title:

J. CREW DOMESTIC BRAND, LLC

By:	Name: Title:

J. CREW BRAND INTERNATIONAL BRAND, LLC

By:	Name: Title:

40

Schedule 1(a)

Names

Schedule 1(b)

Unusual Transactions

Schedule 1(c)

Schedule 2(a)

Jurisdictions and Locations

Schedule 2(b)

Material Books and Records

Schedule 2(c)

Location of Collateral

Schedule 2(d)

Holders of Collateral

Schedule 4

Stock Ownership and Other Equity Interests

Schedule 5

Debt Instruments

Schedule 6

Real Property

Schedule 7(a)

Intellectual Property

U.S. Patent Registrations and Patent Applications

Schedule 7(b)

Intellectual Property

U.S. Trademark Registrations

U.S. Trademark Applications

Schedule 7(c)

Intellectual Property

U.S. Copyright Registrations and Copyright Applications

Schedule 7(d)

Intellectual Property

Exclusive Copyright Licenses under which a Grantor is a Licensee

Schedule 8

Commercial Tort Claims

Schedule 9

Deposit Accounts

EXHIBIT II TO SECURITY AGREEMENT

[FORM OF] TRADEMARK SECURITY AGREEMENT

This TRADEMARK SECURITY AGREEMENT (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Trademark Security Agreement”) dated ______________, 20 ___, is made by the Persons listed on the signature pages hereof (collectively, the “Grantors”) in favor of [__________], as collateral agent (the “Collateral Agent”) for the Secured Parties (as defined in the Indenture referred to below).

Reference is made to the Indenture, dated as of [__________], 2017 (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, the “Indenture”) among J. Crew Brand, LLC, a Delaware limited liability company, J. Crew Brand Corp., a Delaware corporation, J. Crew Brand Intermediate, LLC, a Delaware limited liability company, the Subsidiary Guarantors party thereto, U.S. Bank National Association, as Trustee, and Collateral Agent, pursuant to which the Issuers have issued 13.00% Senior Secured [New Money] Notes due 2021 (the “Notes”).

Whereas, as a condition precedent to the issuance of the Notes, each Grantor has executed and delivered that certain Security Agreement dated [__________], 2017, made by the Grantors to the Collateral Agent (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”).

Whereas, under the terms of the Security Agreement, the Grantors have granted to the Collateral Agent, for the benefit of the Secured Parties, a security interest in, among other property, certain intellectual property of the Grantors, and have agreed as a condition thereof to execute this Trademark Security Agreement for recording with the U.S. Patent and Trademark Office and other governmental authorities.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Grantor agrees as follows:

SECTION 1.Terms.  Terms defined in the Indenture and Security Agreement and not otherwise defined herein are used herein as defined in the Indenture and Security Agreement.

SECTION 2.Grant of Security.  Each Grantor hereby grants to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties a continuing security interest in all of the Grantor’s right, title and interest in, to and under the Trademarks, including the Trademarks set forth on Schedule A attached hereto.

SECTION 3.Security for Obligations.  The grant of a security interest in the Trademarks by each Grantor under this Trademark Security Agreement is made to secure the payment or performance, as the case may be, in full of the Secured Obligations.

SECTION 4.Recordation.  Each Grantor authorizes and requests that the Commissioner for Trademarks and any other applicable government officer record this Trademark Security Agreement.

SECTION 5.Execution in Counterparts.  This Trademark Security Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

SECTION 6.Security Agreement.  This Trademark Security Agreement has been entered into in conjunction with the provisions of the Security Agreement.  Each Grantor does hereby acknowledge and confirm that the grant of the security interest hereunder to, and the rights and remedies of, the Collateral Agent with respect to the Collateral are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated herein by reference as if fully set forth herein.

SECTION 7.Governing Law.  This Trademark Security Agreement shall be construed in accordance with and governed by the laws of the State of New York.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the undersigned have executed this Trademark Security Agreement as of the date first above written.

[NAME OF GRANTOR], Grantor

By:	Name: Title:

[__________], as Collateral Agent and Grantee

By:	Name: Title:

SCHEDULE A

MARK	SERIAL/REG. NO.	APP./REG. DATE

EXHIBIT III TO SECURITY AGREEMENT

[FORM OF] PATENT SECURITY AGREEMENT

This PATENT SECURITY AGREEMENT (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Patent Security Agreement”) dated __________, 20   , is made by the Persons listed on the signature pages hereof (collectively, the “Grantors”) in favor of [__________], as collateral agent (the “Collateral Agent”) for the Secured Parties (as defined in the Indenture referred to below).

Reference is made to the Indenture, dated as of [__________], 2017 (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, the “Indenture”) among J. Crew Brand, LLC, a Delaware limited liability company, J. Crew Brand Corp., a Delaware corporation, J. Crew Brand Intermediate, LLC, a Delaware limited liability company, the Subsidiary Guarantors party thereto, U.S. Bank National Association, as Trustee, and Collateral Agent, pursuant to which the Issuers have issued 13.00% Senior Secured [New Money] Notes due 2021 (the “Notes”).

Whereas, as a condition precedent to the issuance of the Notes, each Grantor has executed and delivered that certain Security Agreement dated [__________], 2017, made by the Grantors to the Collateral Agent (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”).

Whereas, under the terms of the Security Agreement, the Grantors have granted to the Collateral Agent, for the benefit of the Secured Parties, a security interest in, among other property, certain intellectual property of the Grantors, and have agreed as a condition thereof to execute this Patent Security Agreement for recording with the U.S. Patent and Trademark Office and other governmental authorities.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Grantor agrees as follows:

SECTION 1.Terms.  Terms defined in the Indenture and Security Agreement and not otherwise defined herein are used herein as defined in the Indenture and Security Agreement.

SECTION 2.Grant of Security.  Each Grantor hereby grants to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties a continuing security interest in all of the Grantor’s right, title and interest in, to and under the Patents, including the Patents set forth on Schedule A attached hereto.

SECTION 3.Security for Obligations.  The grant of a security interest in the Patent by each Grantor under this Patent Security Agreement is made to secure the payment or performance, as the case may be, in full of the Secured Obligations.

SECTION 4.Recordation.  Each Grantor authorizes and requests that the Commissioner for Patents and any other applicable government officer record this Patent Security Agreement.

SECTION 5.Execution in Counterparts.  This Patent Security Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

SECTION 6.Security Agreement.  This Patent Security Agreement has been entered into in conjunction with the provisions of the Security Agreement.  Each Grantor does hereby acknowledge and confirm that the grant of the security interest hereunder to, and the rights and remedies of, the Collateral Agent with respect to the Collateral are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated herein by reference as if fully set forth herein.

SECTION 7.Governing Law.  This Patent Security Agreement shall be construed in accordance with and governed by the laws of the State of New York.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the undersigned have executed this Patent Security Agreement as of the date first above written.

[NAME OF GRANTOR], Grantor

By:	Name: Title:

[__________], as Collateral Agent and Grantee

By:	Name: Title:

SCHEDULE A

PATENT	PATENT NO.	FILING/ISSUE DATE

EXHIBIT IV TO SECURITY AGREEMENT

[FORM OF] COPYRIGHT SECURITY AGREEMENT

This COPYRIGHT SECURITY AGREEMENT (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Copyright Security Agreement”) dated __________, 20   , is made by the Persons listed on the signature pages hereof (collectively, the “Grantors”) in favor of [__________], as collateral agent (the “Collateral Agent”) for the Secured Parties (as defined in the Indenture referred to below).

Reference is made to the Indenture, dated as of [__________], 2017 (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, the “Indenture”) among J. Crew Brand, LLC, a Delaware limited liability company, J. Crew Brand Corp., a Delaware corporation, J. Crew Brand Intermediate, LLC, a Delaware limited liability company, the Subsidiary Guarantors party thereto, U.S. Bank National Association, as Trustee, and Collateral Agent, pursuant to which the Issuers have issued $ 13.00% Senior Secured [New Money] Notes due 2021 (the “Notes”).

Whereas, as a condition precedent to the issuance of the Notes, each Grantor has executed and delivered that certain Security Agreement dated [__________], 2017, made by the Grantors to the Collateral Agent (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”).

Whereas, under the terms of the Security Agreement, the Grantors have granted to the Collateral Agent, for the benefit of the Secured Parties, a security interest in, among other property, certain intellectual property of the Grantors, and have agreed as a condition thereof to execute this Copyright Security Agreement for recording with the U.S. Copyright Office and other governmental authorities.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Grantor agrees as follows:

SECTION 1.Terms.  Terms defined in the Indenture and Security Agreement and not otherwise defined herein are used herein as defined in the Indenture and Security Agreement.

SECTION 2.Grant of Security.  Each Grantor hereby grants to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties a continuing security interest in all of the Grantor’s right, title and interest in, to and under the Copyrights and exclusive Copyright Licenses, including the Copyrights and exclusive Copyright Licenses set forth on Schedule A attached hereto.

SECTION 3.Security for Obligations.  The grant of a security interest in the Copyrights and exclusive Copyright Licenses by each Grantor under this Copyright Security Agreement is made to secure the payment or performance, as the case may be, in full of the Secured Obligations.

SECTION 4.Recordation.  Each Grantor authorizes and requests that the Commissioner for Copyrights and any other applicable government officer record this Copyright Security Agreement.

SECTION 5.Execution in Counterparts.  This Copyright Security Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

SECTION 6.Security Agreement.  This Copyright Security Agreement has been entered into in conjunction with the provisions of the Security Agreement.  Each Grantor does hereby acknowledge and confirm that the grant of the security interest hereunder to, and the rights and remedies of, the Collateral Agent with respect to the Collateral are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated herein by reference as if fully set forth herein.

SECTION 7.Governing Law.  This Copyright Security Agreement shall be construed in accordance with and governed by the laws of the State of New York.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the undersigned have executed this Copyright Security Agreement as of the date first above written.

[NAME OF GRANTOR], Grantor

By:	Name: Title:

[__________], as Collateral Agent and Grantee

By:	Name: Title:

SCHEDULE A

COPYRIGHTS

COPYRIGHT	COPYRIGHT NO.	APP./REG. DATE

COPYRIGHT LICENSES

AGREEMENT	PARTIES	DATE	SUBJECT MATTER

Exhibit K

Amended and Restated Stockholders’ Agreement

AMENDED AND RESTATED PRINCIPAL INVESTORS Stockholders’ Agreement

by and among

Chinos Holdings, Inc.,

Chinos intermediate holdings a, inc.,

chinos intermediate holdings b, inc.,

[NEWCO],

J. CREW GROUP, INC.

and

the stockholders party hereto

dated as of July [●], 2017

Article I	DEFINITIONS; EFFECTIVENESS2
Section 1.1	Definitions2
Section 1.2	Effectiveness13
Section 1.3	Other Interpretive Provisions13
Article II	REPRESENTATIONS AND WARRANTIES13
Section 2.1	Existence; Authority; Enforceability13
Section 2.2	Absence of Conflicts14
Section 2.3	Consents14
Article III	GOVERNANCE14
Section 3.1	Board of Directors14
Section 3.2	Matters Requiring Stockholder Approval16
Section 3.3	Additional Governance Provisions18
Section 3.4	Voting Agreement19
Section 3.5	Actions by Written Consent19
Section 3.6	Termination of Governance Provisions20
Article IV	TRANSFERS OF SHARES20
Section 4.1	Limitations on Transfer20
Section 4.2	Transfer to Permitted Transferees22
Section 4.3	Right of First Offer22
Section 4.4	Tag-Along Rights24
Section 4.5	Drag-Along Rights25
Section 4.6	Miscellaneous27
Section 4.7	Termination of Transfer Restrictions29
Article V	PREEMPTIVE RIGHTS29
Section 5.1	Preemptive Rights29
Section 5.2	Termination of Preemptive Rights31
Article VI	REGISTRATION RIGHTS31
Section 6.1	Demand Registration31
Section 6.2	Shelf Registration35
Section 6.3	Piggyback Registration36
Section 6.4	Black-out Periods38

i

Section 6.5	Registration Procedures39
Section 6.6	Underwritten Offerings45
Section 6.7	No Inconsistent Agreements; Additional Rights47
Section 6.8	Registration Expenses47
Section 6.9	Indemnification47
Section 6.10	Rules 144 and 144A and Regulation S50
Section 6.11	Termination51
Section 6.12	Existing Registration Statements51
Section 6.13	Lock-Up51
Section 6.14	Alternative IPO Entities51
Article VII	GENERAL PROVISIONS52
Section 7.1	Merger with J. Crew52
Section 7.2	Information Rights52
Section 7.3	Waiver by Stockholders53
Section 7.4	Assignment; Benefit53
Section 7.5	Freedom to Pursue Opportunities53
Section 7.6	Publicity and Confidentiality54
Section 7.7	Termination55
Section 7.8	Severability55
Section 7.9	Entire Agreement; Amendment55
Section 7.10	Counterparts56
Section 7.11	Notices56
Section 7.12	Governing Law58
Section 7.13	Jurisdiction58
Section 7.14	Waiver of Jury Trial58
Section 7.15	Specific Performance59
Section 7.16	J. Crew Liability59
Section 7.17	Management Stockholders’ Agreement59
Section 7.18	Subsequent Acquisition of Shares59

Exhibits

Exhibit A (Form of Joinder Agreement)

ii

THIS AMENDED AND RESTATED PRINCIPAL INVESTORS STOCKHOLDERS’ AGREEMENT (as it may be amended from time to time in accordance with the terms hereof, the “Agreement”), dated as of July [●], 2017, is made by and among:

(i) TPG and LGP (each as defined below) (collectively, and together with their Permitted Transferees, the “Sponsors”);

(ii)Chinos Holdings, Inc., a Delaware corporation (the “Company”);

(iii)J. Crew Group, Inc., a Delaware corporation (as successor to Chinos Acquisition Corporation) (“J. Crew”);

(iv) Chinos Intermediate Holdings A, Inc., a Delaware corporation (“Intermediate A”);

(v)Chinos Intermediate Holdings B, Inc., a Delaware corporation (“Intermediate B”);

(vii)[Newco], a Delaware corporation (“Newco”, and together with Intermediate A and Intermediate B, “Intermediate Holdings”);

(vi)the MD Investors (as defined below); and

(vii)such other Persons who from time to time become party hereto by executing a Joinder Agreement (as defined below) to this Agreement and are designated by the Board of Directors (as defined below) as “Other Investors” (together with their Permitted Transferees, the “Other Investors” and together with the Sponsors and the MD Investors, the “Stockholders”).  For the avoidance of doubt, each Noteholder Investor (as defined below) shall be deemed an Other Investor.

RECITALS

WHEREAS, the Sponsors, the Company, J. Crew, Intermediate A, Intermediate B and the MD Investors are parties to that certain Principal Investors Stockholders Agreement, dated as of March 7, 2011 (the “Original Agreement”);

WHEREAS, prior to the Note Exchange, the Sponsors and the MD Investors, together with certain members of management, held in the aggregate one hundred percent (100%) of the issued and outstanding shares of Class A Stock (as defined below) and shares of Class L Stock (as defined below) of the Company;

WHEREAS, certain indirect wholly-owned subsidiaries of J. Crew (the “Subsidiary Issuers”) and the Company have consummated a restructuring transaction involving an exchange (the “Note Exchange”) of the existing 7.75%/8.50% Senior PIK Toggle Notes due 2019 issued by Intermediate A for (i) new notes issued by the Subsidiary Issuers, (ii) shares of the Series A Preferred (as defined below), and (iii) shares of Class A Stock;

WHEREAS, in connection with the Note Exchange, the Company has authorized the issuance of shares of (i) non-convertible perpetual series A preferred stock (“Series A Preferred”), (ii) non-convertible perpetual series B preferred stock (“Series B Preferred”) and (iii) additional shares of Class A Stock;

WHEREAS, the holders of Class L Stock have exchanged their shares of Class L Stock for shares of Class A Stock and Series B Preferred; and

WHEREAS, each party hereto desires to amend and restate the Original Agreement and to provide for the management of the Company, Intermediate Holdings and J. Crew and to set forth the respective rights and obligations of the Stockholders generally.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements of the parties hereto, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Article I

DEFINITIONS; EFFECTIVENESS

Section 1.1Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Adverse Claim” has the meaning set forth in Section 8‑302 of the applicable Uniform Commercial Code.

“Adverse Disclosure” means public disclosure of material non-public information which, in the Board of Directors’ good faith judgment, after consultation with independent outside counsel to the Issuer, (i) would be required to be made in any Registration Statement filed with the SEC by the Issuer so that such Registration Statement does not, when it becomes effective, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; (ii) would not be required to be made at such time but for the filing of such Registration Statement and (iii) the Issuer has a bona fide business purpose for not disclosing publicly.

“Affiliate” means, with respect to any specified Person, (a) any other Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person, including any investment fund or account sponsored or managed by such Person or any other Person that controls, is controlled by, or is under common control with such Person (for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise) and (b) with respect to any natural Person, any Member of the Immediate Family of such natural Person; provided that, in any event, no Stockholder shall be deemed an Affiliate of the Company or any of its subsidiaries for purposes of this Agreement.

“Affiliated Officer” means an officer of the Company affiliated with either Sponsor.

“Agreement” has the meaning set forth in the preamble.

“Alternative IPO Entity” has the meaning set forth in Section 6.14.

“Articles” means the certificate of incorporation, certificate of designation and by-laws of the Company.

“Board of Directors” means the board of directors of the Company.

“Board Threshold Interest Amount” means, with respect to LGP, at any date of determination, the aggregate Purchase Price Value of the shares of Common Stock then-owned by LGP being equal to or greater than twenty percent (20%) of LGP’s Initial Share Ownership.

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“Breaching Drag-Along Stockholder” has the meaning set forth in Section 4.5(e).

“Breaching Stockholder” has the meaning set forth in Section 3.1(j).

“Business Day” means any day other than a Saturday, Sunday or day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

“Class A Stock” means the Class A Common Stock, par value $.001 per share of the Company.

“Class L Stock” means the Class L Common Stock, par value $.001 per share of the Company, which for the avoidance of doubt is no longer issued and outstanding as of the effectiveness of this Agreement.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.  Any reference to a section of the Code shall include a reference to any successor provision thereto.

“Common Stock” means the Class A Stock (and any shares of capital stock of the Company issued or issuable with respect to such common stock by way of a stock dividend or distribution payable thereon or stock split, reverse stock split, recapitalization, reclassification, reorganization, exchange, subdivision or combination thereof).

“Company” has the meaning set forth in the preamble.

“Company Shares” means all Sponsor Shares, MD Investor Shares and Other Investor Shares.

“Convertible Securities” means any evidence of indebtedness, shares of stock or other securities (other than Options and Warrants) which are directly or indirectly convertible into or exchangeable or exercisable for Company Shares.

“Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of March 5, 2014 (as amended by that certain Amendment No. 1 to Amended and Restated Credit Agreement, dated as of the date hereof, and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time), among J. Crew, Intermediate B, Wilmington Savings Fund Society, FSB  (as successor in interest to Bank of America, N.A.), as administrative agent, and the lenders from time to time party thereto.

“Cure Period” has the meaning set forth in Section 3.1(j).

“Deadlock Notice” has the meaning set forth in Section 3.2.

“Demand Holder” has the meaning set forth in Section 6.1(a)(ii).

“Demand Notice” has the meaning set forth in Section 6.1(e).

“Demand Period” has the meaning set forth in Section 6.1(d).

“Demand Registration” has the meaning set forth in Section 6.1(a)(ii).

“Demand Registration Statement” has the meaning set forth in Section 6.1(a)(iii).

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“Demand Suspension” has the meaning set forth in Section 6.1(f).

“Demand Threshold Amount” means at least 5% of the outstanding Registrable Securities on an as-converted, fully-diluted basis.

“Demanding Holder” means any Demand Holder that exercises a right to demand Registration pursuant to Article VI.

“Drag-Along Buyer” has the meaning set forth in Section 4.5(a).

“Drag-Along Notice” has the meaning set forth in Section 4.5(b).

“Drag-Along Stockholders” has the meaning set forth in Section 4.5(b).

“Drag-Along Transfer” has the meaning set forth in Section 4.5(a).

“EBITDA” has the meaning set forth in the Credit Agreement.

“Effectiveness Date” means the date on which Holders are no longer subject to any lock-up in connection with the Issuer’s IPO.

“Equivalent Shares” means, at any date of determination, (a) as to any outstanding shares of Common Stock, such number of shares of Common Stock and (b) as to any outstanding Options, Warrants or Convertible Securities which constitute Company Shares, the maximum number of shares of Common Stock for which or into which such Options, Warrants or Convertible Securities may at the time be exercised, converted or exchanged (or which will become exercisable, convertible or exchangeable on or prior to, or by reason of, the transaction or circumstance in connection with which the number of Equivalent Shares is to be determined).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, in each case as in effect from time to time.

“Escrow Agent” has the meaning set forth in Section 4.5(g).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto, and any rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

“FINRA” means the Financial Industry Regulatory Authority.

“Fund Indemnitor” has the meaning set forth in Section 3.1(i).

“Holder” means any holder of Registrable Securities who is a party hereto or who succeeds to rights hereunder pursuant to Section 4.6.

“HSR Waiting Period” means the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indemnitee” has the meaning set forth in Section 3.1(i).

“Initial Holding Period” has the meaning set forth in Section 4.1(a).

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“Initial Share Ownership” means with respect to any Stockholder, the aggregate Purchase Price Value of the shares of Common Stock held by such Stockholder as of the date hereof; provided, however, with respect to MD, TPG or LGP, for the purposes of determining the Threshold Interest Amount and the Board Threshold Interest Amount hereunder, the Initial Share Ownership shall be decreased by the Purchase Price Value of the shares of Common Stock repurchased by the Company in a pro rata transaction that does not affect the relative Ownership Interest of MD, TPG and LGP.

“Intermediate A” has the meaning set forth in the preamble.

“Intermediate B” has the meaning set forth in the preamble.

“Intermediate Holdings” has the meaning set forth in the preamble.

“IPO” means the first Underwritten Offering of equity securities of the Company or any of its subsidiaries pursuant to an effective registration (other than on Form S-4, S-8 or a comparable form) under the Securities Act.

“IPO Demand Registration” has the meaning set forth in Section 6.1(a).

“Issuer” means the first of the Company, Intermediate Holdings or J. Crew to offer its equity securities for sale in an IPO.

“Issuer Free Writing Prospectus” means an issuer free writing prospectus, as defined in Rule 433 under the Securities Act, relating to an offer of the Registrable Securities.

“Issuer Public Sale” has the meaning set forth in Section 6.3(a).

“Issuer Shares” means the shares of common stock or other equity securities of the Issuer, and any securities into which such shares of common stock or other equity securities shall have been changed or any securities resulting from any reclassification or recapitalization of such shares of common stock or other equity securities.

“J. Crew” has the meaning set forth in the preamble.

“Joinder Agreement” shall mean a joinder to this Agreement in the form attached hereto as Exhibit A.

“LGP” means, collectively, Green Equity Investors V, L.P., Green Equity Investors Side V, L.P. and LGP Chino Coinvest LLC and each of their respective Permitted Transferees that is or becomes a Stockholder hereunder.

“Loss” has the meaning set forth in Section 6.9(a).

“Majority in Interest” means a majority of such Company Shares.

“Majority LGP Investors” means, as of any date, the holders of a Majority in Interest of the Company Shares held by LGP.

“Majority MD Investors” means, as of any date, the holders of a Majority in Interest of the Company Shares held by the MD Investors.

“Majority Noteholder Investors” means, as of any date, the holders of a Majority in Interest of the Company Shares held by the Noteholder Investors.

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“Majority Sponsors” means, as of any date, the holders of a Majority in Interest of the Company Shares held by the Sponsors.

“Majority TPG Investors” means, as of any date, the holders of a Majority in Interest of the Company Shares held by TPG.

“Management Services Agreement” means the Amended and Restated Management Services Agreement, dated as of the date hereof, by and among the Company, J. Crew, [Newco] and Intermediate B, as the same may be amended from time to time.

“Management Stockholders’ Agreement” means the Amended and Restated Management Stockholders’ Agreement, dated as of the date hereof, by and among the Company, the Sponsors, the MD Investors and the Managers named therein, as the same may be amended from time to time.

“Marketable Securities” means securities that are (i) traded on a national securities exchange in the United States or on an established stock exchange in Europe or Asia, (ii) reported through an established automated inter-dealer quotation system in the United States, Europe or Asia and, in each case, are not subject to any restrictions on transfer as a result of applicable contract provisions, the provisions of the Securities Act (or regulations thereunder), or other applicable law.

“Material Adverse Change” means (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States; (ii) the suspension of trading of any class of Registrable Securities by the SEC or any applicable national securities exchange on which such Registrable Securities are listed; (iii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States; (iv) a material outbreak or escalation of armed hostilities or other international or national calamity involving the United States or the declaration by the United States of a national emergency or war or a material change in national or international financial, political or economic conditions; and (v) any event, change, circumstance or effect that is or is reasonably likely to be materially adverse to the business, properties, assets, liabilities, condition (financial or otherwise), operations, results of operations or prospects of the Issuer and its subsidiaries taken as a whole.

“MD” means Millard S. Drexler.

“MD Investors” means MD, The Drexler Family Revocable Trust, The Millard S. Drexler 2009 Grantor Retained Annuity Trust #1 and The Millard S. Drexler 2009 Grantor Retained Annuity Trust #2 and each of their respective Permitted Transferees that is or becomes a Stockholder hereunder.

“MD Investor Shares” means (a) all shares of Common Stock originally issued to, or owned by, an MD Investor, in each case, whenever issued, including all shares of Common Stock issued upon the exercise, conversion or exchange of any Options, Warrants or Convertible Securities and (b) all Options, Warrants and  Convertible Securities originally granted or issued to an MD Investor (treating such Options, Warrants and Convertible Securities as a number of Company Shares equal to the number of Equivalent Shares represented by such Options, Warrants and Convertible Securities for all purposes of this Agreement except as otherwise specifically set forth herein).

“Members of the Immediate Family” means, with respect to any individual, each spouse or child or other descendants of such individual, each trust created solely for the benefit of one or more of the aforementioned Persons and their spouses, each custodian or guardian of any property of one or more of the aforementioned Persons in his capacity as such custodian or guardian and any partnership or limited liability company of which the aforementioned Persons or their spouses are the only partners or members, as applicable.

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“Necessary Action” means, with respect to a specified result, all actions (to the extent such actions are permitted by law) necessary to cause such result, including (i) voting or providing a written consent or proxy with respect to the Company Shares whether at any annual or special meeting, by written consent or otherwise, (ii) causing the adoption of shareholders’ resolutions and amendments to the Articles, (iii) causing members of the Board of Directors (to the extent such members were nominated or designated by the Person obligated to undertake the Necessary Action, and subject to any fiduciary duties that such members may have as directors of the Company) to act in a certain manner or causing them to be removed in the event they do not act in such a manner, (iv) executing agreements and instruments, and (v) making, or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such result.

[“Newco”] has the meaning set forth in the preamble.

“New Issuance” has the meaning set forth in Section 5.1(a).

“Newly Issued Securities” has the meaning set forth in Section 5.1(a).

“Note Exchange” has the meaning set forth in the recitals.

“Noteholder Holding Period” has the meaning set forth in Section 4.1(a).

“Noteholder Investors” means [●] (and their respective successors and permitted assigns and transferees).

“Options” means any options to subscribe for, purchase or otherwise directly acquire shares of Common Stock.

“Original Agreement” has the meaning set forth in the recitals.

“Other Investor” has the meaning set forth in the preamble.

“Other Investor Shares” means (a) all shares of Common Stock originally issued to, or owned  by, an Other Investor, in each case, whenever issued, including all shares of Common Stock issued upon the exercise, conversion or exchange of any Options, Warrants or Convertible Securities and (b) all Options, Warrants and  Convertible Securities originally granted or issued to an Other Investor (treating such Options, Warrants and Convertible Securities as a number of Company Shares equal to the number of Equivalent Shares represented by such Options, Warrants and Convertible Securities for all purposes of this Agreement except (i) for purposes of Section 4.4 and Article V, if applicable, and (ii) as otherwise specifically set forth herein).

“Over-Allocation Pro-Rata Portion” means, a number of Newly Issued Securities not purchased by the Stockholders or the Rollover Managers determined by multiplying (i) the number of such Newly Issued Securities not purchased by the Stockholders in accordance with Section 5.1 or the Rollover Managers in accordance with Section 6.1 of the Management Stockholders’ Agreement by (ii) the percentage of the total Purchase Price Value of the Company Shares and Rollover Shares outstanding immediately prior to giving effect to such

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New Issuance held by all of the Stockholders and the Rollover Managers, in each case, that have elected to purchase more than their Pro Rata Portion which the Purchase Price Value of the Company Shares or Rollover Shares, as applicable, held by the relevant Stockholder or Rollover Manager desiring to purchase more than their Pro Rata Portion pursuant to Section 5.1 hereof or Section 6.1 of the Management Stockholders’ Agreement constitutes.

“Ownership Interest” means the percentage of the outstanding shares of Common Stock owned by a Person on a fully diluted basis.

“Participating Seller” has the meaning set forth in Section 4.6(b).

“Permitted Transferee” has the meaning set forth in Section 4.2.

“Person” means an individual, partnership, limited liability company, corporation, trust, association, estate, unincorporated organization or a government or any agency or political subdivision thereof.

“Piggyback Notice” has the meaning set forth in Section 6.3(a)

“Piggyback Registration” has the meaning set forth in Section 6.3(a).

“Preemptive Rights Holders” has the meaning set forth in Section 5.1(a).

“Preemptive Rights Notice” has the meaning set forth in Section 5.1(a).

“Pro Rata Portion” means:

(a)for purposes of Section 4.3 (with respect to the right of first offer), a number of Company Shares determined by multiplying (i) the number of Company Shares subject to the right of first offer by (ii) a fraction, the numerator of which is the number of shares of Common Stock held by the relevant ROFO Offeree and the denominator of which is the aggregate number of shares of Common Stock held by the ROFO Offerees who have elected to purchase Company Shares covered by the relevant ROFO Notice;

(b)for purposes of Section 4.4 (with respect to tag-along rights), a number of Company Shares determined by multiplying (i) the number of Company Shares held by the Tagging Stockholder by (ii) a fraction, the numerator of which is the number of Company Shares proposed to be Transferred by the Transferring Stockholder in connection with the Proposed Transfer and the denominator of which is the aggregate number of Company Shares held by such Transferring Stockholder;

(c)for purposes of Section 4.5 (with respect to drag-along rights), a number of Company Shares determined by multiplying (i) the number of Company Shares held by a Drag-Along Stockholder by (ii) a fraction, the numerator of which is the number of Company Shares proposed to be Transferred by TPG to the Drag-Along Buyer and the denominator of which is the aggregate number of Company Shares held by TPG;

(d)for purposes of Section 5.1 (with respect to preemptive rights), a number of Newly Issued Securities determined by multiplying (i) the number of Newly Issued Securities that the Company, Intermediate Holdings, J. Crew or other relevant subsidiary, as applicable,

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proposes to issue on the relevant issuance date by (ii) the percentage of Company Shares and Rollover Shares held by all Company stockholders  entitled to preemptive rights hereunder or under the Management Stockholders’ Agreement immediately prior to giving effect to such New Issuance which the Company Shares held by the relevant Stockholder constitutes; and

(e)for purposes of Sections 6.1 and 6.3, with respect to each holder of Registrable Securities requesting that such shares be registered in such registration statement, a number of such shares equal to the aggregate number of shares of Registrable Securities to be registered in such registration (excluding any shares to be registered for the account of the Company) multiplied by a fraction, the numerator of which is the aggregate number of Registrable Securities held by such holder, and the denominator of which is the aggregate number of Registrable Securities held by all holders requesting that their Registrable Securities be registered in such registration.

“Proposed Transfer” has the meaning set forth in Section 4.4(a).

“Proposed Transferee” has the meaning set forth in Section 4.4(a).

“Prospectus” means the prospectus included in any Registration Statement, all amendments and supplements to such prospectus, including post-effective amendments, and all other material incorporated by reference in such prospectus.

“Proxy Holder” has the meaning set forth in Section 3.1(j).

“Purchase Price Value” means:  (x) with respect to Class A Common Stock issued prior to the date hereof, $1.00 per share of Class A Stock appropriately adjusted for any stock split, stock dividend, combination, recapitalization or the like involving Class A Stock, and (y) with respect to Class A Stock issued on the date hereof, $.00001 per share of Class A Common Stock.

“Registrable Securities” means (a) all shares of Class A Stock, (b) all shares of Class A Stock issuable upon exercise, conversion or exchange of any Option, Warrant or Convertible Security and (c) all shares of Class A Stock directly or indirectly issued or issuable with respect to the securities referred to in clauses (a) or (b) above by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization, in each case constituting Company Shares.  As to any particular Registrable Securities, such shares shall cease to be Registrable Securities when (w) a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such registration statement, (x) such securities shall have been Transferred to the public pursuant to Rule 144, (y) the aggregate number of such securities held by the applicable Stockholder and its Affiliates is less than the number that would subject the distribution thereof to any volume limitation or other restrictions on transfer under Rule 144 and such Stockholder is able to distribute such securities publicly without any restrictions on transfer (including without application of paragraphs (c), (e) (f) and (h) of Rule 144), or (z) such securities shall have ceased to be outstanding.

“Registration” means a registration with the SEC of any Issuer Shares for offer and sale to the public under a Registration Statement.  The terms “Register”, “Registered” and “Registering” shall have correlative meanings.

“Registration Expenses” has the meaning set forth in Section 6.8.

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“Registration Statement” means any registration statement of the Issuer filed with, or to be filed with, the SEC under the rules and regulations promulgated under the Securities Act, including the related Prospectus, amendments and supplements to such registration statement, including pre- and post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement other than a registration statement (and related Prospectus) filed on Form S-8 or any successor form thereto.

“Representatives” means, with respect to any Person, any of such Person’s officers, directors, employees, agents, attorneys, accountants, actuaries, consultants, equity financing partners or financial advisors or other Person associated with, or acting on behalf of, such Person.

“ROFO Election Period” has the meaning set forth in Section 4.3(a)(ii).

“ROFO Notice” has the meaning set for in Section 4.3(a)(i).

“ROFO Offeree” has the meaning set forth in Section 4.3(a).

“ROFO Purchaser” has the meaning set forth in Section 4.3(a)(ii).

“ROFO Stockholder” has the meaning set forth in Section 4.3(a).

“Rollover Manager” has the meaning ascribed to such term in the Management Stockholders’ Agreement.

“Rollover Shares” means the Company Shares (as defined in the Management Stockholders Agreement) held by Rollover Managers.

“Rule 144” means Rule 144 under the Securities Act (or any successor Rule).

“SEC” means the Securities and Exchange Commission or any successor agency having jurisdiction under the Securities Act.

“Securities Act” means the United States Securities Act of 1933, as amended, and any successor thereto, and any rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

“Series A Preferred” has the meaning set forth in the recitals.

“Series B Preferred” has the meaning set forth in the recitals.

“Shelf Period” has the meaning set forth in Section 6.2(b).

“Shelf Registration” means a Registration effected pursuant to Section 6.2.

“Shelf Registration Statement” means a Registration Statement of the Issuer filed with the SEC on either (i) Form S-3 (or any successor form or other appropriate form under the Securities Act) or (ii) if the Issuer is not permitted to file a Registration Statement on Form S-3, an evergreen Registration Statement on Form S-1 (or any successor form or other appropriate form under the Securities Act), in each case for an

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offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act (or any similar rule that may be adopted by the SEC) covering the Registrable Securities, as applicable.

“Shelf Suspension” has the meaning set forth in Section 6.2(d).

“Short-Form Registration” has the meaning set forth in Section 6.1(a)(ii).

“Sponsor” has the meaning set forth in the preamble.

“Sponsor Director” means any director designated by TPG or LGP.

“Sponsor Management Services Agreement” means the Sponsor Management Services Agreement, dated as of the date hereof, by and among the Company and certain entities affiliated with the Sponsors, as the same may be amended from time to time.

“Sponsor Shares” means (a) all shares of Common Stock originally issued to, or owned by, a Sponsor, in each case, whenever issued, including all shares of Common Stock issued upon the exercise, conversion or exchange of any Options, Warrants or Convertible Securities and (b) all Options, Warrants and Convertible Securities originally granted or issued to a Sponsor (treating such Options, Warrants and Convertible Securities as a number of Company Shares equal to the number of Equivalent Shares represented by such Options, Warrants and Convertible Securities for all purposes of this Agreement except as otherwise specifically set forth herein).

“Stockholder” has the meaning set forth in the preamble.

“Subsidiary Issuers” has the meaning set forth in the recitals.

“Tag-Along Notice” has the meaning set forth in Section 4.4(b).

“Tag-Along Offeree” has the meaning set forth in Section 4.4(b)

“Tagging Stockholder” has the meaning set forth in Section 4.4(a).

“Threshold Interest Amount” means, with respect to TPG or LGP, at any date of determination, the aggregate Purchase Price Value of the shares of Common Stock then-owned by TPG or LGP, as applicable, being equal to or greater than fifty percent (50%) of TPG’s or LGP’s, as applicable, Initial Share Ownership.

“TPG” means, collectively, TPG Chinos, L.P. and TPG Chinos Co-Invest, L.P., and each of their respective Permitted Transferees that is or becomes a Stockholder hereunder.

“TPG Directors” means the directors designated by TPG in accordance with Section 3.1.

“Transfer” means, with respect to any Company Shares, a direct or indirect transfer, sale, exchange, assignment, pledge, hypothecation or other encumbrance or other disposition of such Company Shares, including the grant of an option or other right, whether directly or indirectly, whether voluntarily, involuntarily or by operation of law; provided that the sale or transfer of capital stock or other equity interests (whether by merger, consolidation or otherwise) in any entity that is listed on a national stock exchange and that is an indirect owner of Company Shares shall not be considered a Transfer of such Company Shares.  “Transferred”, “Transferee” and “Transferability” shall each have a correlative meaning.  For the avoidance of doubt, from the date of this Agreement until an IPO, it shall constitute a “Transfer” subject to the restrictions

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on Transfer contained or referenced in Section 4.1 if a transferee is not an individual, a trust or an estate, and the transferor or an Affiliate thereof ceases to control such transferee (in which case, the applicable Stockholder shall cause such former Affiliate to promptly Transfer all Company Shares held by such former Affiliate to a Permitted Transferee of such Stockholder).

“Transferring Stockholder” has the meaning set forth in Section 4.4(a).

“Underwritten Offering” means a Registration in which securities of the Issuer are sold to an underwriter or underwriters for reoffering to the public.

“Warrants” means any warrants to subscribe for, purchase or otherwise directly acquire Company Shares.

Section 1.2Effectiveness. This Agreement will become effective upon consummation of the Note Exchange.

Section 1.3Other Interpretive Provisions. (a)  The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)The words “hereof”, “herein”, “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and any subsection and section references are to this Agreement unless otherwise specified.

(c)The term “including” is not limiting and means “including without limitation.”

(d)The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(e)Whenever the context requires, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms.

Article II

REPRESENTATIONS AND WARRANTIES

Each of the parties to this Agreement hereby represents and warrants to each other party to this Agreement that as of the date such party executes this Agreement:

Section 2.1Existence; Authority; Enforceability.  Such party has the power and authority to enter into this Agreement and to carry out its obligations hereunder.  Such party (other than any party that is an individual) is duly organized and validly existing under the laws of its jurisdiction of organization, and the execution of this Agreement, and the consummation of the transactions contemplated herein, have been authorized by all Necessary Action, and no other act or proceeding on its part is necessary to authorize the execution of this Agreement or the consummation of any of the transactions contemplated hereby.  This Agreement has been duly executed by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

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Section 2.2Absence of Conflicts. The execution and delivery by such party of this Agreement and the performance of its obligations hereunder does not and will not (a) conflict with, or result in the breach of any provision of the constitutive documents of such party; (b) result in any violation, breach, conflict, default or event of default (or an event which with notice, lapse of time, or both, would constitute a default or event of default), or give rise to any right of acceleration or termination or any additional payment obligation, under the terms of any contract, agreement or permit to which such party is a party or by which such party’s assets or operations are bound or affected; or (c) violate any law applicable to such party.

Section 2.3Consents. Other than as expressly required herein and any consents which have already been obtained, no consent, waiver, approval, authorization, exemption, registration, license or declaration is required to be made or obtained by such party in connection with (a) the execution, delivery or performance of this Agreement or (b) the consummation of any of the transactions contemplated herein.

Article III

GOVERNANCE

Section 3.1Board of Directors.

(a)The Stockholders and the Company shall take all Necessary Action to cause the Board of Directors to be comprised of at least seven (7) directors, with the number of directors designated from time to time by TPG, (v) one (1) of whom shall be designated by the holders of the Series A Preferred in accordance with the Articles, (w) two (2) of whom shall be designated by LGP, (x) one (1) of whom shall be the chief executive officer of the Company, (y) one (1) of whom shall be MD and (z) the balance of whom shall be designated by TPG; provided that:

(i)If LGP ceases to hold its Threshold Interest Amount, then LGP shall be entitled to designate only one (1) director for election to the Board of Directors;

(ii)If LGP ceases to hold its Board Threshold Interest Amount, then LGP shall not be entitled to designate any directors for election to the Board of Directors; and

(iii)LGP shall be entitled to designate one board observer to attend meetings of the Board of Directors unless LGP ceases to hold any shares of Common Stock (or fractions thereof).

(b)If the number of directors that LGP has the right to designate to the Board of Directors is decreased pursuant to Section 3.1(a), then LGP and the Company shall immediately remove such director or directors, as the case may be, from the Board of Directors and the Stockholders and the Company shall take all Necessary Action to cause the number of members of the Board of Directors to be reduced accordingly.

(c)Except as provided in Section 3.1(b), LGP shall have the exclusive right to appoint and remove its designees to the Board of Directors, as well as the exclusive right to fill vacancies created by reason of death, removal or resignation of such designees. The holders of

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the Series A Preferred shall have the exclusive right to appoint and remove their designee to the Board of Directors, as well as the exclusive right to fill vacancies created by reason of death, removal or resignation of such designee, in accordance with, and subject to, the Articles.  Other than as set forth in the prior two sentences, TPG shall have the exclusive right to appoint and remove the directors and fill vacancies created by reason of death, removal or resignation of such directors; and the Company and the Stockholders shall take all Necessary Action to cause the Board of Directors to be so constituted.

(d)The initial directors designated by TPG pursuant to Section 3.1(a) shall be James Coulter (designated by TPG Chinos Co-Invest, L.P.) and Carrie Wheeler.  The initial directors designated by LGP pursuant to Section 3.1(a) shall be Jonathan D. Sokoloff and John G. Danhakl.

(e)Decisions of the Board of Directors shall require the approval of a majority of the voting power of the directors; provided that the approval by the Board of Directors of any incentive plan pursuant to which management or employees of the Company or any of its Subsidiaries will receive equity securities of the Company shall require the consent of the director designated by the holders of the Series A Preferred acting in his capacity as such.  The Board of Directors shall designate a chairman; provided, that MD shall serve as the chairman of the Board of Directors so long as he is a member of the Board of Directors.

(f)Pursuant to the Articles, for purposes of any actions taken by or determinations of the Board of Directors or any committees thereof, each TPG Director shall have four (4) votes and each non-TPG Director shall have one (1) vote.  Every reference in this Agreement to a majority or other proportion of the directors shall refer to a majority or other proportion of the votes of the directors.

(g)The Company, Intermediate Holdings and J. Crew shall take all Necessary Action to cause the persons constituting the Board of Directors to be appointed as the sole members of the respective boards of directors of J. Crew and Intermediate Holdings.

(h)The Company, Intermediate Holdings or J. Crew, as the case may be, shall reimburse the directors for all reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of the Board of Directors, the boards of directors of Intermediate Holdings, the board of directors of J. Crew and any committees thereof, including without limitation travel, lodging and meal expenses.

(i)The Company, Intermediate Holdings and J. Crew shall obtain customary director and officer indemnity insurance on commercially reasonable terms. The Company, Intermediate Holdings and J. Crew hereby acknowledge that any director, officer or other indemnified person covered by any such indemnity insurance policy (any such Person, an “Indemnitee”) may have certain rights to indemnification, advancement of expenses and/or insurance provided by any of the Sponsors, the Noteholder Investors and certain of their respective Affiliates (collectively, the “Fund Indemnitors”).  The Company, Intermediate Holdings and J. Crew hereby agree (i) that the Company, Intermediate Holdings, and J. Crew shall be the indemnitors of first resort (i.e., their respective obligations to an Indemnitee shall be primary and any obligation of any Fund Indemnitor to advance expenses or to provide

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indemnification for the same expenses or liabilities incurred by Indemnitee shall be secondary) and the obligation of the Company, Intermediate Holdings and J. Crew to indemnify and advance expenses to an Indemnitee shall be joint and several, and (ii) each of the Company, Intermediate Holdings and J. Crew irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof.  The Company, Intermediate Holdings and J. Crew further agree that no advancement or payment by the Fund Indemnitors on behalf of an Indemnitee with respect to any claim for which such Indemnitee has sought indemnification from the Company, Intermediate Holdings or J. Crew, as the case may be, shall affect the foregoing and the Fund Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Indemnitee against the Company, Intermediate Holdings or J. Crew, as the case may be.

(j)Solely for purposes of Section 3.1(a), and in order to secure the performance of each Stockholder’s obligations under Section 3.1(a), each Stockholder hereby irrevocably appoints each other Stockholder that qualifies as a Proxy Holder (as defined below) the attorney-in-fact and proxy of such Stockholder (with full power of substitution) to vote or provide a written consent with respect to its Company Shares as described in this paragraph if, and only in the event that, such Stockholder fails to vote or provide a written consent with respect to its Company Shares in accordance with the terms of Section 3.1(a) (each such Stockholder, a “Breaching Stockholder”).  Each Breaching Stockholder shall have five (5) Business Days from the date of a request for such vote or written consent (the “Cure Period”) to cure such failure.  If after the Cure Period the Breaching Stockholder has not cured such failure, any Sponsor whose designees to the Board of Directors were required to be approved by the Breaching Stockholder pursuant to Section 3.1(a) but were not approved by the Breaching Stockholder, shall have and is hereby irrevocably granted a proxy to vote or provide a written consent with respect to each such Breaching Stockholder’s Company Shares for the purposes of taking the actions required by Section 3.1(a) (such Sponsor, a “Proxy Holder”), and of removing from office any directors elected to the Board of Directors in lieu of the designees of the Proxy Holder who should have been elected pursuant to Section 3.1(a).  Each Stockholder intends this proxy to be, and it shall be, irrevocable and coupled with an interest, and each Stockholder will take such further action and execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revoke any proxy previously granted by it with respect to the matters set forth in Section 3.1(a) with respect to the Company Shares owned by such Stockholder.  Notwithstanding the foregoing, the conditional proxy granted by this Section 3.1(j) shall be deemed to be revoked upon the termination of Article III in accordance with its terms.

(k)Any independent directors of the boards of directors of the Company, J. Crew and Intermediate Holdings shall be entitled to all of the benefits afforded to directors under this Article III, and shall be third party beneficiaries in respect thereof.

Section 3.2Matters Requiring Stockholder Approval. The Stockholders shall take all Necessary Action to cause the Company not to take, and the Company shall not take, and shall take all Necessary Action to cause Intermediate Holdings, J. Crew and its relevant subsidiaries not to take, and Intermediate Holdings shall not take, and shall take all Necessary Action to cause J. Crew and its relevant subsidiaries not to take, and J. Crew shall not take, and shall take all Necessary Action to cause its relevant subsidiaries not to take, any of the following actions

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without the prior written consent of LGP, for so long as it holds its Threshold Interest Amount, (which consent may, for the avoidance of doubt, be given by (i) any individual designated by LGP as a director pursuant to this Agreement; provided, however, that any such consent given by any such individual will be deemed to have been given in that individual’s capacity as an authorized representative of LGP and not in that individual’s capacity as a director of the Company or (ii) the Majority LGP Investors):

(i)The hiring or termination of the chief executive officer of the Company, Intermediate Holdings and/or J. Crew;

(ii)The authorization or issuance of Common Stock or other equity securities of the Company, or equity securities of Intermediate Holdings, J. Crew or any of their subsidiaries, including any Warrants, Options or other rights to acquire Company Shares or other equity securities of the Company or equity securities of Intermediate Holdings, J. Crew or any of their subsidiaries or debt securities that are convertible into Company Shares or other equity securities of the Company or equity securities of Intermediate Holdings, J. Crew or any of their subsidiaries, other than (i) pursuant to any equity incentive plans or arrangements for management and independent directors of the Board of Directors, (ii) in connection with an IPO, (iii) to the lender(s) in connection with the incurrence of debt that does not otherwise require consent pursuant to Section 3.2, (iv) to the seller(s) in connection with an acquisition or merger that does not otherwise require consent pursuant to Section 3.2 or (v) to other direct or indirect wholly-owned subsidiaries of the Company;

(iii)Any dividend, redemption or distribution with respect to the Company Shares or other equity securities of the Company in which Company Shares or other equity securities of the Company held by LGP and TPG are not treated in an equivalent manner;

(iv)Any fundamental change in the primary line of business conducted by the Company, Intermediate Holdings, J. Crew and their subsidiaries;

(v)The incurrence of indebtedness by the Company (including assumption of credit and guarantees) or any of its subsidiaries, other than indebtedness that, when added to all other outstanding consolidated indebtedness of the Company and its subsidiaries (net of any cash escrows or similar facility dedicated solely to repay indebtedness) does not exceed five and one-half (5.5) times the Company’s consolidated EBITDA for the period of twelve (12) months immediately preceding such incurrence of indebtedness for which consolidated financial statements of the Company are available;

(vi)The entry into any agreement or transaction, directly or indirectly, with TPG or any of its Affiliates, except for (i) ordinary course transactions between the Company or any of its subsidiaries, on the one hand, and a TPG portfolio company, on the other hand, that are on arms’-length terms or (ii) agreements or transactions between the Company or any of its subsidiaries, on the one hand, and TPG operations professionals on the other hand, that are on commercially reasonable terms;

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(vii)An amendment of, or any change to or waiver of the provisions of the Articles or the articles of incorporation, by-laws or equivalent constituent documents of Intermediate Holdings, J. Crew or any of their “significant subsidiaries” (as defined in Regulation S-X under the Securities Exchange Act of 1934, as amended) that would be materially adverse to LGP in a manner disproportionate to the manner in which TPG would be affected by such amendment, change or waiver;

(viii)Any merger or consolidation, or the sale of all or substantially all of the assets of the Company, Intermediate Holdings, J. Crew or any of their significant subsidiaries to the extent that greater than twenty percent (20%) of the aggregate consideration therefor is stock or other equity interests of a third party that are not Marketable Securities; or

(ix)The acquisition of assets or securities, whether through merger, consolidation, share exchange, business combination or otherwise by the Company or any of its subsidiaries in any transaction or series of transactions for an amount of consideration (including, for the avoidance of doubt, the assumption of indebtedness) in excess of $350 million other than (i) any acquisition that involves a merger, combination or other consolidation or drop-down of the Company into any subsidiary that is directly or indirectly wholly-owned by the Company or (ii) for the avoidance of doubt, any acquisitions made pursuant to the exercise of the drag-along rights set forth in Section 4.6.

In the event that any action submitted for approval pursuant to this Section 3.2 is not approved in accordance with the provisions hereof, either Sponsor may provide notice to the other (a “Deadlock Notice”), specifying its request that such Sponsor reconsider such matter. Upon receipt of a Deadlock Notice, each Sponsor shall cause one or more of its representatives to promptly meet and to attempt in good faith to resolve such deadlock by negotiation between such representatives.

Section 3.3Additional Governance Provisions.

(a)LGP, for so long as it holds its Threshold Interest Amount, shall have the right to designate a representative to participate in any managerial meetings in which TPG or any of its Representatives participates if the Company’s, Intermediate Holdings’ or J. Crew’s annual budget, business and/or strategic plans is/are discussed.

(b)LGP, for so long as it holds its Board Threshold Interest Amount, shall have the right to have one of its designated directors on any committee formed of the Board of Directors or the board of directors of Intermediate Holdings or J. Crew.  Decisions of any committee of the Board of Directors shall require the approval of a majority of the members of such committee.

(c)To the extent permitted by antitrust, competition or any other applicable law, each Stockholder agrees and acknowledges that the directors designated by TPG and LGP may share confidential, non-public information about the Company, Intermediate Holdings, J. Crew and their respective subsidiaries with TPG and LGP, respectively.

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(d)The Stockholders hereby agree, notwithstanding anything to the contrary in any other agreement or at law or in equity, that when any Sponsor or director (other than in his or her capacity as a director of the Company or any of its subsidiaries (except with respect to Section 3.2)) takes any action under this Agreement to give or withhold its consent, such Sponsor or director (other than in his or her capacity as a director of the Company or any of its subsidiaries (except with respect to actions taken pursuant to Section 3.2)) shall have no duty (fiduciary or other) to consider the interests of the Company, Intermediate Holdings, J. Crew or any of their respective subsidiaries or the other Stockholders and may act exclusively in its (or in the case of a director, the Stockholder that appointed such director) own interest and shall have only the duty to act in good faith; provided, however, that the foregoing shall in no way affect the obligations of the parties hereto to comply with the provisions of this Agreement or provisions of applicable law that may not be waived.

Section 3.4Voting Agreement.

(a)Consent to Amendment.  Each holder of Other Investor Shares agrees to cast all votes to which such holder is entitled in respect of such Company Shares, whether at any annual or special meeting, by written consent or otherwise, in the same proportion as Sponsor Shares are voted by the Sponsors to increase the number of authorized shares of Common Stock to the extent necessary to permit the Company to comply with the provisions of its Articles or any agreement to which the Company is a party.

(b)Grant of Proxy.  Subject to Section 3.1(j), each Other Investor hereby grants to each Sponsor an irrevocable proxy coupled with an interest to vote his, her or its Company Shares in accordance with his, her or its agreements contained in this Section 3.4, which proxy will be valid and remain in effect until the termination of this Article III in accordance with its terms.

(c)Significant Transactions.  Each holder of Other Investor Shares agrees to cast all votes to which such holder is entitled in respect of the Company Shares, whether at any annual or special meeting, by written consent or otherwise, in the same proportion as Sponsor Shares are voted by the Sponsors to approve any sale, recapitalization, merger, consolidation, reorganization or any other transaction or series of transactions involving the Company or its subsidiaries (or all or any portion of their respective assets) in connection with, or in furtherance of, the exercise by TPG of its rights under Section 4.5.

Section 3.5Actions by Written Consent. The Articles of the Company shall provide that any action required or permitted to be taken at any meeting of stockholders of the Company may be taken by written consent of the requisite stockholders of the Company without a meeting and without prior notice.  The by-laws of the Company shall provide that any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if all the directors consent thereto in writing.  Any such written consents shall be filed with the minutes of proceedings of the Board of Directors.

Section 3.6Termination of Governance Provisions. The provisions of this Article III shall terminate and be of no further force (i) upon the unanimous written consent of the Sponsors; provided that the consent of the Majority MD Investors shall also be required with

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respect to the termination of any of MD’s rights set forth in Section 3.1 (other than in accordance therewith) or (ii) other than Section 3.1 (solely with respect to the obligations to vote for director nominees) and Section 3.4(a), upon the consummation of an IPO of the Company.

Article IV

TRANSFERS OF SHARES

Section 4.1Limitations on Transfer.

(a)No Stockholder may Transfer any of its Company Shares except (i) in accordance with Section 4.2 (Transfer to Permitted Transferees), (ii) with regards to any Stockholder other than a Noteholder Investor, after complying with Sections 4.3 (Right of First Offer) and 4.4 (Tag-Along Rights) and, if such Transfer is prior to an IPO (“Initial Holding Period”), with TPG’s prior written consent, (iii) in a transaction pursuant to Section 4.5 (Drag-Along Rights), (iv) as a Tagging Stockholder in a transaction pursuant to Section 4.4 (Tag-Along Rights), or (v) with regards to the Noteholder Investors, after January [●], 2018. For the avoidance of doubt and notwithstanding anything to the contrary contained herein, in no event shall the Noteholder Investors be permitted to Transfer any Company Shares prior to January [●], 2018, other than to a Permitted Transferee, in connection with a Drag-Along Transfer or as a Tag-Along Offeree.

(b)Notwithstanding the foregoing, in no event shall any Stockholder be entitled to Transfer its Company Shares (other than (x) a Transfer to a Permitted Transferee and (y) transactions relating to Company Shares Transferred in open market transactions after the completion of the IPO), without the prior written consent of the Majority Sponsors, (i) to any Person that is actively engaged in the retail, mail order or internet specialty apparel or accessories business and any other business the Company or its subsidiaries is then engaged, in each case, in any geographic area in which the Company or any of its direct or indirect subsidiaries are engaged in such business or businesses or (ii) to any Person of which the Stockholder is aware (directly or indirectly) (a) holds an ownership interest in any such competitor equal to five percent (5%) or more, (b) has invested $5,000,000 or more in such competitor or (c) has designated, or has the right to designate, a member of the board of directors of any such competitor, except in each case, in or following the IPO and the expiration of any applicable lock-up period, in any bona fide underwritten public offering or in any Rule 144 Sale.  In addition, and notwithstanding any provision of this Agreement to the contrary, no Stockholder shall be entitled to Transfer its Company Shares at any time if such Transfer would:

(i)violate the Securities Act, or any state (or other jurisdiction) securities or “Blue Sky” laws applicable to the Company or the Company Shares;

(ii)cause the Company to be required to register Common Stock under Section 12(g) of the Exchange Act;

(iii)cause the Company to become subject to the registration requirements of the U.S. Investment Company Act of 1940, as amended from time to time; or

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(iv)be a “prohibited transaction” under ERISA or the Code or cause all or any portion of the assets of the Company to constitute “plan assets” under ERISA or Section 4975 of the Code.

(c)In the event of a purported Transfer by a Stockholder of any Company Shares in violation of the provisions of this Agreement, such purported Transfer will be void and of no effect, and the Company will not give effect to such Transfer.

(d)Each certificate evidencing the Company Shares shall bear the following restrictive legend, either as an endorsement or on the face thereof:

THE SALE, ASSIGNMENT, TRANSFER OR OTHER DISPOSITION OF THE SECURITIES EVIDENCED BY THIS CERTIFICATE IS RESTRICTED BY THE TERMS OF AN AMENDED AND RESTATED PRINCIPAL INVESTORS STOCKHOLDERS’ AGREEMENT, DATED AS OF JULY [●], 2017, TO WHICH THE ISSUER AND CERTAIN OF ITS STOCKHOLDERS ARE PARTY, AND THE TERMS OF AN AMENDED AND RESTATED MANAGEMENT STOCKHOLDERS’ AGREEMENT, DATED AS OF JULY [●], 2017, TO WHICH THE ISSUER AND CERTAIN OF ITS STOCKHOLDERS ARE PARTY, COPIES OF EACH OF WHICH ARE ON FILE WITH THE ISSUER OF THIS CERTIFICATE. NO SALE, ASSIGNMENT, TRANSFER OR OTHER DISPOSITION SHALL BE EFFECTIVE UNLESS AND UNTIL THE TERMS AND CONDITIONS OF SUCH STOCKHOLDERS’ AGREEMENTS HAVE BEEN COMPLIED WITH IN FULL.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY OTHER JURISDICTION AND MAY NOT BE SOLD OR TRANSFERRED OTHER THAN IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED (OR OTHER APPLICABLE LAW), OR AN EXEMPTION THEREFROM.

(e)Each certificate representing Company Shares shall also have the following legend endorsed conspicuously thereupon:

The shares of stock represented by this certificate were originally issued to, or issued with respect to shares originally issued to, the following [Sponsor/MD Investor/Other Investor, as the case may be]: __________.

(f)The Company will instruct any transfer agent not to register the Transfer of any Company Shares until the conditions specified in the foregoing legends are satisfied.

(g)In the event that the restrictive legend set forth in Section 4.1(d) or 4.1(e)  has ceased to be applicable, the Company shall provide any Stockholder, or its respective transferees, at their request, without any expense to such Persons (other than applicable transfer taxes and similar governmental charges, if any), with new certificates for such securities of like tenor not bearing the legend with respect to which the restriction has ceased and terminated (it being understood that the restriction referred to in the first paragraph of the legend in Section 4.1(d) shall cease and terminate upon the termination of this Article IV).

Section 4.2Transfer to Permitted Transferees.

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(a)

Subject to the provisions of the second sentence of Section 4.1(b) and Section 4.6, any Stockholder may Transfer any or all of its Company Shares to an Affiliate of such Stockholder, and any Affiliate of such Stockholder may subsequently Transfer any or all of its Company Shares to such Stockholder; provided that each Affiliate of any Stockholder to which Company Shares are Transferred shall, and such Stockholder shall cause such Affiliate to, Transfer back to such Stockholder (or to another Affiliate of such Stockholder) any Company Shares it owns if such Affiliate ceases to be an Affiliate of such Stockholder.

(b)

Upon the death of any holder of Company Shares who is a natural Person, such Company Shares may be distributed by the will or other instrument taking effect at death of such holder or by applicable laws of descent and distribution to such holder’s estate, executors, administrators and personal representatives, and then to such holder’s heirs, legatees or distributees, whether or not such recipients are Members of the Immediate Family of such holder.

The transferee of such Company Shares described in clauses (a) and (b), shall each be a “Permitted Transferee”.

Section 4.3Right of First Offer. (a)  If any Stockholder (other than a Sponsor) desires to Transfer all or any portion of its Company Shares in a transaction to which this Section 4.3 applies (any such Stockholder, a “ROFO Stockholder”), then each Sponsor and the MD Investor (each, a “ROFO Offeree”) shall have a right of first offer over such Company Shares, which shall be exercised in the following manner:

(i)The ROFO Stockholder shall provide the ROFO Offerees with written notice (a “ROFO Notice”) of its desire to Transfer such Company Shares.  The ROFO Notice shall specify the number of Company Shares the ROFO Stockholder wishes to Transfer, the proposed purchase price per share (which purchase price shall be in cash or cash equivalents only) of Company Shares and any other terms and conditions material to the sale proposed by the ROFO Stockholder;

(ii)The ROFO Offerees shall have a period of up to ten (10) Business Days following receipt of the ROFO Notice (the “ROFO Election Period”), to elect to purchase (or to cause one or more of their Affiliates to purchase), in the aggregate, all, but not less than all, of such Company Shares on the terms and conditions set forth in the ROFO Notice by delivering to the ROFO Stockholder written notice thereof (such electing ROFO Offeree, a “ROFO Purchaser”).  In the event that the aggregate number of Company Shares that the ROFO Purchasers have elected to purchase exceeds the aggregate number of Company Shares subject to the ROFO Notice, the number of Company Shares shall be sold to the ROFO Purchasers as follows:

(1) there shall be first allocated to each ROFO Purchaser a number of Company Shares equal to the lesser of (A) the number of Company Shares elected to be purchased by such ROFO Purchaser and (B) a number of Company Shares equal to such ROFO Purchaser’s Pro Rata Portion; and

(2)the balance, if any, of Company Shares not allocated pursuant to clause (1) above shall be allocated to those ROFO Purchasers which offered to purchase a number of Company Shares in excess of such ROFO Purchasers’ respective Pro Rata Portions in proportion, as nearly as practicable, to the

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respective number of Company Shares which each ROFO Purchaser offered to purchase.

(iii)If the ROFO Offerees elect to purchase (or to cause one or more of their Affiliates to purchase) all of the Company Shares which are the subject of the proposed Transfer within the ROFO Election Period, such purchase shall be consummated within thirty (30) days after the date on which each such ROFO Offeree notifies the ROFO Stockholder of such election (subject to extension if necessary to permit the expiration or early termination of the HSR Waiting Period). Subject to Section 4.4, if the ROFO Offerees do not elect to purchase all of the Company Shares within the ROFO Election Period, the ROFO Stockholder may Transfer all of the Company Shares specified in the ROFO Notice at any time within one hundred and twenty (120) days following such period at a price which is not less than the purchase price specified in the ROFO Notice and on terms and conditions no more favorable, in any material respect, to the purchaser than those specified in the ROFO Notice, and thereafter the ROFO Stockholder may not Transfer any such Company Shares without first following the procedures set forth in this Section 4.3.

(b)In connection with the Transfer of all or any portion of a ROFO Stockholder’s Company Shares pursuant to this Section 4.3 to one or more ROFO Offerees, the ROFO Stockholder shall only be required to represent and warrant as to its authority to sell, the enforceability of agreements against the ROFO Stockholder, that the Company Shares to be transferred shall be free and clear of any liens, claims or encumbrances (other than restrictions imposed by this Agreement and pursuant to applicable federal, state and foreign securities laws), that it is the record and beneficial owner of such Company Shares and that it has obtained or made all necessary consents, approvals, filings and notices from governmental authorities or third parties to consummate the Transfer.

(c)The provisions of this Section 4.3 shall not apply to Transfers of Company Shares (i) to Permitted Transferees in accordance with Section 4.2 (Permitted Transferees); (ii) pursuant to, or consequent upon the exercise of the drag-along rights set forth in Section 4.5 (Drag-Along Rights); (iii) consequent upon the exercise of the tag-along rights set forth in Section 4.4 (Tag-Along Rights); (iv) pursuant to a registered public offering; or (v) by any Noteholder Investor.

Section 4.4Tag-Along Rights.

(a)Subject to the provisions of Section 4.3, if and to the extent applicable, a Stockholder proposes to Transfer (a “Transferring Stockholder”) any or all of its Company Shares representing more than 7.5% of the outstanding number of Company Shares, other than (i) pursuant to Section 4.2, (ii) Transfers pursuant to a registered public offering, (iii) to a ROFO Offeree pursuant to the exercise of such ROFO Offeree’s rights set forth in Section 4.3 or (iv) pursuant to or consequent upon the exercise of the drag-along rights set forth in Section 4.5 (a “Proposed Transfer”), each holder of Company Shares who exercises its rights under this Section 4.4(a) (a “Tagging Stockholder”) shall have the right to Transfer its Pro Rata Portion of Company Shares to the proposed Transferee (a “Proposed Transferee”) on the same terms and conditions as those proposed by the Transferring Stockholder.

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(b)The Transferring Stockholder shall promptly give written notice (a “Tag-Along Notice”) to each other holder of Company Shares (the “Tag-Along Offeree”) of a Proposed Transfer, setting forth the number of Company Shares proposed to be Transferred, the name of the Transferring Stockholder, the name and address of the Proposed Transferee, the proposed per share purchase price (or amount) and form of consideration for such Company Shares and any other material terms and conditions of the Proposed Transfer.  Each Tag-Along Offeree shall have a period of fifteen (15) Business Days from the date of the Tag-Along Notice within which to elect to sell up to its Pro Rata Portion of Company Shares in connection with such Proposed Transfer.  Any Tag-Along Offeree may exercise such right by delivery of an irrevocable written notice to the Transferring Stockholder specifying the number of Company Shares (which shall be not more than its Pro Rata Portion) it desires to include in the Proposed Transfer.  If the Proposed Transferee fails to purchase all Company Shares proposed to be Transferred by the Transferring Stockholder, the Company stockholders who have exercised their tag-along rights under the Management Stockholders’ Agreement and the Tagging Stockholders, then the number of Company Shares the Transferring Stockholder and each Tagging Stockholder is permitted to sell in such Transfer shall be allocated among the Tagging Stockholders and the other Company stockholders who have exercised their tag-along rights under the Management Stockholders’ Agreement in proportion, as nearly as practicable, to the respective number of Company Shares which each Tagging Stockholder properly requested to be included in the Proposed Transfer.  The Transferring Stockholder shall have a period of ninety (90) days following the expiration of the fifteen (15) Business Day period, to sell such Company Shares to the Proposed Transferee, on the payment terms specified in the Tag-Along Notice, and thereafter the Transferring Stockholder may not Transfer any such Company Shares without first following the procedures set forth in this Section 4.4.

(c)Each Tagging Stockholder shall agree (i) to make the same representations, warranties, covenants, indemnities and agreements to the Proposed Transferee as made by the Transferring Stockholder in connection with the Proposed Transfer (other than any non-competition, non-solicitation or other non-financial related agreements or covenants that would bind such Tagging Stockholder or its Affiliates without such Tagging Stockholder’s prior written consent), and (ii) to the same terms and conditions to the Transfer as the Transferring Stockholder agrees.   Notwithstanding the foregoing, however, all such representations, warranties, covenants, indemnities and agreements shall be made by each Tagging Stockholder and the Transferring Stockholder severally and not jointly, and, except with respect to individual representations, warranties, covenants, indemnities and other agreements of the Tagging Stockholder as to the unencumbered title to its Company Shares and the power, authority and legal right to Transfer such Company Shares, any liability for breach of any such representations and warranties or under any indemnities shall be allocated among each Tagging Stockholder, the other holders of shares of Common Stock who have exercised their tag-along rights under the Management Stockholders’ Agreement and the Transferring Stockholder pro rata based on the relative sale price of the shares of Common Stock to be Transferred by each of them, and the aggregate amount of liability for each such Tagging Stockholder and the Transferring Stockholder shall not in any event exceed the U.S. dollar value of the net proceeds received by such Tagging Stockholder or the Transferring Stockholder, respectively, from the Transferee.  Any Transfer of Company Shares by a Tagging Stockholder pursuant to the terms hereof shall be at a per share purchase price (or amount) specified in the Tag-Along Notice and all Stockholders shall receive the same relative proportion of cash and Marketable Securities.

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(d)All reasonable costs and expenses incurred in connection with any Proposed Transfer (whether or not consummated), including all attorneys fees and charges, all accounting fees and charges and all finders, brokerage or investment banking fees, charges or commissions, shall be allocated among the Transferring Stockholder, the other holders of shares of Common Stock who have exercised their tag-along rights under the Management Stockholders’ Agreement and each Tagging Stockholder pro rata based on the relative proceeds to be received by each of them from the sale of the shares of Common Stock to be Transferred by each of them.

(e)Each Stockholder may assign its tag-along rights (in whole or in part) under the terms of this Section 4.4 to any of its Affiliates that is a Stockholder.

Section 4.5Drag-Along Rights.

(a)If TPG agrees at any time to Transfer, in any single or series of related transactions, at least eighty percent (80%) of the aggregate Purchase Price Value of the Sponsor Shares then held by TPG and its Affiliates to a non-affiliated third party (a “Drag-Along Transfer” and such purchaser, the “Drag-Along Buyer”) for cash and/or Marketable Securities, TPG may exercise drag-along rights with respect to all other Stockholders in accordance with the terms, conditions and procedures set forth herein.

(b)TPG shall promptly give notice (a “Drag-Along Notice”) to each holder of Company Shares (the “Drag-Along Stockholders”) of any election by TPG to exercise its drag-along rights under this Section 4.5, setting forth the name and address of the Transferee, the total number of Company Shares proposed to be Transferred by TPG and its Affiliates, the proposed amount per share and form of consideration for the Company Shares, and all other material terms and conditions of the Drag-Along Transfer.  Such notice shall also specify the number of Company Shares such Drag-Along Stockholders shall be required to Transfer, up to such Drag-Along Stockholders’ Pro Rata Portion for the Company Shares; provided that the portion of Company Shares with respect to each Drag Along Stockholder is the same relative proportion for all Drag-Along Stockholders.  Any Transfer of Company Shares by a Drag-Along Stockholder pursuant to the terms hereof shall be at the same per share purchase price for the Company Shares sold by TPG and its Affiliates and specified in the Drag-Along Notice and each Drag-Along Stockholder shall receive the same relative proportion of cash and Marketable Securities.

(c)Each Drag-Along Stockholder agrees, severally and not jointly, to (i) make individual representations, warranties, covenants, indemnities and other agreements solely as to the title to, and the absence of any Adverse Claims with respect to, its Company Shares and the power, authority and legal right to Transfer such Company Shares, (ii) execute and deliver agreements, covenants and indemnities as made by TPG in connection with the Drag-Along Transfer (other than any non-competition, non-solicitation or other non-financial agreements or covenants that would bind such Drag-Along Stockholder or its Affiliates without the prior written consent of such Drag-Along Stockholder), (iii) agree to, except as provided in the preceding subclause (ii), the same terms and conditions to the Transfer as TPG agrees, (iv) not demand or exercise appraisal or dissenters rights under any applicable business corporation or other law with respect to a transaction subject to this Section 4.5 as to which such appraisal rights are available and (v) be liable as to all representations, warranties, covenants, indemnities

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and other agreements being made, agreed to or delivered by the Company or any of its subsidiaries, or in respect of the Company or any of its subsidiaries or their respective businesses, in connection with such transaction (other than the individual representations, warranties, covenants, indemnities and other agreements of the type set forth in subclause (i)), in each case to the same extent as TPG but pro rata based on the relative proceeds to be received by each of them from the sale of the shares of Common Stock Transferred by each of them.  Notwithstanding the foregoing, the aggregate amount of liability for TPG and such Drag-Along Stockholders shall not in any event exceed the U.S. dollar value of the net proceeds received by TPG and such Drag-Along Stockholders, respectively.

(d)In the event that any such Transfer is structured as a merger, consolidation, or similar business combination, each Drag-Along Stockholder agrees to (i) subject to Section 3.2, vote in favor of the transaction and (ii) subject to Section 4.5(b), take such other action as may be required to effect such transaction.

(e)Solely for purposes of Section 4.5(d)(i) and in order to secure the performance of each holder of Company Share’s obligations under Section 4.5(d)(i) (but subject in all instances to Section 3.2), each holder of Company Shares hereby irrevocably appoints TPG (or a designee thereof) the attorney-in-fact and proxy of such holder of Company Shares (with full power of substitution) to vote or provide a written consent with respect to its Company Shares as described in this paragraph if, and only in the event that, such holder of Company Shares fails to vote or provide a written consent with respect to its Company Shares in accordance with the terms of Section 4.5(d)(i) (each such holder of Company Shares, a “Breaching Drag-Along Stockholder”) within three (3) days of a request for such vote or written consent.  Upon such failure, TPG shall have and is hereby irrevocably granted a proxy to vote or provide a written consent with respect to each such Breaching Drag-Along Stockholder’s Company Shares for the purposes of taking the actions required by Section 4.5(d)(i).  Each holder of Company Shares intends this proxy to be, and it shall be, irrevocable and coupled with an interest, and each holder of Company Shares will take such further action and execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by it with respect to the matters set forth in Section 4.5(d)(i) with respect to the Company Shares owned by such holder of Company Shares.  Notwithstanding the foregoing, the conditional proxy granted by this Section 4.5(e) shall be deemed to be revoked upon the termination of this Article IV in accordance with its terms.

(f)All reasonable costs and expenses incurred in connection with any Drag-Along Transfer (whether or not consummated), including all attorneys fees and charges, all accounting fees and charges and all finders, brokerage or investment banking fees, charges or commissions, incurred in connection with any proposed Drag-Along Transfer, shall be borne by the Company.

(g)If a Drag-Along Stockholder fails to transfer to the Drag-Along Buyer the Company Shares required to be sold pursuant to this Section 4.5, TPG may, at its option, in addition to all other remedies it may have, deposit the purchase price for such Company Shares with any national bank or trust company having combined capital, surplus and undivided profits in excess of $500 million (the “Escrow Agent”), and the Company will cancel on its books the certificate or certificates representing such Company Shares and thereupon all of such Drag-

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Along Stockholder’s rights in and to such Company Shares shall terminate.  Thereafter, upon delivery to the Company by such Drag-Along Stockholder of appropriate documentation evidencing the Transfer of such Company Shares to the Drag-Along Buyer (including, to the extent applicable, certificate or certificates evidencing such Company Shares (duly endorsed, or with stock powers duly endorsed, for transfer, with signature guaranteed, free and clear of any liens or encumbrances, and with any transfer tax stamps affixed)), TPG shall instruct the Escrow Agent to deliver the purchase price (without any interest from the date of the closing to the date of such delivery, any such interest to accrue to the Company) to such Drag-Along Stockholder.

Section 4.6Miscellaneous.

(a)Any Transfer of Company Shares, which Transfer is otherwise in compliance herewith, shall be permitted hereunder only if the transferee of such Company Shares agrees in writing that it shall, upon such Transfer, assume with respect to such Company Shares the rights and obligations under this Agreement and become a party to this Agreement for such purpose, and any other agreement or instrument executed and delivered by such transferor in respect of the Company Shares; provided, however, that this Section 4.6(a) shall not apply to (i) Transfers of Company Shares to a Stockholder that is already a party to this Agreement, (ii) Transfers pursuant to a registered public offering or (iii) Transfers pursuant to Section 4.4 or Section 4.5; provided, further, that no Transferee (other than any Permitted Transferee of the applicable Stockholder) shall acquire any of the rights of the applicable transferor provided in Article III, Section 4.3, Section 4.4, Section 4.5 or Article VI  hereof by reason of such Transfer and any Transferee (other than a Permitted Transferee of the applicable Stockholder) of Company Shares held by TPG, LGP, MD Investor or any Other Investor shall be deemed an “Other Investor”, and such transferred Company Shares deemed “Other Investor Shares”, for purposes of this Agreement.

(b)Each Tagging Stockholder or Drag-Along Stockholder (each, a “Participating Seller”) and each Stockholder Transferring any Company Shares to a ROFO Purchaser pursuant to Section 4.3, whether in his, her or its capacity as a Participating Seller, stockholder, officer or director of the Company, or otherwise, shall take or cause to be taken all such actions as may be necessary or reasonably desirable in order to expeditiously consummate each Transfer pursuant to Section 4.3, Section 4.4 or Section 4.5 hereof and any related transactions, including, without limitation, executing, acknowledging and delivering consents, assignments, waivers and other documents or instruments; furnishing information and copies of documents; filing applications, reports, returns, filings and other documents or instruments with governmental authorities; and otherwise using commercially reasonable efforts to cooperate with the ROFO Purchaser (in a Transfer pursuant to Section 4.3 hereof), Transferring Stockholder (in a Transfer pursuant to Section 4.4 hereof) or TPG (in a Transfer pursuant to Section 4.5 hereof), as applicable, and the Proposed Transferee or Drag-Along Buyer, as applicable.

(c)The Transferring Stockholder (in a Transfer pursuant to Section 4.4 hereof) or TPG (in a Transfer pursuant to Section 4.5 hereof), as applicable, may, in their sole discretion, decide whether or not to pursue, consummate, postpone or abandon any proposed Transfer and the terms and conditions thereof.

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(d)Each Participating Seller agrees that to the extent he, she or it desires to include vested and exercisable Options, Warrants or Convertible Securities in any Transfer of Company Shares pursuant to this Article IV, he, she or it will be deemed to have exercised, converted or exchanged such vested and exercisable Options, Warrants or Convertible Securities immediately prior to the closing of such Transfer to the extent necessary to Transfer shares of Common Stock to the Proposed Transferee, except to the extent permitted under the terms of any such Option, Warrant or Convertible Security and agreed to by the Board of Directors and the Proposed Transferee.  In the event that Options, Warrants or Convertible Securities are deemed exercised pursuant to the preceding sentence, payment of any purchase or exercise price, if applicable, and minimum statutory withholding tax amount, if any, shall be satisfied through payment of shares of Common Stock otherwise deliverable upon such exercise, conversion, or exchange.  If any Participating Seller Transfers Options, Warrants or Convertible Securities in any Transfer pursuant to this Article IV, such Participating Seller shall receive in exchange for such Options, Warrants or Convertible Securities consideration equal to the amount (if greater than zero) determined by multiplying (a) the purchase price per share of the Common Stock received by the Transferring Stockholder in such Transfer less the unpaid exercise or conversion price, if any, per share of such Option, Warrant or Convertible Security by (b) the number of shares of the Common Stock issuable upon exercise, conversion or exchange of such Option, Warrant or Convertible Security (to the extent exercisable, convertible or exchangeable at the time of such Transfer), subject to reduction for any tax or other amounts required to be withheld under applicable law.

(e)The closing of a Transfer to which Section 4.3, 4.4 or 4.5 hereof applies will take place at such time and place as the ROFO Stockholder specifies (in a Transfer pursuant to Section 4.3 hereof), Transferring Stockholder specifies (in a Transfer pursuant to Section 4.4 hereof) or TPG specifies (in a Transfer pursuant to Section 4.5 hereof) by notice to each ROFO Offeree or Participating Seller, as applicable, each subject to any restrictions as to timing set forth in Section 4.4 or 4.5.  At the closing of such Transfer, each ROFO Purchaser or Participating Seller, as applicable, shall deliver the certificates evidencing the Company Shares to be sold by such ROFO Purchaser or Participating Seller, as applicable, duly endorsed, or with stock (or equivalent) powers duly endorsed, for transfer with signature guaranteed, free and clear of any Adverse Claim, with any stock (or equivalent) transfer tax stamps affixed, against delivery of the applicable consideration.

Section 4.7Termination of Transfer Restrictions. The provisions of this Article IV (other than Sections 4.1(b) and 4.6(a)) shall terminate and be of no further force and effect upon an IPO.

Article V

PREEMPTIVE RIGHTS

Section 5.1Preemptive Rights. (a) At any time following the date hereof until an IPO, subject to the provisions of Section 3.2, if the Company, Intermediate Holdings, J. Crew or any of their respective subsidiaries proposes to issue additional Company Shares or equity securities of the Company, Intermediate Holdings, J. Crew or any of their respective subsidiaries, including any warrants, options or other rights to acquire Company Shares, equity securities of the

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Company, Intermediate Holdings, J. Crew or any of their respective subsidiaries or debt securities that are convertible into Company Shares or equity securities of the Company, Intermediate Holdings, J. Crew or any of their respective subsidiaries to any Person (with the exception of any issuance (i) as consideration in any merger, acquisition or similar transaction, (ii) in an IPO, (iii) as consideration in a joint venture or any other strategic transaction, (iv) to a financial institution in connection with any borrowing, (v) to employees, advisors or consultants pursuant to an employee incentive plan approved by the Board of Directors or to employees pursuant to a subscription agreement for the purchase of shares in connection with the Closing, (vi) by a direct or indirect subsidiary of the Company, Intermediate Holdings, J. Crew or any of their respective subsidiaries to the Company, Intermediate Holdings, J. Crew or any of their respective subsidiaries, (vii) as a result of the conversion of convertible securities or the exercise of any warrants, options or other rights (in each case, having been issued in accordance with this Section 5.1 and otherwise approved in accordance with the terms of this Agreement) and (viii) in connection with any stock split, stock combination, stock dividend, distribution or recapitalization) (a “New Issuance” and any such Company Shares or equity securities of the Company, Intermediate Holdings, J. Crew or any of their respective subsidiaries, “Newly Issued Securities”), the Company shall provide written notice to each Sponsor, each Noteholder Investor and the MD Investor (each, a “Preemptive Rights Holders”) of such anticipated issuance no later than fifteen (15) Business Days prior to the anticipated issuance date (the “Preemptive Rights Notice”).  The Preemptive Rights Notice shall set forth the material terms and conditions of the New Issuance, including the proposed purchase price for the Newly Issued Securities, the anticipated issuance date, and the purpose of such New Issuance.  Each Preemptive Rights Holder shall have the right to purchase up to its Pro Rata Portion of such Newly Issued Securities at the price and on the terms and conditions specified in the Preemptive Rights Notice by delivering an irrevocable written notice to the Company no later than five (5) Business Days before the anticipated issuance date, setting forth the number of such Newly Issued Securities for which such right is exercised.  Such notice shall also include the maximum number of Newly Issued Securities such Preemptive Rights Holders would be willing to purchase in the event any other Stockholder with preemptive rights and entitled to participate elects to purchase less than its Pro Rata Portion of such Newly Issued Securities.  If any such stockholder elects not to purchase its full Pro Rata Portion of such Newly Issued Securities, the Company shall allocate any remaining amount among those Preemptive Rights Holders (pro rata in accordance with the Over-Allocation Pro-Rata Portion of each such Stockholder up to, in the case of each such stockholder, the maximum number specified by such Stockholder pursuant to the immediately preceding sentence) who have indicated in their notice to the Company a desire to purchase Newly Issued Securities in excess of their respective Pro Rata Portions.

(b)In the event the Preemptive Rights Holders do not purchase all such Newly Issued Securities (including the Preemptive Rights Holders in accordance with the procedures set forth in Section 5.1(a)), the Company, Intermediate Holdings, J. Crew or the other relevant subsidiary, as applicable, shall have sixty (60) days after the expiration of the anticipated issuance date (subject to extension if necessary to permit the expiration or early termination of the HSR Waiting Period) to sell to other Persons (including any Stockholder) the remaining Newly Issued Securities at the price and on the terms and conditions specified in the Preemptive Rights Notice.  If the Company, Intermediate Holdings, J. Crew or the other relevant subsidiary, as applicable, fails to sell such Newly Issued Securities within such period, the Company, Intermediate Holdings, J. Crew or the other relevant subsidiary, as applicable, shall

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not thereafter issue or sell such Newly Issued Securities without first offering the same to the Preemptive Rights Holders in the manner provided in Section 5.1(a).

(c)In the event that any Preemptive Rights Holder purchases any equity securities from the Company, Intermediate Holdings, J. Crew or any subsidiary thereof, other than new Company Shares pursuant to Section 5.1(a), such Stockholder shall execute a shareholders’ agreement with respect to such securities with terms that are substantially equivalent, mutatis mutandis, to this Agreement (including the registration rights provided for in Article VI hereof); provided that such shareholders’ agreement shall terminate upon the same terms and conditions as provided herein.

(d)Any Newly Issued Securities constituting shares of capital stock of the Company acquired by any Sponsor or MD Investor pursuant to this Article V shall be deemed for all purposes hereof to be Sponsor Shares or MD Investor Shares hereunder, as applicable.

(e)The election by a Preemptive Rights Holder not to exercise its preemptive rights under this Section 5.1 in any one instance shall not affect its right (other than in respect of a reduction in its Ownership Interest, if applicable) to exercise its preemptive rights with respect  to any future issuances under Section 5.1.  Any attempted Transfer of such securities by the Company, Intermediate Holdings, J. Crew or any other subsidiary without first giving the Stockholders the rights described in Section 5.1 shall be void and of no force and effect.

(f)Notwithstanding the notice requirements of Section 5.1(a) above, the Company may proceed with any New Issuance prior to having complied with the provisions of Section 5.1(a); provided that the Company shall:

(i)provide to each such holder of Company Shares who would have been a recipient of a Preemptive Rights Notice (i) notice within two (2) Business Days thereafter of such New Issuance and (ii) the Preemptive Rights Notice described in Section 5.1(a) in which the actual purchase price of Newly Issued Securities shall be set forth;

(ii)offer to issue to each such holder of Company Shares such number of Newly Issued Securities as may be requested by such holder (not to exceed an amount equal to (i) the Pro Rata Portion that such holder would have been entitled to pursuant to Section 5.1(a) multiplied by the number of Newly Issued Securities included in the New Issuance plus (ii) a number of additional securities sufficient to permit such holder to acquire, in total, the same percentage of the aggregate number of all securities included in the relevant New Issuances effected pursuant to this Section 5.1 as such holder would have been entitled to acquire had the Company proceeded with the relevant New Issuances under Section 5.1(a) rather than pursuant to this Section 5.1(f) on the same economic terms and conditions with respect to such securities as the subscribers in the New Issuance received); and

(iii)keep such offer open for a period of at least fifteen (15) Business Days, during which period, each such holder may accept such offer by sending a written acceptance to the Company committing to purchase an amount of such securities (not in any event to exceed the Pro Rata Portion that such holder would have been entitled to

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pursuant to Section 5.1 multiplied by the number of all such Newly Issued Securities included in all such relevant New Issuances).

Section 5.2Termination of Preemptive Rights. The provisions of this Article V shall terminate and be of no further force and effect upon an IPO.

Article VI

REGISTRATION RIGHTS

Section 6.1Demand Registration.

(a)IPO and Demand by Holders.

(i)TPG, following consultation with LGP, shall have the right, by delivering or causing to be delivered a written notice to the Issuer by the Majority TPG Investors, to require the Issuer to register, pursuant to the terms of this Agreement, under and in accordance with the provisions of the Securities Act, the sale of the number of shares of Issuer Shares and Registrable Securities (if any) specified by TPG (in consultation with LGP) to be so issued and sold in an IPO (an “IPO Demand Registration”).   In connection with any such IPO in which TPG is selling (or causing to be sold) Registrable Securities held by it in such IPO (whether pursuant to an IPO Demand Registration or otherwise), the Issuer shall promptly (but in no event more than five (5) Business Days after receipt of any request for an IPO Demand Registration) deliver a written notice to the other Sponsors, the MD Investors and any Noteholder Investor that holds at least 2% of the outstanding Registrable Securities on an as-converted, fully-diluted basis, and in such event each such Sponsor, MD Investor and any such Noteholder Investor(s) shall have the right to participate in such offering on a pro rata basis with TPG (it being understood that in connection with any IPO in which TPG is not selling (or causing to be sold) Registrable Securities held by it, no such notice need be sent and no Registrable Securities of the other Sponsors, the MD Investors or the Noteholder Investors need be included in the registration for the IPO).

(ii)If at any time after the Effectiveness Date, there is no currently effective Shelf Registration Statement on file with the SEC, (i) any of the Majority TPG Investors, (ii) so long as the MD Investors then hold the Demand Threshold Amount, the Majority MD Investors, (iii) so long as LGP then holds the Demand Threshold Amount, any of the Majority LGP Investors or (iv) any Noteholder Investor that holds the Demand Threshold Amount (each of the Majority TPG Investors, the Majority MD Investors, the Majority LGP Investors, or any such Noteholder Investor, a “Demand Holder”) shall have the right to make a written request to the Issuer for Registration of all or part of the Registrable Securities held by it on (x) Form S-1 or any successor form or any similar long-form registration statement (a “Long-Form Registration”), or (y) Form S-3 or any successor form or any similar short-form registration statement (a “Short-Form Registration”) if the Issuer is qualified to use such short form.  Any such request pursuant to clauses (i) and (ii) of this Section 6.1(a) shall hereinafter be referred to as a “Demand Registration.”  Each request for a Demand Registration shall specify (x) the kind and aggregate amount

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of Registrable Securities to be Registered and/or, in the case of an IPO Demand Registration, the number of shares of Issuer Shares to be issued and sold and the number of Registrable Securities (if any) to be sold, and (y) the intended methods of disposition thereof.

(iii)Within (x) ninety (90) days in the case of a request for a Long-Form Registration, (y) thirty (30) days in the case of a request for a Short-Form Registration, or (z) one hundred twenty (120) days in the case of an IPO Demand Registration, the Issuer shall file a Registration Statement relating to such Demand Registration (a “Demand Registration Statement”), and shall use its reasonable best efforts to cause (i) such Demand Registration Statement to promptly be declared effective under the Securities Act, and (ii) the offer and sale of Registrable Securities to be otherwise registered and/or qualified under the “Blue Sky” laws of such jurisdictions as any Holder of Registrable Securities being registered under such Registration Statement or any underwriter, if any, reasonably requests.  Notwithstanding anything to the contrary herein, any registered public offering made pursuant to this Section 6.1 or Section 6.2 within twelve (12) months of an IPO shall require the consent of the Sponsors holding, in the aggregate, at least sixty-five percent (65%) of the Company Shares held by the Sponsors.

(b)Limitation on Demand Registrations.  Subject to Section 6.1(a), each Demand Holder shall have the right to request up to three (3) Long-Form Registrations and an unlimited number of Short-Form Registrations.  Notwithstanding the foregoing, (i) each Demand Holder may request no more than one (1) Demand Registration in any 12-month period, and (ii) in no event shall the Issuer be required to effect more than a total of three (3) Demand Registrations in any 12-month period; provided, however, that such limitations shall not apply to an IPO Demand Registration, which IPO Demand Registration may only be made as provided in Section 6.1(a)(i); and provided, further, that any Demand Registrations pursuant to which the Demand Holder(s) and all other holders of Registrable Securities joining therein are not able to include at least seventy-five percent (75%) of the Registrable Securities which they requested to include, shall not be included in the calculation of the numbers of registrations contemplated by this clause (b).

(c)Demand Withdrawal.  A Demanding Holder, and any other Holder that has requested its Registrable Securities be included in a Demand Registration pursuant to Section 6.1(e) or any Sponsor or MD Investor that has elected to participate in an IPO offering pursuant to Section 6.1(a) may withdraw all or any portion of its Registrable Securities included in a Demand Registration from such Demand Registration at any time prior to the effectiveness of the applicable Demand Registration Statement.  Upon receipt of a notice to such effect from a Demanding Holder (or if there is more than one Demanding Holder, from all such Demanding Holders) with respect to all of the Registrable Securities included by such Demanding Holder(s) in such Demand Registration, the Issuer shall cease all efforts to secure effectiveness of the applicable Demand Registration Statement and such Registration nonetheless shall be deemed a Demand Registration for purposes of Section 6.1(b) unless (i) the withdrawing Demanding Holder(s) shall have paid or reimbursed the Issuer for its or their pro rata share of all reasonable and documented out-of-pocket fees and expenses incurred by the Issuer in connection with the Registration (based on the number of securities the Demanding Holder(s) sought to register, as compared to the total number of securities included in such Demand Registration Statement) or

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(ii) if such withdrawal is made following the occurrence of a Material Adverse Change or because the Registration would require the Company to make an Adverse Disclosure.

(d)Effective Registration.  The Issuer shall be deemed to have effected a Demand Registration if the Demand Registration Statement has become effective and remains effective for not less than one hundred eighty (180) days (or such shorter period as will terminate when all Registrable Securities covered by such Demand Registration Statement have been sold or withdrawn), or if such Registration Statement relates to an Underwritten Offering, such longer period as in the opinion of counsel for the underwriter or underwriters a Prospectus is required by law to be delivered in connection with sales of Registrable Securities by an underwriter or dealer (the applicable period, the “Demand Period”).  No Demand Registration shall be deemed to have been effected if (i) during the Demand Period such Registration is interfered with by any stop order, injunction or other order or requirement of the SEC or other governmental agency or court or (ii) the conditions to closing specified in the underwriting agreement, if any, entered into in connection with such Registration are not satisfied other than by reason of a wrongful act, misrepresentation or breach of such applicable underwriting agreement by a participating Holder.

(e)Demand Notice.   Promptly upon receipt of any request for a Demand Registration other than an IPO Demand Registration pursuant to Section 6.1(a) (but in no event more than five (5) Business Days thereafter), the Issuer shall deliver a written notice (a “Demand Notice”) of any such Registration request to all other Holders of Registrable Securities, and the Issuer shall include in such Demand Registration all such Registrable Securities with respect to which the Issuer has received written requests for inclusion therein within ten (10) Business Days after the date that the Demand Notice has been delivered.  All requests made pursuant to this Section 6.1(e) shall specify the aggregate amount of Registrable Securities to be registered and the intended method of distribution of such securities.

(f)Delay in Filing; Suspension of Registration.  If the filing, initial effectiveness or continued use of a Demand Registration Statement at any time would require the Issuer to make an Adverse Disclosure, the Issuer may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, the Demand Registration Statement (a “Demand Suspension”); provided, however, that the Issuer shall not be permitted to exercise a Demand Suspension (i) more than once during any twelve (12)-month period, or (ii) for a period exceeding thirty (30) days on any one occasion.  In the case of a Demand Suspension, the Holders agree to suspend use of the applicable Prospectus and any Issuer Free Writing Prospectuses in connection with any sale or purchase, or offer to sell or purchase, Registrable Securities, upon receipt of the notice referred to above.  The Issuer shall immediately notify the Holders upon the termination of any Demand Suspension, amend or supplement the Prospectus or any Issuer Free Writing Prospectus, if necessary, so it does not contain any untrue statement or omission and furnish to the Holders such numbers of copies of the Prospectus and any Issuer Free Writing Prospectus as so amended or supplemented as the holders may reasonably request.  The Issuer shall, if necessary, supplement or make amendments to the Demand Registration Statement, if required by the registration form used by the Issuer for the Demand Registration or by the instructions applicable to such registration form or by the Securities Act or the rules or regulations promulgated thereunder or as may reasonably be requested by the Holders of a majority of Registrable Securities that are included in such Demand Registration Statement.

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(g)Underwritten Offering.  If a Demanding Holder so requests, an offering of Registrable Securities pursuant to a Demand Registration shall be in the form of an Underwritten Offering.  The Demanding Holder shall have the right to select the managing underwriter or underwriters to administer the offering; provided that such managing underwriter or underwriters shall be reasonably acceptable to the Issuer and TPG; provided, further, that LGP, so long as LGP then hold at least 10% of the outstanding Registrable Securities on an as-converted and fully-diluted basis, shall have the right to participate with TPG in selecting the managing underwriter or underwriters with respect to the IPO.

(h)Priority of Securities Registered Pursuant to Demand Registrations.  If the managing underwriter or underwriters of a proposed Underwritten Offering of the Registrable Securities included in a Demand Registration (or, in the case of a Demand Registration not being underwritten, the Demanding Holders holding a majority of the Demanding Holders’ Registrable Securities included therein), advise the Board of Directors in writing that, in its or their opinion, the number of securities requested to be included in such Demand Registration exceeds the number which can be sold in such offering without being likely to have a significant adverse effect on the price, timing or distribution of the securities offered or the market for the securities offered, then the securities to be included in such Registration shall be (i) in the case of any Demand Registration other than an IPO Demand Registration (x) first, allocated pro rata among the Holders that have requested to participate in such Demand Registration (based on the relative number of Registrable Securities requested to be included therein), (y) second, and only if all the securities referred to in clause (x) have been included, the number of other securities that, in the opinion of such managing underwriter or underwriters (or Demanding Holders holding a majority of the Demanding Holders’ Registrable Securities to be included in such Registration, if applicable) can be sold without having such adverse effect, and (ii) in the case of an IPO Demand Registration, (x) first, one hundred percent (100%) of the securities that the Issuer proposes to issue, and (y) second, and only if all the securities referred to in clause (x) have been included, the number of Registrable Securities that, in the opinion of such managing underwriter or underwriters, can be sold without having such adverse effect, with such number to be allocated pro rata among the participating Sponsors based on the relative number of Registrable Securities requested to be included therein then held by each such Sponsor.

(i)In the event that a Holder requests to participate in a Registration pursuant to this Section 6.1 in connection with a distribution of Registrable Securities to its partners or members, the Registration shall provide for resale by such partners or members, if requested by the Holder.

Section 6.2Shelf Registration.

(a)Filing.  As promptly as practicable following a demand by any Demand Holder at any time after the Effectiveness Date, the Issuer shall file with the SEC a Shelf Registration Statement relating to the offer and sale of Registrable Securities by any Holders thereof from time to time in accordance with the methods of distribution elected by such Holders and set forth in the Shelf Registration Statement and, as promptly as practicable thereafter, shall use its reasonable best efforts to cause such Shelf Registration Statement to become effective under the Securities Act.  If, on the date of any such demand, the Issuer does not qualify to file a Shelf Registration Statement, then the provisions of Section 6.1 shall apply instead.

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(b)Continued Effectiveness.  The Issuer shall use its reasonable best efforts to keep such Shelf Registration Statement continuously effective under the Securities Act in order to permit the Prospectus forming a part thereof to be usable by Holders until the earlier of (i) the date as of which all Registrable Securities have been sold pursuant to the Shelf Registration Statement or another Registration Statement filed under the Securities Act (but in no event prior to the applicable period referred to in Section 4(3) of the Securities Act and Rule 174 thereunder) and (ii) the date as of which each of the Holders is permitted to sell its Registrable Securities without Registration pursuant to Rule 144 under the Securities Act without volume limitations or other restrictions on transfer thereunder (such period of effectiveness, the “Shelf Period”).  Subject to Section 6.2(d), the Issuer shall not be deemed to have used its reasonable best efforts to keep the Shelf Registration Statement effective during the Shelf Period if the Issuer voluntarily takes any action or omits to take any action that would result in Holders of the Registrable Securities covered thereby not being able to offer and sell any Registrable Securities pursuant to such Shelf Registration Statement during the Shelf Period, unless such action or omission is required by applicable law.

(c)Shelf Notice.  Promptly upon receipt of any request to file a Shelf Registration Statement (but in no event more than five (5) Business Days thereafter), the Issuer shall deliver a written notice of any such request to all other Holders specifying the amount of Registrable Securities to be Registered.

(d)Suspension of Registration.  If the continued use of such Shelf Registration Statement at any time would require the Issuer to make an Adverse Disclosure, the Issuer may, upon giving at least ten (10) days’ prior written notice of such action to the Holders, suspend use of the Shelf Registration Statement (a “Shelf Suspension”); provided, however, that the Issuer shall not be permitted to exercise a Shelf Suspension (i) more than one time during any twelve (12)-month period, or (ii) for a period exceeding thirty (30) days on any one occasion.  In the case of a Shelf Suspension, the Holders agree to suspend use of the applicable Prospectus and any Issuer Free Writing Prospectuses in connection with any sale or purchase of, or offer to sell or purchase, Registrable Securities, upon receipt of the notice referred to above.  The Issuer shall immediately notify the Holders upon the termination of any Shelf Suspension, amend or supplement the Prospectus or any Issuer Free Writing Prospectuses, if necessary, so it does not contain any untrue statement or omission and furnish to the Holders such numbers of copies of the Prospectus as so amended or supplemented or any Issuer Free Writing Prospectus as the Holders may reasonably request.  The Issuer shall, if necessary, supplement or make amendments to the Shelf Registration Statement, if required by the registration form used by the Issuer for the Shelf Registration or by the instructions applicable to such registration form or by the Securities Act or the rules or regulations promulgated thereunder or as may reasonably be requested by the Holders of a majority of the Registrable Securities then outstanding.

(e)Underwritten Offering.  If any Demand Holder, following consultation with each other Sponsor, so elects, an offering of Registrable Securities under a Shelf Registration Statement shall be in the form of an Underwritten Offering, and the Issuer shall amend or supplement the Shelf Registration Statement for such purpose.  The electing Demand Holder shall have the right to select the managing underwriter or underwriters to administer such offering; provided that such managing underwriter or underwriters shall be reasonably

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acceptable to the Issuer, TPG and any other Demand Holder seeking to participate in such Underwritten Offering.

(f)Priority of Securities Sold Pursuant to Shelf Registrations.  If the managing underwriter or underwriters of a proposed Underwritten Offering of the Registrable Securities included in a Shelf Registration, advise the Board of Directors in writing that, in its or their opinion, the number of securities requested to be included in an Underwritten Offering pursuant to Section 6.2(e) exceeds the number which can be sold in such Underwritten Offering without being likely to have a significant adverse effect on the price, timing or distribution of the securities offered or the market for the securities offered, the number of Registrable Securities to be included in such offering shall be allocated pro rata among the Holders seeking to participate in such Underwritten Offering (based on the relative number of Registrable Securities requested to be included in such Underwritten Offering), to the extent necessary to reduce the total number of Registrable Securities to be included in such Underwritten Offering to the number recommended by the managing underwriter or underwriters.

(g)In the event that TPG or LGP elects to demand a Registration pursuant to this Section 6.2 in connection with a distribution of Registrable Securities to its partners or members, the Registration shall provide for resale by such partners or members, if requested by TPG or LGP.

Section 6.3Piggyback Registration.

(a)Participation.  If the Issuer at any time proposes to file a Registration Statement under the Securities Act with respect to any offering of its equity securities for its own account or for the account of any other Persons (other than (i) a Registration on Form S-4 or S-8 or any successor form to such Forms, (ii) a Registration of securities solely relating to an offering and sale to employees or directors of the Issuer pursuant to any employee stock plan or other employee benefit plan arrangement, or (iii) in connection with an IPO) (an “Issuer Public Sale”), then, as soon as practicable (but in no event less than forty-five (45) days prior to the proposed date of filing such Registration Statement), the Issuer shall give written notice (a “Piggyback Notice”) of such proposed filing to all the Holders of Registrable Securities, and such notice shall offer the Holders of Registrable Securities the opportunity to Register under such Registration Statement such number of Registrable Securities as each such Holder may request in writing (a “Piggyback Registration”).  Subject to Section 6.3(b), the Issuer shall include in such Registration Statement all such Registrable Securities which are requested to be included therein within fifteen (15) days after the receipt by such Holder of any such notice; provided, however, that if at any time after giving written notice of its intention to Register any securities and prior to the effective date of the Registration Statement filed in connection with such Registration, the Issuer shall determine for any reason not to Register or to delay Registration of such securities, the Issuer shall give written notice of such determination to each Holder of Registrable Securities and, thereupon, (i) in the case of a determination not to Register, shall be relieved of its obligation to Register any Registrable Securities in connection with such Registration (but not from its obligation to pay the Registration Expenses in connection therewith), without prejudice, however, to the rights of any Holders of Registrable Securities entitled to request that such Registration be effected as a Demand Registration under Section 6.1, and (ii) in the case of a determination to delay Registering, in the absence of a request for a

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Demand Registration, shall be permitted to delay Registering any Registrable Securities, for the same period as the delay in Registering such other securities.  If the offering pursuant to such Registration Statement is to be underwritten, then each Holder making a request for a Piggyback Registration pursuant to this Section 6.3(a) must, and the Issuer shall make such arrangements with the managing underwriter or underwriters so that each such Holder may, participate in such Underwritten Offering.  If the offering pursuant to such Registration Statement is to be on any other basis, then each Holder making a request for a Piggyback Registration pursuant to this Section 6.3(a) must, and the Issuer shall make such arrangements so that each such Holder may, participate in such offering on such basis.  Any Holder shall have the right to withdraw all or part of its request for inclusion of its Registrable Securities in a Piggyback Registration by giving written notice to the Issuer of its request to withdraw; provided that such request must be made in writing prior to the effectiveness of such Registration Statement.  Notwithstanding the foregoing, the Noteholder Investors shall not be entitled to the rights set forth in this Section 6.3(a) to the extent that the Sponsors are not selling any Registrable Securities in such Piggyback Registration.

(b)Priority of Piggyback Registration.  If the managing underwriter or underwriters of any proposed Underwritten Offering of Registrable Securities included in a Piggyback Registration informs the Issuer and the participating Holders of Registrable Securities in writing that, in its or their opinion, the number of securities which such Holders and any other Persons intend to include in such offering exceeds the number which can be sold in such offering without being likely to have a significant adverse effect on the price, timing or distribution of the securities offered or the market for the securities offered, then the securities to be included in such Registration shall be (i) first, one hundred percent (100%) of the securities that the Issuer or (subject to Section 6.7) any Person (other than a Holder of Registrable Securities) exercising a contractual right to demand Registration, as the case may be, proposes to sell, and (ii) second, and only if all the securities referred to in clause (i) have been included, the number of Registrable Securities that, in the opinion of such managing underwriter or underwriters, can be sold without having such adverse effect, with such number to be allocated pro rata among the Holders that have requested to participate in such Registration based on the relative number of Registrable Securities requested to be included therein then held by such Holder and (iii) third, and only if all of the Registrable Securities referred to in clause (ii) have been included in such Registration, any other securities eligible for inclusion in such Registration.

(c)No Effect on Demand Registrations.  No Registration of Registrable Securities effected pursuant to a request under this Section 6.3 shall be deemed to have been effected pursuant to Sections 6.1 and 6.2 or shall relieve the Issuer of its obligations under Sections 6.1 or 6.2.

Section 6.4Black-out Periods.

(a)Black-out Periods for Holders.  In the event of an IPO or an Issuer Public Sale of the Issuer’s equity securities in an Underwritten Offering, the Holders of Registrable Securities agree, if requested by the managing underwriter or underwriters in such Underwritten Offering, not to effect any public sale or distribution of any securities (except, in each case, as part of the applicable Registration, if permitted) that are the same as or similar to those being Registered in connection with such IPO or Issuer Public Sale, or any securities convertible into

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or exchangeable or exercisable for such securities, during the period beginning seven (7) days before and ending one hundred eighty (180) days (in the event of the Issuer’s IPO) or ninety (90) days (in the event of any other Issuer Public Sale) (or, in either case, such lesser period as may be permitted by the Issuer or such managing underwriter or underwriters) after, the effective date of the Registration Statement filed in connection with such Registration, to the extent timely notified in writing by the Issuer or the managing underwriter or underwriters; provided that such restrictions shall not apply to (i) securities acquired in the public market subsequent to the IPO, (ii) distributions-in-kind to a Holder’s partners or members and (iii) transfers to Affiliates, but only if such Affiliates agree to be bound by the restrictions herein.

(b)Black-out Period for the Issuer and Others.  In the case of a Registration of Registrable Securities pursuant to Section 6.1 or 6.2 for an Underwritten Offering, the Issuer and each Holder of Registrable Securities shall, if requested by the Demanding Holders holding a majority of the Demanding Holders’ Registrable Securities to be included in such Registration or the managing underwriter or underwriters, not effect any public sale or distribution of any securities which are the same as or similar to those being Registered, or any securities convertible into or exchangeable or exercisable for such securities, during the period beginning seven (7) days before, and ending one hundred eighty (180) days (in the event of the Issuer’s IPO) or ninety (90) days (in all other cases) (or such lesser period as may be permitted by such Holders or such managing underwriter or underwriters) after, the effective date of the Registration Statement filed in connection with such Registration (or, in the case of an offering under a Shelf Registration Statement, the date of the closing under the underwriting agreement in connection therewith), to the extent timely notified in writing by a Holder of Registrable Securities covered by such Registration Statement or the managing underwriter or underwriters.  Notwithstanding the foregoing, the Issuer may effect a public sale or distribution of securities of the type described above and during the periods described above if such sale or distribution is made pursuant to Registrations on Form S-4 or S-8 or any successor form to such Forms or as part of any Registration of securities for offering and sale to employees or directors of the Issuer pursuant to any employee stock plan or other employee benefit plan arrangement. The Issuer shall use its reasonable best efforts to obtain from each Holder of restricted securities of the Issuer which securities are the same as or similar to the Registrable Securities being Registered, or any restricted securities convertible into or exchangeable or exercisable for any of such securities, an agreement not to effect any public sale or distribution of such securities during any such period referred to in this paragraph, except as part of any such Registration, if permitted.  Notwithstanding the foregoing, with respect to Holders of Registrable Securities, the restrictions set forth in this Section 6.4(b) shall not apply to (i) securities acquired in the public market subsequent to the IPO, (ii) distributions-in-kind to a Holder’s partners or members and (iii) transfers to Affiliates, but only if such Affiliates agree to be bound by the restrictions herein. Without limiting the foregoing (but subject to Section 6.7), if after the date hereof the Issuer grants any Person (other than a Holder of Registrable Securities) any rights to demand or participate in a Registration, the Issuer agrees that the agreement with respect thereto shall include such Person’s agreement to comply with any black-out period required by this Section 6.4 as if it were a Holder hereunder).

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Section 6.5Registration Procedures.

(a)In connection with the Issuer’s Registration obligations under Sections 6.1, 6.2 and 6.3, the Issuer shall use its reasonable best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended method or methods of distribution thereof as expeditiously as reasonably practicable, and in connection therewith the Issuer shall:

(i)prepare the required Registration Statement including all exhibits and financial statements required under the Securities Act to be filed therewith, and before filing a Registration Statement, Prospectus or any Issuer Free Writing Prospectus, or any amendments or supplements thereto, (x) furnish to the underwriters, if any, and to the Holders of the Registrable Securities covered by such Registration Statement, copies of all documents prepared to be filed, which documents shall be subject to the review of such underwriters and such Holders and their respective counsel and (y) except in the case of a Registration under Section 6.3, not file any Registration Statement, Prospectus or any Issuer Free Writing Prospectus or amendments or supplements thereto to which the Holders of a majority of Registrable Securities, or any Sponsor with Registrable Securities, covered by such Registration Statement or the underwriters, if any, shall reasonably object;

(ii)as soon as reasonably practicable (but no later than thirty (30) days after a request for a Demand Registration or Shelf Registration on Form S-3 (or any successor form or other appropriate form under the Securities Act) or ninety (90) days after a request for a Demand Registration or Shelf Registration on Form S-1 (or any successor form or other appropriate form under the Securities Act)) file with the SEC a Registration Statement relating to the Registrable Securities including all exhibits and financial statements required by the SEC to be filed therewith, and use its reasonable best efforts to cause such Registration Statement to become effective under the Securities Act as soon as practicable;

(iii)prepare and file with the SEC such amendments and post-effective amendments to such Registration Statement and supplements to the Prospectus or any Issuer Free Writing Prospectus as may be (x) reasonably requested by the Holders of a majority of participating Registrable Securities or by any Sponsor or Noteholder Investor with Registrable Securities covered by such Registration Statement, (y) reasonably requested by any participating Holder (to the extent such request relates to information relating to such Holder), or (z) necessary to keep such Registration effective for the period of time required by this Agreement, and comply with provisions of the applicable securities laws with respect to the sale or other disposition of all securities covered by such Registration Statement during such period in accordance with the intended method or methods of disposition by the sellers thereof set forth in such Registration Statement;

(iv)notify the participating Holders of Registrable Securities and the managing underwriter or underwriters, if any, and (if requested) confirm such notice in writing and provide copies of the relevant documents, as soon as reasonably practicable after notice thereof is received by the Issuer (a) when the applicable Registration

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Statement or any amendment thereto has been filed or becomes effective, and when the applicable Prospectus, any amendment or supplement to such Prospectus, any Issuer Free Writing Prospectus or any amendment or supplement to such Issuer Free Writing Prospectus has been filed, (b) of any written comments by the SEC or any request by the SEC or any other federal or state governmental authority for amendments or supplements to such Registration Statement, such Prospectus, such Issuer Free Writing Prospectus or for additional information (whether before or after the effective date of the Registration Statement), (c) of the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or any order by the SEC or any other regulatory authority preventing or suspending the use of any preliminary or final Prospectus or the initiation or threatening of any proceedings for such purposes, (d) if, at any time, the representations and warranties of the Issuer in any applicable underwriting agreement cease to be true and correct in all material respects, and (e) of the receipt by the Issuer of any notification with respect to the suspension of the qualification of the Registrable Securities for offering or sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose;

(v)promptly notify each selling Holder of Registrable Securities and the managing underwriter or underwriters, if any, when the Issuer becomes aware of the happening of any event as a result of which the applicable Registration Statement or the Prospectus included in such Registration Statement (as then in effect) or any Issuer Free Writing Prospectus contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein (in the case of such Prospectus, any preliminary Prospectus or Issuer Free Writing Prospectus, in light of the circumstances under which they were made) not misleading, when any Issuer Free Writing Prospectus includes information that may conflict with the information contained in the Registration Statement, or, if for any other reason it shall be necessary during such time period to amend or supplement such Registration Statement, Prospectus or Issuer Free Writing Prospectus in order to comply with the Securities Act and, in either case as promptly as reasonably practicable thereafter, prepare and file with the SEC, and furnish without charge to the selling Holders and the managing underwriter or underwriters, if any, an amendment or supplement to such Registration Statement, Prospectus or Issuer Free Writing Prospectus which shall correct such misstatement or omission or effect such compliance;

(vi)use its reasonable best efforts to prevent, or obtain the withdrawal of, any stop order or other order or notice preventing or suspending the use of any preliminary or final Prospectus or any Issuer Free Writing Prospectus;

(vii)promptly incorporate in a Prospectus supplement, Issuer Free Writing Prospectus or post-effective amendment such information as the managing underwriter or underwriters and the Holders of a majority of Registrable Securities being sold agree should be included therein relating to the plan of distribution with respect to such Registrable Securities; and make all required filings of such Prospectus supplement, Issuer Free Writing Prospectus or post-effective amendment as soon as reasonably practicable after being notified of the matters to be incorporated in such Prospectus supplement, Issuer Free Writing Prospectus or post-effective amendment;

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(viii)furnish to each selling Holder of Registrable Securities and each underwriter, if any, without charge, as many conformed copies as such Holder or underwriter may reasonably request of the applicable Registration Statement and any amendment or post-effective amendment thereto, including financial statements and schedules, all documents incorporated therein by reference and all exhibits (including those incorporated by reference);

(ix)deliver to each selling Holder of Registrable Securities and each underwriter, if any, without charge, as many copies of the applicable Prospectus (including each preliminary prospectus) and any amendment or supplement thereto, each Issuer Free Writing Prospectus and such other documents as such Holder or underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities by such Holder or underwriter (it being understood that the Issuer shall consent to the use of such Prospectus or any Issuer Free Writing Prospectus or any amendment or supplement thereto by each of the selling Holders of Registrable Securities and the underwriters, if any, in connection with the offering and sale of the Registrable Securities covered by such Prospectus or any amendment or supplement thereto or Issuer Free Writing Prospectus);

(x)on or prior to the date on which the applicable Registration Statement becomes effective, use its reasonable best efforts to register or qualify, and cooperate with the selling Holders of Registrable Securities, the managing underwriter or underwriters, if any, and their respective counsel, in connection with the registration or qualification of such Registrable Securities for offer and sale under the securities or “Blue Sky” laws of each state and other jurisdiction of the United States as any such selling Holder or managing underwriter or underwriters, if any, or their respective counsel reasonably request in writing and do any and all other acts or things reasonably necessary or advisable to keep such registration or qualification in effect for such period as required by Section 6.1(d) or Section 6.2(b), as applicable, provided that the Issuer shall not be required to qualify generally to do business in any jurisdiction where it is not then so qualified or to take any action which would subject it to taxation or general service of process in any such jurisdiction where it is not then so subject;

(xi)cooperate with the selling Holders of Registrable Securities and the managing underwriter or underwriters, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold and not bearing any restrictive legends; and enable such Registrable Securities to be in such denominations and registered in such names as the managing underwriters may request at least two (2) Business Days prior to any sale of Registrable Securities to the underwriters;

(xii)use its reasonable best efforts to cause the Registrable Securities covered by the applicable Registration Statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the seller or sellers thereof or the underwriter or underwriters, if any, to consummate the disposition of such Registrable Securities;

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(xiii)not later than the effective date of the applicable Registration Statement, provide a CUSIP number for all Registrable Securities and provide the applicable transfer agent with printed certificates for the Registrable Securities which are in a form eligible for deposit with The Depository Trust Company;

(xiv)make such representations and warranties to the Holders of Registrable Securities being registered, and the underwriters or agents, if any, in form, substance and scope as are customarily made by issuers in underwritten public offerings similar to the offering then being undertaken;

(xv)enter into such customary agreements (including underwriting and indemnification agreements) and take all such other actions as the Holders of at least a majority of any Registrable Securities being sold, any participating Sponsor or the managing underwriter or underwriters, if any, reasonably request in order to expedite or facilitate the registration and disposition of such Registrable Securities;

(xvi)obtain for delivery to the Holders of Registrable Securities being registered and to the underwriter or underwriters, if any, an opinion or opinions from counsel for the Issuer dated the most recent effective date of the Registration Statement or, in the event of an Underwritten Offering, the date of the closing under the underwriting agreement, in customary form, scope and substance, which opinions shall be reasonably satisfactory to such Holders or underwriters, as the case may be, and their respective counsel;

(xvii)in the case of an Underwritten Offering, obtain for delivery to the Issuer and the managing underwriter or underwriters, with copies to the Holders of Registrable Securities included in such Registration, a cold comfort letter from the Issuer’s independent certified public accountants (and, if necessary, any other independent certified public accountants of any subsidiary of the Issuer or any business acquired by the Issuer for which financial statements and financial data are, or are required to be, included in the Registration Statement) in customary form and covering such matters of the type customarily covered by cold comfort letters as the managing underwriter or underwriters reasonably request, dated the date of execution of the underwriting agreement and brought down to the closing under the underwriting agreement;

(xviii)cooperate with each seller of Registrable Securities and each underwriter, if any, participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with FINRA;

(xix)use its reasonable best efforts to comply with all applicable securities laws and make available to its security holders, as soon as reasonably practicable, an earnings statement satisfying the provisions of Section 11(a) of the Securities Act and the rules and regulations promulgated thereunder;

(xx)provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by the applicable Registration Statement from and after a date not later than the effective date of such Registration Statement;

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(xxi)use its best efforts to cause all (i) Issuer Shares and Registrable Securities (if any) to be offered and sold by the Issuer and the selling Holders (if applicable) in connection with the IPO to be authorized to be listed on a national securities exchange and (ii) Registrable Securities covered by the applicable Registration Statement to be listed on each securities exchange on which any of the Issuer’s equity securities are then listed or quoted and on each inter-dealer quotation system on which any of the Issuer’s equity securities are then quoted;

(xxii)make available upon reasonable notice at reasonable times and for reasonable periods for inspection by a representative appointed by the majority of the Holders of Registrable Securities covered by the applicable Registration Statement, by any underwriter participating in any disposition to be effected pursuant to such Registration Statement and by any attorney, accountant or other agent retained by such Holders or any such underwriter, all pertinent financial and other records, pertinent corporate documents and properties of the Issuer, and cause all of the Issuer’s officers, directors and employees and the independent public accountants who have certified its financial statements to make themselves available to discuss the business of the Issuer and to supply all information reasonably requested by any such Person in connection with such Registration Statement as shall be necessary to enable them to exercise their due diligence responsibility; provided, however, that any such Person gaining access to information regarding the Issuer pursuant to this Section 6.5(a)(xxii) shall agree to hold in strict confidence and shall not make any disclosure or use any information regarding the Issuer which the Issuer determines in good faith to be confidential, and of which determination such Person is notified, unless (v) the release of such information is requested or required (by deposition, interrogatory, requests for information or documents by a governmental entity, subpoena or similar process), (w) disclosure of such information, in the opinion of counsel to such Person, is otherwise required by law, (x) such information is or becomes publicly known other than through a breach of this or any other agreement of which such Person has knowledge, (y) such information is or becomes available to such Person on a non-confidential basis from a source other than the Issuer or (z) such information is independently developed by such Person;

(xxiii)in the case of an Underwritten Offering, cause the senior executive officers of the Issuer to participate in the customary “road show” presentations that may be reasonably requested by the managing underwriter or underwriters in any such offering and otherwise to facilitate, cooperate with, and participate in each proposed offering contemplated herein and customary selling efforts related thereto;

(xxiv)take no direct or indirect action prohibited by Regulation M under the Exchange Act;

(xxv)take all reasonable action to ensure that any Issuer Free Writing Prospectus utilized in connection with any registration covered by Section 6.1, 6.2 or 6.3 complies in all material respects with the Securities Act, is filed in accordance with the Securities Act to the extent required thereby, is retained in accordance with the Securities Act to the extent required thereby and, when taken together with the related Prospectus, will not contain any untrue statement of a material fact or omit to state a material fact

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necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and

(xxvi)take all such other commercially reasonable actions as are necessary or advisable in order to expedite or facilitate the disposition of such Registrable Securities.

(b)To the extent the Issuer is eligible under the relevant provisions of Rule 430B under the Securities Act, if the Issuer files any Shelf Registration Statement, the Issuer shall include in such Shelf Registration Statement such disclosures as may be required by Rule 430B under the Securities Act (referring to the unnamed selling security holders in a generic manner by identifying the initial offering of the securities to the Holders) in order to ensure that the Holders may be added to such Shelf Registration Statement at a later time through the filing of a prospectus supplement rather than a post-effective amendment.

(c)The Issuer may require each seller of Registrable Securities as to which any Registration is being effected to furnish to the Issuer such information regarding the distribution of such securities and such other information relating to such Holder and its ownership of Registrable Securities as the Issuer may from time to time reasonably request in writing and the Issuer may exclude from such registration the Registrable Securities of any such Holder who unreasonably fails to furnish such information within a reasonable time after receiving such request.  Each Holder of Registrable Securities agrees to furnish such information to the Issuer and to cooperate with the Issuer as reasonably necessary to enable the Issuer to comply with the provisions of this Agreement.

(d)Each Holder of Registrable Securities agrees that, upon receipt of any notice from the Issuer of the happening of any event of the kind described in Section 6.5(a)(v), such holder will forthwith discontinue disposition of Registrable Securities pursuant to such Registration Statement until such Holder’s receipt of the copies of the supplemented or amended Prospectus or Issuer Free Writing Prospectus, as the case may be, contemplated by Section 6.5(a)(v), or until such Holder is advised in writing by the Issuer that the use of the Prospectus or Issuer Free Writing Prospectus, as the case may be, may be resumed, and has received copies of any additional or supplemental filings that are incorporated by reference in the Prospectus or such Issuer Free Writing Prospectus or any amendments or supplements thereto and if so directed by the Issuer, such Holder shall deliver to the Issuer (at the Issuer’s expense) all copies, other than permanent file copies then in such Holder’s possession, of the Prospectus or any Issuer Free Writing Prospectus covering such Registrable Securities current at the time of receipt of such notice.  In the event the Issuer shall give any such notice, the period during which the applicable Registration Statement is required to be maintained effective shall be extended by the number of days during the period from and including the date of the giving of such notice to and including the date when each seller of Registrable Securities covered by such Registration Statement either receives the copies of the supplemented or amended Prospectus or such Issuer Free Writing Prospectus contemplated by Section 6.5(a)(v) or is advised in writing by the Issuer that the use of the Prospectus may be resumed.

(e)If any Registration Statement or comparable statement under the “Blue Sky” laws refers to any Holder by name or otherwise as the Holder of any securities of the Issuer, then such Holder shall have the right to require (i) the insertion therein of language, in

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form and substance satisfactory to such Holder and the Issuer, to the effect that the holding by such Holder of such securities is not to be construed as a recommendation by such Holder of the investment quality of the Issuer’s securities covered thereby and that such holding does not imply that such Holder will assist in meeting any future financial requirements of the Issuer, or (ii) in the event that such reference to such Holder by name or otherwise is not in the judgment of the Issuer, as advised by counsel, required by the Securities Act or any similar federal statute or any “Blue Sky” or securities law then in force, the deletion of the reference to such Holder.

(f)Holders may seek to register different types of Registrable Securities simultaneously and the Issuer shall use its reasonable best efforts to effect such Registration and sale in accordance with the intended method or methods of disposition specified by such Holders.

Section 6.6Underwritten Offerings.

(a)Shelf and Demand Registrations.  If requested by the underwriters for any Underwritten Offering requested by Holders of Registrable Securities pursuant to a Registration under Section 6.1 or Section 6.2, the Issuer shall enter into an underwriting agreement with such underwriters for such offering, such agreement to be reasonably satisfactory in substance and form to the Issuer, TPG and LGP (if it is seeking to participate in such Underwritten Offering and as long as LGP and its Affiliates then hold the Demand Threshold Amount) and the underwriters, and to contain such representations and warranties by the Issuer and such other terms as are generally prevailing in agreements of that type, including indemnities no less favorable to the recipient thereof than those provided in Section 6.9.  The Holders of the Registrable Securities proposed to be distributed by such underwriters shall cooperate with the Issuer in the negotiation of the underwriting agreement and shall give consideration to the reasonable suggestions of the Issuer regarding the form thereof.  Such Holders of Registrable Securities to be distributed by such underwriters shall be parties to such underwriting agreement, which underwriting agreement shall (i) contain such representations and warranties by, and the other agreements on the part of, the Issuer to and for the benefit of such Holders of Registrable Securities as are customarily made by issuers to selling stockholders in underwritten public offerings similar to the applicable Underwritten Offering and (ii) provide that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement also shall be conditions precedent to the obligations of such Holders of Registrable Securities.  Any such Holder of Registrable Securities shall not be required to make any representations or warranties to or agreements with the Issuer or the underwriters other than representations, warranties or agreements regarding such Holder, such Holder’s title to the Registrable Securities, such Holder’s intended method of distribution and any other representations required to be made by the Holder under applicable law, and the aggregate amount of the liability of such Holder shall not exceed such Holder’s net proceeds from such Underwritten Offering.

(b)Piggyback Registrations.  If the Issuer proposes to register any of its securities under the Securities Act as contemplated by Section 6.3 and such securities are to be distributed in an Underwritten Offering through one or more underwriters, the Issuer shall, if requested by any Holder of Registrable Securities pursuant to Section 6.3 and subject to the provisions of Sections 6.3(b), use its reasonable best efforts to arrange for such underwriters to include on the same terms and conditions that apply to the other sellers in such Registration all

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the Registrable Securities to be offered and sold by such Holder among the securities of the Issuer to be distributed by such underwriters in such Registration.  The Holders of Registrable Securities to be distributed by such underwriters shall be parties to the underwriting agreement between the Issuer and such underwriters, which underwriting agreement shall (i) contain such representations and warranties by, and the other agreements on the part of, the Issuer to and for the benefit of such Holders of Registrable Securities as are customarily made by issuers to selling stockholders in secondary underwritten public offerings and (ii) provide that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement also shall be conditions precedent to the obligations of such Holders of Registrable Securities.  Any such Holder of Registrable Securities shall not be required to make any representations or warranties to or agreements with the Issuer or the underwriters other than representations, warranties or agreements regarding such Holder, such Holder’s title to the Registrable Securities and such Holder’s intended method of distribution or any other representations required to be made by the Holder under applicable law, and the aggregate amount of the liability of such Holder shall not exceed such Holder’s net proceeds from such Underwritten Offering.

(c)Participation in Underwritten Registrations.  Subject to the provisions of Section 6.6(a) and (b) above, no Person may participate in any Underwritten Offering hereunder unless such Person (i) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements approved by the Persons entitled to approve such arrangements and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements.

(d)Price and Underwriting Discounts.  In the case of an Underwritten Offering under Section 6.1 or 6.2, the price, underwriting discount and other financial terms for the Registrable Securities shall be determined by TPG and LGP (if it is seeking to participate in such Underwritten Offering and as long as LGP and its Affiliates then hold the Demand Threshold Amount).  In addition, in the case of any Underwritten Offering, each of the Holders may withdraw their request to participate in the Registration pursuant to Section 6.1, 6.2 or 6.3 after being advised of such price, discount and other terms and shall not be required to enter into any agreements or documentation that would require otherwise.

Section 6.7No Inconsistent Agreements; Additional Rights. The Issuer shall not hereafter enter into, and is not currently a party to, any agreement with respect to its securities which is inconsistent with the rights granted to the Holders of Registrable Securities by this Agreement.  Without the consent of the Majority TPG Investors, the Issuer shall not enter into any agreement granting registration or similar rights to any Person, and hereby represents and warrants that, as of the date hereof, no registration or similar rights have been granted to any other Person other than pursuant to this Agreement and the Management Stockholders’ Agreement.

Section 6.8Registration Expenses. All expenses incident to the Issuer’s performance of or compliance with this Agreement shall be paid by the Issuer, including (i) all registration and filing fees, and any other fees and expenses associated with filings required to be made with the SEC or FINRA, (ii) all fees and expenses in connection with compliance with any securities or “Blue Sky” laws, (iii) all printing, duplicating, word processing, messenger, telephone,

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facsimile and delivery expenses (including expenses of printing certificates for the Registrable Securities in a form eligible for deposit with The Depository Trust Company and of printing prospectuses and Issuer Free Writing Prospectuses), (iv) all fees and disbursements of counsel for the Issuer and of all independent certified public accountants of the Issuer (including the expenses of any special audit and cold comfort letters required by or incident to such performance), (v) Securities Act liability insurance or similar insurance if the Issuer so desires or the underwriters so require in accordance with then-customary underwriting practice, (vi) all fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange or quotation of the Registrable Securities on any inter-dealer quotation system, (vii) all applicable rating agency fees with respect to the Registrable Securities, (viii) all reasonable and documented fees and disbursements of legal counsel for each Sponsor and MD Investor and one (1) legal counsel to the Noteholder Investors, in each case participating in such Registration, (ix) all fees and expenses of accountants selected by the Holders of a majority of the Registrable Securities being registered, (x) any reasonable fees and disbursements of underwriters customarily paid by issuers or sellers of securities, (xi) all fees and expenses of any special experts or other Persons retained by the Issuer in connection with any Registration, (xii) all of the Issuer’s internal expenses (including all salaries and expenses of its officers and employees performing legal or accounting duties) and (xiii) all expenses related to the “road-show” for any Underwritten Offering (including the reasonable out-of-pocket expenses of TPG, LGP, the MD Investors and the Noteholder Investors), including all travel, meals and lodging.  All such expenses are referred to herein as “Registration Expenses.”  The Issuer shall not be required to pay any fees and disbursements to underwriters not customarily paid by the issuers of securities in an offering similar to the applicable Underwritten Offering, including underwriting discounts and commissions and transfer taxes, if any, attributable to the sale of Registrable Securities.

Section 6.9Indemnification.

(a)Indemnification by the Issuer.  The Issuer shall indemnify and hold harmless, to the full extent permitted by law, each Holder of Registrable Securities, each shareholder, member, limited or general partner thereof, each shareholder, member, limited or general partner of each such shareholder, member, limited or general partner, each of their respective Affiliates, officers, directors, shareholders, employees, advisors, and agents and each Person who controls (within the meaning of the Securities Act or the Exchange Act) such Persons and each of their respective Representatives from and against any and all losses, penalties, judgments, suits, costs, claims, damages, liabilities and expenses, joint or several (including reasonable costs of investigation and legal expenses) (each, a “Loss” and collectively “Losses”) arising out of or based upon (i) any untrue or alleged untrue statement of a material fact contained in any Registration Statement under which such Registrable Securities were Registered under the Securities Act (including any final, preliminary or summary Prospectus contained therein or any amendment thereof or supplement thereto or any documents incorporated by reference therein), or any other disclosure document produced by or on behalf of the Issuer or any of its subsidiaries including, without limitation, reports and other documents filed under the Exchange Act or any Issuer Free Writing Prospectus or amendment thereof or supplement thereto, (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, preliminary Prospectus or any Issuer Free Writing Prospectus in light of the circumstances under

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which they were made) not misleading or (iii) any actions or inactions or proceedings in respect of the foregoing whether or not such indemnified party is a party thereto.  This indemnity shall be in addition to any liability the Issuer may otherwise have.  Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Holder or any indemnified party and shall survive the transfer of such securities by such Holder.  The Issuer shall also indemnify underwriters, selling brokers, dealer managers and similar securities industry professionals participating in the distribution, their officers and directors and each Person who controls such Persons (within the meaning of the Securities Act and the Exchange Act) to the same extent as provided above with respect to the indemnification of the indemnified parties.

(b)Indemnification by the Selling Holder of Registrable Securities.  Each selling Holder of Registrable Securities agrees (severally and not jointly) to indemnify and hold harmless, to the fullest extent permitted by law, the Issuer, its directors and officers and each Person who controls the Issuer (within the meaning of the Securities Act or the Exchange Act) from and against any Losses resulting from (i) any untrue statement of a material fact in any Registration Statement under which such Registrable Securities were Registered under the Securities Act (including any final, preliminary or summary Prospectus contained therein or any amendment thereof or supplement thereto or any documents incorporated by reference therein or any Issuer Free Writing Prospectus or amendment thereof or supplement thereto), or (ii) any omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, preliminary Prospectus or any Issuer Free Writing Prospectus, in light of the circumstances under which they were made) not misleading, to the extent, but only to the extent, that such untrue statement or omission is contained in any information furnished in writing by such selling Holder to the Issuer specifically for inclusion in such Registration Statement and has not been corrected in a subsequent writing prior to or concurrently with the sale of the Registrable Securities to the Person asserting the claim.  In no event shall the liability of any selling Holder of Registrable Securities hereunder be greater in amount than the dollar amount of the net proceeds received by such Holder from the sale of Registrable Securities giving rise to such indemnification obligation less any amounts paid by such Holder pursuant to Section 6.9(d).  The Issuer shall be entitled to receive indemnities from underwriters, selling brokers, dealer managers and similar securities industry professionals participating in the distribution, to the same extent as provided above (with appropriate modification) with respect to information furnished in writing by such Persons specifically for inclusion in any Prospectus or Registration Statement.

(c)Conduct of Indemnification Proceedings.  Any Person entitled to indemnification hereunder shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that any delay or failure to so notify the indemnifying party shall relieve the indemnifying party of its obligations hereunder only to the extent, if at all, that it is actually and materially prejudiced by reason of such delay or failure) and (ii) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided, however, that any Person entitled to indemnification hereunder shall have the right to select and employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such Person unless (i) the indemnifying party has agreed in writing to pay such fees or expenses, (ii) the indemnifying party shall have failed to assume the defense of such claim

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within a reasonable time after receipt of notice of such claim from the Person entitled to indemnification hereunder and employ counsel reasonably satisfactory to such Person, (iii) the indemnified party has reasonably concluded (based upon advice of its counsel) that there may be legal defenses available to it or other indemnified parties that are different from or in addition to those available to the indemnifying party, or (iv) in the reasonable judgment of any such Person (based upon advice of its counsel) a conflict of interest may exist between such Person and the indemnifying party with respect to such claims (in which case, if the Person notifies the indemnifying party in writing that such Person elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such claim on behalf of such Person).  If the indemnifying party assumes the defense, the indemnifying party shall not have the right to settle such action without the consent of the indemnified party.  No indemnifying party shall consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of an unconditional release from all liability in respect to such claim or litigation without the prior written consent of such indemnified party. If such defense is not assumed by the indemnifying party, the indemnifying party will not be subject to any liability for any settlement made without its prior written consent, but such consent may not be unreasonably withheld.  It is understood that the indemnifying party or parties shall not, except as specifically set forth in this Section 6.9(c), in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees, disbursements or other charges of more than one separate firm admitted to practice in such jurisdiction at any one time unless (x) the employment of more than one counsel has been authorized in writing by the indemnifying party or parties, (y) an indemnified party has reasonably concluded (based on the advice of counsel) that there may be legal defenses available to it that are different from or in addition to those available to the other indemnified parties or (z) a conflict or potential conflict exists or may exist (based upon advice of counsel to an indemnified party) between such indemnified party and the other indemnified parties, in each of which cases the indemnifying party shall be obligated to pay the reasonable fees and expenses of such additional counsel or counsels.

(d)Contribution.  If for any reason the indemnification provided for in paragraphs (a) and (b) of this Section 6.9 is unavailable to an indemnified party (other than as a result of exceptions contained in paragraphs (a) and (b) of this Section 6.9) or insufficient in respect of any Losses referred to therein, then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such Loss in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party or parties on the other hand in connection with the acts, statements or omissions that resulted in such Losses, as well as any other relevant equitable considerations.  In connection with any Registration Statement filed with the SEC by the Issuer, the relative fault of the indemnifying party on the one hand and the indemnified party on the other hand shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.  The parties hereto agree that it would not be just or equitable if contribution pursuant to this Section 6.9(d) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to

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in this Section 6.9(d).  No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.  The amount paid or payable by an indemnified party as a result of the Losses referred to in Sections 6.9(a) and 6.9(b) shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim.  Notwithstanding the provisions of this Section 6.9(d), in connection with any Registration Statement filed by the Issuer, a selling Holder of Registrable Securities shall not be required to contribute any amount in excess of the dollar amount of the net proceeds received by such holder from the sale of Registrable Securities giving rise to such contribution obligation less any amounts paid by such Holder pursuant to Section 6.9(b).  If indemnification is available under this Section 6.9, the indemnifying parties shall indemnify each indemnified party to the full extent provided in Sections 6.9(a) and 6.9(b) hereof without regard to the provisions of this Section 6.9(d).  The remedies provided for in this Section 6.9 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.

Section 6.10Rules 144 and 144A and Regulation S. After the IPO, the Issuer shall file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder (or, if the Issuer is not required to file such reports, it will, upon the request of any Holder of Registrable Securities, make publicly available such necessary information for so long as necessary to permit sales that would otherwise be permitted by this agreement pursuant to Rule 144, Rule 144A or Regulation S under the Securities Act, as such Rules may be amended from time to time or any similar rule or regulation hereafter adopted by the SEC), and it will take such further action as any Holder of Registrable Securities may reasonably request, all to the extent required from time to time to enable such Holder to sell Registrable Securities without Registration under the Securities Act in transactions that would otherwise be permitted by this agreement and within the limitation of the exemptions provided by (i) Rules 144, 144A or Regulation S under the Securities Act, as such Rules may be amended from time to time, or (ii) any similar rule or regulation hereafter adopted by the SEC.  Upon the request of any Holder of Registrable Securities, the Issuer will deliver to such Holder a written statement as to whether it has complied with such requirements and, if not, the specifics thereof.

Section 6.11Termination. The registration rights provided for in this Article VI shall terminate upon the expiration of the Shelf Period, except for the provisions of Sections 6.9 and 6.10, which shall survive any such termination.

Section 6.12Existing Registration Statements. Notwithstanding anything herein to the contrary and subject to applicable law and regulation, the Issuer may satisfy any obligation hereunder to file a Registration Statement or to have a Registration Statement become effective by a specified date by designating, by notice to the Holders, a registration statement that previously has been filed with the SEC or become effective, as the case may be, as the relevant Registration Statement for purposes of satisfying such obligation, and all references to any such obligation shall be construed accordingly; provided that such previously filed registration statement may be amended to add the number of Registrable Securities, and, to the extent necessary, to identify as selling stockholders those Holders demanding the filing of a

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Registration Statement pursuant to the terms of this Agreement.  To the extent this Agreement refers to the filing or effectiveness of other registration statements by or at a specified time and the Issuer has, in lieu of then filing such registration statements or having such registration statements become effective, designated a previously filed or effective registration statement as the relevant registration statement for such purposes in accordance with the preceding sentence, such references shall be construed to refer to such designated registration statement.

Section 6.13Lock-Up. In connection with each underwritten public offering each Stockholder agrees to become bound by and to execute and deliver such lock-up agreement with the underwriter(s) of such public offering restricting such Stockholder’s right to (a) Transfer, directly or indirectly, any Company Shares or any securities convertible into or exercisable or exchangeable for such Company Shares or (b) enter into any swap or other arrangement that transfers to another any of the economic consequences of ownership of Company Shares, as is entered into by any participating Sponsor or MD Investor with the underwriter(s) of such Public Offering (the “Principal Lock-Up Agreement”); provided, however, that no Stockholder shall be required to enter into a lock-up agreement covering a period of greater than 90 days (180 days in the case of the IPO) following the effectiveness of the related registration statement plus such additional period of up to 17 days as may be required by the underwriters to satisfy FINRA regulations and permit the managing underwriters’ analysts to publish research updates.  Notwithstanding the foregoing, such lock-up agreement shall not apply to (i) transactions relating to shares of Company Shares or other securities acquired in open market transactions after the completion of the IPO and (ii) Transfers to Permitted Transferees of such Stockholder in accordance with the terms of this Agreement, which shall include, for the avoidance of doubt, distributions of shares to limited partners of any Sponsor, provided such limited partners shall be subject to restrictions on further Transfers.

Section 6.14Alternative IPO Entities. In the event that the Company, Intermediate Holdings or J. Crew elect to effect an underwritten public offering of equity securities of any of their respective parent entities or subsidiaries (each such entity, an “Alternative IPO Entity”) rather than the equity securities of the Company, Intermediate Holdings or J. Crew, whether as a result of a reorganization or otherwise, the Company, Intermediate Holdings or J. Crew (as applicable) shall cause any such Alternative IPO Entity to enter into an agreement with the Sponsors that provides the Sponsors with registration rights with respect to the equity securities of such Alternative IPO Entity that are substantially the same as, and in any event no less favorable in the aggregate to, the registration rights provided to the Sponsors in this Agreement.

Article VII

GENERAL PROVISIONS

Section 7.1Merger with J. Crew.  In the event of any merger, statutory share exchange or other business combination of the Company with Intermediate Holdings, J. Crew or any of J. Crew’s subsidiaries, (i) each of the Stockholders and Intermediate Holdings or J. Crew (or, if different, the surviving entity of the merger) shall execute a shareholders’ agreement with terms that are equivalent to this Agreement (including the registration rights provided for in Article VI hereof); provided that such shareholders’ agreement shall terminate upon the same terms and conditions as provided herein and (ii) the Company shall cause any registration rights held by the

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Company in respect of any securities of Intermediate Holdings or J. Crew (or, if different, the surviving entity of the merger) distributed by the Company to be assigned to the Stockholders pro rata in accordance with the Purchase Price Value of the aggregate Company Shares held by such Stockholder.

Section 7.2Information Rights.

(a)Financial Information.  The Company will furnish TPG and LGP, so long as such Sponsor holds Company Shares and each Noteholder Investor, so long as the Noteholder Investors collectively hold at least five percent (5%) of the outstanding Company Shares, the following:

(i)As soon as available, and in any event within 90 days after the end of each fiscal year of the Company, the consolidated balance sheet of the Company and its subsidiaries (or of either Intermediate Holdings and its subsidiaries) as at the end of each such fiscal year and the consolidated statements of income, cash flows and changes in stockholders’ equity for such year of the Company and its subsidiaries (or of either Intermediate Holdings and its subsidiaries), setting forth in each case in comparative form the figures for the next preceding fiscal year, accompanied by the report of independent certified public accountants of recognized national standing, to the effect that, except as set forth therein, such consolidated financial statements have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior years and fairly present in all material respects the financial condition of the Company and its subsidiaries (or of either Intermediate Holdings and its subsidiaries) at the dates thereof and the results of their operations and changes in their cash flows and stockholders’ equity for the periods covered thereby.

(ii)As soon as available, and in any event within 30 days after the end of each fiscal quarter of the Company, the consolidated balance sheet of the Company and its subsidiaries (or of either Intermediate Holdings and its subsidiaries) as at the end of such quarter and the consolidated statements of income, cash flows and changes in stockholders’ equity for such quarter and the portion of the fiscal year then ended of the Company and its subsidiaries (or of either Intermediate Holdings and its subsidiaries), setting forth in each case the figures for the corresponding periods of the previous fiscal year in comparative form, all in reasonable detail.

(b)To the extent permitted by, and not inconsistent with, applicable Law, the Company will furnish to TPG and LGP, so long as such Sponsor holds Company Shares, regularly reported financial information (e.g. comparable store sales figures) and such other information as the Majority TPG Investors or Majority LGP Investors may reasonably request or any other information that is delivered by the Company or the Board of Directors to TPG.

(c)Access to Information and Consultation Rights.  Upon the request of TPG (which, for the avoidance of doubt, will include a request of TPG Chinos Co-Invest, L.P.) or LGP, so long as such Sponsor holds Company Shares, such Sponsor and any representatives of such shall have (i) reasonable access (at reasonable times and upon reasonable notice) to all executive officers and accountants of the Company and its subsidiaries and (ii) reasonable access

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(at reasonable times and upon reasonable notice) to all premises, properties, books, records (including tax records), contracts, financial and operating data and information and documents pertaining to the Company and its subsidiaries and make copies of such books, records, contracts, data, information and documents as such Sponsor or its representatives may reasonably request.

Section 7.3Waiver by Stockholders. The rights and obligations contained in this Agreement are in addition to the relevant provisions of the Articles in force from time to time and shall be construed to comply with such provisions.  To the extent that this Agreement is determined to be in contravention of the Articles, this Agreement shall constitute a waiver by each Stockholder, to the fullest extent permissible under applicable laws, of any right such Stockholder may have pursuant to the Articles that is inconsistent with this Agreement and the Stockholders and the Company shall take all Necessary Action to effect an amendment of the Articles, to the extent permissible under applicable law, in order to resolve such contravention.

Section 7.4Assignment; Benefit.

(a)The rights and obligations hereunder shall not be assignable without the prior written consent of the other parties hereto except as provided under Article IV.  Any attempted assignment of rights or obligations in violation of this Section 7.4 shall be null and void.

(b)This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, and their respective successors and permitted assigns, and there shall be no third-party beneficiaries to this Agreement other than (i) the indemnitees under Section 6.9, (ii) the Fund Indemnitors under Section 3.1(i) and 3.1(k) and (iii) the holders of Series A Preferred under Section 3.1(a).

Section 7.5Freedom to Pursue Opportunities. The parties expressly acknowledge and agree that: (i) each Stockholder, Sponsor Director and Affiliated Officer of the Company has the right to, and shall have no duty (contractual or otherwise, other than provisions of applicable law that may not be waived) not to, (x) directly or indirectly engage in the same or similar business activities or lines of business as the Company, Intermediate Holdings, J. Crew or any of their subsidiaries, including those deemed to be competing with the Company, Intermediate Holdings, J. Crew or any of their subsidiaries, or (y) directly or indirectly do business with any client, customer or supplier of the Company, Intermediate Holdings, J. Crew or any of their subsidiaries; and (ii) in the event that a Stockholder, Sponsor Director or Affiliated Officer of the Company acquires knowledge of a potential transaction or matter that may be a corporate opportunity for the Company, Intermediate Holdings, J. Crew or any of their subsidiaries and such Stockholder or any other Person, the Stockholder, Sponsor Director and Affiliated Officer of the Company shall have no duty (contractual or otherwise, other than provisions of applicable law that may not be waived) to communicate or present such corporate opportunity to the Company, Intermediate Holdings, J. Crew or any of their subsidiaries, as the case may be, and, notwithstanding any provision of this Agreement to the contrary, shall not be liable to the Company, Intermediate Holdings or J. Crew or their respective Affiliates or Stockholders for breach of any duty (contractual or otherwise, other than provisions of applicable law that may not be waived) by reason of the fact that such Stockholder, Sponsor Director or Affiliated

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Officer, directly or indirectly, pursues or acquires such opportunity for itself, directs such opportunity to another Person, or does not present such opportunity to the Company, Intermediate Holdings, J. Crew or any of their subsidiaries.

Section 7.6Publicity and Confidentiality. Each Stockholder shall keep confidential this Agreement, the transactions contemplated hereby and any non-public information received pursuant to this Agreement and shall not disclose, issue any press release or otherwise make any public statement in connection therewith without the prior written consent of the other Sponsors (not to be unreasonably withheld); provided that such Stockholder may disclose any such information (i) as has become generally available to the public, (ii) to its employees and professional advisers who need to know such information and agree to keep it confidential, (iii) to the extent required in order to comply with reporting obligations to its partners, members, or other equity holders (including the employees and professional advisors of such equity holders) who have agreed (subject to customary exceptions) to keep such information confidential, (iv) to persons who have expressed a bona fide interest in becoming limited partners, members or other equity holders in such Stockholder or its related investment funds, in each case who have agreed to keep such information confidential, (v) to the extent necessary in order to comply with any law, order, regulation, ruling or stock exchange rules applicable to such Stockholder and (vi) as may be required in response to any summons or subpoena or in connection with any litigation, it being agreed that, unless such information has been generally available to the public, if such information is being requested pursuant to a summons or subpoena or a discovery request in connection with a litigation, (x) such Stockholder shall, to the extent permitted by applicable law, give the Company notice of such request and shall cooperate with the Company at the Company’s request so that the Company may, in its discretion, seek a protective order or other appropriate remedy, if available, and (y) in the event that such protective order is not obtained (or sought by the Company after notice), such Stockholder (a) shall furnish only that portion of the information which, in accordance with the advice of counsel, is legally required to be furnished and (b) will exercise its reasonable efforts to obtain assurances that confidential treatment will be accorded such information.

Section 7.7Termination.

(a)If not otherwise stipulated, this Agreement shall terminate automatically (without any action by any party hereto) as to each Stockholder when such Stockholder ceases to hold any Company Shares.

(b)Upon termination of this Agreement, unless otherwise agreed, the parties hereto shall take all Necessary Action to amend the Articles to remove any provisions that are in such documents solely due to the existence of this Agreement.

Section 7.8Severability. In the event that any provision of this Agreement shall be invalid, illegal or unenforceable such provision shall be construed by limiting it so as to be valid, legal and enforceable to the maximum extent provided by law and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 7.9Entire Agreement; Amendment. (a)  This Agreement (together with the Management Stockholders’ Agreement, the Management Services Agreement and the Sponsor

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Management Services Agreement) sets forth the entire understanding and agreement between the parties with respect to the transactions contemplated herein and supersedes and replaces any prior understanding, agreement or statement of intent, in each case written or oral, of any kind and every nature with respect hereto.  No provision of this Agreement may be amended, modified or waived in whole or in part at any time without the express written consent of the Majority TPG Investors and the holders of a Majority in Interest of Company Shares; provided that (i)  the prior written consent of the Majority LGP Investors shall be required for any amendment, modification or waiver that would be adverse to LGP in a manner disproportionate relative to TPG, (ii) the prior written consent of the Majority MD Investors shall be required for any amendment, modification or waiver that would be adverse to the MD Investors in a manner disproportionate relative to TPG, (iii) the prior written consent of the Majority Noteholder Investors shall be required for any amendment, modification or waiver that would be adverse to the Noteholder Investors in a manner disproportionate relative to TPG, and (iv) the prior written consent of the holders of the Majority in Interest of the Other Investor Shares shall be required for any amendment, modification or waiver that would have a disproportionate adverse effect on the rights of holders of Other Investor Shares under this Agreement.  Except as set forth above, there are no other agreements with respect to the governance of the Company between any Stockholders or any of their Affiliates.

(b)No waiver of any breach of any of the terms of this Agreement shall be effective unless such waiver is expressly made in writing and executed and delivered by the party against whom such waiver is claimed.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.  Except as otherwise expressly provided herein, no failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Section 7.10Counterparts. This Agreement may be executed in any number of separate counterparts each of which when so executed shall be deemed to be an original and all of which together shall constitute one and the same agreement.

Section 7.11Notices. Unless otherwise specified herein, all notices, consents, approvals, reports, designations, requests, waivers, elections and other communications authorized or required to be given pursuant to this Agreement shall be in writing and shall be given, made or delivered by personal hand-delivery, by facsimile transmission, by electronic mail, by mailing the same in a sealed envelope, registered first-class mail, postage prepaid, return receipt requested, or by air courier guaranteeing overnight delivery (and such notice shall be deemed to have been duly given, made or delivered (a) on the date received, if delivered by personal hand delivery, (b) on the date received, if delivered by facsimile transmission, by electronic mail or by registered first-class mail prior to 5:00 p.m. prevailing local time on a Business Day, or if delivered after 5:00 p.m. prevailing local time on a Business Day or on other than a Business Day, on the first Business Day thereafter and (c) two (2) Business Days after being sent by air courier guaranteeing overnight delivery), addressed to the Stockholder at the

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following addresses (or at such other address for a Stockholder as shall be specified by like notice):

(i)if to TPG, to:

TPG Capital, L.P.
301 Commerce Street

Suite 3300

Fort Worth, TX  76102

Attention:            Adam Fliss

Facsimile:            415-438-6893

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP
The Prudential Tower
800 Boylston Street
Boston, Massachusetts  02119
Attention:  Alfred O. Rose, Esq.
       Julie H. Jones, Esq.

Facsimile:  617-951-7050

(ii)if to LGP, to:

Leonard Green & Partners

11111 Santa Monica Boulevard Suite 2000

Los Angeles, CA 90025

Attention: James D. Halper

      Todd M. Purdy

Facsimile: 310-954-0404

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

885 Third Avenue

New York, NY 10022

Attention:  Howard A. Sobel, Esq.

       Jason Silvera, Esq.

Facsimile:  212-751-4864

(iii) if to the Company or Intermediate Holdings to:

TPG Capital, L.P.
301 Commerce Street

Suite 3300

Fort Worth, TX  76102

Attention:            Adam Fliss

Facsimile:            415-438-6893

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with a copy (which shall not constitute notice) to:

Ropes & Gray LLP
The Prudential Tower
800 Boylston Street
Boston, Massachusetts  02119
Attention:  Alfred O. Rose, Esq.
       Julie H. Jones, Esq.

Facsimile:  617-951-7050

(iv)if to J. Crew to:

J. Crew Group Inc.

770 Broadway 12th Floor

New York, NY 10003
Attention: General Counsel
Facsimile: 203-845-5302

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP
The Prudential Tower
800 Boylston Street
Boston, Massachusetts  02119
Attention:  Alfred O. Rose, Esq.
       Julie H. Jones, Esq.

Facsimile:  617-951-7050

(v)If to the MD Investors:

Millard S. Drexler

c/o J. Crew Group Inc.

770 Broadway 12th Floor

New York, NY 10003

Attention: General Counsel

Facsimile: 203-845-5302

with a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY  10019

Attention:  Jack H. Nusbaum, Esq.

Adam M. Turteltaub, Esq.

Facsimile:  212-728-9060/212-728-9129

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Section 7.12Governing Law. THIS AGREEMENT AND ANY RELATED DISPUTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE.

Section 7.13Jurisdiction. ANY ACTION OR PROCEEDING AGAINST THE PARTIES RELATING IN ANY WAY TO THIS AGREEMENT MAY BE BROUGHT EXCLUSIVELY IN THE COURTS OF THE STATE OF DELAWARE OR (TO THE EXTENT SUBJECT MATTER JURISDICTION EXISTS THEREFORE) THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE, AND THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF BOTH SUCH COURTS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING.  ANY ACTIONS OR PROCEEDINGS TO ENFORCE A JUDGMENT ISSUED BY ONE OF THE FOREGOING COURTS MAY BE ENFORCED IN ANY JURISDICTION.

Section 7.14Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH SHAREHOLDER WAIVES, AND COVENANTS THAT SUCH PARTY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM OR PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH THE DEALINGS OF ANY SHAREHOLDER OR THE COMPANY IN CONNECTION WITH ANY OF THE ABOVE, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT, TORT OR OTHERWISE.  The Company or any Stockholder may file an original counterpart or a copy of this Section 7.14 with any court as written evidence of the consent of the Stockholders to the waiver of their rights to trial by jury. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THIS SECTION 7.14 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.  ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 7.14 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

Section 7.15Specific Performance. It is hereby agreed and acknowledged that it will be impossible to measure in money the damages that would be suffered if the parties fail to comply with any of the obligations herein imposed on them by this Agreement and that, in the event of any such failure, an aggrieved party will be irreparably damaged and will not have an adequate remedy at law.  Any such party shall, therefore, be entitled (in addition to any other remedy to which such party may be entitled at law or in equity) to injunctive relief, including specific performance, to enforce such obligations, without the posting of any bond, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

Section 7.16J. Crew Liability.  J. Crew and Intermediate Holdings agree that each shall be jointly and severally liable with the Company with respect to all of the Company’s payment

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and other obligations hereunder, including any payments for any breach by the Company of the provisions hereof and any indemnification obligations hereunder.

Section 7.17Management Stockholders’ Agreement. It is hereby agreed and acknowledged that any approval, consent or action required or permitted by the Majority Principal Investors (as such term is defined in the Management Stockholders’ Agreement) in respect of any matter under the Management Stockholders’ Agreement (a “Majority Investor Matter”) shall require the approval, consent or action of the Sponsors holding a  Majority in Interest of the Company Shares held by the Sponsors unless the consent or approval of any Sponsor or any different proportion of Sponsors relating to any such Majority Investor Matter is specified in this Agreement, in which case the approval, consent or action by the Majority Principal Investors in respect of such Majority Investor Matter shall require the approval or consent of such Sponsor or such proportion of Sponsors, as the case may be.  For the avoidance of doubt (i) for purposes of Section 2.1(a) of the Management Stockholders’ Agreement, the specification of the number of members of the board of directors by the Majority Principal Investors shall be subject to Section 3.1(a), (ii) for purposes of Section 2.1(b) of the Management Stockholders’ Agreement, the  specification of directors by the Majority Principal Investors shall be subject to Section 3.1 and (iii) with respect to any amendment, modification, extension, termination or waiver contemplated by Section 9.2 of the Management Stockholders’ Agreement, the Majority Principal Investors shall be subject to Section 7.9(a).

Section 7.18Subsequent Acquisition of Shares. Any equity securities of the Company acquired subsequent to the date hereof by a Stockholder shall be subject to the terms and conditions of this Agreement and shall be deemed for all purposes hereof to be Sponsor Shares, Other Investor Shares or MD Investor Shares hereunder of like kind with the Company Shares then held by the acquiring holder.

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

CHINOS HOLDINGS, INC.

By: ______________________________
Name: Title:
J. CREW GROUP, INC.

By: ______________________________
Name: Title:
CHINOS INTERMEDIATE HOLDINGS A, INC.
By: ______________________________ Name: Title:
CHINOS INTERMEDIATE HOLDINGS B, INC.
By: ______________________________ Name: Title:
[NEWCO]
By: ______________________________ Name: Title:

Stockholders’ Agreement

TPG CHINOS, L.P.
By: TPG Advisors VI, Inc., its General Partner
By: ______________________________
Name: Ronald Cami Title: Vice President
TPG CHINOS CO-INVEST, L.P.
By: TPG Advisors VI, Inc., its General Partner By: ______________________________ Name: Ronald Cami Title: Vice President

Stockholders’ Agreement

GREEN EQUITY INVESTORS V, L.P.

By: GEI CAPITAL V, LLC, its General Partner

By:____________________________________
Name:
Title:

GREEN EQUITY INVESTORS SIDE V, L.P.

By: GEI CAPITAL V, LLC, its General Partner

By:____________________________________
Name:
Title:

LGP CHINO COINVEST LLC

By: Leonard Green & Partners, L.P., its Manager

By:_______________________________
Name:
Title:

Stockholders’ Agreement

_______________________

Millard S. Drexler

THE DREXLER FAMILY REVOCABLE TRUST

By:_____________________

      Name:

      Title:

THE MILLARD S. DREXLER 2009 GRANTOR

RETAINED ANNUITY TRUST #1

By:_____________________

      Name:

      Title:

THE MILLARD S. DREXLER 2009 GRANTOR

RETAINED ANNUITY TRUST #2

By:_____________________

      Name:

      Title:

Stockholders’ Agreement

EXHIBIT A

(Form of Joinder Agreement)

Stockholders’ Agreement

Exhibit 1

Joinder Agreement

FORM OF JOINDER AGREEMENT FOR CONSENTING CREDITORS

This Joinder Agreement to the Restructuring Support Agreement, dated as of [_______], 2017 (as amended, supplemented or otherwise modified from time to time, the “Agreement”), by and among the Company and the Consenting Creditors, each as defined in the Agreement, is executed and delivered by ________________________________ (the “Joining Party”) as of ______________, 2017.  Each capitalized term used herein but not otherwise defined shall have the meaning set forth in the Agreement.

1.Agreement to be Bound.  The Joining Party hereby agrees to be bound by all of the terms of the Agreement, a copy of which is attached to this Joinder Agreement as Annex I (as the same has been or may be hereafter amended, restated or otherwise modified from time to time in accordance with the provisions hereof).  The Joining Party shall hereafter be deemed to be a “Consenting Creditor” and a “Party” for all purposes under the Agreement and with respect to any and all Claims held by such Joining Party.

2.Representations and Warranties.  With respect to the aggregate principal amount of PIK Notes or Term Loans set forth below its name on the signature page hereto, the Joining Party hereby makes the representations and warranties of the Consenting Creditors set forth in Section 9 of the Agreement to each other Party to the Agreement.

3.Governing Law.  This Joinder Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to any conflict of laws provisions which would require the application of the law of any other jurisdiction.

[Signature Page Follows]

IN WITNESS WHEREOF, the Joining Party has caused this Joinder to be executed as of the date first written above.

[CONSENTING CREDITOR]

By: Name: Title:
Principal Amount of the PIK Notes: $_____________Principal Amount of Term Loans: $_____________

Notice Address:

Fax:
Attention:
Email:

Acknowledged:

J. CREW GROUP, INC. (on behalf of the Company)

By: Name: Title:

2